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INDEX TO FINANCIAL STATEMENTS

Filed pursuant to Rule 424(b)(3)
Registration No. 333-224409

YOUR VOTE IS VERY IMPORTANT

           On April 6, 2018, Ashford Inc., a Maryland corporation ("AINC," the "Company," "we," "us," or "our"), entered into a Combination Agreement (the "Combination Agreement") with Monty J. Bennett, the Company's Chairman and Chief Executive Officer, and Archie Bennett, Jr., Monty J. Bennett's father (collectively, the "Bennetts"); Remington Holdings, L.P., a Delaware limited partnership ("Remington"); Remington Holdings GP, LLC, a Delaware limited liability company and the general partner of Remington (the "General Partner"); Project Management LLC, a Maryland limited liability company and wholly owned subsidiary of Remington ("PM LLC"); MJB Investments, LP, which is wholly owned by Monty J. Bennett ("MJB Investments"); Mark A. Sharkey; Ashford Holding Corp., a Maryland corporation and wholly owned subsidiary of the Company ("New Holdco"); and Ashford Merger Sub Inc., a Maryland corporation and wholly owned subsidiary of New Holdco ("Merger Sub").

           To effect the transactions contemplated by the Combination Agreement, as described under "The Transaction Documents" (the "Transactions"), Merger Sub will merge with and into the Company, with the Company surviving and becoming a wholly owned subsidiary of New Holdco and, by virtue of such Merger, each issued and outstanding share of common stock of the Company, par value $0.01, will be converted into one share of common stock, par value $0.01 of New Holdco (the "Merger"). Prior to the consummation of the Merger, Remington and certain of its affiliates will (i) transfer the project management business conducted by certain affiliates of Remington prior to the closing of the Transactions, including construction management, interior design, architectural oversight, and the purchasing, expediting, warehousing coordination, freight management, and supervision of installation of furniture, fixtures, and equipment, and related services (the "Project Management Business") to PM LLC, and (ii) transfer 100% of the equity interests in PM LLC (the "PM LLC Transferred Securities") to Archie Bennett, Jr., MJB Investments and Mark A. Sharkey (collectively, the "Remington Sellers") (clauses (i) and (ii), collectively, the "PM Formation Transaction"). Immediately following the consummation of the PM Formation Transaction and the effectiveness of the Merger, the Remington Sellers will transfer to New Holdco the PM LLC Transferred Securities in exchange for the consideration provided in the Combination Agreement (the "PM Contribution") pursuant to a Contribution Agreement, dated as of the closing date of the Merger (the "PM Contribution Agreement"), among the Remington Sellers and New Holdco. As consideration in exchange for the PM LLC Transferred Securities and immediately following the effectiveness of the Merger, New Holdco will issue 8,120,000 shares of its voting convertible preferred stock as described under "The Transaction Documents—Series B Preferred Stock" to the Remington Sellers. Such preferred stock, referred to as the "Series B Preferred Stock" will be convertible into shares of common stock of New Holdco. The issuance of the shares of Series B Preferred Stock, and the potential conversion of the Series B Preferred Stock into common stock of New Holdco, which would constitute more than 20% of the outstanding shares of common stock of New Holdco, may constitute a change of control under the rules of the NYSE American LLC. Accordingly, the issuance of the Series B Preferred Stock (and the common stock into which such shares are convertible), the potential change of control resulting from such issuances and the fact that a portion of such issuances are being made to affiliates of the Company and New Holdco is required to be approved by the stockholders of the Company under the rules of NYSE American LLC for listed companies and such actions and event are referred to in this proxy statement/prospectus as the "Issuance Proposal." In light of the structure of the Merger, under Maryland law, the Merger does not require approval by the Company's stockholders in order to be consummated.

           The Company's board of directors formed a special committee (the "Special Committee") consisting of two independent and disinterested directors to evaluate and negotiate the Transaction Documents (as defined in this proxy statement/prospectus) and all of the Transactions contemplated thereby. The Special Committee unanimously determined that the Transaction Documents and the Transactions are advisable, fair to, and in the best interests of the Company and its stockholders (other than the Bennetts) and recommended that (i) the independent members of the board of directors approve and adopt the Transaction Documents and the Transactions, and (ii) our stockholders, to the extent required by applicable law or the terms of the Company's listing on the NYSE American LLC approve and adopt the Transaction Documents and the Transactions.

           Following the recommendation of the Special Committee, the Company's board of directors unanimously (with Monty J. Bennett and J. Robison Hays, III recusing themselves due to Monty J. Bennett's interest in the Transactions and Mr. Hays' status as an executive officer of the Company who reports to Monty J. Bennett), (i) determined that the Transaction Documents and the Transactions were advisable, fair to and in the best interests of the Company and its stockholders (other than the Bennetts), (ii) approved and adopted the Combination Agreement, the other Transaction Documents and the Transactions, and (iii) resolved to recommend that the Company's stockholders vote to approve and adopt the Transaction Documents and the Transactions to the extent required by applicable law or the terms of the Company's listing on the NYSE American LLC.

           At a special meeting of stockholders of the Company to be held on August 7, 2018 (the "Special Meeting"), the Company's stockholders will be asked to: (i) approve the Issuance Proposal; and (ii) approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies to approve the Issuance Proposal. Approval of the Issuance Proposal and the adjournment of the Special Meeting each requires the affirmative vote of a majority of the total votes cast on such proposal.

           The board of directors (with Monty J. Bennett and J. Robison Hays, III recusing themselves) unanimously recommends that stockholders vote "FOR" the approval of the Issuance Proposal and the adjournment of the Special Meeting. In considering the recommendation of the board of directors, you should be aware that some of the Company's directors and executive officers have interests in the Transactions that are different from, or in addition to, the interests of the stockholders generally, as discussed in more detail under "Interests of the Company's Directors and Executive Officers in the Transactions; Potential Conflicts of Interest." Monty J. Bennett, who is our Chairman and Chief Executive Officer, and his father, Archie Bennett, Jr., beneficially own, directly or indirectly, 100% of Remington.

           We encourage you to read the accompanying proxy statement/prospectus carefully as it sets forth the specifics of the Combination Agreement and certain other Transaction Documents, the Transactions, and other important information, including the section entitled "Risk Factors" beginning on page 22.

           Regardless of the number of shares of the Company's common stock that you own, your vote is important. As of March 31, 2018, the Bennetts beneficially owned or controlled 14.8% of the outstanding voting common stock of the Company and have informed the Company that they intend to vote or cause to be voted such common stock in favor of the Issuance Proposal.

Sincerely,

Monty J. Bennett Chief Executive Officer and Chairman of the Board of Directors

           Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved these securities, passed upon the merits or fairness of these securities or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

           The accompanying proxy statement/prospectus is dated July 12, 2018, and, together with the enclosed form of proxy, is first being mailed to stockholders on or about July 12, 2018.

Notice of Special Meeting of Stockholders of
Ashford Inc.

Meeting Date:	August 7, 2018
Meeting Time:	9:00 a.m., Central time
Location:	Dallas/Fort Worth Airport Marriott 8440 Freeport Parkway Irving, Texas 75063

Agenda:

1.
Approval of the Issuance Proposal; and

2.
Adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies to approve the Issuance Proposal.

Record Date:

        You may vote at the Special Meeting of Stockholders the shares of common stock of which you were the holder of record at the close of business on June 29, 2018.

Review this proxy statement/prospectus and vote in one of the four ways:

  •
  In person:  Attend the special meeting and vote by ballot.

  •
  By telephone:  Call the telephone number and follow the instructions on your proxy card.

  •
  Via the internet:  Go to the website address shown on your proxy card and follow the instructions on the website.

  •
  By mail:  Mark, sign, date and return the enclosed proxy card in the postage-paid envelope.

By order of the Board of Directors,

Deric S. Eubanks, Chief Financial Officer
14185 Dallas Parkway, Suite 1100 Dallas, Texas 75254 July 12, 2018

i

INDEX TO FINANCIAL STATEMENTS OF ASHFORD INC.

ANNEXES

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 7, 2018.

        The Company's Proxy Statement for the Special Meeting of Stockholders, which is a part of this combined Proxy Statement/Prospectus, is available at www.ashfordinc.com by clicking "INVESTORS," then "Financial Reports & SEC Filings," and then "Special Meeting Material." The information contained on our website is expressly not incorporated by reference into this proxy statement/prospectus.

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This document is a combined proxy statement and prospectus. It is a prospectus because you are being offered shares of a newly formed company, New Holdco, which will be the holding company for Ashford Inc. and has been formed to enable Ashford Inc. to acquire the Project Management Business in conjunction with the consummation of the Transactions. If the Transactions are consummated, each share of our Company that you now hold will be converted into one share of New Holdco Common Stock, which shares of New Holdco Common Stock will be listed on the NYSE American LLC and the class of New Holdco Common Stock will be registered under Section 12(b) of the Exchange Act at the effective time of the Merger. In accordance with the provisions of the Securities Act and the rules and regulations of the SEC thereunder (the "Securities Act Rules"), we are required to register those shares of New Holdco under the Securities Act for offer and sale to you. This proxy statement/prospectus is a part of the Registration Statement on Form S-4 that New Holdco has filed with the SEC to effect that registration. Because we are soliciting your proxy to vote on the approval of the Issuance Proposal, this proxy statement/prospectus must comply with the SEC's proxy rules under Section 14(a) of the Exchange Act and be filed with the SEC as a proxy statement of Ashford Inc.

        In this proxy statement/prospectus, unless otherwise indicated or as the context otherwise requires:

  •
  "we," "our," "us," "Ashford," "AINC," and the "Company" refer to Ashford Inc. (NYSE American LLC: AINC), a Maryland corporation;

  •
  "Ashford LLC" refers to Ashford Hospitality Advisors LLC, a Delaware limited liability company and our subsidiary;

  •
  "Ashford Trust" refers to Ashford Hospitality Trust, Inc. (NYSE: AHT), a Maryland corporation and real estate investment trust ("REIT") from which we were spun off in November 2014;

  •
  "Board of Directors," "board of directors" or "Board" means the board of directors of Ashford Inc. unless the context otherwise requires;

  •
  "Braemar" refers to Braemar Hotels & Resorts Inc. (NYSE: BHR), a Maryland corporation and REIT that was spun off from Ashford Trust in November 2013 (formerly known as "Ashford Hospitality Prime, Inc.");

  •
  "Code" refers to the Internal Revenue Code of 1986, as amended;

  •
  "Cost Sharing Agreement" refers to the cost sharing agreement among Remington (or its subsidiaries), PM LLC, and New Holdco (or its subsidiaries), pursuant to which Remington (or its subsidiaries) will provide specified services (including certain human resources and information technology services) to New Holdco (or its subsidiaries) and PM LLC will reimburse Remington (or its subsidiaries) for the provision of such services, based on an agreed upon allocation methodology of actual costs and in accordance with past practices;

  •
  "Exchange Act" refers to the Securities Exchange Act of 1934, as amended;

  •
  "Issuance Proposal" refers to the issuance of the Series B Preferred Stock (and the shares of New Holdco Common Stock into which such shares are convertible, which would constitute more than 20% of the outstanding shares of New Holdco Common Stock), the potential change of control resulting from such issuances and the fact that a portion of such issuances are being made to affiliates of the Company and New Holdco;

  •
  "Merger and Registration Rights Agreement" refers to the merger and registration rights agreement among the Company, New Holdco, and Merger Sub, the form of which is included with this proxy statement/prospectus as Annex E;

  •
  "Merger Sub" refers to Ashford Merger Sub Inc., a Maryland corporation and wholly owned subsidiary of New Holdco;

  •
  "New Holdco" refers to, prior to the consummation of the Transactions, Ashford Holding Corp., a Maryland corporation and wholly owned subsidiary of Ashford Inc. and, following the consummation of the Transactions, the companies collectively;

  •
  "New Holdco Common Stock" refers to the authorized voting common stock of New Holdco, par value $0.01 per share;

  •
  "New Holdco Preferred Stock" refers to the shares of voting preferred stock of New Holdco, par value $25 per share, convertible into shares of New Holdco Common Stock, as authorized by the Articles Supplementary;

  •
  "New Holdco Restructuring Agreement" refers to the restructuring agreement among New Holdco, the Company and certain other parties thereto, setting forth the terms and conditions upon which New Holdco will restructure its businesses following the consummation of the Merger and the PM Formation Transaction;

  •
  "NYSE" refers to the New York Stock Exchange LLC, the stock exchange on which shares of the common stock of Ashford Trust and the common stock of Braemar are listed for trading;

  •
  "NYSE American" refers to the NYSE American LLC, the stock exchange formerly known as "NYSE MKT" on which shares of our common stock are listed for trading;

  •
  "PM Companies" refers to Remington Hotels, Remington Lodging & Hospitality, LLC, a Delaware limited liability company and property management and project management company ("Remington L&H"), and, at or prior to the closing of the Transactions, PM LLC, and their respective subsidiaries;

  •
  "PM LLC" refers to Project Management LLC, a Maryland limited liability company and wholly owned subsidiary of Remington;

  •
  "PM Parties" refers to Monty J. Bennett, Archie Bennett, Jr. and Remington;

  •
  "Project Management Business" means the project management business conducted by certain affiliates of Remington prior to the closing of the Transactions, including construction management, interior design, architectural oversight, and the purchasing, expediting, warehousing coordination, freight management, and supervision of installation of furniture, fixtures, and equipment, and related services;

  •
  "Remington" refers to Remington Holdings, L.P., a Delaware limited partnership, which owns Remington L&H. Monty J. Bennett, our Chief Executive Officer and Chairman of the Board, and his father, Archie Bennett, Jr., Chairman Emeritus of Ashford Trust, beneficially own, directly or indirectly, 100% of Remington. Monty J. Bennett also serves as the Chief Executive Officer of Remington, Chairman of Ashford Trust and Chairman of Braemar;

  •
  "Remington Sellers" refers to Archie Bennett, Jr., MJB Investments, LP and Mark A. Sharkey;

  •
  "SEC" refers to the U.S. Securities and Exchange Commission;

  •
  "Securities Act" refers to the Securities Act of 1933, as amended;

  •
  "Special Meeting" refers to the Special Meeting of Stockholders of the Company to be held on August 7, 2018;

  •
  "Transaction Documents" refer to the Combination Agreement (as described under "The Transaction Documents—Combination Agreement"), the New Holdco Articles of Incorporation, the New Holdco Preferred Stock Articles Supplementary (as described under "The Transaction

    Documents—Series B Preferred Stock"), the PM LLC Certificate of Formation, the Merger Sub Articles of Incorporation, the PM Contribution Agreement, the Merger and Registration Rights Agreement, the Investor Rights Agreement (as described under "The Transaction Documents—Investor Rights Agreement"), the Cost Sharing Agreement, the New Holdco Restructuring Agreement, and the PM Formation Agreement; and

  •
  "Transactions" refers to all of the transactions contemplated by the Combination Agreement and the other Transaction Documents.

        We, together with Ashford LLC, serve as external advisor to each of Ashford Trust and Braemar. In this proxy statement/prospectus, we refer to Ashford Inc. and Ashford LLC collectively as "advisor."

        As a part of the Merger, the Company will also amend its charter to change its legal name to Ashford OAINC Inc., immediately after which Ashford Holding Corp. will amend its charter to change its legal name to Ashford Inc. This will be the legal corporate name of Ashford Holding Corp., the publicly traded entity, after the effective time of the Merger.

        The Company has not authorized anyone to give any information or make any representation about the Transactions and the Company that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone else distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies are unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies. All information in this document concerning the Company has been furnished by the Company.

v

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that are subject to risks and uncertainties. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. These forward looking statements include information about possible, estimated or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Forward looking statements are generally identifiable by use of forward looking terminology such as "may," "will," "should," "potential," "intend," "expect," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Additionally, statements regarding the following subjects are forward-looking by their nature:

  •
  our business and investment strategy;

  •
  our projected operating results;

  •
  our ability to obtain future financing arrangements;

  •
  our understanding of our competition;

  •
  market trends;

  •
  projected capital expenditures;

  •
  the impact of technology on our operations and business;

  •
  general volatility of the capital markets, the general economy or the hospitality industry, whether the result of market events or otherwise, and the market price of our securities;

  •
  availability, terms, and deployment of capital;

  •
  changes in our industry and the market in which we operate, interest rates, or local economic conditions;

  •
  the degree and nature of our competition;

  •
  availability of qualified personnel; and

  •
  risks associated with business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized.

        Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. Additionally, the following factors could cause actual results to vary from our forward-looking statements:

  •
  the factors discussed in this proxy statement/prospectus, including those set forth under the titles "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations;"

  •
  general volatility of the capital markets, the general economy or the hospitality industry, whether the result of market events or otherwise, and the market price of our securities;

  •
  availability, terms, and deployment of capital;

  •
  the degree and nature of our competition;

  •
  actual and potential conflicts of interest with or between Braemar and Ashford Trust, our executive officers and our non-independent directors;

  •
  changes in governmental regulations, accounting rules, tax rates and similar matters; and

  •
  legislative and regulatory changes.

        When considering forward looking statements, you should keep in mind the risk factors and other cautionary statements in this proxy statement/prospectus. The matters summarized under "Risk Factors" and elsewhere in this proxy statement/prospectus could cause our actual results and performance to differ significantly from those contained in our forward looking statements. Accordingly, we cannot guarantee future results or performance. Readers are cautioned not to place undue reliance on any of these forward looking statements, which reflect our views as of the date of this proxy statement/prospectus. Furthermore, we do not intend to update any of our forward looking statements after the date of this proxy statement/prospectus to conform these statements to actual results and performance, except as may be required by applicable law.

SUMMARY

        This summary highlights selected information contained in this proxy statement/prospectus and does not contain all the information that may be important to you. The Company urges you to read carefully this proxy statement/prospectus in its entirety, including the Annexes.

        This summary relates to:

  •
  the terms of the Transactions;

  •
  the shares of the common stock of New Holdco which you will be entitled to receive in respect of your shares of our common stock if the Merger is consummated; and

  •
  the solicitation of your proxy to vote your shares of our common stock at the Special Meeting with respect to the Issuance Proposal.

The Principal Parties

  Ashford

  Ashford Inc.
  14185 Dallas Parkway, Suite 1100
  Dallas, Texas 75254
  Telephone: (972) 490-9600
  http://www.ashfordinc.com

        Ashford Inc. is a Maryland corporation formed on April 2, 2014 that provides asset management, advisory and other products and services primarily to clients in the hospitality industry. Ashford Inc. currently provides asset management and advisory services to Ashford Trust and Braemar. Ashford Trust commenced operating in August 2003 and is focused on investing in full-service hotels in the upscale and upper upscale segments in the U.S. that have revenue per available room ("RevPAR") generally less than twice the U.S. national average. Braemar invests primarily in luxury hotels and resorts with RevPAR of at least twice the U.S. national average. Braemar became a publicly traded company in November 2013 upon the completion of its spin-off from Ashford Trust. Each of Ashford Trust and Braemar is a real estate investment trust ("REIT") as defined in the Code, and the common stock of each of Ashford Trust and Braemar is traded on the NYSE. The common stock of Ashford Inc. is listed on the NYSE American. As of March 31, 2018, Ashford Trust held approximately 598,000 shares of Ashford Inc. common stock, which represented an approximate 28.4% ownership interest in Ashford Inc. As of March 31, 2018, Braemar held approximately 195,000 shares of Ashford Inc. common stock, which represented an approximate 9.2% ownership interest in Ashford Inc.

        In our capacity as the advisor to Ashford Trust and Braemar, we are responsible for implementing the investment strategies and managing the day-to-day operations of Ashford Trust and Braemar, in each case subject to the supervision and oversight of the respective board of directors of such entity. We provide the personnel and services necessary to allow each of Ashford Trust and Braemar to conduct its respective business. We may also perform similar functions for new or additional platforms. We are not responsible for managing the day-to-day operations of the individual hotel properties owned by either Ashford Trust or Braemar, which duties are the responsibility of the hotel management companies that operate the hotel properties owned by Ashford Trust and Braemar.

        We conduct our advisory business primarily through an operating entity, Ashford LLC. We conduct our hospitality products and services business primarily through an operating entity, Ashford Hospitality Services LLC ("Ashford Services"). We own our assets through Ashford LLC and Ashford Services. We have not previously engaged in project management operations of the type we propose to acquire in the Transactions.

        We recently formed New Holdco and Merger Sub, in connection with entering into the Transactions described in this proxy statement/prospectus.

  Remington

  Remington Holdings, L.P.
  14185 Dallas Parkway, Suite 1150
  Dallas, Texas 75254
  Telephone: (972) 980-2700
  http://www.remingtonhotels.com

        Remington was formed in December 2008, and is a hotel property and project management company. The services that Remington provides include (i) property management services, which consist of the day-to-day operations of hotels; (ii) project management services, which consist of construction management, interior design, architectural oversight, and the purchasing, expediting, warehousing, freight management, installation and supervision of furniture, fixtures, and equipment, and related services; and (iii) development services, which consist of building hotel properties or constructing hotel improvements.

        We have entered into a mutual exclusivity agreement with Remington pursuant to which we agreed to utilize Remington to provide all property management, project management and development services for all hotels, if any, that we may acquire in the future, as well as all hotels that future companies that we advise may acquire, to the extent that we have the right, or control the right, to direct such matters. We are not required to utilize Remington to provide such services, however, if our independent directors either (i) unanimously vote not to utilize Remington for such services or (ii) based on special circumstances or past performance, by a majority vote elect not to engage Remington because our independent directors have determined that it would be in our best interest not to engage Remington or that another company could perform the duties materially better. In exchange for our agreement to engage Remington for such services, Remington has agreed to grant to any such companies advised by us a right of first refusal to purchase any investments identified by Remington and any of its affiliates that meet the initial investment criteria of such entities, as identified in the advisory agreement between us and such entities, subject to any prior rights granted by Remington to other entities, including Ashford Trust, Braemar and us. In connection with the consummation of the Transactions contemplated by the Combination Agreement, we and Remington expect (a) to amend and restate the mutual exclusivity agreement such that we will still agree to use Remington to provide only all property management services (and not project management and development services) for all hotels, if any, that we may acquire in the future, as well as all hotels that future companies that we advise may acquire, to the extent that we have the right, or control the right, to direct such matters (subject to the same exceptions with respect to votes of our independent directors as are currently contained in the mutual exclusivity agreement) and (b) Remington and its affiliates will assign their rights under the mutual exclusivity agreement with respect to project management and development services to PM LLC.

  Monty J. Bennett and Archie Bennett, Jr.

        Monty J. Bennett has served as our Chief Executive Officer since our formation and has served as Chairman of the Board of Directors since November 2014. As of March 31, 2018, he was the direct or indirect beneficial owner of 12.6% of our outstanding common stock (assuming all of his common units are converted into shares of our common stock and his vested options are exercised). Monty J. Bennett is the Chairman of the Board of Directors of each of Ashford Trust and Braemar, and as of March 31, 2018, he was the direct or indirect beneficial owner of 5.8% of the outstanding shares of common stock (assuming all of Mr. Bennett's common units are converted into common shares) of Ashford Trust and 5.0% of the outstanding common stock (assuming all of Mr. Bennett's common units are converted into common shares) of Braemar. He is also a 50% direct or indirect beneficial owner of Remington and the Chief Executive Officer of Remington.

        As a result, Monty J. Bennett's duties to us as a director and officer may conflict with his duties to, and economic interest in, Remington, Ashford Trust and Braemar.

        Archie Bennett, Jr. served as Chairman of Ashford Trust from its formation in 2003 until January 2013, when he assumed the role of Chairman Emeritus of Ashford Trust. As of March 31, 2018, he was the beneficial owner of 3.6% of our outstanding shares of common stock, 4.3% of the outstanding shares of common stock of Ashford Trust and 3.4% of the outstanding common stock of Braemar (assuming all of Archie Bennett, Jr.'s common units in all companies are converted into common shares of the respective companies' common stock). Archie Bennett, Jr. is a 50% direct or indirect beneficial owner of Remington and the father of Monty J. Bennett.

        Because of the conflicts of interest that may arise out of the relationships among the Bennetts, the Company, Remington and each of their respective affiliates, many of the responsibilities of the Board of Directors with respect to the Transaction Documents and the Transactions were delegated to independent directors, as discussed below and under "Certain Relationships and Related Person Transactions—Conflict of Interest Policies."

Ownership of the Company, Ashford Trust and Braemar

        The Bennetts' beneficial ownership of shares of the Company, Ashford Trust and Braemar and the ownership of the Company, Ashford Trust and Braemar by and among such entities as of March 31, 2018 is set forth below. For additional information, see "Certain Relationships and Related Person Transactions."

(1)
Includes common stock, common units and vested options.

(2)
Excludes potential shares issued from our deferred compensation plan.

(3)
Excludes unvested stock options.

(4)
Excludes performance LTIPs and LTIPs.

Overview of the Transactions and the Combination Agreement

        On April 6, 2018, the Company entered into the Combination Agreement with: the Bennetts; Remington; the General Partner; PM LLC; MJB Investments; Mark A. Sharkey; New Holdco; and Merger Sub.

        Under the terms of the Combination Agreement, the Company, through New Holdco, will acquire the PM LLC Transferred Securities from the Remington Sellers for the consideration described below. Upon consummation of the Merger, the Merger Sub will merge with and into the Company, with the Company surviving and becoming a wholly owned subsidiary of New Holdco. The New Holdco Common Stock will be listed on the NYSE American LLC and the class of New Holdco Common Stock will be registered under Section 12(b) of the Exchange Act at the effective time of the Merger. By virtue of the Merger and the rules of the SEC under the Exchange Act, New Holdco will become the successor registrant to the Company under the Exchange Act and obligated to file reports under Section 13(a) of the Exchange Act. Prior to the consummation of the Merger, Remington and certain of its affiliates will (i) transfer the Project Management Business to PM LLC (which will conduct that project management business after such transfer and after the acquisition of PM LLC by New Holdco), and (ii) cause 100% of the securities of PM LLC (the "PM LLC Transferred Securities") to be transferred to the Remington Sellers (clause (i) and clause (ii), collectively, the "PM Formation Transaction"). Immediately following the consummation of the PM Formation Transaction and the effectiveness of the Merger, the Remington Sellers will transfer to New Holdco 100% of the PM LLC Transferred Securities in exchange for the consideration as described below, pursuant to the PM Contribution Agreement.

        In consideration of the contribution of the PM LLC Transferred Securities, the Remington Sellers will receive aggregate consideration (the "Aggregate Consideration") of $203,000,000 consisting of 8,120,000 shares of Series B Convertible Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), of New Holdco, with a liquidation preference of $25 per share. In the event the closing of the Transactions occurs, New Holdco will also pay up to an aggregate of $5,000,000 of (i) the transaction expenses incurred or funded by Remington or the PM Companies (on behalf of themselves or their affiliates) in connection with the Transactions, including, among other things, one-half of all filing and other similar fees payable in connection with any filings or submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (ii) any bonus and other payments (including applicable taxes in respect thereof) made to employees and agents of the PM Companies in connection with the closing of the Transactions.

        For additional information, see "The Transaction Documents."

Treatment of the Company's Common Stock

        As a result of the Merger, at the effective time of the Merger (the "Effective Time"), each issued and outstanding share of the common stock of the Company will be converted into one share of the common stock of New Holdco, which shares will be validly issued, fully paid and non-assessable. The shares of common stock of New Holdco will have the same rights and privileges as the shares of common stock of the Company now issued and outstanding and held by the Company's stockholders, and the charters of the Company and New Holdco will be identical until, following the effectiveness of the Merger, the charter of New Holdco is supplemented to authorize the Series B Preferred Stock. New Holdco intends to submit a listing application to the NYSE American seeking the listing of such shares of common stock of New Holdco for trading on the NYSE American and the approval of such application by the NYSE American is a condition precedent to the consummation of the Merger. At the Effective Time, the New Holdco Common Stock will be listed on the NYSE American for trading and the class of the New Holdco Common Stock will be registered under Section 12(b) of the Exchange Act.

        For additional information, see "The Transaction Documents."

Corporate Structure

        The simplified corporate structure of the Company as of March 31, 2018 is set forth below.

(1)
Includes common stock, common units and vested options.

(2)
Excludes potential shares issued from deferred compensation plan.

(3)
Excludes unvested stock options.

        The following shows a simplified structure of the structure of the Company before and immediately after the Merger.

        The simplified corporate structure of the Company after consummation of the Transactions will be as set forth below.

(1)
Includes common stock, common units, vested options and/or shares of Series B Preferred Stock on an as-converted or as-exercised basis, assuming no dividends have accrued on such shares of Series B Preferred Stock.

(2)
Excludes potential shares issued from our deferred compensation plan.

(3)
Excludes unvested stock options.

(4)
Includes common stock and common units.

(5)
As a part of the Merger, the Company will also amend its charter to change its legal name to Ashford OAINC Inc., immediately after which Ashford Holding Corp. will amend its charter to change its legal name to Ashford Inc. This will be the legal corporate name of Ashford Holding Corp., the publicly traded entity, after the effective time of the Merger.

Regulatory Approval

        Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act").    The Transactions were subject to the reporting requirements of the HSR Act. The HSR Act prohibits parties from closing a transaction subject to the reporting requirements of the HSR Act until they have filed notification under the HSR Act and the applicable waiting period has expired. The HSR Act provides for an initial 30 day waiting period, subject to possible extensions, following the necessary filings by the parties to the Transactions. The Company filed notification and report forms for the Transactions with the Federal Trade Commission and the Department of Justice, Antitrust Division, and received notification of early termination of the waiting period as of May 21, 2018. The early termination of the waiting period required by the HSR Act satisfies one of the conditions to the closing of the Transactions.

Special Committee and Board

        On October 12, 2017, the independent directors of the Board resolved to form a new independent special committee of the Board (the "Special Committee") to evaluate and negotiate the terms of any potential acquisition by the Company of the Project Management Business and recommend to the Board, for approval by the Board, any such acquisition. The Board action was in response to indications of interest submitted to the Company by the Remington Sellers regarding a sale of such business to the Company. The independent directors of the Board selected from among its independent directors Mr. Brian Wheeler and Ms. Uno Immanivong as members of the Special Committee, with Mr. Wheeler being appointed chairman, and the Board accepted such appointments. Subsequently, the formation of the Special Committee was ratified by the independent directors during the course of a meeting of the full Board.

        Subsequently, the Special Committee requested that it be granted the power and authority to review alternative transactions, but this request was declined. Given the relationship between Remington and the Company, the Special Committee believed it would be unlikely to identify an entity able to provide a comparable or more favorable acquisition opportunity for a project management business.

        On April 3, 2018, the Special Committee unanimously determined that the Transactions and the proposed Transaction Documents were advisable, fair to, and in the best interests of the Company and its stockholders and recommended that (i) the Board approve and adopt the Transactions and the Transaction Documents, and (ii) the Company's stockholders approve and adopt the Transactions and the Transaction Documents.

        On April 6, 2018, the Board unanimously, with Mr. Monty J. Bennett and Mr. J. Robison Hays, III recusing themselves, (i) approved and adopted an amendment to the Company's stockholder rights plan permitting the Transactions, (ii) approved and adopted the favorable recommendation of the Special Committee in respect of the Transactions and the Transaction Documents; (iii) approved the form, terms and provisions of the Transaction Documents; and (iv) determined to recommend that the stockholders of the Company vote to approve the Transactions.

        The Special Committee's recommendation and the Board's approval and recommendation were based in part on a fairness opinion issued to the Special Committee by Janney Montgomery Scott LLC ("Janney"). For additional information, see "Special Factors—Background of the Transactions."

Reasons for the Transaction

        In the course of reaching its determination and recommendation with respect to the Transactions, the Special Committee and the Board considered numerous factors, potential benefits, risks, negative factors, and procedural safeguards. Among other factors and potential benefits of the Transactions, the Special Committee and the Board considered the following (which are not necessarily in order of relative importance), each of which the Special Committee and the Board believed supported its decision:

  •
  the complementary nature of the Project Management Business to the Company's existing business and the combined business' ability to expand the breadth of services offered to customers;

  •
  no third party approached the Company, any member of the Special Committee or the Special Committee's advisors regarding a potential transaction;

  •
  the negotiations that took place between the parties that resulted in an approximately 14% decrease in the consideration requested by the Remington Sellers for the Project Management Business, from the $235,000,000 valuation proposal submitted by Robert W. Baird & Co., the Remington Sellers' financial advisor, on November 14, 2017 to $203,000,000 set forth in the Transaction Documents;

  •
  the Transactions are expected to be immediately accretive to the Company's stockholders, including after taking into account the possible future conversion of the Series B Preferred Stock into New Holdco Common Stock; and

  •
  the Transactions are expected to build operating scale and increased earnings power that should enhance investor and analyst interest in the Company and support the Company's access to the capital markets.

        The Special Committee and the Board also considered a number of factors relating to the procedural safeguards and structural protections set forth in the Transaction Documents and created by the structure of the Transactions, each of which the Special Committee and the Board believed supported their respective determinations and recommendations. Among other procedural safeguards and structural protections, the Special Committee and the Board considered the following (not necessarily in order of relative importance):

  •
  that the Investor Rights Agreement will dictate that for five years following the consummation of the Transactions, the Remington Sellers and their controlled affiliates would be required to vote their shares of New Holdco Common Stock in excess of 25% of the combined voting power of all of the outstanding voting securities of New Holdco (plus the combined voting power of any New Holdco Common Stock acquired after the closing of the Transactions in an arm's length transaction from a person other than New Holdco or a subsidiary of New Holdco, including through open market purchases, privately negotiated Transactions or any distributions by either Ashford Trust or Braemar to its respective stockholders pro rata) in the same proportion as the unaffiliated stockholders of New Holdco vote their shares;

  •
  that the Investor Rights Agreement will restrict, following the consummation of the Transactions, each of Archie Bennett, Jr.'s, Monty J. Bennett's, and MJB Investments' respective abilities to directly or indirectly compete with the Project Management Business;

  •
  the Combination Agreement allows the Special Committee or the Board to change or withdraw its recommendation of the Transaction Documents and Transactions in response to an AINC Intervening Event (defined below under "The Transaction Documents—Combination Agreement—Covenants—"No-Shop" Restrictions and "Fiduciary Out") if the Board or the

    Special Committee, after consultation with its legal advisors, determines in good faith that the failure to do so would be inconsistent with their respective fiduciary duties;

  •
  the Combination Agreement permits the Company, prior to the time that the Company's stockholders approve the Issuance Proposal at the Special Meeting, to discuss and negotiate, under specified circumstances, an unsolicited proposal if the Company Board (acting through the Special Committee), after consultation with its legal and financial advisors, determines in good faith that such proposal constitutes, or would reasonably be expected to result in, a superior proposal and to terminate the Combination Agreement in order to enter into a definitive agreement for that superior proposal, subject to matching rights for the Remington Sellers and the requirement that the Company pay a termination fee of $4,093,665 plus the costs and expenses incurred by the PM Parties in connection with the Transactions;

  •
  the structure of the Transactions would allow sufficient time for a third party to make a superior proposal if it desired to do so; and

  •
  the fact that it is a non-waivable condition to the closing of the Transactions that the Transactions be approved by stockholders to the extent required by the Maryland General Corporation Law ("MGCL") or the rules of the NYSE American.

        The foregoing is not an exhaustive list of the factors considered by the Special Committee and the Board. The Special Committee and the Board considered numerous factors, potential benefits, risks, negative factors, and procedural safeguards before reaching their determinations, and these are more fully described under "Special Factors—Reasons for the Transactions; Recommendation of the Special Committee; Recommendation of the Board of Directors."

        The structure of the Transactions was chosen to combine the Project Management Business of Remington with AINC's business in a manner that would be economically efficient for the parties to the Transactions as a result of the tax-efficiency of the structure. The structure is intended to result in the creation of the new holding company structure for AINC and the acquisition of the Project Management Business by the holding company on a tax-free basis for AINC and its stockholders. See "Material U.S. Federal Income Tax Consequences of the Merger." The structure is also intended to provide a tax-efficient outcome for Remington, Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. Mr. Monty J. Bennett, AINC's Chief Executive Officer and Chairman of the Board, and Chief Executive Officer and the direct or indirect beneficial owner of approximately 50% of the equity interests in Remington, will be a direct or indirect beneficiary of the structure chosen for the Transactions, if MJB Investments (wholly-owned by Mr. Monty J. Bennett), as expected, receives approximately 50% of the shares of the Series B Preferred Stock in the Transactions.

Potential Conflicts of Interest

        In considering the recommendations of the Special Committee and the Board, you should be aware that certain of the Company's executive officers and directors have interests in the Transactions that are different from, or are in addition to, the interests of the Company's stockholders generally. These interests may create potential conflicts of interest. The members of the Special Committee and the Board were aware of these interests, and considered them, when they approved the Transaction Documents and recommended that stockholders vote to approve the Transactions. Among other potential conflicts of interest, the Special Committee and the Board considered the following (not necessarily in order of relative importance):

  •
  As of March 31, 2018, Monty J. Bennett beneficially directly or indirectly owned, in the aggregate, 221,172 shares of the Company's common stock (excluding (i) 95,000 shares of common stock issuable upon the exercise of vested options; (ii) 1,055 units of Ashford Hospitality Holdings LLC, our subsidiary, which units are currently redeemable for cash or, at the option of the Company, convertible into shares of our common stock; and (iii) 195,579 shares of common stock reserved for issuance pursuant to the Company's deferred compensation plan), which represented approximately 10.5% of the equity interests in the Company;

  •
  Monty J. Bennett is also a 50% direct or indirect beneficial owner and the chief executive officer of Remington;

  •
  Monty J. Bennett has interests in the Transactions that may be different from, or in addition to, the interests of the Company's stockholders generally and that may create potential conflicts of interest, including:

  •
  The amount and nature of the consideration paid to MJB Investments, which is wholly owned by Monty J. Bennett;

  •
  the Bennetts' board nomination rights to the Board, subject to retaining 20% ownership of the New Holdco Common Stock;

  •
  the option of New Holdco to redeem all or any portion of the Series B Preferred Stock in $25 million increments after the seventh anniversary of the closing of the Transactions;

  •
  the put option of the Covered Investors to require New Holdco to purchase all of their Series B Preferred Stock on the date of or following the consummation of a change of control of New Holdco that is not supported by the Covered Investors;

  •
  the priority of the Series B Preferred Stock over the New Holdco Common Stock;

  •
  the right of the Series B Preferred Stock to vote with the New Holdco Common Stock on an as converted basis prior to conversion into New Holdco Common Stock; and

  •
  the participation of the Series B Preferred Stock in any dividends paid on New Holdco Common Stock;

  •
  that all of the Company's executive officers report to Monty J. Bennett and may be considered to be affiliated with the Bennetts, and as a result, those officers may have different interests than the Company as a whole; and

  •
  that the members of the Special Committee were compensated for their service in the form of an annual retainer of $60,000 for Mr. Wheeler and $40,000 for Ms. Immanivong and per meeting fees of $500 for Mr. Wheeler and $300 for Ms. Immanivong.

        In addition, Mr. Robert G. Haiman, former Senior Vice President—Business Development and Chief Legal Officer of Remington, was appointed to serve as Executive Vice President, General Counsel and Secretary of Ashford Inc., Ashford Trust and Braemar, effective June 1, 2018. In considering the recommendations of the Special Committee and the Board, you should be aware that some of the Company's directors and executive officers have interests in the Transactions that are different from, or in addition to, the interests of the stockholders generally, as discussed in more detail under "Certain Relationships and Related Person Transactions—Conflict of Interest Policies" and "Interests of the Company's Directors and Executive Officers in the Transactions; Potential Conflicts of Interest."

Description of Fairness Opinion of Janney

        On April 3, 2018, at the request of the Special Committee, Janney rendered an oral opinion to the Special Committee, which was subsequently confirmed in a written opinion as of the same date (the "Opinion"), that as of such date, and based upon and subject to the assumptions made, matters considered and limitations and qualifications upon the review undertaken by Janney, the aggregate consideration to be paid by New Holdco in the Transactions was fair, from a financial point of view, to New Holdco. See "Special Factors—Description of Fairness Opinion of Janney."

        The full text of the Opinion is attached hereto as Annex C and is incorporated into this document by reference in its entirety. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. Stockholders are urged to read the Opinion carefully and in its entirety for a discussion of, among other things, the scope of review undertaken and the assumptions made, matters considered and limitations and qualifications upon the review undertaken by Janney in connection with such Opinion.

Combination Agreement

  Conditions to Transactions

        Each party's obligation to consummate the Transactions is subject to certain conditions, including, among other things and subject in certain cases to customary qualifications, (i) the absence of any legal restraint with respect to the Transactions, (ii) the expiration or earlier termination of the waiting period applicable to the Transactions under the HSR Act, (iii) the accuracy of the other party's representations and warranties contained in the Transaction Documents, (iv) the PM Contribution Agreement, the Merger and Registration Rights Agreement, the Cost Sharing Agreement, and the New Holdco Restructuring Agreement being in a form and substance reasonably satisfactory to the Company and the PM Parties, (v) each other party's compliance in all material respects with its covenants and agreements contained in the Transaction Documents, (vi) the approval of the Issuance Proposal by the Company's stockholders as set forth herein and (vii) the Transactions not giving rise to termination, penalty or similar rights of any counterparty of the Company and certain of its affiliates or Remington and certain of its affiliates, under any material agreement pursuant to which such parties provide services, including with respect to the project management business. The Company's obligation to consummate the Transactions is also conditioned on, among other things, (i) there not having occurred a PM Material Adverse Effect (as described under "The Transaction Documents—Covenants") with respect to PM LLC and (ii) the receipt of required contractual consents. The PM Parties' obligation to consummate the Transactions is also conditioned on, among other things, (i) there not having occurred an AINC Material Adverse Effect (as described under "The Transaction Documents—Closing Conditions"), (ii) the receipt by the Bennetts of an appraisal satisfactory to the Bennetts to the effect that the value of a share of Series B Preferred Stock does not exceed $25, (iii) the receipt of required contractual consents, and (iv) the receipt by the Bennetts of a satisfactory opinion of their tax counsel at a confidence level of "more likely than not" or higher for federal income tax purposes that (A) the exchange on the closing date of the Combination Agreement by the Bennetts and MJB Investments of PM LLC Transferred Securities for Series B Preferred Stock under the Combination Agreement and the PM Contribution Agreement, in connection with the Merger, will qualify as an exchange under Section 351 of the Code, (B) the Series B Preferred Stock will not be treated as nonqualified preferred stock (within the meaning of Section 351(g) of the Code) as of the closing date of the Combination Agreement, and (C) the Bennetts will not recognize any taxable gain or income as a result of their exchange of PM LLC Transferred Securities for Series B Preferred Stock on the closing date of the Combination Agreement under the Combination Agreement and the PM Contribution Agreement.

  Representations, Warranties and Covenants

        The PM Parties and the Company have each made representations and warranties and covenants in the Combination Agreement. The representations and warranties survive for eighteen months after closing of the Combination Agreement, except that specified fundamental representations of the parties survive indefinitely. The PM Parties' representations and warranties with respect to environmental and employee benefit matters survive for the period of the respective statute of limitations plus three months, and the parties' representations and warranties with respect to tax related matters survive for the period of the statute of limitations plus six months. Excepting breaches of fundamental representations and warranties and certain related matters, a party is not liable to another party to the Combination Agreement for breaches of representations and warranties until the aggregate amount of all damages suffered by such other party exceeds $5 million, in which event the breaching party is liable from the first dollar. Except for breaches of fundamental representations and warranties and certain tax related matters, the aggregate maximum liability of a party for damages relating to breaches of its representations and warranties is $30.7 million. The aggregate maximum liability of a party for all damages suffered by all other parties to the Combination Agreement for breaches of fundamental representations and warranties is $203 million; however, in no event will Mark A. Sharkey, MJB Investments or any member of the Special Committee of the Company have any liabilities with respect to any representations or warranties under the Combination Agreement. The PM Parties will satisfy obligations for breaches of warranties in shares of Series B Preferred Stock, with a liquidation preference of $25 per share.

  "No-Shop" Restrictions and "Fiduciary Out"

        The PM Companies and the PM Parties are subject to "no-shop" restrictions on their respective ability to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals.

        The Company is also subject to "no-shop" restrictions on its ability to solicit acquisition proposals regarding the Company from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals. Notwithstanding these restrictions, prior to the Company Stockholder Approval, the "no-shop" restrictions are subject to a customary "fiduciary-out" provision that allows the Company, under certain circumstances and in compliance with certain procedures, to provide information to and participate in discussions and engage in negotiations with third parties with respect to an acquisition proposal that the Board (acting through the Special Committee) determines is reasonably likely to result in a Company Superior Proposal (an "AINC Superior Proposal," as described under "The Transaction Documents—Covenants"). The Special Committee may exercise a termination right in order to accept a Superior Proposal, subject to match rights for the PM Parties and certain other conditions. In addition, prior to the Company Stockholder Approval, the Board may change its recommendation to stockholders with respect to the approval of the Issuance Proposal in response to an Intervening Event (an "AINC Intervening Event," as described under "The Transactions Documents—Covenants") if the Special Committee determines in good faith, after consultation with counsel, that the failure to do so would be inconsistent with the Board's duties under applicable law, but only if the Company has first negotiated in good faith to adjust the terms of the Combination Agreement so that there is no longer a basis for such change. If the Combination Agreement is terminated by the Company as provided above, the Company is required to pay the PM Parties a termination fee of $4.094 million plus the costs and expenses incurred by the PM Parties.

  Termination

        The Combination Agreement contains termination rights for both the Company and the PM Parties, including the right of either party to terminate the Combination Agreement if it becomes apparent that any closing condition will not be fulfilled before December 31, 2018.

        For additional information on the Combination Agreement, see "The Transaction Documents—Combination Agreement."

Series B Preferred Stock

        The rights, terms and preferences of the Series B Preferred Stock will be established by New Holdco filing Articles Supplementary with the Maryland State Department of Assessments and Taxation immediately after the effectiveness of the Merger (the "Articles Supplementary").

        The Articles Supplementary establishing the terms of the Series B Preferred Stock will provide that each share of Series B Preferred Stock will (A) have a liquidation preference of $25 per share, (B) accrue cumulative dividends at the rate of (i) 5.50% per annum until the first anniversary of the closing of the Transactions, (ii) 6.00% per annum from the first anniversary of the closing of the Transactions until the second anniversary of the closing of the Transactions, and (iii) 6.50% per annum thereafter, (C) participate in any dividend or distribution on the common stock, on an as-converted basis, of New Holdco in addition to the preferred dividends on the Series B Preferred Stock, (D) be convertible into New Holdco Common Stock at a conversion price equal to $140 per share, and (E) provide for customary anti-dilution protections. In the event New Holdco fails to pay the accrued dividends on the Series B Preferred Stock for two consecutive quarterly periods (a "Preferred Stock Arrearage"), then, until such arrearage is paid in cash in full, (i) the dividend rate on the Series B Preferred Stock will increase to 10.00% per annum until no Preferred Stock Arrearage exists; (ii) no dividends may be declared and paid, and no other distributions or redemptions may be made, on the New Holdco Common Stock; and (iii) the New Holdco board of directors will be increased by two seats and Archie Bennett, Jr., during his lifetime, and holders of 55% of the shares of Series B Preferred Stock thereafter, and Monty J. Bennett, during his lifetime, and holders of 55% of the shares of Series B Preferred Stock thereafter, will each be entitled to designate one individual (other than Archie Bennett, Jr.) to fill such newly created seats.

        The Articles Supplementary will provide that, so long as any shares of Series B Preferred Stock are outstanding, New Holdco is prohibited from taking specified actions without the consent of holders of at least 55% of the shares of Series B Preferred Stock, including (i) modifying the terms, rights, preferences, privileges or voting powers of the Series B Preferred Stock; (ii) altering the rights, preferences or privileges of any capital stock of New Holdco so as to affect adversely the Series B Preferred Stock; (iii) issuing any equity security senior to the Series B Preferred Stock, or any shares of Series B Preferred Stock other than pursuant to the Combination Agreement; (iv) entering into any agreement that expressly prohibits or restricts the payment of dividends on the Series B Preferred Stock or the common stock of New Holdco or the exercise of the Change of Control Put Option (as defined below); or (v) other than the payment of dividends on the Series B Preferred Stock or making payments to purchase any of the Series B Preferred Stock, transferring New Holdco's or its subsidiaries' cash balances or other assets to any person other than the Company or any other subsidiary of the Company other than by means of a dividend payable by New Holdco pro rata to the holders of the New Holdco Common Stock.

        The Series B Preferred Stock will vote with the New Holdco Common Stock on all matters, with the number of votes attributable to each share of Series B Preferred Stock being determined on an as-converted basis subject to the voting restrictions set forth in the Investor Rights Agreement.

        For additional information on the Series B Preferred Stock, see "The Transaction Documents—Articles Supplementary Establishing the Series B Preferred Stock."

Investor Rights Agreement

        At the closing of the Transactions, the Bennetts, MJB Investments, Mark A. Sharkey and New Holdco will enter into an investor rights agreement (the "Investor Rights Agreement") governing certain aspects of the relationship among such parties subsequent to such closing.

        For so long as the Bennetts, MJB Investments and Mark A. Sharkey (together with each person that succeeds to their respective interests as the result of a transfer permitted under the Investor Rights Agreement, "Covered Investors") beneficially own no less than 20% of the issued and outstanding shares of common stock of New Holdco (taking into account the Series B Preferred Stock on an as-converted basis), Monty J. Bennett, during his lifetime, and Covered Investors holding 55% of the New Holdco Common Stock (taking into account the Series B Preferred Stock on an as-converted basis) thereafter, and Archie Bennett, Jr., during his lifetime, and Covered Investors holding 55% of the New Holdco Common Stock (taking into account the Series B Preferred Stock on an as-converted basis) thereafter, will each be entitled to nominate one individual (other than Archie Bennett, Jr.) for election as a member of the board of directors of New Holdco (each, a "Seller Nominee"). Monty J. Bennett and W. Michael Murphy will serve as the initial Seller Nominees. As provided in the Articles Supplementary, in the event of a Preferred Stock Arrearage, the New Holdco board of directors will be increased by two seats and Archie Bennett, Jr., during his lifetime, and holders of 55% of the shares of Series B Preferred Stock thereafter, and Monty J. Bennett, during his lifetime, and holders of 55% of the shares of Series B Preferred Stock thereafter, will each be entitled to designate one individual (other than Archie Bennett, Jr.) to fill such newly created seats.

        For five years after the closing of the Transactions, each of the Covered Investors is prohibited from transferring common stock of New Holdco or Series B Preferred Stock to any person that is or would become, together with such person's affiliates and associates, a beneficial owner of 10% or more of the shares of New Holdco Common Stock, taking the Series B Preferred Stock into account on an as-converted basis, except (i) to family members and in connection with estate planning, (ii) as a result of any voting agreement between Monty J. Bennett and Archie Bennett, Jr., (iii) transfers in which no transferee (or group of affiliated or associated transferees) would purchase or receive 2% or more of the outstanding voting shares of New Holdco, (iv) in connection with any widespread public distribution of shares of common stock of New Holdco or Series B Preferred Stock registered under the Securities Act or (v) a transfer to any transferee that would beneficially own more than 50% of the outstanding common stock of New Holdco and Series B Preferred Stock without any transfer from a Covered Investor, unless such transfer restrictions have been waived by the affirmative vote of the majority of the stockholders of New Holdco that are not affiliates or associates of the Covered Investors.

        The Investor Rights Agreement provides that on matters submitted to a vote of the holders of voting securities of New Holdco, the Covered Investors will have the right to vote or direct or cause the vote of the shares as to which they hold sole voting power or are held by immediate family members (or a trust for the benefit of such person) ("Sole Voting Shares") as the Covered Investors determine, in their sole discretion. However, if prior to the fifth anniversary of the closing of the Transactions, the combined voting power of the Reference Shares (as defined below) of New Holdco (plus the combined voting power of any common stock of New Holdco acquired by any Covered Investor in an arm's length transaction after the closing of the Transactions from a person other than New Holdco or a subsidiary of New Holdco, including through open market purchases, or privately negotiated transactions or any distributions of common stock of New Holdco by either of Ashford Trust or Braemar to its respective stockholders pro rata) exceeds 25.0% of the combined voting power of all of the outstanding voting securities of New Holdco entitled to vote on any given matter, then Reference Shares of New Holdco representing voting power equal to such excess will be deemed to be "Company Cleansed Shares" under the Investor Rights Agreement. The Covered Investors agree that they will vote, or cause to be voted, out of the Covered Investors' Sole Voting Shares, shares constituting voting power equal to the voting power of the Company Cleansed Shares in the same proportion as the holders of such class or series of voting securities of New Holdco vote their shares with respect to such matters, inclusive of the Reference Shares of New Holdco voted by the Covered Investors. These restrictions may be waived by a majority vote or consent of the independent directors of New Holdco that have no personal interest in the matter to be voted upon. "Reference Shares" means all voting securities of New Holdco that are (without duplication): (a) beneficially owned by any

Covered Investor, including any such voting securities as to which any Covered Investor has sole or shared voting power; (b) beneficially owned by any member of a Group of which any Covered Investor is a member; or (c) subject to or referenced in any derivative or synthetic interest that (i) conveys any voting right in New Holdco Common Stock or (ii) required to be, or are capable of being, settled through delivery of New Holdco Common Stock in either case, that are held or beneficially owned by any Covered Investor or any controlled affiliate or any Covered Investor. The Covered Investors also agree among themselves that the total number of votes attributable to Reference Shares that are not Company Cleansed Shares will be proportionately allocated among the Covered Investors based on a percentage calculated with a numerator that is the number of Reference Shares held by such Covered Investor and a denominator that is the aggregate number of Reference Shares held by all Covered Investors.

        After the seventh anniversary of the closing of the Transactions, New Holdco will have the option to purchase all or any portion of the Series B Preferred Stock, in $25.0 million increments, on a pro rata basis among all Covered Investors and at a price per share of not more than $25.125 (as adjusted for any applicable stock splits or similar transactions) (the "Base Strike Price"), plus accrued but unpaid dividends.

        Each Covered Investor has the option, exercisable on one occasion, to sell to the Company all of the Series B Preferred Stock then owned by such Covered Investor (the "Change of Control Put Option") at any time at or during the ten business day consecutive period following the consummation of a Change of Control. "Change of Control" means, with respect to any Covered Investor, any of the following, in each case that was not voted for or consented to by such Covered Investor solely in its capacity as a stockholder of the Company (but not in any other capacity): (i) any person (other than Monty J. Bennett, Archie Bennett, Jr., MJB Investments, their controlled affiliates, any trust or other estate in which any of them has a substantial beneficial interest or as to which any of them serves as trustee or in a similar fiduciary capacity, any immediate family member of Monty J. Bennett or Archie Bennett, Jr.), or any group (as defined in Rule 13d-5(b) under the Exchange Act) acquires beneficial ownership of securities of New Holdco that, together with the securities of the Company or New Holdco previously beneficially owned by the first such person, constitutes more than 50% of the total voting power of New Holdco's outstanding securities, or (ii) the sale, lease, transfer or other disposition (other than as collateral) of all or a majority of New Holdco's (taken as a whole) assets or income or revenue generating capacity, other than to any direct or indirect majority-owned and controlled affiliate of the Company.

        In the event that a Covered Investor exercises the Change of Control Put Option, the Company will pay such exercising Covered Investor an amount equal to (i) the Base Strike Price, plus (ii) all accrued and unpaid dividends on the Series B Preferred Stock, plus, (iii) in the event that the Change of Control Put Option is exercised prior to the fifth anniversary of the closing of the Transactions, an additional amount equal to, initially, 15% of the Base Strike Price and reduced by 3% of the Base Strike Price for each year, inclusive of the year in which the Change of Control Put Option is exercised, until the fifth anniversary of the closing of the Transactions, payable in cash.

        The Investor Rights Agreement also provides that, except for issuances contemplated by the Transaction Documents, New Holdco will not issue any equity securities, rights to acquire equity securities of New Holdco or debt convertible into equity securities of New Holdco ("New Securities") unless New Holdco gives each of Monty J. Bennett, Archie Bennett, Jr., and MJB Investments (together with each person that succeeds to the interests as an immediate family member or controlled entity transferee, "Holder Group Investors") notice of its respective intention to issue New Securities and the right to acquire such Holder Group Investor's pro rata share of the New Securities.

        Subject to certain exclusions, the Investor Rights Agreement provides that for a period of the later of three years following the closing of the Transactions or three years following the date on which

Monty J. Bennett is not principal executive officer of the Company, each of Monty J. Bennett, Archie Bennett, Jr., and MJB Investments will not, directly or indirectly (i) engage in, or have an interest in a person that engages directly or indirectly in, the Project Management Business anywhere in the United States (excluding certain passive investments and existing relationships); or (ii) intentionally interfere in any material respect with the business relationships between PM LLC and customers, clients or vendors of PM LLC.

        The Investor Rights Agreement terminates by its terms on the earliest of (i) the written agreement of New Holdco and 55% of the Covered Investors and (ii) the date on which the Covered Investors no longer own any New Holdco Common Stock or Series B Preferred Stock; provided certain specified provisions will last for the time periods provided by their terms and others will last indefinitely.

        A Covered Investor will automatically cease to be bound by the Investor Rights Agreement solely in its capacity as a Covered Investor at such time as such Covered Investor no longer owns any common stock of New Holdco or Series B Preferred Stock, provided certain specified provisions will last for the time periods provided by their terms and others will last indefinitely.

        For additional information on the Investor Rights Agreement, see "The Transaction Documents—Investor Rights Agreement."

Rights Plan Amendment

        On April 6, 2018, the Company and Computershare Trust Company, N.A., as Rights Agent, entered into Amendment No. 2 ("Amendment No. 2") to the Amended and Restated Rights Agreement, dated as of August 12, 2015, as previously amended by Amendment No. 1 to the Amended and Restated Rights Agreement, dated October 31, 2016 (as amended, the "Rights Agreement").

        Pursuant to Amendment No. 2, the Rights Agreement was amended to (i) extend the expiration date of the Rights Agreement with respect to the Company's Rights until the date of the Company's 2018 Annual Meeting of Stockholders and (ii) exclude Monty J. Bennett, Archie Bennett, Jr. and their respective affiliates and associates from the definition of "Acquiring Person."

        At the Company's 2018 Annual Meeting of Stockholders held on June 15, 2018, the Company's stockholders approved the extension of the Final Expiration Date (as defined in the Rights Agreement) to February 25, 2021.

Voting at the Special Meeting

        The following parties have voting power with respect to the specified number of shares of the Company's common stock, which represents the specified percent of our outstanding voting power as of March 31, 2018:

Holder	Number of Common Shares	Voting Power
Monty J. Bennett	221,172	10.5%
Archie Bennett, Jr.	89,336	4.2%
Ashford Trust	598,163	28.4%
Braemar	194,880	9.3%
Directors and Officers of the Company (does not include Archie Bennett, Jr.)	301,709	14.3%

        Each of the Bennetts and the directors and officers of the Company has informed us that, as of the date of this proxy statement/prospectus, they intend to vote or cause to be voted all shares beneficially owned directly or indirectly by them in favor of each proposal presented to the stockholders at the Special Meeting.

        For additional information, see "Special Factors—Intent to Vote."

QUESTIONS AND ANSWERS ABOUT THE ISSUANCE PROPOSAL AND SPECIAL MEETING

Q.
What is the purpose of the Special Meeting?

A.
The Special Meeting is being held for the stockholders to consider and vote on the approval of the Issuance Proposal, which approval is required by the rules of NYSE American. In light of the structure of the Merger, under Maryland law, the Merger does not require approval by the Company's stockholders in order to be consummated. Accordingly, no vote of the stockholders on the Merger will be held at the Special Meeting.

Q.    What is the Issuance Proposal?

A.
As consideration in exchange for the PM LLC Transferred Securities, New Holdco will issue 8,120,000 shares of its voting convertible preferred stock as described under "The Transaction Documents—Series B Preferred Stock" to the Remington Sellers. The Series B Preferred Stock (as defined herein) will be convertible into shares of New Holdco Common Stock. The issuance of the shares of Series B Preferred Stock, and the potential conversion of the Series B Preferred Stock into New Holdco Common Stock, which would constitute more than 20% of the outstanding shares of New Holdco Common Stock, may constitute a change of control under the rules of the NYSE American LLC. Accordingly, the issuance of the Series B Preferred Stock (and the New Holdco Common Stock into which such shares are convertible), the potential change of control resulting from such issuances and the fact that a portion of such issuances are being made to affiliates of the Company and New Holdco is required to be approved by the stockholders of the Company under the rules of NYSE American LLC for listed companies, and such actions and event are referred to in this proxy statement/prospectus as the "Issuance Proposal."

Q.    What are the U.S. federal income tax consequences of the Merger to a U.S. stockholder of Ashford Inc.?

A.
The Company intends that, for U.S. federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as an exchange under Section 351 of the Code (in connection with the PM Contribution). The obligations of the Company, New Holdco and Merger Sub to complete the Merger are subject to, among other conditions described in this proxy statement/prospectus, the receipt by the Company of an opinion, in form and substance reasonably satisfactory to the Special Committee, dated as of the closing of the Merger, at a confidence level of "more likely than not" or higher, to the effect that for U.S. federal income tax purposes, (A) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or an exchange under Section 351 of the Code (in connection with the PM Contribution), and (B) no gain or loss will be recognized by the shareholders of the Company as a result of the Merger with respect to their exchange of shares of common stock in the Company for common stock in New Holdco pursuant to the Merger.

  Assuming the Merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code or as an exchange under Section 351 of the Code (in connection with the PM Contribution), generally (A) U.S. Holders (as defined in "Material U.S. Federal Income Tax Consequences of the Merger") will not recognize any gain or loss upon the exchange of our common stock for shares of New Holdco's common stock in the Merger, (B) a U.S. Holder's aggregate tax basis in New Holdco's common stock received in the Merger will be equal to the aggregate tax basis of the shares of the Company's common stock surrendered, and (C) the U.S. Holder's holding period for shares of New Holdco's common stock received in the Merger will include such holder's holding period for its shares of the Company's common stock surrendered therefor.

  Each U.S. Holder of common stock of the Company should read the discussion under "Material U.S. Federal Income Tax Consequences of the Merger" for a more complete description of the material U.S. federal income tax consequences of the Merger. The tax consequences to you of the

  Merger will depend on your particular facts and circumstances. Please consult your own tax advisor as to the specific tax consequences to you of the Merger.

Q.    Are the stockholders of Ashford Inc. entitled to appraisal rights?

A.
Appraisal rights are not available to the Company's stockholders in connection with the matters presented for stockholder approval, including the Issuance Proposal, or with respect to the Merger.

Q.
What shares can be voted at the Special Meeting?

A.
Holders of our common stock as of the close of business on June 29, 2018, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments of the Special Meeting. Our only outstanding voting equity securities are shares of our common stock. Each share of common stock entitles the holder to one vote. As of June 29, 2018, there were 2,109,388 shares of common stock outstanding.

Q.
What is the quorum required for the Special Meeting?

A.
The representation in person or by proxy of holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. Both abstentions and broker nonvotes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present, the Special Meeting may be adjourned by the chairman of the meeting or by a vote of a majority of the shares represented at the Special Meeting until a quorum has been obtained.

Q.    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.
Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

  Stockholder of Record:    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Special Meeting.

  Beneficial Owner:    If your shares are held in a stock brokerage account or by a bank or other nominee, your shares are said to be held in "street name" and unless you obtain from your broker or nominee a valid proxy appointing you as the broker's or nominee's proxy, you are considered the beneficial owner of those shares and this proxy statement and related materials are being forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to instruct your broker how to vote and are invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Special Meeting. Your broker or nominee has enclosed a voting instruction card for your use.

Q.
How can I vote my shares without attending the Special Meeting?

A.
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Special Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this by mail, over the Internet or by telephone. Please refer to the summary instructions below or, for shares held in street name, the voting instruction card included by your broker or nominee.

  By Mail:    If you hold your common stock in your own name as a holder of record, you may instruct the proxies to vote your common stock by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign the proxy card but do not provide instructions, your shares will be voted "FOR" all the proposals.

  By Internet:    If you have Internet access, you may vote by accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you.

  By Telephone:    If you live in the United States or Canada, you may vote by calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted.

Q.
How do I vote my shares in person at the Special Meeting?

A.
Shares held directly in your name as the stockholder of record may be voted in person at the Special Meeting. If you choose to do so, please bring proof of identification and request a ballot at the meeting. Even if you currently plan to attend the Special Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later cannot attend or decide not to attend the Special Meeting.

Q.    What does it mean if I receive more than one proxy or voting instruction card?

A.
It means you have shares that are registered in different ways or are held in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q.
Can I revoke my proxy?

A.
You may change your proxy instructions at any time prior to the vote at the Special Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy by Internet, telephone or mail. If shares of common stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions. Proxies may also be revoked by written notice to the Secretary of the Company or by attending and voting in person at the meeting. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. You must meet the same deadline when revoking your proxy as when granting your proxy.

Q.
What vote is required to approve the proposals to be voted upon at the Special Meeting?

A.
Proposal Number One:    Approval of the Issuance Proposal requires the affirmative "FOR" vote of a majority of the total votes cast.

  Proposal Number Two:    Adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies to approve the Issuance Proposal requires the affirmative "FOR" vote of a majority of the total votes cast.

Q.
What are the effects of not voting or abstaining? What are the effects of broker non-votes?

A.
Abstentions and broker non-votes, if any, will not be considered as votes cast, and, accordingly, will have no effect on the outcome of either proposal.

Q.    What is a broker nonvote?

A.
A broker nonvote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

  Both proposals are non-routine items under the rules of the NYSE American and shares may not be voted on these matter by brokers, banks or other nominees who have not received specific voting instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your shares will be voted for both proposals.

Q.    I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

A.
You may request additional copies of the proxy materials by following the instructions set forth in the section of this proxy statement/prospectus titled "Other Matters—Multiple Stockholders Sharing One Address."

Q.
Will other matters be presented for consideration at the Special Meeting?

A.
In accordance with our bylaws and Maryland law, the business transacted at the Special Meeting will be limited to those matters described in this proxy statement/prospectus.

Q.
Who is soliciting my proxy? Who is paying expenses relating to the solicitation?

A.
The enclosed proxy is solicited by and on behalf of the Board. In addition to the solicitation of proxies by use of the mail, officers and other employees of the Company may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We also intend to request persons holding shares of our common stock in their name or custody, or in the name of a nominee, to send proxy materials to their principals and request authority for the execution of the proxies, and we will reimburse such persons for their expense in doing so. We will bear the expense of soliciting proxies for the Special Meeting, including the cost of mailing.

  We have retained MacKenzie Partners Inc. ("MacKenzie") to aid in the solicitation of proxies and to verify records relating to the solicitation. MacKenzie will receive a base fee of $15,000, plus out-of-pocket expenses.

Q.    How can I obtain additional information?

A.
If you would like additional copies of this proxy statement/prospectus, without charge, or if you have questions about the procedures for voting your shares, please follow the instructions provided in the section of this proxy statement/prospectus titled "Other Matters—Where You Can Find More Information."

RISK FACTORS

        In addition to the other information contained in this proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statements Regarding Forward-Looking Statements," you should carefully consider the following risks before deciding whether to vote for the proposals. In addition, you should read and consider the risks associated with each of the businesses of the Company and the Project Management Business because these risks will also affect the Company. You should also read and consider the other information in this proxy statement/prospectus. See the section entitled "Where You Can Find More Information."

 Risks Related to the Transactions

The Transactions were negotiated between the Special Committee, which comprises independent and disinterested members of the Board, on the one hand, and Monty J. Bennett and Archie Bennett, Jr., the direct or indirect beneficial owners of Remington and Remington's general partner, on the other hand. Monty J. Bennett also serves as the Company's chief executive officer and chairman of the Company's Board. Archie Bennett, Jr. is also the chairman emeritus of Ashford Trust. Consequently, Archie Bennett, Jr. and Monty J. Bennett may have different or competing interests than the Company or its stockholders.

        The Transactions were negotiated with Monty J. Bennett, the Company's Chief Executive Officer and Chairman of the Board, and Archie Bennett, Jr., the Chairman Emeritus of Ashford Trust. J. Robison Hays, III, one of the Company's directors and the Company's Chief Strategy Officer, reports to Monty J. Bennett, as do all of the Company's other executive officers. As a result, those directors and officers may have different or competing interests than the Company as a whole or its stockholders. In addition, Mr. Robert G. Haiman, former Senior Vice President—Business Development and Chief Legal Officer of Remington, was appointed to serve as Executive Vice President, General Counsel and Secretary of Ashford Inc., Ashford Trust and Braemar, effective June 1, 2018. These potential conflicts would not exist in the case of a transaction negotiated with unaffiliated third parties. Moreover, if the PM Parties, breach any of the representations, warranties, or covenants made by them in the Combination Agreement or the other Transaction Documents, the Company may choose not to enforce, or to enforce less vigorously, its rights because of the Company's desire to maintain its ongoing relationship with the Bennetts.

Monty J. Bennett has interests in the Transactions that are different from, and may potentially conflict with, the interests of the Company and its other stockholders.

        Monty J. Bennett, the Company's Chief Executive Officer and Chairman of the Board, has interests in the Transactions that may be different from, or in addition to, the interests of the Company's stockholders generally and that may create potential conflicts of interest, including:

  •
  The amount and nature of the consideration paid to MJB Investments, which is wholly owned by Monty J. Bennett;

  •
  the Bennetts' board nomination rights to the Board, subject to retaining 20% ownership of the New Holdco Common Stock;

  •
  the option of New Holdco to redeem all or any portion of the Series B Preferred Stock in $25 million increments after the seventh anniversary of the closing of the Transactions;

  •
  the put option of the Covered Investors to require New Holdco to purchase all of their Series B Preferred Stock on the date of or following the consummation of a change of control of New Holdco that is not supported by the Covered Investors;

  •
  the priority of the Series B Preferred Stock to New Holdco Common Stock;

  •
  the right of the Series B Preferred Stock to vote with the New Holdco Common Stock prior to conversion into New Holdco Common Stock; and

  •
  the participation of the Series B Preferred Stock in any dividends paid on New Holdco Common Stock.

Provisions in the Combination Agreement, and the Bennetts' control over us, could discourage a potential acquisition of the Company or any other person from making a favorable alternative transaction proposal.

        Under the Combination Agreement, the Company is restricted from entering into certain alternative transactions. Unless and until the Combination Agreement is terminated, the Company is restricted from encouraging, soliciting, initiating, facilitating, or continuing inquiries, or entering into any agreement or understanding, regarding an any proposal or offer relating to, among other things, a merger, consolidation, share exchange, business combination, sale, lease, transfer, or other disposition involving the Company or any of the Company's subsidiaries representing 10% or more of the assets of the Company and the Company's subsidiaries, a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 10% or more of the voting power of the Company's capital stock, including by way of a tender offer or exchange offer, or any other transaction having a similar effect to those described above in this paragraph. In the event that the Company receives any inquiry or request for information that could reasonably be expected to result in any of the transactions described above in this paragraph, the Company must promptly notify the PM Parties and provide them with reasonably detailed information regarding such inquiry or request for information. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of the Company from considering or proposing that acquisition. See "The Transaction Documents."

The Bennetts will have the ability to control significant corporate activities of New Holdco following the completion of the Transactions and their interests may differ from the interests of the Company's other stockholders.

        Upon the completion of the Transactions, the Bennetts will directly or indirectly beneficially own approximately 46.3% of New Holdco's outstanding common stock (including common units, vested options and/or shares of Series B Preferred Stock on an as-converted or as-exercised basis), provided that prior to the fifth anniversary of the closing of the Transactions, the Covered Investors' voting power effectively will be limited to 25% of the combined voting power of all of the outstanding voting securities of New Holdco entitled to vote on any given matter. As a result, the Bennetts may be able to influence or effectively control New Holdco's decisions and, following the fifth anniversary of the closing of the Transactions, the Covered Investors may, depending on the circumstances at the time, have the voting power to elect all of the members of the New Holdco's Board and thereby control New Holdco's management and affairs. In addition, at such time, the Covered Investors may be able to determine the outcome of all matters requiring stockholder approval, including mergers and other material transactions, and may be able to cause or prevent a change in the composition of New Holdco's board of directors or a change in control of New Holdco that could deprive New Holdco's other stockholders of an opportunity to receive a premium for their common stock as part of a sale of New Holdco.

        In addition to their direct or indirect beneficial ownership of the shares of New Holdco Common Stock, the Bennetts are party to the Investor Rights Agreement under which, for so long as the Covered Investors and their affiliates continue to beneficially own no less than 20% of the issued and outstanding shares of New Holdco Common Stock, they will have the ability to cause the election of two members of New Holdco's board of directors plus an additional two directors in the event of the non-payment of dividends on the New Holdco's Preferred Stock for two consecutive quarters.

        The Bennetts' interests may not always coincide with your interests or the interests of other stockholders. The concentrated holdings of the New Holdco Common Stock directly or indirectly by the Remington Sellers, the various provisions of the Investor Rights Agreement, and the resulting representation and potential control of New Holdco's board of directors by the Bennetts may prevent or discourage unsolicited acquisition proposals or offers for New Holdco's Common Stock that you may feel are in your best interest as one of New Holdco's stockholders. Moreover, this concentration of stock ownership may also adversely affect the trading price of New Holdco's common stock if investors perceive a disadvantage in owning stock of a company with a controlling stockholder.

New Holdco may be a "controlled company" within the meaning of the rules of NYSE American and, as a result, would qualify for, and could rely on, exemptions from certain corporate governance requirements.

        Following the completion of the Transactions and expiration of the voting restrictions in the Investor Rights Agreement, the Bennetts could, under certain circumstances, potentially control a majority of the voting power of New Holdco's equity securities. As a result, the Company could be considered a "controlled company" within the meaning of the corporate governance standards of NYSE American now and/or at such time. Currently, under the rules of NYSE American, a company of which more than 50% of the outstanding voting power is held by an individual, group, or another company is a "controlled company" and may be exempt from certain stock exchange corporate governance requirements, which, generally, include the following:

  •
  the requirement that a majority of the Board consist of independent directors;

  •
  the requirement that the Company's nominating and corporate governance committee consists entirely of independent directors; and

  •
  the requirement that the Company's compensation committee consists entirely of independent directors.

        Accordingly, in the event New Holdco were ever determined to be a "Controlled Company" and elected to be exempt from some or all of these corporate governance requirements, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE American corporate governance requirements.

The Special Committee did not consider alternative acquisitions.

        The Special Committee did not and was not authorized to seek or investigate alternative transactions. Given the relationship between Remington and the Company, the Special Committee believed it would be unlikely to identify an entity able to provide a comparable or more favorable acquisition opportunity for a project management business.

The Transactions may not be accretive to the Company's stockholders, which could have a material adverse effect on the Company's business, financial condition, and results of operations.

        The Transactions may not be accretive to the Company's stockholders. While it is intended that the Transactions be accretive to the Company's performance metrics (including after taking into account the possible exchange of the Series B Preferred Stock into New Holdco Common Stock), there can be no assurance that this will be the case, since, among other things, the expenses the Company assumes as a result of the Transactions may be higher than the Company anticipates, or revenue from the Project Management Business may decrease. The failure of the Transactions to be accretive to the Company's stockholders could have a material adverse effect on the Company's business, financial condition, and results of operations.

The Opinion is subject to qualifications and it does not represent a valuation of the Project Management Business.

        The Opinion is subject to various assumptions and qualifications set forth therein and described in this proxy statement/prospectus. In addition, the Opinion does not represent a valuation of the business acquired, but rather expresses an opinion of the fairness of the consideration paid for the business acquired. As a result, the ranges expressed in the Opinion do not represent the business's true worth or realizable value. The Opinion delivered to the Special Committee by Janney on April 3, 2018, is based on and subject to certain assumptions, qualifications, and limitations described in the Opinion, and is based on economic and market conditions and other circumstances as they existed and could be evaluated by Janney on the date of the Opinion. Changes in the Company's or the Project Management Business's operations or prospects or changes in general market or economic conditions since the date of the Opinion could, among other things, alter the relevance of the Opinion to the Special Committee and the Board in connection with the Board's recommendation to the Company's stockholders to approve the Transactions. See "Special Factors—Description of Fairness Opinion of Janney."

The Transactions require the consent of both Ashford Trust and Braemar to separate the Project Management Business under their existing contracts with Remington.

        Ashford Trust and Braemar must consent to separating the Project Management Business from their respective current contractual arrangements with Remington. Either or both of Ashford Trust and Braemar may not provide such consent on the same terms or at all.

The Company may be unable to obtain the regulatory approvals required to complete the Transactions.

        The consummation of the Transactions is subject to various closing conditions. If these conditions to closing of the Combination Agreement are not fulfilled, then the Transactions cannot be consummated. Although the Company does not anticipate any concerns from any regulatory authority, such regulatory authorities may determine not to permit the Transactions at all or may impose restrictions on the Transactions that may harm the Company or New Holdco if the Transactions are completed.

The Transactions may not be completed on the terms or timeline currently contemplated or at all. Failure to complete the Transactions in a timely manner could negatively affect the Company's ability to achieve the benefits associated with the Transactions and could negatively affect the Company's share price and future business and financial results.

        The Transactions are currently expected to close during the third quarter of 2018, assuming that all of the conditions in the Combination Agreement are satisfied or waived. The Combination Agreement provides that either the Company or the Remington Sellers may terminate the Combination Agreement if it becomes apparent that certain closing conditions will not be fulfilled by December 31, 2018. To complete the Transactions, the Company's stockholders must approve the Issuance Proposal. In addition, the Combination Agreement contains additional closing conditions, which may fail to be satisfied or waived. Certain events outside the Company's control may delay or prevent the consummation of the Transactions. Delays in consummating the Transactions or the failure to consummate the Transactions at all may cause the Company to incur significant additional costs and to fail to achieve the anticipated benefits associated with the Transactions. In addition, pursuant to the Combination Agreement, both the Company and Project Management Business are subject to restrictions on the conduct of their respective businesses prior to completing the Transactions. These restrictions may prevent the Company from pursuing specified strategic transactions, undertaking specified significant capital projects, undertaking significant financing transactions, and otherwise pursuing other actions that are not in the Company's ordinary course of business, even if such actions would prove beneficial. The Company cannot assure you that the conditions to the completion of the Transactions will be satisfied or waived or that any adverse event, development, or change will not occur, and the Company cannot provide any assurances as to whether or when the Transactions will be completed.

        Delays in consummating the Transactions or the failure to consummate the Transactions at all could also negatively affect the Company's future business and financial results, and, in that event, the market price of the Company's common stock may decline, particularly to the extent that the current market price reflects a market assumption that the Transactions will be consummated. If the

Transactions are not consummated for any reason, the Company's ongoing business could be adversely affected, and the Company will be subject to several risks, including:

  •
  the payment by the Company of certain costs, including termination fees of $4,093,665 if the Combination Agreement is terminated by the Company as a result of an AINC Intervening Event or an AINC Superior Proposal; and

  •
  the diversion of management focus and resources from operational matters and other strategic opportunities while working to consummate the Transactions.

        In addition, if the Transactions are not completed, the Company may experience negative reactions from the financial markets and from its employees and other stakeholders. The Company could also be subject to litigation related to any failure to complete the Transactions or to enforcement proceedings commenced against the Company to compel the Company to perform its obligations under the Combination Agreement. If the Transactions are not completed, the Company cannot assure its stockholders that these risks will not materialize and will not materially affect the Company's business, financial results, and stock price.

If the Transactions do not occur because of a superior proposal, the Company may incur payment obligations to Monty J. Bennett and Archie Bennett, Jr.

        If the Combination Agreement is terminated by the Company as a result of an AINC Intervening Event or an AINC Superior Proposal, the Company will be obligated to pay the PM Parties a termination fee of up to $4,093,665 plus the documented out-of-pocket costs and expenses actually incurred by the PM Parties in connection with the Combination Agreement and the Transactions.

The Company will incur significant non-recurring costs in connection with the Transactions.

        The Company has incurred and expects to incur a number of non-recurring closing costs associated with the Transactions. Under the terms of the Combination Agreement, regardless of whether the closing of the Transactions occurs, the Company is obligated to pay all costs and expenses, including fees and disbursements of counsel, financial advisors, the fees for registration of securities under the Securities Act and accountants and one-half of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act incurred by the Company, New Holdco, and Merger Sub. In the event the closing of the Transactions occurs, New Holdco will also pay up to an aggregate of $5 million for all transaction expenses incurred or funded by Remington or certain of its subsidiaries (on behalf of themselves or their affiliates) in connection with the Transactions (including one-half of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act), plus all bonuses and other payments (including applicable taxes in respect thereof) made to employees and agents of certain subsidiaries of Remington in connection with the closing. In addition, the transaction costs to be paid by New Holdco include reimbursement by New Holdco of any transaction costs incurred by Remington, or certain of its subsidiaries, and the PM Companies (on behalf of themselves or their affiliates) in connection with the previous transactions among the parties to the Combination Agreement which were not consummated. The Company expects that approximately $10 million will be incurred to complete the Transactions, including the $5.0 million reimbursement of Remington transaction costs payable upon closing although additional unanticipated costs may be incurred in the integration of the Project Management Business into the Company's business. As of April 17, 2018, the Company has incurred $2.0 million in nonrecurring costs in connection with the Transactions which does not include any fees for which the Company will need to reimburse Remington, its affiliates or others at the closing of the Transactions.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of New Holdco's financial condition or results of operations following the Transactions.

        The pro forma financial statements contained in this proxy statement are presented for illustrative purposes only and may not be an indication of New Holdco's financial condition or results of operations following the Transactions for several reasons. The pro forma financial statements have been derived from the historical financial statements of the Company and the Project Management Business, and adjustments and assumptions have been made after giving effect to the Transactions. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with any degree of certainty. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the Company and the Project Management Business in connection with the Transactions. As a result, the actual financial condition and results of operations of New Holdco following the Transactions may not be consistent with, or evident from, these pro forma financial statements.

        The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect New Holdco's financial condition or results of operations following the Transactions. Any decline or potential decline in New Holdco's financial condition or results of operations may cause significant variations in its stock price. Please read "Financial Information—Unaudited Pro Forma Financial Statements of Ashford Inc. and Subsidiaries."

Risks Related to the Structure of the Transactions

The holders of Series B Preferred Stock will have rights that are senior to the rights of a holder of New Holdco Common Stock, which may decrease the likelihood, frequency and amount of dividends to holders of New Holdco Common Stock.

        Following the Merger, New Holdco will issue all of the Series B Preferred Stock to the Remington Sellers. The Series B Preferred Stock requires that dividends be paid on the Series B Preferred Stock before any distributions can be paid to holders of New Holdco Common Stock and that, in the event of New Holdco's bankruptcy, dissolution, or liquidation, the holders of Series B Preferred Stock must be satisfied before any distributions can be made to the holders of New Holdco Common Stock. In addition, if New Holdco declares or pays a dividend on the New Holdco Common Stock, the holders of the Series B Preferred Stock will participate, on an as-converted basis, in such dividend with the holders of New Holdco Common Stock. The Series B Preferred Stock will vote together with the New Holdco Common Stock as a single class on all matters, with the number of votes attributable to each share of Series B Preferred Stock on an as-converted basis, subject to the voting restrictions set forth in the Investor Rights Agreement. As a result of the Series B Preferred Stock's superior rights relative the New Holdco Common Stock, including its right to participate in any dividends to the holders of New Holdco Common Stock, the right of holders of New Holdco Common Stock to receive distributions from New Holdco may be diluted and is limited by such rights.

Part of the consideration for the Transactions to the Remington Sellers creates significant cash flows for the Remington Sellers that may create conflicts of interest in the management of New Holdco following the Transactions.

        As part of the consideration for the Transactions, the Remington Sellers will receive Series B Preferred Stock. Each share of Series B Preferred Stock has a cumulative dividend rate of 5.50% per year until the first anniversary of the closing of the Transactions, 6.00% per year from the first anniversary of the closing of the Transactions until the second anniversary of the closing of the Transactions, and 6.50% per year after the second anniversary of the closing of the Transactions. As a result of this consideration, the Remington Sellers have the right to receive significant cash flow that might otherwise have been used for general corporate purposes. The Remington Sellers may be incentivized by this consideration to maximize the cash flow of New Holdco and its subsidiaries, and thus Monty J. Bennett may have conflicts of interest in making management decisions that might be to the detriment of New Holdco's long-term strategy and success. The cash flow generated by the Project Management Business, if acquired by New Holdco, may not be equal to or in excess of the dividends payable to the holders of the shares of Series B Preferred Stock in any period.

Following the Transactions, New Holdco will be dependent upon the profitability of the Company's legacy business and the acquired Project Management Business, operated through PM LLC, and the failure to receive regular distributions from its subsidiaries could adversely affect the availability of cash at New Holdco.

        Following the consummation of the Transactions, New Holdco will be a holding company owning equity interests of each of the Company and PM LLC. New Holdco will conduct no material activities other than activities incidental to holding equity interests of its subsidiaries and being a publicly traded corporation. New Holdco will be dependent on its subsidiaries' ability to generate cash and make cash distributions to it. As a result, New Holdco will be substantially dependent on the ability of its subsidiaries to fund cash needs. If the Company's and PM LLC's businesses are less profitable than New Holdco anticipates, New Holdco's business, financial results and stock price may be materially affected.

Cash distributions made by the operating companies to fund payments of dividends on New Holdco Preferred Stock may subject New Holdco to taxes to the extent such distributions are treated as a taxable dividend or distribution.

        Because New Holdco's ownership in Ashford Advisors Inc. (which owns each of the operating companies) is held indirectly through Ashford Hospitality Holdings LLC, an entity treated as a partnership for U.S. federal income tax purposes, New Holdco will not be entitled to a 100% dividends received deduction on dividends paid by Ashford Advisors Inc., and instead will only be entitled to a partial dividends received deduction, with respect to amounts distributed by Ashford Advisors Inc. for the benefit of New Holdco that are treated as a taxable dividend. In general, a distribution by Ashford Advisors Inc. is treated as a taxable dividend to the extent any such distribution is made out of Ashford Advisors Inc.'s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the amount of such distribution exceeds Ashford Advisors Inc.'s current and accumulated earnings and profits, it will be treated first as a non-taxable return of capital to the extent of Ashford Hospitality Holdings LLC's adjusted tax basis in the shares of Ashford Advisors Inc. and, to the extent the amount of such distribution exceeds such adjusted tax basis, will be treated as capital gain from the sale or exchange of such shares. Consequently, New Holdco will be subject to U.S. federal income tax on a portion of amounts distributed by Ashford Advisors Inc. for the benefit of New Holdco that are treated as a taxable dividend and on the full amount of any such distribution treated as a capital gain. Accordingly, in connection with any distributions made by the operating companies to fund payments of dividends on New Holdco Preferred Stock, additional distributions will likely be required to fund such taxes and any taxes payable on such additional distributions.

Risks Related to the Company's Operations After the Transactions

The representation of the Bennetts on the board of New Holdco may increase if New Holdco fails to make certain dividend payments on the Series B Preferred Stock.

        For so long as the Covered Investors hold at least 20% of the issued and outstanding shares of New Holdco Common Stock (on an as-converted basis), Archie Bennett, Jr., during his lifetime, and Monty J. Bennett, during his lifetime, are collectively entitled to nominate two individuals as members of the Board, one of whom is initially Monty J. Bennett and the other of whom is initially W. Michael Murphy. If New Holdco fails to make two consecutive dividend payments to the holders of the Series B Preferred Stock, then Archie Bennett, Jr., during his lifetime, and Monty J. Bennett, during his lifetime, will be entitled to collectively nominate two additional individuals as members of the board of directors of New Holdco and the size of the board of directors of New Holdco will be increased by two directors to accommodate these nominations. The Bennetts and certain of their affiliates, therefore, would have increased control over the Company's operations and management.

The Company may not manage the integration of the Project Management Business effectively in such a manner that the Company realizes the anticipated benefits of the Transactions.

        The Company may not manage the integration of the Project Management Business effectively. The Transactions could be a time-consuming and costly process. The Company may encounter potential difficulties, including, among other things:

  •
  the inability to successfully integrate the Project Management Business with the Company in a manner that permits the Company to operate effectively or efficiently, which could result in the anticipated benefits of the Transactions not being realized in the timeframe currently anticipated or at all;

  •
  the risk of not realizing all of the anticipated strategic and financial benefits of the Transactions within the expected timeframe or at all;

  •
  potential unknown liabilities and unforeseen increased expenses, delays, or regulatory conditions associated with the Transactions; and

  •
  performance shortfalls as a result of the diversion of management's attention caused by completing the Transactions and integrating the operations of the Project Management Business.

        For all these reasons, you should be aware that it is possible that the Transactions could result in the distraction of management, the disruption of the ongoing businesses, or inconsistencies in each business's operations, services, standards, controls, procedures, and policies. Therefore, the failure to integrate the Project Management Business effectively could have a material adverse effect on the Company's business, financial condition, and results of operations.

New Holdco will be exposed to risks to which the Company has not historically been exposed, including business risks inherent to the Project Management Business.

        The Transactions will expose New Holdco to risks to which the Company has not historically been exposed. As a result of the Transactions, New Holdco will be subject to the business risks inherent to the Project Management Business.

        Addressing these risks could distract management, disrupt the Company's ongoing business, or result in inconsistencies in New Holdco's operations, services, standards, controls, procedures, and policies, any of which could adversely affect the Company's ability to maintain relationships with its lenders, joint venture partners, vendors, and employees or to achieve all or any of the anticipated benefits of the Transactions.

        The acquisition of the Project Management Business, and the incurrence by New Holdco of business risks inherent to the Project Management Business could have a material adverse effect on New Holdco's business, financial condition, results of operations, and ability to effectively operate New Holdco's business.

Because the management agreements of Remington are subject to termination in certain circumstances, any such termination could have a material adverse effect on the Company's business, results of operations, and financial condition.

        The management agreements under which Remington provides project management services to hotels are subject to customary termination provisions. The Company anticipates that the new management agreements between the Project Management Business and Ashford Trust and Braemar, respectively, will contain similar termination provisions, but such new contracts have not been finalized.

Any termination of a management agreement could have a material adverse effect on the Company's business, results of operations and financial condition. Poor performance of the Project Management Business could cause a decline in the Company's revenue, income, and cash flow. In the event that the Project Management Business were to perform poorly, the Company's revenue, income, and cash flow could decline. Accordingly, poor performance may deter future investment in the Company.

The market price of New Holdco's common stock may decline compared to the historical market price of the Company's common stock as a result of the Transactions.

        The market price of New Holdco's common stock may decline compared to the historical market price of the Company's common stock as a result of the Transactions if New Holdco does not achieve the perceived benefits of the Transactions as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the Transactions on New Holdco's financial results is not consistent with the expectations of financial or industry analysts. The Transactions are expected to be accretive to the Company's performance metrics, including after taking into account the possible future exchange of the Series B Preferred Stock into New Holdco Common Stock. The extent and duration of any accretion will depend on several factors, including the amount of transaction-related expenses that are charged against the Company's earnings. If expenses charged against earnings are higher than the Company expected, the amount of accretion in 2018 could be less than currently anticipated and the Transactions may not turn out to be accretive or may be less accretive than currently anticipated. In such event, the price of the Company's common stock could decline.

        In addition, the risks associated with implementing the Company's long-term business plan and strategy following the Transactions may be different from the risks related to the Company's existing business and the trading price of the Company's common stock could be adversely affected.

Sales of substantial amounts of New Holdco's common stock in the public markets, or the perception that they might occur, including when the transfer restrictions under the Investor Rights Agreement end, could cause the market price of New Holdco's common stock to decline.

        Secondary sales of a substantial number of shares of New Holdco's common stock into the public market, particularly sales by New Holdco's directors, executive officers, and principal stockholders, including the Remington Sellers, or the perception that these sales might occur, could cause the market price of New Holdco's common stock to decline and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. Pursuant to the Investor Rights Agreement, for five years after the closing of the Transactions, each of the Remington Sellers are prohibited from selling or otherwise transferring New Holdco Common Stock or Series B Preferred Stock to any person that is or would become, together with such person's affiliates and associates, a beneficial owner of 10% or more of the shares of New Holdco Common Stock, considering the Series B Preferred Stock on an as-converted basis, subject to specified exceptions. After such transfer restrictions expire, all of the shares of New Holdco Common Stock or Series B Preferred Stock owned by the Remington Sellers will be eligible for sale in the public market, subject to compliance with applicable regulatory limitations.

        The market price of New Holdco's common stock could decline as a result of the sale of a substantial number of shares of New Holdco's common stock in the public market, the availability of shares of New Holdco's common stock for sale, or the perception in the market that the holders of a large number of shares of New Holdco's common stock intend to sell.

Risks Related to Ashford Inc.

         The asset management, advisory and hospitality product and services businesses are highly competitive.

        The asset management, advisory and hospitality product and services businesses are highly competitive. Competition in these businesses is driven by a variety of factors including: asset and investment performance; the quality of service provided to the companies we advise; investor perception of an asset and investment manager's drive, focus and alignment of interest; terms of investment, including the level of fees and expenses charged for services; our actual or perceived financial condition, liquidity and stability; the duration of relationships with investors; brand recognition; and business reputation. We expect to face competition primarily from other asset, service and investment management firms, private equity funds, hedge funds, other financial institutions, sovereign wealth funds, corporate buyers and other parties. A number of factors serve to increase our competitive risks:

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  other asset managers or advisors may have greater financial, technical, marketing and other resources and more personnel than we do;

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  other asset managers or advisors may offer more products and services than we do or be more adept at developing, marketing and managing new products and services than we are;

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  Ashford Trust, Braemar, and other companies that we may advise may not perform as well as the clients of other asset managers;

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  several other asset managers or advisors and their clients have significant amounts of capital and many of them have similar management and investment objectives to ours which may create additional competition for advisory opportunities;

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  some of these other asset managers' or advisors' clients may also have a lower cost of capital and access to funding sources that are not available to us or the companies that we advise, which may create competitive disadvantages for us with respect to funding opportunities;

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  some of these other asset managers' or advisors' clients may have higher risk tolerance, different risk assessment or a lower return threshold, which could allow them to facilitate the acquisition and management by their clients of a wider variety of assets and allow them to consider a broader range of investments and to advise their clients to bid more aggressively for investment opportunities on which we would advise our clients to bid;

  •
  there are relatively few barriers to entry impeding new asset management or advisory companies and the successful efforts of new entrants into the asset management businesses are expected to continue to result in increased competition;

  •
  some other asset managers or advisors may have better expertise or be regarded by potential clients as having better expertise with regard to specific assets or investments;

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  other asset managers or advisors may have more scalable platforms and may operate more efficiently than us;

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  other asset managers or advisors may have better brand recognition than us and there is no assurance that we will maintain a positive brand in the future;

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  other industry participants may from time to time seek to recruit members of our management or investment teams and other employees away from us;

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  an increase in the allocation of capital to our asset strategies by institutional and individual investors could lead to a reduction in the size and duration of pricing inefficiencies that we may seek to exploit;

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  a decrease in the allocation of capital to our asset strategies could intensify competition for that capital and lead to difficulty in raising new capital; and

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  the market for qualified professionals is intensely competitive and our ability to continue to compete effectively will also depend upon our ability to attract, retain and motivate our employees.

        Our inability to effectively compete on these and other areas may have an adverse effect on our business, results of operations and financial condition.

         The investments of the entities we currently advise and provide other products and services to are concentrated in the hotel industry. Our business would be adversely affected by an economic downturn in that sector, and we will be significantly influenced by the economies and other conditions in the specific markets in which our asset management clients operate.

        Substantially all of the investments of Ashford Trust and Braemar and the investments of clients we provide other products and services to are concentrated in the hotel industry. These concentrations may expose such entities, and therefore us, to the risk of economic downturns in the hotel real estate sector to a greater extent than if the investments of such entities were diversified across other sectors of the real estate or other industries. Similarly, we are particularly susceptible to adverse market conditions in areas in which our asset management clients have high concentrations of properties. Industry downturns, relocation of businesses, any oversupply of hotel rooms, a reduction in lodging demand or other adverse economic developments in the hotel industry generally or in areas where our asset management clients have a high concentration of properties could adversely affect us.

         Failure of the hotel industry to exhibit sustained improvement or to improve as expected may adversely affect us.

        A substantial part of our business plan is based on management's belief that the lodging markets will continue to experience stable or improving economic fundamentals in the future. There can be no assurance as to whether or to what extent, lodging industry fundamentals will remain stable or continue to improve. If conditions in the industry do not remain stable or improve as expected, or deteriorate, we may be adversely affected.

         We are subject to substantial regulation, numerous contractual obligations and extensive internal policies and failure to comply with these matters could have a material adverse effect on our business, financial condition and results of operations.

        We and our subsidiaries will be subject to substantial regulation, numerous contractual obligations and extensive internal policies. Given our organizational structure, we are subject to regulation by the SEC, the Internal Revenue Service, and other federal, state and local governmental bodies and agencies. We also will be responsible for managing the regulatory aspects of Ashford Trust and Braemar, including compliance with applicable REIT rules. These regulations are extensive, complex and require substantial management time and attention. If we fail to comply with any of the regulations that apply to our business or the businesses of Ashford Trust, Braemar or other entities that we advise, we could be subjected to extensive investigations as well as substantial penalties, and our business and operations could be materially adversely affected. We also will have numerous contractual obligations that we must adhere to on a continuous basis to operate our business, the default of which could have a material adverse effect on our business and financial condition. While we have designed policies to appropriately operate our business and the entities we advise, these internal policies may not be effective in all regards and, further, if we fail to comply with our internal policies, we could be subjected to additional risk and liability.

         We may do business internationally, which may subject us to numerous political, economic, market, reputational, operational, legal, regulatory and other risks that could adversely impact our business and results of operations.

        We have limited experience operating internationally but we may do so in the near future, in our capacity as advisor to an entity with international operations. As a result of any future international operations conducted by us, our business and financial results in the future could be adversely affected due to currency fluctuations, social or judicial instability, acts or threats of terrorism, changes in governmental policies or policies of central banks, expropriation, nationalization and/or confiscation of assets, price controls, fund transfer restrictions, capital controls, exchange rate controls, taxes, inadequate intellectual property protection, unfavorable political and diplomatic developments, changes in legislation or regulations and other additional international developments or restrictive actions. These risks are especially acute in emerging markets. Many non-U.S. jurisdictions in which we may do business have been negatively impacted by recessionary conditions. These jurisdictions may continue to experience increasing levels of stress. In addition, the risk of default on sovereign debt in some non-U.S. jurisdictions could expose us to substantial losses. Any such unfavorable conditions or developments could have an adverse impact on our businesses and results of operations.

        We may also experience difficulty entering new international markets due to regulatory barriers, the necessity of adapting to new regulatory systems and problems related to entering new markets with different cultural bases and political systems. These difficulties may prevent, or significantly increase the cost of, our international expansion.

        In addition, changes in policies or laws of the U.S. or foreign governments resulting in, among other things, higher taxation, currency conversion limitations, restrictions on fund transfers or the expropriation of private enterprises, could reduce the anticipated benefits of our international expansion. Any actions by countries in which we conduct business to reverse policies that encourage investment could adversely affect our business. If we fail to realize the anticipated growth of our future international operations, our business and operating results could suffer.

         Our ability to raise capital and attract investors for our existing and potential advisory clients and our performance is critical to our ability to earn fees and grow our businesses.

        The base advisory fees that we earn in our asset management business are based on the total market capitalization of the entities that we advise. Accordingly, our base fees are expected to increase if we are able to successfully raise capital in the equity markets for our existing and potential clients. Further, the incentive fees we earn in our asset management business will be primarily driven by the outperformance of our clients as compared with their respective peers, based on total stockholder return.

        Our ability to earn these fees is subject to a number of risks, many of which are beyond our control, including monetary and fiscal policies, domestic and international economic conditions, political considerations and capital markets. To the extent that general capital markets activity slows down or comes to a halt, our clients may have difficulty growing. This risk is based on micro- and macro-economic market factors including but not limited to disruptions in the debt and equity capital markets, resulting in the lack of access to capital or prohibitively high costs of obtaining or replacing capital. Despite recent improvements, the markets could suffer another severe downturn and another liquidity crisis could emerge.

         We are predominantly dependent on Ashford Trust and Braemar as our only current asset management clients for a substantial portion of our operating revenue, the loss of either of which, or their failure or inability to pay any amounts owed to us, including under their advisory agreements, could adversely affect our business, financial condition, prospects and results of operations. Ashford Trust and Braemar are also customers of our consolidated subsidiaries that provide products and services to the hospitality industry.

        Ashford Trust and Braemar are the only companies for which we currently provide asset management advisory services. Ashford Trust and Braemar are also customers of our consolidated subsidiaries that provide products and services to the hospitality industry. Therefore, our business is subject to the risks of the businesses of each entity. The loss or failure of either company, termination of either advisory agreement, the failure or inability of either company to pay us any amounts owed under their respective advisory agreements or other contracts, and particularly their failure or inability to pay all or a portion of any applicable termination fee, would adversely affect our business, financial condition, prospects and results of operations. Additionally, these companies could sell assets over time, decreasing their market capitalization, and thereby cause our advisory fees and other revenues to decrease, which would adversely affect our results of operations and financial condition.

         We depend on our key personnel with long-standing business relationships. The loss of such key personnel could threaten our ability to operate our business successfully.

        Our future success depends, to a significant extent, upon the continued services of our management team and key employees of the businesses we have acquired and may in the future acquire. In particular, the hotel industry and/or investment experience of Messrs. Monty J. Bennett, Douglas A. Kessler, Richard J. Stockton, Robert G. Haiman, Deric S. Eubanks, Jeremy J. Welter, Mark L. Nunneley and J. Robison Hays, III, and the extent and nature of the relationships they have developed with hotel franchisors, operators, and owners and hotel lending and other financial institutions are critically important to the success of our business. The loss of services of one or more members of our management or investment teams could harm our business and our prospects.

         The prior performance of Ashford Trust and Braemar is not indicative of our future performance.

        We have presented information in this proxy statement/prospectus regarding the historical results of Ashford Trust and Braemar. When considering this information you should consider that the historical results of Ashford Trust and Braemar are not indicative of the future results that you should expect from us or our common stock. There are significant differences between Ashford Trust and Braemar and us, and our financial condition and results of operations could vary significantly because our investment, financing, business and other strategies differ from those of Ashford Trust and Braemar.

        As described elsewhere in this document, our future results are subject to many uncertainties and other factors that could cause our financial condition and results of operations to be materially different than that of Ashford Trust and Braemar.

         If we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our stock price may suffer.

        Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries' internal control over financial reporting. To comply with this statute, we will eventually be required to document and test our internal control procedures, our management will be required to assess and issue a report concerning our internal control over financial reporting, and our independent auditors will be required to issue an opinion on their audit of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. If our management cannot favorably assess the effectiveness of our internal control over financial reporting or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our stock price may suffer.

         Our platform may not be as scalable as we anticipate and we could face difficulties growing our business without significant new investment in personnel and infrastructure.

        While we believe our platform for operating our business is highly scalable and can support significant growth without substantial new investment in personnel and infrastructure on a relative basis, we may be wrong in that assessment. It is possible that if our business grows substantially, we will need to make significant new investment in personnel and infrastructure to support that growth. We may be unable to make significant investments on a timely basis or at reasonable costs, and our failure in this regard could disrupt our business and operations.

         If our portfolio management techniques and strategies are not effective, we may be exposed to material unanticipated losses.

        Our portfolio management techniques and strategies may not fully mitigate the risk exposure of our operations in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Any failures in our portfolio management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks in our operations and could result in losses.

         We may grow our business through the acquisition of asset management services contracts, assets or companies, which entails substantial risk.

        We may determine to grow our business through the acquisition of asset management, services contracts, assets or companies. Such acquisitions entail substantial risk. During our due diligence of such acquisitions, we may not discover all relevant liabilities and we may have limited, if any, recourse against the sellers. We also may not successfully integrate the asset contracts or companies that we acquire into our business and operations, which could have a material adverse effect on our results of operation and financial condition. Additionally, to the extent such acquisitions result in us entering new lines of business, we may become subject to new laws and regulations with which we are not familiar, or from which we are currently exempt, potentially leading to increased litigation and regulatory risk. Moreover, we may grow our business through joint ventures, in which case we will be subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to systems, control and personnel that are not under our control.

         Certain provisions of Maryland law could inhibit changes in control.

        Certain provisions of the MGCL may have the effect of inhibiting a third party from making a proposal to acquire us or impeding a change of control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of our common stock, including:

  •
  "business combination" provisions that, subject to limitations, prohibit certain business combinations between us and an "interested stockholder" (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose special stockholder voting requirements on these business combinations, unless certain fair price requirements set forth in the MGCL are satisfied; and

  •
  "control share" provisions that provide that "control shares" of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of outstanding "control shares") have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

        Our bylaws opt out of the "control share" provisions for certain persons and entities, but we may later amend our bylaws to modify or eliminate these opt-out provisions.

        Our charter provides that a director may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the voting power of the then issued and outstanding shares of capital stock entitled to be cast in the election of directors. Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions: a classified board; a two-thirds stockholder vote requirement for removal of a director; a requirement that the number of directors be fixed only by vote of the directors; a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and a requirement that the holders of at least a majority of all votes entitled to be cast request a special meeting of stockholders. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already require that the number of directors be fixed only by the board of directors and require, unless called by the Chairman of the board of directors, our chief executive officer or a majority of our board of directors, the written request of the holders of at least a majority of the voting power of the then issued and outstanding shares of capital stock to call a special meeting. Additionally, our charter currently provides that directors are elected annually and does not currently provide for a classified board.

        Our charter, bylaws and Maryland law contain other provisions that may delay, deter or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

         We have adopted a stockholder rights plan which could make it more difficult for a third-party to acquire us while the plan remains in effect.

        We have in effect a stockholder rights plan that is intended to protect us from efforts to obtain control of our company that the board of directors believe are inconsistent with the best interests of our company and our stockholders. The rights will be exercisable ten days following the earlier of the public announcement that a stockholder (other than us, one of our subsidiaries or employee benefit plans or Mr. Monty J. Bennett, Archie Bennett, Jr. and certain of their affiliates and associates) has acquired beneficial ownership of 10% or more of our common stock without the approval of the board of directors or the announcement of a tender offer or exchange offer that would result in the ownership of 10% or more of our common stock by a person or group of persons (other than one or more of the excluded persons described above). The rights also become exercisable if a person or group that already beneficially owns 10% or more of our common stock (other than one or more of the excluded persons described above) acquires any additional shares of our common stock without the approval of the board of directors. If the rights become exercisable, all rights holders (other than the person/entity triggering the rights) will be entitled to acquire certain of our securities at a substantial discount. The rights may substantially dilute the stock ownership of a person or group attempting to take over our company without the approval of the board of directors, and the rights plan could make it more difficult for a third-party to acquire our company or a significant percentage of our outstanding shares of common stock, without first negotiating with our board of directors. The rights are set to expire on February 25, 2021.

         Stockholders have limited control over changes in our policies and operations, which increases the uncertainty and risks they face as stockholders.

        The board of directors determines our major policies, including our policies regarding growth and distributions. The board of directors may amend or revise these and other policies without a vote of our stockholders. We may change our corporate policies without stockholder notice or consent, which could result in investments or activities that are different than, or in different proportion than, those described in this proxy statement/prospectus. Under the MGCL, our charter and our bylaws, stockholders will have a right to vote only on limited matters. The board of directors' broad discretion in setting policies and stockholders' inability to exert control over those policies increases the uncertainty and risks stockholders face.

         Our organizational documents do not limit our ability to enter into new lines of businesses, and we may expand into new investment strategies, geographic markets and businesses, each of which may result in additional risks and uncertainties in our businesses.

        We may, to the extent that market conditions permit, is to grow our business and expand into new investment strategies, geographic markets and businesses. Our organizational documents do not limit us to the management of assets or operation of service businesses within the hospitality industry. Accordingly, we may pursue growth through acquisitions of asset management and service contracts, assets or companies, acquisitions of critical business partners or other strategic initiatives. To the extent we make strategic investments or acquisitions, undertake other strategic initiatives or enter into a new line of business, we will face numerous risks and uncertainties, including risks associated with: (i) the required investment of capital and other resources; (ii) the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk; (iii) combining or integrating operational and management systems and controls; and (iv) the broadening of our geographic footprint, including the risks associated with conducting operations in non-U.S. jurisdictions. Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new business generates insufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected. Our strategic initiatives may include joint ventures, in which case we will be subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to systems, controls and personnel that are not under our control.

         Our constituent documents designate the Circuit Court for Baltimore City, Maryland, or if that Court does not have jurisdiction because the action asserts a federal claim, the United States District Court for the District of Maryland, Baltimore Division as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

        Our constituent documents provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or if that Court does not have jurisdiction because the action asserts a federal claim, the United States District Court for the District of Maryland, Baltimore Division is the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders or any breach of a standard of conduct of directors; (iii) any action asserting a claim against us or any of our directors, officers, employees or agents arising pursuant to any provision of the MGCL, our charter or bylaws; or (iv) any other action asserting a claim against us or any of our directors, officers, employees or agents that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our constituent documents described above. This choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our constituent documents inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations.

         For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to disclosure about our executive compensation, that apply to other public companies unless we opt to do so.

        We are subject to reporting and other obligations under the Exchange Act. In April 2012, the JOBS Act was enacted into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for "emerging growth companies," including certain requirements relating to accounting standards and compensation disclosure unless we irrevocably opt to comply with such requirements. We are an "emerging growth company" as defined in the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to:

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  provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act,

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  comply with any new requirements adopted by the Public Company Accounting Oversight Board (the "PCAOB") requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer,

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  provide certain disclosure regarding executive compensation, or

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  hold stockholder advisory votes on executive compensation.

        We have irrevocably opted into complying with any new or revised financial accounting standards applicable to public companies and thus will be required to comply with such standards.

         Our status as an "emerging growth company" under the JOBS Act may make it more difficult to raise capital as and when we need it.

        Because of the exemptions from various reporting requirements provided to us as an "emerging growth company" and because we will have an extended transition period for complying with accounting standards newly issued or revised after April 5, 2012, we may be less attractive to investors, and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

         We are subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared and we may not be able to accurately report our financial results.

        Following our separation from Ashford Trust, we became subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404(a) requires annual management assessments of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our management, administrative, operational, internal audit and accounting resources and cause us to incur significant expenses. We may need to upgrade our systems or create new systems; implement additional financial and management controls, reporting systems and procedures; expand our internal audit function; and hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

        For as long as we are an "emerging growth company" under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b). We could be an emerging growth company for up to five years. An independent assessment of the effectiveness of our internal controls could detect problems that our management's assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

         We are increasingly dependent on information technology, and potential cyber-attacks, security problems or other disruption and expanding social media vehicles present new risks.

        We rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, personal identifying information, billing and operating data. We may purchase some of our information technology from vendors, on whom our systems depend, and rely on commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential operator and other customer information. We depend upon the secure transmission of this information over public networks. Our networks and storage applications are subject to unauthorized access by hackers or others through cyber-attacks, which are rapidly evolving and becoming increasingly sophisticated, or by other means, or may be breached due to operator error, malfeasance or other system disruptions. In some cases, it will be difficult to anticipate or immediately detect such incidents and the damage caused thereby. Any significant breakdown, invasion, destruction, interruption or leakage of our systems could harm us.

        In addition, the use of social media could cause us to suffer brand damage or information leakage. Negative posts or comments about us on any social networking website could damage our reputation. In addition, employees or others might disclose non-public sensitive information relating to our business through external media channels. The continuing evolution of social media will present us with new challenges and risks.

         Changes in laws, regulations, or policies may adversely affect our business.

        The laws and regulations governing our business or the businesses of our clients, or the regulatory or enforcement environment at the federal level or in any of the states in which we or our clients operate, may change at any time and may have an adverse effect on our business. For example, the Patient Protection and Affordable Care Act of 2010, as it is phased in over time, will significantly affect the administration of health care services and could significantly impact our cost of providing employees with health care insurance. The recently enacted Tax Cuts and Jobs Act may limit the future deductions of interest expense we may incur. We are unable to predict how these or any other future legislative or regulatory proposals or programs will be administered or implemented or in what form, or whether any additional or similar changes to statutes or regulations, including the interpretation or implementation thereof, will occur in the future. Any such action could affect us in substantial and unpredictable ways and could have an adverse effect on our results of operations and financial condition. Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a material adverse effect on our operations in that market and on our reputation generally. No assurance can be given that applicable laws or regulations will not be amended or construed differently or that new laws and regulations will not be adopted, either of which could materially adversely affect our business, financial condition, or results of operations.

Risks Related to Ashford Inc.'s Conflicts of Interest

         Our separation and distribution agreement, our advisory agreements, our mutual exclusivity agreement, the tax matters agreement and other agreements entered into in connection with our separation from Ashford Trust were not negotiated on an arm's-length basis, and we may be unable to enforce or may pursue less vigorous enforcement of their terms because of conflicts of interest with certain of our executive officers and directors and key employees of Ashford Trust and Braemar and/or pending or future legal proceedings.

        Because certain of our officers and one of our directors are also officers of Ashford Trust and Braemar and have beneficial ownership interests in Ashford Trust and Braemar, our separation and distribution agreement, our advisory agreements, our mutual exclusivity agreement, the tax matters agreement and other agreements entered into in connection with our separation from Ashford Trust were not negotiated on an arm's-length basis, and we did not have the benefit of arm's-length negotiations of the type normally conducted with an unaffiliated third party. As a result, the terms, including fees and other amounts payable, may not be as favorable to us as an arm's-length agreement. Furthermore, we may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationship with Ashford Trust, Braemar and Remington. For example, we are entitled to indemnification from Ashford Trust OP in the event of breaches of certain provisions of, or misrepresentations made in, the separation and distribution agreement. In addition, we may be unable to enforce certain provisions of our advisory agreements with Ashford Trust or Braemar, including as a result of pending or future legal proceedings.

         Our deferred compensation obligations may dilute your interest in our common stock.

        Our deferred compensation plan has only two participants, Mr. Monty J. Bennett and his father Mr. Archie Bennett, Jr. Both Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. have elected to invest their deferred compensation accounts in our common stock. As a result, we have an obligation to issue approximately 196,000 shares of our common stock to Mr. Monty J. Bennett. We also have an obligation to issue approximately 11,000 remaining shares of our common stock to Mr. Archie Bennett, Jr.. The issuance of these shares of our common stock will dilute current stockholders and, if all such shares are issued, may result in a change of control of our company.

         Our relationships with Remington, Ashford Trust, Braemar and AIM could create significant conflicts of interest.

        Our chief executive officer and chairman, Mr. Monty J. Bennett, serves as the chief executive officer of Remington, chairman of the board of Ashford Trust and chairman of the board of Braemar. Additionally, Mr. Monty J. Bennett and his father, Mr. Archie Bennett, Jr. beneficially own, directly or indirectly, 100% of Remington. Mr. Monty J. Bennett's obligations to Remington, Ashford Trust and Braemar reduce the time and effort he spends managing our company, and his duties to us as a director and officer may conflict with his duties to, and beneficial pecuniary interest in, Remington, Ashford Trust and Braemar. Furthermore, Mr. Robert G. Haiman, former Senior Vice President—Business Development and Chief Legal Officer of Remington, was appointed to serve as Executive Vice President, General Counsel and Secretary of Ashford lnc., Ashford Trust and Braemar, effective June 1, 2018.

        We own approximately 100% of AIM Management Holdco, LLC ("Management Holdco"), which owns Ashford Investment Management, LLC ("AIM"). We own approximately 60% of AIM performance Holdco, LP ("Performance Holdco"), which owns 99.99% of AIM REHE Funds GP, LP ("AIM GP"). Mr. Monty J. Bennett and Mr. J. Robison Hays, III directly or indirectly beneficially own, in the aggregate, 40% of Performance Holdco. AIM serves as investment advisor to AHT SMA, LP, a wholly owned subsidiary of Ashford Trust. Mr. Bennett's and Mr. Hays' duties to us as directors and officers may conflict with their duties to, and interests in, Performance Holdco and AIM.

         Under the terms of our mutual exclusivity agreement with Remington, we may be obligated to utilize Remington as a property manager for hotels, if any, we may acquire in the future as well as future platforms that we advise, to the extent we have the discretion to do so, even if the utilization of Remington for such property management may not be the most advantageous for our hotels or future clients.

        Our mutual exclusivity agreement with Remington requires us to utilize Remington Lodging to provide property management, project management and development services for all hotels, if any, that we may acquire as well as all hotels that future companies we advise may acquire, to the extent that we have the right, or control the right, to direct such matters, unless our independent directors either (i) unanimously vote not to utilize Remington for such services or (ii) based on special circumstances or past performance, by a majority vote elect not to engage Remington because they have determined, in their reasonable business judgment, that it would be in our best interest not to engage Remington or that another manager or developer could perform the duties materially better. In exchange for our agreement to engage Remington for such services for all hotels, if any, that we may acquire as well as all future companies that we advise, Remington has agreed to grant to any such future clients a first right of refusal to purchase any investments identified by Remington and any of its affiliates that meet the initial investment criteria of such entities, as identified in the advisory agreement between us and such entities, subject to any prior rights granted by Remington to other entities, including Ashford Trust, Braemar and us. Mr. Monty J. Bennett will potentially benefit from the receipt of property management fees, project management fees and development fees by Remington from us and such future companies that we advise. See "Description of the Business of Ashford Inc.—Our Mutual Exclusivity Agreement." Mr. Monty J. Bennett's ownership interests in and management obligations to Remington present him with conflicts of interest in making management decisions related to the commercial arrangements between us, the clients we advise and Remington.

         Under the terms of our mutual exclusivity agreement with Remington, Remington may be able to pursue lodging investment opportunities that compete with the businesses that we advise.

        Pursuant to the terms of our mutual exclusivity agreement with Remington, if investment opportunities that satisfy the investment criteria of Ashford Trust, Braemar or one of our future clients are identified by Remington or its affiliates, Remington will give such entity a written notice and description of the investment opportunity. The applicable entity will generally have 10 business days to either accept or reject the investment opportunity. If such entity rejects the opportunity, Remington may then pursue such investment opportunity, subject to any right of first refusal contractually granted by Remington to any other entity. As a result, it is possible that Remington could pursue an opportunity that fits within the investment criteria of an entity that we advise and compete with that entity or compete with us. In such a case, Mr. Monty J. Bennett, our chief executive officer and chairman, in his capacity as chief executive officer of Remington could be in a position of directly competing with us or an entity that we advise.

         Provisions of our charter may result in certain corporate opportunities being assigned to Ashford Trust and Braemar.

        The provisions of our charter provide that our directors and executive officers may also serve as directors, officers, employees, consultants or agents of Ashford Trust, Braemar and their respective subsidiaries and that we may engage in material business transactions with such entities. To the fullest extent permitted by law, we will renounce our rights to certain business opportunities, and no director or officer of ours who is also serving as a director, officer, employee, consultant or agent of Ashford Trust, Braemar or any of their subsidiaries will be liable to us or to our stockholders for breach of any fiduciary duty that would otherwise exist by reason of the fact that any such individual directs a corporate opportunity (other than certain limited types of opportunities set forth in the applicable advisory agreement) to Ashford Trust, Braemar or any of their respective subsidiaries instead of us, or does not refer or communicate information regarding such corporate opportunities to us.

         Certain of our executive officers, who are also executive officers or board members of Ashford Trust, Braemar, or both, including our chief executive officer, who is also an executive officer of Remington, face competing demands relating to their time as well as potential conflicts of interest, and this may adversely affect our operations.

        Certain of our executive officers are also executive officers or board members of Ashford Trust, Braemar, or both. Because our executive officers have duties to Ashford Trust or Braemar, as applicable, as well as to our company, we do not have their undivided attention. They face conflicts in allocating their time and resources between our company, Ashford Trust and Braemar, as applicable, and they will continue to face increasing conflicts as we advise additional companies and platforms.

         The organization and management of Ashford Trust and Braemar and any companies we may advise in the future may create conflicts of interest.

        We are or will be party to advisory and other agreements with Ashford Trust and Braemar. These entities, along with any other businesses we may advise in the future will acquire assets consistent with their respective initial investment guidelines, but in each case, we will have discretion to determine which investment opportunities satisfy each such entity's initial investment guidelines. If, however, either Ashford Trust or Braemar materially changes its investment guidelines without our express consent, we are required to use our best judgment to allocate investment opportunities to Ashford Trust, Braemar and other entities we advise, taking into account such factors as we deem relevant, in our discretion, subject to any then-existing obligations we may have to such other entities. If a portfolio investment opportunity cannot be equitably divided by asset type and acquired on the basis of such asset types in satisfaction of each such entity's investment guidelines, we will allocate investment opportunities between Ashford Trust, Braemar and any other businesses we advise in a fair and equitable manner, consistent with such entities' investment objectives. When determining the entity for which such a portfolio investment opportunity would be the most suitable, our investment professionals have substantial discretions and may consider, among other factors, the following:

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  investment strategy and guidelines;

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  portfolio concentrations;

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  tax consequences;

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  regulatory restrictions;

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  liquidity requirements; and

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  financing availability.

        We may manage additional investment vehicles in the future and, in connection with the creation of such investment vehicles, may revise these allocation procedures. The result of a revision to the allocation procedures may, among other things, be to increase the number of parties who have the right to participate in investment opportunities sourced by us, increasing the risk of conflicts of interest.

        The decision of how any potential investment should be allocated among Ashford Trust, Braemar and any other companies we may advise in the future, in many cases, may be a matter of subjective judgment, which will be made by us.

        Appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential or actual conflicts of interest. Litigation in connection with conflicts of interest could have a material adverse effect on our reputation, which could materially adversely affect our business and our ability to attract investors for future vehicles.

         Our fiduciary duties as the sole manager of our operating company could create conflicts of interest with our fiduciary duties to our stockholders.

        We, as the sole manager of Ashford Hospitality Holdings, LLC, which wholly owns our operating company, have fiduciary duties to the other members of Ashford Hospitality Holdings, LLC, the discharge of which may conflict with the interests of our stockholders. The operating agreement of Ashford LLC provides that, in the event of a conflict in the fiduciary duties owed by us to our stockholders and, in our capacity as manager of our operating company, to the members of Ashford Hospitality Holdings, LLC, we may act in the best interest of our stockholders without violating our fiduciary duties to the members of Ashford Hospitality Holdings, LLC or being liable for any resulting breach of our duties to the members, subject in all cases to the implied contractual covenant of good faith and fair dealing which, pursuant to Maryland law, cannot be waived. In addition, those persons holding Ashford Hospitality Holdings, LLC common units will have the right to vote on certain amendments to the operating agreement (which require approval by a majority in interest of the members, including us) and individually to approve certain amendments that would adversely affect their rights. These voting rights may be exercised in a manner that conflicts with the interests of our stockholders. For example, we are unable to modify the rights of Ashford Hospitality Holdings, LLC members to receive distributions as set forth in the operating agreement in a manner that adversely affects their rights without their consent, even though such modification might be in the best interest of our stockholders. In addition, conflicts may arise when the interests of our stockholders and the members of Ashford Hospitality Holdings, LLC diverge, particularly in circumstances in which there may be an adverse tax consequence to the members.

         Our conflicts of interest policy may not adequately address all of the conflicts of interest that may arise with respect to our activities.

        In order to minimize any actual or perceived conflicts of interest with our directors, officers or employees, we have adopted a conflicts of interest policy to address specifically some of the conflicts relating to our activities. Although under this policy the approval of a majority of our disinterested directors is required to approve any transaction, agreement or relationship in which any of our directors, officers, or employees, Ashford Trust or Braemar has an interest, there is no assurance that this policy will be adequate to address all of the conflicts that may arise. In addition, the transactions and agreements entered into in connection with our formation prior to the separation and distribution have not been approved by any independent or disinterested persons.

 Risks Related to Ashford Inc.'s Debt Financing

         Although we do not currently have any debt at the corporate level, we have a corporate level revolving credit facility in place and may incur debt in the future, which may materially and adversely affect our financial condition and results of operations.

        While we currently do not use leverage at the corporate level, we have a corporate level revolving credit facility in place. Also certain of our subsidiaries that provide products and services to the lodging industry use debt some of which has recourse to Ashford Inc. or Ashford LLC. Our organizational documents do not limit our capacity to use leverage or limit the amount of debt that we may incur. We may, at any time, decide to use leverage to meet future capital needs. We may also, from time to time, use derivative instruments primarily to manage interest rate risk. Future indebtedness will increase our operating costs, particularly in periods of rising interest rates, and we cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses that may reduce the overall return on your investment.

SPECIAL FACTORS

Background of the Transactions

        On September 17, 2015, Archie Bennett, Jr., Monty J. Bennett, MJB Investments, LP, Mark A. Sharkey, Ashford GP Holdings I, LLC, Remington Holdings GP, LLC, Remington GP Holdings, LLC, the Company, Remington, Newco (as defined below) and Newco Sub (as defined below) entered into an acquisition agreement whereby the Company would (i) acquire an 80% limited partnership interest in Remington from Monty J. Bennett, Archie Bennett, Jr., MJB Investments, LP and Mark A. Sharkey and 100% of the general partnership interests in Remington from Remington Holdings GP in exchange for equity securities to be issued by a direct subsidiary of the Company ("Newco") and a promissory note issued by a direct, wholly owned subsidiary of Newco ("Newco Sub") and (ii) contribute substantially all of the assets and business operations of the Company to Newco in exchange for the voting stock of Newco (the "2015 Transaction"). The obligations of each party to consummate the transactions contemplated by such agreement were subject to, among other conditions, the issuance by the Internal Revenue Service (the "IRS") of a private letter ruling (the "Private Letter Ruling") that Remington will not fail to qualify as an "eligible independent contractor" within the meaning of Section 856(d)(9)(A) of the Code, with respect to the Company's real estate investment trust clients specified in the letter ruling request following Newco's acquisition of interests in Remington. The transaction was not consummated due to, among other things, the failure to obtain from the IRS the Private Letter Ruling on the terms requested.

        On December 14, 2016, the Company Board resolved to form an independent special committee of the Company Board (the "Prior Committee") for the purpose of evaluating and, if applicable, negotiating the terms of a potential transaction in which the Company, through a to-be-formed holding company, would acquire the Project Management Business. The Company Board selected from among its independent directors Mr. Darrell T. Hail and Mr. John Mauldin as members of the Prior Committee, with Mr. Hail being appointed chairman, and the Company Board accepted such appointments. Once constituted, the Prior Committee engaged Weil, Gotshal & Manges LLP ("Weil") as legal counsel to the Prior Committee.

        On February 28, 2017, the Prior Committee determined to engage Houlihan Lokey ("HL") as financial advisor and Venable LLP ("Venable") as Maryland counsel in connection with the potential transaction. Soon thereafter, Weil, HL and Venable began to conduct legal and financial diligence on Remington and the Project Management Business.

        On March 14, 2017, Archie Bennett, Jr., MJB Investments, LP, and Mark A. Sharkey (the "Remington Sellers") provided the Prior Committee with a proposal for the Company, through a to be formed holding company, to acquire the Project Management Business. The revised proposal included the following terms:

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  The Acquisition by the Company, through a to-be-formed holding company, of 100% of the Project Management Business from the Remington Sellers, with Remington's property management business being retained by Remington;

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  An acquisition price of $200 million, paid in the form of a proposed new series of voting convertible preferred stock, with a cumulative annual dividend in an amount equal to 7.25% of the face amount of the preferred stock, payable quarterly in arrears in cash, and rights to vote on all matters, with the number of votes to be calculated on an as-converted basis;

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  The Remington Sellers would have the right to nominate for service two directors; provided that they would have the right to appoint two additional directors if the accrued dividends on the preferred stock were not paid after two consecutive calendar quarters; and

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  The Remington Sellers would have a put option to require the purchase of Series B Preferred Stock in the event of a change of control.

        On April 11, 2017, the Prior Committee met with Weil and HL telephonically to discuss a potential engagement of Riveron Consulting, LLC ("Riveron") to perform financial diligence on Remington and the Project Management Business and to discuss whether to add Brian Wheeler, another independent member of the Company Board and former member of the special committee formed in connection with the 2015 Transaction. Following discussion, the Prior Committee determined it would not add Mr. Wheeler to the Prior Committee but reserved the right to seek Mr. Wheeler's advice with respect to certain matters given his experience with the 2015 Transaction.

        On April 18, 2017, the Prior Committee met with Weil and HL telephonically to discuss again the potential engagement of Riveron and conversations with the Company's management regarding the possibility of adding Mr. Wheeler to the Prior Committee. The Prior Committee directed Weil to inform Mr. David Brooks, general counsel to the Company at the time, that the Prior Committee had decided against adding Mr. Wheeler to the Prior Committee.

        On April 21, 2017, the Remington Sellers provided the Prior Committee with a revised proposal that was substantially similar to the March 14 proposal but with the following revised terms:

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  The acquisition price had been increased from $200 million to $230 million; and

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  The aggregate voting power held by the Remington Sellers after consummating the transaction would be capped at 70% of the aggregate voting power held by all stockholders (which term was proposed verbally).

        On May 3, 2017, the Prior Committee met with Weil and HL in person at Weil's offices in Dallas, Texas to discuss the revised proposal. HL provided a financial analysis of Remington and the Project Management Business. The Prior Committee determined to provide a term sheet to the Remington Sellers setting forth the material points that remained to be negotiated with the Remington Sellers as a formal response to the revised proposal.

        On May 5, 2017, the Prior Committee delivered a term sheet to the Remington Sellers setting forth the following terms that had been modified from the revised proposal:

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  An acquisition price of $180 million, paid in the form of $90 million in non-voting convertible preferred stock, with a 5.85% annual dividend rate, and voting common stock valued at $90 million;

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  The right to appoint two additional directors if the accrued dividends on the preferred stock were not paid would be triggered after the failure to pay the accrued dividends for six consecutive calendar quarters;

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  The preferred stock could be converted into common stock at the election of the issuer if the trailing 30-day VWAP of the common stock exceeded $120 per share;

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  The preferred stock did not have any put rights and was subject to mandatory conversion after four years; and

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  The Remington Sellers would be responsible for their own expenses.

        On May 19, 2017, the Remington Sellers provided the Prior Committee with a third proposal with respect to the Project Management Business. Under the third proposal, (i) the acquisition price was changed to $215 million, paid in preferred stock with a 6.85% annual dividend rate, which preferred stock was entitled to vote on all matters, with the number of votes to be calculated on an as-converted basis and 600,000 shares of common stock and (ii) the preferred stock was not callable or convertible for fifteen years. Later that day, the Prior Committee met with Weil and HL to review such proposal and determined that the most material point to be negotiated with the Remington Sellers was the valuation for the Project Management Business. The Prior Committee concluded that this point should be resolved before negotiating other aspects of the proposed transaction.

        On June 22, 2017, the Prior Committee, Weil, HL, Mr. Monty J. Bennett and the Remington Sellers' advisors met to review the valuation of the Project Management Business as well as other points that remained to be negotiated, including the mix of preferred stock and common stock in the overall consideration to be provided to the Remington Sellers and the dividend rate on the preferred stock.

        On July 8, 2017, HL, on behalf of the Prior Committee, sent to the Remington Sellers a set of discussion materials in advance of planning a July 14, 2017 in-person meeting proposing the following valuation and consideration terms:

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  Total consideration of $217 million, taking into account the value of the preferred stock, the conversion value thereof, and the dividends to be paid on the preferred stock;

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  An acquisition price of $150 million, paid in the form of preferred stock, with a 5.00% annual dividend rate; and

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  Mandatory conversion of the preferred stock after five years, with a conversion price on the common stock equal to $75.

        On July 13, 2017, the Remington Sellers provided the Prior Committee with a "best and final" proposal and informed the Prior Committee that the Remington Sellers would withdraw the proposal on July 21, 2017 if the parties had not reached agreement by that date. The "best and final" proposal included the following valuation and consideration terms:

  •
  An acquisition price of $190 million, paid in the form of preferred stock, with a 4.75% annual dividend rate;

  •
  The preferred stock would not be subject to mandatory conversion and not callable for five years, with a conversion price if and when converted equal to $87.50; and

  •
  The preferred stock would have rights to vote on all matters, with the number of votes to be calculated on an as-converted basis.

        On July 18, 2017, the Prior Committee met telephonically with Weil and HL to determine whether HL could provide an updated financial analysis in time for the Prior Committee to consider and respond to the Remington Sellers prior to the July 21 deadline. After consulting with its advisors the Prior Committee had concerns with the following matters implicit in the Remington "best and final offer":

  •
  That the dividend at a 4.75% annual rate for five years, without the Company being able to retire the preferred stock and discontinue dividend payments, represented an obligation to deliver a substantial amount of the Company's available cash to the Remington Sellers over too long a period of time;

  •
  That the valuation supporting the Remington Sellers' proposed amount of consideration did not reflect equivalent multiples of EBITDA between Ashford and the Project Management Business;

  •
  That the preferred stock's voting rights would give the Remington Sellers substantial control over the Company's decisions, including the Company's ability to consummate a substantial transaction with a third party;

  •
  That the preferences and rights of the preferred stock would have a negative impact on the value of the Company's common stock; and

  •
  That the preferred stock's participation, on an as converted basis, in any liquidation of the Company made it unlikely that the holders of the Company's common stock would receive any value for their shares.

        The Prior Committee concluded that more time would be necessary and Mr. Hail offered to speak with the Remington Sellers to request more time.

        On July 21, 2017, the Remington Sellers notified the Prior Committee and the Company Board that any offers made by the Remington Sellers to the Prior Committee concerning a potential transaction were withdrawn and negotiations related thereto were terminated. As a result, the Company Board resolved to dissolve the Prior Committee.

        On October 12, 2017, the independent directors of the Company Board resolved to form a new independent special committee of the Company Board (the "Special Committee") to evaluate and negotiate the terms of any potential acquisition by the Company of the Project Management Business and recommend, or decline to recommend, to the Company Board, for approval by the Company Board, any such transaction. The Company Board action was in response to indications of interest submitted to the Company by the Remington Sellers regarding such a transaction. The Company Board selected from among its independent directors Mr. Wheeler and Ms. Uno Immanivong as members of the Special Committee, with Mr. Wheeler being appointed chairman, and the Company Board accepted such appointments. Subsequently, the formation of the Special Committee was ratified by the independent directors during the course of a meeting of the full Company Board.

        On October 26, 2017, Robert G. Haiman, the Senior Vice President—Business Development and Chief Legal Officer of Remington, on behalf of the Remington Sellers, submitted a formal proposal to the Special Committee regarding a potential acquisition of the Project Management Business (the "Initial Transaction Proposal"). The Initial Transaction Proposal included the following terms:

  •
  The acquisition by the Company, through New Holdco, of 100% of the Project Management Business, with Remington's property management business being retained by Remington;

  •
  An acquisition price of $210 million for the Project Management Business, paid in the form of a proposed new series of voting convertible preferred stock to be issued by New Holdco, with a cumulative annual dividend in an amount equal to 6.00% of the face amount of the Series B Preferred Stock, payable quarterly in arrears in cash, and rights to vote with the New Holdco Common Stock on all matters submitted to New Holdco stockholders for approval, with the number of votes attributable to the Series B Preferred Stock to be calculated on an as-converted basis;

  •
  The Series B Preferred Stock would be convertible at any time, in whole or in part, at the option of each Remington Seller, into shares of New Holdco Common Stock, with the number of shares of New Holdco Common Stock to be issued upon conversion, calculated on a per share basis, to be determined by dividing the face amount of the Series B Preferred Stock plus any accrued but unpaid dividends on the Series B Preferred Stock by a conversion price equal to 25% above the 30-day VWAP of the Company's common stock ending on October 26, 2017 (the "Proposed Liquidation Value");

  •
  The Remington Sellers would have the right to cause New Holdco to acquire the Series B Preferred Stock in the event of a change of control of New Holdco at a cash purchase price (the "Put Right"), calculated on a per share basis, equal to the greater of the Proposed Liquidation Value or the value of the Series B Preferred Stock, determined on an as converted basis, based on the closing price of a share of New Holdco Common Stock on the business day immediately preceding the change of control;

  •
  The Remington Sellers would have the right to nominate for service on the New Holdco board two directors;

  •
  The aggregate New Holdco voting power held by the Remington Sellers would be capped at 70% of the aggregate voting power held by all New Holdco stockholders (plus the voting power derived from currently-owned and additional shares acquired by the Remington Sellers after the closing of the transaction) (which term was proposed verbally); and

  •
  The Remington Sellers would be entitled to preemptive rights with respect to the issuance by New Holdco of new equity securities.

        On November 9, 2017, the Special Committee determined to engage Norton Rose Fulbright US LLP ("NRF") to serve as legal counsel to the Special Committee and requested that NRF submit its terms of engagement.

        Subsequently, the Special Committee requested that it be granted the power and authority to review alternative transactions, but this request was declined. Given the relationship between Remington and the Company, the Special Committee believed it would be unlikely to identify an entity able to provide a comparable or more favorable acquisition opportunity for a project management business.

        On November 9, 2017 the Special Committee engaged Janney as financial advisor to the Special Committee.

        On November 14, 2017, NRF provided the Special Committee with a proposed revised version of the Initial Transaction Proposal, comparing the terms of the Initial Transaction Proposal to the terms of the final letter of intent exchanged between the Company and the Remington Sellers in connection with the 2015 Transaction.

        On that same day, Janney met with Remington's management team and the Remington Sellers' financial advisor, Robert W. Baird & Co. ("Baird"), at Remington's offices regarding the Initial Transaction Proposal and financial and legal due diligence related to the Project Management Business. During such meeting, Baird proposed to Janney that the Initial Transaction Proposal no longer represented fair value for the Project Management Business. Baird provided Janney with an updated valuation proposal (the "Second Transaction Proposal") that increased the proposed acquisition price to $235 million, still to be paid in the form of the Series B Preferred Stock, with a cumulative annual dividend in an amount equal to 5.5% of the face amount of the Series B Preferred Stock.

        On November 17, 2017, the Special Committee met with Janney and NRF telephonically to discuss Janney's preliminary valuation findings for the Project Management Business and the terms of a proposed counter offer to the Second Transaction Proposal. Following discussion, the Special Committee determined to deliver a counter offer to the Remington Sellers setting forth the following terms:

  •
  An acquisition price of $175 million, paid in the form of the Series B Preferred Stock, with a cumulative annual dividend in an amount equal to 5.0% of the face amount of the Series B Preferred Stock;

  •
  The Series B Preferred Stock would be convertible at any time, in whole or in part, at the option of each Remington Seller, into shares of New Holdco Common Stock, with the number of shares of New Holdco Common Stock to be issued upon conversion, calculated on a per share basis, to be determined by dividing the face amount of the Series B Preferred Stock plus any accrued but unpaid dividends on the Series B Preferred Stock by a conversion price equal to 200% above the 30-day VWAP of the Company's common stock ending on October 26, 2017 (the "Revised Liquidation Value");

  •
  As was the case with the Initial Transaction Proposal, the Remington Sellers would have the Put Right;

  •
  New Holdco would have the right (the "Call Right") to cause the Remington Sellers to sell their shares of Series B Preferred Stock, in increments of no less than $25 million, to New Holdco for cash or shares of New Holdco Common Stock at any time after the fifth anniversary of the closing of the transaction, or after the third anniversary of the closing of the transaction upon the occurrence of certain events like the Remington Sellers becoming adverse to New Holdco or a violation of non-competition or non-solicitation covenants to be set forth in the definitive transaction documentation;

  •
  In the event New Holdco exercised the Call Right for cash, the amount of cash to be delivered to the Remington Sellers would be an amount equal to (i) 100.5% of the par amount of the Series B Preferred Stock, plus (ii) any accrued but unpaid dividends on the Series B Preferred Stock (the "Preferred Cash Amount"). In the event New Holdco exercised the Call Right and elected to pay the consideration in shares of New Holdco Common Stock, the number of shares of New Holdco Common Stock to be delivered would be the Preferred Cash Amount divided by the Revised Liquidation Value;

  •
  The aggregate New Holdco voting power held by the Remington Sellers would be capped at 25% of the aggregate voting power held by all New Holdco stockholders (plus the voting power derived from currently-owned and additional shares acquired by the Remington Sellers after the closing of the transaction); and

  •
  The Remington Sellers would have the right to appoint for service on the New Holdco board two directors only in the event the dividend on the Series B Preferred Stock was not paid for two consecutive quarters.

        Janney delivered the counter offer to Baird, and Baird communicated it to the Remington Sellers.

        On November 20, 2017, Baird contacted Janney and informed Janney that the Remington Sellers did not believe the counter offer constituted an acceptable amount of consideration for the Project Management Business. Later that day, the Special Committee met with Janney and NRF telephonically to discuss such response from the Remington Sellers.

        On November 28, 2017, the Special Committee met with Janney and NRF in person at NRF's offices to discuss a further response to the Remington Sellers. Janney summarized for the Special Committee the current proposed financial terms of the proposed transaction. In connection with such discussion, Janney compared such terms against the terms of the 2015 Transaction. NRF summarized the legal terms of both the currently proposed transaction and the 2015 Transaction. The Special Committee then determined that terms similar to the terms of the 2015 Transaction would be required to consummate an acquisition of the Project Management Business. The Special Committee requested that NRF prepare a revised letter of intent for its review before providing a further response to Baird or the Remington Sellers.

        On November 29, 2017, Baird contacted Janney via email and informed Janney that the Remington Sellers had decided to change their proposed valuation of the Project Management Business to $225 million.

        On December 1, 2017, the Special Committee met with Janney and NRF telephonically to discuss the updated valuation provided by Baird and the Remington Sellers. Janney summarized for the Special Committee the assumptions implicit in such valuation and provided a presentation regarding Janney's valuation diligence of the Project Management Business. NRF then provided the Special Committee with, and summarized, a revised letter of intent.

        On December 6, 2017, the Special Committee met with Janney and NRF telephonically to discuss the relative terms of the revised letter of intent and prospective counter offer under consideration by the Special Committee and the terms of the proposal submitted by the Remington Sellers. The Special Committee then discussed the fact the proposal submitted by the Remington Sellers did not appear to give sufficient weight to the effects of a change in tax rates applicable to the Project Management Business and the resulting impact on the transaction and the Project Management Business. The Special Committee asked Janney to evaluate the valuation of the Project Management Business when taking the tax rates that would be applicable to the Project Management Business into consideration. Finally, the Special Committee discussed with Janney and NRF the relative merits of common stock, convertible preferred stock and cash as consideration for the Project Management Business.

        On December 7, 2017, the Special Committee met with Janney and NRF telephonically to discuss the potential impacts of a change in tax rates resulting from the transaction on the Project Management Business. The Special Committee then evaluated two scenarios for a potential acquisition of the Project Management Business and the effect of both upon the Company. The first scenario contemplated a $185 million valuation for the Project Management Business and a series of preferred stock, as consideration, with a dividend rate of 2.75%. The second scenario contemplated a $205 million valuation for the Project Management Business and a series of preferred stock, as consideration, with a dividend rate of 2.50%. The Special Committee then determined to provide the Remington Sellers with a new proposal based upon the first scenario with substantially similar terms to the November 17 counter offer, other than the following altered terms:

  •
  An acquisition price of $185 million, paid in the form of a series of preferred stock, with a cumulative annual dividend in an amount equal to 2.75% of the face amount of preferred stock;

  •
  A conversion price equal to $150 per share of New Holdco Common; and

  •
  The Remington Sellers would have the right to nominate for service on the New Holdco board one director; provided that they would have the right to appoint two additional directors in the event the dividend on the preferred stock was not paid for two consecutive quarters.

        On December 11, 2017, Baird provided Janney with an analysis of the Special Committee's December 8 proposal. On that same day, Baker Botts L.L.P. ("Baker Botts"), counsel to Archie Bennett, Jr. and Monty J. Bennett, provided drafts of the Combination Agreement, Investor Rights Agreement and Articles Supplementary to NRF.

        On December 13, 2017, the Special Committee met with Janney and NRF telephonically to discuss the current status of negotiations with the Remington Sellers. Janney summarized for the Special Committee discussions Janney had with Baird regarding the Special Committee's December 8 proposal and the evolution of the Remington Sellers' valuation from $210 million to $235 million before being reduced to $225 million on November 29. Janney also provided additional financial analysis incorporating, per the request of the Special Committee, modified projections for the Project Management Business referred to as the "Adjusted Modest Growth Case" as well as a discussion of the valuation and pro forma impacts of a lower tax rate were the United States Congress to pass the proposed Tax Cuts and Jobs Act of 2017. The Special Committee then discussed certain key points of negotiation that remained between the Special Committee and the Remington Sellers, including the conversion price and the dividend rate on the preferred stock.

        On December 19, 2017, the Special Committee met with Janney and NRF in person at NRF's offices in Dallas, Texas to discuss the rationale for acquiring the Project Management Business and potential risks to be addressed as a result of the transaction. At the request of the Special Committee, Janney provided further analysis regarding the proposed transaction under various growth scenarios. NRF then provided an overview of potential concerns with the December 11 drafts of the transaction documents provided by Baker Botts. The Special Committee asked Janney to review an acquisition scenario involving $195 million in a series of preferred stock with a dividend rate of 4.75% and a $155 conversion price.

        On December 20, 2017, the Special Committee met with Janney and NRF telephonically to review Janney's analysis of the impact on accretion / dilution resulting from the scenario suggested by the Special Committee during the December 19 meeting, including a discussion of the impact of the Tax Cuts and Jobs Act of 2017.

        On December 21, 2017, the Special Committee met with Janney and NRF telephonically to discuss initiating negotiations with the Remington Sellers on the scenario suggested by the Special Committee during the December 19 meeting. The Special Committee requested that NRF prepare a simplified term sheet setting forth the Special Committee's positions on certain key points for negotiation. Mr. Wheeler intended to share such term sheet with Mr. Monty J. Bennett and hold discussions with him over the weekend prior to the Christmas holiday.

        On December 22, 2017, NRF provided Baker Botts a simplified term sheet setting forth the Special Committee's key points, which included the following positions:

  •
  An acquisition price of $195 million, paid in the form of the Series B Preferred Stock, with a cumulative annual dividend in an amount equal to 4.75% of the face amount of the Series B Preferred Stock;

  •
  The Series B Preferred Stock would be convertible at any time, in whole or in part, at the option of each Remington Seller, into shares of New Holdco Common Stock, with the number of shares of New Holdco Common Stock to be issued upon conversion, calculated on a per share basis, to be determined by dividing the face amount of the Series B Preferred Stock plus any accrued but unpaid dividends on the Series B Preferred Stock by a conversion price equal to $155 per share of New Holdco Common Stock;

  •
  As was the case with the Initial Transaction Proposal, the Remington Sellers would have the Put Right;

  •
  New Holdco would have the Call Right, exercisable after the fifth anniversary of the closing of the transaction, or after the third anniversary of the closing of the transaction upon a violation of non-competition or non-solicitation covenants to be set forth in the definitive transaction documentation;

  •
  Until the fourth anniversary of the closing of the transaction, the aggregate New Holdco voting power held by the Remington Sellers would be capped at 25% of the aggregate voting power held by all New Holdco stockholders (plus the voting power derived from currently-owned and additional shares acquired by the Remington Sellers after the closing of the transaction); and

  •
  For so long as the Remington Sellers beneficially owned greater than 20% of the New Holdco Common Stock, including the Series B Preferred Stock on an as-converted basis, the Remington Sellers would have the right to nominate for service on the New Holdco board one director; provided that they would have the right to appoint two additional directors in the event the dividend on the Series B Preferred Stock was not paid for two consecutive quarters.

        On December 26, 2017, Mr. Wheeler and Mr. Monty J. Bennett met for a breakfast meeting to discuss the December 22 simplified term sheet. Among other negotiation points, they discussed an escalating dividend concept and the parameters of the voting cap suggested in the December 22 simplified term sheet provided by the Special Committee.

        On December 27, 2017, Mr. Robert G. Haiman on behalf of the Remington Sellers, provided a revised simplified term sheet to the Special Committee, NRF and Janney as a response to the December 22 simplified term sheet, which included the following positons:

  •
  An acquisition price of $210 million, paid in the form of the Series B Preferred Stock, with an escalating cumulative annual dividend, beginning with 5.5% in the first year, 6.0% in the second year, and 6.5% thereafter, in each case, of the face amount of the Series B Preferred Stock;

  •
  The Series B Preferred Stock would be convertible at any time, in whole or in part, at the option of each Remington Seller, into shares of New Holdco Common Stock, with the number of shares of New Holdco Common Stock to be issued upon conversion, calculated on a per share basis, to be determined by dividing the face amount of the Series B Preferred Stock plus any accrued but unpaid dividends on the Series B Preferred Stock by a conversion price equal to 22% above the 30-day VWAP of the Company's common stock ending on the date the definitive agreements regarding the transaction were signed;

  •
  As was the case with the Initial Transaction Proposal, the Remington Sellers would have the Put Right, but the payment in respect of the exercise of the Put Right would be in cash only;

  •
  New Holdco would have the Call Right, exercisable after the seventh anniversary of the closing of the transaction, or after the fifth anniversary of the closing of the transaction upon a violation of non-competition or non-solicitation covenants to be set forth in the definitive transaction documentation;

  •
  The Series B Preferred Stock would be entitled to vote on all matters on an as-converted basis, subject to the voting cap below;

  •
  Until the fourth anniversary of the closing of the transaction, the aggregate New Holdco voting power held by the Remington Sellers would be capped at 50% of the aggregate voting power held by all New Holdco stockholders (plus the voting power derived from currently-owned and additional shares acquired by the Remington Sellers after the closing of the transaction); and

  •
  The Remington Sellers would have the right to nominate for service on the New Holdco board two directors, one of whom would be Mr. Monty J. Bennett; provided that they would have the right to appoint two additional directors in the event the dividend on the Series B Preferred Stock was not paid for two consecutive quarters.

        On December 29, 2017, Baird provided Janney an updated valuation analysis supporting the $210 million valuation for the Project Management Business implicit in the December 27 simplified term sheet.

        On January 3, 2018, the Special Committee approved draft engagement letters for Riveron, which the Special Committee proposed to retain for financial and accounting diligence, and Miles & Stockbridge P.C. ("Miles Stockbridge"), which the Special Committee proposed to retain as Maryland counsel in connection with the proposed acquisition. NRF, as directed by the Special Committee, provided such approved draft engagement letters to Mr. Brooks for his review.

        On January 9, 2018, Mr. Brooks approved revised draft engagement letters for Riveron and Miles Stockbridge. The Special Committee reviewed the comments provided by both the Company's accounting group and Mr. Brooks and, having no objections to the comments, the Special Committee returned the revised draft engagement letters to each of Riveron and Miles Stockbridge for execution.

        On January 11, 2018, the Special Committee met with Janney and NRF telephonically to discuss the Special Committee's response to the December 27 simplified term sheet. NRF discussed the effects of the voting caps proposed by the Special Committee and the Remington Sellers and how each would affect control of New Holdco following the consummation of the transaction.

        On January 12, 2018, the Special Committee met with Janney and NRF telephonically to discuss the legal terms of the proposed transaction and where the terms differed from those in the definitive transaction documents for the 2015 Transaction, including the term that the New Holdco Preferred Stock have voting rights, on an as converted basis, from the date of issuance. Janney then discussed a side by side comparison of the December 22 simplified term sheet and the December 27 simplified term sheet.

        On January 15, 2018, Riveron executed its engagement letter and was formally retained by the Special Committee. Later that same day, Miles Stockbridge executed its engagement letter and was also formally retained by the Special Committee.

        On January 17, 2018, the Special Committee met with Janney and NRF telephonically to discuss an updated Special Committee proposal resembling the terms of the December 27 simplified term sheet provided by the Remington Sellers but providing for an acquisition price of $203 million, Series B Preferred Stock that only had voting rights on matters directly affecting the Series B Preferred Stock or modifying its rights, and a conversion price equal to $145 per share of New Holdco Common Stock (the "January 17 Proposal").

        On January 23, 2018, NRF, on behalf of the Special Committee, provided Baker Botts with revised drafts of the Combination Agreement, Investor Rights Agreement, and Articles Supplementary reflecting the January 17 Proposal.

        On January 31, 2018, Baker Botts, on behalf of the Remington Sellers, provided NRF with revised drafts of the Combination Agreement, Investor Rights Agreement, and Articles Supplementary reflecting, among other things, the following updated terms:

  •
  A conversion price for the Series B Preferred Stock equal to $130 per share of New Holdco Common;

  •
  The Series B Preferred Stock would be entitled to vote on all matters on an as-converted basis;

  •
  New Holdco would have the Call Right, exercisable after the seventh anniversary of the closing of the transaction;

  •
  The non-compete and non-solicit covenants tied to the Call Right would only survive until the first anniversary of the closing of the transaction; and

  •
  The Remington Sellers would have the right to nominate for service on the New Holdco board one director; provided that they would have the right to appoint two additional directors in the event the dividend on the Series B Preferred Stock was not paid for two consecutive quarters.

        On February 5, 2018, the Special Committee met with Janney and NRF telephonically to discuss issues with the January 30 drafts of the Combination Agreement, Investor Rights Agreement, and Articles Supplementary provided by the Remington Sellers, including divergences from the 2015 Transaction. Following discussion, the Special Committee determined to respond with a conversion price for the Series B Preferred Stock equal to $140 per share of New Holdco Common Stock and terms that substantially resembled the 2015 Transaction.

        On February 6, 2018, each of NRF and Janney discussed the terms of the proposed transaction with each of Baker Botts and Baird, respectively.

        On February 7, 2018, the Special Committee met with Janney and NRF telephonically to discuss feedback from each of Baker Botts and Baird.

        On February 15, 2018, the Special Committee met with Janney and NRF telephonically to discuss a series of convertible preferred case studies provided by Baird in an effort to identify conversion premiums on transactions that utilized a similar transaction structure to the structure contemplated in the proposed transaction. The parties then discussed a new proposal that would allow the Series B Preferred Stock to vote on all matters so long as the approval of the majority of the stockholders of New Holdco not affiliated with the Remington Sellers would be required with respect to business combinations and significant transactions in order to preserve such stockholders' ability to capitalize on a subsequent change in control of New Holdco. Such voting requirement would be tied to a right of first offer, held by the Company, in the event the Remington Sellers proposed to sell any shares of Series B Preferred Stock or New Holdco Common Stock held by them.

        On February 16, 2018, NRF, on behalf of the Special Committee, provided Baker Botts with a summary of the February 15 proposal on unaffiliated stockholder voting. Later that day, NRF, Baker Botts and Mr. Haiman discussed the summary in order to walk through the framework of the voting requirements and transaction restrictions that would be imposed upon the Remington Sellers.

        On February 18, 2018, Baker Botts, on behalf of the Remington Sellers, provided NRF with a response to the February 16 summary (i) revising the types of transactions that would be subject to the unaffiliated stockholder voting requirement and providing that such requirement would be set forth in a stockholder rights plan to be adopted by New Holdco reasonably acceptable to the Special Committee, (ii) lowering the threshold for beneficial ownership required for the Remington Sellers to have board nomination rights from 20% to 10%, and (iii) providing that, with beneficial ownership above such threshold, the Remington Sellers would be entitled to nominate two directors instead of one.

        On February 23, 2018, following discussion between NRF and the Special Committee regarding the potential complexity of building the unaffiliated stockholder voting requirement into a stockholder rights plan, NRF, on behalf of the Special Committee, provided Baker Botts with a revised proposal whereby the Remington Sellers would be subject to the same transfer restrictions provided in the investor rights agreement for the 2015 Transaction but would also be subject to the following additional transfer restrictions to be added to the Investor Rights Agreement:

  •
  No transfers by the Remington Sellers would be permitted that would result in any person or group beneficially owning more than 10% of the voting power of New Holdco other than a widespread public distribution registered under the Securities Act; a transfer in which no transferee (or group of affiliated or associated transferees) would beneficially own two percent or more of any class of voting securities of New Holdco; or a transfer to a transferee that would control more than 50% of the voting securities of New Holdco without any transfer from the Remington Sellers;

  •
  The foregoing restriction would survive until the tenth anniversary of the closing of the transaction; and

  •
  Any amendments or waivers of the foregoing restriction would require the affirmative vote of a majority of the stockholders of New Holdco that were not affiliated or associated with the Remington Sellers.

        Later on February 23, NRF and Baker Botts met telephonically to discuss the parameters of the proposal described above.

        On February 26, 2018, NRF, on behalf of the Special Committee, provided Baker Botts with revised drafts of the Combination Agreement, Investor Rights Agreement and Articles Supplementary reflecting the February 23 proposal.

        On February 27, 2018, the Special Committee met with Janney and NRF telephonically to discuss the revised drafts of the Combination Agreement, Investor Rights Agreement and Articles Supplementary, including the parameters of the February 23 proposal.

        On March 1, 2018, NRF, Baker Botts, and Mr. Haiman met telephonically to discuss the transfer restrictions set forth in the February 26 draft of the Investor Rights Agreement. The parties on the call agreed that certain clarifying changes were necessary and, following the call, NRF provided a revised draft of the Investor Rights Agreement for Baker Botts' review.

        On March 2, 2018, Baker Botts, on behalf of the Remington Sellers, provided NRF with a revised draft of the Articles Supplementary.

        On March 4, 2018, Baker Botts, on behalf of the Remington Sellers, provided NRF with a revised draft of the Combination Agreement reflecting comments from tax counsel. Later that same day, Baker

Botts, on behalf of the Remington Sellers, provided NRF with a revised draft of the Investor Rights Agreement modifying the transfer restrictions in the February 23 draft from NRF to eliminate the transfer restrictions carried over from the investor rights agreement used in the 2015 Transaction and incorporate by reference new transfer restrictions from a stockholder rights plan to be adopted by New Holdco following the closing of the transaction. The revised draft of the Investor Rights Agreement also allowed, with respect to matters upon which the vote of New Holdco's disinterested directors was required, a director that has a personal or financial benefit not equally shared by the stockholders unaffiliated with the Remington Sellers to vote as a disinterested director. Finally, the revised draft of the Investor Rights Agreement also provided that, for so long as the Remington Sellers beneficially owned greater than 20% of the New Holdco Common Stock, including the Series B Preferred Stock on an as-converted basis, each of the Bennetts would have the right to nominate for service on the New Holdco board one director (for a total of two).

        On March 5, 2018, the Special Committee met with Janney and NRF telephonically to discuss the terms of the revised drafts of the Combination Agreement and Investor Rights Agreement, including a discussion of the relative merits of incorporating transfer restrictions from a stockholder rights plan separate from the Investor Rights Agreement and of the tax comments under discussion between the parties' respective tax counsel.

        On March 6, 2018, Mr. Wheeler, on behalf of the Special Committee, NRF, Baker Botts, Baird, and Janney met telephonically to discuss the Combination Agreement and Investor Rights Agreement. In particular the parties discussed whether it would be efficient and manageable to incorporate transfer restrictions from a stockholder rights plan separate from the Investor Rights Agreement. Following discussion on this matter, the parties agreed to not reinstate the restrictions carried over from the investor rights agreement used in the 2015 Transaction but to revise the Investor Rights Agreement to impose the transfer restrictions originally proposed by the Special Committee and NRF without reference to a separate stockholder rights plan. The parties also agreed to move the survival period for the transfer restrictions and the voting restrictions, in each case applicable to the Remington Sellers, to the fifth anniversary of the closing of the transaction, from the fourth anniversary. The parties also discussed whether the concept of a Series B Preferred Stock "make whole" payment in the event the Put Right was exercised prior to the fifth anniversary of the closing of the transaction that would begin at 15% of the face amount of each share of the Series B Preferred Stock in the first year after the closing and decrease 3% each year thereafter, a term carried over from the investor rights agreement used in the 2015 Transaction, was necessary given the current structure of the transaction. The parties agreed to review and consider independently the "make whole" payment.

        On March 7, 2018, Baker Botts, on behalf of the Remington Sellers, provided NRF with a revised draft of the Articles Supplementary modifying the provisions related to board nomination rights in the event the Company failed to pay the dividend on the Series B Preferred Stock for two consecutive quarters. The revised draft provided that, in the event of such default, each of the Bennetts would have the right to nominate for service on the New Holdco board one director (for a total of two).

        Later that same day, NRF, on behalf of the Special Committee, provided Baker Botts with a revised draft of the Investor Rights Agreement revising the transfer restrictions as discussed during the March 6 telephonic meeting.

        On March 8, 2018, Baker Botts, on behalf of the Remington Sellers, provided NRF with a revised draft of the Combination Agreement reflecting comments by Baker Botts tax counsel.

        On March 9, 2018, NRF, Baker Botts, and Mr. Haiman met telephonically to discuss the Investor Rights Agreement. Baker Botts and Mr. Haiman informed NRF that the Remington Sellers intended to revise the Investor Rights Agreement to provide that a change of control triggering the Put Right could be a transaction that was voted for or approved by the Remington Sellers. The parties also discussed clarifying changes to the defined terms implicated in the transfer restrictions applicable to the Remington Sellers.

        On March 10, 2018, Baker Botts, on behalf of the Remington Sellers, provided NRF with a revised draft of the Investor Rights Agreement and Articles Supplementary. The revised drafts increased the approval threshold for any matters requiring the approval of the Remington Sellers from a simple majority to 55% of the total number of shares of New Holdco Common Stock, including shares of Series B Preferred Stock on an as converted basis. The revised drafts also provided that a change of control triggering the Put Right could be a transaction that was voted for or approved by the Remington Sellers. Finally, the revised drafts provided that, of the two board seats to be filled by the Remington Sellers, one would be filled by Mr. Monty J. Bennett and one would be filled by Mr. Archie Bennett, but that Mr. Archie Bennett could not nominate himself.

        On March 12, 2018, Baker Botts, on behalf of the Remington Sellers, provided NRF with a revised draft of the Investor Rights Agreement that provided, with respect to New Holdco's Call Right, the minimum $25 million increments that could be called would be allocated among the Remington Sellers and their permitted transferees as determined by the Remington Sellers rather than allocated pro rata.

        Later that same day, the Special Committee, NRF and Janney met telephonically to discuss the current drafts of the Combination Agreement and Investor Rights Agreement. The parties discussed the "make whole" payment and the Special Committee indicated that they did not object to the concept of a payment equal to 15% of the face amount of each share of the Series B Preferred Stock in the first year after the closing and decreasing 3% each year thereafter so long as it would not be paid, and the Put Right could not be exercised, with respect to a change of control transaction that was voted for by the Remington Sellers.

        On March 13, 2018, NRF, on behalf of the Special Committee, provided Baker Botts with revised drafts of the Articles Supplementary and Investor Rights Agreement that provided that the Remington Sellers could only exercise the Put Right with respect to change of control transactions that were not voted for or consented to by any Remington Sellers, or a permitted transferee thereof, in its capacity as a stockholder of New Holdco. The revised draft also added clarifying language to the "make whole" payment to avoid confusion about the amount of interest to be paid each year. Finally, the revised draft provided that the voting restrictions applicable to the Remington Sellers could only be waived by a majority of New Holdco's disinterested directors.

        On March 14, 2018, Baker Botts, on behalf of the Remington Sellers, provided NRF with a revised draft of the Combination Agreement reflecting discussion between the parties' respective tax counsel.

        On March 16, 2018, Mr. Wheeler, on behalf of the Special Committee, and Mr. Monty J. Bennett met to discuss the current drafts of the Combination Agreement and Investor Rights Agreement. Later that same day, NRF, Baker Botts, and Mr. Haiman discussed the current drafts of the Combination Agreement and Investor Rights Agreement, including the disagreement about whether the "make whole" payment and the Put Right would be available with respect to a change of control transaction that was voted for by the Remington Sellers. The parties also discussed what amount of working capital the Remington Sellers would be required, via a purchase price adjustment mechanism under the Combination Agreement, to provide to the Project Management Business at the closing of the transaction. The Special Committee was proposing $4 million, mirroring the 2015 Transaction, whereas the Remington Sellers were proposing $1.5 million.

        On March 18, 2018, Baker Botts, on behalf of the Remington Sellers, provided NRF with a revised draft of the Investor Rights Agreement providing certain language clarification revisions and providing the mechanism whereby the Remington Sellers could allocate the $25 million increments subject to the Call Right among the Remington Sellers and their permitted transferees.

        On March 19, 2018, Baker Botts, on behalf of the Remington Sellers, provided NRF with a revised draft of the Combination Agreement reflecting discussion between the parties' respective tax counsel.

        On March 19, 2018, the Special Committee, NRF and Janney met telephonically to discuss the current status of the transaction documents and the request of the Remington Sellers, passed on by Mr. Haiman, that the parties work towards a proposed signing date of March 23, 2018. NRF updated the Special Committee on the status of Riveron's diligence efforts, including an upcoming onsite visit to Remington's offices by Riveron on March 20, 2018. NRF also updated the Special Committee on the material points of negotiation with respect to the transaction documents, which were (i) whether the "make whole" payment and the Put Right would be available with respect to a change of control transaction that was voted for by the Remington Sellers and (ii) what amount of working capital the Remington Sellers would be required, via a purchase price adjustment mechanism under the Combination Agreement, to provide to the Project Management Business at the closing of the transaction. With respect to the working capital amount, NRF informed the Special Committee that part of Riveron's goals during its diligence was to determine the amount of working capital necessary to operate the Project Management Business immediately following the closing of the transaction.

        On March 21, 2018, the Special Committee, NRF and Janney met telephonically to discuss the current status of the transaction. Janney provided the Special Committee with an early draft of discussion materials to be incorporated into the presentation Janney would provide the Special Committee regarding the transaction. NRF informed the Special Committee that it would also be providing draft discussion materials following review by Miles Stockbridge as to Maryland legal requirements applicable to directors of Maryland corporations.

        On March 22, 2018, NRF, on behalf of the Special Committee, provided Baker Botts with a revised draft of the Combination Agreement reflecting discussion between the parties' respective tax counsel.

        Later that same day, Riveron met telephonically with NRF and Janney to provide initial impressions from their onsite meetings with Remington's management. Riveron provided an analysis of the amount of working capital that would be sufficient to operate the Project Management Business after the closing of the transaction.

        On March 24, 2018, Baker Botts, on behalf of the Remington Sellers, provided NRF with revised drafts of the Investor Rights Agreement, the Combination Agreement, and the Articles Supplementary.

        On March 27, 2018, Baird informed Janney that the Remington Sellers intended to propose a new formulation for the "make whole" payment on the Series B Preferred Stock such that, if the Put Right was exercised at any point prior to the seventh anniversary of the closing of the transaction, New Holdco would be obligated to, in lieu of a percentage of the face amount of shares of the Series B Preferred Stock (which face amount of the Series B Preferred Stock, if issued in connection with the consummation of the Transactions, will be $25.00 per share), pay an amount equal to all dividends that would have been paid on the Series B Preferred Stock from and after the date of the change of control until the seventh anniversary of the closing of the transaction. Later that same day, Baker Botts, on behalf of the Remington Sellers, provided NRF with a revised draft of the Investor Rights Agreement reflecting such concept. The revised draft also provided that the payment for the Series B Preferred Stock in the event the Put Right was exercised could be required, at the discretion of the Remington Sellers, immediately rather than after a 30 day period.

        On March 28, 2018, the Special Committee, NRF and Janney met telephonically to discuss the new "make whole" payment proposal from the Remington Sellers and the substantial economic impact of such proposal on New Holdco.

        On April 2, 2018, NRF, Baker Botts, and Mr. Haiman met telephonically to discuss the material points of negotiation in the transaction documents, including related to the "make whole" payment proposal. Baker Botts and Mr. Haiman informed NRF that the Remington Sellers would be dropping their "make whole" payment proposal in favor of the original 15% decreasing percentage payment concept. The parties then addressed the remaining points of negotiation. Later that same day, NRF, on behalf of the Special Committee, sent Baker Botts updated drafts of the Combination Agreement, Investor Rights Agreement, and Articles Supplementary reflecting the prior discussion.

        On April 3, 2018, the Special Committee, NRF and Janney met telephonically to discuss the substantial agreement with the Remington Sellers on the remaining points of negotiation in the transaction documents. At the request of the Special Committee, NRF and Miles Stockbridge provided a presentation regarding legal considerations, including the duties of the members of the Special Committee under Maryland law, implicated by the transaction. At the request of the Special Committee, Janney then provided a presentation and rendered an oral opinion to the Special Committee, which was subsequently confirmed in a written opinion dated as of the same date, to the effect that, based upon and subject to the assumptions made, matters considered and limitations and qualifications upon the review undertaken by Janney, the consideration to be paid by New Holdco in the proposed transaction was fair, from a financial point of view, to New Holdco. The Special Committee adjourned the meeting until later that afternoon in order to allow the members of the Special Committee to review the materials provided by NRF and Janney as well as the proposed final drafts of the transaction documents. After reconvening the meeting, the members of the Special Committee addressed questions to NRF, Miles Stockbridge, and Janney and, following further discussion, the Special Committee then unanimously determined that the transaction and the proposed transaction documents were advisable, fair to, and in the best interests of the Company and its stockholders and recommended that (i) the Company Board approve and adopt the transaction documents and the transactions, and (ii) the Company's stockholders approve and adopt the transaction documents and the transactions.

        Later that same day, Mr. Jim Plohg, Associate General Counsel of the Company, distributed the transaction documents and Janney's presentation to the Company Board, including the Special Committee.

        On April 4, 2018, a meeting of the Company Board was convened to discuss the transaction documents and the proposed transaction. The Company Board reviewed the documents provided for their review. Representatives of Janney described Janney's financial analysis of the transaction. The Company Board then adjourned the meeting until April 6, 2018, in order to provide the members of the Company Board not on the Special Committee time to review the transaction documents and other provided materials.

        On April 6, 2018, the Company Board, unanimously, with Mr. Monty J. Bennett and Mr. J. Robison Hays, III recusing themselves: (i) approved and adopted an amendment to the Company's stockholder rights plan permitting the transaction; (ii) approved and adopted the favorable recommendation of the Special Committee in respect of the transactions and the transaction documents; (iii) approved the form, terms and provisions of the transaction documents; and (iv) determined to recommend that the stockholders of the Company vote to approve the transactions.

        Later that same day, the parties executed the Combination Agreement.

        On April 9, 2018, the Company issued a press release announcing the execution and delivery of the Combination Agreement and the transactions.

 Reasons for the Transactions; Recommendation by the Special Committee;
Recommendation of the Board of Directors

Recommendation of the Special Committee

        The Special Committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the Transactions and the Transaction Documents and unanimously determined that the Transaction Documents and the Transactions are advisable, fair to, and in the best interests of the Company and its stockholders and recommended that (i) the Company Board approve and adopt the Transaction Documents and the Transactions, and (ii) the Company's stockholders approve and adopt the Transaction Documents and the Transactions.

Reasons for the Transactions

        The Special Committee found that the special circumstances related to the Company, Remington and Monty J. Bennett's involvement with each entity gave rise to significant complexity that required detailed analysis of the proposed Transactions. Over the course of six months, the Special Committee met with its advisors more than twenty five times to discuss the price and form of consideration that was proposed and other substantive issues raised by the proposed Transactions.

        In the course of reaching its determination and recommendation, the members of the Special Committee considered the following factors and potential benefits of the Transactions, each of which the Special Committee believed supported its decision (not necessarily in order of relative importance):

  •
  the Special Committee's own views and opinions on the current hospitality industry environment;

  •
  the Special Committee's understanding of the Company's business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance and prospects, and the nature of the industry and regulatory environment in which the Company competes;

  •
  the complementary nature of the Project Management Business to the Company's existing business and the combined business' ability to expand the breadth of services offered to customers;

  •
  that no third party approached the Company, any member of the Special Committee or the Special Committee's advisors regarding a potential transaction;

  •
  the negotiations that took place between the parties that resulted in an approximately 14% decrease in the consideration requested by the Remington Sellers for the Project Management Business, from the $235,000,000 valuation proposal submitted by Baird on November 14, 2017 to $203,000,000 set forth in the Transaction Documents;

  •
  that, with respect to income taxes, the Transactions are expected to be tax-free to the Company and largely tax-free to certain of the Remington Sellers;

  •
  the quality of earnings report prepared by Riveron;

  •
  the various analyses undertaken by Janney, financial advisor to the Special Committee, each of which is described under "Special Factors—Description of Fairness Opinion of Janney Montgomery Scott LLC;"

  •
  the opinion of Janney, dated April 3, 2018, that, based upon and subject to the assumptions made, matters considered and limitations and qualifications upon the review undertaken by Janney, the aggregate consideration to be paid by New Holdco in the proposed transaction was fair, from a financial point of view, to New Holdco;

  •
  that the Investor Rights Agreement will dictate that for five years following the consummation of the Transactions, the Remington Sellers and their controlled affiliates would be required to vote their shares of New Holdco Common Stock in excess of 25% of the combined voting power of all of the outstanding voting securities of New Holdco (plus the combined voting power of any New Holdco Common Stock acquired after the closing of the Transactions in an arm's length transaction from a person other than New Holdco or a subsidiary of New Holdco, including through open market purchases, privately negotiated Transactions or any distributions by either Ashford Trust or Braemar to its respective stockholders pro rata) in the same proportion as the unaffiliated stockholders of New Holdco vote their shares;

  •
  that the Investor Rights Agreement will restrict, following the consummation of the Transactions, each of Archie Bennett, Jr.'s, Monty J. Bennett's, and MJB Investments' respective abilities to directly or indirectly compete with the Project Management Business;

  •
  that the Transactions are expected to be immediately accretive to the Company's stockholders, including after taking into account the possible future exchange of the Series B Preferred Stock into New Holdco Common Stock;

  •
  the Transactions are expected to build operating scale and increased earnings power that should enhance investor and analyst interest in the Company and support the Company's access to the capital markets;

  •
  the likelihood that the Transactions will be consummated, including the number and nature of the conditions to the Remington Sellers' obligations to consummate the Transactions and the likelihood that those conditions would be satisfied; and

  •
  the Special Committee's belief, after extensive deliberations, that the Transactions were likely to be more favorable to the Company's stockholders unaffiliated with the Bennetts than the value likely to be realized from other alternatives available to the Company, including pursuing the Company's current strategic plan or engaging in an alternative significant transaction, in light of the potential rewards, risks and uncertainties associated with those alternatives.

        The Special Committee also considered a variety of risks and potentially negative factors concerning the Transaction Documents and the Transactions, including, but not limited to, the following (not necessarily in order of relative importance):

  •
  that there is no reverse termination fee payable by the Remington Sellers to the Company if the Remington Sellers are unable to consummate the Merger or act to terminate the Combination Agreement;

  •
  the risk that the Transactions might not be completed and, in that event, the Company's directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction and the Company will have incurred significant transaction costs;

  •
  the significant costs involved in connection with negotiating the Transaction Documents and completing the Transactions, the substantial management time and effort required to effectuate the Transactions and the related disruption to the Company's day-to-day operations during the pendency of the Transactions;

  •
  the risk of incurring substantial expenses related to the Transactions, including in connection with any litigation related to the Transactions that may arise in the future;

  •
  the termination fee of $4,093,665 plus the costs and expenses incurred by the PM Parties, which would be payable by the Company if the Combination Agreement is terminated in order to accept an AINC Superior Proposal or an AINC Intervening Event;

  •
  the fact that the Combination Agreement contains certain limitations regarding the operation of the Company during the period between the signing of the Combination Agreement and the consummation of the Transactions, and the possible disruptions to the Company's business that might result from the announcement of the Transactions and the resulting distraction of the attention of the Company's management and employees;

  •
  the risk that the consummation of the Transactions will be delayed or will not be completed, including the risk that the required regulatory approvals may not be obtained, as well as the potential loss of value to the Company's stockholders and the potential negative impact on the operations and prospects of the Company if the Transactions are delayed or not completed for any reason;

  •
  the inability of investors to accurately assess the value of the New Holdco Common Stock, which may adversely impact the market price of the New Holdco Common Stock, because New Holdco will be, following the consummation of the Transactions, structured as a non-operating holding company and, with respect to New Holdco's financial condition and results of operations, will depend entirely upon the performance of its subsidiaries; and

  •
  the risks of the type and nature described under "Risk Factors" and the matters described under "Cautionary Statement Regarding Forward-Looking Statements."

        The Special Committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the Transaction Documents and the Transactions, including those discussed below (not necessarily in order of relative importance), each of which it believed supported its determination and recommendation and provided assurance of the fairness of the Transactions to the stockholders of the Company unaffiliated with the Bennetts:

  •
  that the Special Committee consists solely of disinterested and independent directors who are not officers or controlling stockholders of the Company, or affiliated with the Bennetts, and who do not otherwise have a conflict of interest or lack independence with respect to the Transactions;

  •
  that the members of the Special Committee were adequately compensated for their services and that their compensation was in no way contingent on their approving the Transaction Documents or the Transactions and taking the other actions described in this proxy statement;

  •
  that the members of the Special Committee will not personally benefit from the consummation of the Transactions in a manner different from the Company's unaffiliated public stockholders;

  •
  that the Special Committee was delegated the exclusive power and authority to review and evaluate the advisability of the Remington Sellers' proposal;

  •
  each of the Special Committee and the Company Board was aware that it had no obligation to recommend any transaction and that the Special Committee had the authority to "say no" to any proposals made by the Remington Sellers;

  •
  that the Special Committee made its evaluation of the Transaction Documents and the Transactions based upon the factors discussed in this proxy statement, independent of members of management, including Monty J. Bennett, and with knowledge of the interests of management in the Transactions;

  •
  that the Special Committee received the advice and assistance of Janney, as its financial advisor, Riveron, as its financial due diligence advisor, and NRF, as its legal advisor;

  •
  that the Special Committee was involved in extensive deliberations since the time of the submission of the Remington Sellers' initial proposal on November 6, 2017, until the execution of the Combination Agreement and was provided with access to Remington's management

    (including Monty J. Bennett) in connection with the due diligence conducted by it and its advisors;

  •
  that the financial and other terms and conditions of the Transaction Documents were the product of negotiations that took place over the course of approximately six months between the Special Committee and its independent legal and financial advisors, on the one hand, and the Remington Sellers and their representatives, on the other hand;

  •
  the Combination Agreement allows the Special Committee or the Company Board to change or withdraw its recommendation of the Transaction Documents and Transactions in response to an AINC Intervening Event (defined below under "The Transaction Documents—Combination Agreement—Covenants—"No-Shop" Restrictions and "Fiduciary Out") if the Company Board or the Special Committee, after consultation with its legal advisors, determines in good faith that the failure to do so would be inconsistent with their respective fiduciary duties;

  •
  the Combination Agreement permits the Company, prior to the time that the Company's stockholders approve the Issuance Proposal at the Special Meeting, to discuss and negotiate, under specified circumstances, an unsolicited proposal if the Company Board (acting through the Special Committee), after consultation with its legal and financial advisors, determines in good faith that such proposal constitutes, or would reasonably be expected to result in, a superior proposal and to terminate the Combination Agreement in order to enter into a definitive agreement for that superior proposal, subject to matching rights for the Remington Sellers and the requirement that the Company pay a termination fee of $4,093,665 plus the costs and expenses incurred by the PM Parties in connection with the Transactions;

  •
  the structure of the Transactions would allow sufficient time for a third party to make a superior proposal if it desired to do so;

  •
  the Special Committee's belief that the $4,093,665 termination fee if the Combination Agreement is terminated by the Company in response to an AINC Superior Proposal or an AINC Intervening Event (each defined below under "The Transaction Documents—Combination Agreement—Covenants—"No-Shop" Restrictions and "Fiduciary Out") is reasonable in light of the circumstances and the overall terms of the Combination Agreement, consistent with fees in comparable Transactions, and not preclusive of other offers;

  •
  all of the other terms and conditions of the Combination Agreement and other Transaction Documents, including, among other things, the representations, warranties, covenants and agreements of the parties, including the "fiduciary out" provision, the conditions to the closing of the Transactions, and the parties' termination rights set forth in the Combination Agreement; and

  •
  the fact that it is a non-waivable condition to the closing of the Transactions that the Transactions be approved by stockholders holding a majority of the outstanding shares of the Company's common stock.

        The above discussion of the information and factors considered by the Special Committee is not intended to be exhaustive, but indicates the material matters considered. In reaching its determination and recommendation, the Special Committee did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the Special Committee may have considered various factors differently. The Special Committee did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. Moreover, in considering the information and factors described above, individual members of the Special Committee may have given differing weights to differing factors. The Special Committee based its unanimous recommendation on the totality of the information presented.

 Description of Fairness Opinion of Janney

        The Special Committee retained Janney to act as its financial advisor in connection with the Transactions, and if requested by the Special Committee, to render an opinion, as investment bankers, as to the fairness as of the date of such opinion, from a financial point of view, to New Holdco of the aggregate consideration to be paid by New Holdco in the Transactions. In selecting Janney, the Special Committee considered, among other things, the fact that Janney is a reputable investment banking firm with substantial experience advising companies in the lodging sector and in providing strategic advisory services in general. Janney, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

        On April 3, 2018 at the request of the Special Committee, Janney rendered an oral opinion to the Special Committee, which was subsequently confirmed in the written Opinion, that as of such date, and based upon and subject to the assumptions made, matters considered and limitations and qualifications upon the review undertaken by Janney, the aggregate consideration to be paid by New Holdco in the Transactions was fair, from a financial point of view, to New Holdco.

        The full text of the Opinion is attached hereto as Annex C and is incorporated into this document by reference in its entirety. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. Stockholders are urged to read the Opinion carefully and in its entirety for a discussion of, among other things, the scope of review undertaken and the assumptions made, matters considered and limitations and qualifications upon the review undertaken by Janney in connection with such Opinion.

        In arriving at its opinion, Janney reviewed, among other things:

  1.
  The historical financial performance, current financial position and general prospects of the Company and of the Project Management Business to be acquired pursuant to the Transactions (the "Acquired Business");

  2.
  Certain internal financial and operating information with respect to the business, operations and general prospects of the Company, including certain historical financial adjustments and financial forecasts prepared by the Company and used per instruction of the Company;

  3.
  Certain internal financial and operating information with respect to the business, operations and general prospects of the Acquired Business, including certain historical financial adjustments and financial forecasts prepared by Remington management, but utilizing growth assumptions for Ashford Trust and Braemar that the Company management provided and believed were reasonable (the "Projection Model") (The projections and estimates supplied to and utilized by Janney are summarized below under "—Projected Financial Information");

  4.
  Certain pro forma financial effects of the Transactions on the Company, based on certain projections for the Company provided by the management of the Company; and

  5.
  The proposed financial terms of the Transactions, as set forth in the draft Combination Agreement (draft dated April 2, 2018).

  6.
  In addition, Janney:

  a.
  Discussed the Acquired Business's historical financial performance, current financial position and general prospects with members of the Company's senior management team;

  b.
  Discussed with certain members of senior management of the Company the strategic aspects of the Transactions, including, but not limited to, past and current business operations, financial condition and prospects (including their views on the risks and uncertainties of achieving the Acquired Business forecasts);

    c.
    Reviewed certain financial and stock market information for selected publicly traded companies that Janney deemed to be relevant;

    d.
    Reviewed the financial terms, to the extent publicly available, of selected acquisitions of companies in the Company's and the Acquired Business's industry that Janney deemed to be relevant;

    e.
    Performed discounted cash flow analyses for the Acquired Business based on projections prepared by Remington and provided by Company management (the projections and estimates supplied to and utilized by Janney are summarized below under "—Projected Financial Information."); and

    f.
    Performed such other studies and analyses, conducted such discussions, and reviewed such other presentations, reports, and materials, as Janney deemed appropriate in the circumstances.

        In rendering its opinion, Janney assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it by the Company or their representatives or advisors, Remington or their representatives or advisors, or obtained by it from other sources. Janney did not independently verify (and has not assumed any obligation to verify) any such information, undertake an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, the Acquired Business, or any of their respective affiliates or subsidiaries, nor was Janney furnished with any such valuation or appraisal. Janney did not express any opinion as to the impact of the Transactions on the solvency or viability of the Company, New Holdco, the Acquired Business, and/or any of the other parties to the Combination Agreement or the other transaction documents, or their ability to pay their debts when they become due. Janney also assumed that all material governmental, regulatory, or other approvals and consents required in connection with the consummation of the Transactions will be obtained and that in connection with obtaining any necessary governmental, regulatory, or other approvals and consents, no restrictions, terms, or conditions will be imposed that would be material to its analysis. Janney also assumed that the Transactions will be consummated in accordance with the terms of the Combination Agreement and the other Transaction Documents, without any waiver, modification or amendment of any terms, condition, or agreement that would be material to its analysis; that the representations and warranties of each party contained in the Combination Agreement and the other Transaction Documents would be true and correct; that each party would perform all of the covenants and agreements required to be performed by it under the Combination Agreement and the other Transaction Documents, and that all conditions to the consummation of the Transactions would be satisfied without waiver or modification. With respect to financial projections for the Company and the Acquired Business (including, without limitation, the Projection Model), Janney was advised by the Company, and Janney assumed, without independent investigation, that they have been prepared in good faith and reflect the best currently available estimates and judgments of the Company of the expected future competitive, operating and regulatory environments and related financial performance of the Company and the Acquired Business. Janney expresses no opinion with respect to such projections, including the assumptions on which they are based. Furthermore, Janney has not assumed any obligation to conduct, and has not conducted, any physical inspection of the properties or assets of the Company or the Acquired Business. The projections and estimates supplied to and utilized by Janney are summarized below under "—Projected Financial Information."

        The Opinion is necessarily based upon financial, economic, market and other conditions and circumstances as they existed and could be evaluated, and the information made available to Janney, as of the date of the Opinion. Janney disclaims any undertakings or obligations to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to Janney's attention after the date of the Opinion.

        The Opinion does not constitute a recommendation as to any action the Special Committee or the Company Board of Directors of AINC should take in connection with the Transactions contemplated by the Combination Agreement or any aspect thereof and is not a recommendation to any Company director or stockholder on how such person should vote with respect to the Transactions or related transactions and proposals. The Opinion relates solely to the fairness, from a financial point of view, to New Holdco as of the date of the Opinion, of the aggregate consideration to be paid pursuant to the Combination Agreement. Janney expresses no opinion as to the relative merits of the Transactions and any other transactions or business strategies discussed by the Special Committee as alternatives to the Transactions or the decision of the Special Committee to recommend the Transactions, nor does Janney express any opinion on the structure, terms or effect of any other aspect of the Transactions contemplated by the Combination Agreement. The Opinion does not in any manner address the prices at which the Company's common stock or other securities will trade following the announcement or consummation of the Transactions. Janney are not experts in, and the Opinion does not address, any of the legal, tax or accounting aspects of the Transactions.

Summary of Financial Analyses of the Acquired Business Performed by Janney

        The summary set forth below does not purport to be a complete description of the analyses performed by Janney, but describes, in summary form, the material elements of the presentation that Janney made to the Special Committee on April 3, 2018, in connection with Janney's Opinion. In accordance with customary investment banking practice, Janney employed generally accepted valuation methods and financial analyses in reaching its Opinion. The following is a summary of the material financial analyses performed by Janney in arriving at its Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Janney employed in reaching its conclusions.

        None of the analyses performed by Janney were assigned a greater significance by Janney than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Janney. The summary text describing each financial analysis does not constitute a complete description of Janney's financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Janney. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Janney with respect to any of the analyses performed by it in connection with its Opinion. Rather, Janney made its determination as to the fairness to New Holdco of the aggregate consideration to be paid by New Holdco in the Transactions, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

        In performing its analyses, Janney made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. These include, among other things, the impact of competition on the businesses of the Company and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company, or the industry, or in the financial markets in general. Many of these assumptions are beyond the control of the Company. Any estimates contained in Janney's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. Except as otherwise noted, the information utilized by Janney in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before April 3, 2018 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions, and other factors that influence the price of securities.

        In conducting its analysis, Janney used three primary methodologies to review the valuation of the Acquired Business on a stand-alone basis to assess the fairness, from a financial point of view, of the aggregate consideration to be paid by New Holdco in the Transactions. Specifically, Janney conducted selected public companies analyses, selected precedent transactions analyses and discounted cash flow analyses. No individual methodology was given a specific weight, nor can any methodology be viewed individually. Additionally, no company or transaction used in any analysis as a comparison is identical to the Acquired Business, the Company, or the Transactions, and they all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or transactions to which they are being compared. Janney used these analyses to determine the impact of various operating metrics on the implied enterprise value of the Acquired Business. Each of these analyses yielded a range of implied values, and therefore, such implied value ranges developed from these analyses were viewed by Janney collectively and not individually.

        Selected Public Companies Analysis.    Janney reviewed, analyzed, and compared certain financial information relating to the Acquired Business to corresponding publicly available financial information and market multiples for the following seven publicly traded hotel management companies:

  •
  Choice Hotels International Inc.

  •
  Hilton Worldwide Holdings Inc.

  •
  Hyatt Hotels Corporation

  •
  Intercontinental Hotels Group plc

  •
  Marriott International, Inc.

  •
  Red Lion Hotels Corporation

  •
  Wyndham Worldwide Corporation

        Janney selected the companies used in this analysis on the basis of its experience and knowledge of companies in the industry and various factors, including the size of the company and the similarity of the lines of business to the Acquired Business's lines of business, as well as the business models, service offerings and end-market exposure of such companies. The selected companies used in this analysis were chosen because they, like the Acquired Business are generally driven by the growth of the lodging sector, including business and leisure travel spending, RevPAR growth, and new hotel construction. As noted above, no company used as a comparison is identical to the Acquired Business.

        Janney reviewed, among other things, the range of enterprise values of the selected publicly traded hotel management, franchise and service companies (calculated as equity value, using the closing stock prices on April 2, 2018, plus debt and the book value of preferred stock and minority interests, minus cash and equivalents and the book value of investments in unconsolidated affiliates), as a multiple of December 31 ("calendar year "or "CY "), 2017 EBITDA and December 31, 2018 estimated EBITDA, as provided by FactSet, SNL Financial, equity research reports, and the SEC EDGAR Database set forth in the following table:

Enterprise Value as a Multiple of Calendar Year
Selected Public Companies	2017 EBITDA	2018E EBITDA
Choice Hotels International, Inc.	17.0x	15.4x
Hilton Worldwide Holdings Inc.	15.6x	14.8x
Hyatt Hotels Corporation (Class A shares)	12.1x	12.5x
InterContinental Hotels Group Plc	15.0x	14.1x
Marriott International, Inc. (Class A shares)	17.1x	16.1x
Red Lion Hotels Corporation	15.0x	13.8x
Wyndham Worldwide Corporation	11.7x	10.4x

        The following table sets forth, for the periods indicated, the 3rd quartile, mean, median, and 1st quartile enterprise values as a multiple of EBITDA for the selected publicly traded hotel management companies identified above:

Enterprise Value as a Multiple of Calendar Year
	2017 EBITDA	2018E EBITDA
3rd Quartile	16.3x	15.1x
Mean	14.8x	13.9x
Median	15.0x	14.1x
1st Quartile	13.6x	13.2x

        The following table sets forth, for the periods indicated, the range of enterprise values as a multiple of EBITDA utilized by Janney in performing its analysis, which were derived from the 1st and 3rd quartile values of the selected publicly traded hotel management companies identified above, and the range of the enterprise values for the Acquired Business implied by this analysis and compared this range to the aggregate consideration of $208.0 million:

Enterprise Value to:	Relevant Range of EBITDA Multiples	Implied Range of Remington Enterprise Values
		(US$ mm)
CY2017 Remington EBITDA	13.6x - 16.3x	$222.9	$267.6
CY2018E Remington EBITDA	13.2x - 15.1x	$236.1	$270.7

        Janney selected the companies used in this analysis on the basis of its experience and knowledge of companies in the industry and various factors, including the size of the company and the similarity of the lines of business to the Acquired Business's lines of business, as well as the business models, service offerings and end-market exposure of such companies. The selected companies used in this analysis were chosen because they, like the Acquired Business are generally driven by the growth of the lodging sector, including business and leisure travel spending, RevPAR growth, and new hotel construction. As noted above, no company used as a comparison is identical to the Acquired Business.

        Selected Precedent Transactions Analysis.    Janney reviewed and analyzed certain publicly available information for the following 10 acquisitions of hotel management companies which disclosed valuation metrics:

Date Announced	Target	Acquiror	Enterprise Value as a Multiple of Last Twelve Months ("LTM") EBITDA
01/18/18	La Quinta Holdings	Wyndham Worldwide	17.3x
10/16/17	Avendra	Aramark Corporation	13.0x
09/19/16	Tsebo Outsourcing Group Proprietary Limited	Capital International, Inc.; Wendel	10.4x
11/16/15	Starwood Hotels & Resorts Worldwide Inc.	Marriott International, Inc.	13.5x
06/15/15	Bentall Kennedy (Canada) Limited Partnership	Sun Life Investment Management Inc.	10.0x
12/16/14	Kimpton Hotel & Restaurant Group, LLC	InterContinental Hotels Group PLC	21.5x
11/12/14	Louvre Hotels Group	Jin Jiang International Holdings	12.2x
08/06/14	Brazilian Hotel Group	GTIS Partners and GP Investments	13.7x
11/07/13	Protea Hospitality Holdings (Pty) Ltd	Marriott International, Inc.	10.0x
01/22/10	Lodgian	Lone Star Funds	11.3x

        The following table sets forth the 3rd quartile, mean, median, and 1st quartile enterprise values as a multiple of EBITDA for the selected acquisitions identified above:

Enterprise Value as a Multiple of Last Twelve Months ("LTM") EBITDA
3rd Quartile	13.6x
Mean	13.3x
Median	12.6x
1st Quartile	10.6x

        The following table sets forth, for the period indicated, the range of EBITDA multiples utilized by Janney in performing its analysis, which were derived from the 1st and 3rd quartile values of the selected acquisitions identified above, and the range of the enterprise values for the Acquired Business implied by this analysis and compared this range to the aggregate consideration of $208.0 million:

Enterprise Value to:	Relevant Range of EBITDA Multiples	Implied Range of Remington Enterprise Values
		(US$ mm)
CY2017 Remington EBITDA	10.6x - 13.6x	$174.1	$223.3

        Discounted Cash Flow Analysis.    Janney performed a discounted cash flow analysis to derive an implied enterprise value range of the Acquired Business.

        A discounted cash flow analysis is designed to provide an implied value of a company by calculating the present value of estimated future unlevered free cash flows and terminal value of the company. The "unlevered free cash flows" or "free cash flows" refer to a calculation of the future cash flows of an asset without including, in such calculation, any debt-servicing costs. The present value of a terminal value, representing the estimated value of unlevered free cash flows beyond the end of the forecast period, is added to arrive at a total aggregate value. Outstanding debt and preferred equity is subtracted and outstanding cash is added to arrive at an equity value.

        Janney utilized the financial projections and estimates regarding the Acquired Business in the Projection Model as prepared by Remington management and utilizing growth assumptions for Ashford Trust and Braemar that the Company management provided and believed were reasonable, to perform a discounted cash flow analysis of the Acquired Business. The projections and estimates supplied to and utilized by Janney are summarized below under "—Projected Financial Information." In conducting this analysis, Janney assumed at the direction of the Company that the Acquired Business would perform in accordance with these projections and estimates. Janney performed an analysis of the present value of the unlevered free cash flows that Remington's management projected the Acquired Business would generate for the fiscal years 2018 through 2022. Janney analyzed the historical revenue growth and operating margins of the Acquired Business and determined the management estimates referenced in the Projected Financial Information were reasonable. Janney utilized illustrative terminal values in the year 2022 based on an EV/EBITDA exit multiple range of 11.0x to 13.0x. Janney discounted the cash flows projected for the specified period using discount rates ranging from 12.0% to 14.0%, reflecting estimates of the Acquired Business's weighted average cost of capital. The weighted average cost of capital was estimated assuming a cost of equity based on a capital asset pricing model based on the leverage and betas of the selected public companies and the cost of debt based on discussions with the Acquired Business's management. Using a discount rate of 12.0% to 14.0% and an EV/EBITDA terminal multiple of 11.0x to 13.0x, this analysis resulted in an implied enterprise value for the Acquired Business of $194.0 to $237.0 million.

Additional Reference Points

        Convertible Preferred Stock Valuation Considerations.    Janney evaluated the value of the convertible preferred based on a hypothetical scenario in which the Company received a mix of debt and equity capital from third-parties to finance the aggregate consideration based on Janney's professional judgment. Janney assumed a weighted average cost of capital ranging from 9.5% to 12.0%, which reflected an estimate of the rates of return demanded by third-party capital providers to finance the transaction. The cash flows from the dividends from the convertible preferred were discounted at 9.5% to 12.0% to establish the present value of the dividends to be received assuming that the convertible preferred is outstanding for seven years. In addition, Janney evaluated the implied value of the call option inherent in the convertible preferred using a Black-Scholes model assuming a seven year term, volatility of 34.9% (based on the Company's assumption for stock-based compensation for 2017 as referenced in the Company's 10-K), a risk-free rate based on seven year U.S. Treasury yields, and the Company's stock price as of April 2, 2018. The combined value of the dividends and the call option resulted in an implied market value of the convertible preferred of $191.8 million to $212.2 million.

        Financial Impact Analysis.    Janney performed a pro forma merger analysis on the combined projected income statement information of the Acquired Business and the Company. Assumptions regarding the acquisition adjustments and cost savings were used to calculate the financial impact the merger would have on certain projected financial results of the Company. In the course of this analysis, Janney used earnings estimates for the Company based on discussions with Company management and used earnings estimates for the Acquired Business based on discussions with Company and Remington management. This analysis indicated that the merger is expected to be accretive to the Company's estimated non-GAAP earnings per share in 2018 and 2019 assuming that the convertible preferred is either converted or not converted. For all of the above analyses, the actual results achieved by the Company following the merger may vary from the projected results, and the variations may be material.

Conclusion

        Janney compared the results of these analyses to the aggregate consideration of $208,000,000 consisting of $203,000,000 of convertible preferred stock and up to $5,000,000 of Remington's transaction expenses received by the Remington Sellers in connection with the proposed acquisition by New Holdco of equity securities representing 100.0% of the outstanding ownership interests in the Acquired Business.

        Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of Janney's Opinion, Janney was of the opinion that, as of the date of the Opinion, and subject to and based on the assumptions made, matters considered, and limitations and qualifications upon the review undertaken by Janney, the aggregate consideration to be paid by New Holdco in the Transactions was fair, from a financial point of view, to New Holdco.

General

        Pursuant to the terms of the engagement letter between Janney and the Special Committee of the Board of Directors of Ashford Inc., the Company agreed to pay to Janney a retainer fee of $150,000 upon signing of the engagement letter, a fee of $800,000 upon Janney's delivery of its Opinion, and a fee of $2,000,000 upon closing of the Transactions in consideration of financial advisory services rendered in connection with the Transaction less the prior retainer and opinion fees paid to Janney. In addition, the Company agreed to reimburse Janney up to a limit of $100,000 for its reasonable out-of-pocket expenses, including attorneys' fees and disbursements, and to indemnify Janney and related persons against various liabilities, including certain liabilities under the federal securities laws.

        Janney, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Janney or its affiliates may provide investment and corporate banking services to the Company and Remington and their respective affiliates in the future, for which Janney or its affiliates may receive customary fees. Janney provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time affect transactions and hold securities, including, without limitation, derivative securities, of the Company or its affiliates for its own account and for the accounts of customers.

        In the two years prior to the date of the Opinion, Janney has not provided or received compensation from the Company, the Acquired Business or its affiliates (other than as a financial advisor to the Special Committee) in connection with the provision of any financial advisory or financing services. In the two years prior to the date hereof, Janney has been engaged by Ashford Trust and Braemar on financial advisory or financing assignments in which it received customary investment banking fees. The investment banking fees attributable to Janney from the Ashford Trust and Braemar totaled approximately $455,700 as of the date of the Opinion.

Projected Financial Information

        We are including in this proxy statement/prospectus unaudited projected financial information, which includes unaudited projected financial information that was made available to the Special Committee and Janney, the Special Committee's financial advisor, in connection with the Special Committee's evaluation of the Transactions. The unaudited projected financial information of the Acquired Business was provided by Remington management based on assumptions that the Company's management believed were reasonable and that reflected the Company's management best available estimate of acquisitions and capital improvements and renovations by Ashford Trust and Braemar at such time. The unaudited financial information of the Company was prepared by the Company's management. The inclusion of this unaudited projected financial information should not be regarded as an indication that any of the Company, the Special Committee, Remington, the Remington Sellers, their respective financial advisors, or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, and this unaudited projected financial information should not be relied upon as such.

        The unaudited projected financial information is not being included in this proxy statement to influence your decision whether to vote for or against the acquisition, but is being included because this unaudited projected financial information was provided to the Special Committee in connection with its evaluation of the Transactions and Janney in connection with its fairness opinion.

        In addition, the unaudited projected financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, the projected results may not be realized and the actual results may be significantly higher or lower than estimated. Since the unaudited projected financial information covers multiple years, that information by its nature becomes less predictive with each successive year. The unaudited projected financial information was also based on numerous variables and assumptions. Such assumptions are inherently uncertain and may be beyond the control of the Company. Important factors that may affect actual results and cause these financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the Company's and Remington's businesses (including their ability to achieve strategic goals, objectives, and targets over the applicable periods), industry performance and competition, general business and economic conditions, and other factors described under the captions "Risk Factors—Risks Related to the Transactions" and "Cautionary Statement Regarding Forward-Looking Statements". You are encouraged to review the risks and uncertainties described under these captions in this proxy statement/prospectus. Neither the Company nor Remington, as a matter of course, makes public projections as to future performance or earnings beyond the current fiscal year and generally do not make public projections for extended periods due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. In connection with the evaluation of the Transactions, however, the Company's management and the management of Remington prepared certain unaudited prospective financial information. The unaudited projected financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projected financial information. In addition, the unaudited projected financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in the Company's historical GAAP financial statements. The Company's independent registered public accounting firm has not compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on the information or its achievability.

        The table below presents a projected income statement summary, Total EBITDA and Unlevered Free Cash Flow of the Acquired Business on a stand-alone basis for the fiscal years ending December 31, 2018 through December 31, 2022:

	CAGR
	FY Ending December 31,
(US$ millions)	2018E	2019E	2020E	2021E	2022E
INCOME STATEMENT SUMMARY
Total Revenue	$31.1	$35.0	$37.2	$39.4	$41.7
Total EBITDA	$18.0	$20.1	$21.4	$22.6	$24.0
EBITDA Margin	57.6%	57.5%	57.5%	57.5%	57.5%
Unlevered Free Cash Flow	$13.1	$15.1	$16.0	$17.0	$18.0

        The table below presents a projected income statement summary, Total EBITDA and earnings per share of the Company on a stand-alone basis for the fiscal years ending December 31, 2018 through December 31, 2019:

	FY Ending December 31,
(US$ millions)	2018E	2019E
INCOME STATEMENT SUMMARY(1)
Total Revenue	$112.0	$120.8
Total EBITDA	$24.9	$27.6
EBITDA Margin	22.3%	22.9%
Earnings Per Share	$7.00	$7.76

(1)
The Company's Income Statement excludes Ashford Investment Management, LLC and Ashford Hospitality Select, Inc. contributions not attributable to the Company.

        The assumptions management made in preparing the above unaudited projected financial information may not reflect actual future conditions. The estimates and assumptions underlying the unaudited projected financial information involve judgments with respect to, among other things, future economic, competitive, regulatory, and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under "Risk Factors—Risks Related to the Transactions" and "Cautionary Statement Regarding Forward-Looking Statements" and the risks described in the periodic reports filed by the Company with the SEC, which reports can be found as described under the caption "Where You Can Find More Information", all of which are difficult to predict and many of which are beyond the control of the Company. The underlying assumptions and projected results may not be realized, and actual results differ whether or not the Transactions are completed.

        Additionally, although presented with numerical specificity, the above unaudited projected financial information with respect to the Company and the Acquired Business reflects numerous assumptions and estimates as to future events made by the Company's management that the Company's management believes were reasonably prepared.

        You are cautioned not to place undue reliance on the unaudited projected financial information set forth above. No representation is made by the Company or any other person to any of the Company's stockholders regarding the ultimate performance of the Company or the Acquired Business compared to the information included in the above unaudited projected financial information. The inclusion of unaudited projected financial information in this proxy statement should not be regarded as an indication that this information will be necessarily predictive of actual future events, and this information should not be relied on as such.

        The unaudited projected financial information does not take into account any circumstances or events occurring after the date they were prepared, and, except as may be required in order to comply with applicable securities laws, none of the Company, the Special Committee, or any of their respective representatives intend to update, or otherwise revise, the unaudited projected financial information, or the specific portions presented, to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. In addition, the unaudited projected financial information does not reflect the impact of the Transactions, nor does it take into account the effect of any failure of the Transactions to occur.

Interests of the Company's Directors and Executive Officers in the Transactions;
Potential Conflicts of Interest

        In considering the recommendations of the Company Board, you should be aware that certain of the Company's executive officers and directors have interests in the Transactions that are different from, or are in addition to, the interests of the Company's stockholders generally, including those described below. These interests may create potential conflicts of interest. The members of the Special Committee and the Company Board were aware of these interests, and considered them, when they approved the Transaction Documents and recommended that stockholders vote to approve the Transactions. For additional information on relationships among the parties, see the section entitled "Certain Relationships and Related Person Transactions."

Ownership Interests of Monty J. Bennett in the Company and Remington

        As of March 31, 2018, Monty J. Bennett, our Chief Executive Officer and Chairman of the Company Board, beneficially directly or indirectly owned, in the aggregate, 221,172 shares of our common stock (excluding (i) 95,000 shares of common stock issuable upon the exercise of vested options; (ii) 1,055 units of Ashford Hospitality Holdings LLC, our subsidiary, which units are currently redeemable for cash or, at the option of the Company, convertible into shares of our common stock; and (iii) 195,579 shares of common stock reserved for issuance pursuant to the Company's deferred compensation plan), which represented approximately 10.5% of the equity interests in the Company. Monty J. Bennett is also a 50% direct or indirect beneficial owner and the chief executive officer of Remington.

Monty J. Bennett's Interests in the Transactions

        Monty J. Bennett has interests in the Transactions that may be different from, or in addition to, the interests of our stockholders generally and that may create potential conflicts of interest, including:

  •
  The amount and nature of the consideration paid to MJB Investments, which is wholly owned by Monty J. Bennett;

  •
  the Bennetts' board nomination rights to the Board, subject to retaining 20% ownership of the New Holdco Common Stock;

  •
  the option of New Holdco to redeem all or any portion of the Series B Preferred Stock in $25 million increments after the seventh anniversary of the closing of the Transactions;

  •
  the put option of the Covered Investors to require New Holdco to purchase all of their Series B Preferred Stock on the date of or following the consummation of a change of control of New Holdco that is not supported by the Covered Investors;

  •
  the priority of the Series B Preferred Stock over the New Holdco Common Stock;

  •
  the right of the Series B Preferred Stock to vote with the New Holdco Common Stock on an as-converted basis prior to conversion into New Holdco Common Stock; and

  •
  the participation of the Series B Preferred Stock in any dividends paid on New Holdco Common Stock.

Our Executive Officers' Duties to Monty J. Bennett

        All of our executive officers report to Monty J. Bennett and may be considered to be affiliated with the Bennetts. As a result, those officers may have different interests than the Company as a whole. These potential conflicts would not exist in the case of a transaction negotiated with unaffiliated third parties. Moreover, if the PM Parties breach any of the representations, warranties or covenants made by them in the Combination Agreement or the other Transaction Documents, we may choose not to enforce, or to enforce less vigorously, our rights because of our desire to maintain our ongoing relationship with the Bennetts. ln addition, Mr. Robert G. Haiman, former Senior Vice President—Business Development and Chief Legal Officer of Remington, was appointed to serve as Executive Vice President, General Counsel and Secretary of Ashford lnc., Ashford Trust and Braemar, effective June 1, 2018.

Compensation of the Special Committee

        The Special Committee consists of two independent and disinterested members of the Company Board: Brian Wheeler (Chair) and Uno Immanivong. The Company Board, acting pursuant to a written consent dated October 12, 2017, determined to compensate the members of the Special Committee for their service in the form of an annual retainer of $60,000 for Mr. Wheeler and $40,000 for Ms. Immanivong and per meeting fees of $500 for Mr. Wheeler and $300 for Ms. Immanivong.

        In recommending and approving the above compensation structure, the Special Committee and the Board considered, among other things, the Company's existing committee compensation structure, as well as precedent compensation structures for special committees formed for purposes comparable to those for which the Special Committee was formed. The Company Board considered, among other things, the nature and scope of the proposed transactions, the complexities added to the proposed transactions by the involvement of the Bennetts, the time commitment expected to be required of the Special Committee members and the publicly reported compensation of the special committees of the boards of other companies.

Intent to Vote

        To the Company's knowledge, each of the Company's executive officers and directors intends to vote all shares of the Company's common stock he or she beneficially owns in favor of all proposals. The Company's directors and executive officers (including Monty J. Bennett) have the power to vote 301,709 shares of the Company's common stock as of March 31, 2018, representing 14.3% of the Company's outstanding common stock. The Bennetts have also informed the Company that they intend to vote or cause to be voted all shares beneficially owned, directly or indirectly, by them in favor of the proposals. Together with the shares held by the Company's officers and directors (including Monty J. Bennett), this represents the power to vote 391,045 shares, representing approximately 18.6% of the outstanding common stock.

        The Company's unaffiliated stockholders (which excludes the Company's directors and executive officers, Archie Bennett, Jr., Ashford Trust and Braemar) collectively have the power to vote 919,265 shares of the Company's common stock as of March 31, 2018, representing 43.7% of the Company's outstanding common stock.

 THE TRANSACTION DOCUMENTS

Combination Agreement

        The following is a summary of the material provisions of the Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and which we incorporate by reference into this proxy statement/prospectus. This summary may not contain all of the information about the Combination Agreement that is important to you and is qualified in its entirety by reference to the full text of such agreement. We encourage you to read carefully the Combination Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Combination Agreement and not by this summary or any other information contained in this proxy statement/prospectus.

General

        Under the terms of the Combination Agreement, AINC, through New Holdco, will acquire the PM LLC Transferred Securities. Prior to the consummation of the Merger, Remington, the PM Companies, the General Partner, and the Bennetts, among others, will (i) cause the PM Companies to transfer the Project Management Business to PM LLC, and (ii) cause 100% of the PM LLC Transferred Securities to be transferred to Archie Bennett, Jr., MJB Investments, LP, a limited partnership controlled solely by Monty J. Bennett, and Mark A. Sharkey in the PM Formation Transaction. Immediately following the consummation of the PM Formation Transaction and the effectiveness of the Merger, Archie Bennett, Jr., MJB Investments, LP and Mark A. Sharkey will transfer to New Holdco 100% of the PM LLC Transferred Securities in exchange for the consideration provided in the Combination Agreement pursuant to the PM Contribution Agreement.

Consideration

        In consideration for the PM LLC Transferred Securities, the Remington Sellers will receive aggregate consideration of $203,000,000 composed of: 8,120,000 shares of Series B Preferred Stock with a value agreed by the parties to the Combination Agreement of $25 per share, and New Holdco will also pay up to an aggregate of $5,000,000 of (i) the transaction expenses incurred or funded by Remington or the PM Companies (on behalf of themselves or their affiliates) in connection with the Transactions, including, among other things, one-half of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act and (ii) any bonus and other payments (including applicable taxes in respect thereof) made to employees and agents of the PM Companies in connection with the closing of the Transactions.

Closing

        Subject to the terms and condition of the Combination Agreement, the closing of the Transactions will take place at the offices of Norton Rose Fulbright US LLP in Dallas, Texas, at 10:00 a.m. local time on a date no later than ten business days after the satisfaction or waiver of the conditions set forth in the Combination Agreement (other than conditions which, by their nature, are to be satisfied on such date), or at such other time or on such other date or at such other place as the parties to the Combination Agreement may mutually agree upon in writing.

Representations and Warranties

        In the Combination Agreement, each of the PM Parties has made customary representations and warranties to AINC relating to, among other things:

            (i)  organization and authority to enter into the Transaction Documents and to consummate the Transactions;

           (ii)  organization, authority, and qualification of PM LLC;

          (iii)  capitalization of PM LLC;

          (iv)  absence of subsidiaries of PM LLC;

           (v)  absence of conflicts, violations or breaches under organizational documents and any applicable law;

          (vi)  financial statements of the Project Management Business;

         (vii)  absence of certain undisclosed liabilities;

        (viii)  absence of certain undisclosed changes in the Project Management Business;

          (ix)  certain management contracts of Remington L&H, and after closing PM LLC;

           (x)  material contracts;

          (xi)  title to assets and owned and leased real property of PM LLC;

         (xii)  condition and sufficiency of assets;

        (xiii)  intellectual property;

        (xiv)  accounts receivable;

         (xv)  insurance matters;

        (xvi)  legal proceedings;

       (xvii)  compliance with applicable laws;

      (xviii)  environmental matters;

        (xix)  employment and employee benefit matters;

         (xx)  tax matters;

        (xxi)  finders' fees;

       (xxii)  related-party transactions; and

      (xxiii)  accredited investor status.

        Additionally, AINC made representations and warranties to the PM Parties relating to the following matters:

            (i)  organization and authority to enter into the Transaction Documents and to consummate the Transactions;

           (ii)  organization, authority, and qualification of AINC;

          (iii)  subsidiaries of AINC;

          (iv)  capitalization of AINC;

           (v)  AINC's SEC filings and the accuracy of the information contained in this proxy statement/prospectus;

          (vi)  conduct of AINC's business in the ordinary course of business;

         (vii)  absence of conflicts, violations or breaches under organizational documents and any applicable law;

        (viii)  tax matters;

          (ix)  legal proceedings;

           (x)  compliance with applicable laws;

          (xi)  finders' fees; and

         (xii)  fairness opinion.

        Also, New Holdco made representations and warranties to AINC and the PM Parties relating to the following matters:

            (i)  organization and authority of New Holdco and Merger Sub to enter into the Transaction Documents and to consummate the Transactions; and

           (ii)  capitalization of New Holdco and its subsidiaries.

        Generally, the representations and warranties survive for 18 months after the consummation of the Transactions; however, specified fundamental representations of the parties to the Combination Agreement (addressing organization and authority of the parties, capitalization, brokers and financial advisors, and certain related-party transactions) survive indefinitely, the PM Parties' representations and warranties with respect to environmental and employee benefit matters survive for the respective statute of limitations plus three months, and the parties' representations and warranties with respect to tax related matters survive for the statute of limitations plus six months.

Covenants

  General

        Prior to the closing of the Transactions, the PM Companies and the PM Parties subsidiaries will continue to operate the Project Management Business of the PM Companies in the ordinary course of business consistent with past practice and will use reasonable best efforts to maintain and preserve the organization, businesses, and franchise of the Project Management Business and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having business relationships with the PM Companies, in each case in connection with the Project Management Business. As such, the PM Companies will, and the PM Parties will cause the PM Companies to, among other things, preserve and maintain all of their permits used in the Project Management Business; continue all of the insurance policies with respect to the Project Management Business, perform all of their obligations under all contracts relating to or affecting the Project Management Business revenues, properties, assets, business, or prospects; and comply in all material respects with all applicable laws, unless, in each case, AINC agrees otherwise. Furthermore, prior to the closing of the Transactions, AINC, the PM Parties and the PM Companies and their respective subsidiaries will use reasonable best efforts to promptly take all actions, and to do and to assist and cooperate with each other in doing all things reasonably necessary or advisable to consummate the Transactions, including obtaining from any governmental authorities and any third parties any actions, clearances, waivers, consents, approvals, permits, or orders required in connection with the performance of the Combination Agreement and the consummation of the Transactions and making all necessary or advisable registrations, filings, notifications, or submissions with respect to the Combination Agreement and the Transactions required under any applicable law.

  "No-Shop" Restrictions and "Fiduciary Out"

        Prior to the closing of the Transactions, none of the PM Companies or the PM Parties will, and they will not authorize or permit any of their affiliates or any their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding a PM Party Acquisition Proposal (as defined below); (ii) enter into discussions or negotiations with, or provide any information to, any person or entity concerning a possible PM Party Acquisition Proposal; (iii) enter into any agreements, arrangements, or understandings (whether or not binding) regarding a PM Party

Acquisition Proposal; or (iv) otherwise knowingly facilitate any effort or attempt to make a PM Party Acquisition Proposal. In the event that the PM Parties or the PM Companies receive any inquiry or request for information regarding a PM Party Acquisition Proposal, they will promptly (and in any event within two business days after the receipt of such inquiry or request) inform AINC and provide AINC with reasonably detailed information regarding the PM Party Acquisition Proposal. A "PM Party Acquisition Proposal" is any inquiry, proposal, or offer from any person or entity (other than AINC or any of its controlled affiliates) concerning (a) a merger, consolidation, liquidation, recapitalization, share exchange, or other business combination involving PM LLC or the Project Management Business representing 10% or more of the assets of the Project Management Business; (b) a sale, lease, exchange, mortgage, transfer, or other disposition, whether in a single transaction or series of related transactions, of 10% or more of the assets of the Project Management Business; (c) a purchase or sale of shares of capital stock or other securities, whether in a single transaction or series of related transactions, representing any of the voting power of the capital stock of PM LLC; or (d) any other transaction having a similar effect to those described in the above clauses.

        Similarly, AINC will not, and AINC will not permit New Holdco, Merger Sub, or any of our other affiliates or representatives, including the Special Committee, to, directly or indirectly, (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an AINC Acquisition Proposal (as defined below); (ii) enter into discussions or negotiations with, or provide any information to, any person or entity concerning a possible AINC Acquisition Proposal; (iii) enter into any agreements, arrangements, or understandings (whether or not binding) regarding an AINC Acquisition Proposal; or (iv) otherwise knowingly facilitate any effort or attempt to make an AINC Acquisition Proposal. Prior to our stockholders voting in connection with the Transactions, however, if we receive an unsolicited bona fide written AINC Acquisition Proposal, (A) the AINC Board and the Special Committee may participate in discussions regarding such AINC Acquisition Proposal to clarify the terms of such AINC Acquisition Proposal and (B) if the AINC Board determines (1) that such AINC Acquisition Proposal constitutes or could reasonably be expected to lead to an AINC Superior Proposal (as defined below) and (2) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such AINC Acquisition Proposal would be inconsistent with their duties under applicable law, then we may, in response to such AINC Acquisition Proposal, (x) provide non-public information of AINC to the person or entity that has made such AINC Acquisition Proposal and (y) participate in discussions and negotiations regarding such AINC Acquisition Proposal. In the event that we receive any inquiry or request for information that could reasonably be expected to result in an AINC Acquisition Proposal, we will promptly (and in any event, within 48 hours after the receipt of such inquiry or request) notify the PM Parties and provide them with reasonably detailed information regarding the AINC Acquisition Proposal. An "AINC Acquisition Proposal" is any proposal or offer relating to (a) a merger, consolidation, share exchange, or business combination involving AINC or any of our subsidiaries representing 10% or more of the assets of AINC and our subsidiaries; (b) a sale, lease, exchange, mortgage, transfer, or other disposition, whether in a single transaction or series of related transactions, of 10% or more of the assets of AINC and our subsidiaries; (c) a purchase or sale of shares of capital stock or other securities, whether in a single transaction or series of related transactions, representing 10% or more of the voting power of the capital stock of AINC, including by way of a tender offer or exchange offer; or (d) any other transaction having a similar effect to those described above in this paragraph. An "AINC Superior Proposal" is an unsolicited bona fide AINC Acquisition Proposal (except that references to "10%" in the definition of such term will be deemed to be references to "50%") made in writing that the Special Committee determines, after receipt of advice from the Special Committee's financial advisor and legal counsel, (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, and regulatory aspects of the proposal and the person or entity making the proposal, and (b) if consummated, would result in a transaction more favorable to the stockholders of AINC (excluding the PM Parties and their affiliates, and including Ashford Trust and Braemar) from a financial point of view than the Transactions.

        In addition to the notices described above, prior to the closing of the Transactions, the PM Companies and the PM Parties will notify AINC of the following: (a) any fact, circumstance, event, or action which (i) has had, or could reasonably be expected to have, a PM Material Adverse Effect (as defined below); (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any of the PM Parties under the Combination Agreement not being true and correct; or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions to closing of the Transactions to be satisfied; (b) any communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the Transactions; (c) any communication from any governmental authority in connection with the Transactions; and (d) any legal actions commenced or, to the PM Parties' knowledge, threatened that would have been required to be disclosed under the Combination Agreement or relate to the to the consummation of the Transactions. A "PM Material Adverse Effect" is any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of the Project Management Business; or (b) the ability of the PM Parties to consummate the Transactions on a timely basis; provided, however, that PM Material Adverse Effect does not include any event, occurrence, fact, condition, or change arising out of or attributable to: (i) general economic or political conditions, (ii) conditions generally affecting the industries in which the Project Management Business is conducted; (iii) any changes in financial or securities markets in general; (iv) acts of war, armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by the Combination Agreement, except for required consents or governmental approvals; (vi) any changes in applicable laws or accounting rules; (vii) any action taken or omission by any person or entity controlled by AINC or any PM Party; (viii) the public announcement, pendency, or completion of the Transactions; or (ix) resulting from acts of god, such as natural disasters; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv), (vi), and (ix) immediately above will be taken into account in determining whether a PM Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Project Management Business compared to other participants in the industries in which the Project Management Business is conducted.

        AINC has agreed to take all action necessary in accordance with the Maryland General Corporation Law and the rules of the NYSE American and our organizational documents to establish a record date for, give notice of, and convene and hold a meeting of our stockholders for the purpose of voting upon the approval of the transactions. The AINC Board or the Special Committee may, at any time prior to our stockholders' vote with respect to the Transactions at the meeting, after consultation with outside legal counsel, determine in good faith that it cannot recommend that you vote in favor of the proposals relating to the Transactions, if such recommendation would be inconsistent with its duties under applicable law, in response to an AINC Superior Proposal, so long as (i) AINC has provided the PM Parties prior notice that we intend to change our recommendation to our stockholders to vote in favor of the proposals relating to the Transactions and are prepared to enter into a contract with respect to an AINC Superior Proposal, including reasonably detailed information regarding the terms of such AINC Superior Proposal; and (ii) AINC provides the PM Parties the opportunity, and negotiates in good faith, to adjust the terms and conditions of the Combination Agreement and related documents so that there is no longer a basis for such proposal to constitute an AINC Superior Proposal. In addition, the AINC Board or the Special Committee may, at any time prior to our stockholders' vote with respect to proposals relating to the Transactions at the meeting, after consultation with outside legal counsel, determine in good faith that it cannot recommend that you vote in favor of the proposals relating to the Transactions, if such recommendation would be inconsistent with its duties under applicable law, in response to an AINC Intervening Event (as defined below), so long as (i) AINC has provided the PM Parties prior notice that we intend to change our recommendation to our stockholders to vote in favor of the proposals relating to the Transactions, and (ii) the Company provides the PM Parties the opportunity, and negotiates in good faith, to adjust the terms and conditions of the Combination Agreement and related documents so that there is no longer a basis for such withdrawal, modification, or amendment. An "AINC Intervening Event" is an event, change, development, effect, occurrence, or state of facts, in each case (a) that is material to the Transactions taken as a whole, (b) that arises or occurs after the date of the Combination Agreement and that becomes known to the Special Committee before the vote of the stockholders with respect to considering the proposals relating to the Transactions at the meeting, and (c) that, prior to the date of the Combination Agreement, was not known to or reasonably foreseeable by the Special Committee; provided, that in no event will the receipt, existence of, or terms of an AINC Acquisition Proposal or any inquiry relating to an AINC Acquisition Proposal or any consequence thereof constitute an AINC Intervening Event.

Closing Conditions

        The obligations of each of the parties to the Combination Agreement to consummate the Transactions is subject to the fulfillment of certain closing conditions, including:

            (i)  the approval by required stockholder vote of the Transaction Documents and the Transactions to the extent required by applicable law, the rules of the NYSE American and AINC's organizational documents;

           (ii)  the expiration or earlier termination of the waiting period applicable to the Transactions under the HSR Act;

          (iii)  the absence of any legal restraint with respect to the Transactions;

          (iv)  the PM Contribution Agreement, the Merger and Registration Rights Agreement, the Cost Sharing Agreement, and the New Holdco Restructuring Agreement shall, in form and substance, be reasonably satisfactory to AINC and the PM Parties;

           (v)  the receipt by AINC of the opinion of New Holdco's REIT counsel or other counsel reasonably satisfactory to AINC that at a confidence level of "more likely than not" or higher, for U.S. federal income tax purposes, the status of Ashford Trust and Braemar, as real estate investment trusts within the meaning of Section 856(a) of the Code, will not be adversely affected in any material respect as a result of conveyance of the PM LLC Transferred Securities (A) to New Holdco, (B) by New Holdco to Ashford Hospitality Holdings, LLC, (C) by Ashford Hospitality Holdings, LLC to Ashford Advisors, Inc., and (D) by Ashford Advisors, Inc. to Ashford Hospitality Advisors LLC;

          (vi)  the accuracy of the other party's representations and warranties contained in the Transaction Documents (subject to qualifiers, as applicable); and

         (vii)  the other party's compliance in all material respects with its covenants and agreements contained in the Transaction Documents.

        The PM Parties' and the PM Companies' obligation to consummate the Transactions is also conditioned on:

            (i)  there not having occurred a material adverse effect with respect to the Company;

           (ii)  the receipt by the Bennetts of an appraisal satisfactory to them to the effect that the value of a share of Series B Preferred Stock does not exceed $25; and

          (iii)  the receipt by the Bennetts of the opinion of their tax counsel that at a confidence level of "more likely than not" or higher, for U.S. federal income tax purposes (A) the exchange on the closing date of the Combination Agreement by the Bennetts and MJB Investments of PM LLC Transferred Securities for New Holdco Stock under the Combination Agreement and the PM Contribution Agreement, in connection with the Merger, will qualify as an exchange under Section 351 of the Code, (B) the Series B Preferred Stock will not be treated as nonqualified preferred stock (within the meaning of Section 351(g) of the Code) as of the closing date of the Combination Agreement, and (C) the Bennetts will not recognize any taxable gain or income as a result of their exchange of PM LLC Transferred Securities for New Holdco Stock on the closing date of the Combination Agreement under the Combination Agreement and the PM Contribution Agreement.

        A material adverse effect with respect to the Company, or an "AINC Material Adverse Effect," means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of AINC and its subsidiaries, taken as a whole; or (b) the ability of AINC to consummate the Transactions on a timely basis; provided, however, that "AINC Material Adverse Effect" will not include any event, occurrence, fact, condition, or change arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which AINC operates; (iii) any changes in financial or securities markets in general; (iv) acts of war, armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by the Combination Agreement, except for required consents on governmental approvals; (vi) any changes in applicable laws or accounting rules; (vii) any action taken or omission by Ashford Trust or Braemar, or by any person or entity controlled by the Bennetts; (viii) the public announcement, pendency, or completion of the Transactions or the Transaction Documents; or (ix) resulting from acts of god, such as natural disasters; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv), (vi) and (ix) immediately above will be taken into account in determining whether an AINC Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on AINC compared to other participants in the industries in which AINC conducts its businesses.

        AINC's obligation to consummate the Transactions is also conditioned on:

            (i)  there not having occurred a PM Material Adverse Effect;

           (ii)  receipt of an opinion of counsel to the Special Committee that at a confidence level of "more likely than not" or higher, for U.S. federal income tax purposes, (A) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or an exchange under Section 351 of the Code (in connection with the PM Contribution), and (B) no gain or loss will be recognized by the stockholders of AINC as a result of the Merger with respect to their exchange of shares of AINC Common Stock for New Holdco Common Stock pursuant to the Merger; and

          (iii)  the certification of the chief executive officer of AINC as to the accuracy of the Company's representations and warranties contained in the Transaction Documents.

Liability

        Except for breaches of fundamental representations and warranties and certain related matters, neither AINC nor the PM Parties will be liable for breaches of representations and warranties until the aggregate amount of all damages suffered by the indemnified parties exceeds $5,000,000, in which event the breaching party is liable from the first dollar. Except for breaches of certain specified fundamental representations and warranties and certain tax-related matters, the aggregate liability for damages for each of AINC and the PM Parties is $30,700,000. The aggregate liability for damages for each of AINC and the PM Parties is $203,000,000 for all breaches of representations and warranties by such party. Notwithstanding the foregoing, the parties have the right to seek damages and equitable relief for fraud without any limitation, and an action for breach of the representations and warranties is not the exclusive remedy for any party.

Termination

        The Combination Agreement may be terminated and the Transactions abandoned at any time prior to the closing of the Transactions:

            (i)  by mutual consent of AINC and the PM Parties;

           (ii)  by either AINC or the PM Parties if:

            (a)   the other party has breached a representation, warranty, or covenant in the Combination Agreement that results in the failure to satisfy a closing condition, and such breach is not cured within ten days of notice to the breaching party;

            (b)   AINC's stockholders do not approve the Transactions at the meeting;

            (c)   there is a specified adverse tax change applicable to such party;

            (d)   it becomes apparent that any closing conditions will not be fulfilled by December 31, 2018; or

            (e)   any law makes consummation of the Transactions illegal or otherwise prohibited, any governmental authority has issued a governmental order restraining or enjoining the Transactions, and such governmental order has become final and non-appealable, or, based on written advice of counsel, the Transactions would result in New Holdco being treated as an "investment company" within the meaning of the Investment Company Act of 1940; or

          (iii)  by AINC for an AINC Superior Proposal or an AINC Intervening Event;

          (iv)  by either of the Bennetts if the Board or the Special Committee changes its recommendation to AINC's stockholders to approve Proposal Number One;

           (v)  by either of the Bennetts, if based on written advice of counsel, New Holdco would be considered an "investment company" for tax purposes (within the meaning of Section 351 of the Code) at any applicable time; or

          (vi)  by AINC if, based on written advice of counsel, both (x) New Holdco would be considered an "investment company" for tax purposes (within the meaning of Section 351 of the Code) at any applicable time and (y) the Merger would not qualify as a reorganization within the meaning of Section 368(a) of the Code.

        If we terminate the Combination Agreement for an AINC Superior Proposal or an AINC Intervening Event, AINC will be required to pay the Bennetts a termination fee of $4,093,665 plus the costs and expenses incurred by the PM Parties in connection with the Transactions.

        Neither AINC nor the PM Parties, however, will have a right to terminate the Combination Agreement, assert a claim that any condition to closing the Transactions has not been fulfilled, or claim any damage or seek any other available remedy for any breach of any representation, warranty, or covenant if the non-breaching party or certain of its affiliates or representatives had knowledge of any facts or circumstances that constitute or give rise to such breach or would proximately or directly cause any such condition not to be fulfilled or substantially caused or intentionally permitted such breach (excluding actions of Monty J. Bennett with respect to any such breach by AINC).

Expenses

        Regardless of whether the closing of the Transactions occurs, AINC is obligated to pay all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants and one-half of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act incurred by AINC, New Holdco, and Merger Sub in connection with the Transactions contemplated thereby. In the event the closing of the Transactions occurs, New Holdco will also pay up to an aggregate of $5,000,000 for (a) all transaction expenses incurred or funded by Remington or the PM Companies (on behalf of themselves or their affiliates) in connection with the Transactions (including, among other things, one-half of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act and (b) all bonuses and other payments (including applicable taxes in respect thereof) made to employees and agents of the PM Companies in connection with the closing. In addition, the transaction costs to be paid by New Holdco pursuant to Section 11.01 of the Combination Agreement include reimbursement by New Holdco of any transaction costs incurred by Remington and the PM Companies (on behalf of themselves or their affiliates) in connection with the previous transactions among the parties to the Combination Agreement which were not consummated.

Amendment; Waiver

        Subject to applicable law, the Combination Agreement may be amended or modified or any term thereof waived by an agreement in writing by the parties thereto, provided that the prior written approval of the Special Committee is required to approve any amendment, modification, supplement, or waiver of any provisions of the Combination Agreement by or on behalf of AINC.

Governing Law; Waiver of Jury Trial

        The Combination Agreement will be governed by Maryland law. Each party to the Combination Agreement has irrevocably and unconditionally waived its right to trial by jury.

Specific Performance

        The Combination Agreement provides that the parties thereto will be entitled to seek specific performance to enforce the Combination Agreement against a non-performing party, in addition to any other remedy to which they are entitled at law or in equity.

Articles Supplementary Establishing the Series B Preferred Stock

        The following is a summary of the material provisions of the Articles Supplementary, a copy of which is attached to this proxy statement/prospectus as Annex B, and which we incorporate by reference into this proxy statement/prospectus. This summary may not contain all of the information about the Articles Supplementary that is important to you and is qualified in its entirety by reference to the full text of such agreement. We encourage you to read carefully the Articles Supplementary in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Articles Supplementary and not by this summary or any other information contained in this proxy statement/prospectus.

        The designation, rights, preferences, powers, restrictions, and limitations of the Series B Preferred Stock will be established by New Holdco filing the Articles Supplementary as of the closing of the Transactions and immediately following the effectiveness of the Merger.

Terms of Series B Preferred Stock

        The Articles Supplementary will provide that each share of Series B Preferred Stock will rank, with respect to the payment of dividends and the distribution of assets upon liquidation of New Holdco,

(a) prior to New Holdco's common stock and any class or series of New Holdco capital stock subsequently created, unless otherwise agreed by the holders of at least 55% of the shares of the Series B Preferred Stock; (b) on parity with any class or series of New Holdco capital stock subsequently created and agreed by the holders of at least 55% of the shares of the Series B Preferred Stock; and (c) junior to any series of Series B Preferred Stock subsequently created and agreed by the holders of at least 55% of the shares of the Series B Preferred Stock and by its terms ranking senior to the Series B Preferred Stock.

        The Articles Supplementary also will provide that each share of Series B Preferred Stock will:

          (i)  have a liquidation preference of $25 per share (as adjusted for stock splits or similar transactions), plus all accrued and accumulated dividends, or such shares;

         (ii)  accrue cumulative dividends at the rate of (A) 5.50% per year until the first anniversary of the closing of the Transactions, (B) 6.00% per year from the first anniversary of the first anniversary of the closing of the Transactions until the second anniversary of the closing of the Transactions, and (C) 6.50% per year from the second anniversary of the closing of the Transactions;

        (iii)  participate in any dividend or distribution on the New Holdco Common Stock (whether such dividend or distribution is payable in cash, securities, or other property) on a pro rata basis with the New Holdco Common Stock, determined on an as-converted basis, in addition to the cumulative dividends on the Series B Preferred Stock;

        (iv)  vote with the New Holdco Common Stock on all matters, with the number of votes attributable to each share of Series B Preferred Stock on an as-converted basis, subject to the voting restrictions set forth in the Investor Rights Agreement; and

         (v)  be convertible at any time and from time to time, in full or partially, into New Holdco Common Stock at a conversion ratio equal to the liquidation preference of a share of Series B Preferred Stock, divided by $140 (as adjusted pursuant to the anti-dilution provisions described below, if applicable).

        The Articles Supplementary also will provide for customary anti-dilution protections upon, among other things, a dividend, subdivision, or combination of New Holdco Common Stock or a reorganization, reclassification, or merger of New Holdco; except, that all preemptive rights of the holders of Series B Preferred Stock are set forth in the Investor Rights Agreement.

        New Holdco also, at all times, will reserve and keep available out of its authorized but unissued shares of capital stock such number of shares of common stock issuable upon conversion of all outstanding Series B Preferred Stock, taking into account any applicable anti-dilution adjustments.

        In connection with any liquidation, dissolution, or winding up of New Holdco (in each case, whether voluntary or involuntary), New Holdco will provide each holder of Series B Preferred Stock written notice of such proposed action and its material terms within ten days of the New Holdco board of directors approving such an action, or not later than 20 days prior to any New Holdco stockholders' meeting to approve such an action, or within 20 days of the commencement of any involuntary proceeding, whichever is earlier. New Holdco will not consummate any voluntary liquidation, dissolution, or winding up before the expiration of 30 days after the mailing of such initial notice or ten days after the mailing of any subsequent written notice, whichever is later; provided that all holders of Series B Preferred Stock may consent to shorten such period.

Board Designation Rights

        In the event New Holdco fails to pay the accrued dividend for two consecutive quarterly periods, then, until such arrearage is paid in cash in full, (i) the dividend rate on the Series B Preferred Stock will increase to 10% per year; (ii) no dividends may be declared and paid, and no other distributions or redemptions may be made, on the New Holdco Common Stock; and (iii) the New Holdco board of directors and the Board will be increased by two seats and each of Mr. Archie Bennett, Jr., during his lifetime, and as selected by the holders of at least 55% of the shares of the Series B Preferred Stock thereafter, and Mr. Monty J. Bennett, during his lifetime, and as selected by the holders of at least 55% of the shares of the Series B Preferred Stock thereafter, will be entitled to appoint an individual to fill such newly created seats.

Restrictive Covenants

        The Articles Supplementary will provide that, so long as any shares of Series B Preferred Stock are outstanding, New Holdco is prohibited from taking specified actions without the consent of the holders of at least 55% of the shares of the Series B Preferred Stock, including:

          (i)  modifying the terms, rights, preferences, privileges, or voting powers of the Series B Preferred Stock;

         (ii)  altering or changing the rights, preferences, or privileges of any stock of New Holdco so as to affect adversely the Series B Preferred Stock;

        (iii)  creating or issuing any security senior to the Series B Preferred Stock;

        (iv)  creating or issuing any shares of Series B Preferred Stock, other than pursuant to the Combination Agreement;

         (v)  entering into any agreement that expressly prohibits or restricts (A) the payment of dividends on the Series B Preferred Stock or the New Holdco Common Stock or (B) the Exercise of the Change of Control Put Option (as defined below); and

        (vi)  other than the payment of dividends on the Series B Preferred Stock or payments to purchase any of the Series B Preferred Stock, transferring New Holdco's or its subsidiaries' cash balances or other assets to any person other than New Holdco or any other subsidiary of New Holdco, other than by means of a dividend payable by New Holdco pro rata to the holders of New Holdco Common Stock.

        The Articles Supplementary also will provide that any right of the holders of Series B Preferred Stock may be waived as to all shares of the Series B Preferred Stock upon the consent of the holders of at least 55% of the shares of the Series B Preferred Stock, unless a higher percentage is required by applicable law.

Investor Rights Agreement

        The following is a summary of the material provisions of the Investor Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Annex D, and which we incorporate by reference into this proxy statement/prospectus. This summary may not contain all of the information about the Investor Rights Agreement that is important to you and is qualified in its entirety by reference to the full text of such agreement. We encourage you to read carefully the Investor Rights Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Investor Rights Agreement and not by this summary or any other information contained in this proxy statement/prospectus.

        On the Closing Date and prior to the consummation of the Merger, the parties will enter into the Investor Rights Agreement that will provide for, among other items, governing rights, operating agreements, non-competes, transfer restrictions, and put and call rights and obligations of the parties with respect to New Holdco and its subsidiaries, including PM LLC.

Board Designation Rights

        The Investor Rights Agreement will provide that for so long as the Remington Sellers (together with the Covered Investors) beneficially own no less than 20% of the issued and outstanding shares of New Holdco Common Stock (taking into account the Series B Preferred Stock on an as-converted basis), each of Mr. Archie Bennett, Jr., during his lifetime, and thereafter those Covered Investors holding in the aggregate 55% of the total number of shares of New Holdco Common Stock (taking into account the Series B Preferred Stock on an as-converted basis) held by all Covered Investors (a "Majority in Interest"), and Mr. Monty J. Bennett, during his lifetime, and a Majority In Interest of the Covered Investors thereafter, will each be entitled to nominate one Seller Nominee. Monty J. Bennett and W. Michael Murphy will serve as the initial Seller Nominees. The Investor Rights Agreement requires New Holdco, with respect to the Seller Nominees, (i) to assure that the size of the Board will accommodate the Seller Nominee, (ii) at each annual meeting of stockholders of New Holdco, to cause the slate of nominees standing for election, and recommended by the Board, at each such meeting to include the Seller Nominee, (iii) to nominate and reflect in the proxy statement on Schedule 14A for each annual meeting the nomination of the Seller Nominee for election as a director of New Holdco at each such meeting and (iv) to the extent permitted under applicable law and stock exchange rules, cause all proxies for which a vote is not specified to be voted for the Seller Nominee.

Preemptive Rights

        The Investor Rights Agreement will provide that, except for issuances in connection with the conversion of the Series B Preferred Stock as provided in the Articles Supplementary or the exercise of the Change of Control Put Option or Call Option, New Holdco will not issue any New Securities unless New Holdco gives each of the Holder Group Investors notice of its respective intention to issue New Securities and the right to acquire such Holder Group Investor's pro rata share of the New Securities.

Transfer Restrictions

        The Investor Rights Agreement will provide that, for five years after the closing of the Transactions, each of the Covered Investors are prohibited from transferring New Holdco Common Stock or Series B Preferred Stock to any person (subject to certain specified exceptions) that is or would become, together with such person's affiliates and associates, a beneficial owner of 10% or more of the shares of New Holdco Common Stock, taking the Series B Preferred Stock into account on an as-converted basis, except (i) to family members and in connection with estate planning, (ii) as a result of any voting agreement between Mr. Monty J. Bennett and Mr. Archie Bennett, Jr., (iii) transfers in which no transferee (or group of affiliated or associated transferees) would purchase or receive 2% or more of the outstanding voting shares of New Holdco, (iv) in connection with any widespread public distribution of shares of New Holdco Common Stock or Series B Preferred Stock registered under the Securities Act or (v) a transfer to any transferee that would beneficially own more than 50% of the outstanding New Holdco Common Stock and Series B Preferred Stock without any transfer from a Covered Investor, unless such transfer restrictions have been waived by the affirmative vote of the majority of the stockholders of New Holdco that are not affiliates or associates of the Covered Investors. For the purposes of such transfer restriction, any person is deemed to beneficially own the securities of any other person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert or in parallel, or towards a common goal with such other person, related to acquiring, holding, voting or disposing of voting securities of New Holdco or changing or influencing the control of New Holdco, other than in connection with the solicitation of, or granting or receiving, revocable proxies or consents given in response to a public proxy or consent solicitation or being solicited for, or tendering or receiving tenders of securities in a public tender or exchange offer.

        Any permitted transferee from a Covered Investor must, as a condition to such transfer, become a party to the Investor Rights Agreement by joinder and agree to be bound by all of the terms and conditions set forth therein as a Covered Investor.

Put and Call Options

  Call Option

        Pursuant to the Investor Rights Agreement, after the seventh anniversary of the closing of the Transactions, New Holdco will have the option to redeem all or any portion of the Series B Preferred Stock in $25,000,000 increments on a pro rata basis among all Covered Investors unless, no less than 15 days before the closing of the purchase transaction, the participating Covered Investors specify an alternative allocation of the Series B Preferred Stock subject to the redemption (the "Call Option"), at a price per share equal to the sum of (i) the Base Strike Price plus (ii) all accrued but unpaid dividends. The purchase price is payable only in cash. The notice of exercise of the Call Option does not limit or restrict any Covered Investor's right to convert the Series B Preferred Stock into shares of New Holdco Common Stock prior to the closing of the Call Option.

  Change of Control Put Option

        The Investor Rights Agreements also will provide each Covered Investor with the Change of Control Put Option on the date of the consummation of a Change of Control (as defined below) or during a ten business day period following the consummation of the Change of Control. In the event that a Covered Investor exercises the Change of Control Put Option, the price to be paid to such exercising Covered Investor will be an amount equal to (1) not more than the Base Strike Price, plus (2) all accrued and unpaid dividends, plus (3) if prior to the fifth anniversary of the closing of the Transactions, an additional amount per share which shall initially be 15% of the Base Strike Price, and reduced by 3% of the Base Strike Price for each year, inclusive of the year in which the Change of Control Put Option is exercised, until the fifth anniversary of the closing date. Such price shall be payable at each Covered Investor's election in any combination of cash or a number of shares of New Holdco Common Stock determined by dividing the cash amount to be paid by a $140 conversion price. The $140 conversion price is subject to adjustment in the event of stock dividends on New Holdco Common Stock or any subdivision or combination of New Holdco Common Stock.

        A "Change of Control" means, with respect to any Covered Investor, any of the following, in each case that was not voted for or consented to by such Covered Investor solely in its capacity as a stockholder of New Holdco: (i) any person (other than Archie Bennett, Jr., Monty J. Bennett, MJB Investments, their controlled affiliates, trusts or estates in which any of them has a substantial interest or as to which any of them serves as trustee or a similar capacity, any immediate family member of Archie Bennett, Jr. or Monty J. Bennett or any group of which they are a member) acquires beneficial ownership of securities of New Holdco that, together with the securities of New Holdco previously beneficially owned by the first such person, constitutes more than 50% of the total voting power of the New Holdco's outstanding securities, or (ii) the sale, lease, transfer or other disposition (other than as collateral) of all or a majority of New Holdco's (taken as a whole) assets or income or revenue generating capacity, other than to any direct or indirect majority-owned and controlled affiliate of New Holdco.

Noncompetition and Non-Solicitation Agreements

        Subject to the exclusions described below, the Investor Rights Agreement will provide that for a period of the later of (i) three years following the closing of the Transactions, or (ii) three years following the date Monty J. Bennett is not the principal executive officer of New Holdco (the

"Restricted Period"), each of Archie Bennett, Jr., Monty J. Bennett, and MJB Investments will not, directly or indirectly:

        (a)   engage in, or have an interest in a person that engages in, the Project Management Business anywhere in the United States (excluding certain passive investments and existing relationships) (the "Restricted Business"); or

        (b)   intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between PM LLC and customers, clients or vendors of PM LLC.

        In addition to, among other exclusions, exclusions related to service with entities related to New Holdco and passive investments in publicly traded securities on unaffiliated entities, each of Archie Bennett, Jr., Monty J. Bennett, and MJB Investments may freely pursue any opportunity to acquire ownership, directly or indirectly, in any interest in real property in the lodging industry if such person has presented such opportunity to the Board and New Holdco (based on a determination by a majority of its independent directors) declines to pursue or participate in such opportunity, provided such person and its controlled affiliates do not engage in the Restricted Business for such

        The Investor Rights Agreement also will provide that, during the Restricted Period, none of Archie Bennett, Jr., Monty J. Bennett, or MJB Investments will, or permit any of their controlled affiliates to, hire or solicit the executive officers of PM LLC, and any independent contractors or consultants spending a majority of their respective time on the Property Management Business (collectively, the "Service Providers"), except pursuant to a general solicitation that is not directed specifically to such Service Providers. Archie Bennett, Jr., Monty J. Bennett, and MJB Investments, either directly or through any of their controlled affiliates, may hire any Service Providers (i) whose employment has been terminated by PM LLC or New Holdco, (ii) after 180 days, whose employment has been terminated by the Service Provider or (iii) who will work on a shared basis between PM LLC and Remington.

Voting Limitations

        On matters submitted to a vote of New Holdco stockholders, the Covered Investors will have Sole Voting Shares as the Covered Investors determine, in their sole discretion, except if, prior to the fifth anniversary of the closing of the Transactions, the combined voting power of the Reference Shares (as defined below) of New Holdco exceeds 25.0% (plus the combined voting power of any common stock of New Holdco acquired by any Covered Investor in an arm's length transaction after the closing of the transaction from a person other than New Holdco or a subsidiary of New Holdco, including through open market purchases, or privately negotiated transactions or any distributions of New Holdco Common Stock by either of Ashford Trust or Braemar to its respective stockholders pro rata) of the combined voting power of all of the outstanding voting securities of New Holdco entitled to vote on any given matter, then Reference Shares of New Holdco representing voting power equal to such excess will be deemed to be Company Cleansed Shares under the Investor Rights Agreement. The Covered Investors will vote, or cause to be voted, out of the Covered Investors' Sole Voting Shares, shares constituting voting power equal to the voting power of the Company Cleansed Shares in the same proportion as the holders of such class or series of voting securities of New Holdco vote their shares with respect to such matters, inclusive of the Reference Shares of New Holdco voted by the Covered Investors.

        These voting restrictions may be waived by a majority vote or consent of the independent directors of New Holdco, as applicable, that have no personal interest in the matter to be voted upon.

        "Reference Shares" means all voting securities of New Holdco that are (a) beneficially owned by any Covered Investor, including any such voting securities as to which any Covered Investor has sole or shared voting power; (b) beneficially owned by any member of a group of which any Covered Investor is a member; or (c) subject to or referenced in any derivative or synthetic interest that (i) conveys any voting right in the common stock of New Holdco or (ii) is required to be, or is capable of being, settled through delivery of New Holdco Common Stock, in either case, that is held or beneficially owned by any Covered Investor or any controlled affiliate or any Covered Investor.

        The Covered Investors, among themselves, provide that the total number of votes attributable to Reference Shares that are not Cleansed Shares will be proportionately allocated among the Covered Investors based on a percentage, the numerator of which is the number of Reference Shares held by such Covered Investor, and the denominator of which is the total number of Reference Shares held by all Covered Investors in the aggregate.

Termination

        The Investor Rights Agreement terminates by its terms on the earliest of (i) the written agreement of New Holdco and a Majority in Interest of the Covered Investors and (ii) the date on which the Covered Investors no longer own any New Holdco Common Stock or Series B Preferred Stock; provided the noncompetition agreement, the transfer restrictions, board nomination rights and voting restrictions will last for the time periods provided by their terms and the Call Option and Change of Control Put Option will last indefinitely.

        A Covered Investor will automatically cease to be bound by the Investor Rights Agreement at such time as such Covered Investor no longer owns any New Holdco Common Stock or Series B Preferred Stock.

Merger and Registration Rights Agreement

        The following is a summary of the material provisions of the Merger and Registration Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Annex E, and which we incorporate by reference into this proxy statement/prospectus. This summary may not contain all of the information about the Merger and Registration Rights Agreement that is important to you and is qualified in its entirety by reference to the full text of such agreement. We encourage you to read carefully the Merger and Registration Rights Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Merger and Registration Rights Agreement and not by this summary or any other information contained in this proxy statement/prospectus.

        On the Closing Date, Ashford Inc., New Holdco, Merger Sub, Archie Bennett, Jr., MJB Investments and Mark A. Sharkey will enter into the Merger and Registration Rights Agreement.

The Merger

        Pursuant to the Merger and Registration Rights Agreement, Merger Sub will be merged with and into the Company, with the Company surviving and becoming a wholly owned subsidiary of New Holdco. As a result of the Merger, each share of our common stock issued and outstanding immediately prior to the effective time of the agreement will automatically convert, on a one-for-one basis, into one share of New Holdco Common Stock. The name of the surviving entity will be Ashford Inc.

        In connection with the Merger, New Holdco will assume certain legacy obligations of the Company, including obligations pursuant to the Ashford Inc. 2014 Incentive Plan and deferred compensation obligations.

Registration Rights

        Pursuant to the Merger and Registration Rights Agreement, New Holdco will, no later than 120 days following the effective time of the Merger, file a registration statement under the Securities Act to permit the resale of the Series B Preferred Stock and the New Holdco Common Stock into which the Series B Preferred Stock is convertible. New Holdco will use its commercially reasonable efforts to cause the registration statement to become effective and remain available for the resale of the securities covered by the registration statements. In certain circumstances, including at any time that New Holdco is in possession of material nonpublic information, New Holdco will have the right to suspend sales under the registration statement.

New Holdco Restructuring Agreement

        In connection with the Transactions, each of AINC, New Holdco, Ashford Hospitality Holdings LLC, Ashford Advisors Inc. and Ashford LLC will enter into the New Holdco Restructuring Agreement. It is currently expected that under the New Holdco Restructuring Agreement (i) New Holdco will contribute 100% of the PM LLC Transferred Securities to Ashford Hospitality Holdings LLC in a non-taxable exchange for newly issued Series B convertible preferred units representing membership interests in Ashford Hospitality Holdings LLC, (ii) Ashford Hospitality Holdings LLC will contribute the PM LLC Transferred Securities to Ashford Advisors Inc. in a non-taxable exchange, and (iii) Ashford Advisors Inc. will contribute the PM LLC Transferred Securities to Ashford LLC in a non-taxable exchange.

        The Restructuring Agreement will contain customary representations and warranties and general terms.

Consideration

        As consideration for the PM LLC Transferred Securities, Ashford Hospitality Holdings LLC will issue to New Holdco new Series B convertible preferred units representing membership interests in Ashford Hospitality Holdings LLC in exchange for 100% of the PM LLC Transferred Securities. The exchange between New Holdco and Ashford Hospitality Holdings LLC will be treated as a non-taxable contribution of property as described in Section 721(a) of the Code. The subsequent contributions of the PM LLC Transferred Securities from Ashford Hospitality Holdings LLC to Ashford Advisors Inc. and then from Ashford Advisors Inc. to Ashford LLC will each be treated as non-taxable contributions of property as described in Section 351(a) of the Code.

Representations and Warranties

        In the Restructuring Agreement, each of AINC, New Holdco, Ashford Hospitality Holdings LLC, Ashford Advisors Inc. and Ashford LLC will make customary representations and warranties to each other.

        Additionally, New Holdco will make representations and warranties to the other parties relating to its ownership of the PM LLC Transferred Securities.

        Also, Ashford Hospitality Holdings LLC will make representations and warranties to the other parties relating to the due authorization and valid issuance by it of the Series B convertible preferred units to be issued to New Holdco upon New Holdco's contribution of the PM LLC Transferred Securities to Ashford Hospitality Holdings LLC.

PM Formation Agreement

        On the Closing Date and prior to the consummation of the Merger, the Remington Sellers, Remington, Remington Hotels and Remington L&H will enter into an agreement (the "PM Formation

Agreement") pursuant to which, among other things, Remington Hotels and Remington L&H will transfer the Project Management Business to PM LLC, including certain related assets, liabilities, contracts, employees, and working capital of not less than $1.5 million that comprise the Project Management Business. Further, pursuant to the PM Formation Agreement, the PM LLC Transferred Securities will be transferred to each of the Remington Sellers as a prelude to the completion of the transactions contemplated by the PM Contribution Agreement.

PM Contribution Agreement

        On the Closing Date and prior to the consummation of the Merger, the Remington Sellers and New Holdco will enter into the PM Contribution Agreement. On the Closing Date, after giving effect to the transactions contemplated by the PM Formation Agreement and immediately after the effectiveness of the Merger, the Remington Sellers and New Holdco will consummate the transactions contemplated by the PM Contribution Agreement pursuant to which, among other things, the Remington Sellers will contribute 100% of the PM LLC Transferred Securities each of them received pursuant to the PM Formation Agreement to New Holdco in exchange for the consideration specified in the Combination Agreement.

Cost Sharing Agreement

        On the Closing Date and prior to the consummation of the Merger, Remington and/or one or more of its subsidiaries, PM LLC, and New Holdco and/or one or more of its subsidiaries will enter into the Cost Sharing Agreement pursuant to which Remington and/or one or more of its subsidiaries will provide specified post Closing Date services (including certain human resources and information technology services) to New Holdco and/or one or more of its Subsidiaries, including PM LLC, and New Holdco (or its Subsidiaries). The purpose of the Cost Sharing Agreement is to permit New Holdco and/or its subsidiaries, including PM LLC, to continue to access, on a cost effective basis, certain services previously provided by Remington to the Project Management Business and AINC prior to the Closing Date. New Holdco and/or one or more of its subsidiaries, including PM LLC, will reimburse Remington and/or one or more of its subsidiaries for such services on the agreed upon basis specified in the Cost Sharing Agreement which is intended to replicate, without markup, the actual cost of such services to Remington and its subsidiaries based upon a methodology consistent with historical pre Closing Date practices.

DESCRIPTION OF NEW HOLDCO CAPITAL STOCK

Authorized Stock

        At the conclusion of the Transactions, New Holdco's authorized capital stock will consist of 200,000,000 shares, consisting of (i) 100,000,000 shares of common stock, par value $0.01 per share, (ii) 50,000,000 shares of blank check common stock, par value $0.01 per share, (iii) 2,000,000 shares of Series A preferred stock, par value $0.01 per share (which is reserved for issuance under New Holdco's stockholder rights plan), (iv) 8,120,000 shares of shares of Series B Convertible Preferred Stock, par value $0.01 per share and (v) 39,880,000 shares of undesignated preferred stock, par value $0.01 per share.

Common Stock

        All shares of New Holdco's common stock, when issued, will be duly authorized, fully paid and nonassessable.

        Under the MGCL, the Registrant is permitted to pay dividends to its stockholders from time to time as authorized by the board of directors. However, no dividend or other distribution may be made if, after giving effect to the distribution (1) the Registrant would not be able to pay its debts as they become due in the usual course of business, or (2) the Registrant's total assets would be less than the sum of its total liabilities plus amounts payable to stockholders having preferential rights to assets in the event of dissolution of the Registrant (unless the charter provides otherwise with respect to any class of capital stock having a preference upon liquidation). Additionally, the MGCL creates an exception to the balance sheet requirement described in clause (2) of the preceding sentence to enable a Maryland corporation that can continue to pay its debts as they become due in the usual course of business to pay a dividend from net earnings for the current fiscal year, net earnings for the preceding fiscal year, or the sum of net earnings for the preceding eight fiscal quarters.

        In the event of New Holdco's liquidation, dissolution or winding up, the holders of New Holdco's common stock will be entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of New Holdco's blank check common stock or New Holdco's preferred stock.

        Each outstanding share of New Holdco's common stock will entitle the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. The holders of New Holdco's common stock will vote on all matters submitted for common stockholder approval with the holders of New Holdco's Series B Preferred Stock, who will vote on an as-converted basis. Except as provided with respect to any other class or series of stock, the holders of New Holdco's common stock will possess the exclusive voting power. There will be no cumulative voting in the election of New Holdco's board of directors, which means that the holders of a plurality of the outstanding shares of New Holdco's common stock will be able to elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        Holders of shares of New Holdco's common stock will have no preference, conversion, exchange, sinking fund or redemption rights and will have no preemptive rights to subscribe for any securities of the Registrant. Shares of New Holdco's common stock will have equal dividend, liquidation and other rights.

Preferred Stock

        The Articles Supplementary, which will be filed for record immediately after the effectiveness of the Merger, will provide that each share of Series B Preferred Stock will rank, with respect to the payment of dividends and the distribution of assets upon liquidation of New Holdco, (a) prior to New Holdco's Common Stock and any class or series of New Holdco capital stock subsequently created, unless otherwise agreed by the holders of at least 55% of the shares of the Series B Preferred Stock;

(b) on parity with any class or series of New Holdco capital stock subsequently created and agreed by the holders of at least 55% of the shares of the Series B Preferred Stock; and (c) junior to any series of Series B Preferred Stock subsequently created and agreed by the holders of at least 55% of the shares of the Series B Preferred Stock and by its terms ranking senior to the Series B Preferred Stock.

        The Articles Supplementary also will provide that each share of Series B Preferred Stock will:

          (i)  have a liquidation preference of $25 per share (as adjusted for stock splits or similar transactions), plus all accrued and accumulated dividends, on such share;

         (ii)  accrue dividends on a preferred cumulative basis, at the rate of (A) 5.50% per year until the first anniversary of the closing of the Transactions, (B) 6.00% per year from the first anniversary of the first anniversary of the closing of the Transactions until the second anniversary of the closing of the Transactions, and (C) 6.50% per year from the second anniversary of the closing of the Transactions;

        (iii)  participate in any dividend or distribution on the New Holdco Common Stock (whether such dividend or distribution is payable in cash, securities, or other property) on a pro rata basis with the New Holdco Common Stock, determined on an as-converted basis, in addition to the preferred cumulative dividends on the Series B Preferred Stock;

        (iv)  vote with the New Holdco Common Stock on all matters, with the number of votes attributable to each share of Series B Preferred Stock to be determined on an as-converted basis, subject to the voting restrictions set forth in the Investor Rights Agreement; and

         (v)  be convertible at any time and from time to time, in full or partially, into New Holdco Common Stock at a conversion ratio equal to the liquidation preference of a share of Series B Preferred Stock, divided by $140 (as adjusted pursuant to the anti-dilution provisions described below, if applicable).

        The Articles Supplementary also will provide for customary anti-dilution protections upon, among other things, a dividend, subdivision, or combination of New Holdco Common Stock or a reorganization, reclassification, or merger of New Holdco; except, that all preemptive rights of the holders of Series B Preferred Stock are set forth in the Investor Rights Agreement.

        New Holdco also, at all times, will reserve and keep available out of its authorized but unissued shares of capital stock such number of shares of common stock issuable upon conversion of all outstanding Series B Preferred Stock, taking into account any applicable anti-dilution adjustments. Ultimately the number of shares of New Holdco Common Stock expected to be reserved, will be an aggregate of 1,450,000 shares, assuming that there are no accrued and accumulated but unpaid dividends on such Series B Preferred Stock.

        In connection with any liquidation, dissolution, or winding up of New Holdco (in each case, whether voluntary or involuntary), New Holdco will provide each holder of Series B Preferred Stock written notice of such proposed action and its material terms within ten days of the New Holdco board of directors approving such an action, or not later than 20 days prior to any New Holdco stockholders' meeting to approve such an action, or within 20 days of the commencement of any involuntary proceeding, whichever is earlier. New Holdco will not consummate any voluntary liquidation, dissolution, or winding up before the expiration of 30 days after the mailing of such initial notice or ten days after the mailing of any subsequent written notice, whichever is later; provided that all holders of Series B Preferred Stock may consent to shorten such period.

Board Designation Rights

        In the event New Holdco fails to pay the accrued dividend for two consecutive quarterly periods, then, until such arrearage is paid in cash in full, (i) the dividend rate on the Series B Preferred Stock will increase to 10% per year; (ii) no dividends may be declared and paid, and no other distributions or redemptions may be made, on the New Holdco Common Stock; and (iii) the New Holdco board of directors and the Board will be increased by two seats and each of Mr. Archie Bennett, Jr., during his lifetime, and the holders of at least 55% of the shares of the Series B Preferred Stock thereafter, and Mr. Monty J. Bennett, during his lifetime, and the holders of at least 55% of the shares of the Series B Preferred Stock thereafter, will be entitled to designate an individual to fill one of such newly created seats.

Restrictive Covenants

        The Articles Supplementary will provide that, so long as any shares of Series B Preferred Stock are outstanding, New Holdco is prohibited from taking specified actions without the consent of the holders of at least 55% of the shares of the Series B Preferred Stock, including:

          (i)  modifying the terms, rights, preferences, privileges, or voting powers of the Series B Preferred Stock;

         (ii)  altering or changing the rights, preferences, or privileges of any stock of New Holdco so as to affect adversely the Series B Preferred Stock;

        (iii)  creating or issuing any equity security senior to the Series B Preferred Stock;

        (iv)  creating or issuing any shares of Series B Preferred Stock, other than pursuant to the Combination Agreement;

         (v)  entering into any agreement that expressly prohibits or restricts (A) the payment of dividends on the Series B Preferred Stock or the New Holdco Common Stock or (B) the Exercise of the Change of Control Put Option (as defined below); and

        (vi)  other than the payment of dividends on the Series B Preferred Stock or payments to purchase any of the Series B Preferred Stock, transferring New Holdco's or its subsidiaries' cash balances or other assets to any person other than New Holdco or any other subsidiary of New Holdco, other than by means of a dividend payable by New Holdco pro rata to the holders of New Holdco Common Stock.

        The Articles Supplementary also will provide that any right of the holders of Series B Preferred Stock may be waived as to all shares of the Series B Preferred Stock upon the consent of the holders of at least 55% of the shares of the Series B Preferred Stock, unless a higher percentage is required by applicable law.

Stockholder Rights Plan

        On November 16, 2014, the Board adopted a stockholder rights plan by entering into the Rights Agreement with the Rights Agent. Our Board implemented the rights plan by declaring a dividend of one Right that was paid on November 27, 2014, for each outstanding share of our common stock outstanding on November 27, 2014 to our stockholders of record on that date. Each Right becomes exercisable on the Distribution Date (as defined below) and entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock (a "Preferred Share"), par value $0.01 per share, of the Company, at a price of $275 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustment.

        On August 12, 2015, the Company and the Rights Agent entered into an Amended and Restated Rights Agreement (the "Amended and Restated Rights Agreement"), which extended the initial expiration date to February 25, 2018 (the "Prior Expiration Date"). On October 31, 2016, the Company and the Rights Agent entered into Amendment No. 1 ("Amendment No. 1") to the Amended and Restated Rights Agreement, which amendment made such changes as were necessary to reflect the reincorporation of the Company from Delaware to Maryland.

        On April 6, 2018, the Company and the Rights Agent entered into Amendment No. 2 to the Rights Agreement, which (i) extended the Prior Expiration Date with respect to the Rights until the date of the Company's 2018 Annual Meeting of Stockholders and (ii) excluded Mr. Monty J. Bennett,

Mr. Archie Bennett, Jr. and their respective affiliates and associates from the definition of "Acquiring Person." At the Company's 2018 Annual Meeting of Stockholders held on June 15, 2018, the Company's stockholders approved the extension of the Final Expiration Date to February 25, 2021. Holders of New Holdco's Series A Preferred Stock will be subject to the Rights Agreement.

Transfer Agent

        The registrar and transfer agent for New Holdco's common stock will be Computershare Trust Company, N.A.

NYSE American Listing

        New Holdco expects to apply to the NYSE American seeking the listing of its shares of common stock for trading on the NYSE American. At the effective time of the Merger, the New Holdco Common Stock will be listed on the NYSE American for trading and the class of the New Holdco Common Stock will be registered under Section 12(b) of the Exchange Act.

Anti-Takeover Effects of Maryland Law, New Holdco's Articles of Incorporation and New Holdco's Bylaws

        The following is a summary of certain provisions of the New Holdco Charter and the Bylaws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Authorized but Unissued Shares

        The authorized but unissued shares of New Holdco's common stock, New Holdco's blank check common stock and New Holdco's preferred stock are available for future issuance without obtaining stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Further, the terms of any future issuances of blank check common stock or preferred stock may be established and such shares may be issued without stockholder approval and may include voting rights which are greater or lesser than the common stock or other series of blank check common stock or preferred stock, or, in the case of preferred stock, other rights and preferences superior to the rights of the holders of common stock. The existence of authorized but unissued shares of New Holdco's common stock, blank check common stock and preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Maryland Business Combination Statute

        The MGCL contains a business combination statute. The Maryland business combination statute prohibits a business combination between a corporation and an interested stockholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested stockholder first becomes an interested stockholder, unless the transaction has been approved by the board of directors before the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (1) the transaction has been recommended by the board of directors and (2) the transaction has been approved by (a) 80% of the outstanding shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.

        A Maryland corporation may elect not to be governed by the business combination statute through a charter provision or board resolution. The board of directors of the Registrant has adopted a resolution exempting any business combination between the Registrant, on the one hand, and any of (i) Archie Bennett, (ii) Monty J. Bennett, Jr., (iii) any present or future affiliate or associate of Archie Bennett, Jr. or Monty J. Bennett, (iv) Ashford Trust, (v) Braemar, or (vi) any other entity that is advised by the Registrant or its controlled affiliates through an advisory agreement, on the other hand; provided, that such business combination is first approved by the board of directors of the Registrant.

Maryland Control Share Acquisition Statute

        The Maryland Code contains a control share acquisition statute which, in general terms, provides that when a stockholder acquires issued and outstanding shares of a corporation's voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the voting rights with respect to shares acquired in a control share acquisition must be obtained before the acquiring stockholder may vote those shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding "interested shares," defined as shares held by the acquiring person, officers of the corporation and employees of the corporation who are also directors of the corporation. Generally, if voting rights are not approved, the corporation may redeem the shares acquired in the control share acquisition. A corporation may, however, opt out of the control share statute through a charter or bylaws provision. The Bylaws provide that the Maryland control share acquisition statute shall not apply to any Control Share Acquisitions (as defined in Title 3, Subtitle 7 of the Maryland Code) by (i) Archie Bennett, (ii) Monty J. Bennett, (iii) any present or future affiliate or associate of Archie Bennett or Monty J. Bennett, (iv) Ashford Trust, (v) Braemar, or (vi) any other entity that is advised by the Registrant or its controlled affiliates through an advisory agreement.

Unsolicited Takeovers

        Subtitle 8 of Title 3 of the MGCL, also known as the Maryland Unsolicited Takeover Act ("MUTA"), permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or by resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions, including (i) dividing the board of directors into up to 3 classes, and designating directors to serve the full terms of the classes to which they are designated; (ii) a two-thirds vote of outstanding shares to remove a director; (iii) a requirement that the number of directors be fixed only by vote of the board of directors; (iv) a requirement that a vacancy on the board of directors be filled only by the affirmative vote of a majority of the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and (v) a provision that a special meeting of stockholders must be called upon stockholder request only on the written request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting. Subtitle 8 also permits the charter or a board resolution to prohibit the corporation from electing to be subject to any or all provisions of the Subtitle. The Registrant has not opted out of MUTA. Through provisions unrelated to MUTA, the charter provides that directors may be removed only for cause and only by the vote of stockholders entitled to cast 80% of the outstanding voting power and provides that stockholder-called special meetings may be called at the request of stockholders entitled to cast a majority of the outstanding voting power.

        A Maryland corporation may elect not to be governed by the business combination statute through charter provisions or board resolutions. The Board of Directors has adopted a resolution exempting from the business combination/moratorium provisions of the MGCL any business combinations between us, on the one hand, and any of (i) Archie Bennett, Jr., (ii) Monty J. Bennett, (iii) any present or future affiliate of Archie Bennett, Jr. or Monty J. Bennett, (iv) Ashford Trust, (v) Braemar, or (vi) any

other entity that is advised by us or our controlled affiliates through an advisory agreement, on the other hand, provided that, in each case, such business combination is first approved by the Board of Directors.

Ability of New Holdco's Stockholders to Call Special Meetings of Stockholders

        Under the MGCL, the board of directors, the president and any other person specified in the charter or the Bylaws may call a special meeting. Pursuant to the charter and the Bylaws, the chairman of the board or the chief executive officer may call a special meeting of stockholders, and the chief executive officer or the secretary shall call a special meeting of the stockholders at the request of a majority of the members of the board of directors or upon the written request of the holders of at least a majority of the voting power of the then issued and outstanding shares of capital stock of the Registrant.

Action by Written Consent

        Under the MGCL, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting by unanimous consent. Alternatively, if authorized by the charter, the holders of common stock entitled to vote generally in the election of directors may take action or consent to any action by delivering a consent in writing (or by electronic transmission) of the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting. The charter does not include such a provision, with the effect that stockholders of the Registrant may only act by unanimous written consent.

Forum Selection Clause

        Under the New Holdco Charter, unless otherwise agreed by us in writing, the Circuit Court for Baltimore City, Maryland is the sole and exclusive forum for (i) any derivative action or proceeding brought on New Holdco's behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of New Holdco's directors or officers or New Holdco's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the MGCL or the charter or the Bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine.

Other Provisions of the New Holdco Charter

        The MGCL provides that the stockholders of a corporation may remove any director, with or without cause, by the affirmative vote of a majority of all votes entitled to be cast generally for the election of directors, unless the charter provides otherwise. Unless the charter provides otherwise, if the holders of any class or series are entitled separately to elect one or more directors, such a director may not be removed without cause except by the affirmative vote of a majority of all the votes of that class or series. The charter provides that, subject to the rights of any series of preferred stock, a director may be removed only for cause and only by the affirmative vote of at least 80% of the votes entitled to be cast generally in the election of directors.

        Under the MGCL, the power to adopt, alter or repeal the bylaws of a Maryland corporation is vested in the stockholders except to the extent that the charter or bylaws vests such power in the board of directors. The Bylaws provide that either the holders of a majority of the voting power of the outstanding capital stock or the board of directors have the power to adopt, alter or repeal any provision of the Bylaws and to make new bylaws.

Certain Corporate Opportunities and Conflict

        All of New Holdco's executive officers are also executive officers of Ashford Trust and Braemar, and one of New Holdco's directors is also a director of Ashford Trust and Braemar. The charter provides that certain directors and officers of the Registrant (the "Overlap Persons") may serve as directors, officers, employees, consultants and agents of Ashford Trust and Braemar and their respective subsidiaries and successors (each of the foregoing is an "Other Entity") and provide that if a director or officer of the Registrant who is an Overlap Person is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Registrant or any of its subsidiaries, in which the Registrant or any of its subsidiaries could have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a "Potential Business Opportunity"):

            (i)  such Overlap Person will, to the fullest extent permitted by law, have no duty or obligation to refrain from referring such Potential Business Opportunity to any Other Entity and, if such Overlap Person refers such Potential Business Opportunity to any Other Entity, such Overlap Person, to the fullest extent permitted by law, shall have no duty or obligation to refer such Potential Business Opportunity to the Registrant or to any of its subsidiaries or to give any notice to the Registrant or to any of its subsidiaries regarding such Potential Business Opportunity (or any matter related thereto);

           (ii)  if such Overlap Person refers such Potential Business Opportunity to any Other Entity, such Overlap Person, to the fullest extent permitted by law, will not be liable to the Registrant or to any of its subsidiaries, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Registrant, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to the Registrant regarding such Potential Business Opportunity or any matter relating thereto;

          (iii)  any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to such Other Entity by an Overlap Person; and

          (iv)  if a director or officer who is an Overlap Person refers a Potential Business Opportunity to any Other Entity, then, as between the Registrant and/or its subsidiaries on the one hand, and such Other Entity, on the other hand, the Registrant and its subsidiaries, to the fullest extent permitted by law, shall be deemed to have renounced any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such Overlap Person having been presented or offered, or otherwise acquiring knowledge of such Potential Business Opportunity;

unless in each case referred to in clause (i), (ii), (iii) or (iv), the opportunity was offered to such Overlap Person exclusively in his or her capacity as a director or officer of the Registrant (an opportunity meeting all of such conditions, a "Restricted Potential Business Opportunity"). In the charter, the Registrant renounces to the fullest extent permitted by law, any interest or expectancy in any Potential Business Opportunity that is not a Restricted Potential Business Opportunity. In the event that New Holdco's board of directors declines to pursue a Potential Business Opportunity, the Overlap Persons are free to refer such Potential Business Opportunity to any Other Entity.

Limitation on Personal Liability

        Consistent with the MGCL, the New Holdco Charter provides that no director or officer of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages except for liability (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty, and was material to the cause of action adjudicated in the proceeding.

CORPORATE NAMES OF THE ENTITIES FOLLOWING THE MERGER

        As a part of the Merger, the Company will also amend its charter to change its legal name to Ashford OAINC Inc., immediately after which Ashford Holding Corp. will amend its charter to change its legal name to Ashford Inc. This will be the legal corporate name of Ashford Holding Corp., the publicly traded entity, after the effective time of the Merger.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following discussion is a general summary of the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below). This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion applies only to a U.S. Holder that holds its common stock in the Company as a "capital asset" (generally, property held for investment). The discussion does not address any aspects of U.S. taxation other than U.S. federal income taxation, nor does it address any aspects of the unearned income Medicare contribution tax enacted pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion does not address any non-income or other taxes or any foreign, state or local tax consequences.

        This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of common stock in the Company in light of their particular facts and circumstances and does not apply to holders of common stock in the Company that are subject to special rules under the U.S. federal income tax laws (including, for example, banks or other financial institutions; dealers or brokers in stocks and securities or currencies; traders in securities that elect to apply a mark-to-market method of accounting; insurance companies; tax-exempt entities; entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein); retirement plans, individual retirement accounts or other tax-deferred accounts; real estate investment trusts; regulated investment companies; holders liable for the alternative minimum tax; certain former citizens or former long-term residents of the United States; holders that are not U.S. Holders; U.S. Holders having a "functional currency" other than the U.S. dollar; holders who hold shares of common stock in the Company as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction; holders who own (or are deemed to own) 5% or more of the outstanding stock of the Company or (immediately after the PM Contribution) New Holdco and holders who acquired (or will acquire) their shares of the common stock of the Company through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan). In addition, this discussion does not address the U.S. federal income tax consequences of the Merger to any Remington Seller or any affiliate thereof.

        For purposes of this discussion, a "U.S. Holder" is a beneficial holder of the Company's common stock that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

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  a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia (or any other entity treated as a corporation for U.S. federal income tax purposes);

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of common stock of the Company, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. We urge persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of common stock in the Company to consult their tax advisors regarding the tax consequences of the Merger to them.

General

        The Company intends that, for U.S. federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as an exchange under Section 351 of the Code (in connection with the PM Contribution). The obligation of the Company, New Holdco and Merger Sub to consummate the Merger is conditioned upon the receipt by the Company of an opinion of Norton Rose Fulbright US LLP, counsel to the Special Committee, or other counsel reasonably satisfactory to the Company, in form and substance reasonably satisfactory to the Special Committee, dated as of the closing of the Merger, at a confidence level of "more likely than not" or higher, to the effect that for U.S. federal income tax purposes, (A) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or an exchange under Section 351 of the Code (in connection with the PM Contribution), and (B) no gain or loss will be recognized by the stockholders of the Company as a result of the Merger with respect to their exchange of shares of common stock in the Company for common stock in New Holdco pursuant to the Merger. The opinion will be based on customary assumptions and on representations, warranties and covenants of officers of the Company and New Holdco and any of their respective affiliates and representatives, as appropriate. If any of the assumptions, representations, warranties or covenants is incorrect, incomplete or inaccurate or is violated, the validity of the opinions described above may be affected and the tax consequences of the Merger could differ, perhaps substantially, from those described in this joint proxy statement/prospectus.

        An opinion of counsel represents counsel's best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. In addition, neither the Company nor New Holdco intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger.

        The remainder of this discussion under "Material U.S. Federal Income Tax Consequences of the Merger" assumes that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or as an exchange under Section 351 of the Code (in connection with the PM Contribution).

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

        A U.S. Holder will not recognize any gain or loss upon the receipt of shares of New Holdco's common stock in the Merger. The U.S. Holder's aggregate tax basis in New Holdco's common stock received in the Merger will be equal to the aggregate tax basis of the shares of the Company's common stock surrendered, and the U.S. Holder's holding period for shares of New Holdco's common stock received in the Merger will include such holder's holding period for its shares of the Company's common stock surrendered therefor.

        U.S. Holders who acquired different blocks of the Company's common stock at different times or at different prices should consult their tax advisors with respect to identifying the tax bases or holding periods of the shares of New Holdco Common Stock received in the Merger.

        The foregoing summary is for general information purposes only and does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders of common stock in the Company. Holders of common stock in the Company should consult their own tax advisors as to the particular tax consequences to them of the Merger and the ownership and disposition of common stock in New Holdco received in the Merger under any federal, state, local, foreign or other tax laws.

COMPARISON OF STOCKHOLDERS' RIGHTS

        Both of Ashford Inc. and New Holdco are Maryland corporations. Upon the consummation of the Merger, the charter and bylaws of New Holdco will be identical to the charter and bylaws of Ashford Inc. However, the charter of New Holdco will be supplemented immediately following the effectiveness of the Merger to provide for the issuance of the Series B Preferred Stock and the rights and preferences of such stock. Accordingly, there will be no differences between the rights and privileges of stockholders of Ashford Inc. and the rights and privileges of stockholders of New Holdco, except with respect to the Series B Preferred Stock after the Articles Supplementary are filed with and accepted for record by the Maryland Department of Assessment and Taxation.

DIRECTORS AND EXECUTIVE OFFICERS OF NEW HOLDCO AFTER THE TRANSACTIONS

        The directors and executive officers of New Holdco following the consummation of the Transactions will serve in the same capacities as they do in Ashford Inc. prior to the consummation of the Transactions.

        The following table identifies and sets forth certain information regarding the Company's directors and executive officers (as defined in Rule 3b-7 under the Exchange Act):

Name	Age	Position(s)
Monty J. Bennett	53	Chief Executive Officer, Chairman of the Board of Directors
J. Robison Hays, III	40	Co-President and Chief Strategy Officer, Director
Jeremy J. Welter	41	Co-President and Chief Operating Officer
Deric S. Eubanks	42	Chief Financial Officer and Treasurer
Mark L. Nunneley	60	Chief Accounting Officer
Robert G. Haiman	49	Executive Vice President, General Counsel and Secretary
Dinesh P. Chandiramani	50	Independent Director, Audit Committee Chair
Darrell T. Hail	52	Independent Director, Compensation Committee Chair
Uno Immanivong	40	Independent Director
John Mauldin	68	Independent Director
Brian Wheeler	49	Independent Director, Lead Director, Nominating and Corporate Governance Committee Chair

        Monty J. Bennett.    Monty J. Bennett has served as our Chief Executive Officer and Chairman of the Board of Directors since November 2014. He has served as Chairman of the board of directors of Braemar since April 2013. Mr. Bennett has also served on the board of directors of Ashford Trust since May 2003 and served as its Chief Executive Officer from that time until February 2017. Effective in January 2013, Mr. Bennett was appointed as the Chairman of the board of directors of Ashford Trust. Prior to January 2009, Mr. Bennett also served as Ashford Trust's President. Mr. Bennett currently serves as the chairman of Ashford Trust's acquisitions committee. Mr. Bennett also serves as the Chairman of Ashford Investment Management, LLC ("AIM"), an investment fund platform and an indirect subsidiary of Ashford Inc., and as Chief Executive Officer of Remington. Mr. Bennett joined Remington Hotel Corporation in 1992 and has served in several key positions, such as President, Executive Vice President, Director of Information Systems, General Manager and Operations Director.

        Mr. Bennett holds a Master's degree in Business Administration from the S.C. Johnson Graduate School of Management at Cornell University and a Bachelor of Science degree with distinction from the Cornell School of Hotel Administration.

        He is a life member of the Cornell Hotel Society. He has over 20 years of experience in the hotel industry and has experience in virtually all aspects of the hospitality industry, including hotel ownership, finance, operations, development, asset management and project management. He is a member of the American Hotel & Lodging Association's Industry Real Estate Finance Advisory Council, and is on the

Advisory Editorial Board for GlobalHotelNetwork.com. Formerly, Mr. Bennett was a member of Marriott's Owner Advisory Council and Hilton's Embassy Suites Franchise Advisory Council.

        Mr. Bennett is a frequent speaker and panelist for various hotel development and industry conferences, including the NYU Lodging Conference and the Americas Lodging Investment Summit conferences. Mr. Bennett received the Top-Performing CEO Award from HVS for 2011. This award is presented each year to the CEO in the hospitality industry who offers the best value to stockholders based on HVS's pay-for-performance model. The model compares financial results relative to CEO compensation, as well as stock appreciation, company growth and increases in EBITDA.

        Experience, Qualifications, Attributes and Skills:    Mr. Bennett's extensive industry experience as well as the strong and consistent leadership qualities he has displayed in his current role as the Chief Executive Officer and Chairman of the Company, and his experience with, and knowledge of, the Company and its operations gained in those roles and in his prior role as the Chief Executive Office and currently as Chairman of each of Ashford Trust and Braemar are vital qualifications and skills that make him uniquely qualified to serve as a director of the Company and as the Chairman of the Board.

        J. Robison Hays, III.    J. Robison Hays, III has served on the Board since November 2014. He became our Co-President in March 2018. He has served as our Chief Strategy Officer since November 2014 and has served in that capacity for Ashford Trust and Braemar since May 2015. Mr. Hays served as the Senior Vice-President of Corporate Finance and Strategy for us, Braemar and Ashford Trust until May 2015. Mr. Hays also serves as Chief Investment Officer of AIM. Mr. Hays has been with Ashford Trust since April 2005. Mr. Hays is responsible for the formation and execution of our strategic initiatives, working closely with our Chief Executive Officer. He also oversees all financial analysis as it relates to the corporate model, including acquisitions, divestitures, refinancings, hedging, capital market transactions and major capital outlays.

        Prior to 2013, in addition to his other responsibilities, Mr. Hays was in charge of Ashford Trust's investor relations group. Mr. Hays is a frequent speaker at industry and Wall Street investor conferences. Prior to joining Ashford Trust, Mr. Hays worked in the Corporate Development office of Dresser, Inc., a Dallas-based oil field service and manufacturing company, where he focused on mergers, acquisitions and strategic direction. Before working at Dresser, Mr. Hays was a member of the Merrill Lynch Global Power & Energy Investment Banking Group based in Texas.

        Mr. Hays has been a frequent speaker at various lodging, real estate and alternative investment conferences around the globe. He earned his A.B. degree in Politics with a certificate in Political Economy from Princeton University and later studied philosophy at the Pontifical University of the Holy Cross in Rome, Italy.

        Experience, Qualifications, Attributes and Skills:    Mr. Hays brings extensive business and finance experience gained while serving as Chief Strategy Officer for Ashford Trust, Braemar and Ashford LLC, as well as his experience with the formation and execution of our strategic initiatives, to the Board of Directors. In addition, Mr. Hays brings his experience with, and knowledge of, the Company and its operations gained as a director of the Company since November 2014 to his role as a director of the Company.

        Jeremy J. Welter.    Jeremy J. Welter has served as our Co-President and Chief Operating Officer since March 2018 and has also served in that capacity for Ashford LLC, and as Chief Operating Officer of Ashford Trust and Braemar since March 2018. He served as our Executive Vice President, Asset Management from November 2014 to March 2018. He also served in that capacity for Ashford Trust from March 2011 to March 2018, for Ashford LLC from November 2013 to March 2018 and for Braemar from April 2013 to March 2018. From August 2005 until December 2010, Mr. Welter was employed by Remington Hotels, LP in various capacities, most recently serving as its Chief Financial Officer. Mr. Welter oversees the asset management, capital management and acquisition underwriting functions for Ashford Trust and Braemar as well as the operations of Ashford Inc., including both our asset management advisory business and our hospitality products and services business. Mr. Welter is responsible for the growth of our products and services line of business through strategic acquisitions and investments in businesses that are engaged in providing hospitality products and services and developing and overseeing their operations and growth. He has led the acquisition or investment in OpenKey, J&S Audio Visual, Lismore Capital, Kalibri Labs, PURE Rooms and RED Hospitality and Leisure. Mr. Welter is a current member of Marriott's Owner Advisor Council and serves as a Board Member for the American Hotel and Lodging Association. Mr. Welter is a frequent speaker and panelist for various lodging investment and development conferences, including the NYU Lodging Conference.

        Mr. Welter earned his Bachelor of Science in Economics from Oklahoma State University, where he served as student body president and graduated summa cum laude.

        Deric S. Eubanks.    Deric S. Eubanks has served as our Chief Financial Officer and Treasurer since November 2014. He has also served in that capacity for each of Braemar and Ashford Trust since June 2014. Previously, Mr. Eubanks had served as Senior Vice President-Finance at Braemar since November 2013 and Ashford Trust since September 2011. Prior to his role as Senior Vice President-Finance at Ashford Trust, Mr. Eubanks was Vice President of Investments and was responsible for sourcing and underwriting hotel investments including direct equity investments, joint venture equity, preferred equity, mezzanine loans, first mortgages, B-notes, construction loans, and other debt securities for Ashford Trust. Mr. Eubanks has been with Ashford Trust since its initial public offering in August 2003. Mr. Eubanks has written several articles for industry publications and is a frequent speaker at industry conferences and industry round tables. Before joining Ashford Trust, Mr. Eubanks was a Manager of Financial Analysis for ClubCorp, where he assisted in underwriting and analyzing investment opportunities in the golf and resort industries.

        Mr. Eubanks earned a Bachelor of Business Administration degree from the Cox School of Business at Southern Methodist University and is a CFA charter holder. He is a member of the CFA Institute and the CFA Society of Dallas-Fort Worth.

        Mark L. Nunneley.    Mark L. Nunneley has served as our Chief Accounting Officer since November 2014. Mr. Nunneley has also served as Chief Accounting Officer of Braemar since April 2013, Ashford LLC since November 2013 and Ashford Trust since May 2003. From 1992 until 2003, Mr. Nunneley served as Chief Financial Officer of Remington Hotel Corporation. He previously served as a tax consultant at Arthur Andersen & Company and as a tax manager at Deloitte & Touche. Mr. Nunneley is a certified public accountant (CPA) in the State of Texas and is a member of the American Institute of Certified Public Accountants, Texas Society of CPAs and Dallas Chapter of CPAs.

        Mr. Nunneley earned his Bachelor of Science in Business Administration from Pepperdine University in 1979 and his Master of Science in Accounting from the University of Houston in 1981.

        Robert G. Haiman.    Robert G. Haiman has served as our Executive Vice President, General Counsel and Secretary since June 2018. He served as Chief Legal Officer of Remington from January 2011 to May 2018. From 2004 until January 2011, Mr. Haiman served as General Counsel of Remington. Prior to joining Remington in 2004, he was an attorney in the real estate department at Gibson, Dunn & Crutcher LLP. His expertise includes representing owners, lenders, developers and real estate investment companies in connection with the acquisition, development, financing, management and sale of commercial real estate properties.

        Mr. Haiman earned his Bachelor of Arts from Amherst College and his Juris Doctor from Duke University School of Law.

        Dinesh P. Chandiramani.    Dinesh P. Chandiramani has served on the Board since November 2014 and currently serves as chairman of our Audit Committee and as a member of our Compensation Committee. Mr. Chandiramani is the Regional Vice President, Franchise Sales and Development, Americas for Radisson Hotel Group and a Partner at America TMC. Mr. Chandiramani has served since 2008 as the Chief Executive Officer and President of Hyphen Construction Group, a national general contracting firm specializing in the hospitality industry. Prior to joining Hyphen Construction Group Mr. Chandiramani worked at Response Remediation Service Company, a remediation and restoration contracting company from 2002 to 2008.

        Experience, Qualifications, Attributes and Skills:    Mr. Chandiramani has demonstrated his commitment to Boardroom excellence by completing NACD's comprehensive program of study for corporate directors. Mr. Chandiramani attended Texas Tech University. He supplements his skill sets through ongoing engagement with the director community and access to leading practices, which are beneficial to his service on the Board. In addition, Mr. Chandiramani brings his experience with, and knowledge of, the Company and its operations gained as a director of the Company since November 2014 to his role as a director of the Company.

        Darrell T. Hail.    Darrell T. Hail has served on the Board since November 2014 and currently serves as chairman of our Compensation Committee and a member of our Audit Committee and our Nominating and Corporate Governance Committee. Mr. Hail is the President of Womens A.R.C., LLC and served as a producer at Hotchkiss Insurance Agency, a Texas-based insurance agency, from 2011 through 2018. Prior to joining Hotchkiss Insurance Agency, Mr. Hail served as a producer at USI, an insurance brokering and consulting agency, from 2005 to 2011 and at Summit Global Partners, a Dallas-based insurance agency from 2002 to 2005. From 1995 through 2002, Mr. Hail served as the manager and owner of Westlake Golf in The Hills, a retail golf operation in Austin, Texas. Mr. Hail earned his Bachelor of Arts in History from the University of Texas at Austin in 1988.

        Experience, Qualifications, Attributes and Skills:    Mr. Hail brings significant business experience, including the design and implementation of complex insurance programs for clients in various industries, to the Board of Directors. In addition, Mr. Hail brings his experience with, and knowledge of, the Company and its operations gained as a director of the Company since November 2014 to his role as a director of the Company.

        Uno Immanivong.    Ms. Immanivong has served on the Board since May 2017 and currently serves as a member of our Audit Committee and our Nominating and Corporate Governance Committee. Ms. Immanivong has been the Chef and Owner of Chino Chinatown and Red Stix since September 13, 2013 and April 1, 2017, respectively. Her role as a chef and owner of restaurants include day-to-day management, training, budgeting, sales forecasting, creation and promotion special events, review inventory, complete payroll and compensation incentive for managers, coordinate and tape television appearances, and confer with partners on financials and growth planning.

        From March 2005 to September 2013, Ms. Immanivong was a Regional Sales and Support Consultant for Wells Fargo Home Mortgage where she was responsible for working with the Regional Manager and regional sales management staff in the implementation and consistent execution of sales strategy and sales support functions. She was also the primary support resource for the region and liaison with the division management team, division implementation team, Compliance, Audit, Academy and other home office functional groups. Further, she assisted in the preparation of regional forecasting and budgeting, ensured the communication of and adherence to sales policies, compiled and reviewed audit report and reports findings, developed plans to address audit deficiencies, and developed reporting mechanisms and trend analysis to identify business needs and opportunities.

        From 1998 until 2005, Ms. Immanivong held various positions at Citibank, including mortgage loan underwriter and mortgage cross-sell product manager.

        Experience, Qualifications, Attributes and Skills:    Ms. Immanivong brings her familiarity with the restaurant industry and business management to the Board.

        John Mauldin.    Mr. Mauldin has served on the Board since November 2014. Mr. Mauldin is an owner of Mauldin Economics, a publisher of investing resources, and has served as its Chairman since February 2012. Mr. Mauldin also owns Millennium Wave Advisors, a state-registered investment advisory firm, and has served as its President since its inception in 1999. Mr. Mauldin is also the President and registered principal of Millennium Wave Securities, a FINRA & SIPC registered broker-dealer. He is also a public speaker on topics relating to finance and the economy, a published author on such topics and a frequent contributor for various publications and television shows on such topics.

        Mr. Mauldin has an undergraduate degree in Political Science/Economics from Rice University, as well as a Masters in Divinity from Southwestern Baptist Theological Seminary.

        Experience, Qualifications, Attributes and Skills:    Mr. Mauldin brings extensive experience as an investment advisor, as well as extensive knowledge of finance and economics, to the Board of Directors. In addition, Mr. Mauldin brings his experience with, and knowledge of, the Company and its operations gained as a director of the Company since November 2014 to his role as a director of the Company.

        Brian Wheeler.    Brian Wheeler has served on the Board of Directors since November 2014 and currently serves as our lead director and as chairman of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee. Mr. Wheeler is the Chief Technology Officer, Director-Print Management and Director-Digital Operations of Nieman Printing, Inc., one of the largest wholesale printing facilities in the Southwest United States, and a Principal of Evolution, a coaching and mentoring program for executives, since July 2012. Mr. Wheeler previously served as a marketing and communications strategist at Visible Dialogue, a boutique marketing and communications consultancy firm, and as a member of the Board of Directors of Visible Dialogue since May 2011.

        Experience, Qualifications, Attributes and Skills:    Mr. Wheeler brings more than 15 years of experience delivering print management and marketing and communication solutions, as well as over 10 years of experience driving brand development and growth strategies, to the Board of Directors. In addition, Mr. Wheeler brings his experience with, and knowledge of, the Company and its operations gained as a director of the Company since November 2014 to his role as a director of the Company.

Terms of Directors and Executive Officers

        All of our directors are elected annually by our stockholders. Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has nominated, for re-election all seven persons currently serving as directors of the Company. If elected by the required vote, each of the persons nominated as director will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.

        Our Executive Officers are not appointed to serve for any specific term, but serve at the pleasure of the Board of Directors.

Executive Compensation

        We are a leading provider of asset management and other services to companies within the hospitality industry. Currently, we serve as the advisor to two NYSE listed real estate investment trusts, namely Ashford Trust and Braemar. Combined, Ashford Trust and Braemar have 132 hotels with more than 28,500 rooms and approximately $6 billion in assets. The Company also holds investments in and controlling stakes in various enterprises that provide products and services to the lodging industry.

        In our capacity as the advisor to Ashford Trust and Braemar, we are responsible for implementing the investment strategies and managing the day-to-day operations of Ashford Trust and Braemar, in each case subject to the supervision and oversight of the respective board of directors of such entity. We provide the personnel and services necessary to allow each of Ashford Trust and Braemar to conduct its respective business. Ashford Trust and Braemar have no employees and all of their respective executive officers are employees of Ashford LLC, our subsidiary. We receive fees and reimbursement of certain expenses from each of Ashford Trust and Braemar for providing such services, the proceeds of which are used in part to pay compensation to our personnel, but Ashford Trust and Braemar do not specifically reimburse us for any executive employee compensation or benefits costs and the amount of our fees does not vary based on the amount of such executive compensation and benefits costs.

Compensation Approach

        The compensation program balances three important objectives:

  •
  provide adequate compensation to attract and retain talented employees;

  •
  provide strong incentives for management to craft and execute a value-creating growth strategy; and

  •
  manage the compensation program in a way that the cost to stockholders is appropriate for the performance achieved.

        Our program has three components:

  •
  salary, which is set at competitive levels to attract required talent;

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  annual cash bonus plan, which rewards management for meeting the Company's annual business objectives; and

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  long-term equity incentive plan, which rewards management for the effective execution of a long-term growth strategy and an incentive to remain committed to the long-term success of the organization.

        All three components are designed to allow us to compete for and retain the services of the persons needed for the growth and success of the Company.

Summary Compensation Table

        The following table sets forth information regarding compensation earned by our named executive officers in fiscal years 2017 and 2016:

Name	Year	Salary		Bonus		Option Awards(1)	Nonequity Incentive Plan Compensation	Total
Monty J. Bennett	2017	$950,000		$0		$2,536,000	$2,246,750	$5,732,750
Chief Executive Officer	2016	$800,000		$200,000		$2,282,000	$1,083,333	$4,365,333
Douglas A. Kessler	2017	$711,154	(3)	$250,000	(4)	$1,268,000	$1,200,238	$3,429,392
Former President	2016	$625,000		$115,385		$1,141,000	$625,000	$2,506,385
David A. Brooks(2)	2017	$550,000		$68,823	(5)	$1,014,400	$1,040,600	$2,673,823
Chief Operating Officer,	2016	$475,000		$72,712		$912,800	$393,854	$1,854,366
General Counsel and Secretary

(1)
Represents the aggregate grant date fair value of options granted pursuant to our 2014 Incentive Plan, calculated in accordance with ASC Topic 718 without regard to the effect of any forfeitures.

  Assumptions used in the calculation of these amounts are described in Note 15 to the company's audited financial statements for the fiscal year end December 31, 2017, included in the Company's Annual Report on Form 10-K that was filed with the SEC on March 12, 2018.

(2)
Mr. Brooks passed away on March 29, 2018.

(3)
Mr. Kessler's salary increased to $725,000 effective February 21, 2017.

(4)
Includes a one-time bonus in the amount of $250,000 when Mr. Kessler was appointed as Chief Executive Officer of Ashford Trust in February 2017.

(5)
Includes a one-time award of "Chairman's Medal of Achievement" in the amount of $68,823.

Outstanding Equity Awards at Fiscal Year End Table

        The following table sets forth information concerning outstanding equity awards for each of our named executive officers as of December 31, 2017:

Name	Number of Equity Awards That Had Not Vested at December 31, 2017		Option Exercise Price	Option Expiration Date
Monty J. Bennett	100,000	(1)	$45.59	03/31/26
	50,000	(2)	$57.34	04/18/27
	50,000	(3)	$57.71	10/03/27
Douglas A. Kessler	50,000	(1)	$45.59	03/31/26
	25,000	(2)	$57.34	04/18/27
	25,000	(3)	$57.71	10/03/27
David A. Brooks(4)	40,000	(1)	$45.59	03/31/26
	20,000	(2)	$57.34	04/18/27
	20,000	(3)	$57.71	10/03/27

(1)
These equity awards were granted on March 31, 2016 under the 2014 Incentive Plan and vest in their entirety three years from the date of the award, subject to forfeiture.

(2)
These equity awards were granted on April 18, 2017 under the 2014 Incentive Plan and vest in their entirety three years from the date of the award, subject to forfeiture.

(3)
These equity awards were granted on October 3, 2017 under the 2014 Incentive Plan and vest in their entirety three years from the date of the award, subject to forfeiture.

(4)
Mr. Brooks passed away on March 29, 2018. All of the outstanding equity awards held by Mr. Brooks that had not vested prior to that date vested in full on that date.

Employment Agreements

        We have or, in the case of Mr. Brooks, had employment agreements with each of our named executive officers, pursuant to which Mr. Bennett served as our Chief Executive Officer, Mr. Kessler served as our President and Mr. Brooks served as our Chief Operating Officer, General Counsel and Secretary in 2017. The current term of our employment agreements with each of Mr. Bennett and Mr. Kessler expires on December 31, 2018, but each agreement is subject to automatic one-year renewals, unless either party to the applicable employment agreement provides at least 120 days' notice of non-renewal of such employment agreement. In March 2018, Mr. Kessler resigned from the position of President of the Company and Mr. Brooks resigned from the position of Chief Operating Officer of the Company, and Mr. Kessler was appointed to serve as our Senior Managing Director, Mr. Jeremy J. Welter was appointed to serve as our Co-President and Chief Operating Officer, and Mr. J. Robison

Hays, III, was appointed to serve as our Co-President and Chief Strategy Officer. Mr. Brooks's employment agreement terminated upon his death in March 2018. In June 2018, Mr. Robert G. Haiman was appointed to serve as our Executive Vice President, General Counsel and Secretary.

        The employment agreements for each of our named executive officers provided for in 2017:

  •
  an annual base salary of $950,000 for Mr. Monty J. Bennett, $725,000 for Mr. Kessler (effective February 21, 2017) and $550,000 for Mr. Brooks, subject to annual adjustments;

  •
  eligibility for annual cash performance bonuses under our incentive bonus plans, based on a targeted bonus range for each officer;

  •
  participation in other short- and long-term incentive, savings and retirement plans; and

  •
  medical and other group welfare plan coverage.

        All of these benefits are available to all of our salaried employees. Additionally, the senior executives of the Company have the following additional benefits, which are not extended to all salaried employees:

  •
  director's and officer's liability insurance coverage;

  •
  payment for an extensive annual medical exam conducted at UCLA Medical Center; and

  •
  additional disability and life insurance policies available only to our senior executives.

        The cumulative cost of the medical exam and the additional disability and life insurance is not expected to exceed $10,000 annually for any individual executive.

        Mr. Monty J. Bennett's targeted annual cash bonus range is 100% to 250% of his base salary. Mr. Kessler's targeted annual cash bonus range is 75% to 175% of his base salary. Mr. Brooks's targeted annual cash bonus range was 75% to 200% of his base salary.

2014 Incentive Plan

        Our 2014 Incentive Plan provides for both equity and cash-based incentive compensation and for the grant of incentive awards to employees, consultants and non-employee directors of our company and its affiliates. The 2014 Incentive Plan is administered by the compensation committee of our board of directors.

Material Terms of Our 2014 Incentive Plan

        Our 2014 Incentive Plan authorizes (i) a plan participant to purchase common stock of the Company for cash at a purchase price to be decided by the Compensation Committee, but not more than the fair market value per share of such common stock purchased on the date of such purchase, and (ii) the grant of:

  •
  nonqualified stock options to purchase common stock;

  •
  incentive options to purchase common stock;

  •
  unrestricted stock;

  •
  restricted stock;

  •
  phantom stock;

  •
  stock appreciation rights; and

  •
  other stock or cash-based awards.

        Shares Subject to Our 2014 Incentive Plan.    We initially reserved 420,000 shares of common stock for issuance under our 2014 Incentive Plan, which is the equivalent of approximately 15% of the sum of (i) the issued and outstanding shares of our common stock immediately following our spin-off from Ashford Trust in November 2014 and (ii) the shares of our common stock reserved for issuance pursuant to the deferred compensation obligations we assumed in connection with the spin-off. In the event the outstanding shares of common stock are changed into or exchanged for a different number or kind of shares or other securities of the company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the aggregate number and class of securities available under our 2014 Incentive Plan will be ratably adjusted. In the event the number of shares to be delivered upon the exercise or payment of any award granted under the 2014 Incentive Plan is reduced for any reason whatsoever, including any optional forfeitures for the payment of taxes, or in the event any award granted under our 2014 Incentive Plan can no longer under any circumstances be exercised or paid, the number of shares no longer subject to such award will be released from such award and be available under the 2014 Incentive Plan for the grant of additional awards.

        The 2014 Incentive Plan contains a provision pursuant to which there is an automatic increase of authorized shares on January 1 of each year equal to 15% of the sum of (i) the fully diluted share count as of January 1 of such year and (ii) the shares of common stock reserved for issuance under the company's deferred compensation plan, less shares available under the 2014 Incentive Plan as of December 31 of the previous year. After application of this provision, as of January 1, 2018, we had 491,571 shares of our common stock, or securities convertible into 491,571 shares of our common stock available for issuance under our 2014 Incentive Plan.

        Eligibility.    Under the 2014 Incentive Plan, we may grant awards to the employees, consultants and non-management directors of our company and its affiliates. While we may grant incentive stock options only to employees of the company or its affiliates, we may grant nonqualified stock options, bonus stock, stock appreciation rights, stock awards and performance awards to any eligible participant. We have approximately 104 employees and five non-management directors, all of whom are eligible to participate in the 2014 Incentive Plan.

        Administration.    Our 2014 Incentive Plan is administered by the compensation committee of our board of directors. With respect to any grant or award to any individual covered by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") which is intended to be performance-based compensation, the compensation committee has consisted and continues to consists solely of two or more members of our board of directors, each of whom qualifies as a "non-management director" within the meaning of Section 16b-3 under the Exchange Act.

        The compensation committee selects the participants who are granted any award, and employees, consultants and non-management directors of our company or our affiliates are eligible to receive awards under the 2014 Incentive Plan, except that only employees of our company are eligible to receive an award of an incentive stock option and only employees, consultants and non-management directors of our company are eligible to receive an award of a nonqualified stock option or stock appreciation right.

        The 2014 Incentive Plan will terminate on the tenth anniversary of the date of approval by our stockholders, and no new awards may be granted after the termination date. Awards made before the termination of our 2014 Incentive Plan will continue in accordance with their terms.

Non-Equity Incentive Plan Compensation Awards

        Cash bonuses are set by the Compensation Committee based upon the achievement of strategic and financial objectives set at the beginning of the year by the Board and management. In 2017, the objectives included relative total stockholder return, earnings growth, new services and increased exposure to the investment and analyst communities. The compensation committee selected seven metrics, assigned weights to each and set performance targets for threshold, mid-point and maximum bonus levels, with interpolation for performance between the threshold, mid-point and maximum targets, as shown in the table below.

        In 2017, the named executive officers met or exceeded the maximum performance target for all but one of the measures as shown in the table below. As a result, each executive earned a bonus for 2017 at a level equal to 94.6% of their maximum potential.

			Performance Range			2017 Performance
	Performance Metric	Weights	Threshold	Mid-Point	Maximum	Result	Award
(1)	Relative Total Stockholder Return	25.0%	Rank 7 (of 9)	Rank 5	Rank 1 - 2	1st	Maximum
(2)	Adjusted Earnings per Share	15.0%	$2.46	$3.52	$4.58	$6.54	Maximum
(3)	Adjusted EBITDA	15.0%	$7.9M	$11.3M	$14.7M	$17.4M	Maximum
(4)	Sell-Side Analyst Coverage	7.5%	5 Media	8 Media OR 1 New Analyst	12 Media OR 2 New Analysts	40+ Media 1 New Analyst	Maximum
(5)	Investor & Analyst Meetings	7.5%	100	200	300	400+	Maximum
(6)	Add Service Businesses	15.0%	One	Two	Three	Three	Maximum
(7)	Assets Under Management	15.0%	$100M	$400M	$700M	$352M	Below Mid-Point
	Totals	100.0%

(1)
Relative Total Stockholder Return measures the total return for Ashford Inc. (price appreciation and dividends) against a group of peers, calculated from December 31, 2016 through December 31, 2017. The peer group includes: Altisource Asset Management, Ares Management, Fifth Street Asset Management, Kennedy-Wilson Holdings, Ladder Capital Corp., Och-Ziff Capital Management, Pzena Investment Management and RMR Group.

(2)
Adjusted Earnings Per Share mid-point target is based on the budgeted earnings before bonus awards that is agreed between management and the Board.

(3)
Adjusted EBITDA is Earnings Before Interest, Taxes, Depreciation and Amortization with the mid-point target set at the budget agreed between management and the Board.

(4)
Sell-Side Analysts provide investors with information and commentary about Ashford Inc.

(5)
Investor and Analyst Meetings give management the opportunity to explain Ashford Inc.'s strategy and to answer investor questions.

(6)
Service Businesses is Ashford Inc.'s addition of other services businesses if found to be accretive.

(7)
Assets Under Management represents new assets acquired by Braemar and Ashford Trust and is expressed in millions of dollars.

Tax Considerations

        Section 162(m) of the Code limits the deductibility of compensation paid to certain of our executive officers. Prior to the recently enacted Tax Cut and Jobs Act (the "Tax Act") Section 162(m) of the Code contained an exemption from such limit on the deductibility of compensation in excess of $1,000,000 to certain officers of companies with securities registered under Section 12 of the Exchange Act for certain performance-based compensation. To qualify for deductibility under Section 162(m) of the Code, compensation in excess of $1,000,000 paid to our named executive officers (other than our chief financial officer who was not subject to Section 162(m) of the Code prior to the Tax Act, but will be so after the Tax Act) during any fiscal year generally was required to be "performance-based" compensation as determined under Section 162(m) of the Code. Compensation generally qualified as performance-based if, among other requirements, was payable only upon the attainment of pre-established, objective performance goals based on performance criteria that had been approved by our stockholders, and the committee of our board that established and certified the attainment of such goals consists only of "outside directors." All members of our compensation committee have at all pertinent times qualified as outside directors for purposes of Section 162(m). The Tax Act amended Section 162(m) to eliminate the exemption from the limit on deductibility for performance-based income and to expand the officers covered by the limitation.

        Our company is structured such that compensation is not paid and deducted by the corporation, but at the lower-level operating partnership, which also serves as the employer. The IRS has previously issued a private letter ruling holding that in the event that a publicly held corporation's covered employees receive compensation from a partnership in which such corporation has an ownership interest for services performed to such partnership, Section 162(m) of the Code does not apply to either the partnership, for compensation paid to the covered employee, or to the corporation, for its share of income or loss from the partnership that includes compensation expenses for such services performance by the covered employee. Consistent with that ruling, we have taken a position that compensation expense paid and incurred at the operating partnership level is not subject to the Section 162(m) of the Code limit. As such, the compensation committee does not believe that it is necessary to meet the requirements of the performance-based compensation exception to Section 162(m) of the Code. As private letter rulings are applicable only for the taxpayer who obtains the ruling, and we have not obtained a private letter ruling addressing this issue, there can be no assurance that the IRS will not challenge our position that Section 162(m) of the Code does not apply to compensation paid at the operating partnership level.

        While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the compensation committee's overall compensation philosophy and objectives.

Deferred Compensation Plan

        In 2007, Ashford Trust implemented a deferred compensation plan which allowed its executives, at their election, to defer portions of their compensation. We assumed the plan in connection with the spin-off, and it was subsequently amended and restated. Mr. Monty Bennett is the only named executive officer that has participated in this plan. On the spin-off date, we assumed a liability of $16,956,712 in connection with Mr. Bennett's portion of the deferred compensation plan. As a result, we have agreed to issue Mr. Bennett 195,579 shares of our common stock to satisfy the assumed deferred compensation obligation, and such shares will be issued beginning when the applicable deferral periods expire. No additional compensation has been deferred under the amended and restated plan following the spin-off.

        Pursuant to the terms of the amended and restated plan, Mr. Bennett indicated a preference, which preference we, in our sole discretion, chose to permit, to have his deferred compensation liability on our books hypothetically track the performance of our common stock. We became obligated to begin payment of the deferred compensation obligations (and issuance of shares of our common stock) to Mr. Bennett over a five-year period that will begin in 2020. Such shares will be issued in equal quarterly installments of 9,779 shares per installment beginning in the first quarter of 2020.

        Prior to our assumption and amendment of the deferred compensation plan in November 2014, Ashford Trust credited deferred compensation plan participants who elected the company stock investment option with dividend equivalents, which accrued as additional shares (thus increasing the number of shares listed above), if and to the extent Ashford Trust paid dividends on its common stock. Thereby, each executive who participated in the deferred compensation plan and elected the company stock investment option would receive his investment shares plus any related dividend equivalent shares at the time that distributions are made from the plan subject to applicable rules and limitations. After our assumption and amendment of the deferred compensation plan in November 2014, deferred compensation plan participants may indicate a preference to elect our common stock as an investment option, which we, in our sole discretion, may choose to permit, and in such case we will continue to make such dividend equivalent credits payable in shares of our common stock to the extent we pay dividends and deferred compensation plan participants elect common stock as the investment option.

Compensation Risk Assessment

        The Compensation Committee has overall responsibility for overseeing the risks relating to our compensation policies and practices. The committee uses its independent compensation consultant, Gressle & McGinley, to independently consider and analyze the extent, if any, to which our compensation policies and practices might create risks for the Company, as well as policies and practices that could mitigate any risks. After conducting this review in early 2018, the Compensation Committee has determined that none of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on our Company.

Potential Payments Upon Termination of Employment or Change of Control

        We have employment agreements with each of our executive officers, some of which were approved while the Company was a controlled subsidiary of Ashford Trust prior to the spin-off, and we assumed Ashford Trust's existing deferred compensation plan. Under the terms of the employment agreements, each of our named executive officers is entitled to receive certain severance benefits after termination of employment. The amount and nature of these benefits vary depending on the circumstances under which employment terminates. The employment agreements provide for certain specified benefits during the entire term of the employment agreement.

        Each of the employment agreements of our named executive officers provides that, if the executive's employment is terminated as a result of death or disability of the executive; by us without cause (including non-renewal of the agreement by us); by the executive for "good reason"; or after a "change of control" (each as defined in the applicable employment agreement), the executive will be entitled to accrued and unpaid salary to the date of such termination, pay for unused vacation and any unpaid incentive bonus from the prior year plus the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

  •
  a lump-sum cash severance payment (more fully described below);

  •
  pro-rated payment of the incentive bonus for the year of termination, payable at the time incentive bonuses are paid to the remaining senior executives for the year in which the termination occurs;

  •
  all restricted equity securities held by such executive will become fully vested; provided however, for all executives other than Messrs. Bennett and Kessler, if a change of control occurs and the executive's employment is terminated by the executive without good reason, only unvested restricted equity securities awarded prior to September 13, 2017 will become fully vested and the unvested restricted equity securities awarded on or after September 13, 2017 will be forfeited; and

  •
  health benefits for 36 months following the termination of employment of Messrs. Bennett and Kessler, or 24 months following the termination of employment of the other executives, and life and disability benefits for 36 months following the termination of employment of Messrs. Bennett and Kessler, or 24 months following the termination of employment of the other executives, in each case at the same level of benefit as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer (other than a Remington affiliate for Mr. Bennett), payable by the Company over the period of coverage.

        The lump sum severance payment payable upon termination of an executive's employment agreement in any of the circumstances described above is calculated as the sum of such executive's then-current annual base salary plus his average bonus over the prior three years, multiplied by a severance multiplier. The severance multiplier is:

  •
  one for all executives in the event of termination as a result of death or disability of the executive;

  •
  two for all executives other than Messrs. Bennett and Kessler and three for Messrs. Bennett and Kessler in the event of and termination by us without cause (including non-renewal of the agreement) or termination by the executive for good reason;

  •
  two for Mr. Brooks and three for Messrs. Bennett and Kessler in the event of termination by the Company without cause or by the executive for any reason within one year following a change in control.

        If an executive's employment is terminated by the executive officer without "good reason" (as defined in the applicable employment agreement), the executive will be entitled to accrued and unpaid salary to the date of such termination and any unpaid incentive bonus from the prior year. Additionally, the employment agreements for each of the executives includes non-compete provisions, and in the event the executive elects to end his employment with us without good reason, in exchange for the executive honoring his non-compete provisions, he will be entitled to the following additional payments:

  •
  health benefits for the duration of the executive's non-compete period following the executive's termination of employment at the same level of benefit as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer; and

  •
  a non-compete payment equal to the sum of his then-current annual base salary plus average bonus over the prior three years, paid equally over the twelve-month period immediately following the executive's termination.

        If any named executive officer's employment agreement is terminated by the Company for "cause" (as defined in the applicable employment agreement) the executive will be entitled solely to any accrued and unpaid salary to the date of such termination and any unpaid incentive bonus from the prior year.

        Each of the employment agreements contain standard confidentiality, non-compete, non-solicitation and non-interference provisions. The confidentiality provisions apply during the term of the employment agreement and for anytime thereafter. The non-interference provisions apply during the term of the employment agreement. The non-solicitation provisions apply during the term of the agreement, and for a period of one year following the termination of the executive. The non-compete provisions apply during the term of the employment agreements and for a period of one year thereafter. The non-compete provisions of Mr. Monty Bennett's employment agreement specifically allow Mr. Bennett to engage in certain potentially competitive activities consistent with his positions at Remington and consistent with the mutual exclusivity agreement between Remington and the company.

        Additionally, in the event of an executive's termination for any reason, all deferred compensation amounts payable under our deferred compensation plan become due and payable in a single lump sum payment within 45 days of the termination date.

        Mr. Brooks, a named executive officer of the Company, passed away on March 29, 2018. As a result, we expect to pay to Mr. Brooks's estate a cash payment in accordance with the provisions of the employment agreement between Mr. Brooks and the Company discussed above. In addition, all equity awards granted to Mr. Brooks, including non-qualified stock options, vested immediately upon his passing.

Compensation of Directors

        Each of our non-employee directors is paid an annual base retainer of $150,000, payable 50% in cash and 50% in common stock of the Company. The Lead Director is paid an additional annual cash retainer of $25,000; the chairman of each of the Audit Committee and Compensation Committee are paid an additional annual cash retainer of $10,000; the chairman of the Nominating and Corporate Governance Committee is paid an additional annual cash retainer of $5,000; and each member of the Audit Committee other than the chairman are paid an additional annual cash retainer of $2,500. There are no additional fees paid for attending meetings. Our non-employee directors may also be eligible for additional cash retainers from time to time for their service on special committees. Officers receive no additional cash compensation for serving on the Board. All directors are also reimbursed for reasonable out-of-pocket expenses incurred in connection with their services on the Board.

        Our 2014 Incentive Plan provides for grants of stock to non-employee directors. On the date of the first meeting of the Board following each annual meeting of stockholders at which a non-employee director is initially elected or re-elected to the Board, each non-employee director receives a grant of shares of our common stock valued at 50% of the annual base retainer as of the date of grant. These stock grants are fully vested immediately. In accordance with this policy, we granted 946 shares of fully vested common stock to each of our non-employee directors on May 16, 2017 (the annual base retainer was $100,000 at the time). Our Co-President and Chief Executive Officer and our Chief Strategy Officer, who are both members of the Board, did not receive additional compensation for their services as directors.

        Each of our non-employee directors must hold an amount of common stock having a value in excess of three times his or her annual board retainer fee (excluding any portion of the retainer fee representing additional compensation for being a Committee chair). The following table summarizes the compensation paid by us to our non-employee directors for their services as director for the fiscal year ended December 31, 2017:

Name	Fees Earned or Paid in Cash(1)(2)	Stock Awards(3)	Total
Dinesh P. Chandiramani	$92,191	$50,034	$142,225
Darrell T. Hail	$142,066	$50,034	$192,100
Uno Immanivong(4)	$84,760	$50,034	$134,794
John Mauldin	$108,750	$50,034	$158,784
Gerald J. Reihsen, III(5)	$29,875	—	$29,875
Brian Wheeler	$163,125	$50,034	$213,159

(1)
Includes $20,000, $42,500, $12,500, $12,500, $40,000 and $60,000 annual cash retainers paid to each of Ms. Immanivong and Messrs. Wheeler, Chandiramani, Reihsen, Mauldin and Hail, respectively, for their respective service on certain special committees in connection with the Transactions.

(2)
Includes a $30,000 cash retainer paid to Mr. Wheeler for his service as chair of a special committee formed in connection with certain potential transactions at Braemar, and $18,000 cash retainers paid to each of Messrs. Reihsen and Hail for their service as members on such special committee.

(3)
Paid in immediately vested common stock calculated based on the price of such stock as of the close of market on the date of grant.

(4)
Reflects compensation paid to Ms. Immanivong for her service on the Board from her election to the board effective May 16, 2017 through December 31, 2017.

(5)
Reflects compensation paid to Mr. Reihsen for his service on the Board from January 1, 2017 through May 15, 2017.

Compensation Committee Interlocks and Insider Participation

        During 2017, Messrs. Chandiramani, Hail and Wheeler, each of whom is an independent director, served on our Compensation Committee. None of these directors is or has ever been an officer or employee of our Company. None of our executive officers serves, or during 2017 served, as (i) a member of a Compensation Committee (or Board committee performing equivalent functions) of any entity, one of whose executive officers served as a director on the Board or as a member of our Compensation Committee, or (ii) a director of another entity, one of whose executive officers served or serves on our Compensation Committee. No member of our Compensation Committee has or had in 2017 any relationship with the Company requiring disclosure as a related person transaction in the section "Certain Relationships and Related Person Transactions" of this proxy statement/prospectus.

DESCRIPTION OF THE BUSINESS OF ASHFORD INC.

Our Company

        Ashford Inc. is a Maryland corporation formed on April 2, 2014 that provides asset management, advisory and other products and services primarily to clients in the hospitality industry. Ashford Inc. currently provides asset management and advisory services to Ashford Trust and Braemar. Ashford Trust commenced operating in August 2003 and is focused on investing in full-service hotels in the upscale and upper upscale segments in the U.S. that have revenue per available room ("RevPAR") generally less than twice the national average. Braemar invests primarily in luxury hotels and resorts with RevPAR of at least twice the U.S. national average. Braemar became a publicly traded company in November 2013 upon the completion of its spin-off from Ashford Trust. Each of Ashford Trust and Braemar is a real estate investment trust ("REIT") as defined in the Internal Revenue Code, and the common stock of each of Ashford Trust and Ashford Trust is traded on the NYSE. The common stock of Ashford Inc. is listed on the NYSE American Exchange. Ashford Trust held approximately 598,000 shares of Ashford Inc. common stock, which represented an approximate 28.6% ownership interest in Ashford Inc. as of December 31, 2017. Braemar held approximately 195,000 shares, which represented an approximate 9.3% ownership interest in Ashford Inc. as of December 31, 2017.

        On April 6, 2017, Ashford Inc. entered into the Amended and Restated Limited Liability Company Agreement (the "Amended and Restated LLC Agreement") of Ashford Hospitality Holdings LLC, a Delaware limited liability company and a subsidiary of the Company ("Ashford Holdings"), in connection with the merger (the "AHA Merger") of Ashford Merger Sub LLC, a Delaware limited liability company, with and into Ashford LLC, with Ashford LLC surviving the AHA Merger as a wholly-owned subsidiary of Ashford Holdings. Ashford Holdings is owned approximately 99.8% by Ashford Inc. and approximately 0.2% by noncontrolling interest holders. The terms of the Amended and Restated LLC Agreement are consistent with the terms of the Amended and Restated Limited Liability Company Agreement of Advisors LLC. The AHA Merger was effectuated in order to facilitate our investments in businesses that provide products and services to the hospitality industry. After the AHA Merger, Ashford Inc. serves as the sole manager of Ashford Holdings.

        In our capacity as the advisor to Ashford Trust and Braemar, we are responsible for implementing the investment strategies and managing the day-to-day operations of Ashford Trust and Braemar, in each case subject to the supervision and oversight of the respective board of directors of such entity. We provide the personnel and services necessary to allow each of Ashford Trust and Braemar to conduct its respective business. We may also perform similar functions for new or additional platforms. We are not responsible for managing the day-to-day operations of the individual hotel properties owned by either Ashford Trust or Braemar, which duties are the responsibility of the hotel management companies that operate the hotel properties owned by Ashford Trust and Braemar.

        We conduct our advisory business through an operating entity, Ashford LLC. We conduct our hospitality products and services business through an operating entity, Ashford Services. We own our assets through Ashford LLC and Ashford Services.

Our Business Strategy

        Our principal business objective is to provide asset management, advisory and other products and services to other entities primarily in the hospitality industry. The Company seeks to grow in three primary areas; (i) expanding its existing platforms accretively and accelerating performance to earn incentive fees; (ii) starting new platforms for additional base and incentive fees; and (iii) acquiring, investing in or incubating strategic businesses that can achieve accelerated growth through doing business with our existing platforms and by leveraging our deep knowledge and extensive relationships within the hospitality sector. We operate our business primarily through two operating subsidiaries, Ashford LLC and Ashford Services. We operate our asset management and advisory business through Ashford LLC and we operate our hospitality products and services business primarily through Ashford Services. Currently, we, through our operating subsidiary Ashford LLC, act as the advisor to two publicly traded REITs, Ashford Trust and Braemar.

        In our asset management and advisory business, we earn advisory fees from each company that we advise. The fees for the REIT companies we advise include a base fee, payable in cash, quarterly for Ashford Trust and monthly for Braemar, for managing the respective day-to-day operations of the companies we advise and the day-to-day operations of the respective subsidiaries, in each case in conformity with the respective investment guidelines of such entity. The base fee is determined as a percentage of each entity's total market capitalization, subject to a minimum fee. We may also be entitled to receive an incentive fee, payable in cash or a combination of cash and stock, from each of Ashford Trust and Braemar based on their respective out-performance of their peers, as measured by the annual total stockholder return of such company compared to its peers. For the year ended December 31, 2017, we earned advisory services revenues of $55.2 million and $10.8 million from Ashford Trust and Braemar, respectively. For the year ended December 31, 2016, we earned advisory services revenues of $51.0 million and $16.2 million from Ashford Trust and Braemar, respectively.

        Separate from our advisory agreements, Lismore Capital, our wholly-owned subsidiary, provides mortgage placement services to our REIT clients. During the year ended December 31, 2017, Lismore Capital earned $1.1 million in debt placement fees. No debt placement fees were earned during the years ended December 31, 2016 and 2015.

        In our hospitality products and services business, we provide products and services to clients primarily in the hospitality industry, including Ashford Trust and Braemar. Ashford Services generates revenue from customers in various forms depending on the particular product or service provided and the general accepted market condition for pricing such products or services. For the year ended December 31, 2017, we earned audio visual revenue and other services revenue of $9.2 million and $2.4 million, respectively. For the year ended December 31, 2016, we earned other services revenue of $44,000.

Business Segments

        We have two business segments: (i) REIT Advisory, which provides asset management and advisory services to other entities and (ii) Hospitality Products and Services, which provides products and services to clients primarily in the hospitality industry. A discussion of our operating segments is incorporated by reference to note 19 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

 Our Advisory Agreements

        We advise Ashford Trust and Braemar pursuant to our advisory agreements. The terms of the two advisory agreements are substantially similar, except as otherwise described below. The following summary of the terms of our advisory agreements does not purport to be complete and is subject to and qualified in its entirety by reference to a copy of the actual agreements, as amended, entered into with Ashford Trust or Braemar, which have been included as exhibits to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part. See "Certain Relationships and Related Person Transactions—Advisory Agreements and Relationships with Ashford Trust and Braemar" for information about amendments to our advisory agreement with Ashford Trust that would become effective upon consummation of the Transactions.

        General.    Pursuant to our advisory agreements with Ashford Trust and Braemar, we provide, or obtain on their behalf, the personnel and services necessary for each of these entities to conduct its respective business, as they have no employees of their own. All of the officers of each of Ashford Trust and Braemar are our employees. We are not obligated to dedicate any of our employees exclusively to either Ashford Trust or Braemar, nor are we or our employees obligated to dedicate any specific portion of time to the business of either Ashford Trust or Braemar, except as necessary to perform the service required of us in our capacity as the advisor to such entities. The advisory agreements require us to manage the business affairs of each of Ashford Trust and Braemar in conformity with the policies and the guidelines that are approved and monitored by the boards of such entities. Additionally, we must refrain from taking any action that would (a) adversely affect the status of Ashford Trust or Braemar as a REIT, (b) subject us to regulation under the Investment Company Act, (c) knowingly and intentionally violate any law, rule or regulation of any governmental body or agency having jurisdiction over us, (d) violate any of the rules or regulations of any exchange on which our securities are listed or (e) violate the charter, bylaws or resolutions of the board of directors of each of Ashford Trust and Braemar, all as in effect from time to time. So long as we are the advisor to Braemar, Braemar's governing documents permit us to designate two persons as candidates for election as director at any stockholder meeting of Braemar at which directors are to be elected. Such nominees may be our executive officers.

        Our Duties as Advisor.    Subject to the supervision of the respective boards of directors of each of Ashford Trust and Braemar, we are responsible for, among other duties: (1) performing and administering the day-to-day operations of Ashford Trust and Braemar, including all of the subsidiaries and joint ventures of such entities, (2) all services relating to the acquisition, disposition and financing of hotels, (3) performing asset management duties, (4) engaging and supervising, on behalf of such companies, third parties to provide various services included but not limited to overseeing development management, property management, project management, design and construction services and other professional services, (5) performing corporate governance and other management functions, including financial, capital markets, treasury, financial reporting, internal audit, accounting, tax and risk management services, SEC and regulatory compliance, and retention of legal counsel, auditors and other professional advisors, as well as other duties and services outlined in the advisory agreements.

        Any increase in the scope of duties or services to be provided by us must be jointly approved by us and either Ashford Trust or Braemar, as applicable, and is subject to additional compensation as outlined in the advisory agreements.

        We are generally, the exclusive asset manager for each of Ashford Trust and Braemar.

        We also have the power to delegate all or any part of our rights and powers to manage and control the business and affairs of such companies to such officers, employees, affiliates, agents and representatives of ours or such company as we may deem appropriate. Any authority delegated by us to any other person is subject to the limitations on our rights and powers specifically set forth in the advisory agreement or the charter of such company.

        We have agreed, from time to time, to make mutually agreed upon "key money investments" in the subsidiaries and affiliates of each of Ashford Trust and Braemar to facilitate such companies, subsidiaries or affiliates' acquisition of one or more properties, if the independent directors of Ashford Trust or Braemar, as applicable, and Ashford Inc. determine that without such an investment, the acquisition of such property would be uneconomic to Ashford Trust or Braemar. Any such assets are referred to as "key money assets." Upon any such key money investment, Ashford Trust or Braemar will engage Ashford LLC as the asset manager for the related key money asset and will pay the key money asset management fees, which are included in the base fees. Ashford Trust or Braemar will be obligated to pay us the "key money clawback amount," which is equal to the difference between a per annum return of 5% on a key money asset together with the initial key money investment amount and the amount actually received by us (through key money asset management fees and key money incentive fees, if applicable) related to such key money asset, if the Advisory Agreement (or the applicable asset management agreement) is terminated by Ashford Trust or Braemar for any reason or such companies dispose of such key money asset (calculated on an investment by investment basis).

        We have agreed to require our employees and officers who provide services to the companies we advise to comply with the codes and the policies of such companies.

        Relationship with Ashford Trust and Braemar.    We advise both Ashford Trust and Braemar. We are also permitted to have other advisory clients, which may include other REITs operating in the real estate industry or having the same or substantially similar investment guidelines as Ashford Trust or Braemar. If either Ashford Trust or Braemar materially revises its initial investment guidelines without our express written consent, we are required only to use our best judgment to allocate investment opportunities to Braemar, Ashford Trust and other entities we advise, taking into account such factors as we deem relevant, in our discretion, subject to any of our then existing obligations to such other entities. Braemar has agreed not to revise its initial investment guidelines to be directly competitive with Ashford Trust. Ashford Trust agrees, pursuant to the terms of the Ashford Trust advisory agreement, that it will revise its investment guidelines as necessary to avoid direct competition with (i) any entity or platform that Ashford Trust may create or spin-off in the future and (ii) any other entity advised by us, provided that in the case of clause (ii), we and Ashford Trust mutually agree to the terms of such revision of Ashford Trust's investment guidelines. The advisory agreements give each of Ashford Trust and Braemar the right to equitable treatment with respect to other clients of ours, but the advisory agreements do not give any entity the right to preferential treatment, except as follows:

  •
  Any new individual investment opportunities that satisfy Ashford Trust's investment guidelines will be presented to its board of directors, which has up to 10 business days to accept any such opportunity prior to it being available to Braemar or another business advised by us.

  •
  Any new individual investment opportunities that satisfy Braemar's investment guidelines will be presented to its board of directors, which has up to 10 business days to accept any such opportunity prior to it being available to Ashford Trust or another business advised by us.

        To minimize conflicts between Ashford Trust and Braemar, the advisory agreements require each such entity to designate an investment focus by targeted RevPAR, segments, markets and other factors or financial metrics. After consultation with us, such entity may modify or supplement its investment guidelines from time to time by giving written notice to us; however, if either Ashford Trust or Braemar materially changes its investment guidelines without our express written consent, we are required only to use our best judgment to allocate investment opportunities to Ashford Trust, Braemar and other entities we may advise, taking into account such factors as we deem relevant, in our discretion, subject to any then existing obligations we have to such other entities.

        When determining whether an asset satisfies the investment guidelines of either Ashford Trust or Braemar, we must make a good faith determination of projected RevPAR, taking into account historical RevPAR as well as such additional considerations as conversions or reposition of assets, capital plans, brand changes and other factors that may reasonably be forecasted to raise RevPAR after stabilization of such initiative.

        If Ashford Trust or Braemar elect to spin-off, carve-out, split-off or otherwise consummate a transfer of a division or subset of assets for the purpose of forming a joint venture, a newly created private platform or a new publicly traded company to hold such division or subset of assets constituting a distinct asset type and/or investment guidelines, Ashford Trust and Braemar have agreed that any such new entity will be advised by us pursuant to an advisory agreement containing substantially the same material terms set forth in our advisory agreement with Ashford Trust or Braemar, as applicable.

        Limitations on Liability and Indemnification.    The advisory agreements provide that we have no responsibility other than to render the services and take the actions described in the advisory agreements in good faith and with the exercise of due care and are not responsible for any action the board of directors of either Ashford Trust or Braemar takes in following or declining to follow any advice from us. The advisory agreements provide that we, and our officers, directors, managers, employees and members, will not be liable for any act or omission by us (or our officers, directors, managers, employees or members) performed in accordance with and pursuant to the advisory agreements, except by reason of acts constituting gross negligence, bad faith, willful misconduct or reckless disregard of our duties under the applicable advisory agreement.

        Each of Ashford Trust and Braemar has agreed to indemnify and hold us harmless (including our partners, directors, officers, stockholders, managers, members, agents, employees and each other person or entity, if any, controlling us) to the full extent lawful, from and against any and all losses, claims, damages or liabilities of any nature whatsoever with respect to or arising from any acts or omission by us (including ordinary negligence) in our capacity as advisor, except with respect to losses, claims, damages or liabilities with respect to or arising out of our gross negligence, bad faith or willful misconduct, or reckless disregard of our duties set forth in the applicable advisory agreement (for which we have indemnified Ashford Trust or Braemar, as applicable).

        Term and Termination of our Advisory Agreement with Ashford Trust.    The term of our advisory agreement with Ashford Trust is 10 years, commencing from the effective date of the amended advisory agreement on June 10, 2015. Our advisory agreement with Ashford Trust provides for automatic five-year renewal terms unless previously terminated as described below. Following the 10-year initial term, our advisory agreement with Ashford Trust may be terminated by Ashford Trust, as applicable, with 180 days' written notice prior to the expiration of the then current term, on the affirmative vote of at least two-thirds of the independent directors of such entity, based upon a good faith finding that either (a) there has been unsatisfactory performance by us that is materially detrimental to such company and the subsidiaries of such company taken as a whole, or (b) the base fee and/or incentive fee (each as defined in the advisory agreements) is not fair based on the then-current market for such fees (and we do not offer to negotiate a lower fee that at least a majority of the independent directors determine is fair). If the reason for non-renewal specified by such company in the termination notice is (b) in the preceding sentence, then we may, at our option, provide a notice of proposal to renegotiate the base fee and incentive fee not less than 150 days prior to the pending termination date. Thereupon, each party has agreed to use its commercially reasonable efforts to negotiate in good faith to find a resolution on fees within 120 days following receipt by such company of the renegotiation proposal. If a resolution is achieved between us and at least a majority of the independent directors of such entity, within the 120-day period, then the applicable advisory agreement will continue in full force and effect with modification only to the agreed upon base fee and/or incentive fee, as applicable.

        If no resolution on fees is reached within the 120-day period, or if Ashford Trust terminates the advisory agreement by reason of clause (a) above, or terminates the advisory agreement upon a change in control of such companies, the related advisory agreement will terminate and Ashford Trust will be required to pay us all fees and expense reimbursements due and owing through the date of termination as well as a termination fee equal to 1.1 times the greater of either:

  •
  12 multiplied by our Net Earnings for the 12-month period preceding the termination date of our advisory agreement. For purposes of this calculation, "Net Earnings" is defined in the advisory agreement as (A) our reported Adjusted EBITDA (as defined in the advisory agreement) for the 12-month period preceding the termination of the advisory agreement (adjusted to assume the advisory agreement was in place for the full 12-month period if it otherwise was not), as reported in our earnings releases less (B) our pro forma Adjusted EBITDA (as defined in the advisory agreement) assuming our advisory agreement was not in place during such period plus (C) all EBITDA (Net Income (per Generally Accepted Accounting Principles ("GAAP")) plus interest expenses, income taxes, depreciation and amortization) of ours and any of our affiliates and subsidiaries from providing any service or product to the applicable company, its operating partnership or any of its affiliates or subsidiaries, exclusive of EBITDA directly resulting from the advisory agreement;

  •
  the earnings multiple (calculated as our total enterprise value divided by our adjusted EBITDA) for our common stock per the 12-month period preceding the termination date multiplied by our Net Earnings (as defined in the advisory agreement) for the 12 months preceding the termination; or

  •
  the simple average of our earnings multiples for the three fiscal years preceding the termination (calculated as our total enterprise value divided by our adjusted EBITDA for such periods) multiplied by our Net Earnings (as defined in the advisory agreement) for the 12 months preceding the termination;

plus, in either case, a gross-up amount for federal and state tax liability, based on an assumed combined tax rate of 40%. Any such termination fee will be payable on or before the termination date.

        Ashford Trust may also terminate the advisory agreement with 60 days' notice upon a change of control of such entity, if the change of control transaction is conditioned upon the termination of the advisory agreement. In such a circumstance, Ashford Trust would be required to pay the accrued costs and termination fee described above.

        Ashford Trust may also terminate the applicable advisory agreement at any time, including during the 10-year initial term, without the payment of a termination fee, upon customary events of default and our failure to cure during certain cure periods, such as our default in performance of material obligations, the filing of bankruptcy or a dissolution action and other events, as outlined in the advisory agreement.

        Upon any termination of the advisory agreement, we are expected to cooperate with and assist Ashford Trust in executing an orderly transition of the management of its assets to a new advisor, providing a full accounting of all accounts held in the name of or on behalf of such company, returning any funds held on behalf of such company and returning any and all of the books and records of such company. Ashford Trust will be responsible for paying all accrued fees and expenses and will be subject to certain non-solicitation obligations with respect to our employees upon any termination of the applicable advisory agreement other than termination as a result of change of control of our company.

        Following the 10-year initial term, we may terminate the advisory agreement prior to the expiration of each successive then-current term with 180 days' prior written notice. Additionally, we may terminate the advisory agreement if Ashford Trust defaults in the performance or observance of any material term, condition or covenant under the applicable advisory agreement; provided, however, before terminating the advisory agreement, we must give Ashford Trust written notice of the default and provide Ashford Trust with an opportunity to cure the default within 45 days, or if such default is not reasonably susceptible to cure within 45 days, such additional cure period as is reasonably necessary to cure the default (not to exceed 90 days) so long as such entity is diligently and in good faith pursuing such cure. In the event of such a termination, we will be entitled to all accrued fees and expenses.

        Base Fees under our Advisory Agreement with Ashford Trust.    The total base fee per annum is based on a declining sliding scale percentage of the total market capitalization of Ashford Trust plus the Key Money Asset Management Fee (defined in our advisory agreement as the aggregate gross asset value of all key money assets multiplied by 0.7%). This amount is then divided by four to calculate the quarterly base fee; provided, however in no event shall the base fee for any quarter be less than the Minimum Base Fee (as defined by the advisory agreement). The "total market capitalization" for purposes of determining the base fee is calculated on a quarterly basis as follows:

  (i)
  average of the volume-weighted average price per share of common stock for Ashford Trust for each trading day of the preceding quarter multiplied by the average number of shares of common stock and common units outstanding during such quarter, on a fully-diluted basis (assuming all common units and long term incentive partnership units in Ashford Trust OP that have achieved economic parity with common units in the applicable operating partnership have been redeemed and Ashford Trust has elected to issue common stock in satisfaction of the redemption price), plus

  (ii)
  the quarterly average of the aggregate principal amount of the consolidated indebtedness of Ashford Trust (including its proportionate share of debt of any entity that is not consolidated but excluding its joint venture partners' proportionate share of consolidated debt), plus

  (iii)
  the quarterly average of the liquidation value of any outstanding preferred equity of such company, and

  (iv)
  multiplying the sum of (i), (ii), and (iii) above by the Key Money Asset Factor (defined in our advisory agreement as 1 minus the quotient resulting from dividing the aggregate gross book value of all key money assets by the aggregate gross book value of such entity's assets (including key money assets)).

        The minimum base fee for Ashford Trust for each quarter beginning January 1, 2016 is equal to the greater of:

  (i)
  90% of the base fee paid for the same quarter in the prior year; and

  (ii)
  the "G&A ratio" multiplied by the total market capitalization of Ashford Trust.

        The "G&A ratio" is calculated as the simple average of the ratios of total general and administrative expenses, including any dead deal costs, less any non-cash expenses, paid in the applicable quarter by each member of a select peer group, divided by the total market capitalization of such peer group member. The peer group for each company may be adjusted from time-to-time by mutual agreement between us and a majority of the independent directors of Ashford Trust, negotiating in good faith. The base fee is payable quarterly in arrears in cash.

        Term and Termination of our Advisory Agreement with Braemar.    The term of our advisory agreement with Braemar is 10 years, commencing from the effective date of the amended advisory agreement June 21, 2017. Our advisory agreement with Braemar provides for seven successive additional ten-year renewal terms upon written notice to Braemar, given at least 210 days prior to the expiration of the then current term. The advisory agreement may be terminated by the Braemar, with no termination fee due and payable, under the following circumstances: (i) upon our conviction (including a plea or nolo contendere) by a court of competent jurisdiction of a felony; (ii) if we commit an act of fraud against Braemar, convert the funds of Braemar or act in a manner constituting gross negligence in the performance of our material duties under the advisory agreement (including a failure to act); (iii) if we undergo a Bankruptcy Event (as defined by the advisory agreement); or (iv) upon the entry by a court of a final non-appealable order awarding monetary damages to Braemar based on a finding that we committed a material breach or default of a material term, condition, obligation or covenant of the advisory agreement, which breach or default had a material adverse effect.

        If Braemar terminates the advisory agreement upon a change in control, the related advisory agreement will terminate and Braemar will be required to pay us all fees and expense reimbursements due and owing through the date of termination as well as a termination fee equal to the greater of:

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  12 multiplied by (a) our Net Earnings for the 12-month period preceding the termination date of our advisory agreement and (b) to the extent not included in Net Earnings, any incentive fees under the advisory agreement that have accrued or are accelerated but have not yet been paid at the time of termination of the advisory agreement;

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  the quotient of (i) our total market capitalization on the trading day immediately preceding the date of payment of the termination fee, divided by (ii) our Adjusted EBITDA for the 12-month period preceding the termination date of our advisory agreement plus, to the extent not included in Net Earnings, any incentive fees under the advisory agreement that have accrued or are accelerated but have not yet been paid at the time of termination of the advisory agreement; and

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  the simple average, for the three years preceding the fiscal year in which the termination fee is due of the quotient of (i) our total market capitalization on the trading day immediately preceding the date of payment of the termination fee, divided by (ii) our Adjusted EBITDA for the 12-month period preceding the termination date of our advisory agreement plus, to the extent not included in Net Earnings, any incentive fees under the advisory agreement that have accrued or are accelerated but have not yet been paid at the time of termination of the advisory agreement

        For purposes of this calculation, "Net Earnings" is generally defined in the advisory agreement as (A) the total base fees and incentive fees, plus any other revenues reported on our income statement as pertaining to the advisory agreement (in each case, in accordance with GAAP) including all of the EBITDA of us and our affiliates and of our subsidiaries from providing any additional services to Braemar and its affiliates, less (B) the total incremental expenses determined in accordance with the advisory agreement, in each case for the 12-month period preceding the termination date of our advisory agreement.

        Any such termination fee will be payable on or before the termination date.

        Upon any termination of the advisory agreement, we are expected to cooperate with and assist Braemar in executing an orderly transition of the management of its assets to a new advisor, providing a full accounting of all accounts held in the name of or on behalf of such company, returning any funds held on behalf of such company and returning any and all of the books and records of such company. Braemar will be responsible for paying all accrued fees and expenses and will be subject to certain non-solicitation obligations with respect to our employees upon any termination of the applicable advisory agreement other than termination as a result of change of control of our company.

        Base Fees under our Advisory Agreement with Braemar.    The total base fee per annum is an amount equal to 0.70% of the sum of (i) the Total Market Capitalization (as defined by the advisory agreement) for the prior month, and (ii) the Key Money Gross Asset Value (as defined by the advisory agreement), if any, on the last day of the prior month. This amount is then divided by 12 to calculate the monthly base fee; provided, however in no event shall the base fee for any month be less than the

Minimum Base Fee (as defined by the advisory agreement). The "total market capitalization" for purposes of determining the base fee is calculated on a monthly basis as follows:

  (i)
  the average of the volume-weighted average price per share of common stock for Braemar for each trading day of the preceding month multiplied by the average number of shares of common stock and common units outstanding during such month, on a fully-diluted basis (assuming all common units and long term incentive partnership units in the applicable operating partnership which have achieved economic parity with common units in the applicable operating partnership have been redeemed and Braemar has elected to issue common stock in satisfaction of the redemption price and assuming any shares of common stock issuable upon conversion of any convertible preferred stock of Braemar have converted where the conversion price is less than such volume-weighted average price), plus

  (ii)
  the monthly average of the aggregate principal amount of the consolidated indebtedness of Braemar (including its proportionate share of debt of any entity that is not consolidated but excluding its joint venture partners' proportionate share of consolidated debt), plus

  (iii)
  the quarterly average of the liquidation value of any outstanding preferred equity of such company (excluding any shares of common stock issuable upon conversion of any convertible preferred stock of Braemar where the conversion price is less than the volume-weighted average price per share of common stock for Braemar for each trading day of the preceding month), and

  (iv)
  multiplying the sum of (i), (ii), and (iii) above by the Key Money Asset Factor (defined in our advisory agreement as 1 minus the quotient resulting from dividing the aggregate gross book value of all key money assets by the aggregate gross book value of such entity's assets (including key money assets)).

        The minimum base fee for Braemar for each month will be equal to the greater of:

  (i)
  90% of the base fee paid for the same month in the prior year; and

  (ii)
  the "G&A ratio" multiplied by the total market capitalization of Braemar.

        The "G&A ratio" is calculated as the simple average of the ratios of total general and administrative expenses, including any dead deal costs, less any non-cash expenses, paid in the applicable month by each member of a select peer group, divided by the total market capitalization of such peer group member. The peer group for each company may be adjusted from time-to-time by mutual agreement between us and a majority of the independent directors of such company, negotiating in good faith. Each month's base fee is determined based on prior month results and is payable in cash on the fifth business day of the month for which the fee is applies.

        Incentive Fee under the Advisory Agreements with Ashford Trust and Braemar.    Incentive advisory fees are measured annually in each year that Ashford Trust's and/or Braemar's annual total stockholder return exceeds the average annual total stockholder return for each company's respective peer group, subject to the FCCR Condition, as defined in the advisory agreements. Incentive advisory fees are paid over a three-year period and each payment is subject to the FCCR Condition. For purposes of this calculation, the TSR of such entity is calculated using a year-end stock price equal to the closing price of its common stock on the last trading day of the year as compared to the closing stock price of its common stock on the last trading day of the prior year, in each case assuming all dividends on the common stock during such period are reinvested into additional shares of common stock of such entity. The average TSR for each member of such company's peer group is calculated in the same manner and for the same time period, and the simple average for the entire peer group is used.

        The annual incentive fee is calculated as (i) 5% of the amount (expressed as a percentage but in no event greater than 25%) by which the annual TSR of Ashford Trust or Braemar, as applicable,

exceeds the average TSR for its respective peer group, multiplied by (ii) the fully diluted equity value of such company at December 31 of the applicable year. To determine the fully diluted equity value, we assume that all units in the operating partnership of Ashford Trust or Braemar, as applicable, including Long-Term Incentive Plan ("LTIP") units that have achieved economic parity with the common units, if any, are redeemed and the applicable company has elected to issue common stock of such company in satisfaction of the redemption price and that the per share value of each share of common stock of such company is equal to the closing price of its stock on the last trading day of the year. The incentive fee, if any, subject to the FCCR Condition (defined below), is payable in arrears in three equal annual installments with the first installment payable on January 15 following the applicable year for which the incentive fee relates and on January 15 of the next two successive years. Notwithstanding the foregoing, upon any termination of the advisory agreement for any reason, any unpaid incentive fee (including any incentive fee installment for the stub period ending on the termination date) will become fully earned and immediately due and payable without regard to the FCCR Condition defined below. Except in the case when the incentive fee is payable on the date of termination of this Agreement, up to 50% of the incentive fee may be paid by each Ashford Trust or Braemar, at the option of such entity, in shares its common stock or common units of the applicable operating partnership of such entity, with the balance payable in cash, unless at the time for payment of the incentive fee:

  (i)
  we or our affiliates own common stock or common units in an amount (determined with reference to the closing price of the common stock of each Ashford Trust or Braemar, as applicable, on the last trading day of the year) greater than or equal to three times the base fee for the preceding four quarters,

  (ii)
  payment in such securities would cause us to be subject to the provisions of the Investment Company Act, or

  (iii)
  payment in such securities would not be legally permissible for any reason; in which case, the entire Incentive Fee will be paid by Ashford Trust or Braemar in cash.

        Upon the determination of the incentive fee, except in the case of any termination of the advisory agreement in which case the incentive fee for the stub period and all unpaid installments of an incentive fee shall be deemed earned by us and fully due and payable by Ashford Trust and Braemar, as applicable, each one-third installment of the incentive fee shall not be deemed earned by us or otherwise payable by Ashford Trust or Braemar, as applicable, unless such entity, as of the December 31 immediately preceding the due date for the payment of the incentive fee installment, has an FCCR of 0.20x or greater (the "FCCR Condition"). For purposes of this calculation, "FCCR" means such entity's fixed charge coverage ratio, which is the ratio of adjusted EBITDA for the previous four consecutive fiscal quarters to fixed charges, which includes all (i) such entity and its subsidiaries' interest expense, (ii) such entity and its subsidiaries' regularly scheduled principal payments, other than balloon or similar principal payments which repay indebtedness in full and payments under cash flow mortgages applied to principal, and (iii) preferred dividends paid by such entity.

        Equity Compensation.    To incentivize our employees, officers, consultants, non-employee directors, affiliates and representatives to achieve the goals and business objectives of each of Ashford Trust and Braemar, as established by the boards of directors of such entities, in addition to the base fee and the incentive fee described above, the boards of directors of each of Ashford Trust and Braemar have the authority to make annual equity awards to us or directly to our employees, officers, consultants and non-employee directors, based on achievement of certain financial and other hurdles established by such board of directors.

        Expense Reimbursement.    We are responsible for all wages, salaries, cash bonus payments and benefits related to our employees providing services to Ashford Trust or Braemar (including any of the officers of Ashford Trust or Braemar who are also officers of our company), with the exception of any equity compensation that may be awarded by Ashford Trust or Braemar to our employees who provide services to Ashford Trust and Braemar, the provision of certain internal audit, asset management and risk management services and the international office expenses described below. Ashford Trust and Braemar are each responsible to pay or reimburse us monthly for all other costs we incur on behalf of such entities or in connection with the performance of our services and duties to such companies, including, without limitation, tax, legal, accounting, advisory, investment banking and other third-party professional fees, director fees, insurance (including errors and omissions insurance and any other insurance required pursuant to the terms of the advisory agreements), debt service, taxes, underwriting, brokerage, reporting, registration, listing fees and charges, travel and entertainment expenses, conference sponsorships, transaction diligence and closing costs, dead deal costs, dividends, office space, the cost of all equity awards or compensation plans established by such companies, including the value of awards made by companies to our employees, and any other costs which are reasonably necessary for the performance by us of our duties and functions, including any expenses incurred by us to comply with new or revised laws or governmental rules or regulations that impose additional duties on Ashford Trust or Braemar or us in our capacity as advisor to such entities. In addition, each of Ashford Trust and Braemar pays a pro rata share of our office overhead and administrative expenses incurred in the performance of our duties and functions under the advisory agreements. There is no specific limitation on the amount of such reimbursements.

        In addition to the expenses described above, each of Ashford Trust and Braemar are required to reimburse us monthly for its pro rata share (as reasonably agreed to between us and a majority of the independent directors of such company or its audit committee, chairman of its audit committee or lead director) of all reasonable international office expenses, overhead, personnel costs, travel and other costs directly related to our non-executive personnel who are located internationally or that oversee the operations of international assets or related to our personnel that source, investigate or provide diligence services in connection with possible acquisitions or investments internationally. Such expenses include but are not limited to, salary, wage payroll taxes and the cost of employee benefit plans. We also pay or reimburse Ashford Trust for the costs associated with Ashford Trust's current chairman emeritus, which includes a $700,000 annual stipend and the cost of all benefits currently available to him, as well as reimbursement for reasonable expenses incurred by him in connection with his service to Ashford Trust.

        Additional Services.    If, and to the extent that, either Ashford Trust or Braemar requests us to render services on behalf of such company other than those required to be rendered by us under the advisory agreement, including, but not limited to, certain services provided by Ashford Services, such additional services will be compensated separately, at market rates, as defined in the advisory agreements.

        The Ashford Trademark.    We have a proprietary interest in the "Ashford" trademark, and we agreed to license its use to each of Ashford Trust and Braemar. If at any time Ashford Trust or Braemar ceases to retain us to perform advisory services for them, within 60 days following receipt of written request from us, such entity must cease to conduct business under or use the "Ashford" name or logo, as well as change its name and the names of any of its subsidiaries to a name that does not contain the name "Ashford."

Our Mutual Exclusivity Agreement

        We and Ashford LLC, our operating company, entered into a mutual exclusivity agreement with Remington, that was consented and agreed to by Mr. Monty J. Bennett, regarding potential future advisory clients for us and property management clients for Remington. Mr. Monty J. Bennett and his father Mr. Archie Bennett, Jr. are the sole direct or indirect beneficial owners of Remington, and Mr. Monty J. Bennett is the chief executive officer of Remington. Pursuant to this agreement, we have agreed to utilize Remington to provide property management, project management and development services for all hotels that future companies we may advise or may acquire, to the extent that we have the right, or control the right, to direct such matters, subject to certain exceptions. In connection with the consummation of the Transactions, the mutual exclusivity agreement will be amended and restated such that we will continue to use Remington to provide all property management (and not project management and development) services.

Regulation

        General.    We, AIM and each of Ashford Trust and Braemar, as applicable, are subject, in certain circumstances, to supervision and regulation by state and federal governmental authorities and are subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, among other things regulate public disclosures, reporting obligations and capital raising activity. As an advisor to companies that own hotel properties, the operations and properties of such entities are subject to various federal, state and local laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements.

        REIT Regulations.    Each of Ashford Trust and Braemar has elected and is qualified and expects to continue to qualify to be taxed as a REIT under Section 856 through 860 of the Code. As REITs, such companies must currently distribute, at a minimum, an amount equal to 90% of their taxable income. In addition, such companies must distribute 100% of taxable income to avoid paying corporate federal income taxes. REITs are also subject to a number of organizational and operational requirements in order to elect and maintain REIT status. These requirements include specific share ownership tests and assets and gross income composition tests. If either Ashford Trust or Braemar fails to continue to qualify as a REIT in any taxable year, it is subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Even if such companies continue to qualify for taxation as REITs, they may be subject to state and local income taxes and to federal income tax and excise tax on their undistributed income. Under the Protecting Americans from Tax Hikes Act of 2015, enacted on December 18, 2015, several Internal Revenue Code provisions relating to REITs and their stockholders were revised. These new rules were enacted with varying effective dates, some of which were retroactive.

        Tax Cuts and Jobs Act.    The Tax Cuts and Jobs Act ("TCJA") was enacted on December 22, 2017. The TCJA reduced the U.S. federal corporate tax rate from 35% to 21% effective January 1, 2018. As a result, we revalued our net deferred tax assets and valuation allowance using the 21% U.S. federal income tax rate. In addition, the TCJA repealed the provisions that provided for carryback of losses generated in taxable years ending after December 31, 2017, and we increased our valuation allowance because we cannot consider tax paid in prior years as a source of taxable income to support realization of a portion of our net deferred tax assets. The impact of other provisions of the TCJA are still being evaluated by the Company.

        Americans with Disabilities Act.    As the advisor to Ashford Trust and Braemar, we are responsible for ensuring that the hotels owned by such entities comply with applicable provisions of the Americans with Disabilities Act ("ADA") to the extent that such hotels are "public accommodations" as defined by the ADA. Non-compliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we continue to assess the hotels and to advise Ashford Trust or Braemar, as applicable, to make alterations as appropriate in this respect.

        Affordable Care Act.    We could be subject to penalties under the employer mandate provisions of the Affordable Care Act ("ACA") if we did not offer affordable, minimum value health care coverage to substantially all of our full-time equivalent employees and their dependents. Any such penalty would be based on the number of full-time employees. We do not anticipate being subject to a penalty under the ACA; however, even in the event that we are, any such penalty would be less than approximately $652,000 based on our number of full-time employees. As of December 31, 2017, we had 102 full-time domestic corporate employees and approximately 300 employees at our consolidated subsidiaries that provide products and services to the lodging industry.

        Environmental Matters.    Under various laws relating to the protection of the environment, a current or previous owner or operator (including tenants) of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances at that property and may be required to investigate and clean up such contamination at that property or emanating from that property. These costs could be substantial and liability under these laws may attach without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the liability may be joint and several. The presence of contamination or the failure to remediate contamination at the hotels owned by Ashford Trust or Braemar may expose such entities, and potentially us, to third-party liability or materially and adversely affect the ability to sell, lease or develop the real estate or to incur debt using the real estate as collateral.

        The hotels owned by Ashford Trust and Braemar are subject to various federal, state, and local environmental, health and safety laws and regulations that address a wide variety of issues, including, but not limited to, storage tanks, air emissions from emergency generators, storm water and wastewater discharges, lead-based paint, mold and mildew and waste management. These hotels incur costs to comply with these laws and regulations, and we or the property owners could be subject to fines and penalties for non-compliance.

        Some of these hotels may contain or develop harmful mold or suffer from other adverse conditions, which could lead to liability for adverse health effects and costs of remediation. The presence of significant mold or other airborne contaminants at any of the hotels owned by Ashford Trust or Braemar could require a costly remediation program to contain or remove the mold or other airborne contaminants from the affected hotel or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from guests or employees at the hotels and others if property damage or health concerns arise.

        In the judgment of management, while we may incur significant expense complying with the various regulation to which we are subject, existing statutes and regulations will not have a material adverse effect on our business. However, it is not possible to forecast the nature of future legislation, regulations, judicial decisions, orders or interpretations, nor their impact upon our future business, financial condition, results of operations or prospects.

Distributions and Our Distribution Policy

        Evaluation of our distribution policy and the decision to make a distribution is made solely at the discretion of the board of directors and is based on factors including, but not limited to, our ability to generate income, availability of existing cash balances, the performance of our business, capital requirements, applicable law, access to cash in the capital markets and other financing sources, general economic conditions and economic conditions that more specifically impact our business or prospects and other factors the board of directors deems relevant.

        Future distribution levels are subject to adjustment based upon any one or more of the factors set forth above, the matters discussed under "Risk Factors" in this proxy statement/prospectus or any other document we file with the SEC under the Exchange Act and other factors that the board of directors may, from time to time, deem relevant to consider when determining an appropriate distribution. Our board of directors may also determine not to make any distribution.

Competition

        The asset management industry is highly competitive. We compete on an industry, regional and niche basis based on a number of factors, including ability to raise capital, investment opportunities and performance, transaction execution skills, access to and retention of qualified personnel, reputation, range of products, innovation and fees for our services. Our clients compete with many third parties engaged in the hotel industry, including other hotel operating companies, ownership companies

(including hotel REITs) and national and international hotel brands. Some of these competitors, including other REITs and private real estate companies and funds may have substantially greater financial and operational resources than Ashford Trust or Braemar and may have greater knowledge of the markets in which we seek to invest. Such competitors may also enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Future competition from new market entrants may limit the number of suitable investment opportunities offered to Ashford Trust and Braemar. It may also result in higher prices, lower yields and a more narrow margin over the borrowing cost for Ashford Trust and Braemar, making it more difficult to originate or acquire new investments on attractive terms. Certain competitors may also be subject to different regulatory regimes or rules that may provide them more flexibility or better access to pursue potential investments and raise capital for their managed companies. In addition, certain competitors may have higher risk tolerance, different risk assessment or a lower return threshold, which could allow them to consider a broader range of investments and to bid more aggressively for investment opportunities that we may want to pursue.

        Ashford Trust and Braemar each compete with many third parties engaged in the hotel industry. Competition in the hotel industry is based on a number of factors, most notably convenience of location, brand affiliation, price, range of services, guest amenities or accommodations offered and quality of customer service. Competition is often specific to the individual markets in which properties are located and includes competition from existing and new hotels. We believe that hotels that are affiliated with leading national brands, such as the Marriott or Hilton brands, will enjoy the competitive advantages associated with operating under such brands. Increased competition could have a material adverse effect on the occupancy rate, average daily room rate and RevPAR of the hotels owned by Ashford Trust or Braemar or may require capital improvements that otherwise would not have to be made, which may result in decreases in the profitability of Ashford Trust or Braemar and decreased advisory fees to us. Since the fees we receive are based upon total equity market capitalization and total shareholder returns, such fees are impacted by relative performance of the share price of Ashford Trust and Braemar compared to competitive REITs.

Insurance

        We are required to have insurance programs to comply with our contractual obligations and as reasonably necessary for our business.

Stockholder Rights Plan

        On November 16, 2014, we adopted the Rights Agreement. We intend for the stockholder rights plan to improve the bargaining position of the board of directors in the event of an unsolicited offer to acquire our outstanding shares of common stock. The board of directors implemented the rights plan by declaring a dividend of one preferred share purchase right that was paid on November 27, 2014, for each outstanding share of our common stock on November 27, 2014, to our stockholders of record on that date. Each of those rights become exercisable on the Distribution Date (defined below) and entitles the registered holder to purchase from the Company one one-thousandth of a share of our Series A Preferred Stock, par value $0.01 per share, at a price of $275 per one one-thousandth of a share of our Series A Preferred Stock represented by such a right, subject to adjustment.

        Initially, the rights will be attached to all certificates representing our common stock, and no separate certificates evidencing the rights will be issued. The Rights Agreement provides that, until the date on which the rights separate and begin trading separately from our common stock (which we refer to as the "Distribution Date"), the rights will be transferred only with the shares of our common stock. The Distribution Date will occur, and the rights would separate and begin trading separately from the shares of our common stock, and certificates representing the rights will be issued to evidence the rights, on the earlier to occur of:

  (i)
  10 business days following a public announcement, or the public disclosure of facts indicating, that a person or group of affiliated or associated persons has acquired beneficial ownership (as defined in the Rights Agreement) of 10% or more of the outstanding shares of common stock, (referred to, subject to certain exceptions as "Acquiring Persons") (or, in the event an exchange of the rights for shares of our common stock is effected in accordance with certain provisions of the Rights Agreement and the board of directors determines that a later date is advisable, then such later date that is not more than 20 days after such public announcement); or

  (ii)
  10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person becomes an Acquiring Person) of 10% or more of the outstanding shares of our common stock following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding shares of our common stock.

        The rights also become exercisable if a person or group that already beneficially owns 10% or more of our common stock acquires any additional shares of our common stock without the approval of the board of directors, except that the Distribution Date will not occur as a result of our company, one of our subsidiaries, one of our employee benefit plans or a trustee for one of those plans, or Mr. Monty J. Bennett, Archie Bennett, Jr. and certain of their affiliates and associates, acquiring additional shares of our common stock, and those persons will not be Acquiring Persons.

        If a person or group becomes an Acquiring Person at any time, with certain limited exceptions, the rights will become exercisable for shares of our common stock (or, in certain circumstances, shares of our Series A Preferred Stock or other of our securities that are similar) having a value equal to two times the exercise price of the right. From and after the announcement that any person has become an Acquiring Person, if certificated rights are or were at any time on or after the earlier of (i) the date of such announcement or (ii) the Distribution Date acquired or beneficially owned by an Acquiring Person or an associate or affiliate of an Acquiring Person, such rights shall become void, and any holder of such rights shall thereafter have no right to exercise such rights. In addition, if, at any time after a person becomes an Acquiring Person, (i) we consolidate with, or merge with and into, any other person; (ii) any person consolidates with us, or merges with and into us and we are the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of our common stock are or will be changed into or exchanged for stock or other securities of any other person (or of ours) or cash or any other property; or (iii) 50% or more of our consolidated assets or earning power (as defined in the Rights Agreement) are sold, then proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise of a right at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right. Upon the occurrence of an event of the type described in this paragraph, if the board of directors so elects, we will deliver upon payment of the exercise price of a right an amount of cash or securities equivalent in value to the shares of common stock issuable upon exercise of a right. If we fail to meet that obligation within 30 days following of the announcement that a person has become an Acquiring Person, we must deliver, upon exercise of a right but without requiring payment of the exercise price then in effect, shares of our common stock (to the extent available) and cash equal in value to the difference between the value of the shares of our common stock otherwise issuable upon the exercise of a right and the exercise price then in effect.

        On December 5, 2017, the board of directors of the Company extended the Final Expiration Date with respect to the Company's Rights Agreement (each as defined under the Amended and Restated Rights Agreement, dated as of August 12, 2015, as amended by Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of October 31, 2016, between the Company and Computershare Trust Company, N.A.) until the date of the Company's 2018 Annual Meeting of Stockholders.

        On April 6, 2018, the Company and Computershare Trust Company, N.A entered into Amendment No. 2 to the Rights Agreement. Pursuant to Amendment No. 2, the Rights Agreement was amended to (i) extend the Final Expiration Date with respect to the Company's Rights (as defined under the Rights Agreement) until the date of the Company's 2018 Annual Meeting of Stockholders and (ii) exclude Monty J. Bennett, Archie Bennett Jr. and their respective Affiliates and Associates (each as defined in the Rights Agreement) from the definition of Acquiring Person.

        At the Company's 2018 Annual Meeting of Stockholders held on June 15, 2018, the Company's stockholders approved the extension of the Final Expiration Date to February 25, 2021.

Employees

        At April 20, 2018, Ashford Inc. had 104 corporate employees that directly or indirectly perform various acquisition, development, asset and investment management, capital markets, accounting, tax, risk management, legal, redevelopment, and corporate management functions for Ashford Inc., Ashford Trust and Braemar.

Emerging Growth Company Status

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act ("JOBS Act"), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies." These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, and exemptions from the requirements of holding a vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

        Although we are still evaluating the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting requirements that are available to us as long as we qualify as an emerging growth company, except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act.

        We, in general, remain as an emerging growth company for up to five full fiscal years following our separation from Ashford Trust. We would cease to be an emerging growth company and, therefore, become ineligible to rely on the above exemptions, if we:

  •
  have more than $1.07 billion in annual revenue in a fiscal year;

  •
  issue more than $1 billion of non-convertible debt during the preceding three-year period; or

  •
  become a "large accelerated filer" as defined in Exchange Act Rule 12b-2, which would occur after: (i) we have filed at least one annual report pursuant to the Exchange Act; (ii) we have been an SEC-reporting company for at least 12 months; and (iii) the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

 Access To Reports and Other Information

        We maintain a website at www.ashfordinc.com. On our website, we make available free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with the SEC. In addition, our Code of Business Conduct and Ethics, Code of Ethics for the Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, Corporate Governance Guidelines, and Board Committee Charters are also available free-of-charge on our website or can be made available in print upon request. The information contained on our website is expressly not incorporated by reference into this proxy statement/prospectus.

        All reports filed with the SEC may also be read and copied at the SEC's Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549-1090. Further information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. In addition, all of our filed reports can be obtained at the SEC's website at www.sec.gov.

Recent Developments with respect to the Company

        On January 8, 2018, we entered into an equity distribution agreement with B. Riley FBR, Inc., acting as sales agent (the "Equity Distribution Agreement"). Pursuant to the Equity Distribution Agreement, we may sell from time to time through the sales agent shares of our common stock having an aggregate offering price of up to $20.0 million. Sales of shares of our common stock, if any, may be made in negotiated transactions or transactions that are deemed to be "at-the-market" offerings as defined in Rule 415 of the Securities Act. We will pay the sales agent a commission, which in each case shall not be more than 2.0% of the gross sales price of the shares of our common stock sold through the sales agent. As of March 31, 2018, no shares of our common stock have been sold under this program.

        On February 27, 2018, the board of directors approved and adopted the Second Amended and Restated Bylaws of the Company, which contained a provision that required stockholders to meet certain ownership thresholds to initiate certain types of legal proceedings on behalf of the Company or against the Company or one of its directors or officers. On June 1, 2018, the board of directors adopted the Third Amended and Restated Bylaws of the Company, which Third Amended and Restated Bylaws do not include such provision or any similar provision.

        On March 1, 2018, the Company entered into a $35 million senior revolving credit facility with Bank of America, N.A. The credit facility provides for a three-year revolving line of credit and bears interest at a range of 3.0% to 3.50% over LIBOR, depending on the leverage level of the Company. There is a one-year extension option subject to the satisfaction of certain conditions. The new credit facility includes the opportunity to expand the borrowing capacity by up to $40 million to an aggregate size of $75 million. On March 21, 2018, the Company entered into the First Amendment to the credit facility (the "Amendment"). Pursuant to the Amendment, the financial covenant of consolidated tangible net worth was replaced with the consolidated net worth, and the Company is required to maintain consolidated net worth not less than 75% of the consolidated net worth as of September 30, 2017 plus 75% of the net equity proceeds of any future equity issuances by the Company.

        On April 4, 2018, the Company approved the form of Amended and Restated Indemnification Agreement (the "Indemnification Agreement") to be entered into by the Company and each of its directors and officers (the "Indemnitees") in connection with the 2016 reincorporation of the Company from Delaware to Maryland. Under the Indemnification Agreement, the Company has agreed effective as of October 31, 2016, among other things, to indemnify each Indemnitee, under the circumstances and to the extent provided therein, to the maximum extent provided by Maryland law in effect from time to time, against judgments, penalties, fines, settlements and expenses in connection with any action, suit or other proceeding to which Indemnitee is, or is threatened to be made, a party by reason of such Indemnitee's status as a director or officer of the Company or any predecessor thereof, including a proceeding by or in the right of the Company, and to advance to the Indemnitee all expenses incurred by the Indemnitee in connection with the foregoing.

Properties

Offices

        We lease our headquarters located at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

Legal Proceedings

        On December 11, 2015, a purported stockholder class action and derivative complaint challenging the Remington acquisition was filed in the Court of Chancery of the State of Delaware and styled as Campbell v. Bennett et al., Case No. 11796. The complaint names as defendants each of the members of the Company's board of directors, Archie Bennett, Jr., Mark A. Sharkey, MJB Investments GP, LLC and Remington Holdings GP, as well as the Company as a nominal defendant. The complaint alleges that the members of the Company's board of directors breached their fiduciary duties to the Company's stockholders in connection with the Remington acquisition and that Monty J. Bennett, Archie Bennett, Jr., Mark A. Sharkey, MJB Investments GP, LLC and Remington Holdings GP aided and abetted the purported breaches of fiduciary duty. In support of these claims, the complaint alleges, among other things, that the Company's board of directors engaged in an unfair process with Remington and the Bennetts and as a result the Company overpaid for the 80% limited partnership and 100% general partnership interests in Remington. The complaint also alleges that the proxy statement filed with the SEC contains certain materially false and/or misleading statements. The action seeks injunctive relief, including enjoining the special meeting of stockholders and any vote on the contribution or the stock issuances or rescinding the Remington acquisition if they are consummated, or in the alternative an award of damages, as well as unspecified attorneys' and other fees and costs, in addition to any other relief the court may deem proper. Since the filing of the complaint, the special meeting of stockholders and related vote occurred with the stockholders approving the acquisition. On March 24, 2017, the Remington acquisition was terminated and therefore this action is moot. On April 13, 2017, the Court of Chancery entered an order dismissing the action with prejudice as to the named plaintiff, and without prejudice as to all other members of the class. Pursuant to the order, the Court of Chancery retained jurisdiction solely for the purpose of determining the plaintiff's anticipated application for an award of mootness fees and reimbursement of expenses. After negotiations, and to eliminate any risk associated with the plaintiff's fee petition, the Company agreed to pay fees and expenses in the amount of $150,000 within five (5) days of the entry of an order closing the case in the second quarter of 2017. Accordingly, this amount was recorded within general and administrative expenses on our consolidated statements of operations for the year ended December 31, 2017. The Court of Chancery has not and will not pass any judgment on the fee payment. On July 17, 2017, the Court of Chancery entered a stipulation and order closing the case.

        Jesse Small v. Monty J. Bennett, et al., Case No. 24-C-16006020 (Md. Cir. Ct.) On November 16, 2016, Jesse Small, a purported stockholder of Braemar, commenced a derivative action in Maryland Circuit Court for Baltimore City asserting causes of action for breach of fiduciary duty, corporate waste, and declaratory relief against the members of the Braemar board of directors, David Brooks (collectively, the "Individual Defendants"), Ashford Inc. and Ashford LLC. Braemar is named as a nominal defendant. The complaint alleges that the Individual Defendants breached their fiduciary duties to Braemar by negotiating and approving the termination fee provision set forth in Braemar's advisory agreement with Ashford LLC, that Ashford Inc. and Ashford LLC aided and abetted the Individual Defendants' fiduciary duty breaches, and that the Braemar board of directors committed corporate waste in connection with Braemar's purchase of 175,000 shares of Ashford Inc. common stock. The complaint seeks monetary damages and declaratory and injunctive relief, including a declaration that the termination fee provision is unenforceable. The defendants filed motions to dismiss the complaint on March 24, 2017. On June 6, 2017, the plaintiff notified the court that the plaintiff intends to dismiss the action as moot and seek a mootness fee and costs. On July 25, 2017, the action was dismissed with prejudice as to the plaintiff. A hearing on the plaintiff's fee petition was held on October 25, 2017. On February 5, 2018, the court denied the plaintiff's fee petition.

        The Company is engaged in other various legal proceedings which have arisen but have not been fully adjudicated. The likelihood of loss for these legal proceedings, based on definitions within contingency accounting literature, ranges from remote to reasonably possible and to probable. Based on estimates of the range of potential losses associated with these matters, management does not believe the ultimate resolution of these proceedings, either individually or in the aggregate, will have a material adverse effect upon the financial position or results of operations of the Company. However, the final results of legal proceedings cannot be predicted with certainty and if the Company failed to prevail in one or more of these legal matters, and the associated realized losses were to exceed the Company's current estimates of the range of potential losses, the Company's financial position or results of operations could be materially adversely affected in future periods.

Market for Registrant's Common Equity, Related Stockholder Matters, and
Issuer Purchases of Equity Securities

Market Price and Dividend Information

        Our common stock has been listed and traded on the NYSE American under the symbol "AINC" since November 13, 2014. Prior to that time, there was no public market for our common stock. On July 6, 2018, there were approximately 105 holders of record. On July 6, 2018, the closing price of our common stock was $66.84. On April 5, 2018, the day prior to the announcement of the entry into the Combination Agreement, the closing price of our common stock was $96.00.

        The following table sets forth the high and low intraday sales prices of our common stock for the indicated periods:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2018 (through and as of July 6, 2018)
High	$102.00	$97.50	$69.02	—
Low	85.20	53.00	62.24	—
Close	95.71	64.80	66.84	—
2017
High	$62.66	$60.20	$65.70	$111.00
Low	43.00	47.50	47.03	59.95
Close	59.00	50.98	60.60	93.00
2016
High	$54.96	$64.23	$52.00	$48.27
Low	36.60	39.35	43.53	38.11
Close	45.59	50.00	47.65	43.14

Distributions and Our Distribution Policy

        Evaluation of our distribution policy and the decision to make a distribution is made solely at the discretion of the board of directors and is based on factors including, but not limited to, our ability to generate income, availability of existing cash balances, the performance of our business, capital requirements, applicable law, access to cash in the capital markets and other financing sources, general economic conditions and economic conditions that more specifically impact our business or prospects and other factors the board of directors deems relevant.

        Future distribution levels are subject to adjustment based upon any one or more of the factors set forth above, the matters discussed under "Risk Factors" in this proxy statement/prospectus or any other document we file with the SEC under the Exchange Act and other factors that the board of directors may, from time to time, deem relevant to consider when determining an appropriate distribution. Our board of directors may also determine not to make any distribution.

        The Company has never paid any cash dividend on its common stock. Future dividends, if, any, will be determined by our board of directors.

Equity Compensation Plan Information

        The following table sets forth certain information with respect to securities authorized and available for issuance under our equity compensation plans:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price Of Outstanding Options, Warrants, And Rights		Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	1,179,455	(2)	62.17	(2)	93,539	(1)
Equity compensation plans not approved by security holders	—		—		—

Total	1,179,455		62.17		93,539

(1)
As of December 31, 2017, 93,539 shares of our common stock, or securities convertible into 93,539 shares of our common stock, remained available for issuance under our 2014 Incentive Plan. As defined by the 2014 Incentive Plan, authorized shares automatically increase on January 1 of each year in an amount equal to 15% of the sum of (i) the fully diluted share count and (ii) the shares of common stock reserved for issuance under the Company's deferred compensation plan less shares available under the 2014 Incentive Plan as of December 31 of the previous year. Pursuant to the plan, we have 491,571 shares of our common stock, or securities convertible into 491,571 shares of our common stock, available for issuance under our 2014 Incentive Plan, as of January 1, 2018.

(2)
As of December 31, 2017, we have an obligation to issue 207,083 shares of our common stock with no strike price under our non-qualified deferred compensation plan ("DCP") for certain executive officers. The plan allows participants to defer up to 100% of their base salary and bonus and select an investment fund for measurement of the deferred compensation obligation. Distributions under the DCP are made in cash, unless the participant has elected Ashford Inc. common stock as the investment option, in which case any such distributions would be made in Ashford Inc. common stock. See further discussion in the Risk Factors section and note 16 to our consolidated financial statements.

Performance Graph

        The following graph compares the percentage change in the cumulative total stockholder return on our common stock with the cumulative total return of the S&P 500 Stock Index, and the Dow Jones Asset Manager Index for the period from November 13, 2014, the date our stock began trading on the NYSE American, through December 31, 2017, assuming an initial investment of $100 in stock on November 13, 2014, with reinvestment of dividends.

        The stock price performance shown below on the graph is not necessarily indicative of future price performance.

 Comparison Cumulative Total Returns

Among Ashford Inc., the S&P 500 and the Dow Jones Asset Manager Index

Purchases of Equity Securities by the Issuer

        Common Stock Repurchases—On December 5, 2017, the board of directors of Ashford Inc. approved a stock repurchase program (the "Repurchase Program") pursuant to which the Board granted a repurchase authorization to acquire shares of the Company's common stock, par value $0.01 per share having an aggregate value of up to $20 million. The Company did not repurchase any of its stock in 2017 or in the three months ended March 31, 2018.

SELECTED FINANCIAL DATA

        You should read the following selected financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Ashford Inc." and our historical financial statements and related notes included elsewhere in this proxy statement/prospectus.

        The selected financial information for periods beginning prior to our spin-off from Ashford Trust in November 2014 is a combination of the historical financial information for Ashford Trust's asset management business (comprised of Ashford LLC and certain assets, liabilities and operations of Ashford Trust OP), which was separated from Ashford Trust in November 2014. Our asset management business is reflected in the financial statements for such periods as if it were operated wholly within an entity separate from Ashford Trust, however there was no separate legal entity during such periods.

        The selected historical financial information as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, has been derived from the audited financial statements included elsewhere in this proxy statement/prospectus. The selected historical financial information as of December 31, 2015, 2014 and 2013, and for the years ended December 31, 2014 and 2013, has been derived from audited financial statements not included in this proxy statement/prospectus. The selected historical financial information as of March 31, 2018 and for the three months ended March 31, 2018 and 2017 are derived from the unaudited financial statements included elsewhere in this proxy statement/prospectus.

        The selected financial information below and the financial statements included elsewhere in this proxy statement/prospectus do not necessarily reflect what our results of operations, financial position and cash flows would have been if we had operated Ashford Trust's asset management business as a stand-alone publicly traded company during all periods presented, and, accordingly, this historical information should not be relied upon as an indicator of our future performance. The following table presents selected financial information (in thousands, except per share amounts):

	Three-Month Period Ended March 31,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Statements of Operations Data:
Total revenue	$48,168	$13,013	$81,573	$67,607	$58,981	$17,288	$960
Total expenses	$53,204	$15,149	$92,095	$70,064	$60,332	$63,586	$48,672
Net income (loss)	$(5,835)	$(2,723)	$(20,194)	$(12,403)	$(12,044)	$(47,081)	$(47,719)
Net income (loss) attributable to the Company	$(5,723)	$(2,385)	$(18,352)	$(2,396)	$(1,190)	$(46,410)	$(47,719)
Diluted income (loss) per common share	$(2.84)	$(1.34)	$(9.59)	$(2.56)	$(4.45)	$(23.43)	$(24.09)
Weighted average diluted common shares	2,115	2,046	2,067	2,209	2,203	1,981	1,981
Balance Sheet Data:
Cash and cash equivalents	$34,910	$36,480	$36,480	$84,091	$50,272	$29,597	$600
Total assets	$119,597	$114,810	$114,810	$129,797	$166,991	$49,230	$2,322
Total liabilities	$82,830	$78,742	$78,742	$38,168	$30,115	$33,912	$8,081
Total equity (deficit)	$32,105	$30,957	$30,957	$90,149	$136,636	$14,894	$(5,759)
Total liabilities and equity/deficit	$119,597	$114,810	$114,810	$129,797	$166,991	$49,230	$2,322
Other Data:
Cash flows provided by (used in):
Operating activities	$4,429	$10,580	$19,415	$84,858	$24,801	$(25,074)	$(22,445)
Investing activities	$(3,883)	$(144)	$(23,158)	$(4,865)	$(7,637)	$(3,471)	$(366)
Financing activities	$4,056	$(51,007)	$(44,534)	$(42,106)	$5,858	$57,542	$23,411

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ASHFORD INC.

        The following Management's Discussion and Analysis ("MD&A") is intended to help the reader understand our results of operations and financial condition. This MD&A is provided as a supplement to, and should be read in conjunction with, our audited financial statements and the accompanying notes thereto contained elsewhere in this proxy statement/prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under "Risk Factors" and elsewhere in this proxy statement/prospectus. See "Cautionary Statement Regarding Forward-Looking Statements."

 Overview

        We were formed as a Delaware corporation in April 2014 and became a public company on November 12, 2014, when Ashford Trust, a NYSE-listed REIT, completed the spin-off of our company through the distribution of our outstanding common stock to the Ashford Trust stockholders. Effective as of October 31, 2016, Ashford Inc. changed its state of incorporation from Delaware to Maryland. As of May 7, 2018, Ashford Trust beneficially owned approximately 598,000 shares of our common stock, representing approximately 28.4% of our company. Braemar holds approximately 195,000 shares, which represents approximately 9.3% ownership interest in Ashford Inc.

        Our principal business objective is to provide asset management and other advisory services to other entities. The Company seeks to grow in three primary areas; (i) expanding its existing platforms accretively and accelerating performance to earn incentive fees; (ii) starting new platforms for additional base and incentive fees; and (iii) investing in or incubating strategic businesses that can achieve accelerated growth through doing business with our existing platforms and by leveraging our deep knowledge and extensive relationships within the hospitality sector. Currently, we, through our operating subsidiary Ashford LLC, act as the advisor to Ashford Trust and Braemar. In our capacity as the advisor to Ashford Trust and Braemar, we are responsible for implementing the investment strategies and managing the day-to-day operations of Ashford Trust and Braemar, in each case subject to the supervision and oversight of the respective board of directors of such entity. We provide the personnel and services necessary to allow each of Ashford Trust and Braemar to conduct its business. We may also perform similar functions for new or additional platforms. We are not responsible, but may in the future be responsible, for managing the day-to-day operations of the individual hotel properties owned by either Ashford Trust or Braemar, which duties are, and will continue to be, the responsibility of the property management companies that operate the hotel properties owned by Ashford Trust and Braemar.

        As required for disclosure under the Fifth Amended and Restated Advisory Agreement with Braemar, for the trailing twelve months ended March 31, 2018, the total incremental expenses incurred (including all reimbursable expenses), as reasonably determined, in connection with providing services to Braemar under the Fifth Amended and Restated Advisory Agreement was $6.2 million.

Recent Developments

        On January 19, 2017, AIM entered into an Investment Management Agreement (the "Agreement") with AHT SMA, LP, a Delaware limited partnership ("Client") and a wholly-owned subsidiary of Ashford Trust to manage Ashford Trust's excess cash (the "Account"). Pursuant to the Agreement, Client retained and appointed AIM as the investment manager of Client. The Agreement will govern the relationship between Client and AIM, as well as grant AIM certain rights, powers and duties to act on behalf of Client. AIM will not be compensated by Client for its services under the Agreement.

Client bears all costs and expenses of the establishment and ongoing maintenance of the Account as well as all costs and expenses of AIM.

        On March 3, 2017, Ashford Inc. invested $1.3 million for an additional ownership interest in OpenKey, a consolidated VIE. On September 12, 2017, Ashford Inc. invested an additional $667,000 in OpenKey. On January 16, 2018, Ashford Inc. invested an additional $1.3 million in OpenKey. OpenKey is a hospitality focused mobile key platform that provides a universal smartphone app for keyless entry into hotel guestrooms. See notes 1, 2, 13, 14 and 17 to our audited consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        On March 7, 2017, AIM GP, the general partner of the AQUA U.S. Fund, provided written notice to the AQUA U.S. Fund's limited partners of its election to dissolve the AQUA U.S. Fund pursuant to Section 6.1(a) of the Second Amended and Restated Limited Partnership Agreement of the AQUA U.S. Fund as of March 31, 2017 (the "Dissolution Date"). In connection with the dissolution of the AQUA U.S. Fund, the AQUA Master Fund was liquidated in accordance with the laws of the Cayman Islands. The balance of all limited partners' capital accounts in the AQUA U.S. Fund, was distributed to limited partners in cash, and thereafter limited partners ceased to be a limited partner of the AQUA U.S. Fund. As of December 31, 2017, AQUA U.S. Fund has been fully dissolved.

        On April 6, 2017, Ashford Inc. entered into the Amended and Restated Limited Liability Company Agreement (the "Amended and Restated LLC Agreement") of Ashford Hospitality Holdings LLC, a Delaware limited liability company and a subsidiary of the Company ("Ashford Holdings"), in connection with the AHA Merger. Ashford Holdings is owned approximately 99.8% by Ashford Inc. and approximately 0.2% by noncontrolling interest holders. The terms of the Amended and Restated LLC Agreement are consistent with the terms of the Amended and Restated Limited Liability Company Agreement of Advisors LLC. The AHA Merger was effectuated in order to facilitate our investments in businesses that provide products and services to the hospitality industry. After the AHA Merger, Ashford Inc. serves as the sole manager of Ashford Holdings.

        On April 6, 2017, we acquired a 70% interest in Pure Rooms. Pure Rooms' patented 7-step purification process treats a room's surfaces, including the air, and removes up to 99% of pollutants. To consummate the acquisition, Ashford Hospitality Services LLC ("AHS"), a subsidiary of Ashford Inc., entered into an Amended and Restated Limited Liability Company Agreement (the "LLC Agreement") with PRE Opco, LLC ("Pure Rooms"), pursuant to which AHS became the sole owner of the common equity, or Series A Units. In conjunction with the LLC Agreement, AHS contributed $97,000 cash to Pure Rooms as required by the LLC Agreement. Pursuant to the Asset and Liability Contribution Agreement (the "Contribution Agreement"), by and among Pure Rooms (as contributee) and PAFR, LLC, the members of PAFR, LLC and Brault Enterprises, LLC (collectively, the "Sellers"), the Sellers contributed liabilities, net of assets, of the predecessor operating company, Pure Rooms NA, LLC, with a fair value of $532,000 in exchange for certain equity interests in Pure Rooms, including 30% of the Series A Units, 100% of the Series B-1 Units, and 50% of the Series B-2 Units. The fair value of the remaining equity consideration included $42,000 of Series A Units, $181,000 of Series B-1 Units, and $202,000 of Series B-2 Units, totaling $425,000. As a result of the Contribution Agreement, our equity interest in Pure Rooms was 70%. The results of operations of Pure Rooms have been included in our consolidated financial statements contained elsewhere in this proxy statement/prospectus from the date of acquisition. See note 4 to our audited consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        On April 13, 2017, OpenKey entered into a $1.5 million line of credit ("LOC") with Comerica Bank ("Comerica") that is secured by all of OpenKey's assets. The LOC matures on October 2018 and has an interest rate of prime plus 2.75%. In connection with the LOC, OpenKey granted Comerica a 10-year warrant to purchase approximately 28,000 shares of OpenKey's preferred stock at $1.61 per share. As of December 31, 2017, there were no borrowings outstanding under the LOC. See notes 2 and 6 to our audited consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        On June 9, 2017, Braemar's stockholders approved the Fourth Amended and Restated Braemar Advisory Agreement, which became effective on June 21, 2017. For more information, see note 17 to our audited consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        On November 1, 2017, we acquired an 85% controlling interest in a privately held company that conducts the business of J&S Audio Visual in the United States, Mexico, and the Dominican Republic ("J&S") for approximately $25.5 million. J&S provides an integrated suite of audio visual services including show and event services, hospitality services, creative services and design & integration services to its customers in various venues including hotels and convention centers in the United States, Mexico and the Dominican Republic. The purchase price consisted of (i) $19.2 million in cash of which $10.0 million was funded with a term loan, (ii) 70,318 shares of Ashford Inc. common stock, which was determined based on an agreed upon value of approximately $4.3 million using a thirty-day volume weighted average price per share of $60.44, and had an estimated fair value of approximately $5.1 million as of the acquisition date; and (iii) contingent consideration with an estimated fair value of approximately $1.2 million. The results of operations of J&S are included in our consolidated financial statements from the date of acquisition beginning on November 1, 2017.

        On December 5, 2017, the board of directors of the Company extended the Final Expiration Date with respect to the Company's Rights Agreement (each as defined under the Amended and Restated Rights Agreement, dated as of August 12, 2015, as amended by Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of October 31, 2016, between the Company and Computershare Trust Company, N.A.) until the date of the Company's 2018 Annual Meeting of Stockholders.

        On December 5, 2017, the board of directors of the Company approved a stock repurchase program (the "Repurchase Program") pursuant to which the Board granted a repurchase authorization to acquire shares of the Company's common stock, par value $0.01 per share having an aggregate value of up to $20 million. The Company did not repurchase any stock during the year ended December 31, 2017.

        On January 2, 2018, the Company issued 8,962 shares of common stock to the OpenKey redeemable noncontrolling interest holder in connection with the purchase of 519,647 shares of the outstanding membership interests in OpenKey, Inc. The common stock was issued pursuant to the exemption from the registration requirements under the Securities Act provided under Section 4(a)(2) thereunder.

        On January 8, 2018, we entered into the Equity Distribution Agreement. Pursuant to the Equity Distribution Agreement, we may sell from time to time through the sales agent shares of our common stock having an aggregate offering price of up to $20.0 million. Sales of shares of our common stock, if any, may be made in negotiated transactions or transactions that are deemed to be "at-the-market" offerings as defined in Rule 415 of the Securities Act. We will pay the sales agent a commission, which in each case shall not be more than 2.0% of the gross sales price of the shares of our common stock sold through the sales agent. As of December 31, 2017, no shares of our common stock have been sold under this program.

        On January 16, 2018, the Company closed on the acquisition of certain assets related to RED Hospitality & Leisure LLC ("RED") for $970,000 cash, comprised of a $750,000 deposit paid on December 11, 2017, which is reflected on our consolidated balance sheet as "other assets" as of December 31, 2017, and an additional $220,000 paid on January 16, 2018. The Company owns an 80% interest in RED, a premier provider of watersports activities and other travel and transportation services in the U.S. Virgin Islands. See note 22 to our audited consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        On February 27, 2018, the board of directors approved and adopted the Second Amended and Restated Bylaws of the Company, which contained a provision that required stockholders to meet certain ownership thresholds to initiate certain types of legal proceedings on behalf of the Company or against the Company or one of its directors or officers. On June 1, 2018, the board of directors adopted the Third Amended and Restated Bylaws of the Company, which Third Amended and Restated Bylaws do not include such provision or any similar provision.

        On March 1, 2018, the Company entered into a $35 million senior revolving credit facility with Bank of America, N.A. The credit facility provides for a three-year revolving line of credit and bears interest at a range of 3.0% to 3.50% over LIBOR, depending on the leverage level of the Company. There is a one-year extension option subject to the satisfaction of certain conditions. The new credit facility includes the opportunity to expand the borrowing capacity by up to $40 million to an aggregate size of $75 million.

        On March 12, 2018, the Board of Directors of Ashford Inc. appointed Mr. J. Robison Hays, III, as a Co-President and Chief Strategy Officer of the Company, appointed Mr. Jeremy J. Welter as a Co-President and Chief Operating Officer of the Company, and appointed David A. Brooks as Chief Transactions Officer, General Counsel and Secretary of the Company, effective March 12, 2018. Also on March 12, 2018, Mr. Douglas A. Kessler ceased to serve as the Company's President and was appointed to serve as Senior Managing Director of the Company, and Mr. David A. Brooks ceased to serve as the Company's Chief Operating Officer. On April 2, 2018, the Company announced the passing of long-time executive David A. Brooks, who served in multiple leadership roles with the Company and its advised platforms since 2003.

        On March 21, 2018, the Company entered into the First Amendment (the "Amendment") to Credit Agreement dated March 1, 2018 (the "Credit Facility"), with Ashford Hospitality Holdings LLC, a subsidiary of the Company, Bank of America, N.A., as administrative agent and letters of credit issuer, and the lenders from time to time party thereto. The Amendment is effective as of March 1, 2018, the date of the Credit Facility. Pursuant to the Amendment, the financial covenant of consolidated tangible net worth was replaced with the consolidated net worth, and the Company is required to maintain consolidated net worth not less than 75% of the consolidated net worth as of December 31, 2017, plus 75% of the net equity proceeds of any future equity issuances by Ashford Inc.

        On April 4, 2018, the Board of Directors of the Company approved the form of Amended and Restated Indemnification Agreement to be entered into by the Company and each of its directors and officers in connection with the 2016 reincorporation of the Company from Delaware to Maryland.

        On April 6, 2018, the Company signed the Combination Agreement providing for the Transactions as discussed elsewhere herein.

        On April 6, 2018, the Company and Computershare Trust Company, N.A., as Rights Agent, entered into Amendment No. 2 to the Amended and Restated Rights Agreement, dated as of August 12, 2015, as previously amended by Amendment No. 1 to the Amended and Restated Rights Agreement, dated October 31, 2016 (as amended, the "Rights Agreement"). Pursuant to Amendment No. 2, the Rights Agreement was amended to (i) extend the Final Expiration Date with respect to the Company's Rights (each as defined under the Rights Agreement) until the date of the 2018 annual meeting of stockholders and (ii) exclude Monty J. Bennett, Archie Bennett Jr. and their respective Affiliates and Associates (each as defined in the Rights Agreement) from the definition of "Acquiring Person."

        On April 23, 2018, in connection with the name change by Braemar, the Company entered into the Fifth Amended and Restated Advisory Agreement with Braemar (the "Fifth Amended and Restated

Advisory Agreement"). The Fifth Amended and Restated Advisory Agreement amends the prior amended and restated advisory agreement only to reflect the name change and does not amend or otherwise alter the rights of any of the parties thereto.

        On June 15, 2018, the date of the Company's 2018 Annual Meeting of Stockholders, the Company's stockholders approved the extension of the Final Expiration Date to February 25, 2021.

        On June 26, 2018, the Company entered into the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Amended and Restated Advisory Agreement (the "ERFP Agreement"), among the Company, Ashford Trust, Ashford LLC, Ashford Hospitality Limited Parntership ("AHLP") and Ashford TRS Corporation. The ERFP Agreement generally provides, among other things, that (i) Ashford LLC will make investments to facilitate the acquisition of properties by AHLP that are recommended by Ashford LLC, in an aggregate amount of up to $50 million (subject to increase to up to $100 million by mutual agreement), subject to certain conditions; (ii) the investments will equal 10% of the property acquisition price and will be made, either at the time of the property acquisition or at any time in the following two years, in exchange for furniture, fixture and equipment for use at the acquired property or any other property owned by AHLP; and (iii) the Company's advisory agreement with Ashford Trust will be amended generally to enhance the advisor's rights thereunder. The transactions contemplated by the ERFP Agreement are contingent upon the consummation of the Transactions.

Discussion of Presentation

        The discussion below relates to the financial condition and results of continuing operations of Ashford Inc. and its majority-owned subsidiaries and entities which it controls.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2018 Compared to Three Months Ended March 31, 2017

        The following table summarizes the changes in key line items from our condensed consolidated statements of operations for the three months ended March 31, 2018 and 2017 (in thousands):

	Three Months Ended March 31,		Favorable (Unfavorable)
	2018	2017	$ Change	% Change
REVENUE
Advisory services	$22,532	$12,431	$10,101	81.3%
Audio visual	23,310	—	23,310
Other	2,326	582	1,744	299.7%

Total revenue	48,168	13,013	35,155	270.2%
EXPENSES
Salaries and benefits	26,517	11,032	(15,485)	(140.4)%
Cost of revenues for audio visual	16,587	—	(16,587)
Depreciation and amortization	1,040	468	(572)	(122.2)%
General and administrative	6,295	3,649	(2,646)	(72.5)%
Impairment	1,919	—	(1,919)
Other	846	—	(846)

Total expenses	53,204	15,149	(38,055)	(251.2)%

OPERATING INCOME (LOSS)	(5,036)	(2,136)	(2,900)	(135.8)%
Interest expense	(143)	—	(143)
Amortization of loan costs	(23)	—	(23)
Interest income	112	33	79	239.4%
Dividend income	—	93	(93)	(100.0)%
Unrealized gain (loss) on investments	—	125	(125)	(100.0)%
Realized gain (loss) on investments	—	(200)	200	100.0%
Other income (expense)	(39)	(8)	(31)	(387.5)%

INCOME (LOSS) BEFORE INCOME TAXES	(5,129)	(2,093)	(3,036)	(145.1)%
Income tax (expense) benefit	(706)	(630)	(76)	(12.1)%

NET INCOME (LOSS)	(5,835)	(2,723)	(3,112)	(114.3)%
(Income) loss from consolidated entities attributable to noncontrolling interests	173	(25)	198	792.0%
Net (income) loss attributable to redeemable noncontrolling interests	(61)	363	(424)	(116.8)%

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$(5,723)	$(2,385)	$(3,338)	(140.0)%

        Net Income (Loss) Attributable to the Company.    Net loss attributable to the Company increased by $3.3 million, or 140.0%, to $5.7 million for the three months ended March 31, 2018 ("the 2018 quarter") compared to the three months ended March 31, 2017 ("the 2017 quarter") as a result of the factors discussed below.

        Total Revenue.    Total revenue increased by $35.2 million, or 270.2%, to $48.2 million for the 2018 quarter compared to the 2017 quarter. The increase was driven primarily by an increase of $10.7 million in REIT advisory revenue principally as a result of increased non-cash stock/unit-based compensation, $23.3 million in audio visual revenues from the acquisition of J&S, an increase of $294,000 in revenue from OpenKey and an increase of $886,000 in other services revenue from Pure

Rooms and RED. See notes 3 and 14 to our condensed consolidated financial statements. The changes in total revenue consisted of the following (in thousands):

	Three Months Ended March 31,		Favorable (Unfavorable)
	2018	2017	$ Change	% Change
Advisory services revenue:
Base advisory fee(1)	$10,711	$10,827	$(116)	(1.1)%
Incentive advisory fee(2)	452	771	(319)	(41.4)%
Reimbursable expenses(3)	1,949	2,116	(167)	(7.9)%
Non-cash stock/unit-based compensation(4)	9,292	(1,283)	10,575	824.2%
Other advisory revenue(5)	128	—	128

Total advisory services revenue(11)	22,532	12,431	10,101	81.3%
Audio visual revenue(6)	23,310	—	23,310
Other revenue:
Investment management reimbursements(7)(11)	182	417	(235)	(56.4)%
Debt placement fees(8)(11)	632	—	632
Claims management services(11)(12)	55	—	55
Lease revenue(9)(11)	252	140	112	80.0%
Other services(10)	1,205	25	1,180	4,720.0%

Total other revenue	2,326	582	1,744	299.7%

Total revenue	$48,168	$13,013	$35,155	270.2%

REVENUE BY SEGMENT(13)
REIT advisory	$23,653	$12,988	$10,665	82.1%
J&S	23,310	—	23,310
OpenKey	319	25	294	1,176.0%
Corporate and other	886	—	886

Total revenue	$48,168	$13,013	$35,155	270.2%

(1)
The decrease in base advisory fee is due to lower revenue of $220,000 from Ashford Trust partially offset by higher revenue of $104,000 from Braemar.

(2)
The decrease in incentive advisory fee is due to lower revenue of $319,000 from Braemar. The incentive advisory fee for the 2018 quarter includes the pro-rata portion of the third year installment of the Ashford Trust 2016 incentive advisory fee in the amount of $452,000 for which payment is due January 2019. The incentive advisory fee for the 2017 quarter includes the pro-rata portion of the second year installment of the Ashford Trust 2016 incentive advisory fee in the amount of $452,000 which was paid in January 2018 as well as the pro-rata portion of the third year installment of the Braemar 2015 incentive advisory fee, which was also paid in January 2018. Incentive fee payments are subject to meeting the December 31 FCCR Condition each year, as defined in our advisory agreements. Ashford Trust's annual total stockholder return did not meet the relevant incentive fee thresholds during the 2017 and 2015 measurement periods. Braemar's annual total stockholder return did not meet the relevant incentive fee thresholds during the 2017 and 2016 measurement periods.

(3)
The decrease in reimbursable expenses revenue is due to lower revenue of $38,000 from Ashford Trust and lower revenue of $129,000 from Braemar. Reimbursable expenses include overhead, internal audit, risk management advisory and asset management services.

(4)
The increase in non-cash stock/unit-based compensation revenue is due to higher revenue of $6.3 million from Ashford Trust and higher revenue of $4.2 million from Braemar. Non-cash stock/unit-based compensation revenue is associated with equity grants of Ashford Trust's and Braemar's common stock and LTIP units awarded to officers and employees of Ashford Inc. for which we recorded an offsetting expense in an equal amount included in "salaries and benefits." During the 2018 quarter, $6.7 million of non-cash stock/unit-based compensation revenue, including $4.5 million and $2.2 million from Ashford Trust and Braemar, respectively, related to accelerated vesting, in accordance with the terms of the awards, as a result of the passing of an executive in March 2018.

(5)
The increase in other advisory revenue is due to higher revenue of $128,000 from Braemar as a result of the $5.0 million cash payment received upon stockholder approval of the Fourth Amended and Restated Braemar Advisory Agreement in June 2017. The payment is included in "deferred income" on our condensed consolidated balance sheet and is being recognized over the initial ten-year term of the agreement.

(6)
The increase in audio visual revenue is due to higher revenue of $23.3 million, as a result of our acquisition of J&S.

(7)
The decrease in investment management reimbursements is due to lower revenue of $235,000 from Ashford Trust. Investment management reimbursements include AIM's management of Ashford Trust's excess cash under the Investment Management Agreement executed in 2017. AIM is not compensated for its services but is reimbursed for all costs and expenses.

(8)
The increase in debt placement fee revenue is due to higher revenue of $632,000 from Ashford Trust. Debt placement fees include revenues earned through provision of debt placement services by Lismore Capital, our wholly-owned subsidiary.

(9)
In connection with our key money transaction with our managed REITs, we lease furniture, fixtures and equipment to Ashford Trust and Braemar at no cost. A portion of the base advisory fee is allocated to lease revenue each period equal to the estimated fair value of the lease payments that would have been made.

(10)
The increase in other services revenue is due to higher revenue of $291,000 from Ashford Trust, higher revenue of $211,000 from Braemar and higher revenue of $678,000 from third parties. Other services revenue is associated with the provision of other hotel services by our consolidated subsidiaries, OpenKey, Pure Rooms and RED, to Ashford Trust, Braemar and other third parties.

(11)
Indicates REIT advisory revenue.

(12)
Claims management services include revenues earned through provision of insurance claim assessment and administration services.

(13)
See note 19 for discussion of segment reporting.

        Salaries and Benefits Expense.    Salaries and benefits expense increased by $15.5 million, or 140.4%, to $26.5 million for the 2018 quarter compared to the 2017 quarter. The change in salaries and benefits expense consisted of the following (in thousands):

	Three Months Ended March 31,
	2018	2017	$ Change
Cash salaries and benefits:
Salary expense	$6,258	$4,600	$1,658
Bonus expense	4,475	1,090	3,385
Benefits related expenses	2,174	1,013	1,161

Total cash salaries and benefits(1)	12,907	6,703	6,204
Non-cash equity-based compensation:
Stock option grants(2)	3,757	1,599	2,158
Pre spin-off Ashford Trust equity grants(3)	—	673	(673)
Ashford Trust & Braemar equity grants(4)	9,292	(1,283)	10,575

Total non-cash equity-based compensation	13,049	989	12,060
Non-cash (gain) loss in deferred compensation plan(5)	561	3,340	(2,779)

Total salaries and benefits	$26,517	$11,032	$15,485

(1)
The change in cash salaries and benefits expense is primarily due to fluctuations in the number of employees, salary and bonus awards, group insurance costs, payroll taxes and employee participation in the benefits offered. Cash salaries and benefits recorded in the 2018 quarter included $1.3 million of severance costs and $716,000 of additional bonus expense recorded upon receiving approval from the board of directors in the first quarter of 2018. The acquisitions of J&S effective November 1, 2017 and Pure Rooms effective April 6, 2017 contributed $1.3 million and $229,000, respectively, to the increase over the 2017 quarter.

(2)
The increase is primarily due to $2.5 million of expense related to the accelerated vesting of stock option awards upon the passing of one of our executive officers, in accordance with the terms of the awards, partially offset by forfeitures. See notes 2, 12 and 14 to our condensed consolidated financial statements.

(3)
As a result of our spin-off, we assumed all of the unrecognized equity-based compensation associated with prior Ashford Trust equity grants. As a result, we continued to recognize equity-based compensation expense related to these grants through the final vesting date in April 2017. See notes 2 and 12 to our condensed consolidated financial statements.

(4)
Equity grants of Ashford Trust's and Braemar's common stock and LTIP units are awarded to our officers and employees as part of our advisory agreements with each company, for which we record offsetting revenue in an equal amount. The increase is primarily attributable to $6.7 million of compensation expense related to the accelerated vesting of equity awards upon the passing of one of our executive officers, in accordance with the terms of the awards. See notes 2 and 12 to our condensed consolidated financial statements.

(5)
The DCP obligation is recorded as a liability in accordance with the applicable authoritative accounting guidance. The DCP obligation is carried at fair value with changes in fair value reflected in earnings. Losses in the 2018 quarter and the 2017 quarter are primarily attributable to an increase in the fair value of the DCP obligation. See note 13 to our condensed consolidated financial statements.

        Cost of Revenues for Audio Visual.    Cost of revenues for audio visual was $16.6 million during the 2018 quarter compared to $0 for the 2017 quarter, due to new costs associated with new audio visual revenues from the acquisition of J&S.

        Depreciation and Amortization Expense.    Depreciation and amortization expense increased by $572,000, or 122.2%, to $1.0 million for the 2018 quarter compared to the 2017 quarter, primarily as a result of furniture, fixtures and equipment additions related to software implementation, key money assets and the 2017 J&S acquisition. The increase was also due to the amortization of intangible assets related to the 2017 acquisitions of J&S and Pure Rooms. See note 4 to our condensed consolidated financial statements. Depreciation and amortization expense for the 2018 quarter excludes depreciation expense related to audio visual equipment of $430,000 which is included in cost of revenues for audio visual.

        General and Administrative Expense.    General and administrative expenses increased by $2.6 million, or 72.5%, to $6.3 million for the 2018 quarter compared to the 2017 quarter. The change in general and administrative expense consisted of the following (in thousands):

	Three Months Ended March 31,
	2018	2017	$ Change
Professional fees(1)	$2,486	$1,881	$605
Office expense(1)	1,949	641	1,308
Public company costs	230	273	(43)
Director costs	275	137	138
Travel and other expense(1)	1,328	658	670
Non-capitalizable costs—software implementation	27	59	(32)

Total general and administrative	$6,295	$3,649	$2,646

(1)
The increase in expense is primarily due to our investments in J&S, Pure Rooms and RED.

        Impairment.    Impairment of capitalized software implementation costs was $1.9 million during the 2018 quarter compared to $0 for the 2017 quarter. See notes 2 and 14 to our condensed consolidated financial statements.

        Other.    Other operating expense was $846,000 and $0 for the 2018 quarter and the 2017 quarter, respectively. Other operating expense includes cost of goods sold and royalties associated with OpenKey, Pure Rooms and RED as well as expense from the increase in fair value of contingent consideration related to the J&S acquisition. See note 7 to our condensed consolidated financial statements.

        Interest Expense.    Interest expense was $143,000 and $0 for the 2018 quarter and the 2017 quarter, respectively, related to the notes payable, lines of credit and capital leases held by our consolidated subsidiaries. See notes 2 and 6 to our condensed consolidated financial statements.

        Amortization of Loan Costs.    Amortization of loan costs was $23,000 and $0 for the 2018 quarter and the 2017 quarter, respectively, related to the notes payable and lines of credit held by our consolidated subsidiaries. See notes 2 and 6 to our condensed consolidated financial statements.

        Interest Income.    Interest income was $112,000 and $33,000 for the 2018 quarter and the 2017 quarter, respectively.

        Dividend Income.    Dividend income was $0 and $93,000 for the 2018 quarter and the 2017 quarter, respectively, related to investments held by the AQUA U.S. Fund which was fully dissolved during the year ended December 31, 2017.

        Unrealized Gain (Loss) on Investments.    Unrealized gain on investments was $0 for the 2018 quarter and $125,000 for the 2017 quarter, primarily related to investments held by the AQUA U.S. Fund which was fully dissolved during the year ended December 31, 2017. The unrealized gain (loss) on investments is based on changes in closing market prices during the period.

        Realized Gain (Loss) on Investments.    Realized loss on investments was $0 for the 2018 quarter and $200,000 in the 2017 quarter. The realized loss on investments is related to options on futures contracts and investments held by the AQUA U.S. Fund which was fully dissolved during the year ended December 31, 2017.

        Other Income (Expense).    Other expense was $39,000 and $8,000 in the 2018 quarter and the 2017 quarter, respectively.

        Income Tax Benefit (Expense).    Income tax expense increased by $76,000, from $630,000 in the 2017 quarter to $706,000 in the 2018 quarter. Current tax expense decreased by $2.6 million, from $3.3 million in the 2017 quarter to $706,000 in the 2018 quarter, due to lower taxable income which was primarily the result of a larger pretax loss and deductions for bonus depreciation. The decrease in current tax expense was partially offset by a decrease in deferred tax benefit. Deferred tax benefit decreased by $2.7 million from $2.7 million in the 2017 quarter to $0 in the 2018 quarter.

        (Income) Loss from Consolidated Entities Attributable to Noncontrolling Interests.    The noncontrolling interests in consolidated entities were allocated a loss of $173,000 in the 2018 quarter and income of $25,000 in the 2017 quarter. See notes 2 and 14 to our condensed consolidated financial statements for more details regarding ownership interests, carrying values and allocations.

        Net (Income) Loss Attributable to Redeemable Noncontrolling Interests.    The redeemable noncontrolling interests were allocated income of $61,000 in the 2018 quarter and a loss of $363,000 in the 2017 quarter. Redeemable noncontrolling interests represented ownership interests in Ashford Holdings and certain of our consolidated subsidiaries. Prior to April 6, 2017, the noncontrolling interests represented ownership interests in Ashford LLC. See note 1to our condensed consolidated financial statements. For a summary of ownership interests, carrying values and allocations, see notes 2, 11, and 14 to our condensed consolidated financial statements.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

        The following table summarizes the changes in key line items from our consolidated statements of operations for the years ended December 31, 2017 and 2016 (in thousands):

	Year Ended December 31,		Favorable (Unfavorable)
	2017	2016	$ Change	% Change
REVENUE
Advisory services	$65,982	$67,228	$(1,246)	(1.9)%
Audio visual	9,186	—	9,186
Other	6,405	379	6,026	1,590.0%

Total revenue	81,573	67,607	13,966	20.7%
EXPENSES
Salaries and benefits	61,223	52,436	(8,787)	(16.8)%
Cost of revenues for audio visual	7,757	—	(7,757)
Depreciation and amortization	2,527	1,174	(1,353)	(115.2)%
General and administrative	17,363	16,454	(909)	(5.5)%
Impairment	1,072	—	(1,072)
Other	2,153	—	(2,153)

Total expenses	92,095	70,064	(22,031)	(31.4)%

OPERATING INCOME (LOSS)	(10,522)	(2,457)	(8,065)	(328.2)%
Realized gain (loss) on investment in unconsolidated entity	—	(3,601)	3,601	100.0%
Unrealized gain (loss) on investment in unconsolidated entity	—	2,141	(2,141)	(100.0)%
Interest expense	(83)	—	(83)
Amortization of loan costs	(39)	—	(39)
Interest income	244	73	171	234.2%
Dividend income	93	170	(77)	(45.3)%
Unrealized gain (loss) on investments	203	2,326	(2,123)	(91.3)%
Realized gain (loss) on investments	(294)	(10,113)	9,819	97.1%
Other income (expense)	(73)	(162)	89	54.9%

INCOME (LOSS) BEFORE INCOME TAXES	(10,471)	(11,623)	1,152	9.9%
Income tax (expense) benefit	(9,723)	(780)	(8,943)	(1,146.5)%

NET INCOME (LOSS)	(20,194)	(12,403)	(7,791)	(62.8)%
(Income) loss from consolidated entities attributable to noncontrolling interests	358	8,860	(8,502)	(96.0)%
Net (income) loss attributable to redeemable noncontrolling interests	1,484	1,147	337	29.4%

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$(18,352)	$(2,396)	$(15,956)	(665.9)%

        Net Income (Loss) Attributable to the Company.    Net loss attributable to the Company increased $16.0 million, or 665.9%, to $18.4 million for the year ended December 31, 2017 ("2017") compared to the year ended December 31, 2016 ("2016") as a result of the factors discussed below.

        Total Revenue.    Total revenue increased $14.0 million, or 20.7%, to $81.6 million for 2017 compared to 2016. The increase was driven primarily by $9.2 million in audio visual revenues from the acquisition of J&S, an increase of $2.4 million in REIT advisory revenue and an increase of

$2.4 million in other services revenue from Pure Rooms and OpenKey. See note 17 to our consolidated financial statements. The changes in total revenue consisted of the following (in thousands):

	Year Ended December 31,
	2017	2016	$ Change
Advisory services revenue:
Base advisory fee(1)	$43,523	$43,043	$480
Incentive advisory fee(2)	3,083	3,083	—
Reimbursable expenses(3)	9,705	8,859	846
Non-cash stock/unit-based compensation(4)	9,394	12,243	(2,849)
Other advisory revenue(5)	277	—	277

Total advisory services revenue(11)	65,982	67,228	(1,246)
Audio visual revenue(6)	9,186	—	9,186
Other revenue:
Investment management reimbursements(7)(11)	1,976	—	1,976
Debt placement fees(8)(11)	1,137	—	1,137
Lease revenue(9)(11)	893	335	558
Other services(10)	2,399	44	2,355

Total other revenue	6,405	379	6,026

Total revenue	$81,573	$67,607	$13,966

REVENUE
REIT advisory(11)	$69,988	$67,563	$2,425
J&S(6)	9,186	—	9,186
Other services(10)	2,399	44	2,355

Total revenue	$81,573	$67,607	$13,966

(1)
The increase in base advisory fee is due to higher revenue of $24,000 from Ashford Trust and higher revenue of $456,000 from Braemar.

(2)
Incentive advisory fee includes the second year installment of the 2016 incentive fee in the amount of $1.8 million for 2017, earned in connection with our advisory agreement with Ashford Trust and the third year installment of the 2015 incentive fee in the amount of $1.3 million for 2017, earned in connection with our advisory agreement with Braemar. No incentive fee was earned from Ashford Trust or Braemar for the 2017 measurement period.

(3)
The increase in reimbursable expenses revenue is due to higher revenue of $1.5 million from Ashford Trust and lower revenue of $700,000 from Braemar. Reimbursable expenses include overhead, internal audit, insurance claims advisory and asset management services.

(4)
The decrease in non-cash stock/unit-based compensation revenue is due to higher revenue of $2.6 million from Ashford Trust and lower revenue of $5.5 million from Braemar. Non-cash stock/unit-based compensation revenue is associated with equity grants of Ashford Trust's and Braemar's common stock and LTIP units awarded to officers and employees of Ashford Inc. for which we recorded an offsetting expense in an equal amount included in "salaries and benefits."

(5)
The increase in other advisory revenue is due to higher revenue of $277,000 from Braemar as a result of the $5.0 million cash payment received upon stockholder approval of the Fourth Amended and Restated Braemar Advisory Agreement in June 2017. The payment is included in "deferred income" on our consolidated balance sheet and is being recognized over the initial ten-year term of the agreement.

(6)
The increase in audio visual revenue is due to higher revenue of $9.2 million from third parties, as a result of our acquisition of J&S.

(7)
The increase in investment management reimbursements is due to higher revenue of $2.0 million from Ashford Trust. Investment management reimbursements include AIM's management Ashford Trust's excess cash under the Investment Management Agreement executed in 2017. AIM is not compensated for its services but is reimbursed for all costs and expenses.

(8)
The increase in debt placement fee revenue is due to higher revenue of $913,000 from Ashford Trust and $224,000 from Braemar. Debt placement fees include revenues earned through provision of mortgage placement services by Lismore Capital, our wholly-owned subsidiary.

(9)
In connection with our key money transaction with our managed REITs, we lease furniture, fixtures and equipment to Ashford Trust and Braemar at no cost. A portion of the base advisory fee is allocated to lease revenue each period equal to the estimated fair value of the lease payments that would have been made.

(10)
The increase in other services revenue is due to higher revenue of $993,000 from Ashford Trust, higher revenue of $41,000 from Braemar and higher revenue of $1.3 million from third parties. Other services revenue is associated with the provision of other hotel services by our consolidated subsidiaries, Pure Rooms and OpenKey, to Ashford Trust, Braemar and other third parties.

(11)
Indicates REIT advisory revenue.

        Salaries and Benefits Expense.    Salaries and benefits expense increased $8.8 million, or 16.8%, to $61.2 million for 2017 compared to 2016. The change in salaries and benefits expense consisted of the following (in thousands):

	Year Ended December 31,
	2017	2016	$ Change
Cash salaries and benefits:
Salary expense	$20,140	$18,812	$1,328
Bonus expense	9,662	8,051	1,611
Benefits related expenses	3,398	4,134	(736)

Total cash salaries and benefits(1)	33,200	30,997	2,203
Non-cash equity-based compensation:
Stock option grants(2)	7,535	5,884	1,651
Pre spin-off Ashford Trust equity grants(3)	684	5,439	(4,755)
Ashford Trust & Braemar equity grants(4)	9,394	12,243	(2,849)

Total non-cash equity-based compensation	17,613	23,566	(5,953)
Non-cash (gain) loss in deferred compensation plan(5)	10,410	(2,127)	12,537

Total salaries and benefits	$61,223	$52,436	$8,787

(1)
The change in cash salaries and benefits expense is primarily due to fluctuations in the number of employees, salary and bonus awards, group insurance costs, payroll taxes and employee participation in the benefits offered. The acquisitions of J&S and Pure Rooms in 2017 contributed $868,000 and $667,000, respectively, to the $2.2 million increase over 2016.

(2)
The increase in expense is due to additional stock options granted in 2017 with a three year vesting period for which there was no related expense in 2016. See notes 2, 15 and 17 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

(3)
As a result of our spin-off, we assumed all of the unrecognized equity-based compensation associated with prior Ashford Trust equity grants. As a result, we continued to recognize equity-

  based compensation expense related to these grants through the final vesting date in April 2017. The expense decreased each year as the Ashford Trust equity grants became fully vested. See notes 2 and 15 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

(4)
Equity grants of Ashford Trust's and Braemar's common stock and LTIP units are awarded to our officers and employees as part of our advisory agreements with each company, for which we record offsetting revenue in an equal amount. The decrease is primarily attributable to a decrease in the fair value of equity grants. See notes 2 and 15 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

(5)
The DCP obligation is recorded as a liability in accordance with the applicable authoritative accounting guidance. The DCP obligation is carried at fair value with changes in fair value reflected in earnings. The 2017 loss is primarily attributable to an increase in the fair value of the DCP obligation whereas the fair value of the DCP obligation decreased in 2016. See note 16 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Cost of Revenues for Audio Visual.    Cost of revenues for audio visual expense was $7.8 million for 2017 compared to $0 for 2016 as a result of our acquisition of J&S. Cost of revenues for audio visual for 2017 includes depreciation expense related to audio visual rental pool equipment of $411,000.

        Depreciation and Amortization Expense.    Depreciation and amortization expense increased $1.4 million, or 115.2%, to $2.5 million for 2017 compared to 2016, primarily as a result of furniture, fixtures and equipment additions related to software implementation, key money assets and the 2017 J&S acquisition. The increase was also due to the amortization of intangible assets related to the 2017 acquisitions of J&S and Pure Rooms. See note 4 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus. Depreciation and amortization expense for the year ended December 31, 2017, excludes depreciation expense related to audio visual rental pool equipment of $411,000, which is included in cost of revenues for audio visual.

        General and Administrative Expense.    General and administrative expenses increased $909,000, or 5.5%, to $17.4 million for 2017 compared to 2016. The change in general and administrative expense consisted of the following (in thousands):

	Year Ended December 31,
	2017	2016	$ Change
Professional fees(1)	$8,485	$6,558	$1,927
Office expense	3,678	3,485	193
Public company costs	1,078	1,055	23
Director costs	970	1,006	(36)
Travel and other expense	2,987	3,349	(362)
Non-capitalizable costs—software implementation(2)	165	1,001	(836)

Total general and administrative	$17,363	$16,454	$909

(1)
The increase in these costs is primarily due to investments in Pure Rooms, OpenKey and J&S. These increases were partially offset by a decrease in legal expense.

(2)
The decrease in these costs is primarily due to software project timing.

        Impairment.    Impairment of capitalized software implementation costs was $1.1 million during 2017 compared to $0 for 2016. See notes 2 and 17 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Other.    Other operating expense was $2.2 million and $0 for 2017 and 2016, respectively. Other operating expense includes cost of goods sold and royalties associated with Pure Rooms and OpenKey as well as expense from the increase in fair value of contingent consideration related to the J&S acquisition.

        Realized Gain (Loss) on Investment in Unconsolidated Entity.    We had no realized gain or loss on an investment in an unconsolidated entity in 2017. We recorded a realized loss in an unconsolidated investment fund of $3.6 million in 2016 for which AIM was the investment advisor.

        Unrealized Gain (Loss) on Investment in Unconsolidated Entity.    We recorded no unrealized gain (loss) on investment in unconsolidated entities in 2017. We recorded an unrealized gain in an unconsolidated investment fund of $2.1 million in 2016 for which AIM was the investment advisor.

        Interest Expense.    Interest expense was $83,000 and $0 for 2017 and 2016, respectively, related to the notes payable, lines of credit and capital leases held by our consolidated subsidiaries. See notes 2 and 6 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Amortization of Loan Costs.    Amortization of loan costs was $39,000 and $0 for 2017 and 2016, respectively, related to the notes payable and lines of credit held by our consolidated subsidiaries. See notes 2 and 6 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Interest Income.    Interest income was $244,000 and $73,000 for 2017 and 2016, respectively.

        Dividend Income.    Dividend income was $93,000 and $170,000 for 2017 and 2016, respectively, related to investments held by the AQUA U.S. Fund.

        Unrealized Gain (Loss) on Investments.    Unrealized gain on investments was $203,000 for 2017 and $2.3 million for 2016, primarily related to investments held by the AQUA U.S. Fund. The unrealized gain (loss) on investments is based on changes in closing market prices during the period.

        Realized Gain (Loss) on Investments.    Realized loss on investments was $294,000 for 2017 and $10.1 million in 2016. The realized loss on investments is related to investments held by the AQUA U.S. Fund and options on futures contracts.

        Other Income (Expense).    Other expense was $73,000 and $162,000 in 2017 and 2016, respectively.

        Income Tax Benefit (Expense).    Income tax expense increased $8.9 million, from $780,000 in 2016 to $9.7 million in 2017. The increase in income tax expense is primarily due to an increase in the valuation allowance of our deferred tax asset caused by the legal restructuring of our organizational structure in the second quarter of 2017 and enactment of the Tax Cuts and Jobs Act on December 22, 2017. As a result, our effective tax rates on income (loss) before income taxes for 2017 and 2016 were (92.9%) and (6.7%), respectively.

        (Income) Loss from Consolidated Entities Attributable to Noncontrolling Interests.    The noncontrolling interests in consolidated entities were allocated losses of $358,000 in 2017 and $8.9 million in 2016. See notes 2, 13 and 17 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus for more details regarding ownership interests, carrying values and allocations.

        Net (Income) Loss Attributable to Redeemable Noncontrolling Interests.    Net losses of $1.5 million and $1.1 million were allocated to redeemable noncontrolling interests in 2017 and 2016, respectively. Redeemable noncontrolling interests represented ownership interests in Ashford Holdings and certain of our consolidated subsidiaries. Prior to April 6, 2017, the noncontrolling interests represented ownership interests in Ashford LLC. See note 1 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus. For a summary of ownership interests, carrying values and allocations, see notes 2, 14, and 17 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

        The following table summarizes the changes in key line items from our consolidated statements of operations for the years ended December 31, 2016 and 2015 (in thousands):

	Year Ended December 31,		Favorable (Unfavorable)
	2016	2015	$ Change	% Change
REVENUE
Advisory services	$67,228	$58,546	$8,682	14.8%
Other	379	435	(56)	(12.9)%

Total revenue	67,607	58,981	8,626	14.6%
EXPENSES
Salaries and benefits	52,436	41,442	(10,994)	(26.5)%
Depreciation and amortization	1,174	799	(375)	(46.9)%
General and administrative	16,454	18,091	1,637	9.0%

Total expenses	70,064	60,332	(9,732)	(16.1)%

OPERATING INCOME (LOSS)	(2,457)	(1,351)	(1,106)	(81.9)%
Realized gain (loss) on investment in unconsolidated entity	(3,601)	—	(3,601)
Unrealized gain (loss) on investment in unconsolidated entity	2,141	(2,141)	4,282	200.0%
Interest income	73	352	(279)	(79.3)%
Dividend income	170	917	(747)	(81.5)%
Unrealized gain (loss) on investments	2,326	(2,490)	4,816	193.4%
Realized gain (loss) on investments	(10,113)	(5,110)	(5,003)	(97.9)%
Other income (expense)	(162)	(155)	(7)	(4.5)%

INCOME (LOSS) BEFORE INCOME TAXES	(11,623)	(9,978)	(1,645)	(16.5)%
Income tax (expense) benefit	(780)	(2,066)	1,286	62.2%

NET INCOME (LOSS)	(12,403)	(12,044)	(359)	(3.0)%
(Income) loss from consolidated entities attributable to noncontrolling interests	8,860	10,852	(1,992)	(18.4)%
Net (income) loss attributable to redeemable noncontrolling interests	1,147	2	1,145	57,250.0%

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$(2,396)	$(1,190)	$(1,206)	(101.3)%

        Net Income (Loss) Attributable to the Company.    Net loss attributable to the Company increased $1.2 million, or 101.3%, to $2.4 million for 2016 compared to the year ended December 31, 2015 ("2015") as a result of the factors discussed below.

        Total Revenue.    Total revenue increased $8.6 million, or 14.8% to $67.6 million in 2016. The changes in total revenue consisted of the following (in thousands) See note 17 to our consolidated financial statements:

	Year Ended December 31,
	2016	2015	$ Change
Advisory services revenue:
Base advisory fee(1)	$43,043	$42,481	$562
Incentive advisory fee(2)	3,083	1,274	1,809
Reimbursable expenses(3)	8,859	8,480	379
Non-cash stock/unit-based compensation(4)	12,243	6,311	5,932

Total advisory services revenue	67,228	58,546	8,682
Other revenue:
Non-advisory expense reimbursements	—	195	(195)
Investment advisory revenue	—	141	(141)
Lease revenue(5)	335	99	236
Other services	44	—	44

Total other revenue	379	435	(56)

Total revenue	$67,607	$58,981	$8,626

(1)
The increase in base advisory fee revenue is due to higher revenue of $867,000 from Ashford Trust and lower revenue of $305,000 from Braemar.

(2)
Incentive advisory fee revenue for 2016, included the second year installment of the 2015 incentive fee in the amount of $1.3 million as earned in connection with our advisory agreement with Braemar and the first year installment of the 2016 incentive fee in the amount of $1.8 million earned in connection with our advisory agreement with Ashford Trust. Incentive advisory fee revenue for 2015, included the first year installment of the 2015 incentive fee in the amount of $1.3 million as earned in connection with our advisory agreement with Braemar. No incentive fee was earned for the 2016 measurement period from Braemar. No incentive fee was earned for the 2015 measurement period from Ashford Trust.

(3)
The increase in reimbursable expenses is due to lower revenue of $563,000 from Ashford Trust and higher revenue of $942,000 from Braemar. Reimbursable expenses include overhead, internal audit, insurance claims advisory and asset management services.

(4)
The increase in equity-based compensation revenue is due to higher revenue of $5.7 million from Ashford Trust and higher revenue of $223,000 from Braemar. Equity-based compensation revenue is associated with equity grants of Ashford Trust's and Braemar's common stock and LTIP units awarded to officers and employees of Ashford Inc. for which we recorded an offsetting expense in an equal amount included in "salaries and benefits."

(5)
In connection with our key money transaction with Braemar, we lease furniture, fixtures and equipment to Braemar at no cost. A portion of the base advisory fee is allocated to lease revenue each period equal to the estimated fair value of the lease payments that would have been made.

        Salaries and Benefits Expense.    Salaries and benefits expense increased $11.0 million, or 26.5%, to $52.4 million in 2016 compared to 2015. The change in salaries and benefits expense consisted of the following (in thousands):

	Year Ended December 31,
	2016	2015	$ Change
Cash salaries and benefits:
Salary expense	$18,812	$17,607	$1,205
Bonus expense	8,051	7,396	655
Benefits related expenses	4,134	3,377	757

Total cash salaries and benefits(1)	30,997	28,380	2,617
Non-cash equity-based compensation:
Pre spin-off Ashford Trust equity grants(2)	5,439	11,503	(6,064)
Stock option grants(3)	5,884	3,856	2,028
Ashford Trust & Braemar equity grants(4)	12,243	6,311	5,932

Total non-cash equity-based compensation	23,566	21,670	1,896
Non-cash (gain) loss in deferred compensation plan(5)	(2,127)	(8,608)	6,481

Total salaries and benefits	$52,436	$41,442	$10,994

(1)
The change in cash salaries and benefits expense is primarily due to fluctuations in the number of employees, salary and bonus awards, group insurance costs, payroll taxes and employee participation in the benefits offered.

(2)
As a result of the spin-off, we assumed all of the unrecognized equity-based compensation associated with prior Ashford Trust equity grants. As a result, we will continue to recognize equity-based compensation expense related to these grants through the final vesting date in April 2017. The expense decreases each year as the Ashford Trust equity grants become fully vested. See note 15 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

(3)
The increase in expense is due to stock options granted in 2016 with a three year vesting period. See note 15 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

(4)
Equity grants of Ashford Trust's and Braemar's common stock and LTIP units awarded to our officers and employees, for which we record offsetting revenue in an equal amount. The increase is primarily attributable to additional equity grants. See notes 2 and 15 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

(5)
The DCP obligation is recorded as a liability in accordance with the applicable authoritative accounting guidance. The DCP obligation is carried at fair value with changes in fair value reflected in earnings. See note 16 to our consolidated financial statements.

        Depreciation Expense.    Depreciation expense increased $375,000, or (46.9)%, to $1.2 million in 2016 compared to 2015, as a result of furniture, fixtures and equipment additions.

        General and Administrative Expense.    General and administrative expenses decreased $1.6 million, or 9.0%, to $16.5 million in 2016 compared to 2015. The change in general and administrative expense consisted of the following (in thousands):

	Year Ended December 31,
	2016	2015	$ Change
Professional fees(1)	$6,558	$9,307	$(2,749)
Office expense	3,485	3,792	(307)
Public company costs	1,055	967	88
Director costs	1,006	1,079	(73)
Travel and other expense	3,349	2,766	583
Non-capitalizable costs—software implementation	1,001	180	821

Total general and administrative	$16,454	$18,091	$(1,637)

(1)
Professional fees decreased due to a decrease in professional and legal fees related to the proposed Remington Acquisition Agreement entered into on September 17, 2015. For further discussion, see note 17 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Realized Gain (Loss) on Investment in Unconsolidated Entity.    We recorded a realized loss in an unconsolidated investment fund of $3.6 million in 2016 for which AIM is the investment advisor. We had no realized gain or loss on an investment in an unconsolidated entity in 2015.

        Unrealized Gain (Loss) on Investment in Unconsolidated Entity.    We recorded an unrealized gain in an unconsolidated investment fund of $2.1 million in 2016 for which AIM is the investment advisor. We had an unrealized loss on an investment in an unconsolidated entity of $2.1 million in 2015.

        Interest Income (Expense).    Interest income was $73,000 and $352,000 for 2016 and 2015, respectively, related to investments held by the AQUA Fund.

        Dividend Income.    Dividend income was $170,000 and $917,000 for 2016 and 2015, respectively, related to investments held by the AQUA U.S. Fund.

        Unrealized Gain (Loss) on Investments.    Unrealized gain on investments was $2.3 million for 2016 and unrealized loss on investments was $2.5 million for 2015, primarily related to investment held by the AQUA U.S. Fund. The unrealized gain (loss) on investments is based on changes in closing market prices during the period.

        Realized Gain (Loss) on Investments.    Realized loss on investments was $10.1 million for 2016 and $5.1 million in 2015. The realized loss on investments is related to investments held by the AQUA U.S. Fund and options on futures contracts.

        Other Income (Expenses).    Other expenses were $162,000 and $155,000 in 2016 and 2015, respectively.

        Income Tax Expense.    Income tax expense decreased $1.3 million, from $2.1 million in 2015 to $780,000, in 2016. The decrease in income tax expense is primarily due to a decrease in income subject to tax at the federal and state level.

        Our effective tax rates on income (loss) before income taxes for the year ended December 31, 2016 and December 31, 2015, were (6.7%) and (20.7%), respectively. The decrease in the negative rate in 2016 as compared to 2015 was due to decreases in permanent differences and changes in the valuation allowance on our deferred tax assets. The portion of equity-based compensation expense related to LTIP units granted to Ashford Trust employees prior to the spin-off is not deductible for income tax purposes and is accounted for as a permanent difference.

        Income (Loss) from Consolidated Entities Attributable to Noncontrolling Interests.    The noncontrolling interests in consolidated entities were allocated losses of $8.9 million in 2016 compared to a loss of $10.9 million in 2015. At December 31, 2016, noncontrolling interests in consolidated entities represented ownership interests of 40% in Performance Holdco, 100% in the AQUA Fund and 13.63% in OpenKey with a total carrying value of $52.8 million. At December 31, 2015, noncontrolling interests in consolidated entities represented ownership interests of 40% in Performance Holdco, 100% in the AQUA Fund and 100% in OpenKey with a total carrying value of $104.5 million.

        Net (Income) Loss Attributable to Redeemable Noncontrolling Interests.    Net losses of $1.1 million and $2,000 were allocated to redeemable noncontrolling interests in 2016 and 2015, respectively. Redeemable noncontrolling interests represented ownership interests in Ashford LLC and ownership in the common stock of certain of our consolidated subsidiaries. For a summary of ownership interests, carrying values and allocations, see notes 2, 14, and 17 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

Liquidity and Capital Resources

        Our short-term liquidity requirements consist primarily of funds necessary for operating expenses primarily attributable to paying our employees. We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under our revolving credit facility.

        Our long-term liquidity requirements consist primarily of funds necessary to pay for operating expenses attributable to paying our employees, investments to grow our business, key money consideration and certain recent subsidiary financing transactions noted below. We expect to meet our long-term liquidity requirements through various sources of capital, including net cash provided by operations, future equity issuances and availability under our revolving credit facilities.

        On April 6, 2017, Pure Rooms entered into a term loan of $375,000 and a line of credit of $100,000 for which the creditor does not have recourse to Ashford Inc. The term loan has a fixed interest rate of 5.0% per annum with a stated maturity date of October 1, 2018. The line of credit has a variable interest rate of the Prime Rate plus 1.0%. There is no stated maturity date related to the line of credit as it is payable on demand; accordingly, the balance has been classified as a current liability on our consolidated balance sheet.

        On April 13, 2017, OpenKey entered into a Loan and Security Agreement ("Loan Agreement") for a line of credit in the amount of $1.5 million. The line of credit is secured by all of OpenKey's assets and matures on October 31, 2018 with an interest rate of Prime Rate plus 2.75%. Creditors do not have recourse to Ashford Inc. At December 31, 2017, there were no borrowings outstanding under the Loan Agreement. In connection with the line of credit, OpenKey granted the creditors a 10-year warrant to purchase approximately 28,000 shares of OpenKey's preferred stock at $1.61 per share. The fair value of the warrants, estimated to be $28,000, was recorded in noncontrolling interests in consolidated entities and debt issuance costs, which will be amortized over the term of the line of credit.

        On November 1, 2017, our J&S operating subsidiary entered into a series of financing transactions for which the creditors do not have recourse to Ashford Inc., including a $10.0 million term loan to finance the acquisition of J&S. The term loan bears interest at LIBOR plus 3.25% and matures on November 1, 2022. The subsidiary capitalized debt issuance costs of $231,000 associated with this financing, which are included as a reduction of notes payable on the consolidated balance sheet as of

December 31, 2017. In connection with the term loan, the subsidiary entered into an interest rate cap with an initial notional amount totaling $5.0 million and a strike rate of 4.0%. The fair value of the interest rate cap at December 31, 2017, was not material. The subsidiary also entered into a $3.0 million revolving credit facility which bears interest at LIBOR plus 3.25% and matures on November 1, 2022. During the year ended December 31, 2017, $1.7 million was drawn and approximately $924,000 of payments were made on the revolving credit facility. As of December 31, 2017, $2.2 million of credit was available under the revolving credit facility. These debt agreements contain various financial covenants that, among other things, require the maintenance of certain fixed charge coverage ratios. Our J&S operating subsidiary is currently in compliance with all financial covenants. Creditors do not have recourse to Ashford Inc.

        Also on November 1, 2017, in connection with the acquisition of J&S, our J&S operating subsidiary entered into a $2.0 million term loan agreement and a $3.0 million equipment note. These loans each bear interest at LIBOR plus 3.25% and mature on November 1, 2022. During the year ended December 31, 2017, no amounts were drawn on either loan.

        On December 5, 2017, the board of directors of Ashford Inc. approved the Repurchase Program pursuant to which the Board granted a repurchase authorization to acquire shares of the Company's common stock, par value $0.01 per share having an aggregate value of up to $20 million. No shares were repurchased in the year ended December 31, 2017 or in the three months ended March 31, 2018.

        On March 1, 2018, the Company entered into a $35 million senior revolving credit facility with Bank of America, N.A. The credit facility provides for a three-year revolving line of credit and bears interest at a range of 3.0% to 3.50% over LIBOR, depending on the leverage level of the Company. There is a one-year extension option subject to the satisfaction of certain conditions. The new credit facility includes the opportunity to expand the borrowing capacity by up to $40 million to an aggregate size of $75 million.

        On March 23, 2018, our RED operating subsidiary entered into a term loan of $750,000 and a revolving credit facility of $250,000 for which the creditor has recourse to Ashford Inc. Approximately $225,000 of the proceeds from the term loan are held in an escrow account, which is included in our consolidated balance sheet within "other assets" as of March 31, 2018. The term loan bears interest at the Prime Rate plus 1.75% and matures on April 5, 2025. The revolving credit facility bears interest at the Prime Rate plus 1.75% and matures on March 5, 2019. During the three months ended March 31, 2018, $15,000 was drawn on the revolving credit facility. As of March 31, 2018, $235,000 of credit was available under the revolving credit facility.

Sources and Uses of Cash

        As of March 31, 2018 and December 31, 2017, we had $34.9 million and $36.5 million of cash and cash equivalents, respectively, and $15.0 million and $9.1 million of restricted cash, respectively. As of December 31, 2017 and 2016, we had $36.5 million and $84.1 million of cash and cash equivalents, respectively, and $9.1 million and $9.8 million of restricted cash, respectively. As of December 31, 2017 and 2016, cash and cash equivalents included funds associated with the AQUA U.S. Fund in the amounts of $0 and $55.1 million, respectively.

        Net Cash Flows Provided by (Used in) Operating Activities.    Operating activities provided net cash flows of $4.4 million and $10.6 million for the three months ended March 31, 2018 and 2017, respectively. The lower cash flows provided by operating activities in the three months ended March 31, 2018, was primarily due to the timing of receipts of advisory fees from Ashford Trust and Braemar, timing of paying vendors and timing of operating subsidiaries' receipt of revenues. Operating activities provided net cash flows of $19.4 million and $84.9 million for the years ended December 31, 2017 and 2016, respectively. The higher cash flows provided by operating activities in the year ended December 31, 2016 was primarily a result of the liquidation of investments in securities held by the

AQUA U.S. Fund during the year ended December 31, 2016. Cash flows from operations is impacted by the timing of receipt of advisory fees from Ashford Trust and Braemar, timing of paying vendors and timing of operating subsidiaries' receipt of revenues.

        Net Cash Flows Provided by (Used in) Investing Activities.    For the three months ended March 31, 2018, investing activities used net cash flows of $3.9 million, which is attributable to purchases of furniture, fixtures and equipment, including audio visual equipment and computer software, of $2.7 million and a $1.2 million payment for assets related to RED Hospitality and Leisure LLC. For the three months ended March 31, 2017, investing activities used net cash flows of $144,000, which was attributable to purchases of computer software, furniture, fixtures and equipment of $159,000, partially offset by proceeds from disposal of furniture, fixtures and equipment, net of $15,000. For the year ended December 31, 2017, investing activities used net cash flows of $23.2 million, which is attributable to the acquisition of a controlling interest in J&S for $19.0 million (net of cash acquired of approximately $200,000), purchases of computer software, furniture, fixtures and equipment of $3.6 million and a $750,000 deposit for certain assets related to RED Hospitality and Leisure LLC, partially offset by $129,000 of cash acquired in the acquisition of Pure Rooms. For the year ended December 31, 2016, investing activities used net cash flows of $4.9 million, which was attributable to purchases of computer software, furniture, fixtures and equipment of $6.2 million partially offset by a distribution from an investment in an unconsolidated investment entity of $1.4 million.

        Net Cash Flows Provided by (Used in) Financing Activities.    For the three months ended March 31, 2018, net cash flows provided by financing activities was $4.1 million. These cash flows consisted of $2.7 million of contributions from noncontrolling interests in a consolidated entity, $1.4 million of proceeds from borrowings on notes payable, $412,000 of net borrowings on the J&S revolving credit facility, and net repayments in advances to employees of $105,000 associated with tax withholdings for restricted stock vestings, partially offset by $494,000 of payments on notes payable and $15,000 of loan cost payments. For the three months ended March 31, 2017, net cash flows used in financing activities was $51.0 million. These cash outflows consisted of $52.4 million of distributions to noncontrolling interests in consolidated entities and $24,000 for the repurchase of common stock, partially offset by $650,000 of contributions from noncontrolling interests in a consolidated entity and net repayments in advances to employees of $742,000 associated with tax withholdings for restricted stock vestings. For the year ended December 31, 2017, net cash flows used in financing activities was $44.5 million. These cash outflows consisted of $55.3 million of distributions to noncontrolling interests in consolidated entities, net advances to employees of $433,000 associated with tax withholdings for restricted stock vestings, $305,000 of payments on notes payable, $28,000 of loan cost payments, and $24,000 for the repurchase of common stock, partially offset by $10.0 million of proceeds from the term loan to finance the acquisition of J&S, $983,000 of contributions from noncontrolling interests in a consolidated entity and net borrowings on the J&S revolving credit facility of $629,000. For the year ended December 31, 2016, net cash flows used in financing activities was $42.1 million, which consisted of $44.1 million of distributions to noncontrolling interests in consolidated entities, utilization of excess tax benefit associated with stock-based compensation of $284,000, net repayments in advances to employees of $41,000 associated with tax withholdings for restricted stock vestings, $20,000 for the purchase of treasury shares associated with tax withholdings for restricted stock vestings, and $18,000 for cash redemptions of units, partially offset by $2.4 million of contributions from noncontrolling interests in a consolidated entity.

Off-Balance Sheet Arrangements

        In the normal course of business, we may form or invest in partnerships or joint ventures. We evaluate each partnership and joint venture to determine whether the entity is a VIE. If the entity is determined to be a VIE, we assess whether we are the primary beneficiary and need to consolidate the entity. For further discussion see notes 1 and 2 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

Contractual Obligations and Commitments

        The table below summarizes future obligations as of December 31, 2017 (in thousands). There have been no material changes, outside the ordinary course of business, to contractual obligations specified below since December 31, 2017.

	Payments Due by Period
	< 1 Year	1 - 3 Years	3 - 5 Years	>5 Years	Total
Contractual obligations:
Long-term debt obligations	$1,320	$2,000	$7,731	$—	$11,051
Estimated interest obligations(1)	516	852	639	—	2,007
Capital lease obligations	467	475	16	—	958
Operating lease obligations	1,118	1,720	1,007	1,607	5,452
Deferred compensation plan(2)	311	4,087	7,586	7,275	19,259
AIM Incentive Plan(3)	409	78	—	—	487

Total contractual obligations	$4,141	$9,212	$16,979	$8,882	$39,214

(1)
For variable-rate indebtedness, interest obligations are estimated based on the LIBOR and Prime interest rates as of December 31, 2017. We have assumed that the J&S credit facility balance remains outstanding at $814,000 until the maturity date of November 1, 2022 using the interest rate as of December 31, 2017.

(2)
Distributions under the deferred compensation plan are made in cash, unless the participant has elected Ashford Inc. common stock as the investment option, in which any such distributions would be made in Ashford Inc. common stock. The deferred compensation plan obligation is carried at fair value based on the underlying investment(s) (see note 16 to our consolidated financial statements).

(3)
Distributions under the AIM incentive plan will be made in cash within 45 days of March 31, 2018 and March 31, 2019. The AIM incentive plan obligation is carried at amortized fair value (see note 16 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus).

        Some of our loan agreements contain financial and other covenants. If we violate these covenants, we could be required to repay a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all. We were in compliance with all covenants at December 31, 2017.

Critical Accounting Policies

        Our accounting policies are fully described in note 2 to our audited consolidated financial statements contained elsewhere in this proxy statement/prospectus. We believe that the following discussion addresses our most critical accounting policies, representing those policies considered most vital to the portrayal of our consolidated financial condition and results of operations and requiring management's most difficult, subjective, and complex judgments.

        Revenue Recognition.    Advisory services revenue primarily consists of advisory and investment management fees and expense reimbursements that are recognized when services have been rendered. Advisory fees consist of base fees and incentive fees. For Ashford Trust, the quarterly base fee ranges from 0.70% to 0.50% per annum of the total market capitalization ranges from less than $6.0 billion to greater than $10.0 billion total market capitalization plus the Key Money Asset Management Fee, as defined in the respective advisory agreement, subject to certain minimums. Similarly, the Braemar base fee is fixed at 0.70% of Braemar's total market capitalization plus the Key Money Asset Management

Fee, as defined in the respective advisory agreement, subject to certain minimums. Reimbursements for overhead, travel expenses, risk management and internal audit services are recognized when services have been rendered. We also record advisory revenue for equity grants of Ashford Trust and Braemar common stock and Long-Term Incentive Plan ("LTIP") units awarded to our officers and employees in connection with providing advisory services equal to the fair value of the award in proportion to the requisite service period satisfied during the period, as well an offsetting expense in an equal amount included in "salaries and benefits." Incentive advisory fees are measured annually in each year that Ashford Trust's and/or Braemar's annual total stockholder return exceeds the average annual total stockholder return for each company's respective peer group, subject to the FCCR Condition, as defined in the advisory agreements. Incentive advisory fees are paid over a three-year period and each payment is subject to the FCCR Condition. Accordingly, incentive advisory fee revenue is recognized only when the amount earned is fixed and determinable and the FCCR Condition has been met. As incentive advisory fees are measured annually, we recognize revenue quarterly based on the amount that would be due pursuant to the applicable advisory agreement as of the interim balance sheet date in accordance with the authoritative accounting guidance. Debt placement fees include revenues earned through provision of mortgage placement services by Lismore Capital, our wholly-owned subsidiary, and are recognized based on a stated percentage of the loan amount when services have been rendered.

        Audio visual revenue primarily consists of revenue generated by providing event technology services such as audio visual services, audio visual equipment rental, staging and meeting services and event-related communication systems as well as related technical support, to our customers in various venues including hotels and convention centers. We recognize revenue when persuasive evidence of an arrangement exists, services have been rendered, the fee is fixed or determinable and collectability is reasonably assured. Revenue is recognized in the period in which services are provided pursuant to the terms of the contractual arrangements with our customers. We also evaluate whether it is appropriate to present (i) the gross amount that our customers pay for our services as revenue, and the related commissions paid to the venue as cost of revenue, or (ii) the net amount (gross revenue less the related commissions paid to the venue) as revenue. We are responsible for the delivery of the services, including providing the necessary labor and equipment to perform the services. We are subject to inventory risk, have latitude in establishing prices and selecting suppliers and, while in many cases the venue bills the end customer on our behalf, we bear the risk of collection from the customer. The venues' commissions are not dependent on collections. As a result, our revenue is primarily reported on a gross basis. Cost of revenues for audio visual principally includes commissions paid to venues, direct labor costs, the cost of equipment sub-rentals, depreciation of equipment, amortization of signing bonuses, as well as other costs such as supplies, freight, travel and other overhead from our venue and customer facing operations and any losses on equipment disposal.

        Certain of our consolidated entities enter into multiple element arrangements with customers. For such arrangements, we determine whether each of the individual deliverables in the arrangement qualify as a separate unit of accounting, which requires that the deliverable have standalone value upon delivery. We allocate arrangement consideration to the separate units of accounting using the relative selling price method, in which allocation of consideration is based on vendor-specific objective evidence ("VSOE") if available, third-party evidence ("TPE"), or if VSOE and TPE are not available, management's best estimate of a standalone selling price for the units of accounting. We limit the amount of arrangement consideration to amounts that are fixed or determinable. The arrangement consideration is recognized as revenue as the deliverables are provided to the customer, which is either up front for deliverables that have standalone value upon delivery, or ratably over the period of delivery.

        Income Taxes.    We are a taxable corporation for federal and state income tax purposes. Income tax expense includes U.S. federal and state income taxes and beginning in 2017 Mexico and Dominican Republic income taxes. In accordance with authoritative accounting guidance, we account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized. At December 31, 2017, we recorded a valuation allowance of $25.1 million to fully reserve our net deferred tax assets. At December 31, 2016, we recorded a valuation allowance of $6.1 million to partially reserve our net deferred tax assets. We have provided these allowances primarily because of operating losses incurred for each of the years for the three year period ending December 31, 2017. The losses represent significant negative evidence regarding the realizability of our deferred tax assets. Further, our legal entity restructuring on April 6, 2017 and the Tax Cuts and Jobs Act enacted on December 22, 2017 eliminated our ability to carry back future net operating losses against taxable income from prior periods, which is additional negative evidence regarding the reliability of our deferred tax assets.

        The "Income Taxes" topic of the Financial Accounting Standards Board's ("FASB") Accounting Standards Codification addresses the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. The guidance requires us to determine whether tax positions we have taken or expect to take in a tax return are more likely than not to be sustained upon examination by the appropriate taxing authority based on the technical merits of the positions. Tax positions that do not meet the more likely than not threshold would be recorded as additional tax expense in the current period. We analyze all open tax years, as defined by the statute of limitations for each jurisdiction, which includes the federal jurisdiction and various states. We classify interest and penalties related to underpayment of income taxes as income tax expense. We and our subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and cities, and beginning in 2017 in Mexico and the Dominican Republic. Tax years 2013 through 2017 remain subject to potential examination by certain federal and state taxing authorities.

        On December 22, 2017, President Trump signed the Tax Cuts and Jobs Act ("TCJA") into legislation. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period in which the new legislation is enacted. In the case of U.S. federal income taxes, the enactment date is the date the bill becomes law (i.e., upon presidential signature). With respect to this legislation, we recorded a one-time income tax expense of approximately $303,000 due to a revaluation of our net deferred tax assets resulting from the decrease in the corporate federal income tax rate from 35% to 21% and elimination of the ability to carryback net operating losses generated after December 31, 2017. We are in the process of analyzing certain other provisions of this legislation which may impact our effective tax rate. Additionally on December 22, 2017, the SEC staff issued Staff Accounting Bulletin No. 118 ("SAB 118") to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the TCJA. The Company has recognized the provisional tax impacts related to the revaluation of deferred tax assets and liabilities and included these amounts in its consolidated financial statements for the year ended December 31, 2017. The ultimate impact may differ from these provisional amounts, due to, among other things, additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued and actions the Company may take as a result of the TCJA. The accounting is expected to be complete on or before the date the 2017 U.S. income tax returns are filed in 2018.

        Equity-Based Compensation.    We adopted an equity incentive plan that provides for the grant of restricted or unrestricted shares of our common stock, options to purchase our common stock and other share awards, share appreciation rights, performance shares, performance units and other equity-based awards or any combination of the foregoing. Equity-based compensation included in "salaries and benefits" is accounted for at fair value based on the market price of the shares/options on the date of grant in accordance with applicable authoritative accounting guidance. The fair value is charged to compensation expense on a straight-line basis over the vesting period of the shares/options. Grants of restricted stock to independent directors are recorded at fair value based on the market price of our shares at grant date, and this amount is fully expensed in "general and administrative" expense as the grants of stock are fully vested on the date of grant. The amount of the expense may be subject to adjustment in future periods depending on the specific characteristics of the equity-based award and the application of the accounting guidance. Our officers and employees can be granted common stock and LTIP units from Ashford Trust and Braemar in connection with providing advisory services that result in expense, included in "salaries and benefits," equal to the fair value of the award in proportion to the requisite service period satisfied during the period, as well as offsetting revenue in an equal amount included in "advisory services" revenue.

        Acquisitions.    We account for acquisitions and investments in businesses as business combinations if the target meets the definition of a business and (a) the target is a VIE and we are the target's primary beneficiary, and therefore we must consolidate its financial statements, or (b) we acquire more than 50% of the voting interest of the target and it was not previously consolidated. We record business combinations using the acquisition method of accounting, which requires all of the assets acquired and liabilities assumed to be recorded at fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net tangible and intangible assets acquired is recorded as goodwill. The application of the acquisition method of accounting for business combinations requires management to make significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed in order to properly allocate purchase price consideration between assets that are depreciated and amortized from goodwill. The fair value assigned to tangible and intangible assets acquired and liabilities assumed are based on management's estimates and assumptions, as well as other information compiled by management, including valuations that utilize customary valuation procedures and techniques. Significant assumptions and estimates include, but are not limited to, the cash flows that an asset is expected to generate in the future, the appropriate weighted-average cost of capital, and the cost savings expected to be derived from acquiring an asset, if applicable. If the actual results differ from the estimates and judgments used in these estimates, the amounts recorded in the consolidated financial statements may be exposed to potential impairment of the intangible assets and goodwill.

        If our investment involves the acquisition of an asset or group of assets that does not meet the definition of a business, the transaction is accounted for as an asset acquisition. An asset acquisition is recorded at cost, which includes capitalizing transaction costs, and does not result in the recognition of goodwill.

        Recently Adopted Accounting Standards.    In May 2014, the FASB issued ASU 2014-09, also referred to as "ASC 606" Revenue from Contracts with Customers. The core principle of the guidance is that an entity shall recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity is required to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved. ASC 606 also specifies the accounting for certain costs to obtain or fulfill a contract with a customer. In addition, the new guidance requires improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized.

        Effective January 1, 2018, we adopted the new standard using the modified retrospective approach. Based on our assessment, adoption of the new guidance did not require a cumulative-effect adjustment to the opening retained earnings on January 1, 2018. We expect the new standard's impact on net income will be immaterial on an ongoing annual basis; however, the Company does anticipate that the new standard will have an impact on its revenues in interim periods due to timing. The primary impact of adopting the new standard relates to the timing of recognition of incentive advisory fees, which are a form of variable consideration and therefore must be (i) deferred until such fees are probable of not being subject to significant reversal, and (ii) tied to a performance obligation in the contract with the customer so that revenue recognition depicts the transfer of the related advisory services to the customer. Accordingly, the Company will no longer record incentive advisory fee revenue in interim periods prior to the fourth quarter of the year in which the incentive fee is measured. The Company expects that this could impact its revenues in future interim periods, but we are unable to estimate the impact because future incentive advisory fees are calculated based on future changes in total stockholder return of our REIT clients compared to the total stockholder return of their respective peer group. We do not expect any material changes in revenue recognition for audio visual, investment management reimbursements, debt placement fees, claims management services revenue, lease revenue or other services revenue. See note 3 for additional information regarding our adoption of ASC 606.

        In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities ("ASU 2016-01"), which requires an entity to: (i) measure equity investments at fair value through net income, with certain exceptions; (ii) present in OCI the changes in instrument-specific credit risk for financial liabilities measured using the fair value option; (iii) present financial assets and financial liabilities by measurement category and form of financial asset; (iv) calculate the fair value of financial instruments for disclosure purposes based on an exit price; and (v) assess a valuation allowance on deferred tax assets related to unrealized losses of AFS debt securities in combination with other deferred tax assets. ASU 2016-01 provides an election to subsequently measure certain nonmarketable equity investments at cost less any impairment and adjusted for certain observable price changes. It also requires a qualitative impairment assessment of such equity investments and amends certain fair value disclosure requirements. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Certain provisions of ASU 2016-01 are eligible for early adoption. In February 2018, the FASB issued ASU 2018-03, as technical corrections and improvements to amend and clarify certain aspects of the guidance issued in ASU 2016-01. We have adopted this standard effective January 1, 2018, and the adoption of this standard did not have a material impact on our condensed consolidated financial statements and related disclosures.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments—a consensus of the Emerging Issues Task Force ("ASU 2016-15"). The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. Certain issues addressed in this guidance include debt payments or debt extinguishment costs, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, distributions received from equity method investments and beneficial interests in securitization transactions. We have adopted this standard effective January 1, 2018, and the adoption of this standard did not have a material impact on our condensed consolidated financial statements and related disclosures.

        In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805)—Clarifying the Definition of a Business ("ASU 2017-01"), which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether a transaction should be accounted for as an acquisition (or disposal) of an asset or a business. We have adopted this standard effective January 1, 2018.

        In March 2016, the FASB issued ASU 2016-07, Simplifying the Transition to the Equity Method of Accounting ("ASU 2016-07"). The new standard requires an investor to apply the equity method of accounting only from the date it qualifies for that method, i.e., the date the investor obtains significant influence over the operating and financial policies of an investee. ASU 2016-07 eliminates the previous requirement to retroactively adjust the investment and record a cumulative catch up for the periods that the investment had been held, but did not qualify for the equity method of accounting. ASU 2016-07 is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2016. The amendments should be applied prospectively upon their effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. Early adoption is permitted. The adoption of ASU 2016-07 did not have a material impact on our consolidated financial statements or related disclosures.

        In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09") as part of the FASB simplification initiative. The new standard requires all excess tax benefits and tax deficiencies (including tax benefits of dividends on share-based payment awards) to be recognized as income tax expense or benefit on the income statement. The tax effects of exercised or vested awards should be treated as discrete items in the reporting period in which they occur. An entity also should recognize excess tax benefits, and assess the need for a valuation allowance, regardless of whether the benefit reduces taxes payable in the current period. ASU 2016-09 also requires excess tax benefits to be classified along with other income tax cash flows as an operating activity in the statement of cash flows. In addition, ASU 2016-09 increases the tax withholding requirements threshold to qualify for equity classification. ASU 2016-09 also clarifies that cash paid by an employer when directly withholding shares for tax withholding purposes should be classified as a financing activity. ASU 2016-09 provides an optional accounting policy election to be applied on an entity-wide basis to either estimate the number of awards that are expected to vest or account for forfeitures when they occur. ASU 2016-09 is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We have adopted this standard effective January 1, 2017, and the adoption of this standard did not have a material impact on our financial position, results of operations or cash flows.

        In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash ("ASU 2016-18"), which clarifies the presentation of restricted cash and restricted cash equivalents in the statements of cash flows. Under ASU 2016-18 restricted cash and restricted cash equivalents are included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statements of cash flows. ASU 2016-18 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We adopted this standard effective January 1, 2017 on a retrospective basis. The adoption of this standard resulted in the inclusion of restricted cash with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the consolidated statements of cash flows for all periods presented. As a result, net cash provided by operating activities increased $4.1 million in the year ended December 31, 2016 and $2.3 for the year ended December 31, 2015. Our beginning-of-period cash, cash equivalents and restricted cash increased $9.8 million and $5.7 million in 2017 and 2016, respectively.

        Recently Issued Accounting Standards—In February 2016, the FASB issued ASU 2016-02, Leases ("ASU 2016-02"). The new standard establishes a right-of-use ("ROU") model that requires a lessee to record an ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard requires a lessor to classify leases as either sales-type, finance or operating. A lease will be treated as a sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as a financing lease. If the lessor doesn't convey risks and rewards or control, an operating lease results. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases as well as for lessors for sales-type, direct financing, and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the condensed consolidated financial statements, with certain practical expedients available. The accounting for leases where we are the lessor remains largely unchanged. While we are currently in the initial stages of assessing the impact ASU 2016-02 will have on our condensed consolidated financial statements, we expect the primary impact to our condensed consolidated financial statements upon adoption will be the recognition, on a discounted basis, of any future minimum rentals due under noncancelable leases on our condensed consolidated balance sheets resulting in the recording of ROU assets and lease obligations.

        In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"). ASU 2016-13 sets forth an "expected credit loss" impairment model to replace the current "incurred loss" method of recognizing credit losses. The standard requires measurement and recognition of expected credit losses for most financial assets held. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for periods beginning after December 15, 2018. We are currently evaluating the impact that ASU 2016-13 will have on the condensed consolidated financial statements and related disclosures.

        In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment ("ASU 2017-04"), which removes the requirement to compare the implied fair value of goodwill with its carrying amount as part of step 2 of the goodwill impairment test. As a result, under ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value. However, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, ASU 2017-04 clarifies that an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. ASU 2017-04 is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are evaluating the impact that ASU 2017-04 will have on our condensed consolidated financial statements and related disclosures.

Quantitative and Qualitative Disclosures About Market Risk

        Our primary market risk exposures consist of changes in interest rates on borrowings under our debt instruments that bear interest at variable rates that fluctuate with market interest rates as well as foreign currency exchange rate risk.

        Interest Rate Risk.    At December 31, 2017, our total indebtedness of $11.9 million included $10.8 million of variable-rate debt. The impact on our results of operations of 100 basis point change in interest rate on the outstanding balance of variable-rate debt at December 31, 2017 would be approximately $100,000 annually. Interest rate changes have no impact on the remaining $1.1 million of fixed-rate debt.

        The amount above was determined based on the impact of a hypothetical interest rate on our borrowings and assumes no changes in our capital structure. As the information presented above includes only those exposures that existed at December 31, 2017, it does not consider exposures or positions that could arise after that date. Accordingly, the information presented herein has limited predictive value. As a result, the ultimate realized gain or loss with respect to interest rate fluctuations will depend on exposures that arise during the period, the hedging strategies at the time, and the related interest rates.

        At March 31, 2018, our total indebtedness of $13.5 million included $12.6 million of variable-rate debt. The impact on our results of operations of a 100 basis point change in interest rate on the outstanding balance of variable-rate debt at March 31, 2018, would be approximately $126,000 annually. Interest rate changes have no impact on the remaining $930,000 of fixed rate debt.

        The amount above was determined based on the impact of a hypothetical interest rate on our borrowings and assumes no changes in our capital structure. As the information presented above includes only those exposures that existed at March 31, 2018, it does not consider exposures or positions that could arise after that date. Accordingly, the information presented herein has limited predictive value. As a result, the ultimate realized gain or loss with respect to interest rate fluctuations will depend on exposures that arise during the period, the hedging strategies at the time, and the related interest rates.

        Foreign Exchange Risk.    The majority of our revenues, expenses and capital purchases are transacted in U.S. dollars. On November 1, 2017, we acquired a controlling interest in J&S Audiovisual, which has operations in Mexico and the Dominican Republic, and therefore we have exposure with respect to exchange rate fluctuations. Exchange rate gains or losses related to foreign currency transactions are recognized as transaction gains or losses in our income statement as incurred. We have chosen not to hedge foreign exchange risks related to our foreign currency denominated earnings and cash flows through the use of financial instruments. As of December 31, 2017, the impact to our net income of a 10% change (up or down) in the Mexican Peso exchange rate is estimated to be an increase or decrease of approximately $42,000 for the two months ended December 31, 2017. As of March 31, 2018, the impact to our net income of a 10% change (up or down) in the Mexican Peso exchange rate is estimated to be an increase or decrease of approximately $62,000 for the three months ended March 31, 2018. Operations in the Dominican Republic are not material.

ANTICIPATED ACCOUNTING TREATMENT OF THE TRANSACTIONS

        The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which is referred to as GAAP. If the Transactions are consummated, the Merger (whereby Ashford Inc. will survive and become a wholly owned subsidiary of New Holdco and, by virtue of such Merger, each issued and outstanding share of common stock of Ashford Inc. will be converted into one share of common stock, par value $0.01 of New Holdco) is expected to be accounted for as a common control transaction. The subsequent transfer of 100% of the equity interests in PM LLC from the Remington Sellers to New Holdco in exchange for the Aggregate Consideration (including $203,000,000 consisting of 8,120,000 shares of Series B Preferred Stock of New Holdco, with a liquidation preference of $25 per share) provided in the PM Contribution Agreement is expected to be accounted for as a business combination, in conformity with GAAP. New Holdco will be treated as the acquirer in the business combination for accounting purposes.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Unaudited Pro Forma Financial Statements of Ashford Holding Corp. and Subsidiaries

        The unaudited pro forma consolidated financial statements as of and for the three months ended March 31, 2018, and for the year ended December 31, 2017, have been derived from the historical (i) financial statements of Ashford Inc. and subsidiaries and (ii) combined carve-out financial statements of the Project Management Business (a carve-out of Remington Holdings, L.P.).

        The pro forma adjustments give effect to:

  (i)
  the acquisition of a 100% interest in PM LLC for $203.0 million in consideration in the form of 8,120,000 shares of Series B Convertible Preferred Stock of New Holdco at $25 per share;

  (ii)
  the impact of changes in tax laws to the pro forma consolidated statement of operations for the year ended December 31, 2017, which occurred subsequent to the dates of the financial statements of Ashford Inc. and the carve-out financial statements of the Project Management business; and

  (iii)
  the assumption by New Holdco of certain fees and expenses related to the Transactions (together with (i) and (ii), the "Pro Forma Transactions'').

        The unaudited pro forma consolidated balance sheet as of March 31, 2018, is presented to reflect adjustments to New Holdco's balance sheet (as successor to Ashford Inc.) as if the Pro Forma Transactions were completed on March 31, 2018. The unaudited pro forma consolidated statements of operations for the three months ended March 31, 2018, and for the year ended December 31, 2017, are presented as if the Pro Forma Transactions were completed on January 1, 2017.

        The unaudited pro forma financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of New Holdco would have been had the Pro Forma Transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma financial statements should be read in conjunction with:

  •
  the accompanying notes to the unaudited pro forma financial statements;

  •
  the audited consolidated financial statements and accompanying notes of Ashford Inc. contained elsewhere in this proxy statement/prospectus; and

  •
  the special purpose combined carve-out financial statements of the Project Management Business included in this proxy statement/prospectus.

 ASHFORD HOLDING CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of March 31, 2018

(in thousands, except share amounts)

	Historical Ashford Inc. (A)	Historical Remington Project Management (B)	Adjustments			Pro Forma Ashford Holding Corp.
ASSETS
Current assets:
Cash and cash equivalents	$34,910	$—	$—			$34,910
Restricted cash	15,045	4,333	—	(C	)	19,378
Accounts receivable, net	7,141		—	(C	)	7,141
Due from Ashford Trust OP	11,376	1,843	—	(C	)	13,219
Due from Braemar OP	96	438	—	(C	)	534
Inventories	1,137	—	—			1,137
Prepaid expenses and other	2,971	375	—	(C	)	3,346

Total current assets	72,676	6,989	—			79,665
Investments in unconsolidated entities	500	—	—			500
Furniture, fixtures and equipment, net	23,259	52	—	(C	)	23,311
Goodwill	13,103	—	52,974	(D	)	66,077
Intangible assets, net	9,472	—	188,800	(D	)	198,272
Other assets	587	—	—			587

Total assets	$119,597	$7,041	$241,774			$368,412

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$18,648	$1,766	$—	(C	)	$27,568
			7,154	(E	)
Due to affiliates	3,999	—	—			3,999
Deferred income	342	—	—			342
Deferred compensation plan	320	46	—	(C	)	366
Notes payable, net	1,736	—	—			1,736
Other liabilities	13,979	4,333	—	(C	)	18,312

Total current liabilities	39,024	6,145	7,154			52,323
Deferred income	12,852	—	—			12,852
Deferred tax liability, net	—	—	42,540	(D	)	31,420
			(11,120)	(F	)
Deferred compensation plan	19,420	—	—			19,420
Notes payable, net	11,534	—	—			11,534

Total liabilities	82,830	6,145	38,574			127,549

MEZZANINE EQUITY
Redeemable noncontrolling interests	4,662	—	—			4,662
Series B cumulative convertible preferred stock, $25 par value, 0 shares issued and outstanding at March 31, 2018, 8,120,000 shares issued and outstanding, as adjusted	—	—	200,130	(G	)	200,130
EQUITY
Preferred stock, $0.01 par value, 50,000,000 shares authorized:
Series A cumulative preferred stock, no shares issued and outstanding at March 31, 2018	—	—	—			—
Common stock, $0.01 par value, 100,000,000 shares authorized, 2,103,353 shares issued and outstanding at March 31, 2018	21	—	—			21
Additional paid-in capital	255,037	896	(896)	(C	)	255,037
Accumulated deficit	(224,281)	—	(7,154)	(E	)	(220,315)
			11,120	(F	)
Accumulated other comprehensive income (loss)	(232)	—	—			(232)

Total stockholders' equity of the Company	30,545	896	3,070			34,511
Noncontrolling interests in consolidated entities	1,560	—	—			1,560

Total equity	32,105	896	3,070			36,071

Total liabilities and equity	$119,597	$7,041	$241,774			$368,412

See Notes to Unaudited Pro Forma Financial Statements.

 ASHFORD HOLDING CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Three Months Ended March 31, 2018

(in thousands, except per share amounts)

	Historical Ashford Inc. (AA)	Historical Remington Project Management (BB)	Adjustments		Pro Forma Ashford Holding Corp.
Revenue
Advisory services	$22,532	$—	$—		$22,532
Audio visual	23,310	—	—		23,310
Project management	—	7,742	—		7,742
Other	2,326	95	—		2,421

Total revenue	48,168	7,837	—		56,005
Expenses
Salaries and benefits	26,517	3,064	—		29,581
Cost of revenues for audio visual	16,587	—	—		16,587
Depreciation and amortization	1,040	6	3,510	(CC)	4,556
General and administrative	6,295	480	(876)	(DD)	5,899
Impairment	1,919	—	—		1,919
Other	846	—	—		846

Total expenses	53,204	3,550	2,634		59,388

Operating income (loss)	(5,036)	4,287	(2,634)		(3,383)
Interest expense	(143)	—	—		(143)
Amortization of loan costs	(23)	—	—		(23)
Interest income	112	—	—		112
Dividend income	—	3	—		3
Realized gain (loss) on investments	—	(16)	—		(16)
Other income (expense)	(39)	1	—		(38)

Income (loss) before income taxes	(5,129)	4,275	(2,634)		(3,488)
Income tax (expense) benefit	(706)	(29)	1,692	(EE)	957

Net income (loss)	(5,835)	4,246	(942)		(2,531)
(Income) loss from consolidated entities attributable to noncontrolling interests	173	—	—		173
Net (income) loss attributable to redeemable noncontrolling interests	(61)	—	—		(61)

Net income (loss) attributable to the Company	(5,723)	4,246	(942)		(2,419)
Preferred dividends	—	—	(3,045)	(FF)	(3,045)
Amortization of preferred stock discount	—	—	(235)	(GG)	(235)

Net income (loss) attributable to common stockholders	$(5,723)	$4,246	$(4,222)		$(5,699)

Income (loss) per share—basic and diluted
Basic:
Net income (loss) attributable to common stockholders	$(2.73)			(HH)	(2.72)

Weighted average common shares outstanding—basic	2,094			(HH)	2,094

Diluted:
Net income (loss) attributable to common stockholders	$(2.84)			(II)	(2.83)

Weighted average common shares outstanding—diluted	2,115			(II)	2,115

See Notes to Unaudited Pro Forma Financial Statements.

 ASHFORD HOLDING CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2017

(in thousands, except per share amounts)

	Historical Ashford Inc. (AA)	Historical Remington Project Management (BB)	Adjustments		Pro Forma Ashford Holding Corp.
Revenue
Advisory services	$65,982	$—	$—		$65,982
Audio visual	9,186	—	—		9,186
Project management	—	28,685	—		28,685
Other	6,405	282	—		6,687

Total revenue	81,573	28,967	—		110,540
Expenses
Salaries and benefits	61,223	11,238	—		72,461
Cost of revenues for audio visual	7,757	—	—		7,757
Depreciation and amortization	2,527	44	10,941	(CC)	13,512
General and administrative	17,363	1,408	(200)	(DD)	18,571
Impairment	1,072	—	—		1,072
Other	2,153	—	—		2,153

Total expenses	92,095	12,690	10,741		115,526

Operating income (loss)	(10,522)	16,277	(10,741)		(4,986)
Interest expense	(83)	—	—		(83)
Amortization of loan costs	(39)	—	—		(39)
Interest income	244	—	—		244
Dividend income	93	9	—		102
Unrealized gain (loss) on investments	203	—	—		203
Realized gain (loss) on investments	(294)	20	—		(274)
Other income (expenses)	(73)	—	—		(73)

Income (loss) before income taxes	(10,471)	16,306	(10,741)		(4,906)
Income tax (expense) benefit	(9,723)	(90)	9,157	(EE)	(656)

Net income (loss)	(20,194)	16,216	(1,584)		(5,562)
(Income) loss from consolidated entities attributable to noncontrolling interests	358	—	—		358
Net (income) loss attributable to redeemable noncontrolling interests	1,484	—	—		1,484

Net income (loss) attributable to the Company	(18,352)	16,216	(1,584)		(3,720)
Preferred dividends	—	—	(11,165)	(FF)	(11,165)
Amortization of preferred stock discount	—	—	(1,950)	(GG)	(1,950)

Net income (loss) attributable to common stockholders	$(18,352)	$16,216	$(14,699)		$(16,835)

Income (loss) per share—basic and diluted
Basic:
Net income (loss) attributable to common stockholders	$(9.04)			(JJ)	$(8.29)

Weighted average common shares outstanding—basic	2,031			(JJ)	2,031

Diluted:
Net income (loss) attributable to common stockholders	$(9.59)			(KK)	$(8.85)

Weighted average common shares outstanding—diluted	2,067			(KK)	2,067

See Notes to Unaudited Pro Forma Financial Statements.

 Notes to Unaudited Pro Forma Consolidated Balance Sheet

  (A)
  Represents the historical consolidated balance sheet of Ashford Inc. as of March 31, 2018, included elsewhere in this proxy statement/prospectus.

  (B)
  Represents the historical consolidated balance sheet of the Project Management Business as of March 31, 2018, included elsewhere in this proxy statement/prospectus.

  (C)
  The carrying values of the historical assets and liabilities of the Project Management Business as of March 31, 2018, including the working capital balances, furniture, fixtures and equipment, net, and deferred compensation plan liability approximate fair value in the pro forma consolidated balance sheet as of March 31, 2018.

  (D)
  The following table represents the fair value of assets acquired and liabilities assumed not discussed in note (C) above (in thousands):

	Fair Value	Estimated Life
Assets
Intangible assets
Project management contracts	$188,800	30
Goodwill	52,974	Indefinite

	$241,774

Liabilities
Deferred tax liability, net	$42,540

	$42,540

      The goodwill balance is calculated as follows (in thousands):

Fair Value
Series B convertible preferred stock, net of discount	$200,130
Project management contracts	(188,800)
Deferred tax liability, net	42,540 (i)
Net assets acquired	(896)

Goodwill	$52,974

(i)
The GAAP implications of the Transactions' corporate tax structure are still being reviewed by the Company's tax experts and may result in the Company recording an additional entry upon closing of the Transaction to increase goodwill and the deferred tax liability by approximately $40 million.
  (E)
  Upon closing, New Holdco will pay up to an aggregate of $5.0 million of (i) the transaction expenses incurred by Remington or the project management companies (on behalf of themselves or their affiliates) in connection with the Transactions, including, among other things, one-half of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act and (ii) any bonus and other payments (including applicable taxes in respect thereof) made to employees and agents of the project management companies in connection with the closing of the Transactions. Also, New Holdco will incur a transaction fee of approximately $1.1 million upon closing and has incurred approximately $2.1 million of transaction costs to date ($8.2 million total). As noted in (DD) of the pro forma consolidated statement of operations, $1.1 million of transaction costs were expensed as of March 31, 2018, resulting in a pro forma adjustment of $7.1 million. Such amounts are not included in the pro forma consolidated statement of operations for the three months ended March 31, 2018, as these costs are considered to be nonrecurring in nature.

  (F)
  Represents the income tax adjustment associated with the reversal of the historical deferred tax asset valuation allowance on Ashford Inc.'s deferred tax assets upon completion of the transaction. This amount is not included in the pro forma consolidated statement of operations for the three months ended March 31, 2018, as this adjustment is considered to be nonrecurring in nature.

  (G)
  Represents the adjustment for New Holdco's acquisition of a 100% interest in the Project Management Business for $203.0 million in consideration in the form of 8,120,000 shares of Series B Convertible Preferred Stock at $25 per share. The initial value of the preferred stock is discounted by approximately $2.9 million due to the Series B Preferred Stock's increasing dividend rate over a three year period. The Series B Preferred Stock is redeemable at the option of the holder for cash in the event of a change of control. Such term of the Series B Preferred Stock requires it to be classified as mezzanine equity in the New Holdco pro forma consolidated balance sheet.

  Under the applicable authoritative accounting guidance, certain redeemable equity instruments should be classified outside of permanent equity (mezzanine equity) if they are redeemable for cash (1) at a fixed or determinable price on a fixed or determinable date, (2) at the option of the holder, or (3) upon the occurrence of an event that is not solely within the control of the issuer. As the preferred stock meets these criteria, it should be classified as mezzanine equity in the unaudited pro forma consolidated balance sheet.

Notes to Unaudited Pro Forma Consolidated Statement of Operations

  (AA)
  Represents the historical consolidated statements of operations of Ashford Inc. for the three months ended March 31, 2018, and the year ended December 31, 2017, included elsewhere in this proxy statement/prospectus.

  (BB)
  Represents the historical combined statement of income of Remington Project Management for the three months ended March 31, 2018, and the year ended December 31, 2017, included elsewhere in this proxy statement/prospectus.

  (CC)
  Represents amortization expense of intangible assets discussed in footnote (D) to the unaudited pro forma consolidated balance sheet. The amortization expense is not recognized on a straight-line basis, rather it is recognized in a manner that approximates the pattern of the assets' economic benefit to the Company over an estimated useful life of 30 years.

  (DD)
  Represents the elimination of nonrecurring costs directly attributable to the transaction for the three months ended March 31, 2018, and the year ended December 31, 2017.

  (EE)
  Represents the adjustment to income tax expense based on a blended federal and state tax rate of approximately 24% applied to both Ashford Inc. and the Remington Project Management Business. The enacted federal tax rate was 35% for 2017, however the 2018 enacted federal rate of 21% from the Tax Cuts and Jobs Act is a more meaningful representation of the tax expense on the combined businesses given the transaction is expected to close in 2018.

  (FF)
  Represents the preferred dividend on the 8,120,000 shares of Series B convertible preferred stock discussed in footnote (G) to the unaudited pro forma consolidated balance sheet based on an annual rate of 6.0% for the three months ended March 31, 2018, and 5.50% for the year ended December 31, 2017.

  (GG)
  Represents the amortization of the discount on the 8,120,000 shares of Series B convertible preferred stock discussed in footnote (G) to the unaudited pro forma consolidated balance sheet.

  (HH)
  Pro forma basic earnings per share for the three months ended March 31, 2018, is based on pro forma net loss attributable to common stockholders divided by 2.1 million weighted average basic shares outstanding. The transaction does not result in any additional issuances of Ashford Inc. common stock upon closing.

  (II)
  Pro forma diluted earnings per share for the three months ended March 31, 2018, is based on pro forma net loss attributable to common stockholders divided by 2.1 million weighted average diluted shares outstanding. Diluted earnings per share excludes any potential shares issued upon the conversion of the preferred stock as the effect would be anti-dilutive under the two-class method.

  (JJ)
  Pro forma basic earnings per share for the year ended December 31, 2017, is based on pro forma net loss attributable to common stockholders divided by 2.0 million weighted average basic shares outstanding. The transaction does not result in any additional issuances of Ashford Inc. common stock upon closing.

  (KK)
  Pro forma diluted earnings per share for the year ended December 31, 2017, is based on pro forma net loss attributable to common stockholders divided by 2.1 million weighted average diluted shares outstanding. Diluted earnings per share excludes any potential shares issued upon the conversion of the preferred stock as the effect would be anti-dilutive under the two-class method.

        The following table reconciles the amounts used in calculating historical and pro forma basic and diluted income (loss) per share (in thousands, except per share amounts):

	Three Months Ended March 31, 2018		Year Ended December 31, 2017
	Historical Ashford Inc. (AA)	Pro Forma Ashford Holding Corp.	Historical Ashford Inc. (AA)	Pro Forma Ashford Holding Corp.
Net income (loss) attributable to common stockholders—basic and diluted:
Net income (loss) attributable to the Company	$(5,723)	$(2,419)	$(18,352)	$(3,720)
Preferred dividends	—	(3,045)	—	(11,165)
Amortization of preferred stock discount	—	(235)	—	(1,950)

Distributed and undistributed net income (loss)—basic	$(5,723)	$(5,699)	$(18,352)	$(16,835)

Effect of contingently issuable shares	(282)	(282)	(1,465)	(1,465)
Net income (loss) attributable to redeemable noncontrolling interests in Ashford Holdings	(12)	(12)	—	—

Distributed and undistributed net loss—diluted	$(6,017)	$(5,993)	$(19,817)	$(18,300)

Weighted average common shares outstanding:
Weighted average common shares outstanding—basic	2,094	2,094	2,031	2,031

Effect of contingently issuable shares	17	17	36	36
Effect of assumed conversion of operating partnership units	4	4	—	—

Weighted average common shares outstanding—diluted	2,115	2,115	2,067	2,067

Income (loss) per share—basic:
Net income (loss) allocated to common stockholders per share	$(2.73)	$(2.72)	$(9.04)	$(8.29)

Income (loss) per share—diluted:
Net income (loss) allocated to common stockholders per share	$(2.84)	$(2.83)	$(9.59)	$(8.85)

 NO MARYLAND APPRAISAL RIGHTS

        Appraisal rights are not available to the Company's stockholders in connection with the Merger because, under Maryland law, stockholders are not entitled to vote on the Merger and, in general, appraisal rights are not available in Maryland on matters on which stockholders are not entitled to vote.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information as of March 31, 2018 regarding the ownership of our common stock by (i) each person who beneficially owns, directly or indirectly, more than 5% of our common stock, (ii) each of our directors, our chief executive officer and our two most highly compensated executive officers and (iii) all of our directors and executive officers as a group. In accordance with SEC rules, each listed person's beneficial ownership includes: (i) all shares the person owns beneficially; (ii) all shares over which the person has or shares voting or dispositive control (such as in the capacity of a general partner of an investment fund); and (iii) all shares the person has the right to acquire within 60 days. Except otherwise indicated, each person or entity identified below has sole voting and investment power with respect to such securities. As of March 31, 2018, we had an aggregate of 2,103,353 shares of common stock outstanding. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(6)
Monty J. Bennett	317,227	(2)(3)	14.4%
Dinesh P. Chandiramani	3,478		*
Darrell T. Hail	3,478		*
J. Robison Hays, III	40,077	(3)	1.9%
Uno Immanivong	946		*
John Mauldin	4,266		*
Brian Wheeler	3,478		*
David A. Brooks(4)	183,610	(3)	8.1%
Douglas A. Kessler	64,582	(3)	3.0%
Ashford Trust	598,163		28.4%
Braemar	194,880		9.3%
Raging Capital Management, LLC(5)	185,077		8.8%
All executive officers and directors as a group (12 persons)	736,927		29.4%

*
Denotes less than 1.0%.

(1)
Ownership includes common units in Ashford LLC, our operating company.

(2)
This number excludes the Company's obligation to issue common stock to Monty J. Bennett pursuant to the Company's deferred compensation plan. As of March 31, 2018, the Company has reserved an aggregate of 195,579 shares of common stock for issuance to Monty J. Bennett, which are issuable periodically over a five-year period that will begin in 2020. This number includes securities held directly by Ashford Financial Corporation, 50% of which is owned by Mr. Monty J. Bennett. Mr. Monty J. Bennett disclaims beneficial ownership in excess of his pecuniary interest in such securities.

(3)
This number includes shares of common stock issuable pursuant to vested stock options granted under our 2014 Incentive Plan as follows: Mr. Bennett—95,000 shares; Mr. Hays—30,000 shares; Mr. Brooks—150,882 shares; Mr. Kessler—35,000 shares.

(4)
Mr. Brooks passed away on March 29, 2018. We understand that, in accordance with applicable law, his shares are now owned by the Estate of David A. Brooks. Mr. Brooks was a named executive officer of the Company as of December 31, 2017 and, in accordance with the rules of the SEC, the shares owned by the Estate of David A. Brooks as of March 31, 2018 are included in this beneficial ownership table.

(5)
Based on information provided by Raging Capital Management, LLC, in Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on April 20, 2018. Per its Schedule 13D/A, Raging Capital Management, LLC does not have sole voting power or sole dispositive power over any of such shares and has shared voting and dispositive power over all of such shares. The principal business address of Raging Capital Management, LLC is Ten Princeton Avenue, P.O. Box 228, Rocky Hill, New Jersey 08553.

(6)
As of March 31, 2018, there were outstanding and entitled to vote 2,103,353 shares of common stock. The total number of shares outstanding used in calculating the percentage for each person assumes that the common units and vested options held by such person are redeemed for common stock, but none of the common units or vest options held by other persons are redeemed for common stock.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        This section of the proxy statement/prospectus describes certain relationships and related person transactions we have that could give rise to conflicts of interest. A "related transaction" is any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, since the beginning of our last fiscal year or currently proposed, in which: (i) our Company was or is to be a participant, (ii) the amount involved exceeds $120,000, and (iii) any related person had or will have a direct or indirect material interest.

        A "related person" means: (i) any director, director nominee or executive officer of the Company, (ii) any person known to the Company to be the beneficial owner of more than 5% of its outstanding voting stock at the time of the transaction, (iii) any immediate family member of either of the foregoing or (iv) a firm, corporation or other entity in which any of the foregoing is a partner or principal or in a similar position or in which such person has at least a 10% equity interest.

Conflict of Interest Policies

        We take conflicts of interest seriously and aim to ensure that transactions involving conflicts or potential conflicts are thoroughly examined and only approved by independent board members.

        Because we could be subject to various conflicts of interest arising from our relationships with Ashford Trust, Braemar, AIM, their respective affiliates and other parties, to mitigate any potential conflicts of interest, we have adopted a number of conflict of interest policies. Our bylaws require that, at all times, a majority of the Board be independent directors and our Corporate Governance Guidelines require that two-thirds of the board be independent directors at all times that we do not have an independent chairman.

        Our Corporate Governance Guidelines also provide that all decisions related to our advisory agreements with Ashford Trust and Braemar, our mutual exclusivity agreement with Remington and certain agreements with Ashford Trust that we entered into pursuant to our spin-off from Ashford Trust in 2014 be approved by a majority of the independent directors, except as specifically provided otherwise in such agreements.

        Finally, our directors also are subject to provisions of Maryland law that address transactions between Maryland corporations and our directors or other entities in which our directors have a material financial interest. Such transactions may be voidable under Maryland law, unless certain safe harbors are met. Our charter contains a requirement, consistent with one such safe harbor, that any transaction or agreement involving us, any of our wholly owned subsidiaries or our operating partnership and a director or officer or an affiliate or associate of any director or officer requires the approval of a majority of disinterested directors.

 Advisory Agreements and Relationships with Ashford Trust and Braemar

        We, through our operating subsidiary, Ashford LLC, advise Ashford Trust and Braemar in the management of their investments and day-to-day operations, subject to the supervision and oversight of the respective board of directors of such entities, pursuant to advisory agreements executed between Ashford LLC and each of Ashford Trust and Braemar. We may also perform similar services for new or existing platforms created by us, Ashford Trust or Braemar. We share many of the same executive officers with Ashford Trust and Braemar, and we all have one common director, Mr. Monty J. Bennett, our Chief Executive Officer and Chairman.

Advisory Agreement with Ashford Trust

        Our advisory agreement with Ashford Trust has an initial 10-year term that expires on June 10, 2025 and is automatically renewed for successive five-year terms after its expiration unless terminated either by us or Ashford Trust, as applicable. We are entitled to receive from Ashford Trust an annual base fee calculated as 0.70% or less of the total market capitalization of Ashford Trust, subject to a minimum quarterly fee. We are also entitled to receive an incentive fee from Ashford Trust based on its out-performance, as measured by total annual stockholder return, as compared to Ashford Trust's defined peer group. For the year ended December 31, 2017, we earned a base fee of $34.7 million and an incentive fee of $1.8 million.

        In addition, we are entitled to receive directly or be reimbursed, on a monthly basis, for all expenses paid or incurred by us or our affiliates on behalf of Ashford Trust or in connection with the services provided by us pursuant to our advisory agreement with Ashford Trust, which includes Ashford Trust's pro rata share of our office overhead and administrative expenses incurred in providing our duties under the advisory agreement.

        The board of directors of Ashford Trust also has the authority to make annual equity awards to us or directly to our employees, officers, consultants and non-employee directors, based on the achievement by Ashford Trust of certain financial and other hurdles established by its boards of directors. In March 2017, Ashford Trust awarded equity grants of its common stock, LTIP units, performance stock units, and performance LTIP units to executives valued at approximately $12.6 million. In April 2017, Ashford Trust awarded common equity grants of its common stock and LTIP units valued at approximately $1.9 million to our non-executive employees.

        We are also entitled to receive a termination fee from Ashford Trust under certain circumstances.

Enhanced Return Funding Program and Amendment to the Advisory Agreement with Ashford Trust

        On June 26, 2018, the Company entered into the ERFP Agreement among the Company, Ashford Trust, Ashford LLC, AHLP and Ashford TRS Corporation.

        As more fully described below, the ERFP Agreement generally provides, among other things, that:

  •
  Ashford LLC will make investments to facilitate the acquisition of properties by AHLP that are recommended by Ashford LLC, in an aggregate amount of up to $50 million (subject to increase to up to $100 million by mutual agreement), under certain conditions described below.

  •
  The investments will equal 10% of the property acquisition price and will be made, either at the time of the property acquisition or at any time in the following two years, in exchange for furniture, fixture and equipment for use at the acquired property or any other property owned by AHLP.

  •
  The Company's advisory agreement with Ashford Trust will be amended generally to enhance the advisor's rights thereunder, as described in detail below.

        The transactions contemplated by the ERFP Agreement are contingent upon the consummation of the Transactions described in this proxy statement/prospectus.

        More specifically, the ERFP Agreement includes the following terms:

        Enhanced Return Investment Aggregate Amount.    Subject to the terms and conditions of the ERFP Agreement, Ashford LLC agrees to make Enhanced Return Investments (as defined below) in an aggregate amount of fifty million dollars ($50,000,000) or, upon the further written agreement of both Ashford LLC and AHLP, an aggregate amount of up to one hundred million dollars ($100,000,000).

        Form of Enhanced Return Investments.    Ashford LLC shall purchase for cash furniture, fixtures and equipment ("FF&E") for use at (i) real property assets recommended by Ashford LLC for acquisition by AHLP or its subsidiaries (each an "Enhanced Return Hotel Asset") or (ii) other real property assets owned by AHLP or its subsidiaries (each such FF&E acquisition for cash pursuant to the foregoing clauses (i) and (ii), an "Enhanced Return Investment"). Enhanced Return Investments shall be used to facilitate the acquisition of Enhanced Return Hotel Assets by AHLP or its subsidiaries on the terms set forth in the ERFP Agreement. Ashford LLC shall grant the applicable taxable REIT subsidiary (as defined in Section 856(l) of the Internal Revenue Code of 1986, as amended) of AHLP (each, an "Applicable TRS") the right to use the FF&E at any hotel leased by such Applicable TRS.

        Size of Enhanced Return Investments.    Each Enhanced Return Investment shall be an amount equal to ten percent (10%) of the publicly disclosed purchase price of the applicable Enhanced Return Hotel Asset (excluding any net working capital and transferred FF&E reserves of such Enhanced Return Hotel Asset), on a per transaction basis.

        Conditions to Funding.    Ashford LLC shall have no obligation to provide any Enhanced Return Investment in the event that (i) Ashford Trust or its subsidiaries has materially breached any provision of the Company's advisory agreement with Ashford Trust or the ERFP Agreement (provided that Ashford Trust shall be entitled to cure any such breach prior to the applicable date of required acquisition of FF&E), (ii) any event or condition has occurred or is reasonably likely to occur which would give rise to a right of termination in favor of the advisor under the Company's advisory agreement with Ashford Trust or the ERFP Agreement, (iii) there would exist, immediately after such proposed Enhanced Return Investment, a Sold ERFP Asset Amount (as described below under the heading "Payment of Fees"), or (iv) (a) Ashford LLC's Unrestricted Cash Balance is, after taking into account the cash amount anticipated to be required for the proposed Enhanced Return Investment, less than fifteen million dollars ($15,000,000) (the "Cash Threshold") as of one week after the date that AHLP requires that Ashford LLC commit to fund an Enhanced Return Investment with respect to an Enhanced Return Hotel Asset (as more particularly described in the ERFP Agreement) or (b) Ashford LLC reasonably expects, in light of its then-anticipated contractual funding commitments (including amounts committed pursuant to the ERFP Agreement but not yet paid) and cash flows, to have an Unrestricted Cash Balance that is less than the Cash Threshold immediately after the expected date of closing of the purchase of the Enhanced Return Hotel Asset.

        For purposes of the ERFP Agreement, "Unrestricted Cash Balance" means, unrestricted cash of Ashford LLC; provided, that any cash or working capital of the Company or its other subsidiaries, including without limitation, Ashford Services, shall be included in the calculation of "Unrestricted Cash Balance" if such funds have been contributed, transferred or loaned from Ashford LLC to Ashford Services or such other subsidiaries for the purpose of avoiding, hindering or delaying Ashford LLC's obligations under the ERFP Agreement (it being understood that good faith loans or advances to, or investments in, Ashford Services' or such other subsidiaries' existing business or new services or other businesses, or the provision of working capital to Ashford Services or such other subsidiaries generally consistent with Ashford Services' or such other subsidiaries past practices, shall not be deemed to have been made for the purpose of avoiding, hindering or delaying Ashford LLC's obligations under the ERFP Agreement).

        Default of Funding Obligations.    In the event that Ashford LLC fails to fund an Enhanced Return Investment when required by the ERFP Agreement, AHLP shall promptly notify Ashford LLC in writing of its failure to fund (the "Default Notice") and (i) in the event that the acquisition of the applicable Enhanced Return Hotel Asset has been or is consummated by AHLP or its subsidiaries notwithstanding such funding failure, Ashford LLC shall pay to the Applicable TRS that leases the applicable Enhanced Return Hotel Asset an amount in cash equal to one hundred and twenty-five percent (125%) of the unfunded Enhanced Return Investment (and Ashford LLC shall acquire the related FF&E as if Ashford LLC has made such Enhanced Return Investment in the amount of the unfunded Enhanced Return Investment) or (ii) in the event that the acquisition of the proposed Enhanced Return Hotel Asset is not consummated and AHLP or its subsidiaries forfeits its non-refundable deposit, Ashford LLC shall pay to the Applicable TRS that would have leased the proposed Enhanced Return Hotel Asset an amount in cash equal to one hundred and twenty-five percent (125%) of the sum of (a) the non-refundable deposit paid by AHLP or its subsidiaries with respect to such proposed Enhanced Return Hotel Asset and (b) the transaction expenses reasonably incurred and documented by AHLP and its subsidiaries in connection with such abandoned transaction. From and after the date that is ninety (90) days after the date of the Default Notice, Ashford Trust shall have the right, in its sole discretion, without additional prior notice to the advisor, to set off, take and pay over to the Applicable TRS any monies due and payable by Ashford Trust to the advisor pursuant to the ERFP Agreement or the Company's advisory agreement with Ashford Trust to satisfy the payment of all amounts due and payable by the advisor to the Applicable TRS pursuant to the immediately preceding sentence and shall pay such amounts immediately to the Applicable TRS.

        Repayment Events.    With respect to any acquisition of FF&E by Ashford LLC pursuant to the ERFP Agreement, if prior to the date that is two years after such acquisition, (i) Ashford Trust is subject to a Company Change of Control (as defined in the Company's advisory agreement with Ashford Trust) or (ii) Ashford Trust or the advisor terminates the Company's advisory agreement with Ashford Trust and Ashford Trust is required to pay the Termination Fee thereunder (each of clauses (i) and (ii), a "Repayment Event"), AHLP shall pay to Ashford LLC an amount equal to one hundred percent (100%) of any Enhanced Return Investments actually funded by Ashford LLC during such two year period.

        Disposition of Enhanced Return Hotel Assets.    If AHLP or its subsidiaries dispose of or cause to be disposed any Enhanced Return Hotel Asset or other real property with respect to which Ashford LLC owns FF&E, including by way of a foreclosure or deed-in-lieu of foreclosure by a mortgage or mezzanine lender of AHLP or its subsidiaries, Ashford Trust shall promptly identify, and Ashford LLC shall acquire in exchange for such FF&E, FF&E for use at another real property asset leased by the Applicable TRS and with a fair market value equal to the value of such FF&E as established in connection with such disposition.

        Term; Termination.    The initial term of the ERFP Agreement shall be two (2) years (the "Initial Term"), unless earlier terminated pursuant to the terms of the ERFP Agreement. At the end of the Initial Term, the ERFP Agreement shall automatically renew for successive one (1) year periods (each such period a "Renewal Term") unless either the advisor or Ashford Trust provides written notice to the other at least sixty (60) days in advance of the expiration of the Initial Term or Renewal Term, as applicable, that such notifying party intends not to renew the ERFP Agreement. The ERFP Agreement may be terminated by the advisor or Ashford Trust in the event such party has a right to terminate the Company's advisory agreement with Ashford Trust or by the advisor in the event that the advisor is entitled to transfer cash owned by Ashford Trust but controlled by advisor to the Termination Fee Escrow Account (as described below) under the Company's advisory agreement with Ashford Trust.

        Project Management.    In the event that the transaction contemplated by the Combination Agreement is validly terminated in accordance with its terms, then (i) the ERFP Agreement shall be deemed to have been void ab initio, (ii) one hundred percent (100%) of any previously consummated Enhanced Return Investment shall be immediately due and payable by AHLP to Ashford LLC and (iii) upon receipt by Ashford LLC of the amount payable under the foregoing clause (ii), any FF&E owned by Ashford LLC relating to such previously consummated Enhanced Return Investment shall be conveyed to the Applicable TRS.

        The ERFP Agreement also amends the Company's advisory agreement with Ashford Trust (which amendments will survive the termination or non-renewal of the ERFP Agreement) with respect to the following matters:

        Exclusivity.    AINC and its subsidiaries shall be Ashford Trust's sole and exclusive provider of asset management, project management and other services offered by AINC or any of its subsidiaries, with authority to source, evaluate and monitor Ashford Trust's investment opportunities consistent with Ashford Trust's Investment Guidelines (as defined in the Company's advisory agreement with Ashford Trust), and to direct the operation and policies of Ashford Trust.

        Set Off.    The advisor shall have the right to set off, take and apply any monies of Ashford Trust on deposit in any bank, brokerage or similar account established and maintained for Ashford Trust by the advisor to the payment of all amounts becoming due and payable by Ashford Trust to the advisor, subject to the dollar limitations set forth in the ERFP Agreement (which limitations are based on amounts funded pursuant to the ERFP Agreement and which generally permit increasing amounts to be set off by the advisor as amounts funded or committed to be funded pursuant to the ERFP Agreement are increased).

        Payment of Expenses.    Ashford Trust shall pay the costs and expenses that are reimbursable to the advisor pursuant to the Company's advisory agreement with Ashford Trust on a monthly basis in advance on the first business day of each month in an amount equal to the budgeted monthly reimbursements for the applicable month, which shall be equal to the amount estimated to be payable on account of the costs and expenses that are reimbursable to advisor for each month included in each annual expense budget prepared by advisor and approved by the board of directors of Ashford Trust subject to certain limitations.

        Payment of Fees.    Ashford Trust shall, on a monthly basis, pay a fee (the "Base Fee") in an amount equal to 1/12 of (i) the Base Fee Percentage (as defined in the Company's advisory agreement with Ashford Trust) of the Total Market Capitalization (as defined in the Company's advisory agreement with Ashford Trust) of Ashford Trust for the prior month, plus (ii) the Net Asset Fee Adjustment (as defined below), if any, on the last day of the prior month during which the Company's advisory agreement with Ashford Trust was in effect; provided, however in no event shall the Base Fee for any month be less than the Minimum Base Fee (as defined in the Company's advisory agreement with Ashford Trust).

        For purposes of the Company's advisory agreement with Ashford Trust, "Net Asset Fee Adjustment" shall be equal to (i) the product of the Sold Non-ERFP Asset Amount (as more particularly defined in the Company's advisory agreement with Ashford Trust, but generally equal to the net sales prices of real property (other than any Enhanced Return Hotel Assets) sold or disposed of after the date of the ERFP Agreement, commencing with and including the first such sale) and 0.70% plus (ii) the product of the Sold ERFP Asset Amount (as more particularly defined in the Company's advisory agreement with Ashford Trust, but generally equal to the net sales prices of Enhanced Return Hotel Assets sold or disposed of after the date of the ERFP Agreement, commencing with and including the first such sale) and 1.07%.

        Termination Fee Escrow Account.    In the event that the advisor has funded or committed Enhanced Return Investments in an aggregate amount equal to at least forty million dollars ($40,000,000), then:

  (1)
  The Company, Ashford LLC and Ashford Trust shall enter an escrow agreement with the escrow agent and a Termination Fee Escrow Account (as defined in the Company's advisory agreement with Ashford Trust) shall be established;

  (2)
  if at any time (A) Ashford Trust enters into a letter of intent or definitive agreement that upon consummation would constitute a Company Change of Control; (B) a Change of Control Tender (as defined in the advisory agreement) is initiated and the board of directors of Ashford Trust recommends acceptance by Ashford Trust's stockholders; or (C) a Voting Control Event (as defined in the Company's advisory agreement with Ashford Trust) occurs, the advisor may transfer cash of Ashford Trust maintained in bank, brokerage or similar accounts established by the advisor for Ashford Trust pursuant to the Company's advisory agreement with Ashford Trust to a Termination Fee Escrow Account in an amount equal to (i) the Termination Fee (as defined in the Company's advisory agreement with Ashford Trust) plus (ii) amounts owed in the event of a Repayment Event (as described above) plus (iii) all accrued fees and any other amounts that would be due and payable by Ashford Trust to the advisor pursuant to the Company's advisory agreement with Ashford Trust if the time of termination had occurred concurrently with the events described in (A)-(C) above. The amount required to be deposited into the Termination Fee Escrow Account is referred to herein as the "Required Amount";

  (3)
  notwithstanding clause (2) above, if, in the case of an event described in clauses (2)(B)-(C), Ashford Trust does not deposit cash equal to the Required Amount into the Termination Fee Escrow Account, then Ashford Trust shall deliver to the escrow agent for the Termination Fee Escrow Account, an irrevocable standby letter of credit in the maximum aggregate amount equal to the difference between (x) the Required Amount; and (y) the amount of cash deposited into the Termination Fee Escrow Account by Ashford Trust; provided that in any event Ashford Trust shall be required to deposit an amount of cash equal to at least 50% of the Required Amount. The advisor shall have the right and power, without any further approval of Ashford Trust to cause the escrow agent to draw on such letter of credit, provided that any draws on such letter of credit shall remain in the Termination Fee Escrow Account; and

  (4)
  if the face amount of such letter of credit is not equal to at least the aggregate of the Required Amount less the cash deposited into the Termination Fee Escrow Account, then to secure prompt and complete payment of any deficit, Ashford Trust shall pledge and grant to the advisor a continuing first priority security interest in and lien upon Ashford Trust's right, title and interest in and to real property, personal property and other assets acceptable to the advisor, and having a book value of no less than 120% of the deficit (collectively, the "Collateral").

        At the time of termination by Ashford Trust or the advisor pursuant to the Company's advisory agreement with Ashford Trust, and the time amounts owed with respect to such termination become due and payable (the "Termination Payment Time"), the advisor shall have the right and authority to notify the escrow agent for the Termination Fee Escrow Account that the Termination Payment Time has occurred and to cause the escrow agent to disburse to the advisor, by cashier's check or wire transfer, the cash funds, including any cash generated by drawing on any letter of credit either prior to or at the Termination Payment Time, in the Termination Fee Escrow Account at the applicable Termination Payment Time without any action or approval required on the part of Ashford Trust. The advisor shall also have the right and power, without any further approval of Ashford Trust to exercise, by foreclosure or otherwise, any rights in the Collateral, pursuant to the security interest granted to the advisor therein. Any cash in the Termination Fee Escrow Account that exceeds the amounts due and payable under the Company's advisory agreement with Ashford Trust shall be disbursed by the escrow agent to Ashford Trust, by cashier's check or wire transfer. The advisor shall retain all rights to pursue collection and payment of any amounts that are not otherwise paid through the exercise of rights under the Termination Fee Escrow Account, a letter of credit and against the Collateral.

        Pledge of the Advisory Agreement.    The advisor may assign the Company's advisory agreement with Ashford Trust or pledge and grant a security interest in the Company's advisory agreement with Ashford Trust to any lender of the advisor without the consent of Ashford Trust; provided, however, that in advance of such assignment the advisor and such lender must enter into definitive documentation, pursuant to which Ashford Trust shall be an express third-party beneficiary, providing that (i) in the event the lender is required pursuant to the terms of such loan agreement to provide to the advisor notice of any default or potential default by the advisor under such loan agreement, the lender shall simultaneously provide such notice to Ashford Trust, (ii) the advisor shall promptly notify Ashford Trust upon AINC's or Ashford LLC's reasonable belief that it is in default under any such loan agreement, (iii) Ashford Trust shall have an explicit right to cure, for the account of the advisor, all actual or potential defaults of the advisor within the longer of (A) seven business days of such default and (B) the number of days the advisor has to cure such default pursuant to the underlying loan agreement and (iv) the lender shall not take an action or fail to take any action that would result in Ashford Trust failing to maintain its status as a REIT under the Internal Revenue Code.

        Ashford Trust Covenants.    In the event that the advisor has funded or committed Enhanced Return Investments in an aggregate amount equal to at least forty million dollars ($40,000,000), then:

  (1)
  Ashford Trust shall not permit its Consolidated Tangible Net Worth, as of the end of any fiscal quarter, to be less than the sum of (A) one billion dollars ($1,000,000,000) and (B) an amount equal to seventy-five percent (75%) of the net equity proceeds received by Ashford Trust by reason of the issuance and sale of equity interests in Ashford Trust after the date of the Company's advisory agreement with Ashford Trust;

  (2)
  without the Company's or Ashford LLC's consent, delivered in writing to the board of directors of Ashford Trust, Ashford Trust shall not declare or pay (A) any dividend or distribution (whether in cash, securities or other property) with respect to any common shares or common units of Ashford Trust, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any common shares or common units of Ashford Trust, or on account of any return of capital to Ashford Trust's common stockholders or common unitholders (or the equivalent person thereof) (a "Distribution"), that (x) would exceed Ashford Trust's current quarterly dividend of $0.12 per common share and common unit and (y) on an annualized basis would exceed a dividend rate of 9.9% (or such higher annualized dividend rate, if applicable, equal to the average annualized dividend rate of the Peer Group (as defined in the Company's advisory agreement with Ashford Trust) over the 90 days immediately preceding such Distribution) or (B) any Distribution for the purpose of avoiding, hindering or delaying the payment by Ashford Trust of the Termination Fee under the ERFP Agreement; provided, however, that nothing in the ERFP Agreement shall prohibit Ashford Trust from declaring or paying any dividend or distribution which, based on the advice of counsel, is necessary for Ashford Trust to maintain its REIT status; and

  (3)
  Ashford Trust's Investment Guidelines will be deemed modified, without further action required by the parties hereto, to exclude select service assets, meaning, generally, not full service assets and Ashford Trust shall be deemed to have granted to the advisor, without further action required by the parties hereto, the right to advise and sponsor a select service platform including sourcing select service assets for such platform to the exclusion of Ashford Trust (provided that Ashford Trust shall not be required to convey to or otherwise include in the Company's or Ashford LLC's select service platform any select service assets owned by Ashford Trust).

        For purposes of the Company's advisory agreement with Ashford Trust, "Consolidated Tangible Net Worth" means, the consolidated shareholders' equity of Ashford Trust, as determined in accordance with GAAP, minus the amount of Ashford Trust's consolidated intangible assets under GAAP, plus the amount of Ashford Trust's consolidated accumulated depreciation; provided, however, that there shall be excluded from the calculation of "Consolidated Tangible Net Worth" any effects resulting from the application of FASB ASC No. 715: Compensation—Retirement Benefits. Consolidated Tangible Net Worth shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to Statement of Financial Accounting Standards number 141.

        Key Money.    Certain sections of the Company's advisory agreement with Ashford Trust related to "Key Money" have been deleted including the information previously set forth in Section 16 of the Company's advisory agreement with Ashford Trust.

Advisory Agreement with Braemar

        In connection with the amendment and restatement of our advisory agreement with Braemar, which amendment was approved by Braemar's stockholders at its 2017 annual meeting of stockholders and effective as of June 9, 2017, we received a cash payment from Braemar of $5.0 million at the time the amended advisory agreement became effective. Our current advisory agreement with Braemar has an initial 10-year term that expires on January 24, 2027 and is subject to renewal by us for up to seven additional successive 10-year terms.

        Generally, we are entitled to receive from Braemar an annual base fee fixed at 0.70% of the total market capitalization of Braemar, payable on a monthly basis. We are also entitled to receive an incentive fee from Braemar based on its out-performance, as measured by total annual stockholder return, as compared to Braemar's peers. For the year ended December 31, 2017, we earned a base fee of $8.8 million and an incentive fee of $1.3 million from Braemar.

        In addition, we are entitled to receive directly or be reimbursed, on a monthly basis, for all expenses paid or incurred by us or our affiliates on behalf of Braemar or in connection with the services provided by us pursuant to our advisory agreement with Braemar, which includes Braemar's pro rata share of our office overhead and administrative expenses incurred in providing our duties under the advisory agreement. For the year ended December 31, 2017, we received reimbursable overhead and internal audit, insurance claims and advisory fees of $2.1 million from Braemar.

        The board of directors of Braemar also has the authority to make annual equity awards to us or directly to our employees, officers, consultants and non-employee directors, based on the achievement by Braemar of certain financial and other hurdles established by its boards of directors. In March 2017, Braemar award equity grants of its common stock, LTIP units, performance stock units, and performance LTIP units to executives valued at approximately $5.7 million. In April 2017, Braemar awarded equity grants of its common stock or LTIP units to our non-executive employees valued at approximately $0.4 million.

        We are also entitled to receive a payment of initially equal to $45 million, in addition to the termination fee from Braemar, in the event the advisory agreement is terminated prior to any net incremental growth in Braemar's hotel portfolio. This amount may reduce ratably to zero over time based on such net incremental asset growth. We are also required to provide quarterly public disclosure of the incremental expenses of Ashford Inc. used to calculate the termination fee.

Service Providers

        In accordance with our advisory agreements, we, or entities in which we have an interest, have a right to provide products or services to hotels owned by Ashford Trust and Braemar or their affiliates at market rates, provided such transactions are evaluated and approved by the independent directors of Ashford Trust and Braemar. Our relationships with such product and service providers often results in preferred pricing, premium service, and other benefits for Ashford Trust and Braemar hotels. We also anticipate that this arrangement will facilitate better long-term quality control and accountability.

        If our independent directors request performance of services outside the scope of the advisory agreement, Ashford Trust and Braemar are obligated to pay for such services separately and in additional to the other fees charged by us under the applicable advisory agreement.

        The table below sets forth entities in which we had an interest as of December 31, 2017 with which some of Ashford Trust's hotels and Braemar's hotels contracted for products and services, the approximate amounts paid or by or received from affiliates of Ashford Trust or Braemar for those services, our interests in such entities, and the number of board seats we are entitled to on such companies' boards.

Company Name	Product or Service	Amounts Paid by/ (Received from) Ashford Trust for Product or Service in 2017	Amounts Paid by/(Received from) Braemar for Product or Service in 2017	Ashford Inc. Interest	Ashford Inc. Board Seats/ Board Seats Available
OpenKey, Inc.(1)	Mobile Key App	$60,000	$10,000	43.9%	1/3
PRE Opco, LLC(2)	"Allergy Friendly" Premium Rooms	$1,309,000	$45,000	70.0%	2/3
Lismore Capital, LLC(3)	Mortgage Placement Services	$913,000	$224,000	100.0%	N/A
J&S Audio Visual(4)	Commissions from Audio Visual Services	$(66,000)	$0	85.0%	2/3
AIM(5)	Cash Management Services	$1,976,000	$0	100.0%	N/A
Ashford Hospitality Advisors, LLC	Insurance Claims Services	$128, 321	$62,517	100.0%	N/A

(1)
On November 17, 2015, OpenKey, Inc. ("OpenKey") issued a $3,000,000 convertible promissory note (the "OpenKey Note"), amending and restating a promissory note originally issued on July 9, 2014, to Ashford Lending Corporation ("Ashford Lending"), a subsidiary of Ashford Inc. On March 8, 2016, Ashford Lending and Ashford Hospitality Limited Partnership ("AHLP"), a subsidiary of Ashford Trust, entered into a Series A Preferred Stock Purchase Agreement with OpenKey (the "OpenKey Purchase Agreement"), pursuant to which Ashford Lending agreed to convert the OpenKey Note into 3,905,120 shares of OpenKey's Voting Series A-1 Preferred Stock (the "A-1 Preferred") (a price of approximately $0.81 per share of A-1 Preferred, including accrued interest), and AHLP subscribed for 1,240,540 shares of OpenKey's Voting Series A Preferred Stock (the "A Preferred") in exchange for approximately $2,000,000 (a price of approximately $1.61 per share of A Preferred). On October 4, 2016, AHLP purchased 199,605 additional shares of A

  Preferred, and Ashford Lending purchased 420,665 shares of A Preferred at a purchase price of approximately $1.61 per share. On March 2, 2017, AHLP purchased 402,969 additional shares of A Preferred, and Ashford Lending purchased 805,937 additional shares of A Preferred, at a purchase price of approximately $1.61 per share. On September 12, 2017, AHLP purchased 206,757 additional shares of A Preferred, and Ashford Lending purchased 413,513 additional shares of A Preferred, at a purchase price of approximately $1.61 per share. On January 1, 2018, Ashford Lending purchased 519,647 shares of OpenKey's Class B common stock with consideration of 8,962 shares of common stock of Ashford Inc. On January 16, 2018, AHLP purchased 413,513 additional shares of A Preferred, and Ashford Lending purchased 827,027 shares of A Preferred, at a purchase price of approximately $1.61 per share. On March 28, 2018, Braemar Hospitality Limited Partnership purchased 1,240,541 shares of A Preferred at a purchase price of approximately $1.61 per share. In addition, Mr. Welter, our Co-President and Chief Operating Officer, has been issued 75,000 stock options pursuant to OpenKey's 2015 stock plan, equating to an approximate 0.46% ownership in OpenKey. Pursuant to the Voting Agreement, dated as of March 8, 2016, Ashford Lending or its affiliates may designate one member of the Board of Directors of OpenKey, and the holders of a majority of the A Preferred not held by any affiliate of Ashford Inc. may appoint an additional director.

(2)
On April 6, 2017, a subsidiary of Ashford Inc. acquired substantially all of the assets and certain liabilities of PRE Opco, LLC, a New York limited liability company that provides "allergy friendly" premium room services to hotels and other venues, including to hotels owned by Ashford Trust, Braemar and their affiliates.

(3)
On June 13, 2017, Lismore Capital LLC, a wholly-owned subsidiary of the Company, was formed in order to offer mortgage placement services to affiliates of Ashford Trust and Braemar and third parties.

(4)
On November 1, 2017, a subsidiary of the Company acquired an 85% controlling interest in a privately held company that conducts the business of J&S Audio Visual in the United States, Mexico, and the Dominican Republic. J&S Audio Visual provides integrated suites of audio visual services including show and event services, creative services and design and integration services to its customers in various venues including hotels owned by Ashford Trust, Braemar and their affiliates as well as hotels owned by third parties, and convention centers in the United States, Mexico, and the Dominican Republic.

(5)
Effective January 19, 2017, our subsidiary, Ashford Investment Management, LLC ("AIM") entered into an agreement with a subsidiary of Ashford Trust, pursuant to which AIM manages all or a portion of Ashford Trust's available cash. Ashford Trust reimburses us for the costs of implementing such cash management strategy which, since the strategy's implementation, have totaled approximately $2.0 million. As of December 31, 2017, AIM managed approximately $204 million under this arrangement.

Our Relationship and Agreements with Remington

Mutual Exclusivity Agreement

        Immediately prior to the completion of our spin-off from Ashford Trust in 2014, we entered into a mutual exclusivity agreement with Remington, pursuant to which we agreed to utilize Remington to provide property management, project management and development services for all hotels, if any, that we may acquire as well as all hotels that future companies advised by us may acquire, to the extent that we have the right, or control the right, to direct such matters, unless our independent directors either (i) unanimously vote not to utilize Remington for such services or (ii) based on special circumstances or past performance, by a majority vote elect not to engage Remington because they have determined, in their reasonable business judgment, that it would be in our best interest not to engage Remington or that another manager or developer could perform the duties materially better. In exchange for our agreement to engage Remington for such services for all hotels, if any, that we may acquire as well as all hotels that future companies advised by us may acquire, Remington has agreed to grant to any such companies advised by us a right of first refusal to purchase any investments identified by Remington and any of its affiliates that meet the initial investment criteria of such entities, as identified in the advisory agreement between us and such entities, subject to any prior rights granted by Remington to other entities, including Ashford Trust, Braemar and us. The services that Remington provides under the mutual exclusivity agreement to Ashford Trust, Braemar and future companies advised by us includes (i) property management services, which consist of the day-to-day operations of hotels; (ii) project management services, which consist of construction management, interior design, architectural oversight, and the purchasing, expediting, warehousing, freight management, installation and supervision of furniture, fixtures, and equipment, and related services; and (iii) development services, which consist of building hotel properties or constructing hotel improvements. In connection with the consummation of the Transactions contemplated by the Combination Agreement, we and Remington expect (a) to amend and restate the mutual exclusivity agreement such that we will still agree to use Remington to provide only all property management services (and not project management and development services) for all hotels, if any, that we may acquire in the future, as well as all hotels that future companies that we advise may acquire, to the extent that we have the right, or control the right, to direct such matters (subject to the same exceptions with respect to votes of our independent directors as are currently contained in the mutual exclusivity agreement) and (b) Remington and its affiliates will assign their rights under the mutual exclusivity agreement with respect to project management and development services to PM LLC.

        Mr. Monty J. Bennett, our Chief Executive Officer and Chairman of the board, is also the Chief Executive Officer of Remington and, together with his father Mr. Archie Bennett, Jr. beneficially owns, directly or indirectly, 100% of Remington, and, as a result, Mr. Monty J. Bennett will potentially benefit, directly or indirectly, from Remington's receipt of property management fees, project management fees and development fees by Remington from such future companies that we advise, as well as any such fees payable by us if we acquire or develop hotels in the future. Currently, our business strategy does not contemplate the acquisition or development of hotels. In addition, Mr. Robert G. Haiman, former Senior Vice President—Business Development and Chief Legal Officer of Remington, was appointed to serve as Executive Vice President, General Counsel and Secretary of Ashford Inc., Ashford Trust and Braemar, effective June 1, 2018.

Remington-Related Transactions

        On September 17, 2015, we entered into an acquisition agreement to acquire 80% of Remington. The acquisition was subject to customary closing conditions, including that the transaction must be approved by our stockholders. Our stockholders approved the transaction on April 12, 2016. Effective March 24, 2017, Remington and Ashford Inc. mutually agreed to terminate the acquisition agreement due to the failure of certain closing conditions to be fully satisfied.

        On April 6, 2018, we entered into a combination agreement to acquire the project management business of Remington, as described in this proxy statement/prospectus. The Transactions are subject to customary closing conditions, including that the Transactions be approved by our stockholders to the extent required by applicable law or the terms of the Company's listing on the NYSE American. We are submitting the Issuance Proposal to the approval of our stockholders at the Special Meeting.

 PROPOSAL NUMBER ONE—APPROVAL OF THE ISSUANCE PROPOSAL

        The stockholders of the Company are being asked to approve the issuance of the Series B Preferred Stock (and the shares of New Holdco Common Stock into which such shares are convertible, which would constitute more than 20% of the outstanding shares of New Holdco Common Stock), the potential change of control resulting from such issuances and the fact that a portion of such issuances are being made to affiliates of the Company and New Holdco, which is required to be approved by the stockholders of the Company under the rules of NYSE American LLC for listed companies. In light of the structure of the Merger, under Maryland law, the Merger does not require approval by the Company's stockholders in order to be consummated. Accordingly, no vote of the stockholders on the Merger will be held at the Special Meeting. We refer to this Proposal Number One elsewhere in this proxy statement/prospectus as the "Issuance Proposal." For a detailed discussion about the Issuance Proposal, see the sections of this proxy statement/prospectus titled "Questions and Answers About the Issuance Proposal and Special Meeting," "Risk Factors—Risks Related to the Transactions," "The Transaction Documents" and "Description of New Holdco Capital Stock." A copy of the Articles Supplementary in the form proposed to be filed with the Maryland State Department of Assessments and Taxation immediately following the effectiveness of the Merger is attached to this proxy statement/prospectus as an Annex B hereto.

        As discussed in the section of this proxy statement/prospectus titled "Special Factors—Background of the Transactions", the Board formed the Special Committee consisting of two independent and disinterested directors to evaluate and negotiate the Transactions and the Transaction Documents and to alleviate any potential conflicts of interest. The Special Committee unanimously determined that the Transactions and Transaction Documents are advisable, fair to, and in the best interest of the Company and the stockholders (other than the Bennetts) and recommended that (i) our independent members of the Board approve and adopt the Transaction Documents and the Transactions, and (ii) our stockholders, to the extent required by applicable law, the terms of the Company's listing on the NYSE American LLC, or the terms of the Company's charter documents, approve and adopt the Transaction Documents and the Transactions.

        Following the recommendation of the Special Committee, the Board unanimously (with Monty J. Bennett and J. Robison Hays, III recusing themselves due to Monty J. Bennett's interest in the Transactions and Mr. Hays' status as an executive officer of the Company who reports to Monty J. Bennett), (i) determined that the Transaction Documents and the Transactions were advisable, fair to and in the best interests of the Company and its stockholders (other than the Bennetts), (ii) approved and adopted the favorable recommendation of the Special Committee in respect of the Combination Agreement, the other Transaction Documents and the Transactions, and (iii) determined to recommend that the Company's stockholdersvote to approve and adopt the Transaction Documents and the Transactions to the extent required by applicable law, the terms of the Company's listing on the NYSE American LLC, or the terms of the Company's charter documents.

        Approval of this Proposal Number One requires the affirmative "FOR" vote of a majority of the votes cast on such proposal at the Special Meeting.

        The Board, with Monty J. Bennett and J. Robison Hays, III recusing themselves, unanimously recommends that the stockholders of the Company vote "FOR" this Proposal Number One.

 PROPOSAL NUMBER TWO—ADJOURNMENT OR POSTPONEMENT OF SPECIAL MEETING

        The stockholders of the Company are being asked to approve a proposal that will give the Company the authority, if necessary or appropriate, to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies in favor of the Issuance Proposal if there are not sufficient votes at the time of the Special Meeting to approve such proposal. If this adjournment proposal is approved, the Special Meeting could be adjourned by the Board. In addition, under Article I, Section 5 of the Company's bylaws, the chairman of a meeting has the authority to adjourn the Special Meeting, whether or not a quorum is present.

        We do not anticipate that we will adjourn or postpone the Special Meeting unless (i) necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the other proposals, or (ii) counsel advises us that such adjournment or postponement is necessary under applicable law. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow the Company's stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned or postponed.

        Approval of this Proposal Number Two requires the affirmative "FOR" vote of a majority of the votes cast on such proposal. You may vote "FOR," "AGAINST" or "ABSTAIN" from voting. Abstentions and broker non-votes, if any, will not be considered as votes cast under the Company's bylaws, and accordingly will have no effect on the outcome of this Proposal Number Two. If you provide your proxy or broker instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

        The Board of Directors unanimously recommends a vote "FOR" approval of this Proposal Number Two.

 GENERAL INFORMATION ABOUT VOTING

Solicitation of Proxies

        The enclosed proxy is solicited by and on behalf of the Board of Directors. In addition to the solicitation of proxies by use of the mail, we expect that director, officers and other employees of Ashford may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our directors, officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We also intend to request persons holding shares of our common stock in their name or custody, or in the name of a nominee, to send proxy materials to their principals and request authority for the execution of the proxies, and we will reimburse such persons for their expense in doing so. We will bear the expense of soliciting proxies for the Special Meeting, including the cost of mailing.

        We have retained MacKenzie to aid in the solicitation of proxies and to verify records relating to the solicitation. MacKenzie will receive a base fee of $15,000, plus out-of-pocket expenses.

Electronic Availability of Proxy Materials

        Most stockholders can elect to view future proxy statements electronically instead of receiving paper copies in the mail. This will save us the cost of producing and mailing these documents.

        If you are a stockholder of record, you may choose electronic delivery by following the instructions provided when you vote over the Internet. If you hold our common stock through a broker, bank, trust or other holder of record, you will receive information from that entity regarding the availability of electronic delivery. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access our proxy statement. Your choice will remain in effect until you cancel your election. You do not have to elect Internet access each year.

Voting Securities

        Our only outstanding voting equity securities are shares of our common stock. Each share of common stock entitles the holder to one vote. As of June 29, 2018 there were 2,109,388 shares of common stock outstanding. Only stockholders of record at the close of business on June 29, 2018 are entitled to notice of and to vote at the Special Meeting and any postponement or adjournment of the Special Meeting.

Voting

        If you hold your common stock in your own name as a holder of record, you may instruct the proxies to vote your common stock by signing, dating and mailing the proxy card in the postage-paid envelope provided. You may also vote your common stock in person at the Special Meeting. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

        If your common stock is held on your behalf by a broker, bank or other nominee, you will receive instructions from them that you must follow to have your common stock voted at the Special Meeting.

Counting of Votes

        A quorum will be present at the Special Meeting if the holders of a majority in voting power of the outstanding shares entitled to vote are present in person or by proxy. If you have returned valid proxy instructions or if you hold your shares in your own name as a holder of record and attend the Special Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Special Meeting may be adjourned by the chairman of the meeting or by a vote of a majority of the shares represented at the Special Meeting until a quorum has been obtained.

        The affirmative vote of a majority of all of the votes cast on such proposal will be required to approve the Issuance Proposal (Proposal Number One) and to approve the adjournment or postponement of the Special Meeting (Proposal Number Two).

        If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute "broker non votes." The approval of the Issuance Proposal (Proposal Number One) and the adjournment or postponement of the Special Meeting (Proposal Number Two) are non-discretionary items under the rules of the NYSE American and may not be voted by brokers, banks or other nominees who have not received specific voting instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your shares will be counted for both proposals.

        Abstentions and broker non-votes are included in determining whether a quorum is present, as they are considered present and entitled to cast a vote. Abstentions and broker non-votes, if any, will not be considered as votes cast, and accordingly will have no effect on the outcome of either proposal.

        If you sign and return your proxy card without giving specific voting instructions, your shares will be voted consistent with Board's recommendations.

Right To Revoke Proxy

        If you hold shares of common stock in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

  •
  notify our corporate secretary in writing before your shares of common stock have been voted at the Special Meeting;

  •
  sign, date and mail a new proxy card to Broadridge; or

  •
  attend the Special Meeting and vote your shares of common stock in person.

        You must meet the same deadline when revoking your proxy as when voting your proxy. See the "Voting" section of this proxy statement/prospectus for more information.

        If shares of common stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Multiple Stockholders Sharing the Same Address

        The SEC rules allow for the delivery of a single copy of an annual report and proxy statement to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request separate copies of our annual report and proxy statement to a stockholder at a shared address to which a single copy was delivered. Requests for additional copies of the proxy materials, and requests that in the future separate proxy materials be sent to stockholders who share an address, should be directed to Ashford Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas, 75254 or by calling (972) 490-9600. In addition, stockholders who share a single address but receive multiple copies of the proxy materials may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the previous sentence. Depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to continue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you hold shares of common stock in your own name as a holder of record, householding will not apply to your shares.

        If you wish to request extra copies, free of charge, of any annual report, proxy statement or information statement, please send your request to Ashford Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas, 75254 or call (972) 490-9600. You can also obtain copies from our web site at www.ashfordinc.com. The information contained on our website is expressly not incorporated by reference into this proxy statement/prospectus.

Other Matters

        In accordance with our bylaws and Maryland law, business transacted at the Special Meeting will be limited to those matters described in this proxy statement/prospectus.

 STOCKHOLDER PROPOSALS

        For a stockholder proposal to be considered for inclusion in the Company's proxy statement for the 2019 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal office no later than the close of business on January 30, 2019. Such proposals also must comply with Exchange Act Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to the attention of Investor Relations, Ashford Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

        Any proposal that a stockholder intends to present at the 2019 annual meeting of stockholders other than by inclusion in our proxy statement pursuant to Rule 14a-8 must be received by us no earlier than January 30, 2019 and no later than March 1, 2019. Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations, copies of which are available without charge upon request to the Corporate Secretary, Ashford Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

LEGAL MATTERS

        The validity of the Common Stock to be issued in the Merger will be passed on for us by Hogan Lovells US LLP, Baltimore, Maryland. Certain legal matters in connection with this offering will be passed upon for New Holdco by Norton Rose Fulbright US LLP, Dallas, Texas.

EXPERTS

        The consolidated financial statements of Ashford Inc. at December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017 have been audited by BDO USA, LLP, independent registered public accounting firm, as set forth in its reports thereon and included herein. Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

        The Special Purpose Combined Carve-Out Financial Statements of the Remington Project Management Business (A Carve-Out of Remington Holdings, L.P.) at December 31, 2017 and 2016 and for the years then ended (which report expresses an unqualified opinion and includes an other-matter paragraph relating to the carve-out financial statements that the Project Management Carve-Out is an integrated business of Remington Holdings, L.P. and not a stand-alone entity and do not necessarily reflect the combined financial position, results of operations, changes in partners' capital and cash flows of the Project Management Carve-Out in the future or what they would have been had the Project Management Carve-Out been a separate, stand-alone entity during the periods presented), have been audited by BDO USA, LLP, independent auditor, as set forth in its reports thereon and included herein. Such combined financial statements are included herein in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. You may read and copy any materials that we file with the SEC without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549-1090. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Ashford, that file electronically with the SEC. The public can obtain any documents that we file with the SEC at www.sec.gov.

        We also make available free of charge on or through our internet website, www.ashfordinc.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained on our website is expressly not incorporated by reference into this proxy statement/prospectus.

        This proxy statement/prospectus is part of a registration statement on Form S-4 that we filed with the SEC. This proxy statement/prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our securities, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this proxy statement/prospectus as to the contents of any contract or other document referred to in this proxy statement/prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.

INDEX TO FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Financial Statements of Ashford Inc.
Condensed Consolidated Balance Sheets as of March 31, 2018 and December 31, 2017	FS-2
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2018 and 2017	FS-3
Condensed Consolidated Statements of Comprehensive Income (Loss) for the Three Months Ended March 31, 2018 and 2017	FS-4
Condensed Consolidated Statement of Equity for the Three Months Ended March 31, 2018	FS-5
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2018 and 2017	FS-6
Notes to Condensed Consolidated Financial Statements	FS-7
Audited Consolidated Financial Statements of Ashford Inc.
Report of Independent Registered Public Accounting Firm	FS-47
Consolidated Balance Sheets—December 31, 2017 and 2016	FS-48
Consolidated Statements of Operations—Years Ended December 31, 2017, 2016 and 2015	FS-49
Consolidated Statements of Comprehensive Income (Loss)—Years Ended December 31, 2017, 2016 and 2015	FS-50
Consolidated Statements of Equity (Deficit)—Years Ended December 31, 2017, 2016 and 2015	FS-51
Consolidated Statements of Cash Flows—Years Ended December 31, 2017, 2016 and 2015	FS-52
Notes to Consolidated Financial Statements	FS-54

Special Purpose Combined Carve-Out Financial Statements of the Remington Project Management Business (A Carve-Out of Remington Holdings, L.P.)
As of March 31, 2018 and December 31, 2017 and for the
three months ended March 31, 2018 and 2017

Combined Project Management Balance Sheets—March 31, 2018 and 2017	FS-107
Combined Project Management Statements of Income and Comprehensive Income—Three Months Ended March 31, 2018 and 2017	FS-108
Combined Project Management Statements of Partners' Capital—Three Months Ended March 31, 2018 and 2017	FS-109
Combined Project Management Statements of Cash Flow—Three Months Ended March 31, 2018 and 2017	FS-110
Notes to Carve-Out Combined Financial Statements	FS-111
Special Purpose Combined Carve-Out Financial Statements of the Remington Project Management Business (A Carve-Out of Remington Holdings, L.P.) As of and for the years ended December 31, 2017 and 2016
Independent Auditors' Report	FS-119
Combined Project Management Balance Sheets—December 31, 2017 and 2016	FS-122
Combined Project Management Statements of Income and Comprehensive Income—Years Ended December 31, 2017 and 2016	FS-123
Combined Project Management Statements of Partners' Capital—Years Ended December 31, 2017 and 2016	FS-124
Combined Project Management Statements of Cash Flows—Years Ended December 31, 2017 and 2016	FS-125
Notes to Carve-Out Combined Financial Statements	FS-126

ASHFORD INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share amounts)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$34,910	$36,480
Restricted cash	15,045	9,076
Accounts receivable, net	7,141	5,127
Due from Ashford Trust OP	11,376	13,346
Due from Braemar OP	96	1,738
Inventories	1,137	1,066
Prepaid expenses and other	2,971	2,913

Total current assets	72,676	69,746
Investments in unconsolidated entities	500	500
Furniture, fixtures and equipment, net	23,259	21,154
Goodwill	13,103	12,947
Intangible assets, net	9,472	9,713
Other assets	587	750

Total assets	$119,597	$114,810

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$18,648	$20,451
Due to affiliates	3,999	4,272
Deferred income	342	459
Deferred compensation plan	320	311
Notes payable, net	1,736	1,751
Other liabilities	13,979	9,076

Total current liabilities	39,024	36,320
Accrued expenses	—	78
Deferred income	12,852	13,440
Deferred compensation plan	19,420	18,948
Notes payable, net	11,534	9,956

Total liabilities	82,830	78,742

Commitments and contingencies (note 9)
MEZZANINE EQUITY
Redeemable noncontrolling interests	4,662	5,111
EQUITY
Preferred stock, $0.01 par value, 50,000,000 shares authorized:
Series A cumulative preferred stock, no shares issued and outstanding at March 31, 2018 and December 31, 2017	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 2,103,353 and 2,093,556 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	21	21
Additional paid-in capital	255,037	249,695
Accumulated deficit	(224,281)	(219,396)
Accumulated other comprehensive income (loss)	(232)	(135)

Total stockholders' equity of the Company	30,545	30,185
Noncontrolling interests in consolidated entities	1,560	772

Total equity	32,105	30,957

Total liabilities and equity	$119,597	$114,810

See Notes to Condensed Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017
REVENUE
Advisory services	$22,532	$12,431
Audio visual	23,310	—
Other	2,326	582

Total revenue	48,168	13,013

EXPENSES
Salaries and benefits	26,517	11,032
Cost of revenues for audio visual	16,587	—
Depreciation and amortization	1,040	468
General and administrative	6,295	3,649
Impairment	1,919	—
Other	846	—

Total expenses	53,204	15,149

OPERATING INCOME (LOSS)	(5,036)	(2,136)
Interest expense	(143)	—
Amortization of loan costs	(23)	—
Interest income	112	33
Dividend income	—	93
Unrealized gain (loss) on investments	—	125
Realized gain (loss) on investments	—	(200)
Other income (expense)	(39)	(8)

INCOME (LOSS) BEFORE INCOME TAXES	(5,129)	(2,093)
Income tax (expense) benefit	(706)	(630)

NET INCOME (LOSS)	(5,835)	(2,723)
(Income) loss from consolidated entities attributable to noncontrolling interests	173	(25)
Net (income) loss attributable to redeemable noncontrolling interests	(61)	363

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$(5,723)	$(2,385)

INCOME (LOSS) PER SHARE—BASIC AND DILUTED
Basic:
Net income (loss) attributable to common stockholders	$(2.73)	$(1.18)

Weighted average common shares outstanding—basic	2,094	2,015

Diluted:
Net income (loss) attributable to common stockholders	$(2.84)	$(1.34)

Weighted average common shares outstanding—diluted	2,115	2,046

See Notes to Condensed Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(unaudited, in thousands)

	Three Months Ended March 31,
	2018	2017
NET INCOME (LOSS)	$(5,835)	$(2,723)
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Foreign currency translation adjustment	(114)	—

COMPREHENSIVE INCOME (LOSS)	(5,949)	(2,723)
Comprehensive (income) loss attributable to noncontrolling interests	190	(25)
Comprehensive (income) loss attributable to redeemable noncontrolling interests	(61)	363

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$(5,820)	$(2,385)

See Notes to Condensed Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF EQUITY

(unaudited, in thousands)

	Common Stock				Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests in Consolidated Entities
			Additional Paid-in Capital	Accumulated Deficit				Redeemable Noncontrolling Interests
	Shares	Amount					Total
Balance at January 1, 2018	2,094	$21	$249,695	$(219,396)	$(135)	$772	$30,957	$5,111
Equity-based compensation	—	—	3,789	—	—	8	3,797	—
Deferred compensation plan distribution	—	—	80	—	—	—	80	—
Employee advances	—	—	105	—	—	—	105	—
Purchase of OpenKey shares from noncontrolling interest holder	9	—	838	—	—	—	838	(838)
Contributions from noncontrolling interests	—	—	—	—	—	2,666	2,666	—
Reallocation of carrying value	—	—	530	—	—	(1,696)	(1,166)	1,166
Redemption value adjustment	—	—	—	838	—	—	838	(838)
Foreign currency translation adjustment	—	—	—	—	(97)	(17)	(114)	—
Net income (loss)	—	—	—	(5,723)	—	(173)	(5,896)	61

Balance at March 31, 2018	2,103	$21	$255,037	$(224,281)	$(232)	$1,560	$32,105	$4,662

See Notes to Condensed Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended March 31,
	2018	2017
Cash Flows from Operating Activities
Net income (loss)	$(5,835)	$(2,723)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation and amortization	1,671	468
Change in fair value of deferred compensation plan	561	3,340
Equity-based compensation	3,797	2,272
Deferred tax expense (benefit)	—	(2,667)
Change in fair value of contingent consideration	213	—
Impairment	1,919	—
(Gain) loss on sale of furniture, fixtures and equipment	—	8
Amortization of loan costs	23	—
Realized and unrealized (gain) loss on investments, net	—	75
Changes in operating assets and liabilities, exclusive of the effect of acquisitions:
Accounts receivable	(1,908)	6
Due from Ashford Trust OP	1,970	(408)
Due from Braemar OP	1,642	1,247
Inventories	(54)	—
Prepaid expenses and other	45	69
Other assets	(587)	—
Accounts payable and accrued expenses	(2,752)	4,647
Due to affiliates	(420)	86
Other liabilities	4,903	3,426
Deferred income	(759)	734

Net cash provided by (used in) operating activities	4,429	10,580

Cash Flows from Investing Activities
Additions to furniture, fixtures and equipment	(2,663)	(159)
Proceeds from disposal of furniture, fixtures and equipment, net	—	15
Acquisition of assets related to RED Hospitality and Leisure LLC	(1,220)	—

Net cash provided by (used in) investing activities	(3,883)	(144)

Cash Flows from Financing Activities
Payments on revolving credit facilities	(4,815)	—
Borrowings on revolving credit facilities	5,259	—
Proceeds from notes payable	1,350	—
Payments on notes payable and capital leases	(494)	—
Payments of loan costs	(15)	—
Purchases of common stock	—	(24)
Employee advances	105	742
Contributions from noncontrolling interest	2,666	650
Distributions to and redemptions by noncontrolling interests in consolidated entities	—	(52,375)

Net cash provided by (used in) financing activities	4,056	(51,007)

Effect of foreign exchange rate changes on cash and cash equivalents	(203)	—

Net change in cash, cash equivalents and restricted cash	4,399	(40,571)
Cash, cash equivalents and restricted cash at beginning of period	45,556	93,843

Cash, cash equivalents and restricted cash at end of period	$49,955	$53,272

Supplemental Cash Flow Information
Interest paid	$113	$—
Income taxes paid	143	5
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Distribution from deferred compensation plan	80	112
Capital expenditures accrued but not paid	1,953	1,102
Accrued but unpaid redemption of AQUA U.S. Fund	—	2,696
Ashford Inc. common stock consideration for purchase of OpenKey shares	838	—
Supplemental Disclosure of Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents at beginning of period	$36,480	$84,091
Restricted cash at beginning of period	9,076	9,752

Cash, cash equivalents and restricted cash at beginning of period	$45,556	$93,843

Cash and cash equivalents at end of period	$34,910	$40,094
Restricted cash at end of period	15,045	13,178

Cash, cash equivalents and restricted cash at end of period	$49,955	$53,272

See Notes to Condensed Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1. Organization and Description of Business

        Ashford Inc. is a Maryland corporation formed on April 2, 2014, that provides asset management, advisory and other products and services primarily to clients in the hospitality industry. Ashford Inc. currently provides asset management and advisory services to Ashford Hospitality Trust, Inc. ("Ashford Trust") and Braemar Hotels & Resorts Inc. ("Braemar"), formerly Ashford Hospitality Prime, Inc. Ashford Trust commenced operating in August 2003 and is focused on investing in full service hotels in the upscale and upper-upscale segments in the U.S. that have revenue per available room ("RevPAR") generally less than twice the national average. Braemar commenced operating in November 2013 and invests primarily in luxury hotels and resorts with RevPAR of at least twice the U.S. national average. Each of Ashford Trust and Braemar is a real estate investment trust ("REIT") as defined in the Internal Revenue Code, and the common stock of each of Ashford Trust and Braemar is traded on the NYSE. The common stock of Ashford Inc. is listed on the NYSE American. As of March 31, 2018, Ashford Trust held approximately 598,000 shares of Ashford Inc. common stock, which represented an approximate 28.4% ownership interest in Ashford Inc., and Braemar held approximately 195,000 shares, which represented an approximate 9.3% ownership interest in Ashford Inc.

        Ashford Inc. conducts its advisory and asset management business through its operating subsidiary, Ashford Hospitality Advisors LLC ("Ashford LLC"), a Delaware limited liability company. We conduct our hospitality products and services business through an operating entity, Ashford Hospitality Services, LLC. We own most of our assets through Ashford LLC and Ashford Hospitality Services, LLC.

        In our capacity as the advisor to Ashford Trust and Braemar, we are responsible for implementing the investment strategies and managing the day-to-day operations of Ashford Trust and Braemar, in each case subject to the supervision and oversight of the respective board of directors of such entity. We provide the personnel and services necessary to allow each of Ashford Trust and Braemar to conduct its respective business. We may also perform similar functions for new or additional platforms. We are not responsible for managing the day-to-day operations of the individual hotel properties owned by either Ashford Trust or Braemar, which duties are the responsibility of the hotel management companies that operate the hotel properties owned by Ashford Trust and Braemar.

        On April 6, 2017, Ashford Inc. entered into the Amended and Restated Limited Liability Company Agreement (the "Amended and Restated LLC Agreement") of Ashford Hospitality Holdings LLC, a Delaware limited liability company and a subsidiary of the Company ("Ashford Holdings"), in connection with the merger (the "Merger") of Ashford Merger Sub LLC, a Delaware limited liability company, with and into Ashford LLC, with Ashford LLC surviving the Merger as a wholly-owned subsidiary of Ashford Holdings. Ashford Holdings is owned 99.8% by Ashford Inc. and 0.2% by noncontrolling interest holders. The terms of the Amended and Restated LLC Agreement are consistent with the terms of the Amended and Restated Limited Liability Company Agreement of Advisors. The Merger was effectuated in order to facilitate our investments in businesses that provide products and services to the hospitality industry.

        On April 6, 2017, we acquired a 70% interest in Pure Rooms by issuing equity in our subsidiary, PRE Op Co LLC ("Pure Rooms"), with a fair value of $425,000 to the sellers and contributing $97,000 of cash. Pure Rooms' patented 7-step purification process treats a room's surfaces, including the air, and removes up to 99% of pollutants. See note notes 2, 4, 10, 11 and 14 to our condensed consolidated financial statements.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

1. Organization and Description of Business (Continued)

        On November 1, 2017, we acquired an 85% controlling interest in a privately held company that conducts the business of J&S Audio Visual in the United States, Mexico, and the Dominican Republic ("J&S") for approximately $25.5 million. J&S provides an integrated suite of audio visual services including show and event services, hospitality services, creative services and design & integration services to its customers in various venues including hotels and convention centers in the United States, Mexico and the Dominican Republic. See notes 2, 4, 10, 11 and 14 to our condensed consolidated financial statements.

        On January 2, 2018, the Company granted 8,962 shares of restricted common stock to the OpenKey redeemable noncontrolling interest holder in connection with the purchase of 519,647 shares of the outstanding membership interests in OpenKey, Inc. The restricted common stock was granted pursuant to the exemption from the registration requirements under the Securities Act provided under Section 4(a)(2) thereunder and vests three years from the grant date.

        On January 16, 2018, the Company closed on the acquisition of certain assets related to RED Hospitality & Leisure LLC ("RED") for $970,000 cash, comprised of a $750,000 deposit paid on December 11, 2017, which was reflected on our consolidated balance sheet as "other assets" as of December 31, 2017, and an additional $220,000 paid on January 16, 2018. On March 23, 2018, the RED operating subsidiary acquired additional assets for $1.0 million. The Company owns an 80% interest in RED, a premier provider of watersports activities and other travel and transportation services in the U.S. Virgin Islands.

        The accompanying condensed consolidated financial statements reflect the operations of our advisory and asset management business, hospitality products and services business, and entities that we consolidate. In this report, the terms the "Company," "we," "us" or "our" refers to Ashford Inc. and all entities included in its condensed consolidated financial statements.

2. Significant Accounting Policies

        Basis of Presentation and Principles of Consolidation and Combination—The accompanying historical unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These condensed consolidated financial statements include the accounts of Ashford Inc., its majority-owned subsidiaries and entities which it controls. All significant intercompany accounts and transactions between these entities have been eliminated in these historical condensed consolidated financial statements. We have condensed or omitted certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP in the accompanying unaudited condensed consolidated financial statements. We believe the disclosures made herein are adequate to prevent the information presented from being misleading. However, the condensed consolidated financial statements and related notes should be read in conjunction with the financial statements and notes thereto included in our 2017 Annual Report on Form 10-K filed with the SEC on March 12, 2018.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

2. Significant Accounting Policies (Continued)

        A variable interest entity ("VIE") must be consolidated by a reporting entity if the reporting entity is the primary beneficiary because it has (i) the power to direct the VIE's activities that most significantly impact the VIE's economic performance, (ii) an implicit financial responsibility to ensure that a VIE operates as designed, and (iii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE. We determine whether we are the primary beneficiary of a VIE upon our initial involvement with the VIE and we reassess whether we are the primary beneficiary of a VIE on an ongoing basis. Our determination of whether we are the primary beneficiary of a VIE is based upon the facts and circumstances for each VIE and requires significant judgment.

        Noncontrolling Interests—The following tables present information about our noncontrolling interests, including those related to consolidated VIEs, as of March 31, 2018 and December 31, 2017 (in thousands):

	March 31, 2018
	Ashford LLC	J&S(3)	OpenKey(4)	Pure Rooms(5)	RED(6)
Ashford Inc. ownership interest(9)	99.80%	85.00%	45.61%	70.00%	80.00%
Redeemable noncontrolling interests(1)(2)	0.20%	15.00%	29.65%	—%	—%
Noncontrolling interests in consolidated entities	—%	—%	24.74%	30.00%	20.00%

	100.00%	100.00%	100.00%	100.00%	100.00%

Carrying value of redeemable noncontrolling interests	$396	$2,877	$1,389	n/a	n/a
Redemption value adjustment, year-to-date	23	—	(861)	n/a	n/a
Redemption value adjustment, cumulative	381	—	1,160	n/a	n/a
Carrying value of noncontrolling interests	—	433	949	171	7
Assets, available only to settle subsidiary's obligations(7)	n/a	40,905	4,415	1,654	2,472
Liabilities, no recourse to Ashford Inc.(8)	n/a	23,712	758	1,558	828
Notes payable, no recourse to Ashford Inc.(8)	n/a	10,492	—	160	750
Revolving credit facility, no recourse to Ashford Inc.(8)	n/a	1,226	—	100	15

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

2. Significant Accounting Policies (Continued)

	December 31, 2017
	Ashford LLC	J&S(3)	OpenKey(4)	Pure Rooms(5)	RED(6)
Ashford Inc. ownership interest(9)	99.80%	85.00%	43.90%	70.00%	—%
Redeemable noncontrolling interests(1)(2)	0.20%	15.00%	39.59%	—%	—%
Noncontrolling interests in consolidated entities	—%	—%	16.51%	30.00%	—%

	100.00%	100.00%	100.00%	100.00%	—%

Carrying value of redeemable noncontrolling interests	$385	$2,522	$2,204	n/a	n/a
Redemption value adjustment, year-to-date	224	—	1,046	n/a	n/a
Redemption value adjustment, cumulative	358	—	2,021	n/a	n/a
Carrying value of noncontrolling interests	—	439	128	205	—
Assets, available only to settle subsidiary's obligations(7)	n/a	36,951	1,403	1,865	—
Liabilities, no recourse to Ashford Inc.(8)	n/a	21,821	889	1,652	—
Notes payable, no recourse to Ashford Inc.(8)	n/a	9,917	—	220	—
Revolving credit facility, no recourse to Ashford Inc.(8)	n/a	814	—	100	—

(1)
Redeemable noncontrolling interests are included in the "mezzanine" section of our condensed consolidated balance sheets as they may be redeemed by the holder for cash or registered shares in certain circumstances outside of the Company's control. The carrying value of the noncontrolling interests is based on the greater of the accumulated historical cost or the redemption value.

(2)
Redeemable noncontrolling interests in Ashford Holdings represent the members' proportionate share of equity in earnings/losses of Ashford Holdings or Ashford LLC as applicable and net income/loss attributable to the common unit holders is allocated based on the weighted average ownership percentage of these members' interest.

(3)
Represents ownership interests in J&S, which we consolidate under the voting interest model. J&S provides audio visual products and services in the hospitality industry. See also notes 1, 10 and 11.

(4)
Represents ownership interests in OpenKey, a VIE for which we are considered the primary beneficiary and therefore we consolidate it. OpenKey is a hospitality focused mobile key platform that provides a universal smartphone app for keyless entry into hotel guest rooms. See also notes 1, 10 and 11.

(5)
Represents ownership interests in Pure Rooms, a VIE for which we are considered the primary beneficiary and therefore we consolidate it. Pure Rooms provides "allergy friendly" premium rooms in the hospitality industry. See also notes 1, 10 and 11.

(6)
Represents ownership interests in RED, a VIE for which we are considered the primary beneficiary and therefore we consolidate it. RED is a premier provider of watersports activities and other travel and transportation services in the U.S. Virgin Islands. See also notes 1, 10 and 11.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

2. Significant Accounting Policies (Continued)

(7)
Total assets primarily consisted of cash and cash equivalents and other assets that can only be used to settle the subsidiaries obligations.

(8)
Liabilities consist primarily of accounts payable, accrued expenses and notes payable for which creditors do not have recourse to Ashford Inc. except in the case of debt held by RED, for which the creditor has recourse to Ashford Inc.

(9)
For certain of our investments we are provided a preferred return which is accounted for in our income allocation based on the applicable partnership agreement.

        In addition to the consolidated entity information above, noncontrolling interests in consolidated entities included a noncontrolling ownership interest in AIM Performance Holdco LP ("AIM") of 40% as of March 31, 2018 and December 31, 2017.

        Unconsolidated VIEs—Our investments in certain unconsolidated entities are considered to be variable interests in the underlying entities. Because we do not have the power and financial responsibility to direct the unconsolidated entities' activities and operations, we are not considered to be the primary beneficiary of these entities on an ongoing basis and therefore such entities should not be consolidated. In evaluating VIEs, our analysis involves considerable management judgment and assumptions. We review the investments in unconsolidated entities for impairment in each reporting period pursuant to the applicable authoritative accounting guidance. An investment is impaired when its estimated fair value is less than the carrying amount of our investment. Any impairment is recorded in equity in earnings/loss in unconsolidated entities.

        We held an investment in an unconsolidated entity with a carrying value of $500,000 at both March 31, 2018 and December 31, 2017. No impairment of the investment was recorded during the three months ended March 31, 2018 or 2017.

        Acquisitions—We account for acquisitions and investments in businesses as business combinations if the target meets the definition of a business and (a) the target is a VIE and we are the target's primary beneficiary, and therefore we must consolidate its financial statements, or (b) we acquire more than 50% of the voting interest of the target and it was not previously consolidated. We record business combinations using the acquisition method of accounting, which requires all of the assets acquired and liabilities assumed to be recorded at fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net tangible and intangible assets acquired is recorded as goodwill. The application of the acquisition method of accounting for business combinations requires management to make significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed in order to properly allocate purchase price consideration between assets that are depreciated and amortized from goodwill. The fair value assigned to tangible and intangible assets acquired and liabilities assumed are based on management's estimates and assumptions, as well as other information compiled by management, including valuations that utilize customary valuation procedures and techniques. Significant assumptions and estimates include, but are not limited to, the cash flows that an asset is expected to generate in the future, the appropriate weighted-average cost of capital, and the cost savings expected to be derived from acquiring an asset, if applicable. If the actual results differ from the estimates and judgments used in these estimates, the amounts recorded in the consolidated financial statements may be exposed to potential impairment of the intangible assets and goodwill.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

2. Significant Accounting Policies (Continued)

        If our investment involves the acquisition of an asset or group of assets that does not meet the definition of a business, the transaction is accounted for as an asset acquisition. An asset acquisition is recorded at cost, which includes capitalizing transaction costs, and does not result in the recognition of goodwill.

        Use of Estimates—The preparation of these condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        Impairment of Furniture, Fixtures and Equipment—Furniture, fixtures and equipment are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Recoverability of the asset is measured by comparison of the carrying amount of the asset to the estimated future undiscounted cash flows, which take into account current market conditions and our intent with respect to holding or disposing of the asset. If our analysis indicates that the carrying value of the asset is not recoverable on an undiscounted cash flow basis, we recognize an impairment charge for the amount by which the asset net book value exceeds its estimated fair value, or fair value, less cost to sell. In evaluating impairment of assets, we make many assumptions and estimates, including projected cash flows, expected holding period, and expected useful life. Fair value is determined through various valuation techniques, including internally developed discounted cash flow models, comparable market transactions and third-party appraisals, where considered necessary. Assets not yet placed into service are also reviewed for impairment whenever events or changes in circumstances indicate that all or a portion of the assets will not be placed into service. We recorded impairment charges of $1.9 million for the three months ended March 31, 2018. The impairment was recognized upon determination that a portion of the software will not be placed into service. No impairment charges were recorded for furniture, fixtures and equipment for the three months ended March 31, 2017.

        Goodwill and Indefinite-Lived Intangible Assets—Goodwill is assigned to reporting units that are expected to benefit from the synergies of the business combination as of the acquisition date. Indefinite-lived intangible assets primarily include trademark rights resulting from our acquisition of J&S. We assess goodwill and indefinite-lived intangible assets, neither of which is amortized, for impairment annually as of October 1, or more frequently, if events and circumstances indicate impairment may have occurred. In the evaluation of goodwill for impairment, we perform a quantitative assessment and compare the fair value of the reporting unit to the carrying value. If the carrying value of a reporting unit exceeds its fair value, the goodwill of that reporting unit is potentially impaired and we proceed to step two of the impairment analysis. In step two of the analysis, we will record an impairment loss equal to the excess of the carrying value of the reporting unit's goodwill over its implied fair value should such a circumstance arise. We determine fair value based on discounted projected future operating cash flows using a discount rate that is commensurate with the risk inherent in our current business model. We base our measurement of fair value of trademarks using the relief-from-royalty method. This method assumes that the trade name and trademarks have value to the extent that their owner is relieved of the obligation to pay royalties for the benefits received from

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

2. Significant Accounting Policies (Continued)

them. No indicators of impairment were identified during our most recent annual test or as of March 31, 2018.

        Definite-Lived Intangible Assets—Definite-lived intangible assets primarily include customer relationships resulting from our acquisition of J&S and Pure Rooms. These assets are amortized using the straight-line method over the estimated useful lives of the assets. We review the carrying amount of the assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the carrying amount is not recoverable, we record an impairment charge for the excess of the carrying amount over the fair value. No indicators of impairment were identified as of March 31, 2018.

        Salaries and Benefits—Salaries and benefits are expensed as incurred. Salaries and benefits includes expense for equity grants of Ashford Trust and Braemar common stock and performance-based Long-Term Incentive Plan ("LTIP") units awarded to our officers and employees in connection with providing advisory services equal to the fair value of the award in proportion to the requisite service period satisfied during the period. There is an offsetting amount, included in "advisory services" revenue. Salaries and benefits also includes changes in fair value in the deferred compensation plan liability. See further discussion in notes 2 and 13 to our condensed consolidated financial statements.

        Depreciation and Amortization—Our furniture, fixtures and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the related assets. Furniture and equipment are depreciated using the straight-line method over lives ranging from 3 to 7.5 years and computer software placed into service is amortized on a straight-line basis over estimated useful lives ranging from 3 to 5 years. While we believe our estimates are reasonable, a change in estimated useful lives could affect depreciation expense and net income/loss as well as resulting gains or losses on potential sales. Definite-lived intangible assets, which include customer relationships resulting from our acquisitions of J&S and Pure Rooms, are amortized using the straight-line method over the estimated useful lives of the assets. See note 4.

        Equity-Based Compensation—We adopted an equity incentive plan that provides for the grant of restricted or unrestricted shares of our common stock, options to purchase our common stock and other share awards, share appreciation rights, performance shares, performance units and other equity-based awards or any combination of the foregoing. Equity-based compensation included in "salaries and benefits" is accounted for at fair value based on the market price of the shares/options on the date of grant in accordance with applicable authoritative accounting guidance. The fair value is charged to compensation expense on a straight-line basis over the vesting period of the shares/options. Grants of restricted stock to independent directors are recorded at fair value based on the market price of our shares at grant date, and this amount is fully expensed in "general and administrative" expense as the grants of stock are fully vested on the date of grant. The amount of the expense may be subject to adjustment in future periods depending on the specific characteristics of the equity-based award and the application of the accounting guidance. Options to purchase common stock granted to other non-employees are accounted for at fair value based on the market price of the options at period end in accordance with applicable authoritative accounting guidance that results in recording expense, included in "general and administrative," equal to the fair value of the award in proportion to the

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

2. Significant Accounting Policies (Continued)

requisite service period satisfied during the period. Our officers and employees can be granted common stock and LTIP units from Ashford Trust and Braemar in connection with providing advisory services that result in expense, included in "salaries and benefits," equal to the fair value of the award in proportion to the requisite service period satisfied during the period, as well as offsetting revenue in an equal amount included in "advisory services" revenue.

        Other Comprehensive Income (Loss)—Comprehensive loss for the three months ended March 31, 2018, consists of net loss and foreign currency translation adjustments. The foreign currency translation adjustment represents the unrealized impact of translating the financial statements of the J&S operations in Mexico and the Dominican Republic from their respective functional currencies to U.S. dollars. This amount is not included in net income and would only be realized upon the sale or upon complete or substantially complete liquidation of the foreign businesses. The accumulated other comprehensive loss is presented on the condensed consolidated balance sheets as of March 31, 2018 and December 31, 2017. There were no sources of other comprehensive income (loss) for the three months ended March 31, 2017.

        Due to Affiliates—Due to affiliates represents current payables resulting from general and administrative expense, furniture, fixtures and equipment reimbursements, and contingent consideration. Due to affiliates is generally settled within a period not exceeding one year.

        Recently Adopted Accounting Standards—In May 2014, the FASB issued ASU 2014-09, also referred to as "ASC 606" Revenue from Contracts with Customers. The core principle of the guidance is that an entity shall recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity is required to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved. ASC 606 also specifies the accounting for certain costs to obtain or fulfill a contract with a customer. In addition, the new guidance requires improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized.

        Effective January 1, 2018, we adopted the new standard using the modified retrospective approach. Based on our assessment, adoption of the new guidance did not require a cumulative-effect adjustment to the opening retained earnings on January 1, 2018. We expect the new standard's impact on net income will be immaterial on an ongoing annual basis; however, the Company does anticipate that the new standard will have an impact on its revenues in interim periods due to timing. The primary impact of adopting the new standard relates to the timing of recognition of incentive advisory fees, which are a form of variable consideration and therefore must be (i) deferred until such fees are probable of not being subject to significant reversal, and (ii) tied to a performance obligation in the contract with the customer so that revenue recognition depicts the transfer of the related advisory services to the customer. Accordingly, the Company will no longer record incentive advisory fee revenue in interim

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

2. Significant Accounting Policies (Continued)

periods prior to the fourth quarter of the year in which the incentive fee is measured. The Company expects that this could impact its revenues in future interim periods, but we are unable to estimate the impact because future incentive advisory fees are calculated based on future changes in total stockholder return of our REIT clients compared to the total stockholder return of their respective peer group. We do not expect any material changes in revenue recognition for audio visual, investment management reimbursements, debt placement fees, claims management services revenue, lease revenue or other services revenue. See note 3 for additional information regarding our adoption of ASC 606.

        In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities ("ASU 2016-01"), which requires an entity to: (i) measure equity investments at fair value through net income, with certain exceptions; (ii) present in OCI the changes in instrument-specific credit risk for financial liabilities measured using the fair value option; (iii) present financial assets and financial liabilities by measurement category and form of financial asset; (iv) calculate the fair value of financial instruments for disclosure purposes based on an exit price; and (v) assess a valuation allowance on deferred tax assets related to unrealized losses of AFS debt securities in combination with other deferred tax assets. ASU 2016-01 provides an election to subsequently measure certain nonmarketable equity investments at cost less any impairment and adjusted for certain observable price changes. It also requires a qualitative impairment assessment of such equity investments and amends certain fair value disclosure requirements. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Certain provisions of ASU 2016-01 are eligible for early adoption. In February 2018, the FASB issued ASU 2018-03, as technical corrections and improvements to amend and clarify certain aspects of the guidance issued in ASU 2016-01. We have adopted this standard effective January 1, 2018, and the adoption of this standard did not have a material impact on our condensed consolidated financial statements and related disclosures. See "Unconsolidated VIEs" above in note 2.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments—a consensus of the Emerging Issues Task Force ("ASU 2016-15"). The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. Certain issues addressed in this guidance include debt payments or debt extinguishment costs, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, distributions received from equity method investments and beneficial interests in securitization transactions. We have adopted this standard effective January 1, 2018, and the adoption of this standard did not have a material impact on our condensed consolidated financial statements and related disclosures.

        In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805)—Clarifying the Definition of a Business ("ASU 2017-01"), which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether a transaction should be accounted for as an acquisition (or disposal) of an asset or a business. We have adopted this standard effective January 1, 2018.

        Recently Issued Accounting Standards—In February 2016, the FASB issued ASU 2016-02, Leases ("ASU 2016-02"). The new standard establishes a right-of-use ("ROU") model that requires a lessee to record an ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

2. Significant Accounting Policies (Continued)

pattern of expense recognition in the income statement. The new standard requires a lessor to classify leases as either sales-type, finance or operating. A lease will be treated as a sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as a financing lease. If the lessor doesn't convey risks and rewards or control, an operating lease results. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases as well as for lessors for sales-type, direct financing, and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the condensed consolidated financial statements, with certain practical expedients available. The accounting for leases where we are the lessor remains largely unchanged. While we are currently in the initial stages of assessing the impact ASU 2016-02 will have on our condensed consolidated financial statements, we expect the primary impact to our condensed consolidated financial statements upon adoption will be the recognition, on a discounted basis, of any future minimum rentals due under noncancelable leases on our condensed consolidated balance sheets resulting in the recording of ROU assets and lease obligations.

        In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"). ASU 2016-13 sets forth an "expected credit loss" impairment model to replace the current "incurred loss" method of recognizing credit losses. The standard requires measurement and recognition of expected credit losses for most financial assets held. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for periods beginning after December 15, 2018. We are currently evaluating the impact that ASU 2016-13 will have on the condensed consolidated financial statements and related disclosures.

        In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment ("ASU 2017-04"), which removes the requirement to compare the implied fair value of goodwill with its carrying amount as part of step 2 of the goodwill impairment test. As a result, under ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value. However, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, ASU 2017-04 clarifies that an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. ASU 2017-04 is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are evaluating the impact that ASU 2017-04 will have on our condensed consolidated financial statements and related disclosures.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

3. Revenues

        On January 1, 2018, we adopted ASC 606 using the modified retrospective method. As the adoption of this standard did not have a material impact on our condensed consolidated financial statements, no adjustments to opening retained earnings were made as of January 1, 2018. Results for reporting periods beginning after January 1, 2018, are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under ASC Topic 605—Revenue Recognition.

        Revenue Recognition—Revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

        We determine revenue recognition through the following steps:

  •
  Identification of the contract, or contracts, with a customer

  •
  Identification of the performance obligations in the contract

  •
  Determination of the transaction price

  •
  Allocation of the transaction price to the performance obligations in the contract

  •
  Recognition of revenue when, or as, we satisfy a performance obligation

  Advisory Services Revenue

        Advisory services revenue is reported within our REIT Advisory segment and primarily consists of advisory fees and expense reimbursements that are recognized when services have been rendered. Advisory fees consist of base fees and incentive fees. For Ashford Trust, the quarterly base fee ranges from 0.70% to 0.50% per annum of the total market capitalization ranging from less than $6.0 billion to greater than $10.0 billion plus the Key Money Asset Management Fee, as defined in the respective advisory agreement, subject to certain minimums. The Braemar base fee is fixed at 0.70% of Braemar's total market capitalization plus the Key Money Asset Management Fee, as defined in the respective advisory agreement, subject to certain minimums. Reimbursements for overhead, internal audit, risk management advisory services and asset management services, including compensation, benefits and travel expense reimbursements, are recognized when services have been rendered. We record advisory revenue for equity grants of Ashford Trust and Braemar common stock and Long-Term Incentive Plan ("LTIP") units awarded to our officers and employees in connection with providing advisory services equal to the fair value of the award in proportion to the requisite service period satisfied during the period, as well an offsetting expense in an equal amount included in "salaries and benefits."

        Incentive advisory fees are measured annually in each year that Ashford Trust's and/or Braemar's annual total stockholder return exceeds the average annual total stockholder return for each company's respective peer group, subject to the Fixed Charge Coverage Ratio ("FCCR") Condition, as defined in the respective advisory agreements. Incentive advisory fees are paid over a three-year period and each payment is subject to the FCCR Condition, which relates to the ratio of adjusted EBITDA to fixed charges for Ashford Trust or Braemar, as applicable. Historically, during the incentive advisory fee measurement period (i.e. the first year of each three year period), incentive advisory fees have been accrued (or reversed) quarterly based on the amount that would be due pursuant to the applicable

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

3. Revenues (Continued)

advisory agreements as of the interim balance sheet date. The second and third year installments of incentive advisory fees have been recognized as revenue on a pro-rata basis each quarter for the amounts determined in the first year measurement period, subject to the December 31 FCCR Condition each year. Effective with our January 1, 2018 adoption of ASC 606, we will no longer record the first year's installment of incentive advisory fee revenue in interim periods prior to the fourth quarter. Prior to measurement in the fourth quarter of each year, our first year installment of incentive advisory fees are subject to significant fluctuation (i.e. based on annual total stockholder returns) and are contingent on a future event during the measurement period (e.g. meeting the FCCR Condition). Accordingly, incentive advisory fees will generally be recognized only upon measurement in the fourth quarter of the first year of the three year period. The second and third year installments of incentive advisory fees are recognized as revenue on a pro-rata basis each quarter as such amounts are not subject to significant reversal.

        The table below presents the impact of applying the new revenue recognition standard to the components of total revenue within the condensed consolidated statement of operations for the three months ended March 31, 2018, as a result of the change in the timing of revenue recognition of incentive advisory fees during interim periods prior to the fourth quarter of the year in which the incentive fee is measured (in thousands):

	Three Months Ended March 31, 2018
	As Reported	Financial Results Prior to Adoption of Revenue Recognition Standard	Impact of Adoption of Revenue Recognition Standard
Advisory services revenue:
Base advisory fee	$10,711	$10,711	$—
Incentive advisory fee	452	809	(357)
Reimbursable expenses	1,949	1,949	—
Non-cash stock/unit-based compensation	9,292	9,292	—
Other advisory revenue	128	128	—

Total advisory services revenue	22,532	22,889	(357)
Audio visual	23,310	23,310	—
Other	2,326	2,326	—

Total revenue	$48,168	$48,525	$(357)

  Audio Visual Revenue

        Audio visual revenue primarily consists of revenue generated within our J&S segment by providing event technology services such as audio visual services, audio visual equipment rental, staging and meeting services and event-related communication systems as well as related technical support, to our customers in various venues including hotels and convention centers. We recognize revenue when persuasive evidence of an arrangement exists, services have been rendered, the fee is fixed or determinable and collectability is reasonably assured. Revenue is recognized in the period in which services are provided pursuant to the terms of the contractual arrangements with our customers. We

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

3. Revenues (Continued)

also evaluate whether it is appropriate to present (i) the gross amount that our customers pay for our services as revenue, and the related commissions paid to the venue as cost of revenue, or (ii) the net amount (gross revenue less the related commissions paid to the venue) as revenue. We are responsible for the delivery of the services, including providing the necessary labor and equipment to perform the services. We are generally subject to inventory risk, have latitude in establishing prices and selecting suppliers and, while in many cases the venue bills the end customer on our behalf, we bear the risk of collection from the customer. The venues' commissions are not dependent on collections. As a result, our revenue is primarily reported on a gross basis. Cost of revenues for audio visual principally includes commissions paid to venues, direct labor costs, the cost of equipment sub-rentals, depreciation of equipment, amortization of signing bonuses, as well as other costs such as supplies, freight, travel and other overhead from our venue and customer facing operations and any losses on equipment disposal.

  Other Revenue

        Debt placement fees are reported within our REIT Advisory segment and include revenues earned through provision of debt placement services by Lismore Capital, our wholly-owned subsidiary. These fees are recognized based on a stated percentage of the loan amount when services have been rendered and the subject loan has closed.

        Certain of our consolidated entities enter into contracts with customers that contain multiple performance obligations. For these contracts, we account for individual performance obligations separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. We determine the standalone selling prices based on our consolidated entities' overall pricing objectives taking into consideration market conditions and other factors, including the customer and the nature and value of the performance obligations within the applicable contracts.

  Deferred Revenue and Contract Balances

        Deferred revenue primarily consists of customer billings in advance of revenues being recognized from our advisory agreements and other hospitality products and services contracts. Generally, deferred revenue that could result in a cash payment within the next twelve-month period is recorded as current deferred revenue and the remaining portion is recorded as noncurrent. The increase in the deferred revenue balance is primarily driven by cash payments received or due in advance of satisfying our performance obligations, offset by revenues recognized that were included in the deferred revenue balance at the beginning of the period.

        For the three months ended March 31, 2018, we recognized $2.7 million of revenues that were included in deferred revenue at the beginning of the period, including (a) $346,000 of advisory revenue primarily related to our advisory agreements with Ashford Trust and Braemar, and (b) $2.4 million of "Other services" revenue earned by our hospitality products and services companies.

        We do not disclose information about remaining performance obligations pertaining to contracts that have an original expected duration of one year or less. The transaction price allocated to remaining unsatisfied or partially unsatisfied performance obligations with an original expected duration exceeding one year was primarily related to (i) reimbursed software costs that will be recognized evenly

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

3. Revenues (Continued)

over the period the software is used to provide advisory services to Ashford Trust and Braemar, and (ii) a $5.0 million cash payment received in June 2017 from Braemar in connection with our Fourth Amended and Restated Braemar Advisory Agreement, which is recognized evenly over the 10-year initial contract period that we are providing Braemar advisory services. Incentive advisory fees that are contingent upon future market performance are excluded as the fees are considered variable and not included in the transaction price at March 31, 2018.

        The timing of revenue recognition may differ from the timing of payment by customers. We record a receivable when revenue is recognized prior to payment and we have an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, we record deferred revenue until the performance obligations are satisfied. We had receivables related to revenues from contracts with customers of $7.1 million and $5.1 million included in "accounts receivable, net" primarily related to our hospitality products and services segment, $11.4 million and $13.3 million in "due from Ashford Trust OP", and $96,000 and $1.7 million included in "due from Braemar OP" related to REIT advisory services at March 31, 2018 and December 31, 2017, respectively. We had no significant impairments related to these receivables during the three months ended March 31, 2018.

        The following table presents revenue by reporting segment and geography for the three months ended March 31, 2018 and 2017 (in thousands). See note 16 for more information about our segment reporting.

	Three Months Ended March 31, 2018
	REIT Advisory	J&S	OpenKey	Corporate and Other(2)	Ashford Inc. Consolidated
United States	$23,653	$15,952	$319	$886	$40,810
Mexico	—	5,460	—	—	5,460
All other countries	—	1,898	—	—	1,898

	$23,653	$23,310	$319	$886	$48,168

	Three Months Ended March 31, 2017(1)
	REIT Advisory	J&S	OpenKey	Corporate and Other(2)	Ashford Inc. Consolidated
United States	$12,988	$—	$25	$—	$13,013
Mexico	—	—	—	—	—
All other countries	—	—	—	—	—

	$12,988	$—	$25	$—	$13,013

(1)
Prior period amounts were not adjusted for the adoption of the new revenue recognition guidance under ASC 606.

(2)
Represents Pure Rooms and RED.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

4. Acquisitions

J&S

        On November 1, 2017, we completed the acquisition of an 85% controlling interest in J&S Audio Visual Communications, Inc., J&S Audiovisual Mexico, S. de R.L. de C.V. and J&S Audio Visual Dominican Republic, L.P., collectively referred to as "J&S." J&S provides an integrated suite of audio visual services including show and event services, hospitality services, creativeservices and design & integration services to its customers in various venues including hotels and convention centers in the United States, Mexico and the Dominican Republic.

        The purchase price of approximately $25.5 million consisted of (i) $19.2 million in cash of which $10.0 million was funded with a term loan; (ii) 70,318 shares of Ashford Inc. common stock, which was determined based on an agreed upon value of approximately $4.3 million using a thirty-day volume weighted average price per share of $60.44 and had an estimated fair value of approximately $5.1 million as of the acquisition date; and (iii) contingent consideration with an estimated fair value of approximately $1.2 million. The results of operations of J&S were included in our consolidated financial statements from the date of acquisition.

        The acquisition of J&S has been recorded using the acquisition method of accounting in accordance with the authoritative guidance for business combinations, and the purchase price allocation is based on our valuation of the fair value of the tangible and intangible assets acquired and liabilities assumed at the date of acquisition. We have completed our preliminary valuation to determine the fair value of the identifiable assets acquired and liabilities assumed. The fair values of the assets acquired were determined using various valuation techniques, including an income approach. The fair value measurements were primarily based on significant inputs that are not directly observable in the market and are considered Level 3 under the fair value measurements and disclosure framework. Key assumptions include cash flow projections of J&S and the discount rate applied to those cash flows. The excess of the purchase price over the estimated fair values of the identifiable net assets acquired was recorded as goodwill.

        We have allocated the purchase price to the assets acquired and liabilities assumed on a preliminary basis using estimated fair value information currently available. We are in the process of evaluating the values assigned to working capital balances, furniture, fixtures and equipment, intangible assets, notes payable, capital leases, deferred taxes, noncontrolling interests and contingent consideration. Thus, the balances reflected below are subject to change, and any such changes could result in adjustments to the allocation. Any change to the amounts recorded within furniture, fixtures and equipment could also impact depreciation expense.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

4. Acquisitions (Continued)

        The fair value of the purchase price and preliminary allocation of the purchase price is as follows (in thousands):

Cash	$9,176
Term loan	10,000
Fair value of Ashford Inc. common stock	5,063
Fair value of contingent consideration	1,196

Purchase price consideration	25,435

Fair value of redeemable noncontrolling interest	2,724
Fair value of noncontrolling interest	324

Total fair value of purchase price	$28,483

	Fair Value	Estimated Useful Life
Current assets including cash	$6,564
Furniture, fixtures and equipment	9,020	5 years
Goodwill	12,321
Trademarks	3,201
Customer relationships	6,519	7 years
Other assets	129

Total assets acquired	37,754

Current liabilities	7,080
Notes payable, current	445
Deferred income	1,213
Note payable, non-current	533

Total assumed liabilities	9,271

Net assets acquired	$28,483

        We expect approximately $9.9 million of the goodwill balance to be deductible for tax purposes. The qualitative factors that make up the recorded goodwill include value associated with an assembled workforce and value attributable to expanding J&S' operations through our relationships with Ashford Trust and Braemar.

Results of J&S

        The results of operations of J&S have been included in our results of operations since the acquisition date. Our consolidated statement of operations for the three months ended March 31, 2018, included total revenue of $23.3 million and net income of $2.1 million from J&S. The unaudited pro forma results of operations as if the acquisition had occurred on January 1, 2017, are included below under "Pro Forma Financial Results."

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

4. Acquisitions (Continued)

Pure Rooms

        On April 6, 2017, we acquired a 70% interest in Pure Rooms. Pure Rooms' patented 7-step purification process treats a room's surfaces, including the air, and removes up to 99% of pollutants. To consummate the acquisition, Ashford Hospitality Services LLC ("AHS"), a subsidiary of Ashford Inc., entered into an Amended and Restated Limited Liability Company Agreement (the "LLC Agreement") with PRE Opco, LLC ("Pure Rooms"), pursuant to which AHS became the sole owner of the common equity, or Series A Units. In conjunction with the LLC Agreement, AHS contributed $97,000 cash to Pure Rooms as required by the LLC Agreement. Pursuant to the Asset and Liability Contribution Agreement (the "Contribution Agreement"), by and among Pure Rooms (as contributee) and PAFR, LLC, the members of PAFR, LLC and Brault Enterprises, LLC (collectively, the "Sellers"), the Sellers contributed liabilities, net of assets, of the predecessor operating company, Pure Rooms NA, LLC, with a fair value of $532,000 in exchange for certain equity interests in Pure Rooms, including 30% of the Series A Units, 100% of the Series B-1 Units, and 50% of the Series B-2 Units. The fair value of the remaining equity consideration included $42,000 of Series A Units, $181,000 of Series B-1 Units, and $202,000 of Series B-2 Units, totaling $425,000. As a result of the Contribution Agreement, our equity interest in Pure Rooms was 70%.

        Per the LLC Agreement, the Series A Units are voting units and have the voting rights set forth in the Contribution Agreement but do not have management participation rights. The Series B-1 Units and Series B-2 Units are non-voting units and do not have voting or management participation rights. The distribution waterfall provides seniority as follows: Series B-1, Series B-2, and then Series A. There is no coupon or other preference associated with the Series B-1 and B-2 unit classes. On August 29, 2017, the Series B-1 unit holders redeemed their Series B-1 units for $200,000.

        The acquisition of Pure Rooms has been recorded using the acquisition method of accounting in accordance with the authoritative guidance for business combinations, and the purchase price allocation is based on our valuation of the fair value of the tangible and intangible assets acquired and liabilities assumed at the date of acquisition. The fair values of the assets acquired were determined using various valuation techniques, including an income approach. The fair value measurements were primarily based on significant inputs that are not directly observable in the market and are considered Level 3 under the fair value measurements and disclosure framework. Key assumptions include cash flow projections of Pure Rooms and the discount rate applied to those cash flows. The excess of the purchase price over the estimated fair values of the identifiable net assets acquired was recorded as goodwill.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

4. Acquisitions (Continued)

        The fair value of the equity consideration of $425,000 was allocated as follows (in thousands):

	Fair Value	Estimated Useful Life
Cash	$129
Furniture, fixtures and equipment	170	3 years
Customer relationships	175	5 years
Goodwill	782

Total assets acquired	1,256

Line of credit	100
Note payable	375
Other assumed liabilities, net	356

Total assumed liabilities	831

Net assets acquired	$425

        We expect approximately $547,000 of the goodwill balance to be deductible for income tax purposes. The qualitative factors that make up the recorded goodwill include value associated with an assembled workforce and value attributable to expanding Pure Rooms' operations through our relationships with Ashford Trust and Braemar.

Results of Pure Rooms

        The results of operations of Pure Rooms have been included in our results of operations since the acquisition date. Our consolidated statement of operations for the three months ended March 31, 2018, included total revenue of $630,000 and a net loss of $90,000 from Pure Rooms. The unaudited pro forma results of operations as if the acquisition had occurred on January 1, 2017, are included below under "Pro Forma Financial Results."

Pro Forma Financial Results

        The following table reflects the unaudited pro forma results of operations as if the J&S and Pure Rooms acquisitions had occurred and the applicable indebtedness was incurred on January 1, 2017, and

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

4. Acquisitions (Continued)

the removal of $304,000 of transaction costs directly attributable to the acquisitions for the three months ended March 31, 2018 and 2017 (in thousands):

	Three Months Ended March 31,
	2018	2017
Total revenue	$48,168	$33,101
Net income (loss)	(5,835)	(1,237)
Net income (loss) attributable to the Company	(5,723)	(1,233)
Pro forma income (loss) per share:
Basic	$(2.73)	$(0.59)
Diluted	$(2.84)	$(0.75)
Pro forma weighted average common shares outstanding (in thousands):
Basic	2,094	2,085
Diluted	2,115	2,120

        The acquisition of certain assets related to RED was treated as an acquisition of property and equipment so the pro forma results of operations of RED are not included above.

5. Goodwill and Intangible Assets, net

        The changes in the carrying amount of goodwill for the three months ended March 31, 2018, are as follows (in thousands):

	J&S	Corporate and Other	Consolidated
Balance at January 1, 2018	$12,165	$782	$12,947
Changes in goodwill:
Additions	—	—	—
Adjustments	156	—	156

Balance at March 31, 2018	$12,321	$782	$13,103

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

5. Goodwill and Intangible Assets, net (Continued)

        Intangible assets, net as of March 31, 2018 and December 31, 2017, are as follows (in thousands):

	March 31, 2018			December 31, 2017
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Definite-lived intangible assets:
Pure Rooms customer relationships	$175	$(35)	$140	$175	$(26)	$149
J&S customer relationships	6,519	(388)	6,131	6,519	(156)	6,363

	$6,694	$(423)	$6,271	$6,694	$(182)	$6,512

Indefinite-lived intangible assets:
J&S trademarks	$3,201			$3,201

	$3,201			$3,201

        Amortization expense for definite-lived intangible assets was $241,000 for the three months ended March 31, 2018. Customer relationships for Pure Rooms and J&S were assigned a useful life of 5 years and 7 years, respectively.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

6. Notes Payable, net

        Notes payable, net consisted of the following (in thousands):

Indebtedness	Subsidiary	Maturity	Interest Rate	March 31, 2018	December 31, 2017
Senior revolving credit facility	Ashford Inc.	March 1, 2021	Base Rate(3) + 2.00% to 2.50% or LIBOR(4) + 3.00% to 3.50%	$—	$—
Term loan	J&S	November 1, 2022	One-Month LIBOR(2) + 3.25%	9,667	9,917
Revolving credit facility	J&S	November 1, 2022	One-Month LIBOR(2) + 3.25%	1,226	814
Capital lease obligations	J&S	Various	Various-fixed	770	896
Equipment note	J&S	November 1, 2022	One-Month LIBOR(2) + 3.25%	825	—
Term Loan	J&S	November 1, 2022	One-Month LIBOR(2) + 3.25%	—	—
Revolving credit facility	OpenKey	October 31, 2018	Prime Rate(1) + 2.75%	—	—
Term loan	Pure Rooms	October 1, 2018	5.00%	160	220
Revolving credit facility	Pure Rooms	On demand	Prime Rate(1) + 1.00%	100	100
Term loan	RED	April 5, 2025	Prime Rate(1) + 1.75%	750	—
Revolving credit facility	RED	March 5, 2019	Prime Rate(1) + 1.75%	15	—

Total notes payable				13,513	11,947
Less deferred loan costs, net				(243)	(240)

Total notes payable less net deferred loan costs				13,270	11,707
Less current portion				(1,736)	(1,751)

				$11,534	$9,956

(1)
Prime Rate was 4.75% and 4.50% at March 31, 2018 and December 31, 2017, respectively.

(2)
The one-month LIBOR rate was 1.88% and 1.56% at March 31, 2018 and December 31, 2017, respectively.

(3)
Base Rate, as defined in the senior revolving credit facility agreement, is the greater of (i) the prime rate set by Bank of America, or (ii) federal funds rate plus 0.50%, or (iii) LIBOR plus 1.00%.

(4)
Ashford Inc. may elect a 1, 2, 3 or 6 month LIBOR period for each borrowing.

        On March 23, 2018, our RED operating subsidiary entered into a term loan of $750,000 and a revolving credit facility of $250,000 for which the creditor has recourse to Ashford Inc. Approximately $225,000 of the proceeds from the term loan is held in an escrow account, which is included in our condensed consolidated balance sheet within "other assets" as of March 31, 2018. During the three months ended March 31, 2018, $15,000 was drawn on the revolving credit facility. As of March 31, 2018, $235,000 of credit was available under the revolving credit facility.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

6. Notes Payable, net (Continued)

        On March 1, 2018, the Company and its subsidiary Ashford Hospitality Holdings LLC entered into a $35 million senior revolving credit facility with Bank of America, N.A. The credit facility provides for a three-year revolving line of credit and bears interest at the Base Rate plus 2.00% to 2.50% or LIBOR plus 3.00% to 3.50%, depending on the leverage level of the Company. There is a one-year extension option subject to the satisfaction of certain conditions. The new credit facility includes the opportunity to expand the borrowing capacity by up to $40 million to an aggregate size of $75 million. At March 31, 2018, there were no outstanding borrowings under the facility.

        On November 1, 2017, our J&S operating subsidiary entered into a series of financing transactions for which the creditors do not have recourse to Ashford Inc., including a $10.0 million term loan to finance the acquisition of J&S. The term loan bears interest at LIBOR plus 3.25% and matures on November 1, 2022. Net deferred loan costs associated with this financing of $218,000 and $226,000, respectively, are included as a reduction to "Notes payable, net" on the condensed consolidated balance sheets as of March 31, 2018 and December 31, 2017. As of March 31, 2018 and December 31, 2017, $1.0 million of the term loan was recorded in current portion of notes payable, net. In connection with the term loan, the subsidiary entered into an interest rate cap with an initial notional amount totaling $5.0 million and a strike rate of 4.0%. The fair value of the interest rate cap at March 31, 2018 and December 31, 2017, was not material. The subsidiary also entered into a $3.0 million revolving credit facility which bears interest at LIBOR plus 3.25% and matures on November 1, 2022. During the three months ended March 31, 2018, $5.2 million was drawn and approximately $4.8 million of payments were made on the revolving credit facility. As of March 31, 2018 and December 31, 2017, approximately $1.8 million and $2.2 million of credit, respectively, was available under the revolving credit facility. These debt agreements contain various financial covenants that, among other things, require the maintenance of certain fixed charge coverage ratios. Our J&S operating subsidiary is currently in compliance with all financial covenants.

        Also on November 1, 2017, in connection with the acquisition of J&S, our J&S operating subsidiary entered into a $3.0 million equipment note and a $2.0 million term loan agreement. These loans each bear interest at LIBOR plus 3.25% and mature on November 1, 2022. During the three months ended March 31, 2018, $825,000 was drawn on the equipment note and no amounts were drawn on the term loan. All the loans in connection with the acquisition of J&S are partially secured by a security interest on all of the assets and equity interests of our operating subsidiary.

        On April 13, 2017, OpenKey entered into a Loan and Security Agreement for a line of credit in the amount of $1.5 million. The line of credit is secured by all of OpenKey's assets and matures on October 31, 2018, with an interest rate of Prime Rate plus 2.75%. Creditors do not have recourse to Ashford Inc. At March 31, 2018 and December 31, 2017, there were no borrowings outstanding under the Loan Agreement. In connection with the line of credit, OpenKey granted the creditors a 10-year warrant to purchase approximately 28,000 shares of OpenKey's preferred stock at $1.61 per share. The fair value of the warrants, estimated to be $28,000, was recorded in noncontrolling interests in consolidated entities and debt issuance costs, which is amortized over the term of the line of credit.

        On April 6, 2017, Pure Rooms entered into a term loan of $375,000 and a line of credit of $100,000 for which the creditor does not have recourse to Ashford Inc. The term loan has a fixed interest rate of 5.00% per annum with a stated maturity date of October 1, 2018. The line of credit has a variable interest rate of Prime Rate plus 1.00%. There is no stated maturity date related to the line of credit as it is payable on demand; accordingly, the balance has been classified as a current liability on our condensed consolidated balance sheets.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

7. Fair Value Measurements

        Fair Value Hierarchy—Our financial instruments measured at fair value, either on a recurring or a non-recurring basis, are classified in a hierarchy for disclosure purposes consisting of three levels based on the observability of inputs in the market place as discussed below:

  •
  Level 1: Fair value measurements that are quoted prices (unadjusted) in active markets that we have the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets.

  •
  Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

  •
  Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability.

  Assets and Liabilities Measured at Fair Value on a Recurring Basis

        The following tables present our assets and liabilities measured at fair value on a recurring basis aggregated by the level within which measurements fall in the fair value hierarchy (in thousands):

	Quoted Market Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
March 31, 2018
Liabilities
Contingent consideration	$—	$—	$(2,475)	$(2,475	)(1)
Deferred compensation plan	(19,740)	—	—	(19,740)

Total	$(19,740)	$—	$(2,475)	$(22,215)

	Quoted Market Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2017
Liabilities
Contingent consideration	—	—	(2,262)	(2,262	)(1)
Deferred compensation plan	(19,259)	—	—	(19,259)

Total	$(19,259)	$—	$(2,262)	$(21,521)

(1)
Reported as "due to affiliates" in the condensed consolidated balance sheets.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

7. Fair Value Measurements (Continued)

        The following table presents the rollforward of our Level 3 contingent consideration liability (in thousands):

Contingent Consideration Liability(1)
Balance at December 31, 2017	$(2,262)
Acquisitions	—
Gains (losses) included in earnings(2)	(213)
Dispositions and settlements	—
Transfers into/out of Level 3	—

Balance at March 31, 2018	$(2,475)

(1)
Includes Ashford Inc.'s contingent consideration associated with the acquisition of J&S, which is carried at fair value in the condensed consolidated balance sheet within "Due to Affiliates". The fair value was estimated using significant inputs that are not observable in the market and thus represent Level 3 fair value measurements. The significant inputs in the Level 3 measurement of the contingent consideration include the timing and amount of the ultimate payout based on our estimate of J&S operating performance during the earn-out period, calculated in accordance with the applicable agreement, and the risk adjusted discount rate used to discount the future payment.

(2)
Reported as "other" operating expense in the condensed consolidated statements of operations.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

7. Fair Value Measurements (Continued)

  Effect of Fair Value Measured Assets and Liabilities on Condensed Consolidated Statements of Operations

        The following table summarizes the effect of fair value measured assets and liabilities on the condensed consolidated statements of operations (in thousands):

	Three Months Ended March 31,
	2018	2017
Assets
Options on futures contracts	$—	$(75)

Total	—	(75)
Liabilities
Contingent consideration	(213)	—
Deferred compensation plan	(561)	(3,340)

Total	(774)	(3,340)

Net	$(774)	$(3,415)

Total combined
Unrealized gain (loss) on investments	$—	$125 (1)
Realized gain (loss) on investments	—	(200)
Contingent consideration	(213) (2)	—
Deferred compensation plan	(561) (3)	(3,340) (3)

Net	$(774)	$(3,415)

(1)
Includes unrealized gain associated with investments in unconsolidated entities and reported as "unrealized gain (loss) on investment in unconsolidated entity" in the condensed consolidated statement of operations.

(2)
Represents the accretion of contingent consideration associated with the acquisition of J&S. Reported as a component of other operating expense in the condensed consolidated statements of operations.

(3)
Reported as a component of salaries and benefits in the condensed consolidated statements of operations.

8. Summary of Fair Value of Financial Instruments

        Certain of our financial instruments are not measured at fair value on a recurring basis. The estimates presented are not necessarily indicative of the amounts at which these instruments could be

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

8. Summary of Fair Value of Financial Instruments (Continued)

purchased, sold or settled. The carrying amounts and estimated fair values of financial instruments were as follows (in thousands):

	March 31, 2018		December 31, 2017
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial liabilities measured at fair value:
Deferred compensation plan	$19,740	$19,740	$19,259	$19,259
Contingent consideration	2,475	2,475	2,262	2,262
Financial assets not measured at fair value:
Cash and cash equivalents	$34,910	$34,910	$36,480	$36,480
Restricted cash	15,045	15,045	9,076	9,076
Accounts receivable, net	7,141	7,141	5,127	5,127
Due from Ashford Trust OP	11,376	11,376	13,346	13,346
Due from Braemar OP	96	96	1,738	1,738
Investments in unconsolidated entities	500	500	500	500
Financial liabilities not measured at fair value:
Accounts payable and accrued expenses	$18,648	$18,648	$20,529	$20,529
Due to affiliates	3,999	3,999	4,272	4,272
Other liabilities	13,979	13,979	9,076	9,076
Notes payable	13,513	13,613	11,947	12,040

        Deferred compensation plan.    The liability resulting from the deferred compensation plan is carried at fair value based on the closing prices of the underlying investments. This is considered a Level 1 valuation technique.

        Contingent consideration.    The liability associated with the acquisition of J&S is carried at fair value based on the terms of the acquisition agreement and any changes to fair value are recorded in "other" operating expenses in the condensed consolidated statements of operations.

        Cash, cash equivalents and restricted cash.    These financial assets bear interest at market rates and have maturities of less than 90 days. The carrying values approximate fair value due to the short-term nature of these financial instruments. This is considered a Level 1 valuation technique.

        Accounts receivable, net, due from Ashford Trust OP, due from Braemar OP, accounts payable and accrued expenses, due to affiliates and other liabilities.    The carrying values of these financial instruments approximate their fair values due primarily to the short-term nature of these financial instruments. This is considered a Level 1 valuation technique.

        Investments in unconsolidated entities.    The carrying value of the asset resulting from investment in unconsolidated entities approximates fair value based on recent observable transactions. This is considered a level 2 valuation technique.

        Notes payable.    The carrying value of notes payable was $13.5 million and $11.9 million at March 31, 2018 and December 31, 2017, respectively. The estimated fair value at March 31, 2018 and December 31, 2017 was approximately $13.6 million and $12.0 million, respectively. The fair value is

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

8. Summary of Fair Value of Financial Instruments (Continued)

based on credit spreads on observable transactions of a similar nature and is considered a Level 2 valuation technique.

9. Commitments and Contingencies

        Litigation—On December 11, 2015, a purported stockholder class action and derivative complaint challenging the previously proposed but not completed 2015 Remington acquisition was filed in the Court of Chancery of the State of Delaware and styled as Campbell v. Bennett et al., Case No. 11796. The complaint names as defendants each of the members of the Company's Board of Directors, Archie Bennett, Jr., Mark A. Sharkey, MJB Investments GP, LLC and Remington Holdings GP, as well as the Company as a nominal defendant. The complaint alleges that the members of the Company's Board of Directors breached their fiduciary duties to the Company's stockholders in connection with the Remington acquisition and that Monty Bennett, Archie Bennett, Jr., Mark A. Sharkey, MJB Investments GP, LLC and Remington Holdings GP aided and abetted the purported breaches of fiduciary duty. In support of these claims, the complaint alleges, among other things, that the Company's Board of Directors engaged in an unfair process with Remington Lodging and the Bennetts and as a result the Company overpaid for the 80% limited partnership and 100% general partnership interests in Remington Lodging. The complaint also alleges that the proxy statement filed with the SEC contains certain materially false and/or misleading statements. The action seeks injunctive relief, including enjoining the special meeting of stockholders and any vote on the contribution or the stock issuances or rescinding the Remington acquisition if they are consummated, or in the alternative an award of damages, as well as unspecified attorneys' and other fees and costs, in addition to any other relief the court may deem proper. Since the filing of the complaint, the special meeting of stockholders and related vote occurred with the stockholders approving the acquisition. On March 24, 2017, the Remington acquisition was terminated and therefore this action is moot. On April 13, 2017, the Court of Chancery entered an order dismissing the action with prejudice as to the named plaintiff, and without prejudice as to all other members of the class. Pursuant to the order, the Court of Chancery retained jurisdiction solely for the purpose of determining the plaintiff's anticipated application for an award of mootness fees and reimbursement of expenses. After negotiations, and to eliminate any risk associated with the plaintiff's fee petition, the Company agreed to pay fees and expenses in the amount of $150,000 within five (5) days of the entry of an order closing the case in the second quarter of 2017. Accordingly, this amount was recorded within "general and administrative" expenses on our condensed consolidated statements of operations for the year ended December 31, 2017. The Court of Chancery has not and will not pass any judgment on the fee payment. On July 17, 2017, the Court of Chancery entered a stipulation and order closing the case.

        Jesse Small v. Monty J. Bennett, et al., Case No. 24-C-16006020 (Md. Cir. Ct.) On November 16, 2016, Jesse Small, a purported stockholder of Braemar, commenced a derivative action in Maryland Circuit Court for Baltimore City asserting causes of action for breach of fiduciary duty, corporate waste, and declaratory relief against the members of the Braemar board of directors, David Brooks (collectively, the "Individual Defendants"), Ashford Inc. and Ashford LLC. Braemar is named as a nominal defendant. The complaint alleges that the Individual Defendants breached their fiduciary duties to Braemar by negotiating and approving the termination fee provision set forth in Braemar's advisory agreement with Ashford LLC, that Ashford Inc. and Ashford LLC aided and abetted the Individual Defendants' fiduciary duty breaches, and that the Braemar board of directors committed

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

9. Commitments and Contingencies (Continued)

corporate waste in connection with Braemar's purchase of 175,000 shares of Ashford Inc. common stock. The complaint seeks monetary damages and declaratory and injunctive relief, including a declaration that the termination fee provision is unenforceable. The defendants filed motions to dismiss the complaint on March 24, 2017. On June 6, 2017, the plaintiff notified the court that the plaintiff intends to dismiss the action as moot and seek a mootness fee and costs. On July 25, 2017, the action was dismissed with prejudice as to the plaintiff. A hearing on the plaintiff's fee petition was held on October 25, 2017. On February 5, 2018, the court denied the plaintiff's fee petition. The plaintiff did not appeal the denial of the fee petition and the case is resolved.

        The Company is engaged in other various legal proceedings which have arisen but have not been fully adjudicated. The likelihood of loss for these legal proceedings, based on definitions within contingency accounting literature, ranges from remote to reasonably possible and to probable. Based on estimates of the range of potential losses associated with these matters, management does not believe the ultimate resolution of these proceedings, either individually or in the aggregate, will have a material adverse effect upon the financial position or results of operations of the Company. However, the final results of legal proceedings cannot be predicted with certainty and if the Company failed to prevail in one or more of these legal matters, and the associated realized losses were to exceed the Company's current estimates of the range of potential losses, the Company's financial position or results of operations could be materially adversely affected in future periods.

10. Equity

        Noncontrolling Interests in Consolidated Entities—See note 2 for details regarding ownership interests, carrying values and allocations related to noncontrolling interests in our consolidated subsidiaries.

        The following table summarizes the (income) loss allocated to noncontrolling interests for each of our consolidated entities (in thousands):

	Three Months Ended March 31,
	2018	2017
(Income) loss allocated to noncontrolling interests:
J&S	$(11)	$—
OpenKey	156	121
Pure Rooms	35	—
RED	(7)	—
Other(1)	—	(146)

Total net (income) loss allocated to noncontrolling interests	$173	$(25)

(1)
Represents noncontrolling interests primarily in the AQUA Fund, which was fully dissolved as of December 31, 2017.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

11. Mezzanine Equity

        Redeemable noncontrolling interests are included in the mezzanine section of our condensed consolidated balance sheets as the ownership interests are redeemable for cash or registered shares outside of the Company's control. As described below, our mezzanine equity includes redeemable noncontrolling interests in Ashford Holdings as well as subsidiary common stock. See note 2 for tables summarizing the redeemable noncontrolling ownership interests and carrying values.

        The following table summarizes the net (income) loss allocated to our redeemable noncontrolling interests (in thousands). See note 2 to our condensed consolidated financial statements for tables summarizing the redeemable noncontrolling ownership interests and carrying values:

	Three Months Ended March 31,
	2018	2017
Net (income) loss allocated to redeemable noncontrolling interests:
Ashford Holdings(1)	$12	$4
J&S	(355)	—
OpenKey	282	359

Total net (income) loss allocated to redeemable noncontrolling interests	$(61)	$363

(1)
Represents the 0.2% interest in Ashford LLC prior to the legal restructuring of our organizational structure on April 6, 2017 and 0.2% interest in Ashford Holdings thereafter.

12. Equity-Based Compensation

        Equity-based compensation expense is primarily recorded in "salaries and benefits expense" in our condensed consolidated statements of operations and comprehensive income (loss). The components of equity-based compensation expense for the three months ended March 31, 2018 and 2017 are presented below by award type (in thousands):

	Three Months Ended March 31,
	2018	2017
Equity-based compensation
Stock option amortization(1)	$3,757	$1,599
Director and other non-employee equity grants expense(2)	40	—
Pre-spin equity grants expense(3)	—	673

Total equity-based compensation	$3,797	$2,272

Other equity-based compensation
REIT equity-based compensation(4)	$9,292	$(1,283)

	$13,089	$989

(1)
As of March 31, 2018, the Company had approximately $17.0 million of total unrecognized compensation expense related to stock options that will be recognized over a weighted average period of 1.3 years. During the three months ended March 31, 2018,

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

12. Equity-Based Compensation (Continued)

  we recorded approximately $2.5 million of equity-based compensation expense related to accelerated vesting of stock options, in accordance with the terms of the awards, as a result of the passing of an executive in March 2018. Additionally, during the three months ended March 31, 2018 and 2017, stock option amortization included $8,000 and $4,000, respectively, of amortization related to OpenKey stock options issued under OpenKey's stock plan.

(2)
Grants of restricted stock to independent directors are recorded at fair value based on the market price of our shares at grant date, and this amount is fully expensed in "general and administrative" expense as the grants of stock are fully vested on the date of grant. Options to purchase common stock granted to other non-employees are recorded at fair value based on the market price of the options at period end. The recorded expense, included in "general and administrative," is equal to the fair value of the award in proportion to the requisite service period satisfied during the period. See "Equity-based Compensation" in note 2.

(3)
As a result of the spin-off, we assumed all of the unrecognized equity-based compensation associated with prior Ashford Trust equity grants of common stock and LTIP units. We recognized the equity-based compensation expense related to these assumed Ashford Trust equity grants through the April 2017 final vesting date.

(4)
REIT equity-based compensation expense is associated with equity grants of Ashford Trust's and Braemar's common stock and LTIP units awarded to officers and employees of Ashford Inc. During the three months ended March 31, 2018, REIT equity-based compensation included $6.7 million of expense related to accelerated vesting, in accordance with the terms of the awards, as a result of the passing of an executive in March 2018. See notes 2 and 14.

13. Deferred Compensation Plan

        We administer a non-qualified deferred compensation plan ("DCP") for certain executive officers. The plan allowed participants to defer up to 100% of their base salary and bonus and select an investment fund for measurement of the deferred compensation obligation. For the periods the DCP was administered by Ashford Trust, the participants elected Ashford Trust common stock as their investment option. In accordance with the applicable authoritative accounting guidance, the deferred amounts and any dividends earned received equity treatment and were included in additional paid-in capital. In connection with our spin-off and the assumption of the DCP obligation by the Company, the DCP was modified to give the participants various investment options, including Ashford Inc. common stock, for measurement that can be changed by the participant at any time. These modifications resulted in the DCP obligation being recorded as a liability in accordance with the applicable authoritative accounting guidance. Distributions under the DCP are made in cash, unless the participant has elected Ashford Inc. common stock as the investment option, in which case any such distributions would be made in Ashford Inc. common stock. Additionally, the DCP obligation is carried at fair value with changes in fair value reflected in "salaries and benefits" in our condensed consolidated statements of operations and comprehensive income (loss).

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

13. Deferred Compensation Plan (Continued)

        The following table summarizes the DCP activity (in thousands):

	Three Months Ended March 31,
	2018	2017
Change in fair value
Unrealized gain (loss)	$(561)	$(3,340)
Distributions
Fair value(1)	$80	$112
Shares(1)	—	2

(1)
Distributions made to one participant.

        As of March 31, 2018 and December 31, 2017 the carrying value of the DCP liability was $19.7 million and $19.3 million, respectively.

14. Related Party Transactions

        As an asset manager providing advisory services to Ashford Trust and Braemar, as well as holding an ownership interest in other businesses providing products and services to the hospitality industry, including Ashford Trust and Braemar, related party transactions are inherent in our business. Details of our related party transactions are presented below.

        We are a party to an amended and restated advisory agreement with Ashford Trust OP. The quarterly base fee is based on a declining sliding scale percentage of Ashford Trust's total market capitalization plus the Key Money Asset Management Fee (defined in our advisory agreement as the aggregate gross asset value of all key money assets multiplied by 0.70%), subject to a minimum quarterly base fee, as payment for managing its day-to-day operations in accordance with its investment guidelines. Total market capitalization includes the aggregate principal amount of its consolidated indebtedness (including its proportionate share of debt of any entity that is not consolidated but excluding its joint venture partners' proportionate share of consolidated debt). The range of base fees on the scale are between 0.70% and 0.50% per annum for total market capitalization that ranges from less than $6.0 billion to greater than $10.0 billion. At March 31, 2018, the quarterly base fee was 0.70% per annum. Reimbursement for overhead, internal audit, risk management advisory services and asset management services, including compensation, benefits and travel expense reimbursements, are billed monthly to Ashford Trust based on a pro rata allocation as determined by the ratio of Ashford Trust's net investment in hotel properties in relation to the total net investment in hotel properties for both Ashford Trust and Braemar. We also record advisory revenue for equity grants of Ashford Trust common stock and LTIP units awarded to our officers and employees in connection with providing advisory services equal to the fair value of the award in proportion to the requisite service period satisfied during the period, as well as an offsetting expense in an equal amount included in "salaries and benefits." We are also entitled to an incentive advisory fee that is measured annually in each year that Ashford Trust's annual total stockholder return exceeds the average annual total stockholder return for Ashford Trust's peer group, subject to the FCCR Condition, as defined in the advisory agreement.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

14. Related Party Transactions (Continued)

        The following table summarizes the revenues and expenses related to Ashford Trust OP (in thousands):

	Three Months Ended March 31,
	2018	2017
REVENUE BY TYPE
Advisory services revenue
Base advisory fee	$8,604	$8,824
Reimbursable expenses(1)	1,529	1,567
Equity-based compensation(2)	6,745	402
Incentive advisory fee(3)	452	452

Total advisory services revenue	17,330	11,245
Other revenue
Investment management reimbursements(4)	182	417
Debt placement fees(5)	632	—
Claim management services(6)	18	—
Lease revenue(7)	168	56
Other services(8)	300	9

Total other revenue	1,300	482

Total revenue	$18,630	$11,727

REVENUE BY SEGMENT(9)
REIT advisory	$18,330	$11,718
J&S(10)	—	—
OpenKey	24	9
Corporate and other	276	—

Total revenue	$18,630	$11,727

COST OF REVENUES
Cost of audio visual revenues(10)	$354	$—

(1)
Reimbursable expenses include overhead, internal audit, risk management advisory and asset management services. During the three months ended March 31, 2018 and 2017, we recognized $202,000 and $51,000, respectively, of deferred income from reimbursable expenses related to software implementation costs.

(2)
Equity-based compensation revenue is associated with equity grants of Ashford Trust's common stock and LTIP units awarded to officers and employees of Ashford Inc. For the three months ended March 31, 2018, equity-based compensation revenue from Ashford Trust included $4.5 million of expense related to accelerated vesting, in accordance with the terms of the awards, as a result of the passing of an executive in March 2018.

(3)
Incentive advisory fee for the three months ended March 31, 2018, includes the pro-rata portion of the third year installment of the 2016 incentive advisory fee, which is due in January 2019, and for the three months ended March 31, 2017, includes the pro-rata portion of the second year installment of the 2016 incentive advisory fee, which was paid

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

14. Related Party Transactions (Continued)

  in January 2018. Incentive fee payments are subject to meeting the December 31 FCCR Condition each year, as defined in the Ashford Trust advisory agreement. Ashford Trust's annual total stockholder return did not meet the relevant incentive fee thresholds during the 2017 and 2015 measurement periods. See note 3.

(4)
Investment management reimbursements include AIM's management of Ashford Trust's excess cash under the Investment Management Agreement. AIM is not compensated for its services but is reimbursed for all costs and expenses.

(5)
Debt placement fees include revenues earned through provision of debt placement services by Lismore Capital, our wholly-owned subsidiary.

(6)
Claims management services include revenues earned through provision of insurance claim assessment and administration services.

(7)
In connection with our key money transaction with Ashford Trust, we lease furniture, fixtures and equipment to Ashford Trust at no cost. A portion of the base advisory fee is allocated to lease revenue each period equal to the estimated fair value of the lease payments that would have been made.

(8)
Other services revenue is associated with other hotel services, such as mobile key applications and "allergy friendly" premium rooms, provided to Ashford Trust by our consolidated subsidiaries, OpenKey and Pure Rooms, respectively.

(9)
See note 16 for discussion of segment reporting.

(10)
J&S contracts directly with customers to whom it provides audio visual services. J&S recognizes the gross revenue collected from their customers by the hosting hotel or venue. Commissions retained by the hotel or venue, including Ashford Trust, are recognized in "cost of revenues for audio visual" in our condensed consolidated statements of operations. See note 2 for discussion of the audio visual revenue recognition policy.

        At March 31, 2018 and December 31, 2017, we had a net receivable of $11.4 million and $13.3 million, respectively, due from Ashford Trust OP associated primarily with advisory services and other revenues, as discussed above.

        The following table summarizes amounts due (to) from Ashford Trust OP to each of our consolidated entities (in thousands):

	March 31, 2018	December 31, 2017
Ashford LLC	$19	$—
AIM	(26)	347
J&S	260	62
Pure Rooms	138	302
OpenKey	18	25

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

14. Related Party Transactions (Continued)

        We are also a party to an amended and restated advisory agreement with Braemar OP. Braemar is required to pay a monthly base fee that is 1/12th of 0.70% of Braemar's total market capitalization plus the Key Money Asset Management Fee (defined in the advisory agreement as the aggregate gross asset value of all key money assets multiplied by 1/12th of 0.70%), subject to a minimum monthly base fee, as payment for managing its day-to-day operations in accordance with its investment guidelines. Total market capitalization includes the aggregate principal amount of Braemar's consolidated indebtedness (including its proportionate share of debt of any entity that is not consolidated but excluding its joint venture partners' proportionate share of consolidated debt). Reimbursement for overhead, internal audit, risk management advisory and asset management services, including compensation, benefits and travel expense reimbursements, are billed monthly to Braemar based on a pro rata allocation as determined by the ratio of Braemar's net investment in hotel properties in relation to the total net investment in hotel properties for both Ashford Trust and Braemar. We also record advisory revenue for equity grants of Braemar common stock and LTIP units awarded to our officers and employees in connection with providing advisory services equal to the fair value of the award in proportion to the requisite service period satisfied during the period, as well as an offsetting expense in an equal amount included in "salaries and benefits." We are also entitled to an incentive advisory fee that is measured annually in each year that Braemar's annual total stockholder return exceeds the average annual total stockholder return for Braemar's peer group, subject to the FCCR Condition, as defined in the advisory agreement.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

14. Related Party Transactions (Continued)

        The following table summarizes the revenues related to Braemar OP (in thousands):

	Three Months Ended March 31,
	2018	2017
REVENUE BY TYPE
Advisory services revenue
Base advisory fee	$2,107	$2,003
Reimbursable expenses(1)	420	549
Equity-based compensation(2)	2,547	(1,685)
Incentive advisory fee(3)	—	319
Other advisory revenue(4)	128	—

Total advisory services revenue	5,202	1,186
Other revenue
Claims management services(5)	37	—
Lease revenue(6)	84	84
Other services(7)	211	—

Total other revenue	332	84

Total revenue	$5,534	$1,270

REVENUE BY SEGMENT(8)
REIT advisory	$5,323	$1,270
J&S(9)	—	—
OpenKey	5	—
Corporate and other	206	—

Total revenue	$5,534	$1,270

(1)
Reimbursable expenses include overhead, internal audit, risk management advisory and asset management services. During the three months ended March 31, 2018 and 2017, we recognized $15,000 and 4,000, respectively, of deferred income from reimbursable expenses related to software implementation costs.

(2)
Equity-based compensation revenue is associated with equity grants of Braemar's common stock and LTIP units awarded to officers and employees of Ashford Inc. For the three months ended March 31, 2018, equity-based compensation revenue from Braemar included $2.2 million of expense related to accelerated vesting, in accordance with the terms of the awards, as a result of the passing of an executive in March 2018.

(3)
No incentive fee was recorded for the three months ended March 31, 2018, because Braemar's annual total stockholder return did not meet the relevant incentive fee thresholds during the 2017 and 2016 measurement periods. For the three months ended March 31, 2017, incentive advisory fee includes the pro-rata portion of the third year installment of the 2015 incentive advisory fee, which was paid in January 2018. Incentive

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

14. Related Party Transactions (Continued)

  fee payments are subject to meeting the December 31 FCCR Condition each year, as defined in the Braemar advisory agreement. See note 3.

(4)
In connection with our Fourth Amended and Restated Braemar Advisory Agreement, a $5.0 million cash payment was made by Braemar upon approval by Braemar's stockholders, which is recognized over the 10-year initial term.

(5)
Claims management services include revenues earned through provision of insurance claim assessment and administration services.

(6)
In connection with our key money transaction with Braemar, we lease furniture, fixtures and equipment to Braemar at no cost. A portion of the base advisory fee is allocated to lease revenue each period equal to the estimated fair value of the lease payments that would have been made.

(7)
Other services revenue is associated with other hotel services, such as mobile key applications, "allergy friendly" premium rooms and watersports activities & travel/transportation services, provided to Braemar by our consolidated subsidiaries, OpenKey, Pure Rooms and RED, respectively.

(8)
See note 16 for discussion of segment reporting.

(9)
J&S contracts directly with customers to whom it provides audio visual services. J&S recognizes the gross revenue collected from their customers by the hosting hotel or venue. Commissions retained by the hotel or venue are recognized in "cost of revenues for audio visual" in our condensed consolidated statements of operations. For the three months ended March 31, 2018 and 2017, J&S had no cost of revenues for audio visual associated with Braemar.

        At March 31, 2018 and December 31, 2017, we had receivables of $96,000 and $1.7 million, respectively, from Braemar OP associated with advisory services and other revenues, as discussed above. See note 2 for details regarding receivables held by our consolidated subsidiaries, due from our affiliates.

        The following table summarizes amounts due from Braemar OP to each of our consolidated entities (in thousands):

	March 31, 2018	December 31, 2017
Ashford LLC	$38	$—
Pure Rooms	—	50
OpenKey	3	6

        Ashford Trust and Braemar have management agreements with Remington Holdings L.P. and its subsidiaries ("Remington Lodging"), which is beneficially owned, directly or indirectly, by our Chairman and Chief Executive Officer and Ashford Trust's Chairman Emeritus. Transactions related to these agreements are included in the accompanying consolidated financial statements. Under the agreements, we pay Remington Lodging general and administrative expense reimbursements, approved

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

14. Related Party Transactions (Continued)

by the independent directors of Ashford Trust and Braemar, including rent, payroll, office supplies, travel and accounting. These charges are allocated based on various methodologies, including headcount and actual amounts incurred, which are then rebilled to Ashford Trust and Braemar. These reimbursements are included in general and administrative expenses on the condensed consolidated statements of operations. For the three months ended March 31, 2018 and 2017, these reimbursements totaled $1.2 million and $1.2 million, respectively. The amounts due under these arrangements as of March 31, 2018 and December 31, 2017, are included in "due to affiliates" on our condensed consolidated balance sheets.

        Ashford Trust held a 16.30% and 16.23% and Braemar held an 8.21% and 0% noncontrolling interest in OpenKey as of March 31, 2018 and December 31, 2017, respectively. Ashford Trust invested $667,000 and $650,000 and Braemar invested $2.0 million and $0 in OpenKey during the three months ended March 31, 2018 and 2017, respectively. See also notes 1, 2, 10, and 11.

        An officer of J&S owns the J&S headquarters property including the adjoining warehouse space. J&S leases this property for $300,000 per year, with escalating lease payments based on the Consumer Price Index. Rental expense for the three months ended March 31, 2018 was $84,000. We did not incur rental expense related to this lease for the three months ended March 31, 2017.

15. Income (Loss) Per Share

        The following table reconciles the amounts used in calculating basic and diluted income (loss) per share (in thousands, except per share amounts):

	Three Months Ended March 31,
	2018	2017
Net income (loss) attributable to common stockholders—basic and diluted:
Net income (loss) attributable to the Company	$(5,723)	$(2,385)

Undistributed net income (loss) allocated to common stockholders	(5,723)	(2,385)

Distributed and undistributed net income (loss)—basic	$(5,723)	$(2,385)

Effect of contingently issuable shares	(282)	(359)
Net income (loss) attributable to redeemable noncontrolling interests in Ashford Holdings	(12)	—

Distributed and undistributed net income (loss)—diluted	$(6,017)	$(2,744)

Weighted average common shares outstanding:
Weighted average common shares outstanding—basic	2,094	2,015

Effect of contingently issuable shares	17	31
Effect of assumed conversion of operating partnership units	4	—

Weighted average common shares outstanding—diluted	2,115	2,046

Income (loss) per share—basic:
Net income (loss) allocated to common stockholders per share	$(2.73)	$(1.18)

Income (loss) per share—diluted:
Net income (loss) allocated to common stockholders per share	$(2.84)	$(1.34)

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

15. Income (Loss) Per Share (Continued)

        Due to their anti-dilutive effect, the computation of diluted income (loss) per share does not reflect the adjustments for the following items (in thousands):

	Three Months Ended March 31,
	2018	2017
Net income (loss) allocated to common stockholders is not adjusted for:
Net income (loss) attributable to redeemable noncontrolling interests in Ashford Holdings	$—	$(4)
Net income (loss) attributable to redeemable noncontrolling interests in subsidiary common stock	355	—

Total	$355	$(4)

Weighted average diluted shares are not adjusted for:
Effect of unvested restricted shares	9	—
Effect of assumed exercise of stock options	234	—
Effect of assumed conversion of Ashford Holdings units	—	4
Effect of contingently issuable shares	27	—

Total	270	4

16. Segment Reporting

        We have two business segments: (i) REIT Advisory, which provides asset management and advisory services to other entities, and (ii) Hospitality Products and Services ("HPS"), which provides products and services to clients primarily in the hospitality industry. HPS includes (a) J&S, which provides event technology and creative communications solutions services, (b) OpenKey, a hospitality focused mobile key platform that provides a universal smartphone app for keyless entry into hotel guest rooms, (c) Pure Rooms, which provides "allergy friendly" premium rooms in the hospitality industry, and (d) RED, a premier provider of watersports activities and other travel and transportation services in the U.S. Virgin Islands. OpenKey, Pure Rooms and RED operating segments do not individually meet the accounting criteria for separate disclosure as reportable segments. However, we have elected to disclose OpenKey as a reportable segment. Accordingly, we have three reportable segments: REIT Advisory, J&S and OpenKey. We combine the operating results of Pure Rooms and RED into an "all other" category, which we refer to as "Corporate and Other." See footnote 3 for details of our segments' material revenue generating activities. As of March 31, 2018, there were no material intercompany revenues or expenses between our operating segments.

        Our chief operating decision maker ("CODM") uses multiple measures of segment profitability for assessing performance of our business. Our reported measure of segment profitability is net income, although the CODM also focuses on adjusted EBITDA and adjusted net income, which exclude certain gains, losses and charges, to assess performance and allocate resources. Our CODM currently reviews

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

16. Segment Reporting (Continued)

assets at the corporate (consolidated) level and does not currently review segment assets to make key decisions on resource allocations.

        Certain information concerning our segments for the three months ended March 31, 2018, and 2017 is presented in the following table (in thousands). Consolidated subsidiaries are reflected as of their respective acquisition dates or as of the date we were determined to be the primary beneficiary of variable interest entities.

	Three Months Ended March 31, 2018					Three Months Ended March 31, 2017
	REIT Advisory	J&S	OpenKey	Corporate and Other	Ashford Inc. Consolidated	REIT Advisory	J&S	OpenKey	Corporate and Other	Ashford Inc. Consolidated
REVENUE
Advisory services	$22,532	$—	$—	$—	$22,532	$12,431	$—	$—	$—	$12,431
Audio visual	—	23,310	—	—	23,310	—	—	—	—	—
Other	1,121	—	319	886	2,326	557	—	25	—	582

Total revenue	23,653	23,310	319	886	48,168	12,988	—	25	—	13,013
EXPENSES
Depreciation and amortization	390	454	6	190	1,040	259	—	5	204	468
Impairment	1,919	—	—	—	1,919	—	—	—	—	—
Other operating expenses(1)	11,241	19,803	1,171	18,030	50,245	833	—	825	13,023	14,681

Total operating expenses	13,550	20,257	1,177	18,220	53,204	1,092	—	830	13,227	15,149

OPERATING INCOME (LOSS)	10,103	3,053	(858)	(17,334)	(5,036)	11,896	—	(805)	(13,227)	(2,136)
Interest expense	—	(139)	—	(4)	(143)	—	—	—	—	—
Amortization of loan costs	—	(12)	(6)	(5)	(23)	—	—	—	—	—
Interest income	—	—	—	112	112	—	—	—	33	33
Other income (expense)	19	(58)	(1)	1	(39)	—	—	(8)	18	10

INCOME (LOSS) BEFORE INCOME TAXES	10,122	2,844	(865)	(17,230)	(5,129)	11,896	—	(813)	(13,176)	(2,093)
Income tax (expense) benefit	(2,263)	(746)	—	2,303	(706)	(4,298)	—	—	3,668	(630)

NET INCOME (LOSS)	$7,859	$2,098	$(865)	$(14,927)	$(5,835)	$7,598	$—	$(813)	$(9,508)	$(2,723)

(1)
Other operating expenses includes salaries and benefits, cost of revenues for audio visual and general and administrative expenses. REIT Advisory amounts represent expenses for which there is generally a direct offsetting amount included in revenues, including REIT equity-based compensation expense and reimbursable expenses.

17. Subsequent Events

        On April 6, 2018, Ashford Inc. signed a definitive agreement to acquire the Project Management business of Remington. The transaction, which is expected to close during the third quarter of 2018, is subject to approval by Ashford Inc.'s stockholders and customary closing conditions. Under the terms

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

17. Subsequent Events (Continued)

of the agreement, Ashford Inc. will acquire Remington's Project Management business for a total transaction value of $203 million. The purchase price will be paid by issuing shares of voting, convertible preferred stock to the sellers. The newly created convertible preferred stock will have a conversion price of $140 per share (a 45% premium to the trading level at the time of announcement) and, if converted immediately after the consummation of the transaction, would convert into 1,450,000 shares of our common stock. Dividends on the convertible preferred stock are payable at an annual rate of 5.5% in the first year, 6.0% in the second year, and 6.5% in the third year and each year thereafter. Voting rights of the convertible preferred stock will be on an as-converted basis and the holders of the convertible preferred stock will have a voting limit of 25% of Ashford Inc.'s voting securities for five years. Upon closing of the transaction, the sellers will have the right to nominate two directors to Ashford Inc.'s Board of Directors. The transaction does not require a private letter ruling from the Internal Revenue Service. Remington is currently owned by Monty J. Bennett, Ashford Inc.'s Chairman and Chief Executive Officer, and his father, Archie Bennett, Jr. Ashford Inc.'s Board of Directors, therefore, formed a special committee of independent and disinterested directors to analyze and negotiate the transaction on behalf of Ashford Inc. and deliver a recommendation to its Board of Directors with respect to the transaction.

        On April 6, 2018, Ashford Inc. and Computershare Trust Company, N.A., as Rights Agent, entered into Amendment No. 2 to the Amended and Restated Rights Agreement, dated as of August 12, 2015, as previously amended by Amendment No. 1 to the Amended and Restated Rights Agreement, dated October 31, 2016 (as amended, the "Rights Agreement"). Pursuant to Amendment No. 2, the Rights Agreement was amended to (i) extend the Final Expiration Date with respect to Ashford Inc.'s Rights (each as defined under the Rights Agreement) until the date of the 2018 annual meeting of stockholders and (ii) exclude Monty J. Bennett, Archie Bennett Jr. and their respective Affiliates and Associates (each as defined in the Rights Agreement) from the definition of "Acquiring Person."

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Ashford Inc.
14185 Dallas Parkway
Suite 1100
Dallas Texas 75254

Opinion on the Consolidated Financial Statements

        We have audited the accompanying consolidated balance sheets of Ashford Inc. (the "Company") and subsidiaries as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income (loss), stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company's auditor since 2015
Dallas, Texas
March 12, 2018

ASHFORD INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$36,480	$84,091
Restricted cash	9,076	9,752
Investments in securities	—	91
Accounts receivable, net	5,127	16
Due from Ashford Trust OP	13,346	12,179
Due from Braemar OP	1,738	3,817
Inventories	1,066	—
Prepaid expenses and other	2,913	1,305

Total current assets	69,746	111,251
Investments in unconsolidated entities	500	500
Furniture, fixtures and equipment, net	21,154	12,044
Deferred tax assets	—	6,002
Goodwill	12,947	—
Intangible assets, net	9,713	—
Other assets	750	—

Total assets	$114,810	$129,797

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$20,451	$11,314
Due to affiliates	4,272	933
Due to Braemar OP from AQUA U.S. Fund	—	2,289
Deferred income	459	—
Deferred compensation plan	311	144
Notes payable, net	1,751	—
Other liabilities	9,076	9,752

Total current liabilities	36,320	24,432
Accrued expenses	78	287
Deferred income	13,440	4,515
Deferred compensation plan	18,948	8,934
Notes payable, net	9,956	—

Total liabilities	78,742	38,168

Commitments and contingencies (note 11)
MEZZANINE EQUITY
Redeemable noncontrolling interests	5,111	1,480
EQUITY
Preferred stock, $0.01 par value, 50,000,000 shares authorized:
Series A cumulative preferred stock, no shares issued and outstanding at December 31, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 2,093,556 and 2,015,589 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	21	20
Additional paid-in capital	249,695	237,796
Accumulated deficit	(219,396)	(200,439)
Accumulated other comprehensive income (loss)	(135)	—

Total stockholders' equity of the Company	30,185	37,377
Noncontrolling interests in consolidated entities	772	52,772

Total equity	30,957	90,149

Total liabilities and equity	$114,810	$129,797

See Notes to Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2017	2016	2015
REVENUE
Advisory services	$65,982	$67,228	$58,546
Audio visual	9,186	—	—
Other	6,405	379	435

Total revenue	81,573	67,607	58,981
EXPENSES
Salaries and benefits	61,223	52,436	41,442
Cost of revenues for audio visual	7,757	—	—
Depreciation and amortization	2,527	1,174	799
General and administrative	17,363	16,454	18,091
Impairment	1,072	—	—
Other	2,153	—	—

Total expenses	92,095	70,064	60,332

OPERATING INCOME (LOSS)	(10,522)	(2,457)	(1,351)
Realized gain (loss) on investment in unconsolidated entity	—	(3,601)	—
Unrealized gain (loss) on investment in unconsolidated entity	—	2,141	(2,141)
Interest expense	(83)	—	—
Amortization of loan costs	(39)	—	—
Interest income	244	73	352
Dividend income	93	170	917
Unrealized gain (loss) on investments	203	2,326	(2,490)
Realized gain (loss) on investments	(294)	(10,113)	(5,110)
Other income (expense)	(73)	(162)	(155)

INCOME (LOSS) BEFORE INCOME TAXES	(10,471)	(11,623)	(9,978)
Income tax (expense) benefit	(9,723)	(780)	(2,066)

NET INCOME (LOSS)	(20,194)	(12,403)	(12,044)
(Income) loss from consolidated entities attributable to noncontrolling interests	358	8,860	10,852
Net (income) loss attributable to redeemable noncontrolling interests	1,484	1,147	2

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$(18,352)	$(2,396)	$(1,190)

INCOME (LOSS) PER SHARE—BASIC AND DILUTED
Basic:
Net income (loss) attributable to common stockholders	$(9.04)	$(1.19)	$(0.60)

Weighted average common shares outstanding—basic	2,031	2,012	1,991

Diluted:
Net income (loss) attributable to common stockholders	$(9.59)	$(2.56)	$(4.45)

Weighted average common shares outstanding—diluted	2,067	2,209	2,203

See Notes to Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share amounts)

	Year Ended December 31,
	2017	2016	2015
NET INCOME (LOSS)	$(20,194)	$(12,403)	$(12,044)
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Foreign currency translation adjustment	(135)	—	—

COMPREHENSIVE INCOME (LOSS)	(20,329)	(12,403)	(12,044)
Comprehensive (income) loss attributable to noncontrolling interests	358	8,860	10,852
Comprehensive (income) loss attributable to redeemable noncontrolling interests	1,484	1,147	2

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$(18,487)	$(2,396)	$(1,190)

See Notes to Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

(in thousands)

	Common Stock				Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Noncontrolling Interests in Consolidated Entities
			Additional Paid-in Capital	Accumulated Deficit						Redeemable Noncontrolling Interests
	Shares	Amount				Shares	Amount		Total
Balance at January 1, 2015	1,987	$20	$228,003	$(213,042)	$—	—	$—	$(87)	$14,894	$424

Purchase of treasury stock	—	—	—	—	—	(1)	(77)	—	(77)	—
Forfeitures of restricted shares	—	—	—	—	—	—	(10)	—	(10)	—
Equity-based compensation	3	—	4,105	11,504	—	—	—	—	15,609	—
Issuance of common stock	20	—	1,363	—	—	—	—	—	1,363	—
Excess tax benefit (deficiency) on equity-based compensation	—	—	1,096	—	—	—	—	—	1,096	—
Deferred compensation plan distribution	1	—	80	—	—	1	62	—	142	—
Employee advances	—	—	69	—	—	—	—	—	69	—
Contributions from noncontrolling interests in consolidated entities	—	—	—	—	—	—	—	115,410	115,410	—
Redemption value adjustment	—	—	—	182	—	—	—	—	182	(182)
Net income (loss)	—	—	—	(1,190)	—	—	—	(10,852)	(12,042)	(2)

Balance at December 31, 2015	2,011	$20	$234,716	$(202,546)	$—	—	$(25)	$104,471	$136,636	$240

Purchase of treasury stock	—	—	—	—	—	(1)	(20)	—	(20)	—
Retirement of treasury stock	—	—	(45)	—	—	1	45	—	—	—
Equity-based compensation	5	—	6,073	5,439	—	—	—	61	11,573	—
Excess tax benefit (deficiency) on equity-based compensation	—	—	(284)	—	—	—	—	—	(284)	—
Employee advances	—	—	(41)	—	—			—	(41)	—
Contributions from noncontrolling interests	—	—	—	—	—	—	—	2,373	2,373	—
Reallocation of carrying value	—	—	(2,623)	—	—	—	—	1,154	(1,469)	1,469
Redemption of offshore fund	—	—	—	—	—	—	—	(179)	(179)	—
Redemption of noncontrolling interest holder in AQUA U.S. Fund	—	—	—	—	—	—	—	(46,248)	(46,248)	—
Redemption of units	—	—	—	—	—	—	—	—	—	(18)
Redemption value adjustment	—	—	—	(936)	—	—	—	—	(936)	936
Net income (loss)	—	—	—	(2,396)	—	—	—	(8,860)	(11,256)	(1,147)

Balance at December 31, 2016	2,016	$20	$237,796	$(200,439)	$—	—	$—	$52,772	$90,149	$1,480

Purchases of common stock	—	—	(24)	—	—	—	—	—	(24)	—
Equity-based compensation	4	—	7,746	684	—	—	—	39	8,469	—
Deferred compensation plan distribution	3	—	229	—	—	—	—	—	229	—
Employee advances	—	—	(433)	—	—	—	—	—	(433)	—
Redemption of noncontrolling interest holder in AQUA U.S. Fund	—	—	—	—	—	—	—	(52,782)	(52,782)	—
OpenKey warrant issuance	—	—	—	—	—	—	—	28	28	—
Contributions from noncontrolling interests	—	—	—	—	—	—	—	983	983	—
Reallocation of carrying value	—	—	(681)	—	—	—	—	(506)	(1,187)	1,187
Redemption value adjustment	—	—	—	(1,270)	—	—	—	—	(1,270)	1,270
Acquisition of Pure Rooms	—	—	—	—	—	—	—	425	425	—
Distributions to consolidated noncontrolling interests	—	—	—	(19)	—	—	—	(220)	(239)	—
Acquisition of J&S	71	1	5,062	—	—	—	—	391	5,454	2,658
Foreign currency translation adjustment	—	—	—	—	(135)	—	—	—	(135)	—
Net income (loss)	—	—	—	(18,352)	—	—	—	(358)	(18,710)	(1,484)

Balance at December 31, 2017	2,094	$21	$249,695	$(219,396)	$(135)	—	$—	$772	$30,957	$5,111

See Notes to Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2017	2016	2015
Cash Flows from Operating Activities
Net income (loss)	$(20,194)	$(12,403)	$(12,044)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation and amortization	2,938	1,174	799
Change in fair value of deferred compensation plan	10,410	(2,127)	(8,608)
Realized and unrealized (gain) loss on investment in unconsolidated entity, net	—	1,460	2,141
Equity-based compensation	8,469	11,573	15,609
Excess tax (benefit) deficiency on equity-based compensation	—	284	(1,096)
Deferred tax expense (benefit)	6,002	(2,075)	(4,242)
Contingent consideration	1,066	—	—
Impairment	1,072	—	—
(Gain) loss on sale of furniture, fixtures and equipment	279	—	—
Amortization of loan costs	39	—	—
Realized and unrealized (gain) loss on investments, net	91	7,787	(7,600)
Purchases of investments in securities	—	(153,259)	(174,812)
Sales of investments in securities	—	225,470	212,953
Distributions from investment in unconsolidated entity	—	—	24
Changes in operating assets and liabilities, exclusive of the effect of acquisitions:
Prepaid expenses and other	(128)	604	(1,196)
Accounts receivable	(725)	234	(250)
Due from Ashford Trust OP	(1,302)	(6,323)	(1,007)
Due from Braemar OP	2,079	4	(1,275)
Inventories	(205)	—	—
Other assets	190	—	—
Accounts payable and accrued expenses	1,575	4,791	2,725
Due to affiliates	689	(290)	(296)
Other liabilities	(676)	4,068	2,347
Deferred income	7,746	3,886	629

Net cash provided by (used in) operating activities	19,415	84,858	24,801

Cash Flows from Investing Activities
Additions to furniture, fixtures and equipment	(3,580)	(6,240)	(2,137)
Proceeds from disposal of furniture, fixtures and equipment, net	15	—	—
Cash acquired in acquisition of Pure Rooms	129	—	—
Acquisition of J&S, net of cash acquired	(18,972)	—	—
Asset purchase deposit related to RED Hospitality and Leisure LLC	(750)	—	—
Investments in unconsolidated entities	—	—	(5,500)
Redemption of investment in unconsolidated entity	—	1,375	—

Net cash provided by (used in) investing activities	(23,158)	(4,865)	(7,637)

See Notes to Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

	Year Ended December 31,
	2017	2016	2015
Cash Flows from Financing Activities
Payments on revolving credit facilities	(924)	—	—
Borrowings on revolving credit facilities	1,507	—	—
Proceeds from note payable	10,000	—	—
Payments on notes payable and capital leases	(305)	—	—
Payments of loan costs	(28)	—	—
Excess tax benefit (deficiency) on equity-based compensation	—	(284)	1,096
Purchases of common stock	(24)	(20)	(77)
Forfeitures of restricted shares	—	—	(10)
Employee advances	(433)	(41)	69
Redemption of units	—	(18)	—
Contributions from noncontrolling interest	983	2,373	4,780
Distributions to and redemptions by noncontrolling interests in consolidated entities	(55,310)	(44,116)	—

Net cash provided by (used in) financing activities	(44,534)	(42,106)	5,858

Effect of foreign exchange rate changes on cash and cash equivalents	(10)	—	—

Net change in cash, cash equivalents and restricted cash	(48,287)	37,887	23,022
Cash, cash equivalents and restricted cash at beginning of period	93,843	55,956	32,934

Cash, cash equivalents and restricted cash at end of period	$45,556	$93,843	$55,956

Supplemental Cash Flow Information
Interest paid	$53	$134	$42
Income taxes paid	4,948	2,333	5,966
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Contributions of securities from noncontrolling interests in consolidated entities	$—	$—	$110,630
Distribution from deferred compensation plan	229	—	142
Capital expenditures accrued but not paid	1,397	620	192
Capital additions associated with common stock issuance	—	—	1,363
Accrued but unpaid redemption of AQUA U.S. Fund	—	2,311	—
Subsidiary equity consideration for Pure Rooms acquisition	425	—	—
Assumption of debt associated with Pure Rooms acquisition	475	—	—
Issuance of OpenKey warrant	28	—	—
Assumption of debt associated with J&S acquisition	978	—	—
J&S loan costs paid from revolving credit facility	231	—	—
Ashford Inc. common stock consideration for J&S acquisition	5,063	—	—
Contingent consideration for J&S acquisition	1,196	—	—
Supplemental Disclosure of Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents at beginning of period	$84,091	$50,272	$29,597
Restricted cash at beginning of period	9,752	5,684	3,337

Cash, cash equivalents and restricted cash at beginning of period	$93,843	$55,956	$32,934

Cash and cash equivalents at end of period	$36,480	$84,091	$50,272
Restricted cash at end of period	9,076	9,752	5,684

Cash, cash equivalents and restricted cash at end of period	$45,556	$93,843	$55,956

See Notes to Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

        Ashford Inc. is a Maryland corporation formed on April 2, 2014 that provides asset management, advisory and other products and services primarily to clients in the hospitality industry. Ashford Inc. currently provides asset management and advisory services to Ashford Hospitality Trust, Inc. ("Ashford Trust") and Braemar Hotels & Resorts Inc. ("Braemar"). Ashford Trust commenced operating in August 2003 and is focused on investing in full service hotels in the upscale and upper-upscale segments in the U.S. that have revenue per available room ("RevPAR") generally less than twice the national average. Braemar invests primarily in luxury hotels and resorts with RevPAR of at least twice the U.S. national average. Braemar became a publicly traded company in November 2013 upon the completion of its spin-off from Ashford Trust. Each of Ashford Trust and Braemar is a real estate investment trust ("REIT") as defined in the Internal Revenue Code, and the common stock of each of Ashford Trust and Braemar is traded on the NYSE. The common stock of Ashford Inc. is listed on the NYSE American Exchange. Ashford Trust held approximately 598,000 shares of Ashford Inc. common stock, which represented an approximate 28.6% ownership interest in Ashford Inc. Braemar held approximately 195,000 shares, which represented an approximate 9.3% ownership interest in Ashford Inc. as of December 31, 2017.

        Ashford Inc. was formed through a spin-off of Ashford Trust's asset management business in November 2014. The spin-off was completed by means of a distribution of common stock of Ashford Inc. and common units of Ashford Hospitality Advisors LLC ("Ashford LLC"), a Delaware limited liability company formed on April 5, 2013. Ashford LLC had no operations until November 19, 2013, the date of the Braemar spin-off. As part of the Ashford Inc. spin-off from Ashford Trust, Ashford LLC became a subsidiary of Ashford Inc. on November 12, 2014. We conduct our advisory business through an operating entity, Ashford LLC. We conduct our hospitality services business through an operating entity, Ashford Hospitality Services, LLC. We own most of our assets through Ashford LLC and Ashford Hospitality Services, LLC.

        On April 6, 2017, Ashford Inc. entered into the Amended and Restated Limited Liability Company Agreement (the "Amended and Restated LLC Agreement") of Ashford Hospitality Holdings LLC, a Delaware limited liability company and a subsidiary of the Company ("Ashford Holdings"), in connection with the merger (the "Merger") of Ashford Merger Sub LLC, a Delaware limited liability company, with and into Ashford LLC, with Ashford LLC surviving the Merger as a wholly-owned subsidiary of Ashford Holdings. Ashford Holdings is owned 99.8% by Ashford Inc. and 0.2% by noncontrolling interest holders. The terms of the Amended and Restated LLC Agreement are consistent with the terms of the Amended and Restated Limited Liability Company Agreement of Advisors. The Merger was effectuated in order to facilitate our investments in businesses that provide products and services to the hospitality industry.

        Ashford Investment Management, LLC ("AIM") is an indirect subsidiary of the Company, established to serve as an investment advisor to any private securities funds sponsored by us or our affiliates (the "Funds") and is a registered investment advisor with the Securities and Exchange Commission (the "SEC"). AIM REHE Funds GP, LP ("AIM GP"), or an affiliate of AIM GP, serves as the general partner of any Funds. AIM Management Holdco, LLC ("Management Holdco") owns 100% of AIM. We, through Ashford LLC, own 100% of Management Holdco. AIM Performance Holdco, LP ("Performance Holdco") owns 99.99% of AIM GP with the remaining 0.01% general partner interest owned by our wholly-owned subsidiary, AIM General Partner, LLC. We, through Ashford LLC and our 100% ownership interest in AIM General Partner, LLC, own approximately 60% of Performance Holdco, and Mr. Monty J. Bennett, our chief executive officer and chairman of our

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization and Description of Business (Continued)

board of directors, and Mr. J. Robison Hays, III, our chief strategy officer and a member of the board of directors, own, in the aggregate, 40% of Performance Holdco. AIM, AIM GP, Management Holdco, Performance Holdco and AIM General Partner, LLC are all consolidated by Ashford Inc. as it has control.

        During the first quarter of 2017, AIM served as investment advisor to Ashford Quantitative Alternative Master Fund, L.P. (the "AQUA Master Fund"), an investment partnership formed under the laws of the Cayman Islands and commenced operations on January 15, 2015. The Master Fund was organized for the purpose of purchasing, selling (including short sales), investing and trading in investments and engaging in financial transactions, including borrowing, financing, pledging, hedging and other derivative transactions. The Master Fund had one limited partner: Ashford Quantitative Alternatives (U.S.), LP (the "AQUA U.S. Fund"), a U.S. investment limited partnership. The AQUA U.S. Fund invested substantially all of its assets in the Master Fund. The Master Fund was managed by AIM GP and AIM. The AQUA Master Fund and the AQUA U.S. Fund are collectively known as the "AQUA Fund."

        AIM was entitled to receive an investment management fee equal to 1.5% to 2.0% of the beginning quarterly capital account balance of certain limited partners. AIM GP served as the general partner to the AQUA U.S. Fund and the AQUA Master Fund. As such, it was entitled to receive a performance allocation, which was earned annually and equaled 15% to 20% of positive changes in the capital account balance of certain of its limited partners. Ashford Trust and other limited partners were not obligated to pay any portion of the management fee or the performance allocation to AIM or AIM GP, as applicable, but do share pro rata in all other applicable expenses.

        On March 7, 2017, AIM GP, the general partner of the AQUA U.S. Fund, provided written notice to the AQUA U.S. Fund's limited partners of its election to dissolve the AQUA U.S. Fund pursuant to Section 6.1(a) of the Second Amended and Restated Limited Partnership Agreement of the AQUA U.S. Fund as of March 31, 2017 (the "Dissolution Date"). In connection with the dissolution of the AQUA U.S. Fund, the AQUA Master Fund was liquidated in accordance with the laws of the Cayman Islands. The balance of all limited partners' capital accounts in the AQUA U.S. Fund was distributed to limited partners in cash, and thereafter limited partners ceased to be a limited partner of the AQUA U.S. Fund. As of December 31, 2017, the AQUA U.S. Fund was fully dissolved.

        On April 6, 2017, we acquired a 70% interest in Pure Rooms. Pure Rooms' patented 7-step purification process treats a room's surfaces, including the air, and removes up to 99% of pollutants. To consummate the acquisition, Ashford Hospitality Services LLC ("AHS"), a subsidiary of Ashford Inc., entered into an Amended and Restated Limited Liability Company Agreement (the "LLC Agreement") with PRE Opco, LLC ("Pure Rooms"), pursuant to which AHS became the sole owner of the common equity, or Series A Units. In conjunction with the LLC Agreement, AHS contributed $97,000 cash to Pure Rooms as required by the LLC Agreement. Pursuant to the Asset and Liability Contribution Agreement (the "Contribution Agreement"), by and among Pure Rooms (as contributee) and PAFR, LLC, the members of PAFR, LLC and Brault Enterprises, LLC (collectively, the "Sellers"), the Sellers contributed liabilities, net of assets, of the predecessor operating company, Pure Rooms NA, LLC, with a fair value of $532,000 in exchange for certain equity interests in Pure Rooms, including 30% of the Series A Units, 100% of the Series B-1 Units, and 50% of the Series B-2 Units. The fair value of the remaining equity consideration included $42,000 of Series A Units, $181,000 of Series B-1 Units, and $202,000 of Series B-2 Units, totaling $425,000. As a result of the Contribution

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization and Description of Business (Continued)

Agreement, our equity interest in Pure Rooms was 70%. See note 4 to our consolidated financial statements.

        On November 1, 2017, we acquired an 85% controlling interest in a privately held company that conducts the business of J&S Audio Visual in the United States, Mexico, and the Dominican Republic ("J&S") for approximately $25.5 million. J&S provides an integrated suite of audio visual services including show and event services, hospitality services, creative services and design & integration services to its customers in various venues including hotels and convention centers in the United States, Mexico and the Dominican Republic. See notes 2, 4, 13, 14 and 17 to our consolidated financial statements.

        On January 16, 2018, the Company closed on the acquisition of certain assets related to RED Hospitality & Leisure LLC ("RED") for $970,000 cash, comprised of a $750,000 deposit paid on December 11, 2017, which is reflected on our consolidated balance sheet as "other assets" as of December 31, 2017, and an additional $220,000 paid on January 16, 2018. The Company owns an 80% interest in RED, a premier provider of watersports activities and other travel and transportation services in the U.S. Virgin Islands. See note 22 to our consolidated financial statements.

        The accompanying consolidated financial statements reflect the operations of our asset and investment management business including the AQUA Fund (through March 31, 2017, the date of its dissolution) and entities that we consolidate. Our asset and investment management business provides asset and investment management, accounting and legal services to Ashford Trust, Braemar and the AQUA Fund. In this proxy statement/prospectus, the terms the "Company," "we," "us" or "our" refers to Ashford Inc. and all entities included in its consolidated financial statements.

2. Significant Accounting Policies

        Basis of Presentation and Principles of Consolidation—The accompanying consolidated financial statements, include the accounts of Ashford Inc., its majority-owned subsidiaries and entities which it controls. All significant inter-company accounts and transactions between these entities have been eliminated in these historical consolidated financial statements. The AQUA Funds were investment companies and followed the accounting and reporting guidance in Financial Accounting Standards Boards ("FASB") Accounting Standards Codification ("ASC") Topic 946.

        A variable interest entity ("VIE") must be consolidated by a reporting entity if the reporting entity is the primary beneficiary because it has (i) the power to direct the VIE's activities that most significantly impact the VIE's economic performance, (ii) an implicit financial responsibility to ensure that a VIE operates as designed, and (iii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE. We determine whether we are the primary beneficiary of a VIE upon our initial involvement with the VIE and we reassess whether we are the primary beneficiary of a VIE on an ongoing basis. Our determination of whether we are the primary beneficiary of a VIE is based upon the facts and circumstances for each VIE and requires significant judgment.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

        Noncontrolling Interests—The following tables present information about our noncontrolling interests, including those related to consolidated VIEs, as of December 31, 2017 and 2016 (in thousands):

	December 31, 2017
	Ashford LLC(2)	J&S(4)	Pure Rooms(5)	OpenKey(6)
Ashford Inc. ownership interest	99.80%	85.00%	70.00%	43.90%
Redeemable noncontrolling interests(1)(3)	0.20%	15.00%	—%	39.59%
Noncontrolling interests in consolidated entities	—%	—%	30.00%	16.51%

	100.00%	100.00%	100.00%	100.00%

Carrying value of redeemable noncontrolling interests	$385	$2,522	$—	$2,204
Redemption value adjustment, year-to-date	224	—	—	1,046
Redemption value adjustment, cumulative	358	—	—	2,021
Carrying value of noncontrolling interests	—	439	205	128
Assets, available only to settle subsidiary's obligations(7)	n/a	36,951	1,865	1,403
Liabilities, no recourse to Ashford Inc.(8)	n/a	21,821	1,652	889
Notes payable, no recourse to Ashford Inc.	n/a	9,917	220	—
Revolving credit facility, no recourse to Ashford Inc.	n/a	814	100	—

	December 31, 2016
	Ashford LLC(2)	J&S(4)	Pure Rooms(5)	OpenKey(6)
Ashford Inc. ownership interest	99.80%	—%	—%	40.06%
Redeemable noncontrolling interests(1)(3)	0.20%	—%	—%	46.31%
Noncontrolling interests in consolidated entities	0	—%	—%	13.63%

	100%	—%	—%	100%

Carrying value of redeemable noncontrolling interests	$179	$—	$—	$1,301
Redemption value adjustment, year-to-date	(54)	—	—	1,000
Redemption value adjustment, cumulative	134	—	—	975
Carrying value of noncontrolling interests	—	—	—	96
Assets, available only to settle subsidiary's obligations(7)	n/a	—	—	960
Liabilities, no recourse to Ashford Inc.(8)	n/a	—	—	256

(1)
Redeemable noncontrolling interests are included in the "mezzanine" section of our consolidated balance sheets as they may be redeemed by the holder for cash or registered shares in certain circumstances outside of the Company's control. The carrying value of the noncontrolling interests is based on the greater of the accumulated historical cost or the redemption value.

(2)
Represents the 0.2% interest in Ashford LLC prior to the legal restructuring of our organizational structure on April 6, 2017 and 0.2% interest in Ashford Holdings thereafter.

(3)
Redeemable noncontrolling interests in Ashford Holdings represent the members' proportionate share of equity in earnings/losses of Ashford Holdings or Ashford LLC as applicable and net

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

  income/loss attributable to the common unit holders is allocated based on the weighted average ownership percentage of these members' interest.

(4)
Represents ownership interests in J&S, which we consolidate under the voting interest model. J&S provides audio visual products and services in the hospitality industry. See also notes 1, 13, 14, and 22.

(5)
Represents ownership interests in Pure Rooms, a VIE for which we are considered the primary beneficiary and therefore we consolidate it. Pure Rooms provides "allergy friendly" premium rooms in the hospitality industry. See also notes 1, 13, 14, and 22.

(6)
Represents ownership interests in OpenKey, a VIE for which we are considered the primary beneficiary and therefore we consolidate it. OpenKey is a hospitality focused mobile key platform that provides a universal smartphone app for keyless entry into hotel guest rooms. See also notes 1, 13, 14, and 22.

(7)
Total assets primarily consisted of cash and cash equivalents and other assets that can only be used to settle the subsidiaries obligations.

(8)
Liabilities consist primarily of accounts payable and accrued expenses for which creditors do not have recourse to Ashford Inc.

        In addition to the consolidated entity information above, noncontrolling interests in consolidated entities included noncontrolling ownership interests in Performance Holdco and AQUA of 40% and 0% as of December 31, 2017, respectively, and 40% and 100% as of December 31, 2016, respectively. As of December 31, 2017 and December 31, 2016, the AQUA Fund held approximately $0 and $52.8 million, respectively, of total assets consisting primarily of investments in securities, cash and cash equivalents and receivables that can only be used to settle the obligations of the AQUA Fund. Additionally, as of December 31, 2017 and December 31, 2016, the AQUA Fund had liabilities of $0 and $93,000, respectively, consisting primarily of liabilities associated with investments in securities for which creditors do not have recourse to Ashford Inc. The AQUA Fund was considered to be a VIE, as defined by authoritative accounting guidance. All major decisions related to the AQUA Fund that most significantly impacted its economic performance, including but not limited to admittance of limited partners and purchasing, selling (including short sales), investing and trading in investments and engaging in financial transactions, including borrowing, financing, pledging, hedging and other derivative transactions were subject to the approval of our wholly-owned subsidiary, AIM GP. As such, we consolidated the AQUA Fund. On March 7, 2017, AIM GP, the general partner of the AQUA U.S. Fund, provided written notice to the AQUA U.S. Fund's limited partners of its election to dissolve the AQUA U.S. Fund pursuant to Section 6.1(a) of the Second Amended and Restated Limited Partnership Agreement of the AQUA U.S. Fund as of March 31, 2017 (the "Dissolution Date"). In connection with the dissolution of the AQUA U.S. Fund, the AQUA Master Fund was liquidated in accordance with the laws of the Cayman Islands. The balance of all limited partners' capital accounts in the AQUA U.S. Fund was distributed to limited partners in cash, and thereafter limited partners ceased to be a limited partner of the AQUA U.S. Fund. As of December 31, 2017, the AQUA U.S. Fund was fully dissolved.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

        Unconsolidated VIEs—Our investments in certain unconsolidated entities are considered to be variable interests in the underlying entities. Because we do not have the power and financial responsibility to direct the unconsolidated entities' activities and operations, we are not considered to be the primary beneficiary of these entities on an ongoing basis and therefore such entities should not be consolidated. In evaluating VIEs, our analysis involves considerable management judgment and assumptions. We review the investments in unconsolidated entities for impairment in each reporting period pursuant to the applicable authoritative accounting guidance. An investment is impaired when its estimated fair value is less than the carrying amount of our investment. Any impairment is recorded in equity in earnings/loss in unconsolidated entities.

        We held an investment in an unconsolidated entity with a carrying value of $500,000 at both December 31, 2017 and 2016, which we account for under the cost method of accounting as we do not exercise significant influence over the entity. No impairment of the investment was recorded during the years ended December 31, 2017, 2016 and 2015.

        Additionally, as of December 31, 2015, we held a first loss limited liability company interest (the "Interest") in an unconsolidated limited liability company (the "Fund"). The Fund was a private investment fund which generally invested its assets in one or more securities trading accounts that were managed by external investment advisors, including our subsidiary, Ashford Investment Management, LLC. Our initial investment in the Fund was made in May 2015 in the amount of $5.0 million, which represented an approximate 2% ownership interest in the Fund. In accordance with the Fund's limited liability company agreement, a manager not affiliated with us possessed and exercised the full, complete and exclusive right, power and authority to manage and conduct the business and affairs of the Fund, subject only to certain withdrawal and voting rights we had and the requirements of applicable law. Due to our limited rights, we did not exercise significant influence over the Fund and therefore did not account for the Interest under the equity method of accounting. The Fund was in an investment company (as defined by GAAP) for which the Interests do not have a readily determinable value. Instead, the manager of the Fund calculated a net asset value ("NAV") for the Interests monthly in accordance with applicable authoritative accounting guidance. Changes in the NAV were recorded in unrealized gain/loss in investment in unconsolidated entity. We requested redemption of the Interest effective March 29, 2016. The redeemed amount of $1.4 million was received during the second quarter of 2016, which reduced our carrying value to $0.

        Acquisitions—We account for acquisitions and investments in businesses as business combinations if the target meets the definition of a business and (a) the target is a VIE and we are the target's primary beneficiary, and therefore we must consolidate its financial statements, or (b) we acquire more than 50% of the voting interest of the target and it was not previously consolidated. We record business combinations using the acquisition method of accounting, which requires all of the assets acquired and liabilities assumed to be recorded at fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net tangible and intangible assets acquired is recorded as goodwill. The application of the acquisition method of accounting for business combinations requires management to make significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed in order to properly allocate purchase price consideration between assets that are depreciated and amortized from goodwill. The fair value assigned to tangible and intangible assets acquired and liabilities assumed are based on management's estimates and assumptions, as well as other information compiled by management, including valuations that utilize

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2. Significant Accounting Policies (Continued)

customary valuation procedures and techniques. Significant assumptions and estimates include, but are not limited to, the cash flows that an asset is expected to generate in the future, the appropriate weighted-average cost of capital, and the cost savings expected to be derived from acquiring an asset, if applicable. If the actual results differ from the estimates and judgments used in these estimates, the amounts recorded in the consolidated financial statements may be exposed to potential impairment of the intangible assets and goodwill.

        If our investment involves the acquisition of an asset or group of assets that does not meet the definition of a business, the transaction is accounted for as an asset acquisition. An asset acquisition is recorded at cost, which includes capitalizing transaction costs, and does not result in the recognition of goodwill.

        Use of Estimates—The preparation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        Cash and Cash Equivalents—Cash and cash equivalents include cash on hand or held in banks and short-term investments with an initial maturity of three months or less at the date of purchase.

        Restricted Cash—Restricted cash represents reserves for casualty insurance claims and the associated ancillary costs. At the beginning of each year, Ashford Inc.'s Risk Management department collects funds, from the Ashford Trust/Braemar properties and their respective management companies, of an amount equal to the actuarial forecast of that year's expected casualty claims and associated fees. These funds are deposited into restricted cash and used to pay casualty claims throughout the year as they are incurred. The offset to restricted cash amounts is included in other liabilities. We early adopted Accounting Standards Update ("ASU") 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash effective January 1, 2017. See discussion in "Recently Adopted Accounting Standards" below.

        Accounts Receivable—Accounts receivable consists primarily of receivables from customers of audio visual services. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments for services. The allowance is recorded based on management's judgment regarding our ability to collect as well as the age of the receivables. Accounts receivable are written off when they are deemed uncollectible.

        Inventories—Inventories consist primarily of audio visual equipment and related accessories and are carried at the lower of cost or market value using the first-in, first-out ("FIFO") valuation method.

        Furniture, Fixtures and Equipment, net—We record furniture, fixtures and equipment at cost. We also capitalize certain costs incurred related to the development of internal use software. We capitalize costs incurred during the application development stage related to the development of internal use software. We expense costs incurred related to the planning and post-implementation phases of development as incurred. Assets are depreciated using the straight-line method over the estimated useful lives of the assets.

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2. Significant Accounting Policies (Continued)

        Impairment of Furniture, Fixtures and Equipment—Furniture, fixtures and equipment are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Recoverability of the asset is measured by comparison of the carrying amount of the asset to the estimated future undiscounted cash flows, which take into account current market conditions and our intent with respect to holding or disposing of the asset. If our analysis indicates that the carrying value of the asset is not recoverable on an undiscounted cash flow basis, we recognize an impairment charge for the amount by which the asset net book value exceeds its estimated fair value, or fair value, less cost to sell. In evaluating impairment of assets, we make many assumptions and estimates, including projected cash flows, expected holding period, and expected useful life. Fair value is determined through various valuation techniques, including internally developed discounted cash flow models, comparable market transactions and third-party appraisals, where considered necessary. Assets not yet placed into service are also reviewed for impairment whenever events or changes in circumstances indicate that all or a portion of the assets will not be placed into service. We recorded impairment charges of $1.1 million for the year ended December 31, 2017 offset by recognition of deferred income from reimbursable expenses related to capitalized software implementation costs. The impairment was recognized upon determination that a portion of the software will not be placed into service. See note 17 to our consolidated financial statements. No impairment charges were recorded for furniture, fixtures and equipment for the year ended December 31, 2016.

        Goodwill and Indefinite-Lived Intangible Assets—Goodwill is assigned to reporting units that are expected to benefit from the synergies of the business combination as of the acquisition date. Indefinite-lived intangible assets primarily include trademark rights resulting from our acquisition of J&S. We assess goodwill and indefinite-lived intangible assets, neither of which is amortized, for impairment annually as of October 1, or more frequently, if events and circumstances indicate impairment may have occurred. In the evaluation of goodwill for impairment, we perform a quantitative assessment and compare the fair value of the reporting unit to the carrying value. If the carrying value of a reporting unit exceeds its fair value, the goodwill of that reporting unit is potentially impaired and we proceed to step two of the impairment analysis. In step two of the analysis, we will record an impairment loss equal to the excess of the carrying value of the reporting unit's goodwill over its implied fair value should such a circumstance arise. We determine fair value based on discounted projected future operating cash flows using a discount rate that is commensurate with the risk inherent in our current business model. We determined that there was no goodwill impairment during our annual test as the fair value of our reporting units was in excess of the carrying values primarily due to the recency of the Pure Rooms and J&S acquisitions. We base our measurement of fair value of trademarks using the relief-from-royalty method. This method assumes that the trade name and trademarks have value to the extent that their owner is relieved of the obligation to pay royalties for the benefits received from them. No indicators of impairment were identified during our annual test or as of December 31, 2017.

        Definite-Lived Intangible Assets—Definite-lived intangible assets primarily include customer relationships resulting from our acquisition of J&S and Pure Rooms. These assets are amortized using the straight-line method over the estimated useful lives of the assets. We review the carrying amount of the assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the carrying amount is not recoverable, we record an impairment charge for the excess of the carrying amount over the fair value. No indicators of impairment were identified as of December 31, 2017.

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2. Significant Accounting Policies (Continued)

        Revenue Recognition—Revenues primarily consist of advisory and investment management fees and expense reimbursements that are recognized when services have been rendered. Advisory fees consist of base fees and incentive fees. For Ashford Trust, the quarterly base fee ranges from 0.70% to 0.50% per annum of the total market capitalization ranges from less than $6.0 billion to greater than $10.0 billion total market capitalization plus the Key Money Asset Management Fee, as defined in the respective advisory agreement, subject to certain minimums. Similarly, the Braemar base fee is fixed at 0.70% of Braemar's total market capitalization plus the Key Money Asset Management Fee, as defined in the respective advisory agreement, subject to certain minimums. Reimbursements for overhead, travel expenses, risk management and internal audit services are recognized when services have been rendered. We also record advisory revenue for equity grants of Ashford Trust and Braemar common stock and Long-Term Incentive Plan ("LTIP") units awarded to our officers and employees in connection with providing advisory services equal to the fair value of the award in proportion to the requisite service period satisfied during the period, as well an offsetting expense in an equal amount included in "salaries and benefits." Incentive advisory fees are measured annually in each year that Ashford Trust's and/or Braemar's annual total stockholder return exceeds the average annual total stockholder return for each company's respective peer group, subject to the FCCR Condition, as defined in the advisory agreements. Incentive advisory fees are paid over a three-year period and each payment is subject to the FCCR Condition. Accordingly, incentive advisory fee revenue is recognized only when the amount earned is fixed and determinable and the FCCR Condition has been met. As incentive advisory fees are measured annually, we recognize revenue quarterly based on the amount that would be due pursuant to the applicable advisory agreement as of the interim balance sheet date in accordance with the authoritative accounting guidance. Debt placement fees include revenues earned through provision of mortgage placement services by Lismore Capital, our wholly-owned subsidiary, and are recognized based on a stated percentage of the loan amount when services have been rendered.

        Audio visual revenue primarily consists of revenue generated by providing event technology services such as audio visual services, audio visual equipment rental, staging and meeting services and event-related communication systems as well as related technical support, to our customers in various venues including hotels and convention centers. We recognize revenue when persuasive evidence of an arrangement exists, services have been rendered, the fee is fixed or determinable and collectability is reasonably assured. Revenue is recognized in the period in which services are provided pursuant to the terms of the contractual arrangements with our customers. We also evaluate whether it is appropriate to present (i) the gross amount that our customers pay for our services as revenue, and the related commissions paid to the venue as cost of revenue, or (ii) the net amount (gross revenue less the related commissions paid to the venue) as revenue. We are responsible for the delivery of the services, including providing the necessary labor and equipment to perform the services. We are subject to inventory risk, have latitude in establishing prices and selecting suppliers and, while in many cases the venue bills the end customer on our behalf, we bear the risk of collection from the customer. The venues' commissions are not dependent on collections. As a result, our revenue is primarily reported on a gross basis. Cost of revenues for audio visual principally includes commissions paid to venues, direct labor costs, the cost of equipment sub-rentals, depreciation of rental pool equipment, amortization of signing bonuses, as well as other costs such as supplies, freight, travel and other overhead from our venue and customer facing operations and any losses on equipment disposal. Rental pool equipment for our audio visual services is depreciated over an estimated useful life of 5 years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

        Certain of our consolidated entities enter into multiple element arrangements with customers. For such arrangements, we determine whether each of the individual deliverables in the arrangement qualify as a separate unit of accounting, which requires that the deliverable have standalone value upon delivery. We allocate arrangement consideration to the separate units of accounting using the relative selling price method, in which allocation of consideration is based on vendor-specific objective evidence ("VSOE") if available, third-party evidence ("TPE"), or if VSOE and TPE are not available, management's best estimate of a standalone selling price for the units of accounting. We limit the amount of arrangement consideration to amounts that are fixed or determinable. The arrangement consideration is recognized as revenue as the deliverables are provided to the customer, which is either up front for deliverables that have standalone value upon delivery, or ratably over the period of delivery.

        Salaries and Benefits—Salaries and benefits are expensed as incurred. Salaries and benefits includes expense for equity grants of Ashford Trust and Braemar common stock and LTIP units awarded to our officers and employees in connection with providing advisory services equal to the fair value of the award in proportion to the requisite service period satisfied during the period. There is an offsetting amount, included in "advisory services" revenue. Salaries and benefits also includes changes in fair value in the deferred compensation plan liability. See further discussion in notes 2 and 16 to our consolidated financial statements.

        General and Administrative—General and administrative costs are expensed as incurred, and include advertising costs of $126,000, $0 and $0 for the years ended December 31, 2017, 2016 and 2015, respectively.

        Depreciation and Amortization—Our furniture, fixtures and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the related assets. Furniture and equipment are depreciated using the straight-line method over lives ranging from 3 to 7.5 years and computer software placed into service is amortized on a straight-line basis over estimated useful lives ranging from 3 to 5 years. While we believe our estimates are reasonable, a change in estimated useful lives could affect depreciation expense and net income/loss as well as resulting gains or losses on potential sales. Definite-lived intangible assets, which include customer relationships resulting from our acquisitions of J&S and Pure Rooms, are amortized using the straight-line method over the estimated useful lives of the assets. See note 4 to our consolidated financial statements.

        Equity-Based Compensation—Equity-based compensation included in "salaries and benefits" is accounted for at fair value based on the market price of the shares/options on the date of grant in accordance with applicable accounting guidance. The fair value is charged to compensation expense on a straight-line basis over the vesting period of the shares/options. Grants of restricted stock to independent directors are recorded at fair value based on the market price of our shares at grant date, and this amount is fully expensed in general and administrative expense as the grants of stock are fully vested on the date of grant. In connection with providing advisory services, our officers and employees are granted common stock and LTIP units from Ashford Trust and Braemar, which result in expense equal to the fair value of the award, included in "salaries and benefits" in proportion to the requisite service period satisfied during the period, as well as offsetting revenue in an equal amount included in "advisory services" revenue.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

        Other Comprehensive Income (Loss)—Comprehensive income for the year ended December 31, 2017 consists of net income and foreign currency translation adjustments. The foreign currency translation adjustment represents the unrealized impact of translating the financial statements of the J&S operations in Mexico and the Dominican Republic from their respective functional currencies to U.S. dollars. This amount is not included in net income and would only be realized upon the sale or upon complete or substantially complete liquidation of the foreign businesses. The accumulated other comprehensive loss is presented on the consolidated balance sheet as of December 31, 2017. There were no sources of other comprehensive income (loss) in the years ended December 31, 2016 and 2015.

        Due to Affiliates—Due to affiliates represents current payables resulting from general and administrative expense, furniture, fixtures and equipment reimbursements, and contingent consideration. Due to affiliates is generally settled within a period not exceeding one year.

        Due from Ashford Trust OP—Due from Ashford Trust OP represents current receivables related to advisory services fees, incentive fees, reimbursable expenses and service business expenses. Due from Ashford Trust OP is generally settled within a period not exceeding one year.

        Due from Braemar OP—Due from Braemar OP represents current receivables related to advisory services fees, incentive fees, reimbursable expenses and service business expenses. Due from Braemar OP is generally settled within a period not exceeding one year.

        Income (Loss) Per Share—Basic income (loss) per common share is calculated by dividing net income (loss) attributable to the Company by the weighted average common shares outstanding during the period using the two-class method prescribed by applicable authoritative accounting guidance. Diluted income (loss) per common share is calculated using the two-class method, or the treasury stock method, if more dilutive. Diluted income (loss) per common share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares, whereby such exercise or conversion would result in lower income per share. See note 18.

        Deferred Compensation Plan—Effective January 1, 2008, Ashford Trust established a nonqualified deferred compensation plan ("DCP") for certain executive officers, which was assumed by the Company in connection with the separation from Ashford Trust. The plan allows participants to defer up to 100% of their base salary and bonus and select an investment fund for measurement of the deferred compensation obligation. In connection with our spin-off and the assumption of the DCP obligation by the Company, the DCP was modified to give the participants various investment options, including Ashford Inc. common stock, for measurement that can be changed by the participant at any time. These modifications resulted in the DCP obligation being recorded as a liability in accordance with the applicable authoritative accounting guidance. Distributions under the DCP are made in cash, unless the participant has elected Ashford Inc. common stock as the investment option, in which case any such distributions would be made in Ashford Inc. common stock. Additionally, the DCP obligation is carried at fair value with changes in fair value reflected in salaries and benefits in our consolidated statements of operations. See note 16.

        Income Taxes—We are a taxable corporation for federal and state income tax purposes. Income tax expense includes U.S. federal and state income taxes and beginning in 2017 Mexico and Dominican Republic income taxes. In accordance with authoritative accounting guidance, we account for income

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized. At December 31, 2017, we recorded a valuation allowance of $25.1 million to fully reserve our net deferred tax assets. At December 31, 2016, we recorded a valuation allowance of $6.1 million to partially reserve our net deferred tax assets. We have provided these allowances primarily because of operating losses incurred for each of the years for the three year period ending December 31, 2017. The losses represent significant negative evidence regarding the realizability of our deferred tax assets. Further, our legal entity restructuring on April 6, 2017 and the Tax Cuts and Jobs Act enacted on December 22, 2017 eliminated our ability to carry back future net operating losses against taxable income from prior periods, which is additional negative evidence regarding the reliability of our deferred tax assets.

        The "Income Taxes" topic of the FASB's Accounting Standards Codification addresses the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. The guidance requires us to determine whether tax positions we have taken or expect to take in a tax return are more likely than not to be sustained upon examination by the appropriate taxing authority based on the technical merits of the positions. Tax positions that do not meet the more likely than not threshold would be recorded as additional tax expense in the current period. We analyze all open tax years, as defined by the statute of limitations for each jurisdiction, which includes the federal jurisdiction and various states. We classify interest and penalties related to underpayment of income taxes as income tax expense. We and our subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and cities, and beginning in 2017 in Mexico and the Dominican Republic. Tax years 2013 through 2017 remain subject to potential examination by certain federal and state taxing authorities.

        Recently Adopted Accounting Standards—In March 2016, the FASB issued ASU 2016-07, Simplifying the Transition to the Equity Method of Accounting ("ASU 2016-07"). The new standard requires an investor to apply the equity method of accounting only from the date it qualifies for that method, i.e., the date the investor obtains significant influence over the operating and financial policies of an investee. ASU 2016-07 eliminates the previous requirement to retroactively adjust the investment and record a cumulative catch up for the periods that the investment had been held, but did not qualify for the equity method of accounting. ASU 2016-07 is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2016. The amendments should be applied prospectively upon their effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. Early adoption is permitted. The adoption of ASU 2016-07 did not have a material impact on our consolidated financial statements or related disclosures.

        In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09") as part of the FASB simplification initiative. The new standard requires all excess tax benefits and tax deficiencies (including tax benefits of dividends on share-based payment awards) to be recognized as income tax expense or benefit on the income statement. The tax effects of exercised or vested awards should be treated as discrete items in the reporting period in which they occur. An entity also should recognize excess tax benefits, and assess the need for a valuation allowance, regardless of whether the benefit reduces taxes payable in the current period. ASU 2016-09 also requires excess tax benefits to be classified along with other income tax cash flows as an operating

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2. Significant Accounting Policies (Continued)

activity in the statement of cash flows. In addition, ASU 2016-09 increases the tax withholding requirements threshold to qualify for equity classification. ASU 2016-09 also clarifies that cash paid by an employer when directly withholding shares for tax withholding purposes should be classified as a financing activity. ASU 2016-09 provides an optional accounting policy election to be applied on an entity-wide basis to either estimate the number of awards that are expected to vest or account for forfeitures when they occur. ASU 2016-09 is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We have adopted this standard effective January 1, 2017, and the adoption of this standard did not have a material impact on our financial position, results of operations or cash flows.

        In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash ("ASU 2016-18"), which clarifies the presentation of restricted cash and restricted cash equivalents in the statements of cash flows. Under ASU 2016-18 restricted cash and restricted cash equivalents are included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statements of cash flows. ASU 2016-18 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We adopted this standard effective January 1, 2017 on a retrospective basis. The adoption of this standard resulted in the inclusion of restricted cash with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the consolidated statements of cash flows for all periods presented. As a result, net cash provided by operating activities increased $4.1 million in the year ended December 31, 2016 and $2.3 million for the year ended December 31, 2015. Our beginning-of-period cash, cash equivalents and restricted cash increased $9.8 million and $5.7 million in 2017 and 2016, respectively.

        Recently Issued Accounting Standards—In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"). ASU 2014-09 is a comprehensive new revenue recognition model, which requires a company to recognize revenue to depict the transfer of promised goods or services to a customer in an amount that reflects the consideration the company expects to receive in exchange for those goods or services. An entity is required to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved. ASU 2014-09 also specifies the accounting for certain costs to obtain or fulfill a contract with a customer. In addition, the new guidance requires improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized. The update will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. In August 2015, the FASB issued ASU 2015-14, Revenue From Contracts With Customers (Topic 606): Deferral of the Effective Date, which defers the effective date to fiscal periods beginning after December 15, 2017, including interim periods within that reporting period. The FASB has also issued additional updates that further clarify the requirements of Topic 606 and provide implementation guidance. The standard permits the use of either the full retrospective or cumulative effect (modified retrospective) transition method.

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2. Significant Accounting Policies (Continued)

        The Company intends to adopt the above standards using the modified retrospective approach for the quarter ending March 31, 2018. Upon adoption of ASU 2014-09, the Company does not expect to record any adjustment to the consolidated financial statements on January 1, 2018. However, the Company expects the recognition of incentive advisory fees, which are a form of variable consideration, to be (i) deferred until such fees are probable of not being subject to significant reversal, and (ii) tied to a performance obligation in the contract with the customer so that revenue recognition depicts the transfer of the related advisory services to the customer. Accordingly, the Company will no longer record incentive advisory fee revenue in interim periods prior to the fourth quarter of the year in which the incentive fee is measured. There is no impact to our incentive advisory fee revenue recognition on an annual basis. The Company expects that this could impact its revenues in future interim periods, but we are unable to estimate the impact because future incentive advisory fees are calculated based on future changes in total stockholder return of our REIT clients compared to the total stockholder return of their respective peer group. We do not expect any material changes in revenue recognition for audio visual, investment management reimbursements, debt placement fees, lease revenue or other services revenue. The Company is in the process of evaluating the disclosure requirements under these standards and implementing controls to support these new disclosure requirements.

        In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities ("ASU 2016-01"), which requires an entity to: (i) measure equity investments at fair value through net income, with certain exceptions; (ii) present in OCI the changes in instrument-specific credit risk for financial liabilities measured using the fair value option; (iii) present financial assets and financial liabilities by measurement category and form of financial asset; (iv) calculate the fair value of financial instruments for disclosure purposes based on an exit price; and (v) assess a valuation allowance on deferred tax assets related to unrealized losses of AFS debt securities in combination with other deferred tax assets. ASU 2016-01 provides an election to subsequently measure certain nonmarketable equity investments at cost less any impairment and adjusted for certain observable price changes. It also requires a qualitative impairment assessment of such equity investments and amends certain fair value disclosure requirements. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Certain provisions of ASU 2016-01 are eligible for early adoption. In February 2018, the FASB issued ASU 2018-03, as technical corrections and improvements to amend and clarify certain aspects of the guidance issued in ASU 2016-01. The amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years beginning after June 15, 2018. We do not expect that the above standards will have a material impact on our consolidated financial statements and related disclosures.

        In February 2016, the FASB issued ASU 2016-02, Leases ("ASU 2016-02"). The new standard establishes a right-of-use ("ROU") model that requires a lessee to record an ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard requires a lessor to classify leases as either sales-type, finance or operating. A lease will be treated as a sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as a financing. If the lessor doesn't convey risks and rewards or control, an operating lease results. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. A modified

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

retrospective transition approach is required for lessees for capital and operating leases as well as for lessors for sales-type, direct financing, and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements, with certain practical expedients available. The accounting for leases where we are the lessor remains largely unchanged. While we are currently in the initial stages of assessing the impact ASU 2016-02 will have on our consolidated financial statements, we expect the primary impact to our consolidated financial statements upon adoption will be the recognition, on a discounted basis, of any future minimum rentals due under noncancelable leases on our consolidated balance sheets resulting in the recording of right of use assets and lease obligations.

        In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"). ASU 2016-13 sets forth an "expected credit loss" impairment model to replace the current "incurred loss" method of recognizing credit losses. The standard requires measurement and recognition of expected credit losses for most financial assets held. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for periods beginning after December 15, 2018. We are currently evaluating the impact that ASU 2016-13 will have on the consolidated financial statements and related disclosures.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments—a consensus of the Emerging Issues Task Force ("ASU 2016-15"). The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. Certain issues addressed in this guidance include—Debt payments or debt extinguishment costs, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, distributions received from equity method investments and beneficial interests in securitization transactions. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. Early adoption is permitted. We are evaluating the impact that ASU 2016-15 will have on our consolidated financial statements and related disclosures.

        In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805)—Clarifying the Definition of a Business ("ASU 2017-01"), which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether a transaction should be accounted for as an acquisition (or disposal) of an asset or a business. ASU 2017-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. We are evaluating the impact that ASU 2017-01 will have on our consolidated financial statements and related disclosures.

        In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment ("ASU 2017-04"), which removes the requirement to compare the implied fair value of goodwill with its carrying amount as part of step 2 of the goodwill impairment test. As a result, under ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value. However, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, ASU 2017-04 clarifies that an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when

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2. Significant Accounting Policies (Continued)

measuring the goodwill impairment loss, if applicable. ASU 2017-04 is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are evaluating the impact that ASU 2017-04 will have on our consolidated financial statements and related disclosures.

3. Furniture, Fixtures and Equipment, net

        Furniture, fixtures and equipment, net, consisted of the following (in thousands):

	December 31,
	2017	2016
Rental pool equipment	$7,711	$—
Furniture, fixtures and equipment	7,862	6,549
Leasehold improvements	804	537
Computer software	8,626	7,125

Total cost	25,003	14,211
Accumulated depreciation	(3,849)	(2,167)

Furniture, fixtures and equipment, net	$21,154	$12,044

        For the years ended December 31, 2017, 2016 and 2015, depreciation expense was $2.3 million, $1.2 million and $799,000, respectively. As of December 31, 2017 and 2016, computer software of $4.7 million and $5.5 million, respectively, has not been placed into service and no amortization was recorded related to those assets. Depreciation and amortization expense for the year ended December 31, 2017, excludes depreciation expense related to audio visual rental pool equipment of $411,000, which is included in cost of revenues for audio visual.

4. Acquisitions

J&S

        On November 1, 2017, we completed the acquisition of an 85% controlling interest in J&S Audio Visual Communications, Inc., J&S Audiovisual Mexico, S. de R.L. de C.V. and J&S Audio Visual Dominican Republic, L.P., collectively referred to as "J&S." J&S provides an integrated suite of audio visual services including show and event services, hospitality services, creative services and design & integration services to its customers in various venues including hotels and convention centers in the United States, Mexico and the Dominican Republic.

        The purchase price of approximately $25.5 million consisted of (i) $19.2 million in cash of which $10.0 million was funded with a term loan; (ii) 70,318 shares of Ashford Inc. common stock, which was determined based on an agreed upon value of approximately $4.3 million using a thirty-day volume weighted average price per share of $60.44 and had an estimated fair value of approximately $5.1 million as of the acquisition date; and (iii) contingent consideration with an estimated fair value of approximately $1.2 million. The results of operations of J&S were included in our consolidated financial statements from the date of acquisition.

        The acquisition of J&S has been recorded using the acquisition method of accounting in accordance with the authoritative guidance for business combinations, and the purchase price allocation

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Acquisitions (Continued)

is based on our valuation of the fair value of the tangible and intangible assets acquired and liabilities assumed at the date of acquisition. We have completed our preliminary valuation to determine the fair value of the identifiable assets acquired and liabilities assumed. The fair values of the assets acquired were determined using various valuation techniques, including an income approach. The fair value measurements were primarily based on significant inputs that are not directly observable in the market and are considered Level 3 under the fair value measurements and disclosure framework. Key assumptions include cash flow projections of J&S and the discount rate applied to those cash flows. The excess of the purchase price over the estimated fair values of the identifiable net assets acquired was recorded as goodwill.

        We have allocated the purchase price to the assets acquired and liabilities assumed on a preliminary basis using estimated fair value information currently available. We are in the process of evaluating the values assigned to working capital balances, furniture, fixtures and equipment, intangible assets, notes payable, capital leases, deferred taxes, noncontrolling interests and contingent consideration. Thus, the balances reflected below are subject to change, and any such changes could result in adjustments to the allocation. Any change to the amounts recorded within furniture, fixtures and equipment could also impact depreciation expense.

        The fair value of the purchase price and preliminary allocation of the purchase price is as follows (in thousands):

Cash	$9,176
Term loan	10,000
Fair value of Ashford Inc. common stock	5,063
Fair value of contingent consideration	1,196

Purchase price consideration	25,435

Fair value of redeemable noncontrolling interest	2,724
Fair value of noncontrolling interest	324

Total fair value of purchase price	$28,483

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Acquisitions (Continued)

	Fair Value	Estimated Useful Life
Current assets including cash	$6,664
Furniture, fixtures and equipment	9,020	5 years
Goodwill	12,165
Trademarks	3,201
Customer relationships	6,519	7 years
Other assets	129

Total assets acquired	37,698

Current liabilities	7,024
Notes payable, current	445
Deferred income	1,213
Note payable, non-current	533

Total assumed liabilities	9,215

Net assets acquired	$28,483

        We expect approximately $9.9 million of the goodwill balance to be deductible for tax purposes. The qualitative factors that make up the recorded goodwill include value associated with an assembled workforce and value attributable to expanding J&S' operations through our relationships with Ashford Trust and Braemar.

Results of J&S

        The results of operations of J&S have been included in our results of operations since the acquisition date. Our consolidated statement of operations for the year ended December 31, 2017, included total revenue of $9.2 million and a net loss of $657,000 from J&S. The unaudited pro forma results of operations as if the acquisition had occurred on January 1, 2016, are included below under "Pro Forma Financial Results."

Pure Rooms

        On April 6, 2017, we acquired a 70% interest in Pure Rooms. Pure Rooms' patented 7-step purification process treats a room's surfaces, including the air, and removes up to 99% of pollutants. To consummate the acquisition, Ashford Hospitality Services LLC ("AHS"), a subsidiary of Ashford Inc., entered into an Amended and Restated Limited Liability Company Agreement (the "LLC Agreement") with PRE Opco, LLC ("Pure Rooms"), pursuant to which AHS became the sole owner of the common equity, or Series A Units. In conjunction with the LLC Agreement, AHS contributed $97,000 cash to Pure Rooms as required by the LLC Agreement. Pursuant to the Asset and Liability Contribution Agreement (the "Contribution Agreement"), by and among Pure Rooms (as contributee) and PAFR, LLC, the members of PAFR, LLC and Brault Enterprises, LLC (collectively, the "Sellers"), the Sellers contributed liabilities, net of assets, of the predecessor operating company, Pure Rooms NA, LLC, with a fair value of $532,000 in exchange for certain equity interests in Pure Rooms, including 30% of the Series A Units, 100% of the Series B-1 Units, and 50% of the Series B-2 Units. The fair value of the remaining equity consideration included $42,000 of Series A Units, $181,000 of

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Acquisitions (Continued)

Series B-1 Units, and $202,000 of Series B-2 Units, totaling $425,000. As a result of the Contribution Agreement, our equity interest in Pure Rooms was 70%.

        Per the LLC Agreement, the Series A Units are voting units and have the voting rights set forth in the Contribution Agreement but do not have management participation rights. The Series B-1 Units and Series B-2 Units are non-voting units and do not have voting or management participation rights. The distribution waterfall provides seniority as follows: Series B-1, Series B-2, then Series A. There is no coupon or other preference associated with the Series B-1 and B-2 unit classes. During the year ended December 31, 2017, the Series B-1 unit holders redeemed their Series B-1 units for $200,000.

        The acquisition of Pure Rooms has been recorded using the acquisition method of accounting in accordance with the authoritative guidance for business combinations, and the purchase price allocation is based on our valuation of the fair value of the tangible and intangible assets acquired and liabilities assumed at the date of acquisition. During the fourth quarter of 2017, we finalized the valuation of the acquired assets and liabilities associated with the Pure Rooms acquisition. The final fair value analysis did not result in a material change on the consolidated balance sheet, and we do not expect any further adjustments to the purchase price allocation. The fair values of the assets acquired were determined using various valuation techniques, including an income approach. The fair value measurements were primarily based on significant inputs that are not directly observable in the market and are considered Level 3 under the fair value measurements and disclosure framework. Key assumptions include cash flow projections of Pure Rooms and the discount rate applied to those cash flows. The excess of the purchase price over the estimated fair values of the identifiable net assets acquired was recorded as goodwill.

        The fair value of the equity consideration of $425,000 is allocated as follows (in thousands):

	Fair Value	Estimated Useful Life
Cash	$129
Furniture, fixtures and equipment	170	3 years
Customer relationships	175	5 years
Goodwill	782

Total assets acquired	1,256

Line of credit	100
Note payable	375
Other assumed liabilities, net	356

Total assumed liabilities	831

Net assets acquired	$425

        We expect approximately $547,000 of the goodwill balance to be deductible for income tax purposes. The qualitative factors that make up the recorded goodwill include value associated with an assembled workforce and value attributable to expanding Pure Rooms' operations through our relationships with Ashford Trust and Braemar.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Acquisitions (Continued)

Results of Pure Rooms

        The results of operations of Pure Rooms have been included in our results of operations since the acquisition date. Our consolidated statement of operations for the year ended December 31, 2017, included total revenue of $2.1 million and a net loss of $78,000 from Pure Rooms. The unaudited pro forma results of operations as if the acquisition had occurred on January 1, 2016, are included below under "Pro Forma Financial Results."

Pro Forma Financial Results

        The following table reflects the unaudited pro forma results of operations as if the J&S and Pure Rooms acquisitions had occurred and the applicable indebtedness was incurred on January 1, 2016, and the removal of $1.0 million and $170,000 of transaction costs directly attributable to the acquisitions for the years ended December 31, 2017 and December 31, 2016, respectively (in thousands):

	Year Ended December 31,
	2017	2016
Total revenue	$138,638	$131,547
Net income (loss)	(19,213)	(12,120)
Net income (loss) attributable to common stockholders	(17,489)	(2,089)
Pro forma income (loss) per share:
Basic	$(8.37)	$(1.00)
Diluted	$(8.88)	$(2.35)
Weighted average common shares outstanding (in thousands):
Basic	2,090	2,082
Diluted	2,120	2,279

5. Goodwill and Intangible Assets, net

        The changes in the carrying amount of goodwill for the year ended December 31, 2017, are as follows (in thousands):

	J&S	Corporate and Other	Consolidated
Balance at the beginning of year	$—	$—	$—
Changes in goodwill:
Additions(1)	12,165	782	12,947

Balance at the end of year	$12,165	$782	$12,947

(1)
Corporate and Other additions reflect the goodwill acquired as a result of the acquisition of Pure Rooms.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Goodwill and Intangible Assets, net (Continued)

        Intangible assets, net as of December 31, 2017, are as follows (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Definite-lived intangible assets:
Pure Rooms customer relationships	$175	$(26)	$149
J&S customer relationships	6,519	(156)	6,363

	$6,694	$(182)	$6,512

Indefinite-lived intangible assets:
J&S trademarks	$3,201

	$3,201

        Amortization expense for definite-lived intangible assets was $182,000 for the year ended December 31, 2017. Annual amortization expense for these definite-lived assets will approximate $1.0 million over the next five years. Customer relationships for Pure Rooms and J&S were assigned a useful life of 5 years and 7 years, respectively.

6. Notes Payable, net

        Notes payable, net consisted of the following (in thousands):

Indebtedness	Subsidiary	Maturity	Interest Rate	December 31, 2017	December 31, 2016
Term loan	J&S	November 2022	One-Month LIBOR(2) + 3.25%	$9,917	$—
Revolving credit facility	J&S	November 2022	One-Month LIBOR(2) + 3.25%	814	—
Capital lease obligations (see note 7)	J&S	Various	Various-fixed	896	—
Revolving credit facility	Pure Rooms	On demand	Prime Rate(1) + 1.00%	100	—
Term loan	Pure Rooms	October 1, 2018	5.00%	220	—

Total notes payable				11,947	—
Less deferred loan costs, net				(240)	—

Total notes payable less net deferred loan costs				11,707
Less current portion				(1,751)	—

				$9,956	$—

(1)
Prime Rate was 4.50% at December 31, 2017.

(2)
One-month LIBOR rate was 1.56% at December 31, 2017.

        On November 1, 2017, our J&S operating subsidiary entered into a series of financing transactions for which the creditors do not have recourse to Ashford Inc., including a $10.0 million term loan to

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Notes Payable, net (Continued)

finance the acquisition of J&S. The term loan bears interest at LIBOR plus 3.25% and matures on November 1, 2022. The subsidiary capitalized debt issuance costs of $231,000 associated with this financing, which are included as a reduction of notes payable on the consolidated balance sheet as of December 31, 2017. In connection with the term loan, the subsidiary entered into an interest rate cap with an initial notional amount totaling $5.0 million and a strike rate of 4.0%. The fair value of the interest rate cap at December 31, 2017, was not material. The subsidiary also entered into a $3.0 million revolving credit facility which bears interest at LIBOR plus 3.25% and matures on November 1, 2022. During the year ended December 31, 2017, $1.7 million was drawn and approximately $924,000 of payments were made on the revolving credit facility. As of December 31, 2017, $2.2 million of credit was available under the revolving credit facility. These debt agreements contain various financial covenants that, among other things, require the maintenance of certain fixed charge coverage ratios. Our J&S operating subsidiary is currently in compliance with all financial covenants.

        Also on November 1, 2017, in connection with the acquisition of J&S, our J&S operating subsidiary entered into a $2.0 million term loan agreement and a $3.0 million equipment note. These loans each bear interest at LIBOR plus 3.25% and mature on November 1, 2022. During the year ended December 31, 2017, no amounts were drawn on either loan.

        On April 6, 2017, Pure Rooms entered into a term loan of $375,000 and a line of credit of $100,000 for which the creditor does not have recourse to Ashford Inc. The term loan has a fixed interest rate of 5.0% per annum with a stated maturity date of October 1, 2018. The line of credit has a variable interest rate of the Prime Rate plus 1.0%. There is no stated maturity date related to the line of credit as it is payable on demand; accordingly, the balance has been classified as a current liability on our consolidated balance sheet.

        On April 13, 2017, OpenKey entered into a Loan and Security Agreement ("Loan Agreement") for a line of credit in the amount of $1.5 million. The line of credit is secured by all of OpenKey's assets and matures on October 31, 2018 with an interest rate of Prime Rate plus 2.75%. Creditors do not have recourse to Ashford Inc. At December 31, 2017, there were no borrowings outstanding under the Loan Agreement. In connection with the line of credit, OpenKey granted the creditors a 10-year warrant to purchase approximately 28,000 shares of OpenKey's preferred stock at $1.61 per share. The fair value of the warrants, estimated to be $28,000, was recorded in noncontrolling interests in consolidated entities and debt issuance costs, which will be amortized over the term of the line of credit.

        Excluding capital lease obligations (see note 7) and interest, maturities of our long-term debt for each of the next five years and thereafter are as follows (in thousands):

2018	$1,320
2019	1,000
2020	1,000
2021	1,000
2022	6,731
Thereafter	—

$11,051

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Lease Commitments

Capital Leases

        We lease certain equipment under capital leases. The net book value of these assets was approximately $835,000 at December 31, 2017, and is included in furniture, fixtures and equipment in our consolidated balance sheet. Amortization of assets under capital leases is included in depreciation and amortization expense in our consolidated statement of operations.

Operating Leases

        We have contractual obligations in the form of operating leases for office space and equipment. Operating lease obligations expire at various dates with the latest maturity in 2027. For the year ended December 31, 2017, we recorded rental expense of $307,000. We did not incur rental expense for the years ended December 31, 2016 and 2015.

        As of December 31, 2017, future minimum lease payments on capital and operating leases were as follows (in thousands):

	Capital Leases	Operating Leases
2018	$467	$1,118
2019	387	991
2020	88	729
2021	16	571
2022	—	436
Thereafter	—	1,607

Total minimum lease payments	958	5,452
Imputed interest	(62)	—

Present value of minimum lease payments	$896	$5,452

8. Derivative Contracts

        As of December 31, 2016, the volume of the AQUA U.S. Fund's option derivative activities based on their notional amounts, which are the fair values of the underlying shares as if the options were exercised at December 31, 2016, was 8,000 long exposure contracts with a notional amount of $0 and no short exposure contracts. As of December 31, 2017, the AQUA U.S. Fund has been dissolved.

        Options on Futures Contracts—During the year ended December 31, 2017, we purchased no options on Eurodollar futures. During the year ended December 31, 2016, we purchased options on Eurodollar futures for total costs of $94,000 and a maturity date of June 2017. These options were not designated as cash flow hedges. The carrying value of these options on futures contract is included in investments in securities in the consolidated balance sheet as of December 31, 2016.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Fair Value Measurements

        Fair Value Hierarchy—Our financial instruments measured at fair value, either on a recurring or a non-recurring basis, are classified in a hierarchy for disclosure purposes consisting of three levels based on the observability of inputs in the market place as discussed below:

  •
  Level 1: Fair value measurements that are quoted prices (unadjusted) in active markets that we have the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets.

  •
  Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

  •
  Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

        The following tables present our assets and liabilities measured at fair value on a recurring basis aggregated by the level within which measurements fall in the fair value hierarchy (in thousands):

December 31, 2017	Quoted Market Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities
Non-derivative liabilities:
Contingent consideration	$—	$—	$(2,262)	$(2,262	)(1)
Deferred compensation plan	(19,259)	—	—	(19,259)

Total	(19,259)	—	(2,262)	(21,521)

Net	$(19,259)	$—	$(2,262)	$(21,521)

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Fair Value Measurements (Continued)

December 31, 2016	Quoted Market Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Derivative assets:
Options on futures contracts	$91	$—	$—	$91

Total	91	$—	—	91 (2)

Liabilities
Non-derivative liabilities:
Deferred compensation plan	(9,078)	—	—	(9,078)

Total	(9,078)	—	—	(9,078)

Net	$(8,987)	$—	$—	$(8,987)

(1)
Reported as "due to affiliates" in the consolidated balance sheets.

(2)
Reported as "investments in securities" in the consolidated balance sheets.

        The following table presents our rollforward of our Level 3 contingent consideration liability (in thousands):

	Contingent Consideration Liability(1)
Balance December 31, 2016	$—
Acquisition	(1,196)
Gains (losses) included in earnings	(1,066	)(2)
Dispositions and settlements	—
Transfers into/out of Level 3	—

Balance December 31, 2017	$(2,262	)(3)

(1)
Ashford Inc.'s contingent consideration associated with the acquisition of J&S is carried at fair value in the consolidated balance sheets. The fair value of our contingent consideration liability was estimated using significant inputs that are not observable in the market and thus represents a Level 3 fair value measurement. The significant inputs in the Level 3 measurement included the timing and amount of the ultimate payout based on our estimate of J&S operating performance during the earn-out period, calculated in accordance with the agreement, and the risk adjusted discount rate used to discount the future payment.

(2)
Calculated as the change in fair value of the contingent consideration associated with the acquisition of J&S and reported as "other" operating expense in the consolidated statements of operations.

(3)
Reported as "due to affiliates" in the consolidated balance sheets.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Fair Value Measurements (Continued)

Effect of Fair Value Measured Assets and Liabilities on Consolidated Statements of Operations

        The following table summarizes the effect of fair value measured assets and liabilities on the consolidated statements of operations (in thousands):

	Gain (Loss) Recognized
	Year Ended December 31,
	2017		2016	2015
Assets
Derivative assets:
Equity put options	$—		$(2,829)	$(7,218)
Equity call options	—		1,961	(680)
Options on futures contracts	(91)		(228)	(275)
Non-derivative assets:
Equity—American Depositary Receipt	—		—	89
Equity securities	—		(7,213)	(10,564)
U.S. treasury securities	—		479	(331)

Total	(91)		(7,830)	(18,979)
Liabilities
Derivative liabilities:
Short equity put options	—		2,147	7,139
Short equity call options	—		(1,944)	4,144
Non-derivative liabilities:
Equity—American Depositary Receipt	—		—	(300)
Equity securities	—		(160)	396
Contingent consideration	(1,066)		—	—
Deferred compensation plan	(10,410)		2,127	8,608

Total	(11,476)		2,170	19,987

Net	$(11,567)		$(5,660)	$1,008

Total combined
Unrealized gain (loss) on investments	$203		$2,326	$(2,490)
Realized gain (loss) on investments	(294)		(10,113)	(5,110)
Contingent consideration	(1,066	)(2)	—	—
Deferred compensation plan	(10,410	)(1)	2,127 (1)	8,608 (1)

Net	$(11,567)		$(5,660)	$1,008

(1)
Reported as a component of salaries and benefits in the consolidated statements of operations.

(2)
Represents contingent consideration associated with the acquisition of J&S. Reported as a component of other operating expense in the consolidated statements of operations.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Summary of Fair Value of Financial Instruments

        Certain of our financial instruments are not measured at fair value on a recurring basis. The estimates presented are not necessarily indicative of the amounts at which these instruments could be purchased, sold or settled. The carrying amounts and estimated fair values of financial instruments were as follows (in thousands):

	December 31, 2017		December 31, 2016
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets measured at fair value:
Investments in securities	$—	$—	$91	$91
Financial liabilities measured at fair value:
Deferred compensation plan	$19,259	$19,259	$9,078	$9,078
Contingent consideration	2,262	2,262	—	—
Financial assets not measured at fair value:
Cash and cash equivalents	$36,480	$36,480	$84,091	$84,091
Restricted cash	9,076	9,076	9,752	9,752
Accounts receivable, net	5,127	5,127	16	16
Due from Ashford Trust OP	13,346	13,346	12,179	12,179
Due from Braemar OP	1,738	1,738	3,817	3,817
Financial liabilities not measured at fair value:
Accounts payable and accrued expenses	$20,529	$20,529	$11,601	$11,601
Due to affiliates	4,272	4,272	933	933
Due to Braemar OP from AQUA U.S. Fund	—	—	2,289	2,289
Other liabilities	9,076	9,076	9,752	9,752
Notes payable	11,947	12,040	—	—

        Investments in securities.    Investment securities consist of U.S. treasury securities, publicly traded equity securities, equity put and call options on certain publicly traded equity securities and futures contracts. Liabilities associated with investments in securities consist of a margin account balance and short equity put and call options. The fair value of these investments is based on quoted market closing prices at the balance sheet dates in active and inactive markets. This is considered either a Level 1 or Level 2 valuation technique. See notes 8 and 9 for a complete description of the methodology and assumptions utilized in determining fair values.

        Deferred compensation plan.    The liability resulting from the deferred compensation plan is carried at fair value based on the closing prices of the underlying investments. This is considered a Level 1 valuation technique.

        Contingent consideration.    The liability associated with the acquisition of J&S is carried at fair value based on the terms of the acquisition agreement and any changes to fair value are recorded in "other" operating expenses in the consolidated statements of operations.

        Cash, cash equivalents and restricted cash.    These financial assets bear interest at market rates and have maturities of less than 90 days. The carrying values approximate fair value due to the short-term nature of these financial instruments. This is considered a Level 1 valuation technique.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Summary of Fair Value of Financial Instruments (Continued)

        Accounts receivable, net, due from Ashford Trust OP, due from Braemar OP, accounts payable and accrued expenses, due to affiliates, due to Braemar OP from AQUA U.S. Fund and other liabilities.    The carrying values of these financial instruments approximate their fair values due primarily to the short-term nature of these financial instruments. This is considered a Level 1 valuation technique.

        Investments in unconsolidated entity.    The asset resulting from investment in unconsolidated entities.

        Notes payable.    The carrying value of notes payable was $11.9 million at December 31, 2017. The estimated fair value at December 31, 2017 was approximately $12.0 million. The fair value is based on credit spreads on observable transactions of a similar nature and is considered a Level 2 valuation technique.

11. Commitments and Contingencies

        Litigation—On December 11, 2015, a purported stockholder class action and derivative complaint challenging the Remington acquisition was filed in the Court of Chancery of the State of Delaware and styled as Campbell v. Bennett et al., Case No. 11796. The complaint names as defendants each of the members of the Company's board of directors, Archie Bennett, Jr., Mark A. Sharkey, MJB Investments GP, LLC and Remington Holdings GP, as well as the Company as a nominal defendant. The complaint alleges that the members of the Company's board of directors breached their fiduciary duties to the Company's stockholders in connection with the Remington acquisition and that Monty Bennett, Archie Bennett, Jr., Mark A. Sharkey, MJB Investments GP, LLC and Remington Holdings GP aided and abetted the purported breaches of fiduciary duty. In support of these claims, the complaint alleges, among other things, that the Company's board of directors engaged in an unfair process with Remington and the Bennetts and as a result the Company overpaid for the 80% limited partnership and 100% general partnership interests in Remington. The complaint also alleges that the proxy statement filed with the SEC contains certain materially false and/or misleading statements. The action seeks injunctive relief, including enjoining the special meeting of stockholders and any vote on the contribution or the stock issuances or rescinding the Remington acquisition if they are consummated, or in the alternative an award of damages, as well as unspecified attorneys' and other fees and costs, in addition to any other relief the court may deem proper. Since the filing of the complaint, the special meeting of stockholders and related vote occurred with the stockholders approving the acquisition. On March 24, 2017, the Remington acquisition was terminated and therefore this action is moot. On April 13, 2017, the Court of Chancery entered an order dismissing the action with prejudice as to the named plaintiff, and without prejudice as to all other members of the class. Pursuant to the order, the Court of Chancery retained jurisdiction solely for the purpose of determining the plaintiff's anticipated application for an award of mootness fees and reimbursement of expenses. After negotiations, and to eliminate any risk associated with the plaintiff's fee petition, the Company agreed to pay fees and expenses in the amount of $150,000 within five (5) days of the entry of an order closing the case in the second quarter of 2017. Accordingly, this amount was recorded within general and administrative expenses on our consolidated statements of operations for the year ended December 31, 2017. The Court of Chancery has not and will not pass any judgment on the fee payment. On July 17, 2017, the Court of Chancery entered a stipulation and order closing the case.

        Jesse Small v. Monty J. Bennett, et al., Case No. 24-C-16006020 (Md. Cir. Ct.)    On November 16, 2016, Jesse Small, a purported shareholder of Braemar, commenced a derivative action in Maryland

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Commitments and Contingencies (Continued)

Circuit Court for Baltimore City asserting causes of action for breach of fiduciary duty, corporate waste, and declaratory relief against the members of the Braemar board of directors, David Brooks (collectively, the "Individual Defendants"), Ashford Inc. and Ashford LLC. Braemar is named as a nominal defendant. The complaint alleges that the Individual Defendants breached their fiduciary duties to Braemar by negotiating and approving the termination fee provision set forth in Braemar's advisory agreement with Ashford LLC, that Ashford Inc. and Ashford LLC aided and abetted the Individual Defendants' fiduciary duty breaches, and that the Braemar board of directors committed corporate waste in connection with Braemar's purchase of 175,000 shares of Ashford Inc. common stock. The complaint seeks monetary damages and declaratory and injunctive relief, including a declaration that the termination fee provision is unenforceable. The defendants filed motions to dismiss the complaint on March 24, 2017. On June 6, 2017, the plaintiff notified the court that the plaintiff intends to dismiss the action as moot and seek a mootness fee and costs. On July 25, 2017, the action was dismissed with prejudice as to the plaintiff. A hearing on the plaintiff's fee petition was held on October 25, 2017. On February 5, 2018, the court denied the plaintiff's fee petition.

        The Company is engaged in other various legal proceedings which have arisen but have not been fully adjudicated. The likelihood of loss for these legal proceedings, based on definitions within contingency accounting literature, ranges from remote to reasonably possible and to probable. Based on estimates of the range of potential losses associated with these matters, management does not believe the ultimate resolution of these proceedings, either individually or in the aggregate, will have a material adverse effect upon the financial position or results of operations of the Company. However, the final results of legal proceedings cannot be predicted with certainty and if the Company failed to prevail in one or more of these legal matters, and the associated realized losses were to exceed the Company's current estimates of the range of potential losses, the Company's financial position or results of operations could be materially adversely affected in future periods.

12. Income Taxes

        The following table reconciles the income tax benefit at statutory rates to the actual income tax expense recorded (in thousands):

	Year Ended December 31,
	2017	2016	2015
Income tax benefit at federal statutory income tax rate of 35%	$3,665	$4,068	$3,492
State income tax expense, net of federal income tax benefit	(388)	(180)	(54)
Income passed through to common unit holders and noncontrolling interests	(2)	(2,985)	(3,799)
Permanent differences	(201)	(1,410)	(3,293)
Valuation allowance	(12,725)	(407)	1,563
Effect of the Tax Cuts and Jobs Act	(303)	—	—
Other	231	134	25

Total income tax (expense) benefit	$(9,723)	$(780)	$(2,066)

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Income Taxes (Continued)

        The components of income tax (expense) benefit are as follows (in thousands):

	Year Ended December 31,
	2017	2016	2015
Current:
Federal	$(3,305)	$(2,578)	$(5,958)
Foreign	(47)	—	—
State	(369)	(277)	(350)

Total current	(3,721)	(2,855)	(6,308)

Deferred:
Federal	(5,854)	2,023	4,140
Foreign	—	—	—
State	(148)	52	102

Total deferred	(6,002)	2,075	4,242

Total income tax (expense) benefit	$(9,723)	$(780)	$(2,066)

        Interest and penalties of $1,000, $2,000 and $1,000 were paid or were due to taxing authorities for the years ended December 31, 2017, 2016 and 2015, respectively.

        At December 31, 2017 and 2016, our net deferred tax asset (liability) and related valuation allowance on the consolidated balance sheets, consisted of the following (in thousands):

	December 31,
	2017	2016
Prepaid expenses	$(218)	$(383)
Investments in unconsolidated entities and joint ventures	12,529	119
Capitalized acquisition costs	1,652	2,116
Deferred compensation	4,285	3,258
Accrued expenses	851	3,065
Equity-based compensation	3,877	3,940
Furniture fixtures and equipment	(643)	(788)
Intangibles	860	182
Deferred revenue	629	214
Net operating loss	1,265	363

Deferred tax asset	25,087	12,086
Valuation allowance	(25,087)	(6,084)

Net deferred tax asset	$—	$6,002

        As of December 31, 2017, the Company has net operating loss carryforwards of approximately $5.9 million for tax purposes, which will be available to offset future taxable income. If not used, these carryforwards will expire between 2036 and 2037.

        We evaluate the recoverability of our deferred tax assets quarterly to determine if valuation allowances are required or should be adjusted. We assess whether valuation allowances should be

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Income Taxes (Continued)

established against deferred tax assets based on consideration of all available evidence, both positive and negative, using a "more likely than not" standard. The analysis utilized in determining the valuation allowance involves considerable judgment and assumptions. At December 31, 2016, we recorded a partial valuation allowance of $6.1 million for our deferred tax assets as we concluded that it is more likely than not that we will utilize a portion of our deferred tax assets due to the carryback potential of certain deferred tax assets. In the second quarter of 2017 we completed a legal restructuring of our organizational structure to facilitate our investment in businesses that provide products and services to the hospitality industry. The restructuring limited our ability to carryback losses, and as a result, we recorded a tax expense to reduce our net deferred tax asset to zero. We expected to recover a portion of our deferred tax asset as we produced taxable income in the post restructure period of 2017 and thereafter. We recovered a portion of the restructuring charge during the third and fourth quarters of 2017. However, due to the Tax Cuts and Jobs Act enactment on December 22, 2017, which prohibits corporations from carrying losses back to prior years, we do not expect to recover our net deferred tax assets until it is more likely than not that we will be able to realize the net deferred tax assets with sources of income other than taxes paid in the carryback period.

        If our operating performance improves on a sustained basis, our conclusion regarding the need for a valuation allowance could change, resulting in the reversal of some or all of the valuation allowance in the future.

        On December 22, 2017, President Trump signed the Tax Cuts and Jobs Act ("TCJA") into legislation. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period in which the new legislation is enacted. In the case of U.S. federal income taxes, the enactment date is the date the bill becomes law (i.e., upon presidential signature). With respect to this legislation, we recorded a one-time income tax expense of approximately $303,000 due to a revaluation of our net deferred tax assets resulting from the decrease in the corporate federal income tax rate from 35% to 21% and elimination of the ability to carryback net operating losses generated after December 31, 2017. We are in the process of analyzing certain other provisions of this legislation which may impact our effective tax rate. Additionally on December 22, 2017, the SEC staff issued Staff Accounting Bulletin No. 118 ("SAB 118") to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the TCJA. The Company has recognized the provisional tax impacts related to the revaluation of deferred tax assets and liabilities and included these amounts in its consolidated financial statements for the year ended December 31, 2017. The ultimate impact may differ from these provisional amounts, due to, among other things, additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued and actions the Company may take as a result of the TCJA. The accounting is expected to be complete on or before the date the 2017 U.S. income tax returns are filed in 2018.

13. Equity

        Capital Stock—In accordance with Ashford Inc.'s charter, we are authorized to issue 200 million shares of capital stock, consisting of 100 million shares common stock, par value $0.01 per share, 50 million shares blank check common stock, par value $0.01 per share, and 50 million shares preferred stock, par value $0.01 per share. The Board of Directors has designated 2 million shares of our preferred stock as Series A Preferred Stock. The holders of Series A cumulative preferred stock are

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Equity (Continued)

entitled to receive dividends in preference to holders of shares of any class or series of stock ranking junior to it, equal to 1,000 multiplied by the aggregate per share amount of all dividends of common stock. Each share of Series A cumulative preferred stock shall entitle the holder to 1,000 votes on all matters submitted to a vote of the stockholders of Ashford Inc. No shares of Series A cumulative preferred stock are currently outstanding.

        Shareholder Rights Plan—On November 16, 2014, the board of directors adopted a shareholder rights plan (the "2014 Rights Plan"). The 2014 Rights Plan is intended to improve the bargaining position of the board of directors in the event of an unsolicited offer to acquire our outstanding shares of common stock. Pursuant to the 2014 Rights Plan, the board of directors declared a dividend of one preferred share purchase right (a "Right") payable on November 27, 2014, for each outstanding share of common stock, par value $0.01 per share (the "Common Shares"), outstanding on November 27, 2014 (the "Record Date") to the stockholders of record on that date. Each Right initially entitles the registered holder to purchase from the Company one one thousandth of a share of Series A Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of the Company, at a price of $275 per one one thousandth of a Preferred Share represented by a Right (the "Purchase Price"), subject to adjustment. The Rights become exercisable upon certain conditions, as defined in the rights agreement. At any time prior to the time any person or group becomes an Acquiring Person, as defined in the rights agreement, the board of directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right. The value of the rights is de minimis. The rights are set to expire on the date of the 2018 annual meeting of stockholders unless at such meeting our stockholders vote to approve an extension of the expiration date.

        Noncontrolling Interests in Consolidated Entities—See note 2 for details regarding ownership interests, carrying values and allocations related to noncontrolling interests in our consolidated subsidiaries.

        The following table summarizes the (income) loss allocated to noncontrolling interests for each of our consolidated entities (in thousands):

	Year Ended December 31,
	2017	2016	2015
(Income) loss allocated to noncontrolling interests:
J&S	$(49)	$—	$—
Pure Rooms	38	—	—
OpenKey(1)	515	849	—
Other(2)	(146)	8,011	10,852

Total net (income) loss allocated to noncontrolling interests	$358	$8,860	$10,852

(1)
The 2016 loss allocated to the noncontrolling interest in OpenKey represents the period from the March 8, 2016 conversion of our notes receivable through December 31, 2016.

(2)
Represents noncontrolling interests primarily in the AQUA Fund, which was fully dissolved as of December 31, 2017.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Mezzanine Equity

        Redeemable noncontrolling interests are included in the mezzanine section of our consolidated balance sheets as the ownership interests are redeemable for cash or registered shares outside of the Company's control. As described below, our mezzanine equity includes redeemable noncontrolling interests in Ashford Holdings as well as subsidiary common stock. See note 2 for tables summarizing the redeemable noncontrolling ownership interests and carrying values. See note 17 for a summary of related party transactions, including income (loss) attributable to our redeemable noncontrolling interests.

        Redeemable Noncontrolling Interests—Redeemable noncontrolling interests in Ashford Holdings represents certain members' proportionate share of equity and their allocable share of equity in earnings/loss of Ashford Holdings, which is an allocation of net income/loss attributable to the members based on the weighted average ownership percentage of these members' interest. Beginning one year after issuance, each common unit of membership interest may be redeemed by the holder, for cash or registered shares in certain cases outside the Company's control. Prior to April 6, 2017, the noncontrolling interests represented certain members' proportionate share of equity and their allocable share of equity in earnings/loss of Ashford LLC. See note 1.

        In connection with our spin-off, Ashford Trust OP unit holders received one common unit in Ashford LLC for every 55 common units held in Ashford Trust OP. Each holder of common units of Ashford LLC could then exchange up to 99% of the Ashford LLC common units for shares of Ashford Inc. common stock. During the year ended December 31, 2014, approximately 356,000 common units were exchanged for shares of Ashford Inc. common stock at the rate of one share of Ashford Inc. common stock for every 55 Ashford LLC common units. Following the completion of the exchange offer, Ashford LLC effected a reverse stock split of its common units such that each common unit was automatically converted into 1/55 of a common unit.

        A summary of the activity of the member interest units is as follow (in thousands):

	Year Ended December 31,
	2017	2016	2015
Units outstanding at beginning of year	4	5	5
Units redeemed for cash(1)	—	(1)	—

Units outstanding at end of year	4	4	5

Units convertible/redeemable at end of year	4	4	5

(1)
During the years ended December 31, 2017, 2016, and 2015, membership interest units with aggregate fair values at redemption of $0, $18,000 and $0, respectively, were redeemed by the holder and, at our election, we paid cash to satisfy the redemption price.

        Redeemable noncontrolling interest in other subsidiary common stock represented redeemable ownership interests in our consolidated VIEs, J&S and OpenKey, for the year ended December 31, 2017 and in OpenKey for the year ended December 31, 2016. See note 2 to our consolidated financial statements for tables summarizing the redeemable noncontrolling ownership interests and carrying values. See note 17 to our consolidated financial statements for a summary of related party transactions, including income (loss) attributable to our redeemable noncontrolling interests.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Mezzanine Equity (Continued)

        Redeemable noncontrolling interests in other subsidiary common stock originated as a result of the following transactions:

        On March 8, 2016, a 100% noncontrolling interest in OpenKey was initially reduced to a 49.28% redeemable noncontrolling interest, which resulted in the conversion of our note receivable into our initial 38.49% ownership interest. See also notes 1, 2, 13 and 17 to our consolidated financial statements.

        On November 1, 2017, we acquired an 85% controlling interest in J&S with 15% ownership held by the company's founders as a redeemable noncontrolling interest in the J&S subsidiary common stock. See note 4 for details of the acquisition. See also notes 1, 2, 13 and 17 to our consolidated financial statements.

        The following table summarizes the net (income) loss allocated to our redeemable noncontrolling interests (in thousands). See note 2 to our consolidated financial statements for tables summarizing the redeemable noncontrolling ownership interests and carrying values:

	Year Ended December 31,
	2017		2016		2015
Net (income) loss allocated to redeemable noncontrolling interests:
Ashford Holdings(1)	$19		$4		$2
J&S	136	(2)	—		—
OpenKey	1,329		1,143	(3)	—

Total net (income) loss allocated to redeemable noncontrolling interests	$1,484		$1,147		$2

(1)
Represents the 0.2% interest in Ashford LLC prior to the legal restructuring of our organizational structure on April 6, 2017 and 0.2% interest in Ashford Holdings thereafter.

(2)
For the period from the November 1, 2017 acquisition of J&S through December 31, 2017, net loss of $136,000 was allocated to the redeemable noncontrolling interest in the J&S subsidiary common stock. See note 2 for tables summarizing the redeemable noncontrolling ownership interests and carrying values.

(3)
For the period from the March 8, 2016 conversion of our notes receivable from OpenKey through December 31, 2016, net loss of $1.1 million was allocated to the redeemable noncontrolling interest in the OpenKey subsidiary common stock.

15. Equity-Based Compensation

        Under our 2014 Incentive Plan, we are authorized to grant 1,082,261 incentive stock awards in the form of shares of our common stock or securities convertible into shares of our common stock. As of December 31, 2017, 93,539 incentive stock award shares were available for future issuance under the 2014 Incentive Plan. As defined by the 2014 Incentive Plan, authorized shares automatically increase on January 1 of each year in an amount equal to 15% of the sum of (i) the fully diluted share count and

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Equity-Based Compensation (Continued)

(ii) the shares of common stock reserved for issuance under the Company's deferred compensation plan less shares available under the 2014 Incentive Plan as of December 31 of the previous year. Pursuant to the plan, we have 491,571 shares of our common stock, or securities convertible into 491,571 shares of our common stock, available for issuance under our 2014 Incentive Plan, as of January 1, 2018.

        Equity-based compensation expense is primarily recorded in salaries and benefits expense in our consolidated statements of operations. The components of equity-based compensation expense for the years ended December 31, 2017, 2016 and 2015, are presented below by award type (in thousands):

	Year Ended December 31,
	2017	2016	2015
Equity-based compensation
Stock option amortization(1)	$7,535	$5,884	$3,856
Director equity grants expense(2)	250	250	250
Pre-spin equity grants expense(3)	684	5,439	11,503

Total equity-based compensation(4)	$8,469	$11,573	$15,609

Other equity-based compensation
REIT equity-based compensation(5)	$9,394	$12,243	6,311

	$17,863	$23,816	$21,920

(1)
See Stock Options discussion below. As of December 31, 2017, the Company had approximately $10.4 million of total unrecognized compensation expense related to stock options that will be recognized over a weighted average period of 1.3 years. During the years ended December 31, 2017, 2016 and 2015, stock option amortization included $39,000, $61,000 and $0 of amortization related to OpenKey stock options issued under OpenKey's stock plan.

(2)
Grants of restricted stock to independent directors are recorded at fair value based on the market price of our shares at grant date, and this amount is fully expensed in general and administrative expense as the grants of stock are fully vested on the date of grant. See Restricted Stock discussion below.

(3)
As a result of the spin-off, we assumed all of the unrecognized equity-based compensation associated with prior Ashford Trust equity grants of common stock and LTIP units. We recognized the equity-based compensation expense related to these assumed Ashford Trust equity grants through the April 2017 final vesting date. As of December 31, 2017, these equity grants were fully vested. See Restricted Stock discussion below.

(4)
Additionally, $2,000, $10,000 and $10,000 of equity-based compensation associated with employees of an affiliate was included in "general and administrative" expense for the years ended December 31, 2017, 2016 and 2015, respectively. As of December 31, 2017, these equity grants were fully vested. See note 17.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Equity-Based Compensation (Continued)

(5)
REIT equity-based compensation expense is associated with equity grants of Ashford Trust's and Braemar's common stock and LTIP units awarded to officers and employees of Ashford Inc. See notes 2 and 17.

        As of December 31, 2017, we had outstanding stock option awards and restricted stock awards, as follows:

        Stock Options—During the years ended December 31, 2017 and 2016, we granted 334,000 and 340,000 stock options to employees with grant date fair values of $8.5 million and $7.8 million, respectively. No stock options were granted during 2015. The grant price of the options was the market value of our stock on the date of grant. The options vest three years from the grant date with a maximum option term of ten years. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model. Due to our lack of history, we do not have adequate historical exercise/cancellation behavior on which to base the expected life assumption. We were not able to use the "simplified" method as described in SAB 107 and 110 because the options remain exercisable for the full contractual term upon termination. Therefore, we used an adjusted simplified method, where any options expected to be forfeited over the term of the option were assumed to be exercised at full term and all other options were assumed to be exercised at the midpoint of the average time-to-vest and the full contractual term. We will continue to evaluate the expected life as we accumulate more data. Additionally, we do not have adequate historical stock price information on which to base the expected volatility assumption. In order to estimate volatility, we utilized the weighted average of our own stock price volatility based on daily data points over our full trading history and the average of the most recent historical volatilities of our peer group commensurate with the option's expected life (or full history if the peer had insufficient trading history).

        The weighted average assumptions used to value grant options are detailed below:

	Year Ended December 31,
	2017	2016	2015
Weighted-average grant date fair value	$25.29	$22.91	n/a
Weighted average assumptions used:
Expected volatility	34.9%	50.0%	n/a
Expected term (in years)	6.5	6.5	n/a
Risk-free interest rate	2.01%	1.5%	n/a
Expected dividend yield	—%	—%	n/a

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Equity-Based Compensation (Continued)

        A summary of stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value of In-the Money Options
	(In thousands)	(per share)	(In years)	(In thousands)
Outstanding, January 1, 2015	300	$85.97	7.95	$2,409

Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited, canceled or expired	—	—	—	—

Outstanding, December 31, 2015	300	$85.97	6.95	$—

Granted	340	45.59	10.00	—
Exercised	—	—	—	—
Forfeited, canceled or expired	(1)	45.59	9.38	—

Outstanding, December 31, 2016	639	$64.53	7.70	$—

Granted	334	57.61	10.00	11,837
Exercised	—	—	—	—
Forfeited, canceled or expired	(1)	50.15	9.22	(80)

Outstanding, December 31, 2017	972	$62.17	7.67	$29,974

Options exercisable at December 31, 2017	300	$85.97	4.95	$2,109

        The aggregate intrinsic value represents the difference between the exercise price of the stock options and the quoted closing common stock price as of the end of the period. At December 31, 2017, the Company had approximately $10.4 million of total unrecognized compensation expense, related to stock options that will be recognized over the weighted average period of 1.3 years.

        Restricted Stock—A summary of our restricted stock activity is as follows (shares in thousands):

	Year Ended December 31,
	2017		2016		2015
	Restricted Shares	Weighted Average Price Per Share at Grant	Restricted Shares	Weighted Average Price Per Share at Grant	Restricted Shares	Weighted Average Price Per Share at Grant
Outstanding at beginning of year	1	$56.20	3	$56.20	5	$56.20
Restricted shares granted(1)	5	52.89	5	45.09	3	93.92
Restricted shares vested	(6)	53.64	(7)	47.48	(5)	75.42
Restricted shares forfeited	—	—	—	—	—	—

Outstanding at end of year	—	$—	1	$56.20	3	$56.20

(1)
Equity-based compensation expense of $250,000, $250,000 and $250,000 (see equity-based compensation table above) was recognized in connection with stock grants of 5,000, 5,000 and 3,000 immediately vested restricted shares to our independent directors for the years ended December 31, 2017, 2016 and 2015, respectively.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Equity-Based Compensation (Continued)

        As a result of the spin-off, we assumed all of the unrecognized equity-based compensation associated with prior Ashford Trust equity grants. We recognized the equity-based compensation expense related to these assumed Ashford Trust equity grants through the April 2017 final vesting date. As of December 31, 2017, these equity grants were fully vested. The restricted stock/units that vested during 2017 had a fair value of $2.9 million at the date of vesting.

16. Employee Benefit Plans

        Deferred Compensation Plan—We administer a non-qualified DCP for certain executive officers. The plan allows participants to defer up to 100% of their base salary and bonus and select an investment fund for measurement of the deferred compensation obligation. For the periods the DCP was administered by Ashford Trust, the participants elected Ashford Trust common stock as their investment option. In accordance with the applicable authoritative accounting guidance, the deferred amounts and any dividends earned received equity treatment and were included in additional paid-in capital. In connection with our spin-off and the assumption of the DCP obligation by the Company, the DCP was modified to give the participants various investment options, including Ashford Inc. common stock, for measurement that can be changed by the participant at any time. These modifications resulted in the DCP obligation being recorded as a liability in accordance with the applicable authoritative accounting guidance. Distributions under the DCP are made in cash, unless the participant has elected Ashford Inc. common stock as the investment option, in which case any such distributions would be made in Ashford Inc. common stock. Additionally, the DCP obligation is carried at fair value with changes in fair value reflected in salaries and benefits in our consolidated statements of operations.

        The following table summarizes the DCP activity (in thousands):

	Year Ended December 31,
	2017	2016	2015
Change in fair value
Unrealized gain (loss)	$(10,410)	$2,127	$8,608
Distributions
Fair value(1)	$229	$—	$142
Shares(1)	3	—	2

(1)
Distributions made to one participant.

        As of December 31, 2017 and December 31, 2016 the carrying value of the DCP liability was $19.3 million and $9.1 million, respectively.

        AIM Incentive Awards—Effective January 15, 2015, Ashford Inc. established an incentive awards program ("AIM Incentive Awards") for certain employees involved in the success of AIM. The awards are intended to be a cash bonus program. The awards are deemed to be invested as of the investment date for the applicable annual award period and adjusted for deemed returns on the applicable fund ("Deemed Return"), based on a return multiplier between 100% and 300% ("Return Multiplier"), as elected quarterly by the recipient. The awards are subject to vesting and may be forfeited upon termination of employment prior to the record date for the award period. Award amounts will be measured as of the month end prior to payment and paid out within 45 days of the applicable award

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Employee Benefit Plans (Continued)

vesting date. The AIM Incentive Awards obligation is carried in long-term "accrued expenses" at the amortized fair value as of the end of the period with the related expense reflected as salaries and benefits in our consolidated statements of operations. As of December 31, 2017 and 2016, the carrying value of the AIM Incentive Awards liability was $487,000 and $287,000, respectively. For the years ended December 31, 2017, 2016 and 2015, we recorded salaries and benefits expense of $200,000, $(25,000), and $385,000 respectively, related to the AIM Incentive Awards. During the years ended December 31, 2017, 2016 and 2015 participants were paid distributions of $0, $73,000 and $0, respectively. Effective as of January 1, 2017, the value of AIM Incentive Awards are no longer adjusted based on the Deemed Return and are no longer based on a variable Return Multiplier. Instead, the value of the AIM Incentive Awards is fixed for each participant at the value of such participant's award as of the close of business on December 31, 2016.

        401(k) Plan—Ashford LLC sponsors a 401(k) Plan. It is a qualified defined contribution retirement plan that covers employees 21 years of age or older who have completed one year of service and work a minimum of 1,000 hours annually. The 401(k) Plan allows eligible employees to contribute, subject to Internal Revenue Service imposed limitations, to various investment funds. The Company makes matching cash contributions equal to 50% of up to the first 6% of an employee's eligible compensation contributed to the 401(k) Plan. Participant contributions vest immediately, whereas company matches vest 25% annually. Our consolidated subsidiaries also sponsor qualified defined contributions. These 401(k) Plans cover employees 18 to 21 years of age or older with 0 to 3 months service and offer company matches in discretionary amounts of 0% to 25% of up to the first 5% of an employee's eligible compensation contributed to the 401(k) Plan and vesting periods varying up to 6 years. Participant contributions vest immediately. For the years ended December 31, 2017, 2016 and 2015, "salaries and benefits" expense on our consolidated statements of operations included matching expense of $304,000, $341,000, and $222,000, respectively.

17. Related Party Transactions

        As an asset manager providing advisory services to Ashford Trust and Braemar, as well as holding an ownership interest in other businesses providing products and services to the hospitality industry, including Ashford Trust and Braemar, related party transactions are inherent in our business activities. Details of our related party transactions are presented below. See note 20 for details regarding concentration of risk and percentage of our consolidated subsidiaries' total revenues earned from Ashford Trust and Braemar.

        We are a party to an amended and restated advisory agreement with Ashford Trust OP. The quarterly base fee is based on a declining sliding scale percentage of Ashford Trust's total market capitalization plus the Key Money Asset Management Fee (defined in our advisory agreement as the aggregate gross asset value of all key money assets multiplied by 0.70%), subject to a minimum quarterly base fee, as payment for managing its day-to-day operations in accordance with its investment guidelines. Total market capitalization includes the aggregate principal amount of its consolidated indebtedness (including its proportionate share of debt of any entity that is not consolidated but excluding its joint venture partners' proportionate share of consolidated debt). The range of base fees on the scale are between 0.70% and 0.50% per annum for total market capitalization that ranges from less than $6.0 billion to greater than $10.0 billion. At December 31, 2017, the quarterly base fee was 0.70% per annum. Reimbursement for overhead, internal audit, insurance claims advisory and asset

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Related Party Transactions (Continued)

management services, including compensation, benefits and travel expense reimbursements, are billed quarterly to Ashford Trust based on a pro rata allocation as determined by the ratio of Ashford Trust's net investment in hotel properties in relation to the total net investment in hotel properties for both Ashford Trust and Braemar. We also record advisory revenue for equity grants of Ashford Trust common stock and LTIP units awarded to our officers and employees in connection with providing advisory services equal to the fair value of the award in proportion to the requisite service period satisfied during the period, as well as an offsetting expense in an equal amount included in "salaries and benefits." We are also entitled to an incentive advisory fee that is measured annually in each year that Ashford Trust's annual total stockholder return exceeds the average annual total stockholder return for Ashford Trust's peer group, subject to the FCCR Condition, as defined in the advisory agreement.

        The following table summarizes the revenues and expenses related to Ashford Trust OP (in thousands):

	Year Ended December 31,
	2017	2016	2015
REVENUE BY TYPE
Advisory services revenue
Base advisory fee	$34,724	$34,700	$33,833
Reimbursable expenses(1)	7,600	6,054	6,617
Equity-based compensation(2)	11,077	8,429	2,720
Incentive advisory fee(3)	1,809	1,809	—

Total advisory services revenue	55,210	50,992	43,170
Other revenue
Investment management reimbursements(4)	1,976	—	—
Debt placement fees(5)	913	—	—
Non-advisory expense reimbursements	—	—	195
Lease revenue(6)	558	—	—
Other services(7)	997	4	—

Total other revenue	4,444	4	195

Total revenue	$59,654	$50,996	$43,365

REVENUE BY SEGMENT(8)
REIT advisory	$58,657	$50,992	$43,365
J&S(9)	—	—	—
Corporate and other(7)	997	4	—

Total revenue	$59,654	$50,996	43,365

COST OF REVENUES
Cost of audio visual revenues(9)	$90	$—	$—

(1)
Reimbursable expenses include overhead, internal audit, insurance claims advisory and asset management services. During the years ended December 31, 2017, 2016, and 2015, we recognized $1.7 million, $0, and $0, respectively, of deferred income from reimbursable expenses related to software implementation costs, which was partially offset by the impairment of the related

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Related Party Transactions (Continued)

  capitalized software, as discussed in note 2 to our consolidated financial statements, in the amount of $1.1 million for the year ended December 31, 2017.

(2)
Equity-based compensation revenue is associated with equity grants of Ashford Trust's common stock and LTIP units awarded to officers and employees of Ashford Inc.

(3)
Incentive advisory fee includes the second and first year installments of the 2016 incentive advisory fee in the amount of $1.8 million for each of the years ended December 31, 2017 and 2016, respectively, for which the payment was due January of the subsequent year subject to meeting the FCCR Condition at December 31 of each year, as defined in our advisory agreement with Ashford Trust. No incentive fee was earned for the 2017 and 2015 measurement periods.

(4)
Investment management reimbursements include AIM's management of Ashford Trust's excess cash under the Investment Management Agreement. AIM is not compensated for its services but is reimbursed for all costs and expenses.

(5)
Debt placement fees include revenues earned through provision of mortgage placement services by Lismore Capital, our wholly-owned subsidiary.

(6)
In connection with our key money transaction with Ashford Trust, we lease furniture, fixtures and equipment to Ashford Trust at no cost. A portion of the base advisory fee is allocated to lease revenue each period equal to the estimated fair value of the lease payments that would have been made.

(7)
Other services revenue is associated with other hotel services, such as "allergy friendly" premium rooms and mobile key applications, provided to Ashford Trust by our consolidated subsidiaries, Pure Rooms and OpenKey, respectively.

(8)
See note 19 for discussion of segment reporting.

(9)
J&S contracts directly with customers to whom it provides audio visual services. J&S recognizes the gross revenue collected from their customers by the hosting hotel or venue. Commissions retained by the hotel or venue, including Ashford Trust, are recognized in cost of audio visual revenues in our consolidated statements of operations. See note 2 for discussion of the audio visual revenue recognition policy.

        At December 31, 2017 and 2016, we had a net receivable of $13.3 million and $12.2 million, respectively, from Ashford Trust OP associated primarily with the advisory services fee and other fees, as discussed above.

        The following table summarizes amounts due from Ashford Trust OP to each of our consolidated entities (in thousands):

	December 31, 2017	December 31, 2016
J&S	$62	$—
Pure Rooms	302	—
OpenKey	25	4

        We are also a party to an amended and restated advisory agreement with Braemar OP. Through June 20, 2017, the quarterly base fee was based on a declining sliding scale percentage of Braemar's

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Related Party Transactions (Continued)

total market capitalization plus the Key Money Asset Management Fee (defined in our advisory agreement as the aggregate gross asset value of all key money assets multiplied by 0.70%), subject to a minimum quarterly base fee, as payment for managing its day-to-day operations in accordance with its investment guidelines. Total market capitalization includes the aggregate principal amount of its consolidated indebtedness (including its proportionate share of debt of any entity that is not consolidated but excluding its joint venture partners' proportionate share of consolidated debt). Prior to the effectiveness of the amended and restated advisory agreement discussed below, the range of base fees on the scale was between 0.70% to 0.50% per annum for total market capitalization that ranges from less than $6.0 billion to greater than $10.0 billion. Upon effectiveness of the amended and restated advisory agreement discussed below, the base fee was fixed at 0.70% per annum. Reimbursement for overhead, internal audit, insurance claims advisory and asset management services, including compensation, benefits and travel expense reimbursements, are billed quarterly to Braemar based on a pro rata allocation as determined by the ratio of Braemar's net investment in hotel properties in relation to the total net investment in hotel properties for both Ashford Trust and Braemar. We also record advisory revenue for equity grants of Braemar common stock and LTIP units awarded to our officers and employees in connection with providing advisory services equal to the fair value of the award in proportion to the requisite service period satisfied during the period, as well as an offsetting expense in an equal amount included in "salaries and benefits." We are also entitled to an incentive advisory fee that is measured annually in each year that Braemar's annual total stockholder return exceeds the average annual total stockholder return for Braemar's peer group, subject to the FCCR Condition, as defined in the advisory agreement.

        On January 24, 2017, we entered into an amended and restated advisory agreement with Braemar (the "Fourth Amended and Restated Braemar Advisory Agreement"). On June 9, 2017, Braemar's stockholders approved the Fourth Amended and Restated Braemar Advisory Agreement, which became effective on June 21, 2017. The material terms of the Fourth Amended and Restated Braemar Advisory agreement include:

  •
  Braemar made a cash payment to us of $5.0 million on June 21, 2017, which is included in "deferred income" on our consolidated balance sheet, and is being recognized over the initial ten-year term of the Fourth Amended and Restated Braemar Advisory Agreement. The revenue recognized is included in other advisory revenue on our consolidated statements of operations;

  •
  the termination fee payable to us under the advisory agreement has been amended by eliminating the 1.1x multiplier and tax gross up components of the fee;

  •
  we will disclose publicly the revenues and expenses used to calculate "Net Earnings" on a quarterly basis, which is used to calculate the termination fee; we will retain an accounting firm to provide a quarterly report to Braemar on the reasonableness of our determination of expenses, which will be binding on the parties;

  •
  our right under the advisory agreement to appoint a "Designated CEO" has been eliminated;

  •
  our right to terminate the advisory agreement due to a change in a majority of the "Company Incumbent Board" (as defined in the advisory agreement) has been eliminated;

  •
  Braemar will be incentivized to grow its assets under a "growth covenant" in the Fourth Amended and Restated Braemar Advisory Agreement under which Braemar will receive a deemed credit against a base amount of $45.0 million for 3.75% of the total purchase price of

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Related Party Transactions (Continued)

    each hotel acquired after the date of the Fourth Amended and Restated Braemar Advisory Agreement that was recommended by us, netted against 3.75% of the total sale price of each hotel sold after the date of the Fourth Amended and Restated Braemar Advisory Agreement. The difference between $45.0 million and this net credit, if any, is referred to as the "Uninvested Amount." If the Fourth Amended and Restated Braemar Advisory Agreement is terminated, other than due to certain acts by us, Braemar must pay us the Uninvested Amount, in addition to any other fees payable under the Amended Agreement;

  •
  the Fourth Amended and Restated Braemar Advisory Agreement requires Braemar to maintain a net worth of not less than $390 million plus 75% of the equity proceeds from the sale of securities by Braemar after December 31, 2016 and a covenant prohibiting Braemar from paying dividends except as required to maintain its REIT status if paying the dividend would reduce Braemar's net worth below the required minimum net worth;

  •
  the initial term of the Fourth Amended and Restated Braemar Advisory Agreement ends on the 10th anniversary of its effective date, subject to renewal by us for up to seven additional successive 10-year terms;

  •
  the base management fee payable to us will be fixed at 0.70%, and the fee will be payable on a monthly basis;

  •
  reimbursements of expenses to us will be made monthly in advance, based on an annual expense budget, with a quarterly true-up for actual expenses;

  •
  the right of Braemar to terminate the advisory agreement due to a change of control experienced by us has been eliminated;

  •
  the rights of Braemar to terminate the advisory agreement at the end of each term upon payment of the termination fee based on the parties being unable to agree on new market-based fees or our performance have been eliminated; however, the Fourth Amended and Restated Braemar Advisory Agreement provides a mechanism for the parties to renegotiate the fees payable to us at the end of each term based on then prevailing market conditions, subject to floors and caps on the changes;

  •
  if a Change of Control (as defined in the Fourth Amended and Restated Braemar Advisory Agreement) is pending, Braemar has agreed to deposit not less than 50%, and in certain cases 100%, of the applicable termination fee in escrow, with the payment of any remaining amounts owed to us secured by a letter of credit or first priority lien on certain assets;

  •
  Braemar's ability to terminate the Fourth Amended and Restated Braemar Advisory Agreement due to a material default by us is limited to instances where a court finally determines that the default had a material adverse effect on Braemar and we fail to pay monetary damages in accordance with the Fourth Amended and Restated Braemar Advisory Agreement; and

  •
  if Braemar repudiates the Fourth Amended and Restated Braemar Advisory Agreement, through actions or omissions that constitute a repudiation as determined by a final non-appealable order from a court of competent jurisdiction, Braemar will be liable to us for a liquidated damages amount.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Related Party Transactions (Continued)

        The following table summarizes the revenues related to Braemar OP (in thousands):

	Year Ended December 31,
	2017	2016	2015
REVENUE BY TYPE
Advisory services revenue
Base advisory fee	$8,799	$8,343	$8,648
Reimbursable expenses(1)	2,105	2,805	1,863
Equity-based compensation(2)	(1,683)	3,814	3,591
Incentive advisory fee(3)	1,274	1,274	1,274
Other advisory revenue(4)	277	—	—

Total advisory services revenue	10,772	16,236	15,376
Other revenue
Debt placement fees(5)	224	—	—
Lease revenue(6)	335	335	99
Other services(7)	41	—	—

Total other revenue	600	335	99

Total revenue	$11,372	$16,571	$15,475

REVENUE BY SEGMENT(8)
REIT advisory	$11,331	$16,571	$15,475
J&S(9)	—	—	—
Corporate and other(8)	41	—	—

Total revenue	$11,372	$16,571	$15,475

(1)
Reimbursable expenses include overhead, internal audit, insurance claims advisory and asset management services. During the years ended December 31, 2017, 2016, and 2015, we recognized $126,000, $0, and $0, respectively, of deferred income from reimbursable expenses related to software implementation costs, which was partially offset by the impairment of the related capitalized software in the amount of $1.1 million for the year ended December 31, 2017, as discussed in note 2.

(2)
Equity-based compensation revenue is associated with equity grants of Braemar's common stock and LTIP units awarded to officers and employees of Ashford Inc.

(3)
Incentive advisory fee includes the third, second and first year installments of the 2015 incentive advisory fee in the amount of $1.3 million for each of the years ended December 31, 2017, 2016, and 2015, respectively, for which the payment was due January of the subsequent year subject to meeting the FCCR Condition at December 31 of each year, as defined in our advisory agreement with Braemar. No incentive fee was earned for the 2017 and 2015 measurement periods.

(4)
In connection with our Fourth Amended and Restated Braemar Advisory Agreement, a $5.0 million cash payment was made by Braemar upon approval by Braemar's stockholders, which will be recognized over the 10-year initial term.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Related Party Transactions (Continued)

(5)
Debt placement fees include revenues earned through provision of mortgage placement services by Lismore Capital, our wholly-owned subsidiary.

(6)
In connection with our key money transaction with Braemar, we lease furniture, fixtures and equipment to Braemar at no cost. A portion of the base advisory fee is allocated to lease revenue each period equal to the estimated fair value of the lease payments that would have been made.

(7)
Other services revenue is associated with other hotel services, such as "Allergy friendly" premium rooms and mobile key applications, provided to Braemar by our consolidated subsidiaries, Pure Rooms and OpenKey, respectively.

(8)
See note 19 for discussion of segment reporting.

(9)
J&S contracts directly with customers to whom it provides audio visual services. J&S recognizes the gross revenue collected from their customers by the hosting hotel or venue. Commissions retained by the hotel or venue, including Ashford Trust, are recognized in cost of audio visual revenues in our consolidated statements of operations. See note 2 for discussion of the audio visual revenue recognition policy.

        At December 31, 2017 and 2016, we had receivables of $1.7 million and $3.8 million, respectively, from Braemar OP associated with the advisory service fee and other fees, as discussed above. See note 2 for details regarding receivables held by our consolidated subsidiaries, due from our affiliates. As of December 31, 2016, we also had a payable due to Braemar OP in the amount of $2.3 million related to the hold back from Braemar's liquidation of its investment in the AQUA Fund.

        The following table summarizes amounts due from Braemar OP to each of our consolidated entities (in thousands):

	December 31, 2017	December 31, 2016
Pure Rooms	$50	$—
OpenKey	6	—

        Ashford Trust and Braemar have management agreements with Remington Holdings L.P. and its subsidiaries ("Remington"), which is beneficially owned, directly or indirectly, by our Chairman and Chief Executive Officer and Ashford Trust's Chairman Emeritus. Transactions related to these agreements are included in the accompanying consolidated financial statements. Under the agreements, we pay Remington Lodging general and administrative expense reimbursements, approved by the independent directors of Ashford Trust and Braemar, including rent, payroll, office supplies, travel and accounting. These charges are allocated based on various methodologies, including headcount and actual amounts incurred, which are then rebilled to Ashford Trust and Braemar. These reimbursements are included in general and administrative expenses on the consolidated statements of operations. For the years ended December 31, 2017, 2016 and 2015 these reimbursements totaled $4.9 million, $5.7 million and $4.5 million, respectively. The amounts due under these arrangements as of December 31, 2017 and 2016, are included in "due to affiliates" on our balance sheets.

        On March 7, 2017, AIM GP, the general partner of the AQUA U.S. Fund, provided written notice to the AQUA U.S. Fund's limited partners of its election to dissolve the AQUA U.S. Fund pursuant to Section 6.1(a) of the Second Amended and Restated Limited Partnership Agreement of the AQUA

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Related Party Transactions (Continued)

U.S. Fund as of March 31, 2017 (the "Dissolution Date"). In connection with the dissolution of the AQUA U.S. Fund, the AQUA Master Fund was liquidated in accordance with the laws of the Cayman Islands.

        The balance of all limited partners' capital accounts in the AQUA U.S. Fund was distributed to limited partners in cash, and thereafter limited partners ceased to be a limited partner of the AQUA U.S. Fund. As of December 31, 2017, the AQUA U.S. Fund was fully dissolved. The aggregate value of the affiliated limited partners' share of partners' capital in the AQUA Fund at December 31, 2016, was approximately $52.5 million.

        On June 11, 2015, we announced that we planned to provide a total of $6.0 million in key money consideration to our managed REITs for two acquisitions. In connection with our engagement to provide hotel advisory services to Ashford Trust, we planned to provide $4.0 million of key money consideration to purchase furniture, fixtures and equipment related to Ashford Trust's $62.5 million acquisition of the 226-room Le Pavillon Hotel in New Orleans, Louisiana by Ashford Trust, which closed in June 2015. As of December 31, 2016, we had provided substantially all of the $4.0 million key money consideration. Separately, in connection with our engagement to provide hotel advisory services to Braemar, we have also provided $2.0 million of key money consideration comprised of $206,000 in cash and the issuance of 19,897 shares of our common stock to purchase furniture, fixtures and equipment related to Braemar's $85.0 million acquisition of the 62-room Bardessono Hotel and Spa in Yountville, California, which closed in July 2015. The initial value assigned to the common stock was based on the previous 10-day closing prices as of July 1, 2015, which was approximately $1.8 million. The key money consideration was paid on September 14, 2015. In return for the key money consideration, Braemar transferred furniture, fixtures and equipment to Ashford Inc., which was subsequently leased back at no cost for a term of five years. The fair value of the key money consideration transferred on September 14, 2015, was approximately $1.6 million, which decreased in value from July 1, 2015 solely due to the change in the price of Ashford Inc. common stock.

        The hotel advisory services and the lease are considered a multiple element arrangement, in accordance with the applicable accounting guidance. As such, a portion of the base advisory fee must be allocated to lease revenue equal to the estimated fair value of the lease payments that would have been made. As a result, advisory revenue of $893,000, $335,000 and $99,000 was allocated to lease revenue for the years ended December 31, 2017, 2016 and 2015, respectively. Lease revenue is included in other revenue in the consolidated statements of operations.

        As of December 31, 2017 and 2016, Ashford Trust held a 16.23% and 13.34%, respectively, noncontrolling interest in OpenKey, a VIE for which we are considered the primary beneficiary and therefore we consolidate it. On January 16, 2018, Ashford Trust invested an additional $667,000 in OpenKey. Ashford Trust invested $983,000, $2.3 million and $0 in OpenKey during the years ended December 31, 2017, 2016 and 2015, respectively. OpenKey is a hospitality focused mobile key platform that provides a universal smartphone app for keyless entry into hotel guest rooms. See also notes 1, 2, 13, 14, and 22.

        An officer of J&S owns the J&S headquarters property including the adjoining warehouse space. J&S leases this property for $300,000 per year. Rental expense for the year ended December 31, 2017 was $50,000. We did not incur rental expense related to this lease for the years ended December 31, 2016 and 2015.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Income (Loss) Per Share

        The following table reconciles the amounts used in calculating basic and diluted income (loss) per share (in thousands, except per share amounts):

	Year Ended December 31,
	2017	2016	2015
Net income (loss) attributable to common stockholders—basic and diluted:
Net income (loss) attributable to the Company	$(18,352)	$(2,396)	$(1,190)
Undistributed net income (loss) allocated to common stockholders	(18,352)	(2,396)	(1,190)

Distributed and undistributed net income (loss)—basic	(18,352)	(2,396)	(1,190)

Effect of deferred compensation plan	—	(2,127)	(8,608)
Effect of contingently issuable shares	$(1,465)	$(1,143)	$—

Distributed and undistributed net loss—diluted	$(19,817)	$(5,666)	$(9,798)

Weighted average common shares outstanding:
Weighted average common shares outstanding—basic	2,031	2,012	1,991

Effect of deferred compensation plan shares	—	158	212
Effect of contingently issuable shares	36	39	—
Weighted average common shares outstanding—diluted	2,067	2,209	2,203

Income (loss) per share—basic:
Net income (loss) allocated to common stockholders per share	$(9.04)	$(1.19)	$(0.60)

Income (loss) per share—diluted:
Net income (loss) allocated to common stockholders per share	$(9.59)	$(2.56)	$(4.45)

        Due to their anti-dilutive effect, the computation of diluted income (loss) per share does not reflect the adjustments for the following items (in thousands):

	Year Ended December 31,
	2017	2016	2015
Net income (loss) allocated to common stockholders is not adjusted for:
Net income (loss) attributable to redeemable noncontrolling interests in Ashford Holdings	$(19)	$(4)	$(2)

Total	$(19)	$(4)	$(2)

Weighted average diluted shares are not adjusted for:
Effect of unvested restricted shares	—	1	3
Effect of assumed exercise of stock options	34	—	1
Effect of assumed conversion of Ashford Holdings units	4	4	5

Total	38	5	9

19. Segment Reporting

        We have two business segments: (i) REIT Advisory, which provides asset management and advisory services to other entities, and (ii) Hospitality Products and Services ("HPS"), which provides products and services to clients primarily in the hospitality industry. HPS includes (a) J&S, which provides event technology and creative communications solutions services, (b) Pure Rooms, which

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Segment Reporting (Continued)

provides "allergy friendly" premium rooms in the hospitality industry, and (c) OpenKey, a hospitality focused mobile key platform that provides a universal smartphone app for keyless entry into hotel guest rooms. Our Pure Rooms and OpenKey operating segments do not individually meet the accounting criteria for separate disclosure as reportable segments. Accordingly, we have two reportable segments: REIT Advisory and J&S. We combine the operating results of Pure Rooms and OpenKey into an "all other" category, which we refer to as "Corporate and Other."

        The REIT Advisory segment primarily earns revenue by providing asset management and advisory services on a fee basis by managing the day-to-day operations of Ashford Trust and Braemar and their respective subsidiaries, in conformity with each entity's investment guidelines. The J&S segment earns revenue by providing event technology services such as audio visual services, audio visual equipment rental, staging and meeting services and event-related communication systems as well as related technical support, to our customers in various venues including hotels and convention centers in the United States, Mexico and the Dominican Republic. Corporate and Other includes a portion of our revenue and operating expenses that are not directly attributable to the REIT Advisory segment or J&S. The revenue in this category primarily consists of income generated by Pure Rooms and OpenKey by providing services to hotels. As of December 31, 2017, there were no material revenues or expenses amongst our operating segments.

        Our chief operating decision maker ("CODM") uses multiple measures of segment profitability for assessing performance of our business. Our reported measure of segment profitability is net income, although the CODM also focuses on adjusted EBITDA and adjusted net income, which exclude certain gains, losses and charges, to assess performance and allocate resources. Our CODM currently reviews assets at the corporate (consolidated) level and does not currently review segment assets to make key decisions on resource allocations.

        Certain information concerning our segments for the years ended December 31, 2017, and 2016 is presented in the following table (in thousands). Consolidated subsidiaries are reflected as of the

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Segment Reporting (Continued)

acquisition date or as of the date we were determined to be the primary beneficiary of variable interest entities.

	Year Ended December 31, 2017				Year Ended December 31, 2016
	REIT Advisory	J&S	Corporate and Other	Ashford Inc. Consolidated	REIT Advisory	J&S	Corporate and Other	Ashford Inc. Consolidated
REVENUE
Advisory services	$65,982	$—	$—	$65,982	$67,228	$—	$—	$67,228
Audio visual	—	9,186	—	9,186	—	—	—	—
Other	4,006	—	2,399	6,405	335	—	44	379

Total revenue	69,988	9,186	2,399	81,573	67,563	—	44	67,607
EXPENSES
Depreciation and amortization	1,373	319	835	2,527	298	—	876	1,174
Impairment	1,041	—	31	1,072	—	—	—	—
Other operating expenses(1)	19,099	9,655	59,742	88,496	21,102	—	47,788	68,890

Total expenses	21,513	9,974	60,608	92,095	21,400	—	48,664	70,064

OPERATING INCOME (LOSS)	48,475	(788)	(58,209)	(10,522)	46,163	—	(48,620)	(2,457)
Interest expense	—	(68)	(15)	(83)	—	—	—	—
Amortization of loan costs	—	(6)	(33)	(39)	—	—	—	—
Interest income	—	—	244	244	—	—	73	73
Other income (expense)(2)	—	(47)	(24)	(71)	—	—	(9,239)	(9,239)

INCOME (LOSS) BEFORE INCOME TAXES	48,475	(909)	(58,037)	(10,471)	46,163	—	(57,786)	(11,623)
Income tax (expense) benefit	(18,324)	252	8,349	(9,723)	(16,684)	—	15,904	(780)

NET INCOME (LOSS)	$30,151	$(657)	$(49,688)	$(20,194)	$29,479	$—	$(41,882)	$(12,403)

(1)
Other operating expenses includes salaries and benefits, cost of revenues for audio visual and general and administrative expenses. REIT Advisory amounts represent expenses for which there is a direct offsetting amount included in revenues, including REIT equity-based compensation expense and reimbursable expenses.

(2)
Other income (expense) primarily includes the realized gain (loss) on investment in unconsolidated entity, the unrealized gain (loss) on investment in unconsolidated entity, dividend income, the realized gain (loss) on investments and the unrealized gain (loss) on investments.

        For the year ended December 31, 2015, we operated in one business segment: asset and investment management, which included managing the day-to-day operations of Braemar and its subsidiaries, Ashford Trust and its subsidiaries and the REHE Fund in conformity with each entity's investment guidelines.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Segment Reporting (Continued)

Geographic Information

        The following table presents revenue by geographic area for the years ended December 31, 2017, 2016 and 2015 (in thousands):

	Year Ended December 31,
	2017	2016	2015
United States	$78,420	$67,607	$58,981
Mexico	2,760	—	—
All other countries	393	—	—

	$81,573	$67,607	$58,981

        The following table presents furniture, fixtures and equipment, net by geographic area as of December 31, 2017 and 2016 (in thousands):

	December 31, 2017	December 31, 2016
United States	$18,087	$12,044
Mexico	2,960	—
All other countries	107	—

	$21,154	$12,044

20. Concentration of Risk

        During the years ended December 31, 2017, 2016 and 2015, our advisory revenue was primarily derived from our advisory agreements with Ashford Trust and Braemar. Further, OpenKey and Pure Rooms generated revenue through contracts with Ashford Trust OP and Braemar OP, as summarized in the table below, stated as a percentage of the consolidated subsidiaries' total revenues:

	Year Ended December 31,
	2017	2016	2015
Percentage of total revenues from Ashford Trust OP and Braemar OP(1)
J&S(2)	2.2%	—%	—%
Pure Rooms	45.6%	—%	—%
OpenKey	28.4%	9.1%	—%

(1)
See note 17 for details regarding our related party transactions.

(2)
Represents percentage of revenues earned by J&S from customers at Ashford Trust and Braemar hotels. See note 2 for the discussion of audio visual revenue recognition policy.

        As of December 31, 2017, our operations include consolidated J&S net assets of $2.3 million and $399,000 located in Mexico and Dominican Republic, respectively. For discussion of revenues by geographic location see note 19 to our consolidated financial statements.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Concentration of Risk (Continued)

        Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents. We are exposed to credit risk with respect to cash held at financial institutions and U.S. government treasury bond holdings. Our counterparties are investment grade financial institutions.

21. Selected Financial Quarterly Data (Unaudited)

        The following is a summary of the quarterly results of operations for the years ended December 31, 2017 and 2016 (in thousands, except per share data):

2017	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total revenue	$13,013	$19,639	$19,255	$29,666	$81,573
Total operating expenses	15,149	18,221	21,595	37,130	92,095

Operating income (loss)	$(2,136)	$1,418	$(2,340)	$(7,464)	$(10,522)
Net income (loss)	$(2,723)	$(7,231)	$(2,258)	$(7,982)	$(20,194)
Net income (loss) attributable to the Company	$(2,385)	$(6,709)	$(1,856)	$(7,402)	$(18,352)
Basic:
Net income (loss) attributable to common stockholders per share(1)	$(1.18)	$(3.32)	$(0.92)	$(3.58)	$(9.04)
Weighted average common shares outstanding—basic	2,015	2,019	2,022	2,069	2,031
Diluted:
Net income (loss) attributable to common stockholders per share(1)	$(1.34)	$(3.85)	$(1.05)	$(3.72)	$(9.59)
Weighted average common shares outstanding—diluted	2,046	2,265	2,054	2,118	2,067

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Selected Financial Quarterly Data (Unaudited) (Continued)

2016	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total revenue	$13,409	$18,152	$16,538	$19,508	$67,607
Total operating expenses	13,921	20,344	16,673	19,126	70,064

Operating income (loss)	$(512)	$(2,192)	$(135)	$382	$(2,457)
Net income (loss)	$(8,398)	$(1,279)	$(1,092)	$(1,634)	$(12,403)
Net income (loss) attributable to the Company	$(1,732)	$(1,106)	$(285)	$727	$(2,396)
Basic:
Net income (loss) attributable to common stockholders per share(1)	$(0.86)	$(0.55)	$(0.14)	$0.36	$(1.19)
Weighted average common shares outstanding—basic	2,008	2,011	2,014	2,014	2,012
Diluted:
Net income (loss) attributable to common stockholders per share(1)	$(1.51)	$(0.71)	$(0.49)	$(0.25)	$(2.56)
Weighted average common shares outstanding—diluted	2,218	2,048	2,262	2,267	2,209

(1)
The sum of the basic and diluted income (loss) attributable to common stockholders per share for the four quarters in 2017 and 2016 may differ from the full year basic and diluted income (loss) attributable to common stockholders per share due to the required method of computing the weighted average diluted common shares in the respective periods.

22. Subsequent Events

        On January 2, 2018, the Company issued 8,962 shares of common stock to the OpenKey redeemable noncontrolling interest holder in connection with the purchase of 519,647 shares of the outstanding membership interests in OpenKey, Inc. The common stock was issued pursuant to the exemption from the registration requirements under the Securities Act of 1933, as amended provided under Section 4(a)(2) thereunder.

        On January 8, 2018, we entered into an equity distribution agreement with B. Riley FBR, Inc., acting as sales agent (the "Equity Distribution Agreement"). Pursuant to the Equity Distribution Agreement, we may sell from time to time through the sales agent shares of our common stock having an aggregate offering price of up to $20.0 million. Sales of shares of our common stock, if any, may be made in negotiated transactions or transactions that are deemed to be "at-the-market" offerings as defined in Rule 415 of the Securities Act. We will pay the sales agent a commission, which in each case shall not be more than 2.0% of the gross sales price of the shares of our common stock sold through the sales agent. As of December 31, 2017, no shares of our common stock have been sold under this program.

        On January 16, 2018, Ashford Inc. invested an additional $1.3 million in OpenKey. OpenKey is a hospitality focused mobile key platform that provides a universal smartphone app for keyless entry into hotel guestrooms. See notes 1, 2, 13, 14 and 17 to our consolidated financial statements.

        On January 16, 2018, the Company closed on the acquisition of certain assets related to RED Hospitality & Leisure LLC ("RED") for $970,000 cash, comprised of a $750,000 deposit paid on

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Subsequent Events (Continued)

December 11, 2017, which is reflected on our consolidated balance sheet as "other assets" as of December 31, 2017, and an additional $220,000 paid on January 16, 2018. The Company owns an 80% interest in RED, a premier provider of watersports activities and other travel and transportation services in the U.S. Virgin Islands.

        On March 1, 2018, the Company entered into a $35.0 million senior revolving credit facility with Bank of America, N.A. The credit facility provides for a three-year revolving line of credit and bears interest at a range of 3.0% to 3.50% over LIBOR, depending on the leverage level of the Company. There is a one-year extension option subject to the satisfaction of certain conditions. The new credit facility includes the opportunity to expand the borrowing capacity by up to $40.0 million to an aggregate size of $75.0 million.

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Combined Project Management Balance Sheets

	March 31, 2018	December 31, 2017
	(unaudited)
Assets
Current Assets
Restricted cash for insurance reserve and capital projects	$4,332,540	$3,841,933
Restricted investment for deferred compensation	334,371	330,692
Accounts receivable	1,755,914	1,504,254
Accounts receivable for managed properties	516,514	458,834
Other receivables	4,989	—
Prepaid expenses and other	35,851	44,483
Due from affiliate	7,543	—

Total Current Assets	6,987,722	6,180,196
Property and Equipment
Furniture and fixtures	100,557	100,557
Computer software	327,460	345,246
Computer hardware	232,194	232,194

Total Property and Equipment	660,211	677,997
Less accumulated depreciation and amortization	607,835	619,735

Net property and equipment	52,376	58,262

Total Assets	$7,040,098	$6,238,458

Liabilities and Partners' Capital
Current Liabilities
Accounts payable	$11,025	$—
Accounts payable and accrued expenses for managed properties	468,486	572,855
Accrued expenses	1,286,513	2,023,590
Capital projects liability	4,200,247	3,800,247
Deferred compensation arrangement	45,505	145,560
Insurance reserve liability	132,314	41,710
Due to affiliate	—	38,574

Total Current Liabilities	6,144,090	6,622,536
Partners' Capital	896,008	(384,078)

Total Liabilities and Partners' Capital	$7,040,098	$6,238,458

See notes to combined project management financial statements.

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Combined Project Management Statements of Income and Comprehensive Income

Three Months Ended March 31,	2018	2017
	(unaudited)
Revenues
Project management fees	$6,658,639	$5,801,695
Other revenue from managed properties	1,083,003	1,088,678
Other operating income	94,877	16,053

Total Revenues	7,836,519	6,906,426

Operating Expenses
Project management expenses	1,954,918	1,861,626
Other expenses from managed properties	1,083,003	1,088,678
Other operating expenses	511,601	186,959

Total Operating Expenses	3,549,522	3,137,263

Operating Income	4,286,997	3,769,163
Other (Expense) Income
Dividend income	3,484	533
Loss on distribution of restricted investment	(16,098)	(7,762)
Other	794	—

Total other (expense) income	(11,820)	(7,229)

Income Before Provision for Income Taxes
Provision for State Income Taxes	29,165	35,911

Net Income	4,246,012	3,726,023
Other Comprehensive Income (Loss)
Unrealized loss on restricted investment	2,380	15,923
Less reclassification adjustment for gain (loss) included in net income	(16,098)	(7,762)

Comprehensive Income	$4,259,730	$3,717,862

See notes to combined project management financial statements.

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Combined Project Management Statements of Partners' Capital

	Partners' Capital	Accumulated Other Comprehensive Income	Total Partners' Capital
	(unaudited)
Balance, December 31, 2016	$808,814	$193,523	$1,002,337
Net income	3,726,023	—	3,726,023
Reclassifications of loss on marketable securities to net income	—	(7,762)	(7,762)
Unrealized loss on restricted investment	—	(15,923)	(15,923)
Distributions	(3,862,405)	—	(3,862,405)

Balance, March 31, 2017	672,432	169,838	842,270

Balance, December 31, 2017	(533,391)	149,313	(384,078)
Net income	4,246,012		4,246,012
Reclassifications of loss on marketable securities to net income	—	(16,098)	(16,098)
Unrealized loss on restricted investment	—	(2,380)	(2,380)
Distributions	(2,947,448)	—	(2,947,448)

Balance, March 31, 2018	$765,173	$130,835	$896,008

See notes to combined project management financial statements.

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Combined Project Management Statements of Cash Flows

Three Months Ended March 31,	2018	2017
	(unaudited)
Operating Activities
Net income	$4,246,012	$3,726,023
Adjustments to reconcile to net income to net cash provided by operating activities:
Depreciation and amortization	5,886	13,995
Gain (loss) on distribution of restricted investment	(16,098)	(7,762)
Deferred compensation arrangement	(2,567)	60,142
Changes in:
Restricted cash	(490,607)	(82,372)
Accounts receivable	(251,660)	465,076
Accounts receivable for managed properties	(57,680)	76,918
Other receivables	(4,989)	(99,661)
Prepaid expenses and other	8,632	398
Due to affiliates	(46,117)	789
Accounts payable and accrued expenses	(726,052)	(325,266)
Accounts payable and accrued expenses for managed properties	(104,369)	(48,782)
Capital projects liability	400,000	—
Insurance reserve liability	90,604	82,373

Net cash provided by operating activities	3,050,995	3,861,871

Investing Activities
Purchases of available-for-sale securities	(103,588)	—
Dividends received from restricted investments	41	533

Net cash used by investing activities	(103,547)	533

Financing Activities
Distributions to partners	(2,947,448)	(3,862,405)

Net cash used in financing activities	(2,947,448)	(3,862,405)

Increase in Cash and Cash Equivalents	—	—
Cash and Cash Equivalents, Beginning of Period	—	—

Cash and Cash Equivalents, End of Period	$—	$—

Supplemental Cash Flow Information
Distribution of restricted investment for deferred
compensation (OCI)	$(16,098)	$(7,762)
Distribution of restricted investment for deferred
compensation cost	(81,390)	(99,406)
Unrealized gain(loss) on restricted investment	(2,380)	(15,923)

See notes to combined project management financial statements.

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

        The special purpose combined carve-out financial statements consist of balances and activity compiled and reported in the following single member Limited Liability Corporations of Remington Holdings, L.P. (the "Partnership"):

        Remington Hotels, L.L.C. ("RHLLC")

        Remington Lodging and Hospitality, L.L.C. ("RLH")

        RLH receives fees for project management services which consist of four categories: project management services, design services, purchasing services and construction services. In the first three months of 2018 and 2017, RLH provided these services on 130 and 135 properties, respectively. Of those projects, 118 and 125 properties, respectively, were under agreements with Ashford Hospitality Trust ("AHT"), while 12 and 10 properties, respectively, were managed under an agreement with Ashford Hospitality Prime ("AHP"), related parties through common ownership and management. On April 23, 2018, AHP announced that it will change its name from Ashford Hospitality Prime to Braemar Hotels & Resorts (BHR) and begin trading under the New York Stock Exchange ticker symbol BHR, effective April 24, 2018.

        RHLLC is the employer of corporate employees that support the project services described above. RLH reimburses RHLLC for the cost of the project management services through intercompany transactions which eliminate upon consolidation in the carve-out financial statements. In addition, RHLLC employs accounting support and on-site project managers and receives full reimbursement for these expenses without any mark-up from AHT and AHP for the project managers and from Ashford Inc. ("AINC"), the advisor to the two REIT ownership platforms, AHT and AHP, for the accounting services.

Basis of Presentation

        The accompanying special purpose combined carve-out financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). These financial statements have been prepared on a "carve out" basis from the Partnership's combined financial statements using the historical results of operations, cash flows, assets and liabilities and include allocations of income, expenses, assets and liabilities from the Partnership. These allocations reflect significant assumptions, and the financial statements do not fully reflect what our financial positions, results of operations and cash flows would have been had the project management business of the Partnership been operated exclusively within a stand-alone company during the periods presented.

Carve-out Methodology

        Restricted cash related to operational lines of business is maintained in separate general ledger accounts. Likewise, accounts receivable were allocated based on existing segregation of receivables into distinct general ledger accounts. Prepaid expenses were allocated based on the relative proportion of monthly expense amortization applied to the balance of the prepaid accounts. Fixed assets and depreciation were allocated base on the departmental allocation of basis and accumulated depreciation

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

on the respective depreciation schedules. Accounts payable and accrued expenses were reviewed in detail for items expensed to the carve-out departments and were allocated accordingly. Capital projects escrow liabilities were fully allocated to the carve-out as the balances are all related to project management. Restricted investments for deferred compensation and the related deferred compensation arrangement were allocated based on the market value of shares held in the stock plan for employees charged to the project management carve-out departments and the respective stock vesting. Due to affiliate is the respective expense of cost reimbursements to an affiliate for rental of the corporate office space which is currently segregated in the general ledger.

        The Partnership segregates financial transactions by operating departments for most income statement activity. Revenues for the carved-out departments were recorded in respective general ledger accounts as were the related expenses. Other operating income was allocated based on the proportionate share of employees participating in the Ashford administered stock plan, while other operating expenses were allocated based on a weighted average for estimated time required to support the carve-out departments and applied to the corporate administrative & tax and legal departments. For general overhead items such as professional audit fees, taxes, etc., expenses were generally allocated based either on a proportionate share of gross revenue or by a more exact method if detailed information was available.

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Restricted Cash Accounts

        The Partnership has elected to self-insure certain costs related to the employee health insurance program. As a result, the Partnership funds a reserve of restricted cash to cover health insurance claims from amounts collected from managed properties and the Partnership records an equal and offsetting liability for the approximate same amount.

        At March 31, 2018 and December 31, 2017, $132,314 and $41,710 of cash restricted for this insurance liability was allocated to the carve out, respectively. The Partnership has purchased insurance that limits its exposure for individual claims to $150,000 and its aggregate annual exposure to $1,000,000. In addition, some of the Partnership's employees participate in a Health Reimbursement Account ("HRA") account which grants associates limited access to company funded reserve account. The employee's unused balance carries over year to year but is no longer available to the employee upon termination.

        The Partnership also holds cash restricted for capital improvements on various properties. These amounts were advanced by property ownership and as a result, the Partnership recorded a liability for the same amount. At March 31, 2018 and December 31, 2017, the Partnership held $4,200,247 and $3,800,247, respectively of cash restricted for these improvement liabilities for the project management business.

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Accounts Receivable

        Accounts receivable are stated at the amount billed to the projects and affiliates. Ordinarily, accounts receivable are due within one month after the fee revenues are recognized. The Partnership provides an allowance for doubtful accounts, if any, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Accounts that are past due more than 60 days, are reviewed monthly to determine if they are collectible. Accounts deemed uncollectible are written off and charged to bad debt expense.

Income Taxes

        The Partnership is not directly subject to income taxes under the provisions of the Internal Revenue Code (IRC). Therefore, taxable income or loss is reported to the individual partners for inclusion in their respective tax returns and no provision for federal income taxes has been included in the accompanying combined financial statements. A provision for state income taxes is included in the combined financial statements. The subsidiaries are single-member LLCs, and are disregarded entities under the IRC. All income related to the Partnership and the combined subsidiaries are included in the Federal income tax return of the Partnership. With a few exceptions, the subsidiaries are no longer subject to U.S. federal or state and local income tax examinations by tax authorities for years before 2013. The tax provision related to the carve-out operations were allocated based a proportionate share of total on gross revenues of the Partnership.

Revenue Recognition

        The Partnership receives project management fees generally ranging from four percent to ten percent for certain capital improvements, construction, interior design, procurement and other costs. The project management fees are recognized monthly as earned based on a percentage of capital expenditures paid.

        Other revenue from managed properties includes costs for accounting, and project manager services provided to projects owned by affiliates of AHT, AHP and other owners. These are contractually reimbursed by the owners. For these revenues which are reimbursed at cost, the combined statements of income include an equal and offsetting expense amount—"Other expenses from managed properties."

Property and Equipment

        Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are charged to expense on the straight-line basis over the estimated useful life of each asset. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the improvements.

        The estimated useful lives for each major depreciable classification of property and equipment are as follows:

Furniture and fixtures	10 years
Computer software and other	3 years
Computer hardware	5 years

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Comprehensive Income

        Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized appreciation (depreciation) on available-for-sale securities associated with restricted investments within the deferred compensation plan discussed in Notes 4, 5 and 6 below.

2. Related-party Transactions

        During 2018 and 2017, the Partnership paid for expenses or received benefit of services related to the operation of the entities under common ownership and associated with the project management business. Total due from related parties at March 31, 2018 was $7,543 while the total due to related parties and December 31, 2017 was $38,574.

        The accounts receivable balance from Marietta Leasehold, L.P. ("Marietta"), a related party through ownership, was $524 and $3,644 at March 31, 2018 and December 31, 2017, respectively, and is included in accounts receivable on the combined balance sheets. For the three months ended March 31, 2018 and 2017, the Partnership earned revenues from Marietta related to project management and other services in amounts of $9,180 and $0, respectively.

        As described in Note 3, Remington Hotel Corporation ("RHC") receives rent payments from the Partnership.

        As described in Note 8, the ultimate owners of the Partnership have a minority ownership interest in the entities that own the managed projects.

3. Operating Leases

        RHC, a related party under common control, is the responsible party under two leases for office space that both expire in April 2019 and require monthly payments of approximately $170,000. The office space is shared with the Partnership, its combined subsidiaries and Ashford Inc. RHC has no formal sublease agreement with the Partnership. Lease expense for the Partnership related to this lease for the three months ended March 31, 2018 and 2017, was approximately $106,000 and $111,000, respectively. These expenses were allocated based on the proportion of project management employees to all employees of RHLLC and AINC utilizing office space at the corporate offices.

        Based on the current method RHC uses to determine the reimbursement for lease payments the Partnership expects to incur a monthly expense of approximately $35,400 and pay cash of approximately $43,700 per month for rent until the lease expires.

4. Deferred Compensation Plan

        The Partnership sponsors a deferred compensation plan that was created in 2004 to purchase shares of stock of affiliated company, AHT, on the open market and hold for the purpose of providing deferred compensation to certain employees. The stock purchased in the plan is held in a Rabbi Trust and is restricted for use only to provide benefits under the terms of the plan. The Stock Plan assets held in trust are reported at fair value as a restricted investment. As grants of shares are made to key

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

4. Deferred Compensation Plan (Continued)

employees, the expected future benefit is accrued ratably over the life of the grant. Generally, the grants vest over a 3 year period with vested amounts distributed to employees annually. The cumulative accrued liability related to the grants, is reported as a deferred compensation arrangement.

        In 2014 and 2013, shares of newly created companies, AINC and AHP, respectively, were spun-off from AHT shares. Plan participants were granted shares of the new companies which accrue and vest according to the vesting of related AHT shares.

        Total compensation expense recognized in the combined statements of income related to the deferred compensation plan for the three months ended March 31, 2018 and 2017 was $23,042 and $49,135, respectively. The total fair value of the investment at March 31, 2018 and December 31, 2017 was $334,371 and $330,692, respectively.

5. Securities Within Restricted Investments

        The historical cost and approximate fair values, together with gross unrealized gains and losses, of securities restricted for use in the deferred compensation plan are as follows:

	Historical Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:
March 31, 2018:
Equity Securities	$203,536	$130,835	$—	$334,371

Available-for-sale securities:
December 31, 2017:
Equity Securities	$181,379	$149,313	$—	$330,692

        Gross (losses) gains of $(16,098) and $(7,762), respectively, resulting from the distribution of available-for-sale securities were recognized for the three months ended March 31, 2018 and 2017. The components of accumulated other comprehensive income (loss), included in partners' capital are the unrealized gains associated with the available-for-sale securities noted above.

6. Disclosures About Fair Value of Financial Instruments

        Fair value is the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

        Level 1 Quoted prices in active markets for identical assets or liabilities.

        Level 2 Observable inputs other than Level I prices, such as quoted prices of similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

        Level 3 Unobservable inputs supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

6. Disclosures About Fair Value of Financial Instruments (Continued)

Recurring Measurements

        The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at March 31, 2018 and December 31, 2017:

		Fair Value Measurements Using
March 31, 2018:	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Restricted investment for deferred compensation:
AHT common stock	$176,749	$176,749	$—	$—
AHP common stock	48,012	48,012	—	—
AINC common stock	109,610	109,610	—	—
Financial liabilities:
Deferred compensation agreement	45,505	45,505	—	—

		Fair Value Measurements Using
December 31, 2017:	Fair Value	Quoted Prices in Active Markets for Identical Assets (Leve l 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Restricted investment for deferred compensation:
AHT common stock	$193,012	$193,012	$—	$—
AHP common stock	70,564	70,564	—	—
AINC common stock	67,116	67,116	—	—
Financial liabilities:
Deferred compensation agreement	145,560	145,560	—	—

        Following is a description of the valuation methodologies and inputs used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying combined balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the three months ended March 31, 2018.

Cash

        The carrying amounts approximate fair value because of the short maturity on these instruments. This is considered a Level I observable input in the valuation hierarchy.

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

6. Disclosures About Fair Value of Financial Instruments (Continued)

Restricted Investment for Deferred Compensation

        Fair value is based on quoted market prices of the underlying investment, which are classified within Level 1 of the valuation hierarchy.

Deferred Compensation Agreement

        The deferred compensation agreement liability is based on ratably accrued vested shares through March 3I, 2018 and December 31, 2017, which are exercisable upon vesting. The liability is the total accrued vested shares multiplied by the fair value of the quoted market price of the underlying investment.

7. Retirement Savings Plan

        The Partnership sponsors a 401(k) retirement savings plan (the "Plan") covering substantially all employees. Employer contributions to the Plan are determined annually by the Chief Executive Officer of the Partnership. Expenses for employer contributions to the Plan were $59,507 and $49,154 for the three months ended March 31, 2018 and 2017, respectively.

8. Significant Estimates and Concentrations

        U.S. GAAP requires disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

General Litigation

        The Partnership is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the combined financial position, results of operations and cash flows of the Partnership.

        The Partnership is involved in litigation related to the proposed acquisition of a controlling interest in the Partnership by a subsidiary of Ashford, Inc. Management regularly reviews the probable outcome of the case, the expenses expected to be incurred, the availability and limits of the insurance coverage, and the established accruals for liabilities. While the outcome of pending proceeding cannot be predicted with certainty, management believes that while a loss resulting from the case is reasonably possible, the amount is not readily determinable and therefore not accrued on the Partnership's financial statements.

Restricted Investments for Deferred Compensation

        The Partnership invests in affiliated investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the accompanying combined balance sheets.

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

8. Significant Estimates and Concentrations (Continued)

Economic Dependency

        The owners of the Partnership and other entities combined in these financial statements have a minority ownership interest in a majority of the hotels for which these companies provide project management and other services, and in addition, the owners hold positions on the board of directors of the affiliated ownership of the majority of hotels. Therefore, the Partnership is economically dependent upon affiliate-owned hotels.

9. Subsequent Events

        Subsequent events have been evaluated through the date of the Independent Auditor's Report, which is the date the combined financial statements were available to be issued.

        On April 6, 2018, the Partnership and certain other parties entered into a Combination Agreement pursuant to which Ashford Inc., a related party, through Ashford Holding Corp. ("New Holdco"), will acquire all of the securities of Project Management LLC ("PM LLC"), a wholly-owned subsidiary of the Partnership. Prior to the acquisition, the Partnership will cause its subsidiaries to transfer its project management business to PM LLC and will transfer all of the securities of PM LLC to Archie Bennett, Jr., MJB Investments, LP and Mark A. Sharkey (the "PM Sellers"). In consideration for the transfer of the securities of PM LLC, the PM Sellers will receive 8,120,000 shares of New Holdco Series B Convertible Preferred Stock (the "New Holdco Preferred Stock") with a liquidation value per share of $25 (as adjusted for stock splits and similar transactions) plus accrued and accumulated dividends on such shares (for a total value of $203 million). In addition, in the event the closing of the acquisition occurs, New Holdco will pay up to $5,000,000 of certain transaction costs of the Partnership and its affiliates. The New Holdco Preferred Stock will be convertible into common stock of New Holdco with a conversion price of $140 per share. Preferred dividends on the New Holdco Preferred Stock will accrue at an annual rate of 5.5% until the first anniversary of the closing, 6.0% from the first anniversary of the closing until the second anniversary, and 6.5% thereafter. However, subject to certain limitations, if New Holdco fails to pay the accrued dividend in cash for two consecutive quarters (a "Convertible Preferred Stock Breach"), the dividend rate will increase to 10.0% per annum (and certain other rights and limitations will become effective) until the Convertible Preferred Stock Breach no longer exists. The New Holdco Preferred Stock will also participate in any dividend distribution on New Holdco common stock on an as-converted basis. Voting rights of the convertible preferred stock will be on an as-converted basis, although the voting power of the holders of the New Holdco Preferred Stock will be limited to 25% (subject to certain adjustments) of the combined voting power of all of the outstanding voting securities of New Holdco until the fifth anniversary of the closing. Upon closing of the transaction, for so long as the PM Sellers (or certain of their transferees) beneficially own no less than 20% of the issued and outstanding shares of New Holdco common stock (taking into account the New Holdco Preferred Stock on an as-converted basis), Monty Bennett and Archie Bennett, during their respective lifetimes, will each have the right to nominate one director to New Holdco's Board of Directors. The transaction does not require a private letter ruling from the Internal Revenue Service and is subject to Ashford, Inc. shareholder vote.

Independent Auditors' Report

Partners
Remington Holdings, L.P. and Subsidiaries
Dallas, Texas

        We have audited the accompanying Special Purpose Combined Carve-Out Financial Statements of the Remington Project Management Business (A Carve-Out of Remington Holdings, L.P.), which comprise the combined project management balance sheets as of December 31, 2017 and 2016, and the related combined statements of income and comprehensive income, partners' capital, and cash flows for the years then ended, and the related notes to the combined financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Special Purpose Combined Carve-Out Financial Statements of the Remington Project Management Business as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

        As discussed in Note 1, the Project Management Carve-Out is an integrated business of Remington Holdings, L.P. and not a stand-alone entity. The combined financial statements of the Project Management Carve-Out reflect the assets, liabilities, revenue and expenses directly attributable to the Carve-Out, as well as allocations deemed reasonable by management, to present the combined financial position, results of operations, changes in partners' capital and cash flows of the Project Management Carve-Out on a stand-alone basis and do not necessarily reflect the combined financial position, results of operations, changes in partners' capital and cash flows of the Project Management Carve-Out in the future or what they would have been had the Project Management Carve-Out been a separate, stand-alone entity during the periods presented.

/s/ BDO USA, LLP

Dallas, Texas
February 14, 2018

Special Purpose Combined Project Management Financial Statements

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Combined Project Management Balance Sheets

December 31,	2017	2016
Assets
Current Assets
Restricted cash for insurance reserve and capital projects	$3,841,933	$3,901,535
Restricted investment for deferred compensation	330,692	251,367
Accounts receivable	1,504,254	2,439,359
Accounts receivable for managed properties	458,834	233,729
Other receivables	—	16,228
Prepaid expenses and other	44,483	35,265

Total Current Assets	6,180,196	6,877,483
Property and Equipment
Furniture and fixtures	100,557	100,557
Computer software	345,246	345,246
Computer hardware	232,194	263,250

Total Property and Equipment	677,997	709,053
Less accumulated depreciation and amortization	619,735	606,711

Net property and equipment	58,262	102,342

Total Assets	$6,238,458	$6,979,825

Liabilities and Partners' Capital
Current Liabilities
Accounts payable	$—	$18,817
Accounts payable and accrued expenses for managed properties	572,855	766,406
Accrued expenses	2,023,590	1,185,063
Capital projects liability	3,800,247	3,800,247
Deferred compensation agreement	145,560	70,155
Insurance reserve liability	41,710	101,288
Due to affiliate	38,574	35,512

Total Current Liabilities	6,622,536	5,977,488
Partners' (Deficit) Capital	(384,078)	1,002,337

Total Liabilities and Partners' Capital	$6,238,458	$6,979,825

See notes to combined project management financial statements.

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Combined Project Management Statements of Income and Comprehensive Income

Years Ended December 31,	2017	2016
Revenues
Project management fees	$24,449,296	$21,464,661
Other revenue from managed properties	4,235,721	4,315,492
Other operating income	281,708	252,022

Total Revenues	28,966,725	26,032,175

Operating Expenses
Project management expenses	7,366,260	7,020,822
Other expenses from managed properties	4,235,721	4,315,492
Other operating expenses	1,088,034	1,005,629

Total Operating Expenses	12,690,015	12,341,943

Operating Income	16,276,710	13,690,232
Other income (expense)
Dividend income	8,569	4,248
(Loss) gain on distribution of restricted investment	20,402	(13,553)
Other	269	—

Total other income (expense)	29,240	(9,305)

Income Before Provision for Income Taxes	16,305,950	13,680,927
Provision for State Income Taxes	90,164	106,742

Net Income	16,215,786	13,574,185
Other Comprehensive Income (Loss)
Unrealized gain (loss) on restricted investment	(23,808)	19,454
Less reclassification adjustment for loss (gain) included in net income	(20,402)	13,553

Comprehensive Income	$16,171,576	$13,607,192

See notes to combined project management financial statements.

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Combined Project Management Statements of Partners' Capital

	Partners' Capital	Accumulated Other Comprehensive Income	Total Partners' Capital
Balance, December 31, 2015	$(802,893)	$160,516	$(642,377)
Net income	13,574,185	—	13,574,185
Reclassifications of loss on marketable securities to net income	—	13,553	13,553
Unrealized loss on restricted investment	—	19,454	19,454
Distributions	(11,962,478)	—	(11,962,478)

Balance, December 31, 2016	808,814	193,523	1,002,337
Net income	16,215,786	—	16,215,786
Reclassifications of gain on marketable securities to net income	—	(20,402)	(20,402)
Unrealized gain on restricted investment	—	(23,808)	(23,808)
Distributions	(17,557,991)	—	(17,557,991)

Balance, December 31, 2017	$(533,391)	$149,313	$(384,078)

See notes to combined project management financial statements.

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Combined Project Management Statements of Cash Flows

Years Ended December 31,	2017	2016
Operating Activities
Net income	$16,215,786	$13,574,185
Adjustments to reconcile to net income to net cash provided by operating activities:
Depreciation and amortization	44,080	61,634
Loss (gain) on distribution of restricted investment	(20,402)	13,553
Deferred compensation agreement	59,408	12,437
Changes in:
Restricted cash	59,602	(22,469)
Accounts receivable	935,105	(1,359,063)
Accounts receivable for managed properties	(37,978)	228,937
Other receivables	(170,899)	25,142
Prepaid expenses and other	(9,218)	30,615
Due from related parties and due to affiliates	3,062	(145)
Accounts payable and accrued expenses	819,710	(319,195)
Accounts payable and accrued expenses for managed properties	(193,551)	(309,869)
Insurance reserve liability	(59,578)	22,469

Net cash provided by operating activities	17,645,127	11,958,231

Investing Activities
Purchases of available-for-sale securities	(88,156)	—
Dividends received from restricted investments	1,020	4,247

Net cash provided by investing activities	(87,136)	4,247

Financing Activities
Distributions to partners	(17,557,991)	(11,962,478)

Net cash used in financing activities	(17,557,991)	(11,962,478)

Increase in Cash and Cash Equivalents	—	—
Cash and Cash Equivalents, Beginning of Period	—	—

Cash and Cash Equivalents, End of Period	$—	$—

Supplemental Cash Flow Information
Distribution of restricted investment for deferred
compensation (OCJ)	$20,402	$(13,553)
Distribution of restricted investment for deferred
compensation cost	(36,399)	30,833
Unrealized gain(loss) on restricted investment	(23,808)	19,454

See notes to combined project management financial statements.

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

        The special purpose combined carve-out financial statements consist of balances and activity compiled and reported in the following single member Limited Liability Corporations of Remington Holdings, L.P. (the "Partnership"):

  Remington Hotels, L.L.C. ("RHLLC")
  Remington Lodging and Hospitality, L.L.C. ("RLH")

        RLH receives fees for project management services which consist of four categories: project management services, design services, purchasing services and construction services. In 2017 and 2016, RLH provided these services on 144 and 147 properties, respectively. Of those projects, 131 and 134 properties, respectively, were under agreements with Ashford Hospitality Trust, Inc. ("AHT"), while 12 and 11 properties, respectively, were managed under an agreement with Braemar Hotels & Resorts Inc. ("BHR"), related parties through common ownership and management.

        RHLLC is the employer of corporate employees that support the project services described above. RLH reimburses RHLLC for the cost of the project management services through intercompany transactions which eliminate upon consolidation in the carve-out financial statements. In addition, RHLLC employs accounting support and on-site project managers and receives full reimbursement for these expenses without any mark-up from AHT, BHR for the project managers and from Ashford Inc. ("AINC"), the advisor to the two REIT ownership platforms, AHT and BHR, for the accounting services.

Basis of Presentation

        The accompanying special purpose combined carve-out financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). These financial statements have been prepared on a "carve out" basis from the Partnership's combined financial statements using the historical results of operations, cash flows, assets and liabilities and include allocations of income, expenses, assets and liabilities from the Partnership. These allocations reflect significant assumptions, and the financial statements do not fully reflect what our financial positions, results of operations and cash flows would have been had the project management business of the Partnership been operated exclusively within a stand-alone company during the periods presented.

Carve-out Methodology

        Restricted cash related to operational lines of business is maintained in separate general ledger accounts. Likewise, accounts receivable were allocated based on existing segregation of receivables into distinct general ledger accounts. Prepaid expenses were allocated based on the relative proportion of monthly expense amortization applied to the balance of the prepaid accounts. Fixed assets and depreciation were allocated base on the departmental allocation of basis and accumulated depreciation on the respective depreciation schedules. Accounts payable and accrued expenses were reviewed in detail for items expensed to the carve-out departments and were allocated accordingly. Capital projects escrow liabilities were fully allocated to the carve-out as the balances are all related to project

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

management. Restricted investments for deferred compensation and the related deferred compensation agreement were allocated based on the market value of shares held in the stock plan for employees charged to the project management carve-out departments and the respective stock vesting. Due to affiliate is the respective expense of cost reimbursements to an affiliate for rental of the corporate office space which is currently segregated in the general ledger.

        The Partnership segregates financial transactions by operating departments for most income statement activity. Revenues for the carved-out departments were recorded in respective general ledger accounts as were the related expenses. Other operating income was allocated based on the proportionate share of employees participating in the Ashford administered stock plan, while other operating expenses were allocated based on a weighted average for estimated time required to support the carve-out departments and applied to the corporate administrative & tax and legal departments. For general overhead items such as professional audit fees, taxes, etc., expenses were generally allocated based either on a proportionate share of gross revenue or by a more exact method if detailed information was available.

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Restricted Cash Accounts

        The Partnership has elected to self-insure certain costs related to the employee health insurance program. As a result, the Partnership funds a reserve of restricted cash to cover health insurance claims from amounts collected from managed properties and the Partnership records an equal and offsetting liability for the same amount.

        At December 31, 2017 and 2016, $41,686 and $101,288 of cash restricted for this insurance liability was allocated to the carve out, respectively. The Partnership has purchased insurance that limits its exposure for individual claims to $150,000 and its aggregate annual exposure to $1,000,000. In addition, some of the Partnership's employees participate in a Health Reimbursement Account ("HRA") account which grants associates limited access to company funded reserve account. The employee's unused balance carries over year to year but is no longer available to the employee upon termination.

        The Partnership also holds cash restricted for capital improvements on various properties. These amounts were advanced by property ownership and as a result, the Partnership recorded a liability for the same amount. At December 31, 2017 and 2016, the Partnership held $3,800,247 of cash restricted for these improvement liabilities for the project management business.

Accounts Receivable

        Accounts receivable are stated at the amount billed to the projects and affiliates. Ordinarily, accounts receivable are due within one month after the fee revenues are recognized. The Partnership

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

provides an allowance for doubtful accounts, if any, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Accounts that are past due more than 60 days, are reviewed monthly to determine if they are collectible. Accounts deemed uncollectible are written off and charged to bad debt expense.

Income Taxes

        The Partnership is not directly subject to income taxes under the provisions of the Internal Revenue Code (IRC). Therefore, taxable income or loss is reported to the individual partners for inclusion in their respective tax returns and no provision for federal income taxes has been included in the accompanying combined financial statements. A provision for state income taxes is included in the combined financial statements. The subsidiaries are single-member LLCs, and are disregarded entities under the IRC. All income related to the Partnership and the combined subsidiaries are included in the Federal income tax return of the Partnership. With a few exceptions, the subsidiaries are no longer subject to U.S. federal or state and local income tax examinations by tax authorities for years before 2013. The tax provision related to the carve-out operations were allocated based a proportionate share of total on gross revenues of the Partnership and closely approximates the taxes that would be due for the carve-out operations if a separate return were filed by the carved-out entity.

Revenue Recognition

        The Partnership receives project management fees generally ranging from four percent to ten percent for certain capital improvements, construction, interior design, procurement and other costs. The project management fees are recognized monthly as earned.

        Other revenue from managed properties includes costs for accounting, and project manager services provided to projects owned by affiliates of AHT, BHR and other owners. These are contractually reimbursed by the owners. For these revenues which are reimbursed at cost, the combined statements of income include an equal and offsetting expense amount—"Other expenses from managed properties."

Property and Equipment

        Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are charged to expense on the straight-line basis over the estimated useful life of each asset. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the improvements.

        The estimated useful lives for each major depreciable classification of property and equipment are as follows:

Furniture and fixtures	10 years
Computer software and other	3 years
Computer hardware	5 years

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Comprehensive Income

        Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized appreciation (depreciation) on available-for-sale securities associated with restricted investments within the deferred compensation plan discussed in Notes 4, 5 and 6 below.

2. Related-party Transactions

        During 2017 and 2016, the Partnership paid for expenses or received benefit of services related to the operation of the entities under common ownership and associated with the project management business. Total due to related parties at December 31, 2017 and 2016, was $38,574 and $35,512, respectively.

        The accounts receivable balance from Marietta Leasehold, L.P. ("Marietta"), a related party through ownership, was $3,644 and $2,172 at December 31, 2017 and 2016, respectively, and is included in accounts receivable on the combined balance sheets. For the years ended December 31, 2017 and 2016, the Partnership earned revenues from Marietta related to project management and other services in amounts of $10,646 and $6,840, respectively.

        As described in Note 3, Remington Hotel Corporation ("RHC") receives rent payments from the Partnership.

        As described in Notes 1 and 8, the ultimate owners of the Partnership have a minority ownership interest in the entities that own the managed projects.

3. Operating Leases

        RHC, a related party under common control, is the responsible party under two leases for office space that both expire in April 2019 and require monthly payments of approximately $170,000. The office space is shared with the Partnership, its combined subsidiaries and Ashford Inc. RHC has no formal sublease agreement with the Partnership. Lease expense for the Partnership related to this lease for the years ended December 31, 2017 and 2016, was approximately $427,000 and $363,000, respectively. These expenses were allocated based on the proportion of project management employees to all employees of RHLLC and AINC utilizing office space at the corporate offices.

        Based on the current method RHC uses to determine the reimbursement for lease payments the Partnership expects to incur a monthly expense of approximately $35,400 and pay cash of approximately $43,700 per month for rent until the lease expires.

4. Deferred Compensation Plan

        The Partnership sponsors a deferred compensation plan that was created in 2004 to purchase shares of stock of affiliated company, AHT, on the open market and hold for the purpose of providing deferred compensation to certain employees. The stock purchased in the plan is held in a Rabbi Trust and is restricted for use only to provide benefits under the terms of the plan. The Stock Plan assets held in trust are reported at fair value as a restricted investment. As grants of shares are made to key

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

4. Deferred Compensation Plan (Continued)

employees, the expected future benefit is accrued ratably over the life of the grant. Generally, the grants vest over a 3 year period with vested amounts distributed to employees annually. The cumulative accrued liability related to the grants, is reported as a deferred compensation agreement.

        In 2014 and 2013, shares of newly created companies, AINC and BHR, respectively, were spun-off from AHT shares. Plan participants were granted shares of the new companies which accrue and vest according to the vesting of related AHT shares.

        Total compensation expense recognized in the combined statements of income related to the deferred compensation plan for the years ended December 31, 2017 and 2016 was $194,706 and $146,250, respectively. The total fair value of the investment at December 31, 2017 and 2016 was $330,692 and $251,367, respectively.

5. Securities Within Restricted Investments

        The historical cost and approximate fair values, together with gross unrealized gains and losses, of securities restricted for use in the deferred compensation plan are as follows:

	Historical Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:
December 31, 2017:
Equity Securities	$181,379	$149,313	$—	$330,692
Available-for-sale securities:
December 31, 2016:
Equity Securities	$57,844	$193,523	$—	$251,367

        Gross (losses) gains of $20,402 and $(13,553), respectively, resulting from the distribution of available-for-sale securities were recognized for the years ended December 31, 2017 and 2016. The components of accumulated other comprehensive income (loss), included in partners' capital are the unrealized gains associated with the available-for-sale securities noted above.

6. Disclosures About Fair Value of Financial Instruments

        Fair value is the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

  Level 1 Quoted prices in active markets for identical assets or liabilities.

  Level 2 Observable inputs other than Level I prices, such as quoted prices of similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

6. Disclosures About Fair Value of Financial Instruments (Continued)

  Level 3 Unobservable inputs supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Recurring Measurements

        The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2017 and 2016:

		Fair Value Measurements Using
December 31, 2017:	Fair Value	Quoted Prices in Active Markets for Identical Assets Leve l I	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Restricted investment for deferred compensation:
AHT common stock	$193,012	$193,012	$—	$—
BHR common stock	70,564	70,564	—	—
AINC common stock	67,116	67,116	—	—
Financial liabilities:
Deferred compensation agreement	145,560	—	145,560	—

		Fair Value Measurements Using
December 31, 2016:	Fair Value	Quoted Prices in Active Markets for Identical Assets Leve l I	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Restricted investment for deferred compensation:
AHT common stock	$193,964	$193,964	$—	$—
BHR common stock	49,204	49,204	—	—
AINC common stock	8,199	8,199	—	—
Financial liabilities:
Deferred compensation agreement	70,155	—	70,155	—

        Following is a description of the valuation methodologies and inputs used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying combined balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the year ended December 31, 2017.

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

6. Disclosures About Fair Value of Financial Instruments (Continued)

Cash

        The carrying amounts approximate fair value because of the short maturity on these instruments. This is considered a Level I observable input in the valuation hierarchy.

Restricted Investment for Deferred Compensation

        Fair value is based on quoted market prices of the underlying investment, which are classified within Level 1 of the valuation hierarchy.

Deferred Compensation Agreement

        The deferred compensation agreement liability is based on ratably accrued vested shares through December 31, 2017 and 2016, which are exercisable upon vesting. The liability is the total accrued vested shares multiplied by the fair value of the quoted market price of the underlying investment.

7. Retirement Savings Plan

        The Partnership sponsors a 401(k) retirement savings plan (the "Plan") covering substantially all employees. Employer contributions to the Plan are determined annually by the Chief Executive Officer of the Partnership. Expenses for employer contributions to the Plan were $181,861 and $195,687 for the years ended December 31, 2017 and 2016, respectively.

8. Significant Estimates and Concentrations

        U.S. GAAP requires disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

General Litigation

        The Partnership is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the combined financial position, results of operations and cash flows of the Partnership.

Restricted Investments for Deferred Compensation

        The Partnership invests in affiliated investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the accompanying combined balance sheets.

Economic Dependency

        The owners of the Partnership and other entities combined in these financial statements have a minority ownership interest in a majority of the hotels for which these companies provide project

Special Purpose Combined Carve-Out Financial Statements of the
Remington Project Management Business
(A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

8. Significant Estimates and Concentrations (Continued)

management and other services, and in addition, the owners hold positions on the board of directors of the affiliated ownership of the majority of hotels. Therefore, the Partnership is economically dependent upon affiliate-owned hotels.

9. Subsequent Events

        Subsequent events have been evaluated through the date of the Independent Auditor's Report, which is the date the combined financial statements were available to be issued.

ANNEX A
COMBINATION AGREEMENT

 Annex A

COMBINATION AGREEMENT

        THIS COMBINATION AGREEMENT (this "Agreement"), dated as of April 6, 2018, is entered into among Archie Bennett, Jr. and Monty J. Bennett (collectively, the "Bennetts"); Remington Holdings, L.P., a Delaware limited partnership ("Remington"); Remington Holdings GP, LLC, a Delaware limited liability company and the general partner of Remington (the "General Partner"); Project Management LLC, a Maryland limited liability company and wholly owned Subsidiary of Remington ("PM LLC"); solely for the purpose of conveying the interest in PM LLC to be acquired by it pursuant to the PM Formation Agreement (as defined below), MJB Investments, LP ("MJB Investments"); solely for the purpose of conveying the interest (if any) in PM LLC to be acquired by him pursuant to the PM Formation Agreement, Mark A. Sharkey ("Sharkey"); Ashford, Inc., a Maryland corporation ("AINC"); Ashford Holding Corp., a Maryland corporation and wholly owned Subsidiary of AINC ("New Holdco"); and Ashford Merger Sub Inc., a Maryland corporation and wholly owned Subsidiary of New Holdco ("Merger Sub"). Capitalized terms used in this Agreement have the meanings given such terms in Article I or in the applicable Section cross referenced in Article I.

PRELIMINARY STATEMENTS

          A.    The Bennetts and MJB Investments, to the extent of its economic interest in Remington, collectively own all of the issued and outstanding limited partnership and economic interests in Remington (subject to Sharkey's Interest), and the General Partner owns all of the general partnership interests in Remington.

          B.    Remington directly or indirectly conducts both the Property Management Business and the Project Management Business.

          C.    AINC, New Holdco and Merger Sub desire, following the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Article VIII, to effect a merger upon the terms and subject to the conditions set forth in this Agreement and the Merger Agreement whereby Merger Sub shall be merged with and into AINC, with AINC surviving and becoming a wholly owned Subsidiary of New Holdco (the "Merger").

          D.    Prior to the consummation of the Merger, Remington, the PM Companies, the General Partner, the Bennetts, MJB Investments and Sharkey desire, following the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Article VIII, to (i) cause the PM Companies to transfer the Project Management Business to PM LLC, and (ii) cause 100% of the PM LLC Transferred Securities to be transferred to Archie Bennett, Jr., MJB Investments and Sharkey, in each case upon the terms and subject to the conditions set forth in this Agreement and the PM Formation Agreement (collectively, the "PM Formation Transaction").

          E.    Following the consummation of the PM Formation Transaction and contemporaneously with the consummation of the Merger, New Holdco desires to acquire, and Archie Bennett, Jr., MJB Investments and Sharkey desire to transfer to New Holdco, 100% of the PM LLC Transferred Securities in exchange for the consideration provided in this Agreement and upon the terms and subject to the conditions set forth in this Agreement and the PM Contribution Agreement (the "PM Contribution").

          F.     Following the consummation of the PM Contribution and the Merger, New Holdco intends to undertake certain internal restructuring transactions upon the terms and subject to the conditions set forth in the New Holdco Restructuring Agreement (the "New Holdco Restructuring").

          G.    For U.S. federal income tax purposes (and, where applicable, state and local tax purposes), the Parties intend that (i) the Merger shall qualify as a "reorganization" within the meaning of § 368(a) of the Code, and this Agreement together with the Merger Agreement shall constitute a "plan of reorganization" within the meaning of the Code and the Treasury regulations promulgated thereunder, and (ii) the exchange of PM LLC Transferred Securities for New Holdco Stock under this Agreement and the PM Contribution Agreement, and the exchange of AINC Common Stock for New Holdco Stock pursuant to the Merger, qualify as an exchange under § 351 of the Code, and this Agreement, as well as the transactions contemplated pursuant to the PM Contribution Agreement and Merger Agreement, will together be taken as a plan of exchange under § 351 of the Code.

          H.    On the date hereof, Sharkey has executed and delivered to AINC a representation letter to the effect set forth in Section 3.21(t) and Section 3.24 (substituting Sharkey for the Bennetts or MJB Investments, as applicable).

        THEREFORE, the Parties intending to be legally bound agree as follows:

ARTICLE I
DEFINITIONS

        The following terms have the meanings specified or referred to in this Article I:

        "Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

        "Adverse AINC Recommendation" has the meaning set forth in Section 6.04(d).

        "Adverse Tax Change" means a change in Tax Law (or the clarification or interpretation thereof by a taxing authority in the form of published guidance) after the date of this Agreement as a result of which (A) both (i) the Merger (in connection with the PM Contribution) would not qualify as an exchange to the shareholders of AINC (other than the Bennetts, MJB Investments, or Sharkey) under § 351 of the Code, and (ii) the Merger would not qualify as a reorganization under § 368 of the Code or (B) the transactions contemplated under the Merger Agreement and the New Holdco Restructuring Agreement would cause any shareholder of AINC (other than the Bennetts, MJB Investments, or Sharkey) to recognize any material taxable income for U.S. federal income tax purposes.

        "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including derivative terms the terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Affordable Care Act" means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.

        "Aggregate Consideration" has the meaning set forth in Section 2.02.

        "Agreement" has the meaning set forth in the Preamble.

        "AINC" has the meaning set forth in the Preamble.

        "AINC Acquisition Proposal" means any proposal or offer relating to (a) a merger, consolidation, share exchange or business combination involving AINC or any of its Subsidiaries representing 10% or more of the assets of AINC and its Subsidiaries, taken as a whole; (b) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 10% or more of the assets of AINC and its Subsidiaries, taken as a whole; (c) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 10% or more of the voting power of the capital stock of AINC, including by way of a tender offer or exchange offer; or (d) any other transaction having a similar effect to those described in clauses (a) through (c).

        "AINC Board" means the Board of Directors of AINC.

        "AINC Common Stock" means the common stock, par value $0.01 per share, of AINC.

        "AINC Intervening Event" means an event, change, development, effect, occurrence or state of facts, in each case (a) that is material to the Transactions taken as a whole; (b) that arises or occurs after the date of this Agreement and that becomes known to the Special Committee before the Required Stockholder Vote; and (c) that, prior to the date of this Agreement, was not known to or reasonably foreseeable by the Special Committee; provided, that in no event will the receipt, existence of, or terms of an AINC Acquisition Proposal or any inquiry relating to an AINC Acquisition Proposal or any consequence thereof constitute an Intervening Event.

        "AINC Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of AINC and its subsidiaries, taken as a whole, or (b) the ability of AINC to consummate the Transactions on a timely basis; provided, however, that "AINC Material Adverse Effect" will not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which AINC operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 and Section 6.07; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) any action taken or omission by Ashford Hospitality Trust, Inc. or Ashford Hospitality Prime, Inc., or by any Person controlled by the Bennetts; (viii) the public announcement, pendency, or completion of the Transactions or the Transaction Documents; or (ix) resulting from acts of god, such as hurricanes, tornadoes, floods, earthquakes or other natural disasters; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv), (vi) and (ix) immediately above will be taken into account in determining whether an AINC Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on AINC compared to other participants in the industries in which AINC conducts its businesses.

        "AINC Parties" means (a) AINC, New Holdco, Merger Sub, and (after the Closing) PM LLC and (b) their respective Subsidiaries.

        "AINC Recommendation" has the meaning set forth in Section 6.08(a).

        "AINC SEC Documents" has the meaning set forth in Section 4.05(a).

        "AINC Subsidiary" means an AINC Party other than AINC.

        "AINC Superior Proposal" means an unsolicited bona fide AINC Acquisition Proposal (except that references to "10%" in the definition of such term will be deemed to be references to "50%") made in writing and not solicited in violation of Section 6.04 that the Special Committee has determined in its good faith judgment, after receipt of advice from the Special Committee's financial advisor and legal counsel, (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal (including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition); and (b) if consummated, would result in a transaction more favorable to the stockholders of AINC (excluding the PM Parties and their Affiliates, and including Ashford Hospitality Trust, Inc. and Ashford Hospitality Prime, Inc.) from a financial point of view (including the effect of any AINC Termination Fee required under this Agreement) than the Transactions (after taking into account any revisions to the terms of the transaction contemplated by Section 6.04(e) and the time likely to be required to consummate such AINC Acquisition Proposal).

        "AINC Termination Fee" has the meaning set forth in Section 10.02(b).

        "Asset Election" has the meaning set forth in Section 7.01(a).

        "Asset Treatment" means the treatment of the PM Contribution for U.S. federal income tax purposes (and applicable state and local income tax purposes) as a contribution of the PM Assets (rather than the PM LLC Transferred Securities) subject to the applicable liabilities of the Project Management Business by Archie Bennett, Jr., Monty J. Bennett (and/or, with respect to any applicable state or local tax law under which MJB Investments is a regarded entity, MJB Investments), and Sharkey to New Holdco.

        "Audited Financial Statements" has the meaning set forth in Section 3.06.

        "Balance Sheet" has the meaning set forth in Section 3.06.

        "Balance Sheet Date" has the meaning set forth in Section 3.06.

        "Basket" has the meaning set forth in Section 9.02(a).

        "Benefit Plan" has the meaning set forth in Section 3.19(a).

        "Bennetts" has the meaning set forth in the Preamble.

        "Bennetts' Accountants" means the certified public accounting firm, BDO USA LLP.

        "Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Dallas, Texas are authorized or required by Law to be closed for business.

        "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

        "Closing" has the meaning set forth in Section 2.05.

        "Closing Adjustment" has the meaning set forth in Section 2.06(a)(ii).

        "Closing Date" has the meaning set forth in Section 2.05.

        "Closing Working Capital" means: (a) Current Assets, less (b) Current Liabilities, determined as of the open of business on the Closing Date (but giving effect to the PM Formation Transaction but not to any of the other Transactions).

        "Closing Working Capital Statement" has the meaning set forth in Section 2.06(b)(i).

        "Code" means the Internal Revenue Code of 1986.

        "Contract" means any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture and every other agreement, understanding, commitments and legally binding arrangements, whether written or oral.

        "Cost Sharing Agreement" means the Cost Sharing Agreement, dated as of the Closing Date, among Remington (or its Subsidiaries), PM LLC, and New Holdco (or its Subsidiaries), in form and substance reasonably satisfactory to AINC and the PM Parties, pursuant to which Remington (or its Subsidiaries) will provide specified services (including certain human resources and information technology services) to New Holdco (or its Subsidiaries) and PM LLC, and New Holdco (or its Subsidiaries) and PM LLC will compensate Remington (or its Subsidiaries) for the provision of such services, based on an agreed upon allocation methodology of actual costs and in accordance with past practices.

        "Current Assets" means the current assets of PM LLC, including cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expenses of which PM LLC will not receive the benefit following the Closing, and (b) deferred Tax assets, each as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

        "Current Liabilities" means current liabilities of PM LLC, including accounts payable, accrued Taxes and accrued expenses, but excluding (a) the current portion of long term debt, and (b) deferred Tax liabilities, each as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

        "Disclosure Schedules" means the Disclosure Schedules delivered by the PM Parties and PM LLC to AINC and delivered by AINC to the PM Parties, as applicable, simultaneously with the execution and delivery of this Agreement.

        "Disputed Amounts" has the meaning set forth in Section 2.06(c)(iii).

        "Dollars or $" means the lawful currency of the United States.

        "Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal or offers, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

        "Environmental Claim" means any Action, Governmental Order, Encumbrance, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

        "Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.;

the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

        "Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

        "Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "ERISA Affiliate" means all employers, trades or businesses (whether or not incorporated) that would be treated together with PM LLC or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code.

        "Estimated Closing Working Capital" has the meaning set forth in Section 2.06(a)(i).

        "Estimated Closing Working Capital Statement" has the meaning set forth in Section 2.06(a)(i).

        "Exchanges" has the meaning set forth in Section 7.01(a).

        "Excluded Tax Contracts" means Contracts entered into in the ordinary course of business, which Contracts do not deal principally with the allocation or sharing of Taxes, and in which Contracts the provisions dealing with Taxes are of a type typically included in such Contracts (such as employment agreements, leases and loan agreements).

        "Excluded Tax Return" means (a) any income, franchise or similar Tax Return of PM LLC for any Pre-Closing Tax Period that is not a Straddle Period, and (b) any Tax Return related solely to the PM Formation Transaction. For the avoidance of doubt, any IRS Form 1065 (or comparable foreign, state or local Tax Return) for PM LLC that includes all or a portion of the Closing Date shall be treated as an Excluded Tax Return.

        "Existing AINC Rights Agreement" has the meaning set forth in the Preamble.

        "Existing Indemnification Agreements" has the meaning set forth in Section 6.14(d).

        "Fairness Opinion" has the meaning set forth in Section 4.12.

        "Financial Statements" has the meaning set forth in Section 3.06.

        "GAAP" means United States generally accepted accounting principles in effect from time to time.

        "General Partner" has the meaning set forth in the Preamble.

        "Government Contracts" has the meaning set forth in Section 3.10(a)(ix).

        "Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

        "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

        "Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        "Independent Accountant" means an impartial nationally recognized firm of independent certified public accountants other than the Bennetts' Accountants or New Holdco's Accountants mutually appointed by New Holdco and the Bennetts.

        "Insurance Policies" has the meaning set forth in Section 3.15.

        "Intellectual Property" means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to any Law, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

        "Interest" means Sharkey's rights that, subject to certain terms and limitations, entitle him to receive an interest in PM LLC that is exchangeable for New Holdco Preferred Stock representing an aggregate par value of $3,000,000.

        "Interim Balance Sheet" has the meaning set forth in Section 3.06.

        "Interim Balance Sheet Date" has the meaning set forth in Section 3.06.

        "Interim Financial Statements" has the meaning set forth in Section 3.06.

        "Investor Rights Agreement" means the Investor Rights Agreement, dated as of the Closing Date, among New Holdco, the Bennetts, MJB Investments and Sharkey, in the form of Exhibit B.

        "Janney" means Janney Montgomery Scott LLC.

        "Knowledge of AINC or AINC's Knowledge" or any other similar knowledge qualification with respect to AINC, means the actual knowledge of any member of the Special Committee after good-faith inquiry, which good-faith inquiry means the Special Committee providing the representations and warranties contained in Article IV of this Agreement to the "named executive officers," within the meaning of Item 402 of Regulation S-K under the Exchange Act, of AINC, excluding Monty J. Bennett, and inquiring of such individuals whether such representations and warranties are true and correct.

        "Knowledge of the PM Parties or the PM Parties' Knowledge" or any other similar knowledge qualification with respect to PM Parties, means the actual knowledge of each of Archie Bennett, Jr., Monty J. Bennett, Mark A. Sharkey, Robert Haiman and Robert King, in each case after good-faith inquiry, which good-faith inquiry means the PM Parties providing the representations and warranties contained in Article III of this Agreement to the individuals listed in this definition and inquiring of such individuals whether such representations and warranties are true and correct.

        "Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

        "Liabilities" has the meaning set forth in Section 3.07.

        "Management Contracts" has the meaning set forth in Section 3.09(a).

        "Material Contracts" has the meaning set forth in Section 3.10(a).

        "Merger" has the meaning set forth in the Preliminary Statements.

        "Merger Agreement" means the Merger Agreement, dated as of the Closing Date, among AINC, New Holdco, and Merger Sub, in form and substance reasonably satisfactory to AINC and the PM Parties, setting forth the terms and conditions upon which Merger Sub shall be merged with and into AINC effective as of the Closing Date. The Merger Agreement will include provisions providing for the registration under the Securities Act of 1933, as amended, of the New Holdco Stock to be issued upon the effectiveness of the Merger.

        "Merger Sub" has the meaning set forth in the Preamble.

        "Merger Sub Certificate of Incorporation" means the Certificate of Incorporation of Merger Sub as in effect on the date of this Agreement and in the form of Exhibit D.

        "Merger Sub Common Stock" means the authorized common stock of Merger Sub, par value $0.01 per share, as provided for in Merger Sub Certificate of Incorporation.

        "MGCL" means the Maryland General Corporation Law.

        "MJB Investments" has the meaning set forth in the Preamble.

        "Multiemployer Plan" has the meaning set forth in Section 3.19(c).

        "New Holdco" has the meaning set forth in the Preamble.

        "New Holdco Certificate of Incorporation" means the Certificate of Incorporation of New Holdco as in effect on the date of this Agreement and in the form of Exhibit C.

        "New Holdco Common Stock" means the authorized voting common stock of New Holdco, par value $0.01 per share, provided for in the New Holdco Certificate of Incorporation.

        "New Holdco Preferred Stock" means shares of voting preferred stock of New Holdco, par value $25 per share, convertible into shares of New Holdco Common Stock, as authorized by the New Holdco Preferred Stock Articles Supplementary.

        "New Holdco Preferred Stock Articles Supplementary" means the Articles Supplementary of New Holdco setting forth the rights and preferences of the New Holdco Preferred Stock, to be effective as of the Closing, in the form of Exhibit E.

        "New Holdco Restructuring" has the meaning set forth in the Preliminary Statements.

        "New Holdco Restructuring Agreement" means the Restructuring Agreement, dated as of the Closing Date, among New Holdco, AINC and certain other parties thereto, in form and substance reasonably satisfactory to AINC and the Bennetts, setting forth the terms and conditions upon which New Holdco will restructure its businesses following the consummation of the Merger and the PM Formation Transaction.

        "New Holdco Stock" means New Holdco Common Stock or New Holdco Preferred Stock.

        "New Holdco's Accountants" means Ernst & Young LLP.

        "New Holdco's REIT Lawyers" means Andrews Kurth Kenyon LLP.

        "Non-Compete" means the covenants and agreements in Article 2 of the Investor Rights Agreement.

        "Non-Compete Value" has the meaning set forth in Section 7.01(f).

        "Organizational Documents" means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

        "Party" means each Person executing and delivering this Agreement and its permitted successors and assigns.

        "Permit" means any permit, license, franchise, approval, authorization, registration, certificate, variance and similar rights obtained, or required to be obtained, from Governmental Authorities.

        "Permitted Encumbrances" has the meaning set forth in Section 3.11(a).

        "Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

        "PM Assets" means the property, assets and contracts owned by Remington Hotels or Remington L&H prior to the Closing to be transferred to PM LLC pursuant to the PM Formation Agreement.

        "PM Companies" means Remington Hotels, Remington L&H, and, at or prior to the Closing, PM LLC, and their respective Subsidiaries, collectively, and "PM Company" means any one of the PM Companies and its Subsidiaries.

        "PM Contribution" has the meaning set forth in the Preliminary Statements.

        "PM Contribution Agreement" means the Contribution Agreement, dated as of the Closing Date, among Archie Bennett, Jr., MJB Investments, Sharkey, and New Holdco, in form and substance reasonably satisfactory to AINC and the Bennetts, setting forth the terms and conditions upon which Archie Bennett, Jr., MJB Investments, and Sharkey will contribute 100% of the PM LLC Transferred Securities to New Holdco.

        "PM Formation Transaction" has the meaning set forth in the Preliminary Statements.

        "PM Formation Agreement" means the Formation Agreement, dated as of the Closing Date, among the Bennetts, MJB Investments, Sharkey, the General Partner, Remington and the PM Companies, in form and substance reasonably satisfactory to AINC and the PM Parties, setting forth the terms and conditions, consistent with this Agreement, upon which (a) Remington Hotels and Remington L&H will transfer the Project Management Business to PM LLC and (b) the PM LLC Transferred Securities will be transferred to Archie Bennett, Jr., MJB Investments, and Sharkey.

        "PM Intellectual Property" means all Intellectual Property used in the Project Management Business that is owned, licensed or held for use by the PM Companies.

        "PM IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property used in the Project Management Business to which any of the PM Companies is a party, beneficiary or otherwise bound.

        "PM IP Registrations" means all PM Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

        "PM LLC" has the meaning set forth in the Preamble.

        "PM LLC Certificate of Formation" means the Certificate of Formation of PM LLC, as in effect on the date of this Agreement and in the form of Exhibit A.

        "PM LLC Securities" means the issued and outstanding equity interests (including limited liability company interests) of PM LLC.

        "PM LLC Transferred Securities" means the PM LLC Securities to be transferred pursuant to the PM Formation Agreement and the PM Contribution Agreement.

        "PM Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Project Management Business or (b) the ability of the PM Parties to consummate the Transactions on a timely basis; provided, however, that "PM Material Adverse Effect" will not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Project Management Business is conducted; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 and Section 6.07; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) any action taken or omission by any Person controlled by AINC or by any PM Party; (viii) the public announcement, pendency, or completion of the Transactions or the Transaction Documents; or (ix) resulting from acts of god, such as hurricanes, tornadoes, floods, earthquakes or other natural disasters; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv), (vi), and (ix) immediately above will be taken into account in determining whether a PM Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Project Management Business compared to other participants in the industries in which the Project Management Business is conducted.

        "PM Parties" means the Bennetts and Remington, collectively, and "PM Party" means any one of the PM Parties.

        "PM Party Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than AINC or any of its controlled Affiliates) concerning (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination involving PM LLC or the Project Management Business representing 10% or more of the assets of the Project Management Business; (b) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 10% or more of the assets of the Project Management Business; (c) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing any of the voting power of the capital stock of PM LLC; or (d) any other transaction having a similar effect to those described in clauses (a) through (c).

        "PM Party Related Party" means the PM Companies, the PM Parties, or their immediate family members, and any of the PM Parties' Affiliates the majority of equity interests in which are beneficially owned by any of the PM Parties, and any executive officer or director of any such Affiliate.

        "PM Schedule Supplement" has the meaning set forth in Section 6.05(c).

        "PM Party Adverse Tax Change" means a change in Tax Law (or the clarification or interpretation thereof by a taxing authority in the form of published guidance) after the date of this Agreement as a result of which (a) the exchange of New Holdco Stock for PM LLC Transferred Securities (together with the Merger) would not qualify as an exchange under § 351 of the Code; (b) the exchange of New Holdco Stock for PM LLC Transferred Securities, or the transactions contemplated under the PM Formation Agreement or the PM Contribution Agreement, would cause either of the Bennetts, MJB Investments, Sharkey, Remington or any of its Subsidiaries or any PM Company to recognize any material taxable income for federal income tax purposes; or (c) dividends on the New Holdco Stock would not be "qualified dividend income" within the meaning of § 1(h)(11) of the Code, in whole or in part.

        "PM WC Parties" means Archie Bennett, Jr. and MJB Investments.

        "Post-Closing Adjustment" has the meaning set forth in Section 2.06(b)(ii).

        "Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

        "Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

        "Project Management Business" means the project management activities conducted, prior to the Closing, by Remington Hotels and Remington L&H, and after the Closing, by PM LLC, within the lodging industry, including construction management, interior design, architectural oversight, and the purchasing, expediting, warehousing, freight management, installation and supervision of furniture, fixtures, and equipment, and related services. The Project Management Business shall not include any portion of the Property Management Business.

        "Property Management Business" means the property management activities conducted by Remington and its Subsidiaries within the lodging industry, including hotel operations, sales and marketing, revenue development, budget oversight, guest service, asset maintenance (not involving capital expenditures), and related services. The Property Management Business shall not include any portion of the Project Management Business.

        "Proxy Statement" has the meaning set forth in Section 4.05(c).

        "Qualified Benefit Plan" has the meaning set forth in Section 3.19(c).

        "Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

        "Remington" has the meaning set forth in the Preamble.

        "Remington Hotels" means Remington Hotels LLC, a Delaware limited liability company.

        "Remington L&H" means Remington Lodging & Hospitality, LLC, a Delaware limited liability company.

        "Remington Tax Claim" means a Tax Claim of or with respect to Remington and/or any Subsidiary thereof (other than PM LLC) and/or any consolidated, combined, unitary or similar group that includes any of the foregoing (or that relates to the business or assets of any of the foregoing).

        "Representative" means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and agents of such Person.

        "Required Stockholder Vote" means the affirmative vote of a majority of the issued and outstanding shares of AINC Common Stock authorizing and approving this Agreement, the other Transaction Documents, and the Transactions, to the extent required by the MGCL or the rules of the NYSE MKT.

        "Resolution Period" has the meaning set forth in Section 2.06(c)(ii).

        "Review Period" has the meaning set forth in Section 2.06(c)(i).

        "SEC" means the United States Securities and Exchange Commission, or any successor Governmental Agency administering United States federal securities laws.

        "Securities Treatment" means the treatment of the PM Contribution for U.S. federal income tax purposes (and applicable foreign, state and local tax purposes) as a contribution of the PM LLC Transferred Securities (rather than the PM Assets) by Archie Bennett, Jr., Monty J. Bennett (and/or, with respect to any applicable foreign, state or local tax law under which MJB Investments is a regarded entity, MJB Investments), and Sharkey to New Holdco.

        "Sharkey" has the meaning set forth in the Preamble.

        "Special Committee" means the Special Committee of the AINC Board constituted to consider, among other things, this Agreement and the Transactions.

        "Statement of Objections" has the meaning set forth in Section 2.06(c)(ii).

        "Stockholder Meeting" has the meaning set forth in Section 6.08(a).

        "Straddle Period" has the meaning set forth in Section 7.04.

        "Subsidiary" means, with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than equity securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by such Person of one or more of its Subsidiaries. When used without reference to a particular Person, "Subsidiary" means a Subsidiary, if any, of PM LLC.

        "Target Working Capital" has the meaning set forth in Section 2.06(a)(ii).

        "Tax Claim" has the meaning set forth in Section 7.05.

        "Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Governmental Authority.

        "Taxes" means (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under § 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, escheat or unclaimed property, alternative or add-on minimum, estimated, or other tax or like governmental assessment or charge, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not, in each case imposed by a Government Authority; (b) any liability for the payment of any amount of a type described in clause (a) arising as a result of being or having been a member of any consolidated, combined, unitary or similar group or being or having been included or required to be included in any Tax Return related thereto; and (c) any liability for or in respect of the payment of any amount of any items described in clause (a) or clause (b) as a result of any contract, assumption or operation of Law, or as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

        "Termination Date" has the meaning set forth in Section 10.01(b)(ii).

        "Transaction Cost Schedule" has the meaning set forth in Section 11.01.

        "Transaction Costs" has the meaning set forth in Section 11.01.

        "Transaction Documents" means this Agreement, the New Holdco Certificate of Incorporation, the New Holdco Preferred Stock Articles Supplementary, the PM LLC Certificate of Formation, the Merger Sub Certificate of Incorporation, the PM Contribution Agreement, the Merger Agreement, the Investor Rights Agreement, the Cost Sharing Agreement, the New Holdco Restructuring Agreement, and the PM Formation Agreement.

        "Transactions" means all of the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger, the PM Formation Transaction, the PM Contribution, the performance of the obligations under the Investor Rights Agreement, the New Holdco Restructuring, and the Stockholder Meeting.

        "Transfer Tax" has the meaning set forth in Section 7.01(d).

        "Transfer Tax Return Expenses" has the meaning set forth in Section 7.01(d).

        "Undisputed Amounts" has the meaning set forth in Section 2.06(c)(iii).

        "Union" has the meaning set forth in Section 3.20(a).

        "WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
ACQUISITION; TRANSACTIONS

        Section 2.01    PM Contribution.    Subject to the terms and conditions set forth in this Agreement and the PM Contribution Agreement, at the Closing (after the consummation of the PM Formation Transaction), Archie Bennett, Jr., Sharkey and MJB Investments, as applicable, agree to transfer to New Holdco all of Archie Bennett, Jr.'s, Sharkey's and MJB Investments' right, title and interest in and to the PM LLC Transferred Securities, in each case for the consideration specified in Section 2.02.

        Section 2.02    Consideration.    The aggregate consideration for the PM LLC Transferred Securities (the "Aggregate Consideration") will be $203,000,000 to be funded through 8,120,000 shares of New Holdco Preferred Stock (subject to the provisions of Section 11.01) . The portions of the Aggregate Consideration that will be allocated to Archie Bennett, Jr. and MJB Investments is as set forth on Schedule 2.02. Subject to the execution of a mutually acceptable agreement between Remington and Sharkey pertaining to the terms of the Interest, the portion of the Aggregate Consideration that will be allocated to Sharkey is as set forth on Schedule 2.02.

        Section 2.03    Transactions To Be Effected Preparatory to and at the Closing.

          (a)   Prior to the date of this Agreement, AINC caused New Holdco to be incorporated under the laws of the State of Maryland by filing the New Holdco Certificate of Incorporation. New Holdco was formed solely for the purpose of engaging in the Transactions, and New Holdco will not conduct any business prior to the Closing. Prior to the Closing, New Holdco will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other Transaction Documents to which it is a party. The authorized share capital of New Holdco as of the Closing will be as set forth in the New Holdco Certificate of Incorporation, as amended by the New Holdco Preferred Stock Articles Supplementary, which AINC will cause to be duly filed with the Secretary of State of Maryland prior to the Closing. Immediately prior to the Closing, AINC will own of record and beneficially all of the issued and outstanding equity securities of New Holdco.

          (b)   Prior to the date of this Agreement, AINC caused Merger Sub to be incorporated under the laws of the State of Maryland by filing the Merger Sub Certificate of Incorporation. Merger Sub was formed solely for the purpose of engaging in the Transactions, and Merger Sub will not conduct any business prior to the Closing. Prior to the Closing, Merger Sub will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other Transaction Documents to which it is a party. The authorized share capital of Merger Sub as of the Closing will be as set forth in the Merger Sub Certificate of Incorporation. Immediately prior to the Closing, New Holdco will own of record and beneficially, all of the issued and outstanding equity securities of Merger Sub.

          (c)   Prior to the date of this Agreement, Remington caused PM LLC to be formed under the laws of the State of Maryland by filing the PM LLC Certificate of Formation. PM LLC was formed solely for the purpose of engaging in the Transactions, and PM LLC will not conduct any business prior to the Closing. Prior to the Closing, PM LLC will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other Transaction Documents to which it is a party. The authorized equity capital of PM LLC as of the Closing will be as set forth in the PM LLC Certificate of Formation. Immediately prior to the Closing, Remington will own of record and beneficially, all of the issued and outstanding PM LLC Securities.

          (d)   At the Closing, (i) Remington Hotels and Remington L&H will transfer the Project Management Business to PM LLC, and (ii) Remington will transfer the PM LLC Transferred Securities to Archie Bennett, Jr., MJB Investments, and Sharkey, in each case pursuant to the PM Formation Agreement. MJB Investments, and not Monty J. Bennett, will be the record owner of, and hold legal title to, PM LLC Transferred Securities upon the consummation of the PM Formation Transaction and the New Holdco Preferred Stock to be issued in exchange therefor upon the consummation of the transactions contemplated by this Agreement.

          (e)   At the Closing, and as part of an overall plan of exchange that includes the Merger and the PM Contribution and that is intended by the Parties to be treated as an exchange for New Holdco Stock pursuant to § 351 of the Code, the Merger Sub will merge with and into AINC pursuant to the terms of the Merger Agreement and the existing shareholders of AINC will become shareholders of New Holdco and New Holdco will issue the New Holdco Preferred Stock to Archie Bennett, Jr., MJB Investments and Sharkey.

          (f)    At the Closing, the parties named in the Investor Rights Agreement will execute and deliver the Investor Rights Agreement, to be effective at the Closing.

          (g)   At the Closing, Remington, PM LLC and New Holdco will execute and deliver the Cost Sharing Agreement, to be effective at the Closing.

          (h)   At the Closing, AINC Parties will effect the New Holdco Restructuring.

        Section 2.04    Transactions to be Effected at the Closing.

          (a)   At the Closing, AINC will deliver, or cause to be delivered, to the PM Parties, MJB Investments and Sharkey, as applicable:

              (i)  the Aggregate Consideration, free and clear of all Encumbrances other than as set forth in the documents governing the New Holdco Preferred Stock and the Investor Rights Agreement and those created by either of the Bennetts; and

             (ii)  the Transaction Documents and all other agreements, documents, instruments and certificates required to be delivered by AINC at or prior to the Closing pursuant to Section 2.03 and Section 8.03.

          (b)   At the Closing, each of the PM Parties (as applicable) will deliver to AINC:

              (i)  an assignment of the PM LLC Transferred Securities owned by Archie Bennett, Jr., free and clear of all Encumbrances other than those created by New Holdco or AINC and applicable securities Laws, to New Holdco under the PM Contribution Agreement, duly executed by Archie Bennett, Jr.; and

             (ii)  the other Transaction Documents and all other agreements, documents, instruments and certificates required to be delivered by any of the PM Parties at or prior to the Closing pursuant to Section 2.03 and Section 8.02.

          (c)   At the Closing, MJB Investments will deliver to AINC:

              (i)  an assignment of the PM LLC Transferred Securities owned by MJB Investments, free and clear of all Encumbrances other than those created by New Holdco or AINC and applicable securities Laws, to New Holdco under the PM Contribution Agreement, duly executed by MJB Investments; and

             (ii)  the other Transaction Documents and all other agreements, documents, instruments and certificates required to be delivered by MJB Investments at or prior to the Closing pursuant to Section 8.02.

          (d)   At the Closing, Sharkey will deliver to AINC:

              (i)  an assignment of the PM LLC Transferred Securities owned by Sharkey, free and clear of all Encumbrances other than those created by New Holdco or AINC and applicable securities Laws, to New Holdco under the PM Contribution Agreement, duly executed by Sharkey; and

             (ii)  the other Transaction Documents and all other agreements, documents, instruments and certificates required to be delivered by Sharkey at or prior to the Closing pursuant to Section 8.02.

        Section 2.05    Closing.    Subject to the terms and conditions of this Agreement, the transfer of the PM LLC Transferred Securities contemplated by this Agreement will take place at a closing (the "Closing") to be held at 10:00 a.m., Dallas, Texas time, no later than ten Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201, or at such other time or on such other date or at such other place as the PM Parties and AINC may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

        Section 2.06    Aggregate Consideration Adjustment.

        (a)    Closing Adjustment.

            (i)  At least five Business Days before the Closing, the PM Parties will prepare and deliver to AINC a statement setting forth their good-faith estimate of Closing Working Capital (the "Estimated Closing Working Capital"), which statement will contain an estimated balance sheet of PM LLC as of the Closing Date (giving effect to the PM Formation Transaction but not to any of the other Transactions), a calculation of Estimated Closing Working Capital (the "Estimated Closing Working Capital Statement"), and a certificate of the senior accounting officer of Remington L&H that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement were being prepared and audited as of a fiscal year end.

           (ii)  The "Closing Adjustment" will be an amount equal to the Estimated Closing Working Capital minus $1,500,000 (the "Target Working Capital"). If the Closing Adjustment is a positive number, AINC will pay to the PM WC Parties in cash an amount equal to the Closing Adjustment at the Closing. Subject to Section 11.01, if the Closing Adjustment is a negative number, the PM Parties will pay to New Holdco in cash an amount equal to the Closing Adjustment at the Closing.

        (b)    Post-Closing Adjustment.

            (i)  Within 90 days after the Closing Date, AINC will prepare and deliver to the PM Parties a statement setting forth its calculation of Closing Working Capital, which statement will contain a balance sheet of PM LLC as of the Closing Date (giving effect to the PM Formation Transaction but not to any of the other Transactions), a calculation of Closing Working Capital (the "Closing Working Capital Statement") and a certificate of the senior accounting officer of AINC that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement were being prepared and audited as of a fiscal year end.

           (ii)  The post-closing adjustment will be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the "Post-Closing Adjustment"). If the Post-Closing Adjustment is a positive number, AINC will promptly pay to the PM WC Parties in cash an amount equal to the Post-Closing Adjustment. Subject to Section 11.01, if the Post-Closing Adjustment is a negative number, the PM Parties will promptly pay to New Holdco in cash an amount equal to the Post-Closing Adjustment.

        (c)    Examination and Review.

            (i)  After receipt of the Closing Working Capital Statement, the PM Parties will have 30 days (the "Review Period") to review the Closing Working Capital Statement. During the Review Period, the PM Parties and the Bennetts' Accountants will have full access to the books and records of PM LLC, the personnel of, and work papers prepared by, AINC (or its Affiliates) and New Holdco's Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in the possession of AINC or its Affiliates) relating to the Closing Working Capital Statement as the PM Parties may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections, provided, that such access will be in a manner that does not interfere with the normal business operations of AINC or the Project Management Business.

           (ii)  On or prior to the last day of the Review Period, the PM Parties may object to the Closing Working Capital Statement by delivering to AINC a written statement setting forth the PM Parties' objections in reasonable detail, indicating each disputed item or amount and the basis for the PM Parties' disagreement therewith (the "Statement of Objections"). If the PM Parties fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement will be deemed to have been accepted by the PM Parties. If the PM Parties deliver the Statement of Objections before the expiration of the Review Period, AINC and the PM Parties will negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the "Resolution Period"), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by AINC and the PM Parties, will be final and binding.

          (iii)  If the PM Parties and AINC fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute ("Disputed Amounts" and any amounts not so disputed, the "Undisputed Amounts") will be submitted for resolution to the office of the Independent Accountant who, acting as experts and not arbitrators, will resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties agree that all adjustments will be made without regard to materiality. The Independent Accountant will only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

          (iv)  The fees and expenses of the Independent Accountant will be paid by the PM Parties, on the one hand, and by AINC, on the other hand, based upon the percentage that the amount actually contested but not awarded to the PM Parties or AINC, respectively, bears to the aggregate amount actually contested by the PM Parties and AINC.

           (v)  The Independent Accountant will make a determination as soon as practicable within 30 days (or such other time as the Parties agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and the Post-Closing Adjustment will be conclusive and binding upon the Parties.

          (vi)  Except as otherwise provided in this Agreement, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, will (1) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in Section 2.06(c)(v); and (2) be paid by wire transfer of immediately available funds to such account as is directed by AINC or the PM WC Parties, as the case may be. The amount of any Post-Closing Adjustment will bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to 4.0%. Such interest will be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PM PARTIES

        Except as set forth in the Disclosure Schedules, the PM Parties, severally, but not jointly, represent and warrant to AINC as set forth below in this Article III. For the avoidance of doubt, no representations or warranties are being made by MJB Investments or Sharkey.

        Section 3.01    Organization and Authority of the PM Parties and MJB Investments.    Each of the PM Parties, Sharkey, and MJB Investments has the power and capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations under this Agreement and the other Transaction Documents to which it is party and to consummate the Transactions. The General Partner has given all required consent for the PM Parties to consummate the Transactions. By executing and delivering this Agreement the PM Parties, Sharkey, and MJB Investments consent in writing to the execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party. The execution and delivery by the PM Parties, Sharkey, and MJB Investments of this Agreement and the other Transaction Documents to which it is a party, the performance by the PM Parties, Sharkey, and MJB Investments of their obligations under this Agreement and the other Transaction Documents to which it is a party and the consummation by the PM Parties, Sharkey, and MJB Investments of the Transactions do not require the permission, consent or waiver of any other Person, except as set forth on Schedule 3.05. This Agreement has been duly executed and delivered by the PM Parties, Sharkey, and MJB Investments, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of the PM Parties, Sharkey, and MJB Investments enforceable against the PM Parties, Sharkey, and MJB Investments in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When the other Transaction Documents to which the PM Parties, Sharkey, and MJB Investments are or will be a party have been duly executed and delivered by the PM Parties, Sharkey, and MJB Investments (assuming due authorization, execution and delivery by each other party thereto), such Transaction Documents will constitute a legal and binding obligation of the PM Parties, Sharkey, and MJB Investments enforceable against them in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The General Partner has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which the General Partner is a party, to carry out its obligations under this Agreement and the other Transaction Documents and to consummate the Transactions. The execution and delivery by the General Partner of this Agreement and any other Transaction Documents to which the General Partner is a party, the performance by the General Partner of its obligations under this Agreement and the other Transaction Documents and the consummation of the Transactions by the General Partner have been duly authorized by all requisite limited liability company action on the part of the General Partner.

        Section 3.02    Organization, Authority and Qualification of PM LLC.    Schedule 3.02 sets forth, for PM LLC, its legal name, its type of legal entity, its jurisdiction of organization, and each jurisdiction in which it is qualified to do business as a foreign entity. PM LLC is duly organized, validly existing and in good standing under the Laws of Maryland and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 3.02 sets forth each jurisdiction in which PM LLC is licensed or qualified to do business, and PM LLC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material effect on PM LLC. All actions taken by PM LLC in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. The PM Parties have delivered to AINC copies of the Organizational Documents of PM LLC. PM LLC is not in default under or in violation of any of its Organizational Documents.

        Section 3.03    Capitalization.

          (a)   The PM LLC Transferred Securities constitute 100% of the total record, beneficial, voting and economic equity securities of PM LLC. Prior to the consummation of the PM Formation Transaction, Remington is the sole record and beneficial owner of and has good and valid title to 100% of the PM LLC Transferred Securities, free and clear of all Encumbrances. The PM LLC Transferred Securities have been duly authorized and are validly issued. Upon consummation of the transfer of the PM LLC Transferred Securities to New Holdco pursuant to the PM Contribution Agreement, New Holdco will own all of the PM LLC Transferred Securities, free and clear of all Encumbrances other than Encumbrances created by AINC or New Holdco.

          (b)   The PM LLC Transferred Securities were issued in compliance with applicable Laws. The PM LLC Transferred Securities were not issued in violation of the Organizational Documents of PM LLC or any other agreement, arrangement, understanding or commitment to which the PM Parties or PM LLC is a party or bound and are not subject to or in violation of any preemptive or similar rights of any Person.

          (c)   There are no outstanding or authorized options, warrants, convertible securities, rights of first refusal, or other rights, agreements, arrangements, understandings or commitments of any character relating to any PM LLC Transferred Securities or obligating the PM Parties or PM LLC to issue or sell any PM LLC Securities or any other interest in PM LLC. Other than the Organizational Documents and the Transaction Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the PM LLC Transferred Securities or any other interest in PM LLC.

        Section 3.04    Subsidiaries.    PM LLC does not own, or have any interest in any securities or have any ownership interest in any Subsidiary or any other Person.

        Section 3.05    No Conflicts; Consents.    The execution, delivery and performance by the PM Parties and PM LLC of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the Transactions and the other Transaction Documents, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any PM Company; (b) conflict with or result in a violation or breach, in any material respect, of any provision of any Law or Governmental Order applicable to the PM Parties or any of the PM Companies; (c) except as set forth in Schedule 3.05, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract that is part of the Project Management Business or any Permit affecting the properties, assets or business of the Project Management Business; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets used in the Project Management Business, except where the conflict, violation, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Encumbrance would not be material, individually or in the aggregate, to the Project Management Business. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the PM Parties or any of the PM Companies, in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions, except for such filings as may be required under the HSR Act, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not be material to the Project Management Business.

        Section 3.06    Financial Statements.    Except as otherwise set forth in Schedule 3.06, (a) true, correct and complete copies of the Project Management Business's (i) audited financial statements consisting of balance sheets as of December 31 in each of the years 2016 and 2017 and the related statements of income and retained earnings, members' or partners' equity and cash flows for each of the years then ended (collectively, the "Audited Financial Statements"), and (ii) the unaudited financial statements consisting of the balance sheets as at March 31, 2018 and the related statements of income and retained earnings, partners' equity and cash flows for the three-month period then ended (the "Interim Financial Statements" and together with the Audited Financial Statements, the "Financial Statements") are (or, in the case of the Interim Financial Statements, will be provided in a supplement to such schedule as soon as practicable following the date of this Agreement and prior to the Closing Date) included as Schedule 3.06; (b) the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements); and (c) the Financial Statements are based on the books and records of the Project Management Business, and fairly present in all material respects the financial condition of the Project Management Business as of the respective dates they were prepared and the results of the operations of the Project Management Business for the periods indicated. The balance sheet of the Project Management Business as of December 31, 2017 is referred to in this Agreement as the "Balance Sheet" and such date is the "Balance Sheet Date" and the balance sheet of the Project Management Business as of March 31, 2018 is referred to in this Agreement as the "Interim Balance Sheet" and such date is the "Interim Balance Sheet Date."

        Section 3.07    Undisclosed Liabilities.    PM LLC, to the Knowledge of the PM Parties, (a) has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise and (b) has no liabilities, obligations or commitments of a type required to be reflected on financial statements or notes thereto prepared in accordance with GAAP (collectively, "Liabilities"), except: (i) those that are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; (ii) those that have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and that are not, individually or in the aggregate, material in amount; or (iii) as set forth on Schedule 3.07.

        Section 3.08    Absence of Certain Changes, Events and Conditions.    Except as set forth on Schedule 3.08 or as expressly contemplated by this Agreement, the PM Formation Agreement, or any other Transaction Document, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to PM LLC or the Project Management Business, any:

          (a)   event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a PM Material Adverse Effect;

          (b)   amendment of the Organizational Documents of PM LLC;

          (c)   split, combination or reclassification of any outstanding securities of PM LLC;

          (d)   issuance, sale or other disposition of, or creation of any Encumbrance (other than Permitted Encumbrances or Encumbrances created by New Holdco or AINC) on, any of the PM LLC Securities or any other interest in PM LLC, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any PM LLC Securities or any other interest in PM LLC;

          (e)   declaration or payment of any distributions or redemption, purchase or acquisition of any of the PM LLC Securities or any other interest in PM LLC;

          (f)    material change in any method of accounting or accounting practice of the Project Management Business, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

          (g)   material change in the Project Management Business's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

          (h)   incurrence, assumption or guarantee of any indebtedness for borrowed money, except unsecured current Liabilities incurred in the ordinary course of business consistent with past practice;

          (i)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements, other than sales in the ordinary course of business consistent with past practices;

          (j)    transfer, assignment, termination or grant of any license or sublicense of any material rights under or with respect to any PM Intellectual Property or PM IP Agreements;

          (k)   loss, termination or abandonment of any PM IP Registration whether intentional or unintentional;

          (l)    material damage, destruction or loss (whether or not covered by insurance) to any property used in the Project Management Business;

          (m)  any capital investment in, or any loan to, any other Person;

          (n)   any acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Management Contract to which PM LLC is a party or by which it is bound);

          (o)   any capital expenditures for and on behalf of PM LLC and in excess of $50,000;

          (p)   imposition of any Encumbrance other than Permitted Encumbrances upon any of the properties or assets, tangible or intangible, used in the Project Management Business;

          (q)   (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current officers, (ii) change in the terms of employment for any current officer or any termination of any current officer for which the aggregate costs and expenses exceed $200,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current officer;

          (r)   hiring or promoting any person as or to (as the case may be) an officer position, except to fill a vacancy in the ordinary course of business at compensation consistent with past practice;

          (s)   adoption, modification, amendment or termination of any: (i) employment, severance, retention or other agreement with any current or former officer, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral, the effect of which would have a material effect on the Project Management Business;

          (t)    any advances, loans to (or forgiveness of any loan to), or entry into any other transaction with, any of its current or former managers, officers and employees or any PM Party Related Party;

          (u)   entry into a new line of business or abandonment or discontinuance of existing lines of business;

          (v)   adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

          (w)  purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $500,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

          (x)   acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $500,000;

          (y)   action by PM LLC or any of its owners or Subsidiaries to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, assume any Tax liability of Remington or any other Person (other than as expressly contemplated under any of the Transaction Documents or any contracts that are PM Assets), omit to take any action or enter into any other transaction that (in each case) would have the effect of increasing the Tax liability or reducing any Tax asset of PM LLC in respect of any Post-Closing Tax Period, except to the extent that any of the foregoing were done with the prior written consent of AINC; or

          (z)   any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

        Section 3.09    Management Contracts.

          (a)   Schedule 3.09(a) lists each Contract pursuant to which Remington L&H provides, and after the Closing PM LLC will provide, project management services (the "Management Contracts"). Each of the Management Contracts is valid and in full force and effect and (assuming due authorization, execution and delivery by the counterparties thereto) constitutes a legal, valid and binding obligation of Remington L&H and is enforceable against Remington L&H in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Remington L&H is not in breach of or default under any of the Management Contracts in any material respect, nor has Remington L&H received any notice of any such breach or default and, to the PM Parties' Knowledge, no condition or event or fact exists which, with notice, lapse of time, or both, would constitute a breach of or default under any Management Contract in any material respect on the part of any of Remington L&H or result in a termination thereof or permit other changes of any material right or obligation or loss of any material benefit thereunder.

          (b)   There are no outstanding loans, lines of credit, guarantees or cash advances of Remington L&H to any counterparty to any Management Contract or any management fees due and payable to Remington L&H pursuant to any Management Contract with respect to the Project Management Business that have not been fully paid and satisfied.

          (c)   All material expenses allocated to the counterparties to the Management Contracts or loans or advances of funds to such counterparties by Remington L&H with respect to the Project Management Business are authorized by and in compliance with the Management Contracts and applicable Laws.

          (d)   Remington L&H does not have any liability or obligation of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise with respect to the Project Management Business under any Management Contract to any Person other than the Person for which it is acting as agent under such Management Contract. Remington L&H is not in breach of or has defaulted under any

  Management Contract in any material respect with respect to its obligations to its principal under any such Management Contract.

        Section 3.10    Material Contracts.

          (a)   Schedule 3.10(a) lists each of the following Contracts that is part of the Project Management Business (other than Management Contracts) to which Remington L&H (or, to the extent specified, Remington Hotels) is a party as principal and not as agent or otherwise bound (such Contracts being "Material Contracts"):

              (i)  each Contract involving aggregate consideration from Remington L&H with respect to the Project Management Business in excess of $250,000 and that, in each case, cannot be cancelled by Remington L&H without penalty or without more than 90 days' notice;

             (ii)  each Contract under which Remington L&H received revenue of more than $250,000 for the year ended December 31, 2017 with respect to the Project Management Business or under which Remington L&H expects to receive revenue of more than $250,000 with respect to the Project Management Business in any future fiscal year;

            (iii)  all Contracts that require Remington L&H to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;

            (iv)  all Contracts that provide for the indemnification by Remington L&H of any Person or the assumption by Remington L&H of any Tax, environmental or other Liability of any Person;

             (v)  all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

            (vi)  all broker, distributor, dealer, representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts under which Remington L&H expects to pay at least $250,000 per year with respect to the Project Management Business;

           (vii)  all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which Remington Hotels or Remington L&H is a party which are not cancellable without material penalty or without more than 90 days' notice;

          (viii)  except for Contracts relating to trade payables in the ordinary course of business, all Contracts relating to indebtedness (including guarantees) of Remington L&H;

            (ix)  all Contracts with any Governmental Authority, other than specifically negotiated Contracts related to lodging or food for government employees ("Government Contracts");

             (x)  all Contracts that limit or purport to limit the ability of PM LLC to compete in any line of business or with any Person or in any geographic area or during any period of time;

            (xi)  any Contracts that provide for any joint venture, partnership or similar arrangement by Remington L&H;

           (xii)  all Contracts with or for the benefit of a PM Party Related Party;

          (xiii)  all collective bargaining agreements or Contracts with any Union to which Remington L&H or Remington Hotels is a party, and which relate to the Project Management Business; and

          (xiv)  any other Contract that is material to PM LLC and not otherwise disclosed pursuant to this Section 3.10.

          (b)   Each Material Contract is valid and binding on Remington L&H or Remington Hotels, as applicable, and, to the Knowledge of the PM Parties, the other parties thereto, in accordance with its terms and is in full force and effect. Neither Remington L&H nor Remington Hotels, nor, to the PM Parties' Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice of any intention to terminate, any Material Contract. To the PM Parties' Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The consummation of the Transactions will not give rise to any termination, cancellation or acceleration right, discount, charge or penalty or any other rights or obligations arising thereunder from a change of control or similar event of any PM Company. Complete and correct copies of each Material Contract (including all written modifications, amendments and supplements thereto and waivers thereunder and, in the case of oral Contracts, summaries of all material terms thereof) have been made available to AINC.

        Section 3.11    Title to Assets; No Real Property.

          (a)   As of the Closing, PM LLC will have good and valid title to all personal property reflected in the Interim Balance Sheet, other than property sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such personal property is free and clear of Encumbrances, except for the following (collectively referred to as "Permitted Encumbrances"):

              (i)  those items set forth in Schedule 3.11(a);

             (ii)  liens for Taxes not yet due and payable or liens for Taxes being contested in good faith by appropriate procedures for which appropriate reserves are reflected on the Interim Financial Statements in accordance with GAAP;

            (iii)  mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Project Management Business; or

            (iv)  liens arising under original purchase price conditional sales contracts and equipment leases with third Parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Project Management Business.

          (b)   Except as set forth in Schedule 3.11(b), neither the PM Companies nor PM LLC own, lease, sublease or otherwise have any ownership, lease or sublease interests in any real property.

        Section 3.12    Condition and Sufficiency of Assets.    The PM Assets, together with the services to be provided under the Cost Sharing Agreement, constitute all of the rights, property and assets necessary to conduct the Project Management Business in all material respects as currently conducted.

        Section 3.13    Intellectual Property.

          (a)   Schedule 3.13 lists all (i) PM IP Registrations and (ii) PM Intellectual Property, including software, that are not registered but that are material to the Project Management Business, other than shrink-wrap, click-wrap or similar commercially available off-the-shelf software licenses. All required filings and fees related to the PM IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all PM IP Registrations are otherwise in good standing.

          (b)   The PM Parties have made available to AINC true and complete copies of all material PM IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each such material PM IP Agreement is valid and binding on the respective PM Company in accordance with its terms and is in full force and effect. None of the PM Companies or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any such material PM IP Agreement.

          (c)   The PM Companies are the owner of (in the case of owned PM Intellectual Property) and have the valid right to use all other PM Intellectual Property used in the conduct of the Project Management Business, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The PM Companies are the record owner and have the valid right to use the PM IP Registrations.

          (d)   There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the PM Companies in connection with the Project Management Business; or (ii) challenging the validity, enforceability, registrability or ownership of any PM Intellectual Property or the PM Companies' rights with respect to any PM Intellectual Property. The PM Companies are not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any PM Intellectual Property. Except as would not have a PM Material Adverse Effect, to the Knowledge of the PM Parties: (i) the PM Intellectual Property as currently licensed or used by the PM Companies, and the PM Companies' conduct of the Project Management Business as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any PM Intellectual Property. This Section 3.13(d) constitutes the sole representation and warranty of the PM Parties and the PM Companies under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by the PM Companies or the Project Management Business of the Intellectual Property of any other Person.

          (e)   The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the PM Companies' right to own, transfer, assign, license, use or hold for use any PM Intellectual Property as owned, used or held for use in the conduct of the Project Management Business as currently conducted.

          (f)    Except as would not have a PM Material Adverse Effect, the PM Companies' rights in the PM Intellectual Property (other than click wrap, shrink wrap licenses or other similar licenses for commercial off-the-shelf software) are valid, subsisting and enforceable. The PM Companies have taken all reasonable steps to maintain the PM Intellectual Property (other than click wrap, shrink wrap licenses or other similar licenses for commercial off-the-shelf software), except as would not have a PM Material Adverse Effect.

        Section 3.14    Accounts Receivable.    The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof and included in the Closing Working Capital Statement: (a) have arisen from bona fide transactions entered into by the Project Management Business involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Project Management Business not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Project Management Business, are collectible in full within 120 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Project Management Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

        Section 3.15    Insurance.    Schedule 3.15 sets forth a true, correct and complete list of all material policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by any of the PM Companies in connection with the Project Management Business (collectively, the "Insurance Policies"). True, correct and complete copies of the Insurance Policies have been made available to AINC. The Insurance Policies are in full force and effect and will remain in full force and effect following the consummation of the Transactions without any increase in premium, charges, fees or penalties resulting from the Transactions. None of the PM Companies or any of their Affiliates (including the PM Parties) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any material retrospective premium adjustment or other experience-based liability on the part of the PM Companies. All Insurance Policies: (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. Except as set forth on Schedule 3.15, there are no claims related to the Project Management Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the PM Companies is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy.

        Section 3.16    Legal Proceedings; Governmental Orders.

          (a)   Except as set forth on Schedule 3.16(a), there are no Actions pending or, to the PM Parties' Knowledge, threatened: (i) against or by the PM Companies, in each case on or for their own accounts, affecting any of their properties or assets used in the Project Management Business in any material respect (or by or against any PM Party Related Party, in each case on or for its own account, and relating to the Project Management Business); or (ii) against or by the PM Companies or any PM Party Related Party, in each case on or for its own account, that challenges or seeks to prevent, enjoin or otherwise delay the Transactions, which if determined adversely to the PM Company would be material to PM LLC or would adversely affect the ability of the PM Parties to consummate the Transactions.

          (b)   Except as set forth on Schedule 3.16(b), there are no material outstanding Governmental Orders and no material unsatisfied judgments, penalties or awards against or affecting the Project Management Business or any of the PM Companies' properties or assets used in the Project Management Business.

          (c)   For the avoidance of doubt, this Section 3.16 will not apply to any Actions or Governmental Orders for which any of the PM Companies or any PM Party Related Party is named therein solely as agent for a Person that is not PM LLC or a PM Party Related Party.

        Section 3.17    Compliance With Laws; Permits.

          (a)   The PM Companies are in compliance, in all material respects, with all Laws applicable to them or their business, properties or assets to the extent related to the Project Management Business.

          (b)   Schedule 3.17 lists all material Permits used in the Project Management Business issued to any of the PM Companies, in each case on or for its own account, including the names of the Permits and their respective dates of issuance and expiration. All material Permits required to conduct the Project Management Business have been obtained and are valid and in full force and effect, and will remain in full force and effect following the consummation of the Transactions without any material increase in charges, fees or penalties resulting from the Transactions. The Permits used in the Project Management Business comply in all material respects with all requirements, terms and conditions of all Material Contracts that require the PM Companies to obtain or keep in force Permits. All fees and charges with respect to such Permits have been paid in full or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of such Permit. To the Knowledge of the PM Parties, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.17. For the avoidance of doubt, this Section 3.17 will not apply to any Permits held in the name of, or required to be held in the name of, any Person who is not a PM Company or a PM Party Related Party, even if a PM Company or a PM Party Related Party acts as agent for such Person.

          (c)   None of the representations and warranties contained in this Section 3.17 will be deemed to relate to environmental matters (which are governed by Section 3.18), employee benefits matters (which are governed by Section 3.19), employment matters (which are governed by Section 3.20) or Tax matters (which are governed by Section 3.21).

        Section 3.18    Environmental Matters.

          (a)   To the Knowledge of the PM Parties, the PM Companies are currently, and at all times during the prior two years have been, in compliance in all material respects with all Environmental Laws to the extent applicable to the Project Management Business and, except as set forth on Schedule 3.18(a), none of the PM Parties or any of the PM Companies has, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, relates to the Project Management Business and either remains pending or unresolved, or is the source of ongoing obligations or requirements.

          (b)   To the Knowledge of the PM Parties, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Project Management Business of (excluding the assets and business operated by any PM Company as agent) or PM Assets owned by the PM Companies or, during the periods when any real property was operated by any of the PM Companies as agent for another Person in connection with the Project Management Business, such real property operated by any of the PM Companies. During the periods when any real property was operated by any of the PM Companies as agent for another Person in connection with the Project Management Business, none of the PM Companies or the Bennetts received an Environmental Notice that any such real property (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material that could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by the PM Companies.

          (c)   The PM Parties have provided or otherwise made available to AINC any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents, if any, with respect to the PM Assets that are in the possession or control of the PM Companies related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

          (d)   The representations and warranties in this Section 3.18 are the PM Parties' sole and exclusive representations and warranties regarding environmental matters.

        Section 3.19    Employee Benefit Matters.

          (a)   Schedule 3.19(a) contains a true and complete list of each material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of § 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by PM LLC following the Closing for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of PM LLC or any spouse or dependent of such individual, or under which PM LLC or any of its ERISA Affiliates has or may have any material Liability, or with respect to which New Holdco would reasonably be expected to have any material Liability, contingent or otherwise (and excluding any such plans to be retained by Remington or any Subsidiary of Remington following the Closing) (each, a "Benefit Plan").

          (b)   With respect to each Benefit Plan, the PM Companies have made available to AINC accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and similar agreements now in effect; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other material written communications (or a description of any material oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under § 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the three most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the three most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

          (c)   Each Benefit Plan and related trust (other than any multiemployer plan within the meaning of § 3(37) of ERISA) (each a "Multiemployer Plan") has been established, administered and maintained in accordance, in all material respects, with its terms and in compliance, in all material respects, with all applicable Laws (including ERISA, the Code, the Affordable Care Act and any applicable local Laws). Each Benefit Plan that is intended to be qualified under § 401(a) of the Code (a "Qualified Benefit Plan") is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under §§ 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the loss of the Qualified Benefit Plan's tax-qualified status. Nothing has occurred within the past three years with respect to any Benefit Plan that has subjected or could reasonably be expected to subject PM LLC or, with respect to any period on or after the Closing Date, AINC or any of its Affiliates, to a material penalty under § 502 of ERISA or to tax or material penalty under § 4975 of the Code.

          (d)   None of the Benefit Plans are Multiemployer Plans or are subject to the minimum funding standards of § 302 of ERISA or §§ 412 or 418B of the Code.

          (e)   PM LLC has no commitment or obligation and has not made any representations to any employee, officer, manager, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Transactions or otherwise.

          (f)    Other than as required under § 601 et. seq. of ERISA, § 4980B of the Code, or other similar Law, no Benefit Plan provides post-termination or retiree welfare benefits to any Person for any reason, and PM LLC has no Liability to provide post-termination or retiree welfare benefits to any Person.

          (g)   There is no pending or, to the PM Parties' Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date of this Agreement been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority that could reasonably be expected to subject PM LLC or, with respect to any period on or after the Closing Date, AINC or any of its Affiliates, to a material Liability.

          (h)   There has been no amendment to, announcement by the PM Companies relating to, or change in employee participation or coverage under, any Benefit Plan that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any manager, officer, employee, independent contractor or consultant, as applicable. None of the PM Companies has made any representations to any current or former manager, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

          (i)    Each Benefit Plan that is subject to § 409A of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of § 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. PM LLC does not have any obligation to gross up, indemnify or otherwise reimburse any Person for any excise taxes, interest or penalties incurred pursuant to § 409A of the Code.

          (j)    Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of PM LLC to material severance pay or any other material payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of any material compensation due to any such individual; (iii) limit or restrict the right of any of PM LLC to merge, amend or terminate any Benefit Plan; or (iv) materially increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

          (k)   No Benefit Plan is maintained, sponsored, contributed to, or required to be contributed to by PM LLC or its ERISA Affiliates for the benefit of current or former employees employed outside of the United States.

        Section 3.20    Employment Matters.

          (a)   None of the PM Companies is, nor has any PM Company been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization that represents or purports to represent any Project

  Management Business employee of the any of the PM Companies (collectively, "Union"), and there is not, and has not been for the past three years, any Union representing or purporting to represent any Project Management Business employee of any of the PM Companies, and, to the PM Parties' Knowledge, no Union or group of employees is seeking or has sought within the past three years to organize any Project Management Business employee of the any of the PM Companies for the purpose of collective bargaining. During the past three years, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Project Management Business of any of the PM Companies or any of their Project Management Business employees. Except as required by Law, the PM Companies have no duty to bargain with any Union in connection with the Project Management Business.

          (b)   Each of the PM Companies is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices with respect to the Project Management Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by any of the PM Companies as independent contractors or consultants in connection with the Project Management Business are properly treated as independent contractors under all applicable Laws. All Project Management Business employees of any of the PM Companies classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Except as set forth in Schedule 3.20, there are no Actions against any of the PM Companies pending, or to the PM Parties' Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment by the Project Management Business of any current or former applicant, employee, consultant or independent contractor of any of the PM Companies, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Law.

          (c)   Each of the PM Companies has complied with the WARN Act in its operation of the Project Management Business, and no PM Company has any plans to undertake any action in the future that would trigger the WARN Act in its operation of the Project Management Business, excluding any direct or indirect actions taken by a Person or to be taken by a Person other than the PM Companies.

        Section 3.21    Taxes.    Except as set forth in Schedule 3.21:

          (a)   All material Tax Returns required to have been filed (taking into account any applicable extensions of time in which to file) by or on behalf of the PM Companies have been filed to the extent the failure to file such Tax Returns could result in liability for any AINC Party or an Encumbrance on any of the PM Assets. Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by the PM Companies (whether or not shown on any Tax Return) have been timely paid.

          (b)   Each of the PM Companies has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, partner, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law in all material respects to the extent the failure to do so could result in liability for any AINC Party or an Encumbrance on any of the PM Assets.

          (c)   No unresolved written claim has been made within the past four years by any taxing authority in any jurisdiction where any of the PM Companies does not file Tax Returns that such PM Company is, or may be, subject to Tax by that jurisdiction with respect to the Project Management Business.

          (d)   No extensions or waivers of statutes of limitations have been given to or requested in writing with respect to any Taxes of the PM Companies, except to the extent such extension, waiver or request (as applicable) will not be in effect as of the Closing Date or will not be binding for any Post-Closing Tax Period with respect to PM LLC, the PM Assets or the Project Management Business.

          (e)   All deficiencies asserted, or assessments made, against any PM Company as a result of any examinations by any taxing authority have been paid or settled with no remaining amounts owed.

          (f)    No PM Company is a party to any Action by any taxing authority that could result in liability for any AINC Party or an Encumbrance on any of the PM Assets. There are no audits, examinations or requests for information by a taxing authority, or other administrative proceedings, threatened by a taxing authority in writing against any PM Company or pending with respect to any Taxes of any PM Company, that could result in liability for any AINC Party or an Encumbrance on any of the PM Assets.

          (g)   There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the PM Assets or the PM LLC Transferred Securities.

          (h)   PM LLC is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement, other than Excluded Tax Contracts.

          (i)    No private letter rulings or similar rulings have been requested by or with respect to the PM Companies, or issued by any taxing authority to or with respect to the PM Companies, that would be binding on any of the AINC Parties for a Post-Closing Tax Period.

          (j)    PM LLC has not granted (and no person has granted on behalf of PM LLC) a power of attorney with respect to any Tax matter that will remain in effect with respect to PM LLC after the Closing for a Post-Closing Tax Period. PM LLC has not entered into (and no person has entered into on behalf of PM LLC) a closing agreement with any Governmental Authority with respect to any Tax matter that will be binding on PM LLC for any Post-Closing Tax Period.

          (k)   PM LLC does not have any Liability for Taxes of any other Person under Treasury Regulations § 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise, except for Excluded Tax Contracts. PM LLC has not assumed any liability for Taxes of any PM Company or any PM Party, Sharkey or MJB Investments (other than as expressly contemplated under any of the Transaction Documents or any contracts that are PM Assets), whether or not related to the PM Assets or the Project Management Business.

          (l)    PM LLC has been at all times since its formation, and will be immediately prior to the Closing, properly treated and classified as a partnership or disregarded entity for United States federal income Tax purposes, and none of the PM Parties or PM LLC has taken any position that is inconsistent with such treatment. No election has been filed to treat PM LLC as a corporation for United States federal, state or local Tax purposes.

          (m)  PM LLC (or any AINC Party solely as a result of being treated as an owner of PM LLC after the Closing) will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

              (i)  an installment sale, or open transaction disposition, made by a PM Company or PM LLC occurring prior to the Closing;

             (ii)  a prepaid amount received by a PM Company or PM LLC before the Closing, other than any prepaid amount to the extent the associated liability is a Current Liability taken into account in the calculation of Closing Working Capital;

            (iii)  any closing agreement under § 7121 of the Code, or similar provision of state, local or foreign Law, executed by PM LLC prior to the Closing;

            (iv)  any change in accounting method made by a PM Company or PM LLC prior to the Closing, except to the extent such change was made with the prior written consent of AINC; or

             (v)  any election under § 108(i) of the Code made by a PM Company or PM LLC prior to the Closing Date.

          (n)   Within the past three years, PM LLC has not been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in § 355 of the Code.

          (o)   None of the PM Parties is a "foreign person" as that term is used in Treasury Regulations § 1.1445-2.

          (p)   Schedule 3.21(p) sets forth all non-U.S. jurisdictions in which any PM Company is required to file Tax Returns with respect to the Project Management Business. PM LLC has not entered into a gain recognition agreement pursuant to Treasury Regulations § 1.367(a)-8. PM LLC has not transferred any intangible the transfer of which would be subject to the rules of § 367(d) of the Code.

          (q)   PM LLC has not incurred any Tax liability other than in the ordinary course of business, as contemplated under any of the Transaction Documents, or in connection with any of the Transactions.

          (r)   PM LLC has not adopted any method of accounting for Tax purposes that will be binding against PM LLC for a Post-Closing Tax Period, except to the extent such method was adopted with the prior written consent of AINC.

          (s)   No PM Asset is (i) required to be treated as being owned by another Person pursuant to the so-called "safe harbor lease" provisions of former § 168(f)(8) of the Code, (ii) subject to § 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in § 467 of the Code.

          (t)    None of the Bennetts or MJB Investments currently has any plan, agreement, commitment, intention or arrangement, whether written or oral, to dispose of any of their shares of New Holdco Stock. For purposes of this representation, a "disposition" will include any direct or indirect offer, offer to sell, sale, contract of sale or grant of any option to purchase, gift, transfer, pledge or other disposition, including any disposition of the economic or other risks of ownership through hedging transactions or derivatives and any other transaction that would constitute a "constructive sale" within the meaning of § 1259 of the Code, including, without limitation, a short-sale, forward sale, equity swap or other derivative contract with respect to the New Holdco Stock or substantially identical property, or other transaction having substantially the same effect as the foregoing; provided that a transfer by Monty J. Bennett to MJB Investments shall not be treated as a disposition for this purpose to the extent MJB Investments is disregarded as an entity separate from Monty J. Bennett for U.S. federal income tax purposes.

          (u)   None of the PM Parties or any of their Affiliates knows of any fact, or has taken, failed to take, or agreed to take any action (other than as expressly contemplated in the Transaction Documents), that would (i) prevent the exchange of PM LLC Transferred Securities for New Holdco Preferred Stock pursuant to this Agreement and the PM Contribution Agreement, together with the Merger, from qualifying as an exchange under § 351 of the Code, or (ii) cause the Merger to fail to qualify as a reorganization under § 368 of the Code.

          (v)   The representations and warranties made in this Section 3.21 refer only to the activities of the PM Companies prior to the Closing. Notwithstanding anything herein to the contrary, the representations and warranties made in Section 3.17(a), Section 3.19 and this Section 3.21 are the only representations and warranties made by the PM Parties with respect to Taxes and, except for the representations and warranties made in Section 3.21(h) through Section 3.21(o) or Section 3.21(r), are not intended to serve as representations and warranties regarding, or a guarantee of, and cannot be relied upon with respect to, Taxes attributable to (or Tax attributes available for) any Tax period (or a portion thereof) beginning after the Closing or any Tax position taken after the Closing.

        Section 3.22    Brokers; Financial Advisors.    Except for the Bennetts' and Remington's engagement of Robert W. Baird & Co. Incorporated, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions or any other Transaction Document based upon arrangements made by or on behalf of the Bennetts or Remington. Except as otherwise provided in this Agreement, Remington and/or the Bennetts will be solely responsible for all fees and amounts owing to Robert W. Baird & Co. Incorporated.

        Section 3.23    Related Party Transactions.

          (a)   Schedule 3.23 sets forth a description of all services, goods, properties or assets with respect to the Project Management Business: (i) provided to Remington by any PM Company or either or both of the Bennetts; or (ii) provided to any PM Company or either or both of the Bennetts by Remington, as well as transactions related to the Project Management Business between any of the PM Companies, on one hand, and Remington or either or both of the Bennetts, on the other hand, since December 31, 2015; provided, however, that the employee benefits disclosed in Schedule 3.19 are not required to be disclosed on Schedule 3.23.

          (b)   No PM Party Related Party or either or both of the Bennetts has any direct or indirect claim or rights of any nature related to the Project Management Business against any of the PM Companies, except for claims (i) for accrued and unpaid salaries, commissions, distributions or expense reimbursements arising in the ordinary course of business or (ii) arising pursuant to this Agreement and the other Transaction Documents. The PM Companies have no obligations, contracts, agreements, arrangements, understandings, debts or liabilities, known or unknown, absolute or contingent, accrued or unaccrued, to any PM Party Related Party that is related to the Project Management Business.

        Section 3.24    Accredited Investor Status.

          (a)   MJB Investments and Archie Bennett, Jr. are acquiring the New Holdco Preferred Stock for their own account and with no intention of distributing or reselling the New Holdco Preferred Stock or any part thereof in any transaction that would be in violation of state or federal securities laws. The New Holdco Preferred Stock may only be offered or sold in compliance with the Securities Act of 1933, and applicable state securities Laws, as then applicable and in effect.

          (b)   MJB Investments and Archie Bennett, Jr. have been furnished with or had access to such documents, materials and information (including the opportunity to ask questions of, and receive answers from, AINC and New Holdco concerning the terms and conditions of the Transactions and the investment of MJB Investments and Archie Bennett, Jr. in the New Holdco Preferred Stock) that MJB Investments and Archie Bennett, Jr. consider necessary or appropriate for evaluating an investment in the New Holdco Preferred Stock. Except for the representations and warranties contained in this Agreement, MJB Investments and Archie Bennett, Jr. have not relied upon any representations or other information (whether oral or written) from AINC, New Holdco, AINC Board, the Special Committee or any of their respective stockholders, directors, officers, Representatives or Affiliates, or from any other Person, and each of MJB Investments and Archie Bennett, Jr. acknowledges that neither AINC nor New Holdco has given any assurances with respect to the tax consequences of the acquisition, ownership or disposition of the New Holdco Preferred Stock as contemplated by this Agreement, nor has any Governmental Authority made any finding or determination as to this investment.

          (c)   Each of MJB Investments and Archie Bennett, Jr. is an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933.

        Section 3.25    No Other Representations and Warranties.    Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of the PM Parties nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Remington, PM LLC, the PM Parties, the PM Companies or the Project Management Business, including any representation or warranty as to the accuracy or completeness of any information regarding Remington, PM LLC, the PM Companies, the Project Management Business and/or the Bennetts furnished or made available to AINC and its Representatives in any form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of PM LLC or the Project Management Business, or any representation or warranty arising from statute or otherwise in law.

        Section 3.26    Full Disclosure.    None of the information supplied or to be supplied by the Bennetts, Remington, the PM Parties, PM LLC or any of their Representatives for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to AINC's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF AINC

        Except as set forth in the Disclosure Schedules or as disclosed in AINC SEC Documents, AINC represents and warrants to the PM Parties as follows in this Article IV. For the avoidance of doubt, no representations or warranties are being made by any member of the Special Committee.

        Section 4.01    Organization and Authority and Qualification of AINC.    AINC is a corporation duly organized, validly existing and in good standing under the Laws of the state of Maryland and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry out its business as it is currently conducted. AINC has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which AINC is a party, to carry out its obligations under this Agreement and the other Transaction Documents and to consummate the Transactions. AINC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where failure to be so licensed, qualified or in good standing would not have an AINC Material Adverse Effect. The execution and delivery by AINC of this Agreement and any other Transaction Document to which AINC is a party, the performance by AINC of its obligations under this Agreement and the other Transaction Documents and the consummation by AINC of the Transactions have been duly authorized by all requisite corporate action on the part of AINC. This Agreement has been duly executed and delivered by AINC, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of AINC enforceable against AINC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When the other Transaction Documents to which AINC is or will be a party have been duly executed and delivered by AINC (assuming due authorization, execution and delivery by each of the other parties thereto), such Transaction Document will constitute a legal and binding obligation of AINC enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

        Section 4.02    Organizational Documents.    AINC has delivered or made available to the PM Parties true and correct copies of the Organizational Documents of AINC and each of its Subsidiaries. Neither AINC nor any of its Subsidiaries is in violation of any of the provisions of its Organizational Documents.

        Section 4.03    Subsidiaries.    Schedule 4.03 lists each of the Subsidiaries of AINC as of the date hereof and its place of organization. Schedule 4.03 sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by AINC, (x) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof and (y) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by AINC. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of AINC that is owned directly or indirectly by AINC have been validly issued, were issued free of pre-emptive rights, except as set forth on Schedule 4.03, and are fully paid and non-assessable, and are free and clear of all Encumbrances, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Encumbrances (x) imposed by applicable securities Laws or (y) arising pursuant to the Organizational Documents of any non-wholly owned Subsidiary of AINC. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, AINC does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

        Section 4.04    Capitalization of AINC.    The authorized capital stock of AINC consists of: 200,000,000 authorized shares, consisting of (i) 100,000,000 authorized shares of common stock, par value $0.01 per share, (ii) 50,000,000 authorized shares of blank check common stock, par value $0.01 per share, and (iii) 50,000,000 authorized shares of preferred stock, 2,000,000 of which has been designated as Series A Preferred Stock. As of the date of this Agreement, 2,103,353 shares of common stock were issued and outstanding and no shares of preferred stock were issued or outstanding. All of the outstanding shares of capital stock of AINC are, and all shares of capital stock of AINC which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights (and not issued in violation of any preemptive or similar rights). As of the date of this Agreement, except as set forth in this Section 4.04, (i) there are no other equity securities of AINC or any of its Subsidiaries issued or authorized and reserved for issuance, (ii) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating AINC or any of its Subsidiaries to issue, transfer or sell any equity interest AINC or such Subsidiary or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell any such equity securities, except pursuant to the Transaction Documents, and (iii) there are no contractual obligations of AINC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity interest in AINC or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence, except pursuant to the Transaction Documents or as set forth on Schedule 4.04. Neither AINC nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with AINC's stockholders on any matter. There are no voting trusts or other agreements or understandings to which AINC or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of AINC or any of its Subsidiaries, except pursuant to the Transaction Documents. No Subsidiary of AINC owns any capital stock of AINC.

        Section 4.05    AINC SEC Documents; Proxy Statement.

          (a)   Since January 1, 2017, AINC has filed with the SEC, on a timely basis, all registration statements, prospectuses, schedules, statements, forms, documents, reports and other documents (including exhibits and all other information incorporated by reference) required to be filed with the SEC or furnished to the SEC by AINC under the Exchange Act (all such registration statements, prospectuses, schedules, statements, forms, documents, reports and other documents, together with any exhibits and other information incorporated by reference so filed or furnished during such period, as the same may have been amended since their filing, collectively, the "AINC SEC Documents"). As of their respective dates, or if amended, as of the date of the last such amendment, each of AINC SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such AINC SEC Documents. At the time filed with the SEC (or if amended prior to the date of this Agreement, as of the date of such amendment), subject to Schedule 4.05(a), none of AINC SEC Documents (as amended, if applicable, but excluding any exhibits thereto) contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of AINC's Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

          (b)   Each of the financial statements included in AINC SEC Documents (including the related notes and schedules) complied as to form, as of their respective dates, or if amended, as of the date of the last such amendment, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of AINC and its consolidated Subsidiaries as of the dates thereof and the results of its operations and its cash flows for the periods then ended (subject to Schedule 4.05(b) and subject to, in the case of unaudited statements, normal year-end audit adjustments and to any other adjustments described therein).

          (c)   The proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Stockholder Meeting will not, at the time the Proxy Statement is first mailed to AINC's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by AINC with respect to information supplied by the PM Parties or any of their Representatives for inclusion in the

  Proxy Statement. The Proxy Statement when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

          (d)   AINC and each of its Subsidiaries has established and maintains a system of "internal controls over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of AINC and its Subsidiaries are being made only in accordance with authorizations of management and AINC Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of AINC's and its Subsidiaries' assets that could have a material effect on AINC's financial statements.

          (e)   AINC's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by AINC in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to AINC's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of AINC required under the Exchange Act with respect to such reports. AINC has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to AINC's auditors and the audit committee of AINC Board and on Schedule 4.05(e) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect AINC's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in AINC's internal controls over financial reporting. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" will have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

          (f)    The audited balance sheet of AINC dated as of December 31, 2017 contained in AINC SEC Documents filed prior to the date hereof is hereinafter referred to as the "AINC Balance Sheet." Neither AINC nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on AINC Balance Sheet (including in the notes thereto), (ii) were incurred since the date of AINC Balance Sheet in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) would not reasonably be expected to have, individually or in the aggregate, an AINC Material Adverse Effect.

          (g)   Neither AINC nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among AINC and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, AINC or any of its Subsidiaries in AINC's or such Subsidiary's published financial statements or other AINC SEC Documents.

        Section 4.06    Absence of Certain Changes or Events.    Since the date of AINC Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of AINC and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred any AINC Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, an AINC Material Adverse Effect.

        Section 4.07    No Conflicts; Consents.    Subject to Schedule 4.07, the execution, delivery and performance by each of AINC, New Holdco, and Merger Sub of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of AINC, New Holdco or Merger Sub, or any of AINC's other Subsidiaries; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to AINC, New Holdco, Merger Sub, or any of AINC's other Subsidiaries or any other respective properties or assets; (c) require the consent, notice or other action by any Person under any Contract to which AINC or any of its Subsidiaries is a party as of the date hereof; (d) result in the creation of an Encumbrance (other than Permitted Encumbrance) on any of the properties or assets of AINC or any of its Subsidiaries. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to AINC, New Holdco, Merger Sub, or any of AINC's other Subsidiaries in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions, except for such filings as may be required under the HSR Act and filings expressly described in this Agreement and the other Transaction Documents; or (e) result in any of the Bennetts, MJB Investments or Sharkey or any of their respective controlled Affiliates becoming an "acquiring person" under that certain Amended and Restated Rights Agreement, dated effective as of the date of this Agreement, between the Company and Computershare Trust Company, N.A., as Rights Agent, or any similar rights plan or agreement that may be adopted by New Holdco following the date of this Agreement.

        Section 4.08    Taxes.

          (a)   All material Tax Returns required to have been filed (taking into account any applicable extensions of time in which to file) by any AINC Party (including, for purposes of this Section 4.08, any consolidated, combined, unitary, affiliated or similar group that includes an AINC Party) have been filed. Such Tax Returns are true, complete and correct in all material respects. All Taxes shown on any such Tax Return as, and all other material Taxes, due and owing by any AINC Party have been timely paid.

          (b)   Each AINC Party has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, partner, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law in all material respects.

          (c)   There are no Encumbrances for Taxes (other than for current Taxes not yet due and delinquent or Taxes being contested in good faith by appropriate proceedings) upon the assets of any AINC Party.

          (d)   Neither AINC nor any AINC Subsidiary has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which AINC, New Holdco or any other AINC Party was the parent). Neither AINC nor any AINC Subsidiary has any liability for Taxes of any Person (other than AINC or any AINC Subsidiary) under Treasury Regulations § 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor or by Contract or otherwise, except for Excluded Tax Contracts.

          (e)   None of the AINC Parties is a party to any Action by any taxing authority that would reasonably be expected to have a material adverse effect on AINC. There are no audits or examinations by a taxing authority, or other administrative proceedings, threatened by a taxing authority in writing against any of AINC Parties or pending with respect to any Taxes of any of AINC Parties that would reasonably be expected to have a material adverse effect on AINC.

          (f)    The representations and warranties made in Section 4.08 refer only to the activities of AINC Parties prior to the Closing. Except for the representations and warranties made in Section 4.08(d), the representations and warranties made in Section 4.08 are not intended to serve as representations and warranties regarding, or a guarantee of, and cannot be relied upon with respect to, Taxes attributable to (or Tax attributes available for) any Tax period (or a portion thereof) beginning after the Closing Date or any Tax position taken after the Closing.

          (g)   None of the AINC Parties (other than New Holdco or Merger Sub) knows of any fact, or has taken, failed to take, or agreed to take any action (other than as expressly contemplated in the Transaction Documents), that would (i) prevent the exchange of PM LLC Transferred Securities for New Holdco Preferred Stock pursuant to this Agreement and the PM Contribution Agreement, together with the Merger, from qualifying as an exchange under § 351 of the Code, or (ii) cause the Merger to fail to qualify as a reorganization under § 368 of the Code.

        Section 4.09    Legal Proceedings; Governmental Orders.

          (a)   There are no Actions pending or, to AINC's Knowledge, threatened against or by AINC or its Subsidiaries affecting any of its properties or assets, which if determined adversely to AINC or its Subsidiaries would result in an AINC Material Adverse Effect or challenge the Transaction.

          (b)   There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting AINC, the Subsidiaries or any of their properties or assets, which would have an AINC Material Adverse Effect.

        Section 4.10    Compliance with Laws; Permits.

          (a)   AINC and its Subsidiaries are each in compliance, in all material respects with all Laws applicable to it or its business, properties or assets, except where failure to be in compliance would not have an AINC Material Adverse Effect.

          (b)   All material Permits required for AINC and each of its Subsidiaries to conduct its business have been obtained and are valid and in full force and effect, except where the failure to obtain such Permits would not have a PM Material Adverse Effect.

        Section 4.11    Brokers; Financial Advisors.    Except for the Special Committee's engagement of Janney, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions or any other Transaction Document based upon arrangements made by or on behalf of AINC, AINC Board or the Special Committee. AINC will be responsible for, and will pay when due, all fees and amounts owing to Janney.

        Section 4.12    Fairness Opinion.    The Special Committee has received the opinion of Janney to the effect that, subject to the assumptions, qualifications and limitations relating to such opinion, as of the date of this Agreement, the Aggregate Consideration is fair, from a financial point of view, to New Holdco (the "Fairness Opinion"), and, as of the date of this Agreement, such Fairness Opinion has not been withdrawn, revoked or modified. A true, complete and correct copy of such Fairness Opinion will be delivered to the Bennetts promptly after the date of this Agreement for informational purposes only.

        Section 4.13    No Other Representations and Warranties.    Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), AINC has not made and does not make any other express or implied representation or warranty, either written or oral, on behalf of AINC, including any representation or warranty as to the accuracy or completeness of any information regarding AINC furnished or made available to the Bennetts and their

Representatives in any form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of AINC, or any representation or warranty arising from statute or otherwise in law.

        Section 4.14    Full Disclosure.    None of the information supplied or to be supplied by AINC or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to AINC's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF NEW HOLDCO

        Except as set forth in the Disclosure Schedules, New Holdco represents and warrants to AINC and the PM Parties as follows:

        Section 5.01    Organization and Authority of New Holdco and Merger Sub.    New Holdco is a corporation duly organized, validly existing and in good standing under the Laws of the state of Maryland and has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations under this Agreement and the other Transaction Documents and to consummate the Transactions. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of Maryland and has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations under this Agreement and the other Transaction Documents and to consummate the Transactions. The execution and delivery by each of New Holdco and Merger Sub of this Agreement and any other Transaction Document to which they are a party, the performance by each of them of their obligations under this Agreement and the other Transaction Documents and the consummation by each of them of the Transactions have been duly authorized by all requisite action on the part of New Holdco and Merger Sub. This Agreement has been duly executed and delivered by each of New Holdco and Merger Sub, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of each of New Holdco and Merger Sub enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When the other Transaction Documents to which New Holdco or Merger Sub is or will be a party have been duly executed and delivered by such Party (assuming due authorization, execution and delivery by each other parties thereto), such Transaction Document will constitute a legal and binding obligation of such Party enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

        Section 5.02    Capitalization of New Holdco.    The authorized capital stock of New Holdco consists of: 200,000,000 authorized shares, consisting of (i) 100,000,000 authorized shares of common stock, par value $0.01 per share, (ii) 50,000,000 authorized shares of blank check common stock, par value $0.01 per share, and (iii) 50,000,000 authorized shares of preferred stock, 2,000,000 of which has been designated as Series A Preferred Stock. As of the date of this Agreement, 1,000 shares of common stock were issued and outstanding and no shares of preferred stock were issued or outstanding. All of the outstanding shares of capital stock of New Holdco are, and all shares of capital stock of New Holdco which may be issued as contemplated or permitted by this Agreement (including, without limitation, the New Holdco Preferred Stock and the New Holdco Common Stock to be issued pursuant to the Merger) will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date of this Agreement, except as set forth in this Section 5.02 or as contemplated by the other Transaction Documents, (i) there are no other equity securities of New Holdco or any of its Subsidiaries issued or authorized and reserved for issuance, (ii) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating New Holdco or any of its Subsidiaries to issue, transfer or sell any equity interest of New Holdco or such Subsidiary or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of New Holdco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity interest in New Holdco or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence. Neither New Holdco nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with New Holdco's stockholders on any matter. There are no voting trusts or other agreements or understandings to which New Holdco or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of New Holdco or any of its Subsidiaries. No Subsidiary of New Holdco owns any capital stock of New Holdco.

        Section 5.03    No Other Representations and Warranties.    Except for the representations and warranties contained in this Article V (including the related portions of the Disclosure Schedules), neither New Holdco nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the New Holdco, including any representation or warranty as to the accuracy or completeness of any information regarding New Holdco furnished or made available to the PM Parties and their Representatives or to AINC and its Representatives in any form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of New Holdco, or any representation or warranty arising from statute or otherwise in law.

ARTICLE VI
COVENANTS

        Section 6.01    Conduct of Business Prior to the Closing.    From the date of this Agreement until the Closing, except as otherwise provided in this Agreement or any other Transaction Document or consented to in writing by AINC (which consent will not be unreasonably withheld or delayed), the PM Companies and the PM Parties will (i) conduct the Project Management Business of the PM Companies in the ordinary course of business consistent with past practice; and (ii) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Project Management Business and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having business relationships with the PM Companies, in each case in connection with the Project Management Business. Without limiting the foregoing, from the date of this Agreement until the Closing Date, except as consented to in writing by AINC, the PM Companies will, and the PM Parties will cause the PM Companies, as applicable, to:

          (a)   preserve and maintain all of their Permits used in the Project Management Business;

          (b)   pay their debts, Taxes and other obligations with respect to the Project Management Business when due, unless they are being contested in good faith by appropriate procedures and are payable without penalty or interest;

          (c)   maintain the properties and assets owned, operated or used in connection with the Project Management Business in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

          (d)   continue in full force and effect without modification all Insurance Policies with respect to the Project Management Business, except as required by applicable Law;

          (e)   defend and protect their properties and assets used in the Project Management Business from infringement or usurpation;

          (f)    perform all of their obligations under all Management Contracts and all other Contracts relating to or affecting their Project Management Business revenues, properties, assets, or prospects of the Project Management Business;

          (g)   maintain their accounting and corporate books and records with respect to the Project Management Business in accordance with past practice;

          (h)   comply in all material respects with all applicable Laws to the extent applicable to the Project Management Business; and

          (i)    not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

        Section 6.02    Access to Information.    From the date of this Agreement until the Closing, the PM Companies and the PM Parties will (a) afford AINC and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Management Contracts and other Contracts, and other documents and data, in each case to the extent related to PM LLC or the Project Management Business; (b) furnish AINC and its Representatives with such financial, operating and other data and information related to PM LLC or the Project Management Business as AINC or any of its Representatives may reasonably request; and (c) instruct the Representatives of the PM Companies to cooperate with AINC in its investigation of PM LLC and the Project Management Business; provided that any such investigation will be conducted during normal business hours upon reasonable advance notice to the PM Parties and the PM Companies and in such a manner as not to interfere unreasonably with the normal operations of the PM Companies or the Project Management Business. No investigation by AINC or other information received by AINC will operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the PM Companies or the PM Parties in this Agreement or in any other Transaction Document. Notwithstanding anything to the contrary in this Agreement, none of the PM Parties will be required to provide copies of their individual Tax Returns or workpapers with respect thereto.

        Section 6.03    No Solicitation by the PM Companies or PM Parties.

          (a)   None of the PM Companies or the PM Parties will, and they will not authorize or permit any of their Affiliates or any their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a PM Party Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible PM Party Acquisition Proposal; (iii) enter into any agreements, arrangements, or understandings (whether or not binding) regarding a PM Party Acquisition Proposal; or (iv) otherwise knowingly facilitate any effort or attempt to make a PM Party Acquisition Proposal. The PM Parties and the PM Companies will immediately cease and cause to be terminated, and will cause their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a PM Party Acquisition Proposal.

          (b)   In addition to the other obligations under this Section 6.03, the PM Companies and the PM Parties will promptly (and in any event within two Business Days after receipt thereof by any of the PM Companies, the PM Parties or their Representatives) advise AINC orally and in writing of any PM Party Acquisition Proposal, any request for information with respect to any PM Party Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in a PM Party Acquisition Proposal, the material terms and conditions of such request, PM Party Acquisition Proposal or inquiry, and the identity of the Person making the same.

          (c)   The PM Companies and the PM Parties agree that the rights and remedies for noncompliance with this Section 6.03 will include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to AINC and that money damages would not provide an adequate remedy to AINC.

        Section 6.04    No Solicitation by AINC; No Adverse AINC Recommendation.

          (a)   AINC will not, and will not authorize or permit New Holdco, Merger Sub or any of its other Affiliates or any of its or their Representatives (including the Special Committee) to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an AINC Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible AINC Acquisition Proposal; (iii) enter into any agreements, arrangements, or understandings (whether or not binding) regarding an AINC Acquisition Proposal; or (iv) otherwise knowingly facilitate any effort or attempt to make an AINC Acquisition Proposal. AINC will immediately cease and cause to be terminated, and will cause New Holdco, Merger Sub and their Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted with respect to, or that could lead to, an AINC Acquisition Proposal.

          (b)   Notwithstanding Section 6.04(a), from the date of this Agreement until the date that the Required Stockholder Vote has been obtained, following the receipt by AINC of an unsolicited bona fide written AINC Acquisition Proposal, (i) AINC Board and the Special Committee will be permitted to participate in discussions regarding such AINC Acquisition Proposal solely to clarify the terms of such AINC Acquisition Proposal and (ii) if AINC Board determines in good faith (A) that such AINC Acquisition Proposal constitutes or could reasonably be expected to lead to an AINC Superior Proposal and (B) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such AINC Acquisition Proposal would be inconsistent with its duties under applicable law to AINC and its stockholders, then AINC may, in response to such AINC Acquisition Proposal, (x) furnish access and non-public information with respect to AINC and its Affiliates to the Person that has made such AINC Acquisition Proposal and (y) participate in discussions and negotiations regarding such AINC Acquisition Proposal.

          (c)   In addition to the other obligations under this Section 6.04, AINC will promptly (and, in any event, within 48 hours after receipt thereof by AINC or its Representatives) notify the PM Parties orally and in writing if any inquiries, proposals or offers that could reasonably be expected to result in an AINC Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter will keep the PM Parties informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in AINC's intentions as previously notified.

          (d)   Except as set forth in Section 6.04(e) and Section 6.04(f), AINC Board or any committee thereof (including the Special Committee) will not (i) withdraw, modify or amend AINC

  Recommendation in any manner adverse to PM Parties, (ii) approve, endorse or recommend an AINC Acquisition Proposal or (iii) at any time following receipt of an AINC Acquisition Proposal, fail to reaffirm its approval or recommendation of this Agreement and the Transactions as promptly as practicable (but in any event within five Business Days after receipt of any reasonable written request to do so from Bennetts) (any of the above, an "Adverse AINC Recommendation").

          (e)   Notwithstanding the foregoing, AINC Board or the Special Committee may, at any time before obtaining the Required Stockholder Vote, to the extent it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its duties under applicable law to AINC and its stockholders, in response to an AINC Superior Proposal received by AINC Board or the Special Committee, make an Adverse AINC Recommendation, but only if:

              (i)  AINC has first provided the PM Parties prior written notice, at least three Business Days in advance, that it intends to make such Adverse AINC Recommendation and is prepared to terminate this Agreement to enter into a Contract with respect to an AINC Superior Proposal, which notice will include the material terms and conditions of the transaction that constitutes such AINC Superior Proposal, the identity of the Person making such AINC Superior Proposal, and copies of any Contracts that are proposed to be entered into with respect to such AINC Superior Proposal; and

             (ii)  during the three Business Days after the receipt of such notice (it being understood and agreed that any material change to the financial or other terms and conditions of such AINC Superior Proposal will require an additional notice to PM Parties of a two Business Day period that may, in whole or in part, run concurrently with the initial three Business Day period), AINC has, and has caused its Representatives to, negotiate with the PM Parties in good faith (to the extent the PM Parties desire to negotiate) to make such adjustments in the terms and conditions of this Agreement and the other Transaction Documents so that there is no longer a basis for such AINC Acquisition Proposal to constitute an AINC Superior Proposal.

          (f)    Notwithstanding the foregoing, AINC Board may, at any time before obtaining the Required Stockholder Vote, to the extent it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its duties under applicable law to AINC and its stockholders, in response to an AINC Intervening Event, make an Adverse AINC Recommendation, but only if:

              (i)  AINC has first provided the PM Parties prior written notice, at least three Business Days in advance, that it intends to make such Adverse AINC Recommendation; and

             (ii)  during the three Business Days after the receipt of such notice, AINC has, and has caused its Representatives to, negotiate with the PM Parties in good faith (to the extent the Bennetts desire to negotiate) to make such adjustments in the terms and conditions of this Agreement and the other Transaction Documents so that there is no longer a basis for such withdrawal, modification or amendment.

          (g)   Nothing contained in this Section 6.04 will be deemed to prohibit AINC Board from disclosing to the stockholders of AINC a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act, provided, that if such disclosure does not reaffirm AINC Recommendation or has the substantive effect of withdrawing or adversely modifying AINC Recommendation, such disclosure will be deemed to be an Adverse AINC Recommendation (it being understood that any "stop, look or listen" communication that contains only the information set forth in Rule 14d-9(f) will not be deemed to be an Adverse AINC Recommendation).

          (h)   AINC agrees that the rights and remedies for noncompliance with this Section 6.04 will include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the PM Parties and that money damages would not provide an adequate remedy to the PM Parties.

        Section 6.05    Notice of Certain Project Management Business Events.

          (a)   From the date of this Agreement until the Closing, the PM Companies and the PM Parties will promptly notify AINC in writing of:

              (i)  any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a PM Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any of the PM Parties under this Agreement not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

             (ii)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

            (iii)  any notice or other communication from any Governmental Authority in connection with the Transactions; and

            (iv)  any Actions commenced or, to the PM Parties' Knowledge, threatened against, relating to or involving or otherwise affecting the PM Parties or the Project Management Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16 or that relates to the consummation of the Transactions.

          (b)   AINC's receipt of information pursuant to this Section 6.05 will not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any of the PM Companies or the PM Parties in this Agreement (including Section 10.01(b)) or in any other Transaction Document and will not be deemed to amend or supplement the Disclosure Schedules.

          (c)   From time to time prior to the Closing, the PM Companies and the PM Parties will have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date of this Agreement (each a "PM Schedule Supplement"). Any disclosure in any such PM Schedule Supplement will not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 8.02 have been satisfied; provided, however, that if AINC has the right to, but does not elect to, terminate this Agreement within seven Business Days of its receipt of such PM Schedule Supplement, then AINC will be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

        Section 6.06    Confidentiality.    From and after the Closing, the PM Parties will hold, and will cause their Affiliates to hold, and will use their best efforts to cause their respective Representatives to hold, in confidence and to use only for the benefit of AINC, New Holdco, Merger Sub and the PM Companies any and all information, whether written or oral, concerning the Project Management Business, except to the extent that the PM Parties can show that such information (a) is generally available to and known by the public through no fault of the PM Parties, any of their Affiliates or their respective Representatives; (b) is lawfully acquired by the PM Parties, any of their Affiliates or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) is relevant to a Tax audit, examination, litigation, or proceeding or to the filing of a Tax Return. If the PM Parties or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the PM Parties will promptly notify AINC in writing and will disclose only that portion of such information that the PM Parties are advised by their counsel in writing is legally required to be disclosed, provided that the PM Parties will use their reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

        Section 6.07    Governmental Approvals and Consents; Cooperation.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the PM Parties, the PM Companies, AINC, New Holdco, and Merger Sub will use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other Parties in doing all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions; (ii) obtain from any Governmental Authorities and any third parties any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the PM Parties, the PM Companies, AINC, New Holdco, or Merger Sub in connection with the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions; and (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to this Agreement and the other Transaction Documents and the Transactions required under (A) any applicable federal or state securities Law and (B) any other applicable Law.

          (b)   Notwithstanding the foregoing or any other provision of this Agreement, nothing contained in this Agreement will require or obligate any of the Parties to: (i) pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material liability or other obligation, in connection with obtaining any authorization, consent, order, registration or approval; or (ii) except as provided in Article VI agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any material respect their respective freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses, or assets of such Party or any of their respective Affiliates, or any interest therein.

          (c)   Each of the Parties will (i) subject to any restrictions under any applicable Law, to the extent practicable, promptly notify each other Party of any communication to the first such Party from any Governmental Authority with respect to this Agreement or the other Transaction Documents or the Transactions and permit the other Parties to review in advance any proposed written communication to any Governmental Authority, (ii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by any Governmental Authority in respect of any registrations, declarations and filings, (iii) unless required by applicable Law, not agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the other Transaction Documents or the Transactions unless it consults with the other Parties in advance and, to the extent not prohibited by applicable Law or such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat, in each case to the extent practicable, (iv) subject to any restrictions under any applicable Law, furnish the other Parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members of its staff on the other hand, with respect to this Agreement or the other Transaction Documents or the Transactions (excluding any documents and communications that are subject to preexisting confidentiality agreements, the attorney client privilege or work product doctrine), and (v) furnish the other Parties with such necessary information and reasonable assistance as such other Parties and their Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Authorities in connection with this Agreement and the other Transaction Documents and the Transactions; provided, however, that clauses (i) through (iv) above shall not apply to the Bennetts, MJB Investments, Sharkey, any PM Company or any subsidiary thereof with respect to any communication, inquiry, meeting, correspondence, filings or communications to the extent related to the Tax consequences of the PM Formation Transaction unless such communication, inquiry, meeting, correspondence, filing or communication could reasonably be expected to have, or is related or relevant to any Tax Claim or other Action that could reasonably be expected to have, an adverse effect on any AINC Party.

        Section 6.08    Stockholder Meeting; Proxy Statement.

          (a)   AINC will take all action necessary in accordance with the MGCL and AINC's Organizational Documents to establish a record date for, duly and promptly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholder Meeting") for the purpose of voting upon the approval of this Agreement, the other Transaction Documents, and the Transactions to the extent required by the MGCL and any other applicable Law or the rules of the New York Stock Exchange. AINC will cause the Stockholder Meeting to be held as promptly as reasonably practicable after the mailing of the Proxy Statement. As to be further provided in the Merger Agreement, AINC will, as promptly as reasonably practicable after the date of this Agreement, prepare and file a preliminary Proxy Statement with the SEC as part of the registration statement to be filed with the SEC relating to the registration of the New Holdco Stock to be issued upon the effectiveness of the Merger. AINC will respond to any comments of the SEC or its staff with respect to the Proxy Statement and use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as reasonably practicable. AINC will recommend (subject to Section 6.04(d), Section 6.04(e) and Section 6.04(f)) that the stockholders of AINC authorize and approve this Agreement and the Transactions in accordance with § 2-507 of the MGCL (the "AINC Recommendation") at the Stockholder Meeting, and AINC will include the AINC Recommendation in the Proxy Statement (subject to Section 6.04(d), Section 6.04(e) and Section 6.04(f)), and, subject to Section 6.04(d), Section 6.04(e) and Section 6.04(f), will use its reasonable best efforts to solicit from AINC's stockholders proxies in favor of the adoption of this Agreement and the Transactions. If, at any time prior to the Stockholder Meeting any information relating to the PM Parties or AINC or any of their respective Affiliates should be discovered that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information will promptly notify the other Parties and, to the extent required by Law will disseminate an appropriate amendment thereof or supplement thereto describing such information to the stockholders of AINC. Notwithstanding the immediately preceding sentence, each of AINC, the PM Companies and the PM Parties agrees and covenants that (i) none of the information with respect to such Party supplied or to be supplied by such Party for inclusion in the Proxy Statement contains or will contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) prior to AINC filing the preliminary Proxy Statement with the SEC, such Party will review the preliminary Proxy Statement and represent that the Proxy Statement does not contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (b)   The PM Companies and the PM Parties agree to cooperate with AINC in the preparation of the Proxy Statement and, as promptly as practicable following the date of this Agreement, will furnish AINC with all information relating to it and required pursuant to the Exchange Act rules and regulations promulgated thereunder to the set forth in the Proxy Statement. AINC will promptly notify the PM Parties of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will promptly supply the PM Parties with copies of all correspondence between AINC or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Each of the Parties agrees to use its reasonable best efforts, after consultation with the other Parties, to respond promptly to all such comments of and requests by the SEC. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff, with respect to the Proxy Statement will be made by AINC without providing the PM Parties a reasonable opportunity to review and propose comments on the Proxy Statement.

        Section 6.09    Books and Records.

          (a)   In order to facilitate the resolution of any claims made against or incurred by the PM Parties, or for any other reasonable purpose, for a period of five years after the Closing, AINC will:

              (i)  retain the books and records (including personnel files) of PM LLC and the Project Management Business relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the PM Companies; and

             (ii)  upon reasonable notice, afford the Representatives of the PM Parties reasonable access (including the right to make, at the PM Parties' expense, photocopies), during normal business hours, to such books and records;

  provided, however, that any books and records related to Tax matters will be retained pursuant to the periods set forth in Article VII.

          (b)   In order to facilitate the resolution of any claims made by or against or incurred by AINC or PM LLC after the Closing, or for any other reasonable purpose, for a period of five years following the Closing, the PM Parties will:

              (i)  retain the books and records (including personnel files) of the PM Parties that relate to PM LLC and its operations, or the Project Management Business, for periods prior to the Closing; and

             (ii)  upon reasonable notice, afford the Representatives of AINC or PM LLC reasonable access (including the right to make, at AINC's expense, photocopies), during normal business hours, to such books and records;

  provided, however, that any books and records related to Tax matters will be retained pursuant to the periods set forth in Article VII.

          (c)   Neither AINC nor the PM Parties will be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 6.09 to the extent such access would violate any applicable Law.

        Section 6.10    Closing Conditions.    From the date of this Agreement until the Closing, each Party will take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII.

        Section 6.11    Public Announcements.    Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party will make any public announcements in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of the other Parties (which consent will not be unreasonably withheld or delayed), and the Parties will cooperate as to the timing and contents of any such announcement.

        Section 6.12    Further Assurances.    Following the Closing, each of the Parties will, and will cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Documents and give effect to the Transactions. In the event that the agreement referenced in the last sentence of Section 2.02 is not executed by Remington and Sharkey at least five days prior to the Closing, then no such consideration will be allocated to Sharkey and such consideration will instead be proportionately allocated to the Bennetts and MJB Investments and Schedule 2.02 will be updated accordingly.

        Section 6.13    Knowledge of the Parties.

          (a)   The PM Parties will not have any right to (a) terminate this Agreement under Section 10.01(c); (b) assert or claim that any condition to their obligations to consummate the Transactions has not been fulfilled; or (c) claim any damage or seek any other remedy at Law or in equity (i) for any breach of or inaccuracy in any representation or warranty made by AINC, New Holdco or Merger Sub or (ii) any breach of any covenant or agreement by AINC, New Holdco or Merger Sub, in each case, to the extent (x) the PM Parties had Knowledge of any facts or circumstances that constitute or give rise to such breach of or inaccuracy in such representation or warranty or would proximately or directly cause any such condition not to be fulfilled as of the date of this Agreement or (y) the breach of such covenant or agreement by AINC or the failure to be fulfilled of any such condition was (1) substantially caused by any action or omission on the part of the PM Parties or (2) intentionally permitted to occur, although such breach or failure to be fulfilled could have been prevented, by the PM Parties.

          (b)   AINC will not have any right to (a) terminate this Agreement under Section 10.01(a); (b) assert or claim that any condition to its obligations to consummate the Transactions has not been fulfilled; or (c) claim any damage or seek any other remedy at Law or in equity (i) for any breach of or inaccuracy in any representation or warranty made by the PM Companies or the PM Parties or (ii) any breach of any covenant or agreement by the PM Companies or the PM Parties, in each case, to the extent (x) AINC had Knowledge of any facts or circumstances that constitute or give rise to such breach of or inaccuracy in such representation or warranty or would proximately or directly cause any such condition not to be fulfilled as of the date of this Agreement or (y) the breach of such covenant or agreement by the PM Companies or the PM Parties or the failure to be fulfilled of any such condition was (1) substantially caused by any action or omission on the part of AINC (without any substantial participation by Monty J. Bennett) or (2) intentionally permitted to occur, although such breach or failure to be fulfilled could have been prevented, by AINC, unless Monty J. Bennett substantially participated in permitted such breach or failure to be fulfilled to occur.

        Section 6.14    Indemnification and Insurance.

          (a)   The Organizational Documents of PM LLC will, for a period of six years after the Closing, contain provisions no less favorable, in all material respects, to the Persons covered thereby on the date hereof with respect to exculpation, indemnification and advancement of expenses than as set forth in the Organizational Documents of the PM Companies, respectively, as of the date of this Agreement.

          (b)   Prior to the Closing, Remington and/or the PM Companies may purchase "tail" insurance coverage covering the respective directors and officers of the PM Companies and/or PM LLC as of the Closing through six years after the Closing and providing coverage not materially less favorable than the coverage afforded by the current directors and officers liability insurance policies maintained by the PM Companies.

          (c)   Prior to the Closing, AINC may purchase insurance coverage covering the directors and officers of AINC as of the Closing and such coverage will include such terms as may be reasonably agreed between AINC and the PM Parties prior to the Closing.

          (d)   As a separate and independent obligation, AINC hereby guarantees the payment and performance by PM LLC of its obligations pursuant to this Section 6.14 and pursuant to the contractual agreements entered into by PM LLC prior to the date hereof relating to indemnification of directors and officers of PM LLC and set forth in Schedule 6.14(d) (the "Existing Indemnification Agreements"). From and after the Closing, AINC will cause PM LLC to comply with all of its obligations under this Section 6.14 and under the Existing Indemnification Agreements.

          (e)   In the event PM LLC or any of its successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in any such case, proper provision will be made so that the successors and assigns of PM LLC will assume the obligations set forth in this Section 6.14.

ARTICLE VII
TAX MATTERS

        Section 7.01    Tax Covenants.

          (a)   The Parties intend that (i) the Merger and the transfers of PM LLC Transferred Securities for New Holdco Stock pursuant to this Agreement and the PM Contribution Agreement (collectively, the "Exchanges") will be treated as part of a single plan and will qualify as an exchange under § 351 of the Code, (ii) the PM Contribution will be governed by "Situation 3" of Revenue Ruling 84-111 (or, at the election of Remington in its sole discretion promptly communicated in writing to the other Parties prior to the Closing Date (an "Asset Election"), the PM Contribution will be treated by the Parties for U.S. federal income tax purposes as a contribution of the PM Assets (subject to the applicable liabilities of the Project Management Business) by the Bennetts and Sharkey to New Holdco), and (iii) in this connection, for U.S. federal income tax purposes (and applicable state and local tax purposes), (A) the holders of AINC Common Stock will be treated as transferring their AINC Common Stock to New Holdco in exchange for New Holdco Stock pursuant to the Merger, (B) pursuant to this Agreement and the PM Contribution Agreement, Archie Bennett, Jr., Monty J. Bennett (and/or, with respect to any applicable state or local tax law under which MJB Investments is a regarded entity, MJB Investments), and Sharkey will be treated as transferring the PM LLC Transferred Securities to New Holdco (or, in the case an Asset Election is made, Archie Bennett, Jr., Monty J. Bennett (and/or MJB Investments, as applicable), and Sharkey will be treated as transferring the PM Assets to New Holdco subject to the applicable liabilities of the Project Management Business), and (C) New Holdco will be treated as receiving the PM Assets comprising the Project Management Business (subject to the applicable liabilities of the Project Management Business) pursuant to the Contribution Agreement from Archie Bennett, Jr., Monty J. Bennett (and/or, with respect to any applicable state or local tax law under which MJB Investments is a regarded entity, MJB Investments), and Sharkey. The Parties agree (and AINC agrees to cause the AINC Parties) to report the consummation of such transactions as such for federal income tax (and applicable state and local tax) purposes. The Parties will (and AINC will cause the AINC Parties to) duly file their respective tax returns for the taxable year including the Closing Date containing the information required under Treasury Regulation § 1.351-3. The Parties will cooperate with each other in timely providing the information necessary for the filing of such information and, if requested by the other Parties, will consult with each other in good faith in preparing such information. Notwithstanding any other provision in this Agreement, none of the Parties will take (and, in the case of AINC, AINC will cause the AINC Parties to not take) a position inconsistent with the treatment described in this Section 7.01(a) on any Tax Return, or otherwise, except (1) as otherwise required pursuant to a "determination" within the meaning of § 1313(a) of the Code (or any comparable provision of any foreign, state, local or foreign law), (2) subject to Section 7.01(b), to the extent required as a result of a change in Tax Law (or the clarification or interpretation thereof by a taxing authority in the form of published guidance) after the date of this Agreement, or (3) with the prior written consent of each of the Bennetts (or his applicable designated representative, in the event of disability, or estate, in the event of death) and AINC (or its applicable permitted successor or assign pursuant to Section 11.06), which consent may be withheld in such Party's sole discretion; provided that, solely with respect to the position described in clauses (ii) and (iii)(B) of this Section 7.01(a), such consent shall not be unreasonably withheld, delayed or conditioned with respect to a position that Asset Treatment (or, in the case an Asset Election is made, Securities Treatment) applies. Each Party will promptly notify the other Parties upon receipt of written notice by such Party (or, in the case of AINC, by any AINC Party) that any Governmental Authority is challenging, or requesting information regarding, such tax treatment or the treatment described in Section 7.01(b). For purposes of this Article VII, for the avoidance of doubt, any action or position taken by any consolidated, combined, unitary or similar group including any Party shall also be deemed to be taken by such Party.

          (b)   Prior to any AINC Party (or any consolidated, combined, unitary or similar group including any AINC Party) or any other Party taking any position on a Tax Return or in connection with any Tax claim or Action or any federal income tax position reflected in audited financial statements that, in any of the foregoing cases (i) is inconsistent with the treatment of the Bennetts, MJB Investments and Sharkey as not recognizing any gain or income pursuant to the Transactions (other than with respect to any cash received by the PM WC Parties as a Closing Adjustment or Post-Closing Adjustment pursuant to Section 2.06 or the payment for the Non-Compete in accordance with Section 7.01(f)), (ii) is taken pursuant to clause (2) of Section 7.01(a) (relating to a change in, or clarification or interpretation of, the Tax Law), or (iii) could reasonably be expected to otherwise adversely affect the tax treatment to any Party (other than an AINC Party) of the Transactions or the New Holdco Stock in any material respect, New Holdco (in the case of a position taken by any AINC Party or any consolidated, combined, unitary or similar group including any AINC Party) or such other Party, as applicable, shall notify each of the Bennetts (or his applicable designated representative, in the event of disability, or estate, in the event of death) and AINC of such position and give each of the Bennetts (or his applicable designated representative, in the event of disability, or estate, in the event of death) a reasonable opportunity to dispute such position. The Parties shall, and New Holdco shall cause the AINC Parties to, cooperate in good faith to resolve any such dispute.

          (c)   Prior to the Closing, without the prior written consent of AINC, which consent will not be unreasonably withheld, delayed or conditioned, PM LLC (and its Representatives) will not (i) make, change or rescind any Tax election of PM LLC that would be binding on PM LLC for a Post-Closing Tax Period or could reasonably be expected to adversely affect the AINC Parties or (ii) file any Tax Return of PM LLC on a separate-entity basis. Prior to the Closing, PM LLC will timely pay all Taxes due and payable by it.

          (d)   All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and similar fees (including any penalties and interest thereon and including any real property transfer Tax and any other similar Tax) (each, a "Transfer Tax") incurred in connection with the PM Formation Transaction or the PM Contribution Transaction will be borne and paid by Remington and the PM Companies (on behalf of themselves or their Affiliates), as applicable and subject to Section 11.01, when due, and all Transfer Taxes incurred in connection with the Merger or the New Holdco Restructuring will be borne and paid by AINC when due. Remington and the PM Companies (on behalf of themselves or their Affiliates), and the AINC Parties, as applicable, will cooperate to timely file any Tax Return or other document with respect to such Transfer Taxes, and the expense of filing such Tax Returns or other documents ("Transfer Tax Return Expenses") will be borne by the party responsible for paying the applicable tax (subject to Section 11.01).

          (e)   Subject to Section 7.01(c), Remington will prepare, or cause to be prepared, all Excluded Tax Returns required to be filed by PM LLC with respect to any Pre-Closing Tax Period in a manner consistent with the Transaction Documents, and Remington shall submit such Tax Return to AINC for its review and approval as soon as practicable prior to the due date of such Tax Return (including extensions). Remington will file (or cause to be filed) such Excluded Tax Returns; provided that, to the extent Remington cannot legally file (or cause to be filed) any such Excluded Tax Return, New Holdco will file (or cause to be filed) such Tax Return as prepared by Remington and agreed by New Holdco. New Holdco will prepare, or cause to be prepared, and file, or cause to be filed, all other Tax Returns required to be filed by PM LLC after the Closing Date with respect to any Pre-Closing Tax Period (excluding any Excluded Tax Return and any Tax Return of Remington and/or any of its Subsidiaries (other than PM LLC) or any consolidated, combined, unitary or similar group that includes any of the foregoing) that have not been filed before the Closing. New Holdco will cause such Tax Returns to be prepared in a manner consistent with the Transaction Documents and will submit to the PM Parties for their review and approval any such Tax Return prior to the filing thereof and as soon as practicable prior to the due date thereof (including extensions). If a PM Party objects to any item on, or otherwise has any objections with respect to, any such Tax Return prepared (or caused to be prepared) by New Holdco, such PM Party will, within ten days after delivery of such Tax Return, notify New Holdco in writing that he so objects, specifying with particularity any such item or other objection and stating the specific factual or legal basis for any such objection. If a notice of objection will be duly delivered, New Holdco and such PM Party will negotiate in good faith and use their reasonable best efforts to resolve such items or other objections. If New Holdco and such PM Party are unable to reach such agreement within ten days after receipt by New Holdco of such notice, the disputed items or objections will be resolved by the Independent Accountant and any determination by the Independent Accountant will be final. The Independent Accountant will resolve any disputed items and objections within 20 days of having the dispute referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items or objections before the due date for such Tax Return, New Holdco will cause the Tax Return to be timely filed as prepared by New Holdco, and then amended to reflect the Independent Accountant's resolution, to the extent such resolution differs from the Tax Return originally filed by New Holdco (or AINC Party, as applicable). The costs, fees and expenses of the Independent Accountant will be borne by New Holdco and the Bennetts in the same proportion by which their respective positions as initially presented to the Independent Accountant (based on the aggregate of all differences taken as a whole) differs from the final resolution as determined by the Independent Accountant. Notwithstanding anything to the contrary in this Section 7.01(e) or otherwise, other than an Excluded Tax Return required to be filed by PM LLC, Remington shall not be required to provide (and AINC shall have no right or obligation to prepare (or cause to be prepared) or file (or cause to be filed) or review rights with respect to) any Tax Return of Remington and/or any of its Subsidiaries (other than PM LLC) or any consolidated, combined, unitary or similar group that includes any of the foregoing. If any Tax Return of Remington, any of its Subsidiaries (other than PM LLC), or any consolidated, combined, unitary or similar group would be treated as an Excluded Tax Return but for this sentence, (i) Excluded Tax Returns will include only that portion of such Tax Return, if any, relating solely to PM LLC, and (ii) if the portion of such Tax Return relating solely to PM LLC cannot be readily determined (in the reasonable good-faith discretion of Remington), then at the option of Remington, such Tax Return shall not be treated as an Excluded Tax Return and the term Excluded Tax Return shall instead include a pro forma of such Tax Return prepared (or caused to be prepared) by Remington that reflects solely the information on such Tax Return related to PM LLC. No election (if available) comparable to the election under Section 706 of the Code, or Treasury Regulation Section 1.1502-76(b)(2)(ii), for the ratable allocation of income shall be made with respect to PM LLC or the Project Management Business for the taxable year in which the Closing takes place, without the prior written consent of all PM Parties and AINC.

          (f)    The Parties agree that the value of the Non-Compete for U.S. federal income tax purposes (the "Non-Compete Value") and all other applicable purposes is $10,000. Of this $10,000 value, an amount equal to $5,000 is allocable to Archie Bennett, Jr., and an amount equal to $5,000 is allocable to Monty J. Bennett. The consideration paid by the AINC Parties for such Non-Compete is the assumption and payment by New Holdco of an applicable portion of the Transaction Costs under Section 11.01 in an amount equal to the Non-Compete Value. Notwithstanding any other provision in this Agreement or the other Transaction Documents, none of the Parties will take (and AINC shall cause each AINC Party to not take) any position on any Tax Return, or otherwise, that is inconsistent with this Section 7.01(f), except (i) as otherwise required pursuant to a "determination" within the meaning of § 1313(a) of the Code (or any comparable provision of any state, local or foreign law) or (ii) with the prior written consent of each of the Bennetts (or his applicable designated representative, in the event of disability, or estate, in the event of death) and AINC (or its applicable permitted successor or assign pursuant to Section 11.06); provided that each of the AINC Parties, the Bennetts (or his applicable designated representative, in the event of disability, or estate, in the event of death) and MJB Investments shall be entitled to settle any deficiency or adjustment proposed by any taxing authority resulting from a challenge to such treatment (after providing written notice of the proposed settlement to the others) to the extent such settlement is not binding on (and could not otherwise adversely affect) Archie Bennett, Jr. (other than in the case of a settlement by Archie Bennett, Jr.), Monty J. Bennett (other than in the case of a settlement by Monty J. Bennett or MJB Investments), MJB Investments (other than in the case of a settlement by Monty J. Bennett or MJB Investments) or the AINC Parties (other than in the case of a settlement by any of the AINC Parties). The AINC Parties and each Bennett (or his applicable designated representative, in the event of disability, or estate, in the event of death) will promptly notify each other upon receipt of written notice by such Party (or, in the case of AINC, any of the AINC Parties) that any Governmental Authority is challenging, or requesting information regarding, the treatment described in this Section 7.01(f).

          (g)   The Parties agree to use the alternate procedure (as set forth in Revenue Procedure 2004-53) with respect to wage reporting for the Project Management Business in connection with the Transactions.

          (h)   The AINC Parties, Sharkey and the Bennetts will not knowingly (and, as applicable, will cause their respective subsidiaries to not) (i) take any action, or fail to take any action, as a result of which the Exchanges would fail to qualify as an exchange described in § 351 of the Code (and any comparable provisions of applicable state or local law) or (ii) enter into any contract, agreement, commitment or arrangement to take or fail to take any such action; provided that each Party may undertake any transaction expressly contemplated in the Transaction Documents. Each of the AINC Parties, Sharkey and the Bennetts will use commercially reasonable efforts (and, as applicable, cause their respective subsidiaries to use commercially reasonable efforts) to cause the Exchanges to qualify as an exchange described in § 351 of the Code (and any comparable provisions of applicable foreign, state or local law).

        Section 7.02    Prohibited Actions.    Subject to and to the extent not inconsistent with Section 7.05, without the prior written consent of the PM Parties (which consent will not be unreasonably delayed, conditioned or withheld), the AINC Parties will not (and will cause their Affiliates, subsidiaries and respective Representatives to not) (a) amend any Tax Return of PM LLC for a Pre-Closing Tax Period or Straddle Period or file an Excluded Tax Return (other than at the request of Remington pursuant to Section 7.01(e)), (b) initiate contact with taxing authorities regarding Taxes or Tax items of PM LLC or with respect to the Project Management Business with respect to any Pre-Closing Tax Period, (c) make any voluntary disclosures with respect to Taxes or Tax items of PM LLC or with respect to the Project Management Business for Pre-Closing Tax Periods, (d) make any Tax election that has retroactive effect to any Pre-Closing Tax Period of PM LLC or the Project Management Business, or (e) take any action having retroactive effect to the Closing Date or prior to the Closing Date with respect to PM LLC (other than taking a position in accordance with Section 7.01(b)) that could reasonably be expected to adversely affect the tax treatment of the PM Formation Transaction to the Bennetts. Without the prior written consent of AINC (which consent will not be unreasonably delayed, conditioned or withheld), the PM Parties will not (and will cause their Affiliates, subsidiaries and respective Representatives (in each case, other than any AINC Party) to not) (i) amend any Excluded Tax Return that was subject to the approval of an AINC Party pursuant to Section 7.01(e) in any manner that could reasonably be expected to have an adverse effect on any AINC Party or (ii) file any Tax Return in a manner that is not consistent with the Transaction Documents.

        Section 7.03    Termination of Existing Tax Sharing Agreements.    Any and all existing Tax sharing agreements (whether written or not), other than Excluded Tax Contracts, binding upon PM LLC will be terminated as of the Closing Date. After such date none of PM LLC, the PM Parties or any of the PM Parties' Affiliates or their respective Representatives will have any further rights or liabilities thereunder.

        Section 7.04    Straddle Period.    In the case of Taxes that are payable with respect to a taxable period that begins on or before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of any such Taxes that are attributable to the Pre-Closing Tax Period for purposes of this Agreement will be:

          (a)   in the case of (A) Taxes based upon, or measured by, income, receipts, profits, or payroll, (B) sales, use and similar Taxes imposed in connection with the sale, transfer or assignment of property, or (C) withholding Taxes required to be withheld with respect to a particular payment, deemed equal to the amount that would be payable if the taxable year ended on the Closing Date; provided that any taxable income or gain resulting from the New Holdco Restructuring or from any action taken by an AINC Party after the Closing not in the ordinary course of business or not consistent with the Transaction Documents shall be allocated to the Post-Closing Tax Period for this purpose; and

          (b)   in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

        Section 7.05    Contests.    New Holdco agrees to give written notice to the PM Parties of the receipt of any written notice by any AINC Party, and the PM Parties agree to give to New Holdco written notice of the receipt of any written notice by any of them, that relates (in whole or in part) to a Pre-Closing Tax Period or Straddle Period and involves the assertion of any claim, or the commencement of any Action, with respect to PM LLC or the Project Management Business (but excluding any partner-level proceeding or claim of either of the Bennetts or MJB Investments or Sharkey) (a "Tax Claim") which could result in liability for, or could reasonably be expected to adversely affect, the other Party. The PM Parties (i) shall control, at their own expense, the contest or resolution of any Tax Claim that is a Remington Tax Claim and (ii) shall have the right (but not the obligation) to control, at their own expense, the contest or resolution of any other Tax Claim that relates solely to a Pre-Closing Tax Period; provided, that, if the Tax Claim is not a Remington Tax Claim, (a) the PM Parties will have provided written notice to New Holdco within 30 days of the receipt of written notice of the Tax Claim of their intention to control such Tax Claim, and (b) the PM Parties will obtain the prior written consent of New Holdco (which consent will not be unreasonably withheld or delayed) before entering into any settlement or concession of such Tax Claim if such settlement or concession could reasonably be expected to adversely affect any AINC Party; provided, further, that to the extent such Tax Claim could reasonably be expected to adversely affect any AINC Party, New Holdco will be entitled to participate in the defense of such Tax Contest and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel will be borne by New Holdco. Unless the PM Parties have timely notified the AINC Parties that they will control a Tax Claim (other than a Remington Tax Claim), the AINC Parties may control the contest or resolution of and defend against such Tax Claim; provided that the AINC Parties will promptly notify the PM Parties upon taking control of such Tax Claim and the PM Parties will be entitled to participate in the defense of such Tax Claim and to employ counsels of their choice for such purpose, the fees and expenses of which separate counsel will be borne by the respective PM Parties; provided further that such Tax Claim may not be settled or conceded without the prior written consent of the PM Parties, which consent will not be unreasonably withheld or delayed. In the event of a conflict between this Section 7.05 and any other section of this Agreement, this Section 7.05 will govern with respect to the control of Tax Claims.

        Section 7.06    Cooperation and Exchange of Information.    The PM Parties and New Holdco will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of PM LLC or the Project Management Business, including the execution of any power of attorney that is reasonably required in connection with a Tax Claim controlled by the PM Parties pursuant to Section 7.05 and the signing of any Tax Return of PM LLC prepared (or caused to be prepared) by Remington. Such cooperation and information will also include the AINC Parties providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities (or applicable portions thereof). Upon the request of any AINC Party, the PM Parties and Sharkey shall promptly provide tax basis information relating to the PM Assets as of the Closing to New Holdco. New Holdco will retain all Tax Returns, schedules and work papers, records and other documents in its possession (or in the possession of any AINC Party) relating to Tax matters of PM LLC or the Project Management Business for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of PM LLC or the Project Management Business for any taxable period beginning before the Closing Date, the AINC Parties will provide the PM Parties with reasonable written notice and offer the PM Parties the opportunity to take custody of such materials.

        Section 7.07    Survival.    Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.21, Section 4.08 and this Article VII will survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus six months.

        Section 7.08    PM LLC and AINC.    New Holdco shall cause PM LLC to remain in existence and be treated as a disregarded entity for U.S. federal income tax purposes (and any applicable foreign, state or local tax purposes, to the extent permitted under applicable law) for all taxable periods (or portions thereof) beginning at or after the effective time of the PM Contribution and ending on or prior to the two-year anniversary of the Closing Date, except to the extent each of the Bennetts (or his applicable designated representative, in the event of disability, or estate, in the event of death) provides prior written consent for an alternative treatment. Without limiting the generality of the foregoing, without the prior written consent of each of the Bennetts (or his applicable designated representative, in the event of disability, or estate, in the event of death), New Holdco will ensure that no election is made for PM LLC to be taxable as a corporation for U.S. federal income tax purposes (and that no election is made for PM LLC to be taxable as a corporation for any applicable foreign, state or local tax purposes) for any taxable period (or portion thereof) ending on or prior to the two-year anniversary of the Closing Date (including any Pre-Closing Tax Period). AINC hereby confirms that it does not have any current plan or intension to dissolve or liquidate (or allow itself to be treated as having been dissolved or liquidated, or being in the process of dissolving or liquidating, for U.S. federal income tax purposes or applicable foreign, state or local tax purposes), merge into any Person, or transfer all or substantially all of its assets.

        Section 7.09    Officer's Certificates.    Officers of New Holdco and AINC shall execute and deliver to tax counsel for the Bennetts certificates in the form agreed to by the Parties at such time or times as may reasonably be requested by such tax counsel, in connection with such tax counsel's delivery of the opinion pursuant to Section 8.03(j). Each AINC Party shall use commercially reasonable efforts (and cause its Subsidiaries to use commercially reasonable efforts) not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 7.09.

        Section 7.10    Tax Opinions.    AINC shall use commercially reasonable efforts to take or cause to be taken any action reasonably necessary to ensure the receipt of the opinions described in Section 8.01(g), Section 8.02(h) and Section 8.03(j) and will cooperate with the counsel or accountants that are to render such opinions, including by providing to Norton Rose Fulbright US LLP and New Holdco's REIT Lawyers (or such other applicable counsel) certificates at such time or times and in such form as reasonably requested by the recipient in connection with such recipient's delivery of such opinion. Subject to the final sentence of this Section 7.10, the PM Parties and the PM Companies shall use their respective commercially reasonable efforts to take or cause to be taken any action reasonably necessary to ensure the receipt of the opinions described in Section 8.01(g), Section 8.02(h) and Section 8.03(j) and will cooperate with the counsel or accountants that are to render such opinions, including by providing to Norton Rose Fulbright US LLP, New Holdco's REIT Lawyers and the Bennett's tax counsel (or such other applicable counsel) certificates at such time or times and in such form as reasonably requested by the recipient in connection with such recipient's delivery of such opinion. Each of the PM Parties and the PM Companies shall use commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates provided by it described in this Section 7.10. Notwithstanding anything to the contrary in this Agreement, none of the PM Parties or the PM Companies shall bear or be responsible for any fees or expenses for or with respect to the issuance of the opinions described in Section 8.01(g) and Section 8.02(h).

        Section 7.11    Sharkey Interest.    Except as provided in the proviso to the next succeeding sentence, the Parties hereto agree that any withholding or other Tax Liability relating or attributable to the distribution of PM LLC Transferred Securities to Sharkey pursuant to the PM Formation Transaction and/or the receipt of New Holdco Stock by Sharkey under this Agreement and the PM Contribution

Agreement (or otherwise relating to the Interest) shall be the responsibility of Remington or Sharkey and not the responsibility of New Holdco, AINC, any of their Affiliates or PM LLC. Notwithstanding anything to the contrary, no such withholding or other Tax Liability shall be treated as assumed by New Holdco, AINC, any of their Affiliates or PM LLC, provided, however, that any withholding or Tax Liability may be designated by Remington, in its discretion, as a Transaction Cost that is reimbursable or assumable by New Holdco in accordance with, and subject to the limitations specified in, Section 11.01.

ARTICLE VIII
CONDITIONS TO CLOSING

        Section 8.01    Conditions to Obligations of All Parties.    The obligations of each Party to consummate the Transactions will be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

          (a)   The filings of AINC and the PM Parties, pursuant to the HSR Act, must have been made and the applicable waiting period and any extensions thereof must have expired or been terminated.

          (b)   No Governmental Authority will have enacted, issued, promulgated, enforced or entered any Governmental Order that is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of the Transactions or causing any of the Transactions to be rescinded following completion of any Transaction.

          (c)   This Agreement and the Transactions must have been duly approved by the Required Stockholder Vote in accordance with applicable Law, the Rules of the NYSE MKT and AINC's Organizational Documents.

          (d)   The PM Contribution Agreement, the Merger Agreement, the Cost Sharing Agreement, and the New Holdco Restructuring Agreement shall, in form and substance, be reasonably satisfactory to AINC and the PM Parties.

          (e)   The Transactions referred to in Section 2.03 (including, without limitation, the Merger) that must be completed before or simultaneous with the Closing must be completed and consummated as specified in Section 2.03.

          (f)    The Transactions would not give rise to termination, penalty or similar rights of any counterparty of any AINC Party or any PM Company under any material agreement pursuant to which AINC Parties or PM Companies provide services, including with respect to the Project Management Business.

          (g)   AINC must have received an opinion of New Holdco's REIT Lawyers or counsel reasonably satisfactory to AINC, in form and substance reasonably satisfactory to the Special Committee, and dated as of the Closing Date, that at a confidence level of "more likely than not" or higher, based upon the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the status of Ashford Hospitality Trust, Inc. and Ashford Hospitality Prime, Inc. as real estate investment trusts within the meaning of Section 856(a) of the Code shall not be adversely affected in any material respect as a result of the following transactions: (i) the conveyance of the PM LLC Transferred Securities by Archie Bennett, Jr., MJB Investments and Sharkey to New Holdco; (ii) the conveyance of the PM LLC Transferred Securities by New Holdco to Ashford Hospitality Holdings, LLC; (iii) the conveyance of the PM LLC Transferred Securities by Ashford Hospitality Holdings, LLC to Ashford Advisors, Inc.; and (iv) the conveyance of the PM LLC Transferred Securities by Ashford Advisors, Inc. to Ashford Hospitality Advisors LLC.

        Section 8.02    Conditions to Obligations of AINC, New Holdco and Merger Sub.    The obligations of AINC, New Holdco, and Merger Sub to consummate the Transactions will be subject to the fulfillment or AINC's waiver, at or prior to the Closing, of each of the following conditions:

          (a)   Other than the representations and warranties of the PM Parties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06, Section 3.22, and Section 3.23(b), the representations and warranties of the PM Parties and the PM Companies contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant to this Agreement must be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects). The representations and warranties of the PM Parties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06, Section 3.22, and Section 3.23(b) must be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects).

          (b)   The PM Parties and the PM Companies must have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, the PM Parties and the PM Companies will have performed such agreements and covenants, as so qualified, in all respects.

          (c)   There must be no Action commenced against AINC, the PM Parties or any of the PM Companies, which is reasonably likely to succeed, which would prevent the Closing.

          (d)   All approvals, consents and waivers that are listed on Schedule 3.05 must have been received, and executed copies thereof must have been delivered to AINC at or prior to the Closing.

          (e)   From the date of this Agreement, there must not have occurred any PM Material Adverse Effect, and there must not have been any event or events that have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a PM Material Adverse Effect.

          (f)    The other Transaction Documents to which any PM Party or PM Company is a party must have been executed and delivered by such PM Party or PM Company, as applicable, and true and complete copies thereof must have been delivered to AINC.

          (g)   AINC must have received a certificate, dated the Closing Date and signed by the Bennetts and duly authorized officers of each applicable PM Company, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) has been satisfied.

          (h)   AINC must have received an opinion of Norton Rose Fulbright US LLP or other counsel reasonably satisfactory to AINC, in form and substance reasonably satisfactory to the Special Committee, and dated as of the Closing Date, that at a confidence level of "more likely than not" or higher, based upon any facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, (i) the Merger will qualify as a "reorganization" within the meaning of § 368(a) of the Code or an exchange under § 351 of the Code (in connection with the PM Contribution), and (ii) no gain or loss will be recognized by the shareholders of AINC as a result of the Merger with respect to their exchange of shares of AINC Common Stock for New Holdco Common Stock pursuant to the Merger.

          (i)    The Special Committee must have received certificates, dated the date of this Agreement and as of the Closing Date and signed by the chief executive officer of AINC, that (i) the representations and warranties of AINC contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant to this Agreement are true and correct on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects); (ii) AINC has duly performed and complied with all agreements and covenants required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; and (iii) AINC is entitled to rely on such certificates in making its representations and warranties in this Agreement as of the date of this Agreement and as of the Closing Date.

          (j)    The PM Parties must have delivered to AINC an existence and good standing certificate (or its equivalent) for PM LLC from the Maryland Secretary of State or similar Governmental Authority.

          (k)   Each of the Bennetts and Sharkey must have delivered to AINC a certificate pursuant to Treasury Regulations § 1.1445-2(b) that such Person is not a foreign person within the meaning of § 1445 of the Code. MJB Investments must have delivered to AINC a certificate to the effect that it is disregarded as an entity separate from Monty J. Bennett for U.S. federal income tax purposes.

          (l)    The PM Parties, Sharkey, MJB Investments and the PM Companies must have delivered to AINC such other documents or instruments as AINC reasonably requests and are reasonably necessary to consummate the Transactions.

          (m)  Each of the Bennetts shall have executed and delivered a voting agreement covering their respective shares of New Holdco Stock, dated as of the Closing Date, and in the forms of Exhibits F and G hereto.

        Section 8.03    Conditions to Obligations of the PM Parties and the PM Companies.    The obligations of the PM Parties and the PM Companies to consummate the Transactions will be subject to the fulfillment or the PM Parties' waiver, at or prior to the Closing, of each of the following conditions:

          (a)   Other than the representations and warranties of AINC contained in Section 4.01, Section 4.04, and Section 4.11, the representations and warranties of AINC contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant to this Agreement must be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects). The representations and warranties of AINC contained in Section 4.01, Section 4.04, and Section 4.11 must be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects).

          (b)   AINC must have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the other Transaction

  Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, AINC must have performed such agreements and covenants, as so qualified, in all respects.

          (c)   There must be no Action commenced against AINC, the PM Parties or any of the PM Companies that would or would reasonably be expected to prevent the Closing.

          (d)   All approvals, consents and waivers that are listed on Schedule 4.07 must have been received, and executed counterparts thereof must have been delivered to the PM Parties at or prior to the Closing.

          (e)   From the date of this Agreement, there must not have occurred any AINC Material Adverse Effect, and there must not have been any event or events that have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in an AINC Material Adverse Effect.

          (f)    The other Transaction Documents to which AINC, New Holdco or Merger Sub are a party must have been executed and delivered by AINC, New Holdco and Merger Sub, as applicable, and true and complete copies thereof must have been delivered to the PM Parties.

          (g)   The PM Parties must have received a certificate, dated the Closing Date and signed by a duly authorized officer of AINC, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

          (h)   The PM Parties must have delivered to AINC an existence and good standing certificate (or its equivalent) for PM LLC from the Maryland Secretary of State or similar Governmental Authority.

          (i)    The Bennetts have received an appraisal, in form and substance satisfactory to the Bennetts, from an investment banker or appraiser satisfactory to the Bennetts, to the effect that that the value of a share of New Holdco Preferred Stock as of the Closing Date does not exceed $25. The Bennetts will use reasonable efforts to cause such investment banker or appraiser to render such opinion.

          (j)    The Bennetts have received an opinion of their tax counsel, in form and substance reasonably satisfactory to the Bennetts, and dated as of the Closing Date, that at a confidence level of "more likely than not" or higher, for U.S. federal income tax purposes (i) the exchange on the Closing Date by the Bennetts and MJB Investments of PM LLC Transferred Securities for New Holdco Stock under this Agreement and the PM Contribution Agreement, in connection with the Merger, will qualify as an exchange under § 351 of the Code, (ii) the New Holdco Preferred Stock will not be treated as nonqualified preferred stock (within the meaning of § 351(g) of the Code) as of the Closing Date, and (iii) the Bennetts will not recognize any taxable gain or income as a result of their exchange of PM LLC Transferred Securities for New Holdco Stock on the Closing Date under this Agreement and the PM Contribution Agreement.

          (k)   AINC must have delivered to the PM Parties, the PM Companies, Sharkey and MJB Investments such other documents or instruments as the PM Parties, the PM Companies, Sharkey and MJB Investments reasonably request and are reasonably necessary to consummate the Transactions.

ARTICLE IX
SURVIVAL; LIMITATIONS

        Section 9.01    Survival.    Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in (a) Article III (other than any representations or warranties contained in Section 3.21, which are subject to Article VII) will survive the Closing and will remain in full force and effect until the date that is 18 months after the Closing Date, unless AINC is notified in writing of any breach of such representations and warranties during such 18-month period, then the later of such 18-month period and 90 days following receipt of such written notice; provided, that the representations and warranties in (i) Section 3.01, Section 3.02, Section 3.03, Section 3.22, and Section 3.23(b), will survive indefinitely and (ii) Section 3.18 and Section 3.19 will survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus three months; and (b) Article IV (other than any representations or warranties contained in Section 4.08, which are subject to Article VII) will survive the Closing and will remain in full force and effect until the date that is 18 months from the Closing Date, unless the PM Parties are notified in writing of any breach of such representations and warranties during such 18-month period, then the later of such 18-month period and 90 days following receipt of such written notice; provided, that the representations and warranties in Section 4.01, Section 4.04, and Section 4.11 will survive indefinitely; and (c) Article V will survive the Closing and will remain in full force and effect indefinitely. All covenants and agreements of the Parties contained in this Agreement (other than any covenants or agreements contained in Article VII, which are subject to Article VII) will survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved. Section 3.25, Section 4.13 and Section 5.03 will survive the Closing and remain in full force and effect indefinitely.

        Section 9.02    Limitations; Qualifications.    Any recovery for breaches of representations or warranties under this Agreement will be subject to the following limitations:

          (a)   A Party will not be liable under this Agreement until the aggregate amount of all damages actually suffered or incurred by the Party exceeds for any and all breaches of warranties $5,000,000 (the "Basket"), in which event such Party will be liable for all such damages actually suffered or incurred by the Party from the first dollar.

          (b)   Notwithstanding the foregoing, the limitations set forth in Section 9.02(a) will not apply to damages from any and all breaches of representations and warranties based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.22, and Section 3.23(b) , or in Section 4.01, Section 4.04, and Section 4.11 or in Article V or in Article VII.

          (c)   The aggregate amount of all damages for breaches of representations and warranties for which a Party will be liable, other than a breach of a representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.22, and Section 3.23(b) or in Section 4.01, Section 4.04, and Section 4.11 or in Article V or in Article VII, will not exceed $30,700,000.

          (d)   The aggregate amount of all damages for breaches of representations and warranties for which a Party will be liable, in any event, will not exceed $203,000,000; provided that in no event will Sharkey, MJB Investments or any member of the Special Committee have any liabilities with respect to any representations or warranties hereunder.

        Section 9.03    Remedies Not Exclusive.    Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity, and all rights and remedies are cumulative and not exclusive of any rights and remedies at law. Nothing in this Section 9.03 will limit any Person's right to seek and obtain any equitable relief to which any Person may be entitled or to seek any remedy on account of any Person's actual fraud, criminal activity or bad faith.

 ARTICLE X
TERMINATION

        Section 10.01    Termination.    This Agreement may be terminated at any time prior to the Closing:

          (a)   by the mutual written consent of the PM Parties and AINC;

          (b)   by AINC by written notice to the PM Parties:

              (i)  if AINC is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the PM Parties or the PM Companies pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by within ten days of written notice of such breach to the PM Parties;

             (ii)  if any of the conditions set forth in Section 8.01 or Section 8.02 have not been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2018 (or such later date occurring on the expiration of the seven-Business Day period described in Section 6.05(c), the "Termination Date"), unless such failure is due to the failure of AINC, New Holdco or Merger Sub to perform or comply with any of the covenants, agreements or conditions of this Agreement to be performed or complied with by it prior to the Closing;

            (iii)  if at the Stockholder Meeting or any adjournment thereof at which this Agreement and the Transactions have been voted upon, the Required Stockholder Vote is not obtained;

            (iv)  if, at any time prior to approval of this Agreement and the Transactions by the Required Stockholder Vote, AINC Board or the Special Committee have effected an Adverse AINC Recommendation as a result of an AINC Intervening Event; provided that (A) AINC has complied with the requirements of Section 6.04 (including Section 6.04(f)), and (B) AINC will concurrently with such termination pay to the Bennetts the AINC Termination Fee in accordance with Section 10.02(b);

             (v)  if, at any time prior to approval of this Agreement and the Transactions by the Required Stockholder Vote, AINC Board or the Special Committee has effected an Adverse AINC Recommendation as a result of an AINC Superior Proposal; provided that (i) AINC has complied with requirements as set forth in Section 6.04 (including Section 6.04(e)), and (ii) AINC will concurrently with such termination pay to the Bennetts the AINC Termination Fee in accordance with Section 10.02(b);

            (vi)  if, at any time no less than three Business Days prior to the Closing Date, AINC certifies to the PM Parties that, based on written advice of counsel, both (x) New Holdco will be considered an "investment company" for tax purposes (within the meaning of Code § 351) at any time (A) immediately after the transactions contemplated by Section 2.01 and to be contemplated by the Merger Agreement or (B) on the Closing Date and (y) the Merger will not qualify as a reorganization within the meaning of Section 368(a) of the Code; or

           (vii)  if there is an Adverse Tax Change prior to Closing.

          (c)   by either of the Bennetts, by written notice to AINC:

              (i)  if none of the PM Parties or the PM Companies are then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by AINC, New Holdco or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured within ten days of written notice of such breach from AINC;

             (ii)  if any of the conditions set forth in Section 8.01 or Section 8.03 have not been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date, unless such failure is due to the failure of the PM Parties or the PM Companies to perform or comply with any of the covenants, agreements or conditions of this Agreement to be performed or complied with by then prior to the Closing;

            (iii)  if, at the Stockholder Meeting or any adjournment thereof at which this Agreement and the Transactions have been voted upon, the Required Stockholder Vote is not obtained;

            (iv)  if, at any time prior to approval of this Agreement by the Required Stockholder Vote, AINC Board or the Special Committee has effected an Adverse AINC Recommendation;

             (v)  if, at any time no less than three Business Days prior to the Closing Date, the Bennetts certify to AINC that, based on written advice of counsel, New Holdco will be considered an "investment company" for tax purposes (within the meaning of Code § 351) at any time (A) immediately after the transactions contemplated by Section 2.01 and to be contemplated by the Merger Agreement or (B) on the Closing Date; or

            (vi)  if there is a PM Party Adverse Tax Change prior to Closing.

          (d)   by AINC or any PM Party in the event that (i) there is any Law that makes consummation of the Transactions illegal or otherwise prohibited, (ii) any Governmental Authority has issued a Governmental Order restraining or enjoining the Transactions, and such Governmental Order has become final and non-appealable, or (iii) if, at any time no less than three Business Days prior to the Closing Date, AINC certifies to the PM Parties, or the PM Parties certify to AINC, that, based on written advice of counsel, the Transactions would result in New Holdco being treated as an "investment company" within the meaning of the Investment Company Act of 1940.

        Section 10.02    Effect of Termination.

          (a)   In the event of the termination of this Agreement in accordance with this Article X, this Agreement will forthwith become void and, subject to Section 10.02(b), there will be no liability on the part of any Party except that nothing in this Agreement will relieve any Party from liability for any bad faith breach of any provision of this Agreement.

          (b)   Notwithstanding the foregoing, if this Agreement is terminated by AINC pursuant to Section 10.01(b)(iv) or Section 10.01(b)(v), then AINC will concurrently pay to the PM Parties a termination fee equal to $4,093,665 plus the actual, documented out-of-pocket costs and expenses actually incurred by the PM Parties in connection with this Agreement and the Transactions (the "AINC Termination Fee"), in cash by wire transfer to an account designated by the PM Parties. AINC will cause any such AINC Termination Fee required to be paid pursuant to this Section 10.02(b) to be paid to the PM Parties at the time of such termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

        Section 11.01    Expenses.    Except as otherwise expressly provided in this Agreement, (a) AINC, regardless of whether the Closing occurs, will pay all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, one half of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act, and any Transfer Taxes and Transfer Tax Return Expenses (collectively, "Transaction Costs"), incurred by AINC, New Holdco, and Merger Sub in connection with this Agreement and the Transactions (including any Transfer Taxes and Transfer Tax Return Expenses to the extent such Transfer Taxes and Transfer Tax Expenses are borne by AINC under Section 7.01(d)); and (b) New Holdco, only if the Closing occurs, will assume and reasonably promptly pay all Transaction Costs incurred or funded by Remington or the PM Companies (on behalf of themselves or their Affiliates) in connection with this Agreement and the Transactions (including any Transfer Taxes and any Transfer Tax Return Expenses to the extent such Transfer Taxes and Transfer Tax Return Expenses would be borne by any such Person under Section 7.01(d) in the absence of this Section 11.01 and one half of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act), plus all bonuses and other payments (including applicable Taxes in respect thereof) made to employees and agents of the PM Companies in connection with the Closing, up to $5,000,000 in the aggregate. Remington and the PM Companies (on behalf of themselves or their Affiliates) will be responsible for the payment of any of their Transaction Costs and/or bonuses in excess of $5,000,000. The Transaction Costs to be paid by New Holdco pursuant to this Section 11.01 include reimbursement by New Holdco of Transaction Costs incurred by Remington and the PM Companies (on behalf of themselves or their Affiliates) in connection with the previous transactions among the Parties which were not consummated. At least five (5) Business Days prior to the Closing, Remington and the PM Companies (on behalf of themselves or their Affiliates) will (i) prepare and deliver to AINC a schedule setting forth their good-faith estimate of Transaction Costs described in clause (b), separately stating each expense ("Transaction Cost Schedule") and (ii) provide AINC with reasonable back-up documentation for each such expense. As soon as practicable after the Closing Remington and the PM Companies (on behalf of themselves or their Affiliates) will provide a final Transaction Cost Schedule and updated documentation for amounts previously estimated. Remington and the PM Companies (on behalf of themselves or their Affiliates) promptly will provide any other documentation or information reasonably requested by AINC to substantiate such Transaction Costs. In addition, if and to the extent that the PM Parties are required to make any payments to AINC, New Holdco or Merger Sub under this Agreement, including a Closing Adjustment or Post-Closing Adjustment as a result of Estimated Working Capital or Closing Working Capital being less than Target Working Capital, such payment obligation shall be treated as an adjustment to the Aggregate Consideration and satisfied by reducing the number shares of New Holdco Preferred Stock issuable pursuant to Section 2.02 by a number of shares equal to the remaining amount of such obligation divided by $25.

        Section 11.02    Notices.    All notices, requests, consents, claims, demands, waivers and other communications under this Agreement will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the fourth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as is specified in a notice given in accordance with this Section 11.02):

  If to Monty J. Bennett, Archie Bennett, Jr., MJB Investments or Remington:
  14185 Dallas Parkway
  Suite 1150
  Dallas, Texas 75254
  Attention: Monty J. Bennett

  with a copy to:
  14185 Dallas Parkway
  Suite 1150
  Dallas, Texas 75254
  Attention: Robert G. Haiman
  and
  Baker Botts LLP
  2001 Ross Avenue
  Suite 1100
  Dallas, Texas 75201
  Attn: Neel Lemon
  If to Sharkey:
  2725 Summit Ridge
  Southlake, Texas 76092
  Attention: Mark A. Sharkey
  with a copy to:
  Haynes and Boone, LLP
  2323 Victory Avenue
  Suite 700
  Dallas, TX 75219-7672
  Attn: Vicki Odette and Michael DePompei
  If to AINC, New Holdco or Merger Sub:
  14185 Dallas Parkway
  Suite 1100
  Dallas, Texas 75254
  Attention: Deric S. Eubanks
  with a copy to:
  Norton Rose Fulbright US LLP
  2200 Ross Avenue, Suite 3600
  Dallas, Texas 75201
  Attn: Head of Corporate Section

        Section 11.03    Interpretation.    For purposes of this Agreement:

          (a)   the word "include" and its derivatives means to include without limitation;

          (b)   the word "or" is not exclusive;

          (c)   inclusion of items in a list or specification of a particular instance of an item will not be deemed to exclude other items of similar import;

          (d)   unless the context otherwise requires, references in this Agreement: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder and in effect from time to time;

          (e)   this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any provision or document to be drafted;

          (f)    the Disclosure Schedules and Exhibits referred to in this Agreement will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement:

          (g)   use of terms that imply gender will include all genders;

          (h)   defined terms will have their meanings in the singular and the plural case;

          (i)    the headings in this Agreement are for reference only and will not affect the interpretation of this Agreement;

          (j)    time is of the essence with respect to this Agreement; and

          (k)   the word "will" will not be deemed a mere prediction of future events.

        Section 11.04    Severability.    If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) the Parties will agree on a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 11.05    Entire Agreement.    This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained in this Agreement and in the other Transaction Documents, and supersede all prior written, and prior and contemporaneous oral, understandings, negotiations, arrangements and agreements, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

        Section 11.06    Successors and Assigns.    This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or delegate its obligations (by operation of law or otherwise) under this Agreement without the prior written consent of the other Parties, which consent will not be unreasonably withheld or delayed. No assignment will relieve the assigning Party of any of its obligations under this Agreement. Any assignment or delegation in violation of this Section 11.06 is void and of no effect.

        Section 11.07    No Third-Party Beneficiaries.    This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to, or will, confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with Article VIII without notice of liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 11.08    Amendment and Modification; Waiver.    This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions of this Agreement will be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party will operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Notwithstanding anything in this Section 11.08, no amendment, modification, supplement, or waiver of any provision of this Agreement will be effective, and no determination may be made by AINC under this Agreement, and no action with respect to this Agreement can be made by AINC, without the prior written approval of the Special Committee.

        Section 11.09    Governing Law; Waiver of Jury Trial.

        (a)   This Agreement will be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule or any other principle that could require the application of the laws of any other jurisdiction.

        (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.09(b).

        Section 11.10    Specific Performance.    The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties will be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity without the need to demonstrate irreparable harm or to post any bond or surety.

        Section 11.11    Counterparts.    This Agreement may be executed in counterparts (including by portable document format (pdf)), each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

        Section 11.12    Special Committee.    No amendment or waiver of any provision of this Agreement will be effective, and no determination may be made by AINC under this Agreement, and no action with respect to this Agreement can be made by AINC, without the prior written approval of the Special Committee.

  [SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed to be effective as of the date first written above.

/s/ ARCHIE BENNETT, JR. Archie Bennett, Jr.
/s/ MONTY J. BENNETT Monty J. Bennett
REMINGTON HOLDINGS, L.P.
By:	Remington Holdings GP, LLC, its general partner
By:	/s/ ARCHIE BENNETT, JR.
	Name:	Archie Bennett, Jr.
	Title:	Member
By:	/s/ MONTY J. BENNETT
	Name:	Monty J. Bennett
	Title:	Member
REMINGTON HOLDINGS GP, LLC
By:	/s/ ARCHIE BENNETT, JR.
	Name:	Archie Bennett, Jr.
	Title:	Member
By:	/s/ MONTY J. BENNETT
	Name:	Monty J. Bennett
	Title:	Member

[Signature Page to Combination Agreement]

ASHFORD, INC.
By:	/s/ DERIC S. EUBANKS
	Name:	Deric S. Eubanks
	Title:	Chief Financial Officer
ASHFORD HOLDING CORP.
By:	/s/ DERIC S. EUBANKS
	Name:	Deric S. Eubanks
	Title:	Chief Financial Officer
ASHFORD MERGER SUB INC.
By:	/s/ DERIC S. EUBANKS
	Name:	Deric S. Eubanks
	Title:	Chief Financial Officer
MJB INVESTMENTS, LP
By:	MJB Investments GP, LLC, its general partner
By:	/s/ MONTY J. BENNETT
	Name:	Monty J. Bennett
	Title:	Sole Member
/s/ MARK A. SHARKEY Mark A. Sharkey

[Signature Page to Combination Agreement]

PROJECT MANAGEMENT LLC
By:	Remington Holdings, L.P., its managing member
By:	Remington Holdings GP, LLC, its general partner
By:	/s/ ARCHIE BENNETT, JR.
	Name:	Archie Bennett, Jr.
	Title:	Member
By:	/s/ MONTY J. BENNETT
	Name:	Monty J. Bennett
	Title:	Member

[Signature Page to Combination Agreement]

ANNEX B
FORM OF ARTICLES SUPPLEMENTARY OF THE SERIES B CONVERTIBLE PREFERRED
STOCK OF ASHFORD HOLDING CORP.

 Annex B

ASHFORD HOLDING CORP.

ARTICLES SUPPLEMENTARY ESTABLISHING AND FIXING THE RIGHTS AND
PREFERENCES OF A SERIES OF SHARES OF PREFERRED STOCK

        Ashford Holding Corp., a Maryland corporation (the "Corporation"), certifies as follows:

        FIRST:    Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article VI of the Corporation's charter (the "Charter"), the Board of Directors (the "Board"), by resolutions duly adopted on                        , 2018, classified and designated 8,120,000 shares of the authorized but unissued preferred stock of the Corporation, par value $25.00 per share ("Preferred Stock"), as a single class of Series B Convertible Preferred Stock, par value $25.00 per share (the "Series B Convertible Preferred Stock"), with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption:

        1.    Defined Terms.    For purposes hereof, the following terms shall have the following meanings in addition to the terms defined above:

        "Articles Supplementary" means the articles supplied by this document.

        "Combination Agreement" means the Combination Agreement dated as of April 6, 2018, by and among Archie Bennett, Jr., Monty J. Bennett, MJB Investments, LP, Mark A. Sharkey, Ashford, Inc. and the other parties thereto.

        "Common Stock" means the Common Stock, par value $0.01 per share, of the Corporation.

        "Conversion Shares" means the shares of Common Stock or other stock of the Corporation then issuable upon conversion of the Series B Convertible Preferred Stock in accordance with the terms of Section 5.

        "Convertible Securities" means any securities (directly or indirectly) convertible into or exchangeable for Common Stock.

        "Date of Issuance" means, for any Share of Series B Convertible Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

        "Dividend Payment Date" has the meaning set forth in Section 3.1.

        "Excluded Issuances" means any issuance or sale by the Corporation after the Date of Issuance of: (a) shares of Common Stock issued on the conversion of the Series B Convertible Preferred Stock or (b) shares of Common Stock issued as contemplated by the Investor Rights Agreement, including Section 3.03 thereof.

        "Intra-Group Transfer" has the meaning set forth in the Investor Rights Agreement.

        "Investor Rights Agreement" means the Investor Rights Agreement, dated as of the date of these Articles Supplementary, by and among the Corporation, Archie Bennett, Jr., Monty J. Bennett, MJB Investments, LP and Mark Sharkey and the other parties thereto.

        "Junior Securities" has the meaning set forth in Section 2.

        "Liquidation" has the meaning set forth in Section 4.1.

        "Liquidation Value" means, with respect to any Share on any given date, an amount equal to the sum of: (a) twenty five United States dollars ($25) (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Series B Convertible Preferred Stock), plus (b) all unpaid accrued and accumulated dividends on such Share (whether or not declared).

        "MGCL" means the Maryland General Corporation Law.

        "Options" means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

        "Pari Passu Securities" has the meaning set forth in Section 2.

        "Person" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

        "Preferred Conversion Price" means $140, as adjusted pursuant to Section 5.

        "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, that is in effect at the time.

        "Senior Securities" has the meaning set forth in Section 2.

        "Series B Convertible Preferred Stock Breach" has the meaning set forth in Section 6.1.

        "Series B Convertible Preferred Stock Certificate" has the meaning set forth in Section 11.

        "Share(s)" means share(s) of the Series B Convertible Preferred Stock.

        "Subsidiary" means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

        "Supermajority of Holders" has the meaning set forth in Section 77.3.

        "Transfer Agent" has the meaning set forth in Section 13.

        2.    Rank.    With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series B Convertible Preferred Stock shall rank: (i) prior to the Corporation's Common Stock and any class or series of stock of the Corporation hereafter created (unless, with the consent of a Supermajority of Holders obtained in accordance with Section 7 hereof, such class or series of stock specifically, by its terms, ranks senior to or pari passu with the Series B Convertible Preferred Stock) (collectively with the Common Stock, "Junior Securities"); (ii) pari passu with any class or series of stock of the Corporation hereafter created (with the written consent of a Supermajority of Holders obtained in accordance with Section 7 hereof) specifically ranking, by its terms, on parity with the Series B Convertible Preferred Stock (the "Pari Passu Securities"); and (iii) junior to any class or series of stock of the Corporation Series B Convertible Preferred Stock hereafter created (with the written consent of a Supermajority of Holders obtained in accordance with Section 7 hereof) specifically ranking, by its terms, senior to the Series B Convertible Preferred Stock (collectively, the "Senior Securities").

        3.    Dividends.

          3.1    Accrual and Payment of Dividends.    From and after the Date of Issuance of any Share, cumulative dividends on such Share shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of (a) 5.50% per annum until the first anniversary of the Date of Issuance, (b) 6.00% per annum from the first anniversary of the Date of Issuance until the second anniversary of the Date of Issuance, and (c) 6.50% per annum from the second anniversary of the Date of Issuance, in each case, on the sum of the Liquidation Value thereof. All accrued dividends on any Share shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation of the Series B Convertible Preferred Stock in accordance with the provisions of Section 4; provided, that to the extent not paid on the last day of March, June, September and December of each calendar year (each such date, a "Dividend Payment Date"), all accrued dividends on any Share shall accumulate and compound on the applicable Dividend Payment Date whether or not declared by the Board or funds are legally available thereof and shall remain accumulated, compounding dividends until paid in cash pursuant hereto or converted pursuant to Section 5. All accrued and accumulated dividends on the Shares shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities.

          3.2    Participating Dividends.    Subject to Section 3.1, in addition to the dividends accruing on the Series B Convertible Preferred Stock pursuant to Section 3.1 hereof, if the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, including the purchase or redemption by the Corporation or any of its Subsidiaries of shares of Common Stock for cash, securities or property, the Corporation shall simultaneously declare and pay a dividend on the Series B Convertible Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all Shares had been converted pursuant to Section 5 as of immediately prior to the record date of the applicable dividend or distribution (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends or distributions are to be determined).

          3.3    Partial Dividend Payments.    Except as otherwise provided in these Articles Supplementary, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Series B Convertible Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued and accumulated but unpaid dividends on the Shares held by each such holder.

        4.    Liquidation.

          4.1    Liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation"), the holders of Shares of Series B Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder.

          4.2    Participation With Common Stock on Liquidation.    In addition to and after payment in full of all preferential amounts required to be paid to the holders of Series B Convertible Preferred Stock upon a Liquidation under Section 4.1, the holders of Shares of Series B Convertible Preferred Stock then outstanding shall be entitled to participate with the holders of shares of Common Stock then outstanding, pro rata as a single class based on the number of outstanding shares of Common Stock on an as-converted basis held by each holder as of immediately prior to the Liquidation, in the distribution of all the remaining assets and funds of the Corporation available for distribution to its stockholders.

          4.3    Insufficient Assets.    If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series B Convertible Preferred Stock the full preferential amount to which they are entitled under Section 4.1, (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series B Convertible Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

          4.4    Notice.

            (a)    Notice Requirement.    In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days prior to any stockholders' meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series B Convertible Preferred Stock notice (by mail to the address of the stockholder as reflected on Corporation records) of the proposed action. Such notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give notice to each holder of Shares of such material change.

            (b)    Notice Waiting Period.    The Corporation shall not consummate any voluntary Liquidation of the Corporation before the expiration of thirty (30) days after the initial notice or ten (10) days after giving any subsequent written notice, whichever is later; provided, that any such period may be shortened upon the written consent of the holders of all the outstanding Shares.

        5.    Conversion.

          5.1    Right to Convert.    Subject to the provisions of this Section 5, at any time and from time to time on or after the Date of Issuance, any holder of Series B Convertible Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series B Convertible Preferred Stock (including any fraction of a Share) held by such holder along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Common Stock (including any fraction of a share) as is determined by (i) multiplying the number of Shares (including any fraction of a Share) to be converted by the Liquidation Value thereof, and then (ii) dividing the result by the Preferred Conversion Price in effect immediately prior to such conversion.

          5.2    Procedures for Conversion.    In order to effectuate a conversion of Shares of Series B Convertible Preferred Stock pursuant to Section 5.1, a holder shall (a) submit a written election to the Corporation that such holder elects to convert Shares, the number of Shares elected to be converted and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of surrender of such Series B Convertible Preferred Stock certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within twenty-one (21) days thereafter) deliver to the relevant holder (a) a certificate in such holder's name (or the name of such holder's designee as stated in the written election) for the number of shares of Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 5.1 and, if applicable (b) a certificate in such holder's name for the number of Shares of Series B Convertible Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of stock issued hereunder by the

  Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

          5.3    Effect of Conversion.    All shares of Series B Convertible Preferred Stock converted as provided in this Section 5 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time.

          5.4    Reservation of Stock.    The Corporation shall at all times when any Shares of Series B Convertible Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of stock, solely for the purpose of issuance upon the conversion of the Series B Convertible Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series B Convertible Preferred Stock pursuant to this Section 5, taking into account any adjustment to such number of shares so issuable in accordance with Section 5.6 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation. The Corporation shall not close its books against the transfer of any of its stock in any manner which would prevent the timely conversion of the Shares of Series B Convertible Preferred Stock.

          5.5    No Charge or Payment.    The issuance of certificates for shares of Common Stock upon conversion of Shares of Series B Convertible Preferred Stock pursuant to Section 5.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof.

          5.6    Adjustment to Preferred Conversion Price and Number of Conversion Shares.    In order to prevent dilution of the conversion rights granted under this Section 5, the Preferred Conversion Price and the number of Conversion Shares issuable on conversion of the Shares of Series B Convertible Preferred Stock shall be subject to adjustment from time to time as provided in this Section 5.6.

    (a)
    Adjustment to Preferred Conversion Price and Conversion Shares Upon Dividend, Subdivision or Combination of Common Stock.    If, other than an Excluded Issuance, the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, then the Preferred Conversion Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series B Convertible Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Preferred Conversion Price in effect immediately prior to such combination shall be proportionately increased in order that the number of Conversion Shares issuable upon conversion of the Series B Convertible Preferred Stock shall be proportionately decreased. Any adjustment under this Section 5.6(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

    (b)
    Adjustment to Preferred Conversion Price and Conversion Shares Upon Reorganization, Reclassification, Consolidation or Merger.    In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares),

      (iii) consolidation or merger of the Corporation with or into another Person, (iv) sale of all or substantially all of the Corporation's assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 5.6(a)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Share of Series B Convertible Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then issuable upon conversion of such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any); and, in such case, appropriate adjustment shall be made with respect to such holder's rights under these Articles Supplementary to insure that the provisions of this Section 5 shall thereafter be applicable, as nearly as possible, to the Series B Convertible Preferred Stock in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of Series B Convertible Preferred Stock (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Corporation, an immediate adjustment in the Preferred Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate proportional adjustment to the number of Conversion Shares acquirable upon conversion of the Series B Convertible Preferred Stock without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Preferred Conversion Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 5.6(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to these Articles Supplementary, the obligation to deliver to the holders of Series B Convertible Preferred Stock such shares of stock, securities or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series B Convertible Preferred Stock.

    (c)
    Exceptions To Adjustment Upon Issuance of Common Stock.    Anything in these Articles Supplementary to the contrary notwithstanding, there shall be no adjustment to the Preferred Conversion Price or the number of Conversion Shares issuable upon conversion of the Series B Convertible Preferred Stock with respect to any Excluded Issuance.

    (d)
    Certificate as to Adjustment.

                (i)  As promptly as reasonably practicable following any adjustment of the Preferred Conversion Ratio, but in any event not later than twenty-one (21) days thereafter, the Corporation shall furnish to each holder of record of Series B Convertible Preferred

      Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

               (ii)  As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series B Convertible Preferred Stock, but in any event not later than twenty-one (21) days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Preferred Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the Shares of Series B Convertible Preferred Stock held by such holder.

    (e)
    Notices. In the event:

                (i)  that the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series B Convertible Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other security; or

               (ii)  of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation's assets to another Person; or

              (iii)  of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

    then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series B Convertible Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least twenty-one (21) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other stock or securities at the time issuable upon conversion of the Series B Convertible Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series B Convertible Preferred Stock and the Conversion Shares.

        6.    Breach of Obligations.

          6.1    Series B Convertible Preferred Stock Breach.    In addition to any other rights which a holder of Shares of Series B Convertible Preferred Stock is entitled under any other contract or agreement and any other rights such holder may have pursuant to applicable law, the holders of Shares of Series B Convertible Preferred Stock shall have the rights and remedies set forth in

  Section 6.2 in the event the Corporation fails to pay in cash any dividend on a Dividend Payment Date pursuant to Section 3.1, whether or not such payment is declared by the Board or is legally permissible or is otherwise prohibited, for two (2) consecutive quarterly periods (a "Series B Convertible Preferred Stock Breach"); provided, that a Series B Convertible Preferred Stock Breach will not be deemed to have occurred in the event that the failure to pay in cash any dividend on a Dividend Payment Date pursuant to Section 3.1 was substantially caused by any action or omission on the part of any holder of Shares of Series B Convertible Preferred Stock in such holder's capacity as a director or officer of the Corporation.

          6.2    Consequences of Breach.    If a Series B Convertible Preferred Stock Breach has occurred and is continuing, then, in addition to any rights provided in the Investor Rights Agreement, until such arrearage is paid in cash in full (at which time the rights hereunder shall terminate, subject to revesting in the event of each and every subsequent Series B Convertible Preferred Stock Breach):

    (a)
    Increased Dividend Rate.    The dividend rate on the Series B Convertible Preferred Stock set forth in Section 3.1 hereof shall increase immediately to 10.00% per annum until no Series B Convertible Preferred Stock Breach exists.

    (b)
    No Dividends on Common Stock.    No dividends may be declared and paid, or any other distributions or redemptions may be made, on the Common Stock.

    (c)
    Additional Board Designation Rights.    The number of directors constituting the Board shall be increased by two (2) Board seats (and the Corporation shall take all necessary action under its organizational documents, including its bylaws, to effectuate such increase and the other rights hereunder). Archie Bennett, Jr., during his lifetime, and a Supermajority of Holders thereafter, and Monty J. Bennett, during his lifetime, and a Supermajority of Holders thereafter, will each be entitled to designate one individual (other than Archie Bennett, Jr.) to fill such newly created Board seats, to fill any vacancy in such Board seats and to remove and replace any individuals designated to fill such Board seats. Such additional directors shall have all voting and other rights (including for purposes of determining the existence of a quorum) as the other individuals serving on the Board. Upon the termination of the Series B Convertible Preferred Stock Breach, the term of office on the Board of all individuals who may have been designated as directors hereunder shall cease (and such individuals shall promptly resign from the Board), and the number of directors constituting the Board shall return to the number of directors that constituted the entire Board immediately prior to the occurrence or existence of the initial Series B Convertible Preferred Stock Breach giving rise to the foregoing rights.

        7.    Voting Rights and Protective Provisions.

          7.1    General.    The holders of Series B Convertible Preferred Stock shall be entitled to vote with the Common Stock on all matters submitted to the stockholders of the Corporation for approval with the number of votes attributable to each Share being determined on an as-converted basis assuming all Shares had been converted pursuant to Section 5 as of immediately prior to the date as of which the holders of Common Stock entitled to vote on any such matter are to be determined. The holders of Series B Convertible Preferred Stock shall also have the voting rights as provided in Section 7.2 and Section 7.3.

          7.2    Series B Convertible Preferred Stock Directors.    When a Series B Convertible Preferred Stock Breach has occurred and is continuing, certain of the holders of Series B Convertible Preferred Stock shall have the right, voting as a class, to appoint two (2) directors as provided by Section 6.2.

          7.3    Protection Provisions.    So long as any Shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by the MGCL) of the holders of at least 55% ("Supermajority of Holders") of the shares of the Series B Convertible Preferred Stock at the time outstanding:

    (a)
    amend, alter or repeal any provision of the Articles Supplementary or the Charter (including any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to modify in any way the terms, rights, preferences, privileges or voting powers of the Series B Convertible Preferred Stock;

    (b)
    alter or change the rights, preferences or privileges of any stock of the Corporation so as to affect adversely the Series B Convertible Preferred Stock;

    (c)
    create or issue any Senior Securities;

    (d)
    issue any shares of Series B Convertible Preferred Stock other than pursuant to the Combination Agreement;

    (e)
    enter into (or suffer to exist) any agreement that expressly prohibits or restricts (i) the payment of dividends on the Series B Convertible Preferred Stock or the Common Stock or (ii) the exercise of the Change of Control Put Option (as such term is defined in the Investor Rights Agreement);

    (f)
    other than the payment of dividends on the Series B Convertible Preferred Stock or payments to purchase any of the Series B Convertible Preferred Stock, transfer all or any substantial portion of the Corporation's or its Subsidiaries' cash balances or other assets to any Person other than the Corporation or any such Subsidiary other than by means of a dividend payable by the Corporation pro rata to the holders of the Corporation's Common Stock (together with a corresponding dividend payable to the holders of the Series B Convertible Preferred Stock in accordance with Section 3.2); or

    (g)
    enter into (or suffer to exist) any agreement, commitment, understanding or other arrangement to take any of the foregoing actions.

        8.    No Preemptive Rights.    No holder of the Series B Convertible Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right or any other right to remediate dilution with respect to, any part of any new or additional issue of stock of any class whatsoever or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend, except as otherwise provided in the Investor Rights Agreement.

        9.    Reissuance of Series B Convertible Preferred Stock.    Any Shares of Series B Convertible Preferred Stock redeemed, converted or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of Preferred Stock of the Corporation and no such Shares shall thereafter be reissued, sold or transferred as Series B Convertible Preferred Stock.

        10.    Record Holders.    To the fullest extent permitted by applicable law, the Corporation (and any Transfer Agent for the Series B Convertible Preferred Stock) may deem and treat the record holder of any share of the Series B Convertible Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation (and any such Transfer Agent) shall not be affected by any notice to the contrary.

        11.    Certificates.    Series B Convertible Preferred Stock shall be certificated and issued in registered form only. The Corporation shall keep and maintain, or shall cause to be kept and maintained, a register in which, subject to such reasonable regulations as the Corporation may prescribe, the Corporation shall provide for the registration of shares and transfers, exchanges or substitutions as provided herein.

        12.    Transfer Restrictions and Legends.    Shares of Series B Convertible Preferred Stock may not be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of by a holder except pursuant to a registration statement that has become effective under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

        13.    Transfer Agent.    The Corporation may, its sole discretion, appoint or remove a transfer agent and registrar for the Series B Convertible Preferred Stock (the "Transfer Agent") in accordance with the agreement between the Corporation and the Transfer Agent.

        14.    Transfer.    A holder may transfer a Series B Convertible Preferred Stock Certificate only upon surrender of such certificate for registration of transfer, presented at the principal executive offices of the Corporation (or the offices of the Transfer Agent, if a Transfer Agent has been appointed) with a written instruction in form satisfactory to the Corporation (and Transfer Agent) duly executed by such holder, and accompanied by certification that such transfer will comply with the appropriate transfer restrictions applicable to such Series B Convertible Preferred Stock Certificate.

        15.    Lost or Stolen Certificates.    Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates and (ii) (y) in the case of loss, theft or destruction, indemnity (without bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series B Convertible Preferred Stock.

        16.    Waiver.    Notwithstanding any provision in these Articles Supplementary to the contrary, any provision contained herein and any right of the holders of Series B Convertible Preferred Stock granted hereunder may be waived as to all shares of Series B Convertible Preferred Stock (and the holders thereof) upon the written consent of a Supermajority of Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series B Convertible Preferred Stock shall be required.

        17.    Notices.    Except as otherwise provided in these Articles Supplementary, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. The address for such communications are (i) if to the Corporation, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254, (972) 392-1929 (facsimile number), Attention: Chief Operating Officer, and (ii) to any stockholder, at such holder's address at it appears in the stock records of the Corporation.

        SECOND:    The Series B Convertible Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

        THIRD:    These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

        FOURTH:    These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

        FIFTH:    The undersigned Chief Operating Officer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Operating Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

        IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Financial Officer and attested to by its Assistant Secretary of this                        day of                        , 2018.

ASHFORD HOLDING CORP.
By:
Name:
Title:

ATTEST
By:
Name:
Title:

ANNEX C
FAIRNESS OPINION

 Annex C

JANNEY MONTGOMERY SCOTT LLC

I N V E S T M E N T B A N K I N G

Established 1832

April 3, 2018
Special Committee of the Board of Directors
Ashford Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254

Members of the Special Committee of the Board of Directors:

        We understand that Ashford Inc. ("AINC" or the "Company") is considering entering into a Combination Agreement (the "Combination Agreement") with Archie Bennett, Jr. and Monty J. Bennett (collectively, the "Bennetts"); Remington Holdings, LP ("Remington"); Remington Holdings GP, LLC, the general partner of Remington; Project Management LLC, a wholly owned Subsidiary of Remington ("PM LLC"); solely for the purpose of conveying the interest in PM LLC to be acquired by it pursuant to the PM Formation Agreement, MJB Investments, LP ("MJB Investments"); solely for the purpose of conveying the interest (if any) in PM LLC to be acquired by him pursuant to the PM Formation Agreement, Mark A. Sharkey (together with the Bennetts and MJB Investments, the "Sellers"); Ashford Holding Corp., a wholly owned Subsidiary of AINC ("New Holdco"); and Ashford Merger Sub Inc., a wholly owned Subsidiary of New Holdco ("Merger Sub"), pursuant to which, among other things, the common stockholders of AINC will become common stockholders of New Holdco and New Holdco will acquire 100% of the PM LLC Transferred Securities in exchange for $203,000,000 of New Holdco Preferred Stock (such consideration, together with up to $5,000,000 of the Sellers' Transaction Costs and certain other Seller-related expenses to be paid by New Holdco under the Combination Agreement, the "Aggregate Consideration," and such acquisition, the "Proposed Transaction"). In connection with the Proposed Transaction, and as contemplated by the Combination Agreement, at the Closing, among other things, (i) pursuant to the Merger Agreement, Merger Sub will merge with and into AINC, with AINC surviving and becoming a wholly owned Subsidiary of New Holdco (the "Merger") and each outstanding share of common stock of AINC will be converted into the right to receive one (1) share of common stock of New Holdco, (ii) the Sellers, Remington, PM LLC and certain other persons will undertake the PM Formation Transaction such that, among other things, all of the assets and liabilities associated with the Project Management Business will be transferred to PM LLC prior to the consummation of the combination and ownership of the Project Management Business will be transferred pursuant to the transfer of the PM LLC Transferred Securities. In addition, following the Proposed Transaction, New Holdco is expected to undertake certain internal restructuring transactions (together with the Merger and the PM Formation Transaction, the "Related Transactions"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Combination Agreement. In connection with the Proposed Transaction, the Sellers and New Holdco will enter into an Investor Rights Agreement pursuant to which, among other things, the Sellers will, for a period of five years following the Closing, not have discretionary voting power over that portion of the New Holdco Preferred Stock issued to the Sellers in the Proposed Transaction that exceeds 25% of the voting power of New Holdco.

        You have asked our opinion, as of the date hereof, whether the Aggregate Consideration to be paid in the Proposed Transaction by New Holdco is fair, from a financial point of view, to New Holdco.

        Our opinion does not address, among other things, (i) the Related Transactions, (ii) the relative merits of the Proposed Transaction or the Related Transactions as compared to other business strategies or transactions that might be available to the Company, (iii) the underlying business decision of the Company or any other party to proceed with or effect the Proposed Transaction, the Related Transactions or any other transaction related to the Proposed Transaction or Related Transactions, (iv) any advisory agreements or other agreements or relationships between the parties to the Proposed Transaction or the Related Transactions, or (v) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Proposed Transaction, the Related Transactions or otherwise (other than the Aggregate Consideration to the extent expressly specified herein). We have not been asked to, nor do we, offer any opinion as to the terms, other than the Aggregate Consideration to the extent expressly specified herein, of (i) the Combination Agreement or (ii) the Merger Agreement or any other documents related to the Proposed Transaction or the Related Transactions (collectively, the "Other Transaction Documents"), or the structure of the Proposed Transaction or the Related Transactions. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Combination Agreement and will not differ in any material respect from the draft dated April 2, 2018 that we have reviewed, (ii) the parties will comply with all material terms of the Combination Agreement and the Other Transaction Documents, and (iii) the Proposed Transaction and Related Transactions will be consummated in accordance with the terms of the Combination Agreement and the documents related to the Related Transactions without any waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any imposition of material restrictions, terms or conditions, material delay or adverse effect on the Company.

        In rendering our opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances including, among other things, the following:

          (a)   reviewed the historical financial performance, current financial position and general prospects of the Company and of the Project Management Business to be acquired pursuant to the Proposed Transaction (the "Acquired Business");

          (b)   reviewed certain internal financial and operating information with respect to the business, operations and general prospects of the Company, including certain historical financial adjustments and financial forecasts prepared by the Company and used per instruction of the Company (the "Company Forecasts");

          (c)   reviewed certain internal financial and operating information with respect to the business, operations and general prospects of the Acquired Business, including certain historical financial adjustments and financial forecasts prepared by Remington and used per instruction of the Company (the "Acquired Business Forecasts");

          (d)   discussed the Acquired Business's historical financial performance, current financial position and general prospects with members of the Company's senior management team;

          (e)   reviewed certain pro forma financial effects of the Proposed Transaction on the Company, based on certain projections for the Company provided by the management of the Company;

          (f)    reviewed the proposed financial terms of the Proposed Transaction, as set forth in the draft Combination Agreement, dated April 2, 2018;

          (g)   to the extent deemed relevant, analyzed publicly available information of certain selected publicly traded companies and compared the financial and operating performance of the Acquired Business to these other companies;

          (h)   to the extent deemed relevant, analyzed information of certain other selected merger and acquisition transactions and compared the Proposed Transaction from a financial point of view to these other transactions to the extent information concerning such transactions was publicly available;

          (i)    discussed with certain members of senior management of the Company the strategic aspects of the Proposed Transaction, including, but not limited to, past and current business operations, financial condition and prospects (including their views on the risks and uncertainties of achieving the Acquired Business Forecasts); and

          (j)    performed such other analyses and examinations as we deemed necessary.

        We have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and its representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken any independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. For purposes of this opinion, we have not been requested to, and did not, make an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, the Acquired Business or any of their respective affiliates or subsidiaries and we have not been furnished with any such evaluation or appraisal. We have not made any physical inspection of the properties or assets of the Company or the Acquired Business. With respect to the Company Forecasts and the Acquired Business Forecasts, the Company's management has confirmed that they have been prepared in good faith and reflect the best currently available estimates and judgments of such management of the future financial performance of the Company and the Acquired Business. We express no opinion or view as to such financial forecasts or the assumptions on which they are based or if the Proposed Transaction were not consummated that the Company's or the Acquired Business's performance would be consistent with such forecasts. For purposes of rendering this opinion, we have relied only on the Company's and Acquired Business's historical financial information, except for such financial forecasts (which we have assumed will be achieved) in connection with our public company, precedent transactions and discounted cash flow analyses. We have assumed in all respects material to our analyses that all of the representations and warranties contained in the Combination Agreement and the Other Transaction Documents are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent to Closing under the Combination Agreement are not waived and that the Proposed Transaction will be consummated in a timely manner in accordance with the terms described in the Combination Agreement in the form provided to us without any amendments or modifications thereto.

        Janney Montgomery Scott LLC, as part of its investment banking business, is engaged in the valuation of companies and their securities in connection with mergers and acquisitions. We have received a non-refundable retainer fee (the "Retainer Fee"), will receive a fee (the "Opinion Fee") for rendering this opinion (which fee is not contingent on the successful completion of the Proposed Transaction or the conclusions expressed herein) and will receive a fee upon the consummation of the Proposed Transaction, should such consummation occur (the "Transaction Fee"), provided that the Retainer Fee and the Opinion Fee are creditable against any Transaction Fee. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us for certain liabilities arising out of our engagement as advisor to the Company and rendering this opinion.

        In the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of the Company for our own account or for the accounts of customers. Janney has acted as an underwriter to Ashford Hospitality Trust, Inc. and Ashford Hospitality Prime, Inc. in offerings in the past two years. Except as described herein and as previously disclosed on the relationship statement provided to the Special Committee of the Board of Directors of the Company (the "Special Committee"), there are no other material relationships that existed during the two years prior to the date hereof or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between us and any party to the Combination Agreement. We may provide investment banking services to the Company or its affiliates and to Ashford Hospitality Trust, Inc. and Ashford Hospitality Prime, Inc. in the future for which we would seek customary compensation.

        Our opinion is rendered on the basis of market, economic and other conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of the Company and the Acquired Business, as they exist and are known to us on the date hereof, and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction, and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or otherwise act with respect to the Proposed Transaction or the Related Transactions. Our opinion may not be relied upon by any creditors or other stakeholders of the Company or New Holdco. Notwithstanding the foregoing, a member of the Special Committee may provide this opinion on a strictly confidential basis to any member of the Board of Directors of the Company that does not have a personal or financial interest in the Acquired Business or the parties to the Proposed Transaction other than the Company or in the Proposed Transaction (each, an "Additional Independent Director") for review in connection with his or her responsibilities as a Director of the Company and such Additional Independent Director will be entitled to rely on the opinion as though such Additional Independent Director were a member of the Special Committee in taking any action to approve or ratify the Proposed Transaction.

        Our opinion is directed only to the fairness, from a financial point of view, as of the date hereof, of the Aggregate Consideration to be paid by New Holdco pursuant to the Combination Agreement and does not address the fairness of the Proposed Transaction to, or any consideration paid in connection therewith by, or the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, New Holdco or any other party to the Proposed Transaction or the Related Transactions or their affiliates, whether relative to the Aggregate Consideration or otherwise. We are not expressing any opinion as to the impact of the Proposed Transaction on the solvency or viability of the Company, New Holdco, the Acquired Business, and/or any of the other parties to the Combination Agreement or the Other Transaction Documents, or their ability to pay their debts when they become due. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion shall not be reproduced, disclosed, summarized, described or referred to without Janney's prior written consent other than to the Company's consultants, advisors, bankers, accountants or attorneys who need to know such information in connection with the Proposed Transaction. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Company and their advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, New Holdco, the Proposed Transaction and the Related Transactions. This opinion has been approved by our fairness opinion committee.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Aggregate Consideration to be paid by New Holdco in the Proposed Transaction pursuant to the Combination Agreement is fair, from a financial point of view, to New Holdco.

Very truly yours,

/s/ Janney Montgomery Scott

JANNEY MONTGOMERY SCOTT LLC

ANNEX D
FORM OF INVESTOR RIGHTS AGREEMENT

 Annex D

INVESTOR RIGHTS AGREEMENT

        INVESTOR RIGHTS AGREEMENT (this "Agreement") is entered into as of                        , 2018, by and among Ashford Holding Corp., a Maryland corporation (the "Company"), Archie Bennett, Jr., Monty J. Bennett, MJB Investments, LP (each a "Remington Holder" and collectively, the "Remington Holders"), Mark A. Sharkey ("Sharkey"), and any other Persons that become parties to this Agreement by joinder as provided in this Agreement. Capitalized terms used in this Agreement and not otherwise defined have the meanings given such terms in Article 1 or in the applicable Section cross-referenced in Article 1.

PRELIMINARY STATEMENTS

          A.    The Company, the Remington Holders and certain other Persons are parties to the Combination Agreement, dated as of April 6, 2018 (the "Combination Agreement").

          B.    As a condition to the Closing pursuant to the Acquisition Agreement, the parties have agreed to enter into this Agreement in order to provide, among other things, governance and operational covenants.

        THEREFORE, the parties intending to be legally bound agree as follows:

ARTICLE 1
DEFINITIONS

        1.01    Definitions.    Terms used in this Agreement and not otherwise defined in this Agreement will have the following meanings.

        "Acting in Concert" has the meaning set forth in Annex A attached hereto.

        "AINC" means Ashford, Inc., a Maryland corporation that will be a wholly-owned Subsidiary of the Company immediately following the Merger (as defined in the Merger Agreement).

        "Agreement" has the meaning set forth in the Preamble.

        "Affiliate" and its correlative terms have the meanings ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.

        "Associate" and its correlative terms have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.

        "Base Strike Price" means $25 (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Company Preferred Stock in a manner consistent with the corresponding adjustment to the Liquidation Value); provided, that at any time prior to the Closing, a Majority in Interest of the Remington Holders may elect in writing to set the Base Strike Price at a specified amount less than $25, in which case such specified amount (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Company Preferred Stock in a manner consistent with the corresponding adjustment to the Liquidation Value) shall be the Base Strike Price.

        "Beneficially Own," "Beneficial Owner," and their correlative terms, has the meaning set forth in Annex A attached hereto.

        "Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Dallas, Texas are authorized or required by Law to be closed for business.

        "Call Option Closing" has the meaning set forth in Section 3.02.

        "Change of Control" means, with respect to any Covered Investor, the occurrence of any of the following, in each case that was not voted for or consented to by such Covered Investor solely in its capacity as a stockholder of the Company (but not in any other capacity): (a) any Person (other than the Remington Holders, their controlled Affiliates, any trust or other estate in which a Remington Holder has a substantial beneficial interest or as to which such Remington Holder serves as trustee or in a similar fiduciary capacity, any Immediate Family Member of a Remington Holder, or any Group of which any Remington Holder is a member) acquires Beneficial Ownership of securities of the Company that, together with the securities of the Company previously Beneficially Owned by the first such Person, constitutes more than 50% of the total voting power of the Company's outstanding securities, or (b) the sale, lease, transfer or other disposition (other than as collateral) of all or a majority of the Company's (taken as a whole) assets or income or revenue generating capacity, other than to any direct or indirect majority-owned and controlled Affiliate of the Company.

        "Change of Control Put Option" has the meaning set forth in Section 3.03.
        "Code" means the Internal Revenue Code of 1986.

        "Closing" means the consummation of the transactions contemplated by the Combination Agreement.

        "Closing Date" means the date on which the Closing is effective.

        "Combination Agreement" has the meaning set forth in the Preliminary Statements.

        "Commencement Date" means, with respect to each Remington Holder, the date on or after which Monty J. Bennett is not the principal executive officer of the Company.

        "Company" has the meaning set forth in the Preamble.

        "Company Board" means the Board of Directors of the Company that manages the business and affairs of the Company.

        "Company Cleansed Shares" has the meaning set forth in Section 4.02(b).

        "Company Common Stock" means the common stock of the Company, par value $0.01 per share, entitled to cast one vote on all matters in which holders of common stock may vote.

        "Company Group" has the meaning set forth in Section 2.01(a)(i).

        "Company Preferred Stock" means the Series B convertible preferred stock of the Company, par value $25 per share, issued to the Remington Holders or Sharkey at the Closing, as authorized by the Preferred Stock Articles Supplementary.

        "Company Preferred Stock Cash Amount" means, at any date of determination, an amount, determined on a per share basis, equal to the sum of (a) the Base Strike Price multiplied by 100.5%, plus (b) all accrued and unpaid dividends, as provided by the Preferred Stock Articles Supplementary, plus (c) in the event that the Change of Control Put Option is exercised prior to the fifth anniversary of the Closing Date, an additional amount (the "Additional Payment"), which shall initially be 15% of the Base Strike Price, and reduced by 3% of the Base Strike Price for each year, inclusive of the year in which the Change of Control Put Option is exercised, until the fifth anniversary of the Closing Date. For the avoidance of doubt, the Additional Payment shall be 15% of the Base Strike Price until the first anniversary of the Closing Date, 12% from the first anniversary of the Closing Date until the second anniversary of the Closing Date, 9% from the second anniversary of the Closing Date until the third anniversary of the Closing Date, 6% from the third anniversary of the Closing Date until the fourth anniversary of the Closing Date, and 3% from the fourth anniversary of the Closing Date until the fifth anniversary of the Closing Date. No Additional Payment shall be due in respect of any period after the fifth anniversary of the Closing Date.

        "Company Shares" means shares of Company Common Stock and Company Preferred Stock.

        "Conversion Price" means $140, as adjusted as provided in Section 3.04.

        "Cost Sharing Agreement" means that certain Cost Sharing Agreement, dated as of the Closing Date, among Remington Holdings, LP, PM LLC, and the Company.

        "Covered Investor" means each Remington Holder, Sharkey and each Person that succeeds to the interests of a Remington Holder or Sharkey as a result of a Permitted Transfer.

        "Disinterested Director" means, with respect to any action or transaction, each director of the Company that (a) is neither an officer nor an employee, nor has been an officer or employee, of the Company, any Covered Investor, or either of their respective Affiliates or Associates within five years and (b) has no material personal or financial interest in such transaction or matter that is distinct from the holders of Company Shares that are not Affiliates or Associates of a Covered Investor.

        "Exchange Act" means the Securities Exchange Act of 1934.

        "GAAP" means generally accepted accounting principles in the United States consistently applied.

        "Group" has the meaning ascribed to such term under Rule 13d-5(b) under the Exchange Act.

        "Holder" means any Person Beneficially Owning Company Shares.

        "Holder Group Investor" means each Remington Holder and each Person that succeeds to the interests of a Remington Holder as a result of an Intra-Group Transfer.

        "Immediate Family Member" means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, step-sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a referenced natural person.

        "In-Scope Service Providers" means the executive officers of PM LLC, and any independent contractors or consultants spending a majority of their respective time on the Project Management Business.

        "Intra-Group Transfer" means the Transfer of shares of Company Preferred Stock or Company Common Stock by a Remington Holder, a Holder Group Investor or a Covered Investor (including by the estate of any such Person) to: (a) an Immediate Family Member of a Covered Investor, or a trust established for the benefit of one or more such Immediate Family Members, in each case, without consideration and for bona fide estate, succession or tax planning purposes, or (b) a Person that is majority Beneficially Owned and is controlled by a Covered Investor; provided that, in each of the foregoing cases, the transferee becomes a party to this Agreement as a Covered Investor.

        "Liquidation Value" has the meaning set forth in the Preferred Stock Articles Supplementary.

        "Joinder Transferees" has the meaning set forth in Section 3.01(b).

        "Major Investor" means one or more Holder Group Investors that Beneficially Own, in the aggregate, no less than 20% of the issued and outstanding shares of Company Common Stock (taking into account such Person's Company Preferred Stock on an as-converted basis).

        "Majority in Interest" of the Remington Holders, the Holder Group Investors or the Covered Investors, as applicable, means, at any time, those Remington Holders, Holder Group Investors or Covered Investors, as applicable, holding in the aggregate 55% of the total number of shares of Company Common Stock (in all cases taking into account the Company Preferred Stock on an as-converted basis) held by all Remington Holders, Holder Group Investors or Covered Investors, as applicable.

        "Merger Agreement" means that certain Merger Agreement, dated as of the Closing Date, among AINC, the Company, and Ashford Merger Sub Inc., setting forth the terms and conditions upon which Ashford Merger Sub Inc. is merged with and into AINC effective as of the Closing Date.

        "New Holdco Restructuring Agreement" means that certain Restructuring Agreement, dated as of the Closing Date, among the Company, AINC and certain other parties thereto, setting forth the terms and conditions upon which the Company will restructure its businesses.

        "New Securities" has the meaning set forth in Section 4.05.

        "Non Cleansed Shares" means all Reference Shares held by a Covered Investor that are not Company Cleansed Shares.

        "Participation Notice" has the meaning set forth in Section 4.05(c).

        "Permitted Transfer" means a Transfer to any of the following transferees of shares of Company Preferred Stock: (a) an Intra-Group Transfer; (b) any Transfer as part of the exercise of the conversion rights of the Company Preferred Stock as set forth in the Preferred Stock Articles Supplementary; (c) any Transfer to a bona fide charitable foundation, and (d) any Transfer made pursuant to or in accordance with or as permitted by Sections 3.01, 3.02 or 3.03. In each of the foregoing cases (other than Sections 3.02 or 3.03), the transferee must become a party to this Agreement as a Covered Investor.

        "Person" means any individual; any public or private entity, including any corporation, partnership, limited partnership, limited liability company, trust, or business enterprise or any governmental agency or instrumentality; and any Group.

        "PM Contribution Agreement" means that certain Contribution Agreement, dated as of the Closing Date, among the Remington Holders, Sharkey, and the Company, setting forth the terms and conditions upon which the Remington Holders and Sharkey contribute interests in PM LLC to the Company.

        "PM Formation Agreement" means that certain Formation Agreement, dated as of the Closing Date, among the Remington Holders, Sharkey, Remington Holdings GP, LLC, Remington Holdings, LP, PM LLC, Remington Hotels and Remington L&H, setting forth the terms and conditions upon which (i) Remington Hotels and Remington L&H transfer the Project Management Business to PM LLC and (2) interests in PM LLC are transferred to the Remington Holders and Sharkey.

        "PM LLC" means Project Management LLC, a Maryland limited liability company.

        "Pre-Emptive Notice" has the meaning set forth in Section 4.05(a).

        "Pre-Emptive Share" means, with respect to all Holder Group Investors, a percentage equal to the total number of New Securities specified in the Pre-Emptive Notice, multiplied by a fraction (a) the numerator of which is the sum of the total number of Company Shares held by such Holder Group Investor (determined on a fully-diluted and an as-converted basis) and (b) the denominator of which is sum of the total number of Company Shares outstanding (determined on a fully-diluted and an as-converted basis), in each case calculated as of the date on which the Pre-Emptive Notice is delivered to the Holder Group Investors, such amount to be allocated ratably in accordance with each Holder Group Investor's pro rata percentage thereof or as the exercising Holder Group Investors may mutually agree

        "Pre-Emption Period" means the period beginning on the date on which the Pre-Emptive Notice is delivered to the Holder Group Investors and ending 30 days thereafter

        "Preferred Call Option" has the meaning set forth in Section 3.02(a).

        "Preferred Stock Articles Supplementary" means the Articles Supplementary authorizing the Company Preferred Stock in effect as of the Closing.

        "Proceedings" has the meaning set forth in Section 5.06(b).

        "Prohibited Beneficial Owner" has the meaning set forth in Annex A attached hereto.

        "Project Management Business" means the project management activities conducted, prior to the Closing, by Remington Hotels and Remington L&H, and after the Closing, by PM LLC, within the lodging industry, including construction management, interior design, architectural oversight, and the purchasing, expediting, warehousing, freight management, installation and supervision of furniture, fixtures, and equipment, and related services. The Project Management Business shall not include any portion of the Property Management Business or any other business conducted by the Company through PM LLC after the Closing that does not constitute Project Management Business; provided, that the conduct of any business through PM LLC other than the Project Management Business will not be deemed to diminish the scope of the Project Management Business for the purposes of this Agreement.

        "Property Management Business" means the property management activities conducted by Remington Holdings, LP and its Subsidiaries within the lodging industry, including hotel operations, sales and marketing, revenue development, budget oversight, guest service, asset maintenance (not involving capital expenditures), and related services. The Property Management Business shall not include any portion of the Project Management Business.

        "Put Option Closing" has the meaning set forth in Section 3.03(b).

        "Reference Shares" means all voting securities of the Company that are (without duplication):

          (a)   Beneficially Owned by any Covered Investor, including any such voting securities as to which any Covered Investor has sole or shared voting power;

          (b)   Beneficially Owned by any member of a Group of which any Covered Investor is a member; or

          (c)   subject to or referenced in any derivative or synthetic interest that (i) conveys any voting right in Company Common Stock, as applicable, or (ii) is required to be, or is capable of being, settled through delivery of Company Common Stock, as applicable, in either case, that is held or Beneficially Owned by any Covered Investor or any controlled Affiliate or any Covered Investor.

        "Remington Hotels" means Remington Hotels LLC, a Delaware limited liability company.

        "Remington L&H" means Remington Lodging & Hospitality, LLC, a Delaware limited liability company.

        "Restricted Period" has the meaning set forth in Section 2.01(a).

        "Securities Act" means the Securities Act of 1933, as amended.

        "Seller Nominee" has the meaning set forth in Section 4.01(a).

        "Sole Voting Shares" means all voting securities of the Company that any Covered Investor has the sole power to vote and all such voting securities held by any Immediate Family Member of such Covered Investor or a trust established for the benefit of such Covered Investor or an Immediate Family Member of such Covered Investor.

        "Subsidiary" means, with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than equity securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

        "Transaction Documents" means the Combination Agreement, the Company certificate of incorporation as in effect on the date of the Combination Agreement, the Preferred Stock Articles Supplementary, the PM LLC certificate of formation as in effect on the date of the Combination Agreement, the certificate of incorporation of Ashford Merger Sub Inc. as in effect on the date of the Combination Agreement, the PM Contribution Agreement, the Merger Agreement, this Agreement, the Cost Sharing Agreement, the New Holdco Restructuring Agreement, and the PM Formation Agreement.

        "Transactions" means all the transactions contemplated by the Combination Agreement and the other Transaction Documents.

        "Transfer" and its correlative terms mean any sale, assignment, pledge, hypothecation, transfer, or other disposition or encumbrance of any shares of Company Preferred Stock or Company Common Stock, or any beneficial interest therein, whether in a single transaction or a series of related transactions, but does not include a bona fide pledge of shares of Company Preferred Stock or Company Common Stock in an arm's length lending transaction with a Person that is not an Affiliate of such pledgor of shares of Company Preferred Stock or Company Common Stock.

ARTICLE 2
Non-Competition; Non-Solicitation

        2.01    Non-Competition; Non-Solicitation.    Ancillary to the Combination Agreement, each of the Remington Holders covenant and agree to the following:

          (a)   Commencing as of the date of this Agreement and continuing for a period of the later of three years following the Closing Date or three years following the Commencement Date (the "Restricted Period"), each Remington Holder will not, and will not permit any of its controlled Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Project Management Business anywhere in the United States of America, including any metropolitan statistical area in the United States of America in which any Remington Holders provide services or otherwise conduct their business as of the Closing Date or as of the Commencement Date, as applicable; (ii) have an interest in any Person that engages directly or indirectly in the Project Management Business anywhere in the United States of America in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, consultant or advisor; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between PM LLC and customers, clients or vendors of PM LLC. Notwithstanding the foregoing, (A) a Remington Holder may provide service as an officer, director, advisor or consultant, or be the owner of the securities, of the Company, Ashford Hospitality Trust, Inc., Ashford Hospitality Prime, Inc., Ashford Hospitality Select, Inc., AIM Real Estate Hedged Equity Master Fund, LP, AIM Performance Holdco, LP, AIM Management Holdco, LLC or any of the Affiliates of the foregoing Persons that are controlled by the immediately foregoing Persons prior to the Closing Date or prior to the Commencement Date, as applicable; (B) a Remington Holder may freely pursue any opportunity to acquire ownership, directly or indirectly, in any interest in real properties in the lodging industry if it has presented such opportunity to the Company Board and the Company (based on a determination by a majority of the Disinterested Directors) declines to pursue or participate in such opportunity, provided such Remington Holder and its controlled Affiliates (other than the Company, PM LLC, and their Subsidiaries) do not engage in any Project Management Business for such real property; (C) a Remington Holder may own, directly or indirectly, solely as a passive investment, securities of or other interests in any Person (publicly traded or privately held) if such Remington Holder is not a controlling Person of, or a member of a group that controls, such Person and does not, directly or indirectly, own 9.9% or more of any class of securities of or other interests in such Person, provided that the restriction in clause (ii) above and this clause (C) shall not apply to ownership or management of securities by AIM Real Estate Hedged Equity Master Fund, LP, AIM Performance Holdco, LP or AIM Management Holdco, LLC or any of their respective controlled Affiliates, whether currently existing or created in the future; (D) the Remington Holders may own, directly and indirectly, stock in the Company and its Affiliates; (E) the Remington Holders may continue to hold director and/or executive officer positions with the Company and its Affiliates, including PM LLC, after the Closing; and (F) no Person shall be treated as directly or indirectly engaging in, or assisting others in engaging in, the Project Management Business solely by reason of providing services or taking any other actions pursuant to the Cost Sharing Agreement or the Contribution Agreement or at the request of the Company or its Affiliates.

          (b)   During the Restricted Period, the Remington Holders will not, and will not permit any of their controlled Affiliates to, directly or indirectly, hire or solicit any In-Scope Service Providers of PM LLC or encourage any such In-Scope Service Provider to leave such position or hire any such In-Scope Service Provider who has left such position, except pursuant to a general solicitation that is not directed specifically to any such In-Scope Service Providers; provided, that nothing in this Section 2.01(b) will prevent the Remington Holders or any of their controlled Affiliates from hiring (i) any In-Scope Service Provider whose employment has been terminated by PM LLC or the Company, (ii) after 180 days from the date of termination of employment, any In-Scope Service Providers whose employment has been terminated by the employee, or (iii) any In-Scope Service Provider on a shared basis with PM LLC.

          (c)   During the Restricted Period, the Remington Holders will not, and will not permit any of their controlled Affiliates or representatives to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of PM LLC or potential clients or customers of PM LLC for purposes of diverting their business or services from PM LLC.

          (d)   The Remington Holders acknowledge that a breach or threatened breach of any provision of this Section 2.01 would give rise to irreparable harm to the Company and PM LLC, for which monetary damages would not be an adequate remedy, and agree that in the event of a breach or a threatened breach by a Remington Holder of any such obligations, the Company will, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including temporary restraining orders, injunctions, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or to further demonstrate irreparable harm).

          (e)   The Remington Holders acknowledge that the restrictions contained in this Section 2.01 are reasonable and necessary to protect the legitimate interests of the Company and PM LLC and constitute a material inducement to the Company to enter into the Combination Agreement and consummate the Transactions. In the event that any covenant contained in this Section 2.01 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered and requested to reform such covenant, and such covenant will be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 2.01 and each provision of this Agreement are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written will not invalidate or render unenforceable the remaining covenants or provisions of this Agreement, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

 ARTICLE 3
Restrictions on Transfer of Company Preferred Stock; Call and Put Options

        3.01    Restrictions on Transfer.

          (a)    Transfers to Prohibited Beneficial Owners.    Until the fifth anniversary of the Closing Date, no Covered Investor may effect any Transfer to any Person that is or would become a Prohibited Beneficial Owner as a result of such Transfer, except: (i) pursuant to an Intra-Group Transfer; (ii) as a result of any voting agreement between Archie Bennett, Jr. and Monty J. Bennett; (iii) a Transfer in which no transferee (or group of Affiliated or Associated transferees) would purchase or receive 2% or more of the outstanding voting Company Shares (regardless of the number of voting Company Shares held by any such transferee prior to any such Transfer); (iv) in connection with any widespread public distribution of Company Shares registered under the Securities Act; or (v) a Transfer to any transferee (or group of Affiliated or Associated transferees) that would Beneficially Own more than 50% of the outstanding Company Shares without any Transfer from a Covered Investor; provided, that, the restriction set forth in this Section 3.01(a) may be waived by the affirmative vote of the majority of the stockholders of the Company that are not Affiliates or Associates of the Covered Investors.

          (b)    Status of Transferees; Joinder.    Any transferee from a Covered Investor will be bound by the terms of this Agreement as follows: (i) transferees in an Intra-Group Transfer or a Permitted Transfer (collectively, "Joinder Transferees") will be Covered Investors for the purposes of this Agreement; and (ii) transferees that are Covered Investors will continue to be Covered Investors. As a condition to any Transfer, Joinder Transferees and transferees that are Covered Investors must become a party to, and agree to be bound by, all of the terms and conditions of this Agreement as a Covered Investor by a joinder agreement that binds such transferee to the terms and conditions of this Agreement, as may be amended on the date of such joinder, as though a party hereto.

          (c)    Compliance with Securities Law.    Shares of Company Preferred Stock may not be Transferred in the absence of an effective registration statement under or an exemption from the registration requirements of the Securities Act and all applicable state securities laws.

          (d)    Non-Compliant Transfers Void.    Any Transfer of shares of Company Preferred Stock that is not made in full compliance with the requirements of this Section 3.01 (or otherwise contemplated by Sections 3.02 or 3.03) will be null and void, and the Company will refuse to recognize such Transfer and will not reflect on its records any change in ownership of shares of Company Preferred Stock pursuant to such Transfer.

        3.02    Preferred Call Option.

          (a)   Each Covered Investor hereby grants to the Company an option to require such Covered Investor to sell to the Company, and such Covered Investor is obligated to sell to the Company (the "Preferred Call Option"), all or any portion of the Company Preferred Stock then owned by such Covered Investor on a pro rata basis among all Covered Investors (except that the Preferred Call Option will not be exercised with respect to Company Preferred Stock with an aggregate purchase price less than $25,000,000). In the event that the Company elects to exercise the Preferred Call Option, then such exercise shall be directed to all Covered Investors then owning Company Preferred Stock on a pro rata basis. The Preferred Call Option may be exercised by the Company only after the seventh (7th) anniversary of the Closing Date; provided, that, in the event the Company exercises the Preferred Call Option, each Covered Investor may, by written notice delivered to the Company not fewer than five (5) Business Days before the scheduled Call Option Closing, exercise such Covered Investor's right to convert the Company Preferred Stock into Company Common Stock. In the event that the Company exercises the Preferred Call Option, the price to be paid to each Covered Investor per share of Company Preferred Stock then owned by such Covered Investor will be paid in cash in an amount equal to the Company Preferred Stock Cash Amount.

          (b)   The Preferred Call Option may be exercised by the Company giving notice to all Covered Investors then owning Company Preferred Stock of the Company's election to exercise such option.

          (c)   The closing for the purchase and sale pursuant to the Preferred Call Option will take place at the executive offices of the Company on the date specified in the Company's notice of its exercise of the Preferred Call Option (a "Call Option Closing"); provided, that the date of the closing of such purchase and sale will take place no fewer than 30 nor more than 60 days after the date of such notice. At any Call Option Closing, each Covered Investor then owning Company Preferred Stock will deliver good and marketable title to the Company Preferred Stock being purchased and sold, duly endorsed in blank and otherwise in good form for transfer (if applicable), free and clear of any lien, charge, claim, or encumbrance other than this Agreement. In consideration for the same, the Company will deliver the consideration set forth in this Section 3.02.

          (d)   Notwithstanding the provisions of Section 3.02(a), upon written notice delivered to the Company not fewer than 15 days prior to the scheduled Call Option Closing, the Covered Investors participating in such notice shall be entitled to specify that the number of shares of Company Preferred Stock subject to the Call Option (as determined on a pro rata basis) that are held by such notifying Covered Investors shall instead be allocated among such notifying Covered Investors on the basis (other than pro rata) specified in such written notice. The Company shall comply with such written direction in connection with the consummation of the Preferred Call Option at the scheduled Call Option Closing provided that the Company is able to purchase, in the aggregate, the number of shares of Company Preferred Stock specified in the Company's notice of its exercise of the Preferred Call Option.

        3.03    Put Following a Change in Control.

          (a)   The Company hereby grants to each Covered Investor an option, exercisable on one occasion, to sell to the Company, and the Company is obligated to purchase from such Covered Investor, all (but not less than all) of the Company Preferred Stock then owned by such Covered Investor (the "Change of Control Put Option"), which right may be waived at the option of any such Covered Investor, any such waiver being irrevocable. The Change of Control Put Option may only be exercised by each Covered Investor, in its sole discretion, on the date of the consummation of a Change of Control, or during the ten (10) Business Day consecutive period following the date of the consummation of a Change of Control, provided that an exercising Covered Investor may provide written notice of such exercise to the Company in advance of the anticipated date of the consummation of the Change of Control as provided in Section 3.03(b) . In the event that a Covered Investor exercises the Change of Control Put Option, the price to be paid by the Company to such exercising Covered Investor for each share of the Company Preferred Stock then owned by such Covered Investor and that are the subject of such exercise will be an amount equal to the Company Preferred Stock Cash Amount, payable, at each such Covered Investor's individual election not later than five (5) Business Days before the scheduled Put Option Closing, in any combination of (i) cash or (ii) a number of shares of Company Common Stock determined by dividing such amount by the Conversion Price.

          (b)   The closing for the purchase and sale pursuant to the Change of Control Put Option will take place at the executive offices of the Company on the date specified in the exercising Covered Investor's written notice to the Company of its exercise of such option (a "Put Option Closing"), which written notice may be delivered by such Covered Investor in advance of the anticipated date of the consummation of the Change of Control. The closing date specified in such written notice will be a date no fewer than 30 nor more than 60 days after the date of such notice; provided that in no event shall the closing date occur prior to the consummation of the applicable Change of Control. At any Put Option Closing, the exercising Covered Investor will deliver good and marketable title to the Company Preferred Stock being purchased and sold, duly endorsed in blank and otherwise in good form for transfer (if applicable), free and clear of any lien, charge, claim, or encumbrance other than this Agreement. In consideration for the same, the Company will deliver the consideration set forth in this Section 3.03.

        3.04    Adjustment to Conversion Price.    If the Company, at any time or from time to time after the Closing Date, (a) pays a dividend or makes any other distribution for no consideration to holders of the Company Common Stock in any other capital stock of the Company or in shares of Company Common Stock or securities directly or indirectly convertible into or exchangeable for shares of Company Common Stock, or (b) subdivides (by any stock split, recapitalization or otherwise) its outstanding shares of Company Common Stock into a greater number of shares, the Conversion Price applicable to the Change of Control Put Option in effect immediately prior to any such dividend, distribution or subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Company Common Stock into a smaller number of shares, the Conversion Price applicable to the Change of Control Put Option in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 3.04 shall become effective at the close of business on the date the dividend, distribution, subdivision or combination becomes effective.

ARTICLE 4
Additional Covenants

        4.01    Company Board Nomination Rights.

          (a)   In addition to the Company Board nomination rights specified in the Articles Supplementary in respect of a Series B Convertible Preferred Stock Breach (as defined in the Articles Supplementary), for so long as the Covered Investors are, in the aggregate, a Major Investor, Archie Bennett, Jr., during his lifetime, and a Majority in Interest of the Covered Investors thereafter, and Monty J. Bennett, during his lifetime, and a Majority in Interest of the Covered Investors thereafter, will each be entitled to nominate one individual (other than Archie Bennett Jr.) (such individual, and any successor to such individual as contemplated by this Section 4.01(a), individually, the "Seller Nominee" and collectively, the "Seller Nominees") for election as a member of the Company Boards. Initially, Monty J. Bennett and W. Michael Murphy shall serve as the Seller Nominees.

          (b)   The Company agrees: (i) to assure that the size of the Company Board will accommodate the Seller Nominees; (ii) that at each annual meeting of stockholders of the Company, the Company (A) will cause the slate of nominees standing for election, and recommended by the Company Board, at each such meeting to include the Seller Nominees, (B) will nominate and reflect in the proxy statement on Schedule 14A for each such meeting the nomination of the Seller Nominees for election as a director of the Company at each such meeting, and (C) cause all proxies received by the Company to be voted in the manner specified by such proxies and, to the extent permitted under applicable law and stock exchange rules, cause all proxies for which a vote is not specified to be voted for the Seller Nominee; and (iv) that if any Seller Nominee ceases to be a director of the Company other than because the Holder Group Investors, in the aggregate, cease to be a Major Investor, then the nominating party pursuant to Section 4.01(a) may propose to the Company a replacement nominee for election as a director of the Company, in which event such individual will be appointed to fill the vacancy created as a result of the prior Seller Nominee ceasing to be a director of the Company.

        4.02    Voting Rights.    The Covered Investors agree that:

          (a)   Each Covered Investor will cause to be present, in person or represented by proxy, all voting securities of the Company that such Covered Investor Beneficially Owns at all stockholder meetings of the Company so that all voting securities of the Company that the Covered Investors Beneficially Own will be counted for the purposes of determining the presence of a quorum at such meetings.

          (b)   On any and all matters submitted to a vote of the holders of voting securities of the Company, the Covered Investors will have the right to vote or direct or cause the vote of the Sole Voting Shares as the Covered Investors determine, in their sole discretion, except as provided in this Section 4.02(b). If, prior to the fifth anniversary of the Closing Date, the combined voting power of the Reference Shares of the Company exceeds 25.0% (plus the combined voting power of any Company Common Stock acquired by any Covered Investor in an arm's length transaction after the date of this Agreement from a Person other than the Company or a Subsidiary of the Company, including through open market purchases, privately negotiated transactions or any distributions of Company Common Stock by either of Ashford Hospitality Trust, Inc. or Ashford Hospitality Prime, Inc. to its respective stockholders pro rata) of the combined voting power of all of the outstanding voting securities of the Company entitled to vote on any given matter, then Reference Shares of the Company representing voting power equal to such excess will be deemed to be "Company Cleansed Shares" under this Agreement. The Covered Investors irrevocably agree with the Company that, with respect to the Company Cleansed Shares, they will vote, or cause to be voted, out of the Covered Investors' Sole Voting Shares of the Company, shares constituting voting power equal to the voting power of the Company Cleansed Shares in the same proportion as the holders of such class or series of voting securities of the Company vote their shares with respect to such matters, inclusive of the Reference Shares of the Company voted by the Covered Investors (including as hereinafter further provided in the next succeeding sentence); provided, that the foregoing restriction may be waived by a majority of the Disinterested Directors. The Covered Investors also irrevocably agree solely amongst themselves that the total number of votes attributable to the Non-Cleansed Shares will be proportionately allocated among the Covered Investors based on a percentage, the numerator of which is the number of Reference Shares held by such Covered Investor, and the denominator of which is the total number of Reference Shares held by all Covered Investors in the aggregate. Each Covered Investor hereby irrevocably grants (i) to the Company or its designee with respect to the voting agreement referenced in the second immediately preceding sentence, and (ii) to each other Covered Investor or its designee with respect to the voting agreement referenced in the immediately preceding sentence, a proxy with full power of substitution and resubstitution, which is coupled with an interest, during the term of this Agreement, to vote and give or withhold consent on behalf and in the name of such Covered Investor in order to effect the terms of Sections 4.02(a) and (b), and the Company and the Covered Investors, as applicable, each covenant to cause any such designee to carry into effect the terms of this Agreement.

          (c)   The Covered Investors hereby revoke any and all other proxies and voting agreements, other than any voting agreement between Archie Bennett, Jr. and Monty J. Bennett (which will nonetheless be subject to the terms of this Agreement), given by the Covered Investors with respect to Company Common Stock Beneficially Owned by them and will cause their Affiliates to revoke any and all proxies and voting agreements, other than any voting agreement between Archie Bennett, Jr. and Monty J. Bennett to which such Affiliate is a party (but subject, nonetheless, to the terms of this Agreement), given by any such Affiliate with respect to Company Common Stock.

        4.03    Authorized Capital.    The Company will at all times reserve and keep available out of its authorized but unissued shares the number of shares of Company Common Stock as may from time to time be required to comply with the provisions of this Agreement and the Preferred Stock Articles Supplementary.

        4.04    Reporting.    If the Company intends to take the position (on any tax return or otherwise) that a holder of the Company Preferred Stock has received (or is deemed for tax purposes to have received) a taxable stock distribution (other than as a result of the receipt of common stock), the Company shall notify each of Archie Bennett, Jr. and Monty J. Bennett (or, in either case, his applicable designated representative, in the event of disability, or estate, in the event of death) of such position and give each of Archie Bennett, Jr. and Monty J. Bennett (or, in either case, his applicable designated representative, in the event of disability, or estate, in the event of death) a reasonable opportunity to dispute such position.

        4.05    Preemptive Rights.    The Company will not issue any equity securities, rights to acquire equity securities of the Company or debt convertible into equity securities of the Company ("New Securities") unless the Company complies with the provisions of this Section 4.05, except for (a) the conversion of Company Preferred Stock as provided by the Preferred Stock Articles Supplementary, and (b) the issuance of Company Common Stock pursuant to Article 3 of this Agreement.

          (a)   The Company must give to each Holder Group Investor notice of its respective intention to issue New Securities (a "Pre-Emptive Notice") prior to accepting any offer or proposal, or making any commitment, relating thereto and at least 30 days prior to the anticipated issuance date of the New Securities. The Pre-Emptive Notice must state the class or series of New Securities to be issued or describe in reasonable detail the rights and preferences of the New Securities, the aggregate number of such New Securities to be issued, the aggregate consideration to be paid in exchange therefor, the anticipated issuance date and the other material terms upon which the Company proposes to issue or sell such New Securities.

          (b)   Upon receipt of a Pre-Emptive Notice, each Holder Group Investor shall have the right to acquire, on the terms specified in the Pre-Emptive Notice, such Holder Group Investor's Pre-Emptive Share of the New Securities specified in the Pre-Emptive Notice. Each Holder Group Investor will be entitled to exercise such right within the Pre-Emption Period.

          (c)   To exercise the rights provided by this Section 4.05, a Holder Group Investor must give a written notice of exercise (a "Participation Notice") to the Company during the Pre-Emption Period. The Participation Notice must contain the irrevocable offer of such Holder Group Investor to acquire all or any portion, of such Holder Group Investor's Pre-Emptive Share of the New Securities specified in the Pre-Emptive Notice. Failure of a Holder Group Investor to deliver a valid Participation Notice during the Pre-Emption Period will be deemed a waiver of such Member's Pre-Emptive Right with respect to the New Securities described in the Pre-Emptive Notice. If a Pre-Emptive Right is exercised in accordance with this Section 4.05, the closing of the purchase of the New Securities will occur no later than the thirtieth day after the expiration of the Pre-Emptive Period, unless the Company and the purchasing Holder Group Investors agree upon a different place or date.

ARTICLE 5
MISCELLANEOUS

        5.01    Legends on Certificates.    During the term of this Agreement, each certificate or other instrument representing Company Preferred Stock will bear legends in substantially the following form:

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION THEREOF ARE

  SUBJECT TO RESTRICTIONS AND AGREEMENTS CONTAINED IN AN INVESTOR RIGHTS AGREEMENT, DATED AS OF [    •    ], 2018, AMONG ASHFORD HOLDING CORP., ARCHIE BENNETT, JR., MONTY J. BENNETT, MJB INVESTMENTS, LP, MARK A. SHARKEY, AND THE OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT WILL BE FURNISHED BY ASHFORD HOLDING CORP. TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO ASHFORD HOLDING CORP. AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO ASHFORD HOLDING CORP. OF AN OPINION OF COUNSEL SATISFACTORY TO ASHFORD HOLDING CORP. THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO ASHFORD HOLDING CORP. OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER."

        The Company will make a notation on its records and give instructions to any transfer agent of its equity securities to implement the restrictions on transfer established in this Agreement.

        5.02    Assignment.    The rights and obligations of the Remington Holders, Holder Group Investors and Covered Investors pursuant to this Agreement are assignable and transferable only in connection with a Transfer complying with this Agreement. The Company's rights with respect to the Preferred Call Option are not assignable or transferable.

        5.03    Binding Effect.    Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, legatees, legal representatives and permitted successors, transferees and assigns.

        5.04    Termination.

          (a)   This Agreement will terminate and be of no further force or effect upon the earliest to occur of (i) the written agreement of the Company and a Majority in Interest of the Covered Investors, or (ii) the date on which the Covered Investors no longer own any Company Preferred Stock or Company Common Stock; provided, however, that the provisions of Sections 2.01, 3.01, 4.01, and 4.02 shall remain in effect for the periods of time specified therein and the provisions of Sections 3.02, 3.03, and 3.04 shall survive indefinitely.

          (b)   A Covered Investor shall automatically cease to be bound by this Agreement solely in its capacity as a Covered Investor at such time as such Covered Investor no longer owns any Company Preferred Stock or Company Common Stock.

        5.05    Notices.    Whenever this Agreement provides that any notice, demand, request, consent, approval, declaration, or other communication be given to or served upon any of the parties or any other Person, such notice, demand, request, consent, approval, declaration, or other communication will be in writing and will be deemed to have been validly served, given, or delivered (and "the date of such notice" or words of similar effect will mean the date) upon actual, confirmed receipt thereof (whether by non-certified mail, telecopy, telegram, express delivery, or otherwise), addressed to the Company and the Covered Investors at the street or post office addresses, facsimile numbers or e-mail addresses set forth on the signature pages to this Agreement (or to such other addresses or facsimile number as such party may have specified by notice given pursuant to this provision) and to any other equity holders in the Company at the addresses or facsimile numbers set forth on the books and records of the Company. No notice, demand, request, consent, approval, declaration, or other communication will be deemed to have been given or received unless and until it sets forth all items of information required to be set forth therein pursuant to the terms of this Agreement.

        5.06    Choice of Law; Forum; Waiver of Jury Trial.

          (a)   THIS AGREEMENT WILL BE INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES APPLICABLE THERETO AND THE SUBSTANTIVE LAWS OF THE STATE OF MARYLAND APPLICABLE TO AN AGREEMENT EXECUTED, DELIVERED, AND PERFORMED THEREIN WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW RULES THEREOF OR ANY OTHER PRINCIPLE THAT COULD REQUIRE THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION; AND

          (b)   EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF MARYLAND, SITTING IN BALTIMORE CITY, MARYLAND AND HAVING PROPER SUBJECT MATTER JURISDICTION, OR THE FEDERAL DISTRICT COURT FOR THE DISTRICT OF MARYLAND, NORTHERN DIVISION, FOR ALL PURPOSES IN CONNECTION WITH ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, "PROCEEDINGS"). EACH PARTY HEREBY AGREES THAT SERVICE OF SUMMONS, COMPLAINT OR OTHER PROCESS IN CONNECTION WITH ANY PROCEEDINGS MAY BE MADE AS SET FORTH IN THIS AGREEMENT WITH RESPECT TO SERVICE OF NOTICES, AND THAT SERVICE SO MADE WILL BE AS EFFECTIVE AS IF PERSONALLY MADE IN THE STATE OF MARYLAND. IT IS THE INTENT OF EACH OF THE PARTIES THAT ALL PROCEEDINGS BE HEARD AND LITIGATED EXCLUSIVELY IN A COURT LOCATED IN BALTIMORE MARYLAND. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT IT HAS FREELY AGREED THAT (i) ALL PROCEEDINGS WILL BE HEARD IN ACCORDANCE WITH THIS SECTION 5.06: (ii) THE AGREEMENT TO CHOOSE COURTS LOCATED IN BALTIMORE, MARYLAND TO HEAR ALL PROCEEDINGS IN ACCORDANCE WITH THIS SECTION 5.06 IS REASONABLE AND WILL NOT PLACE SUCH PARTY AT A DISADVANTAGE OR OTHERWISE DENY IT ITS DAY IN COURT; (iii) IT IS A KNOWLEDGEABLE, INFORMED, SOPHISTICATED PERSON CAPABLE OF UNDERSTANDING AND EVALUATING THE PROVISIONS SET FORTH IN THIS AGREEMENT, INCLUDING THIS SECTION 5.06; AND (iv) IT HAS BEEN REPRESENTED BY SUCH COUNSEL AND OTHER ADVISORS OF ITS CHOOSING AS SUCH PARTY HAS DEEMED APPROPRIATE IN CONNECTION WITH THE DECISION TO ENTER INTO THIS AGREEMENT, INCLUDING THIS SECTION 5.06. THE COMPANY AND THE COVERED INVESTORS HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER DOCUMENTS ENTERED INTO IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN), OF THE COMPANY OR THE COVERED INVESTORS.

        5.07    Integration; Amendment; Waivers.    This Agreement, together with the other Transaction Documents, constitute the entire agreement among the parties with respect to the subject matter of this Agreement and the other Transaction Documents and supersede all previous written, and all previous or contemporaneous oral, negotiations, drafts, proposals, terms sheets, understandings, arrangements, understandings, or agreements. Except for the addition of Covered Investors as parties to this

Agreement as provided for herein, this Agreement may not be amended, modified, or supplemented, or any provision of this Agreement waived, except by the written agreement of the Company and a Majority in Interest of the Holder Group Investors, it being agreed that any such amendment, modification or supplement shall be binding on all Covered Investors. The parties agree that no custom, practice, course of dealing, or similar conduct will be deemed to amend, modify, or supplement any term of this Agreement. The failure of any party to enforce any right or remedy under this Agreement, or to enforce any such right or remedy promptly, will not constitute a waiver thereof, nor give rise to any estoppel against such party, nor excuse any other party from its obligations under this Agreement. Any waiver of any such right or remedy by any party must be in writing and signed by the party against which such waiver is sought to be enforced. No waiver will be deemed a continuing waiver or a waiver of any right beyond the specific right waived in such waiver. Notwithstanding the foregoing provisions of this Section 5.07, the provisions contained in this Agreement specifying instances requiring (a) the affirmative vote of the majority of the stockholders of the Company that are not Affiliates or Associates of the Covered Investors or (b) the approval or determination by a majority of the Disinterested Directors may, in each case, only be amended, modified or supplemented by the affirmative vote of a majority of the stockholders of the Company that are not Affiliates or Associates of the Covered Investors.

        5.08    Further Assurances.    Each party to this Agreement hereby covenants and agrees, without the necessity of any further consideration, to execute and deliver any and all such further documents and take any and all such other actions as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated hereby.

        5.09    Construction of Agreement.

          (a)    Interpretation.    For the purposes this Agreement:

              (i)  the word "include" and its derivatives means to include without limitation;

             (ii)  the word "or" is not exclusive;

            (iii)  inclusion of items in a list or specification of a particular instance of an item will not be deemed to exclude other items of similar import;

            (iv)  unless the context otherwise requires, references in this Agreement: (A) to Preambles, Preliminary Statements, Articles and Sections mean the Preambles, Preliminary Statements, Articles and Sections of this Agreement; (B) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (C) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder and in effect from time to time;

             (v)  this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any provision or document to be drafted;

            (vi)  use of terms that imply gender will include all genders;

           (vii)  defined terms will have their meanings in the singular and the plural case;

          (viii)  the headings in this Agreement are for reference only and will not affect the interpretation of this Agreement; and

            (ix)  the word "will" will not be deemed a mere prediction of future events.

          (b)    Severability.    The parties to this Agreement expressly agree that it is not the intention of any of them to violate any public policy, statutory or common law rules, regulations, or decisions of any governmental or regulatory body. If any provision of this Agreement is interpreted or construed as being in violation of any such policy, rule, regulation, or decision, the provision, section, sentence, word, clause, or combination thereof causing such violation will be inoperative (and in lieu thereof there will be inserted such provision, sentence, word, clause, or combination thereof as may be valid and consistent with the intent of the parties under this Agreement) and the remainder of this Agreement, as amended, will remain binding upon the parties to this Agreement, unless the inoperative provision would cause enforcement of the remainder of this Agreement to be inequitable under the circumstances.

          (c)    Time.    Time is of the essence with respect to this Agreement.

        5.10    Counterparts.    This Agreement may be executed in any number of counterparts, by means of facsimile or portable document format (pdf), which will individually and collectively constitute one agreement.

        5.11    Specific Performance.    The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties will be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity without the need to demonstrate irreparable harm or to post any bond or surety.

        5.12    Timing.    The Parties acknowledge that this Agreement was executed (a) simultaneously with the execution of the Merger Agreement, the PM Contribution Agreement, and the Cost Sharing Agreement, (b) simultaneously with the filing for record (with a delayed effective time) with the Maryland State Department of Assessments and Taxation of the New Holdco Preferred Stock Articles Supplementary (as defined in the Combination Agreement), and (c) prior to the Effective Time (as defined in the Merger Agreement). This Agreement will be effective upon issuance of the Aggregate Consideration (as defined in the Combination Agreement) pursuant to the Combination Agreement.

[Signature pages follow]

        IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

THE COMPANY:
ASHFORD HOLDING CORP.
By:
	Name:	Deric S. Eubanks
	Title:	Chief Financial Officer

Address:	14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254
with copies to:
Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201 Attn: Head of Corporate Group

[Signature Page to Investor Rights Agreement]

THE REMINGTON HOLDERS:
Archie Bennett, Jr.
Address:	14185 Dallas Parkway, Suite 1150 Dallas, Texas 75254
Monty J. Bennett
Address:	14185 Dallas Parkway, Suite 1150 Dallas, Texas 75254

MJB INVESTMENTS, LP
By MJB Investments GP, LLC, its general partner
By:	Monty J. Bennett, Sole Member

Address:	14185 Dallas Parkway, Suite 1150 Dallas, Texas 75254
Mark A. Sharkey
Address:	2725 Summit Ridge Southlake, Texas 76092
with copies to:
Baker Botts LLP 2001 Ross Avenue Dallas, Texas 75201 Attn: Neel Lemon
and
General Counsel Remington Holdings, LP 14185 Dallas Parkway, Suite 1150 Dallas, Texas 75254

[Signature Page to Investor Rights Agreement]

Annex A

        A Person shall be deemed to be "Acting in Concert" with another Person if such Person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert or in parallel with such other Person, or towards a common goal with such other Person, relating to (a) acquiring, holding, voting or disposing of voting securities of the Company or (b) changing or influencing the control of the Company or in connection with or as a participant in any transaction having that purpose or effect, where (i) each Person is conscious of the other Person's conduct or intent and this awareness is an element in their decision-making processes and (ii) at least one additional factor indicating that such Persons intended to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information, attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel. A Person that is Acting in Concert with another Person will also be deemed to be Acting in Concert with any third Person that is also Acting in Concert with such other Person. Notwithstanding the foregoing, no Person will be deemed to be Acting in Concert with another Person solely as a result of (x) making or receiving a solicitation of, or granting or receiving, revocable proxies or consents given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by means of a proxy or solicitation statement filed on Schedule 14A, or (y) soliciting or being solicited for, or tendering or receiving tenders of securities in a public tender or exchange offer made pursuant to, and in accordance with, Section 14(d) of the Exchange Act by means of a tender offer statement filed on Schedule TO.

        A Person shall be deemed the "Beneficial Owner" of, shall be deemed to have "beneficial ownership" of and shall be deemed to "beneficially own" any securities:

          (a)   which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement;

          (b)   which such Person or any of such Person's Affiliates or Associates has (i) the right or the obligation to acquire (whether such right is exercisable, or such obligation is required to be performed, immediately or only after the passage of time or upon the satisfaction of conditions) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), written or otherwise, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person will not be deemed to be the Beneficial Owner of, or to beneficially own, (x) securities tendered pursuant to a tender or exchange offer made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange, (y) securities which such Person has a right to acquire upon the exercise of rights under a shareholder rights plan under which such rights have been distributed to all holders of Company Common Stock, which rights have become exercisable prior to the time that such Person becomes a Prohibited Beneficial Owner, or (z) securities which such Person or any of such Person's Affiliates or Associates may acquire, does or do acquire or may be deemed to have the right to acquire, pursuant to any merger or other acquisition agreement between the Company and such Person (or one or more of such Person's Affiliates or Associates) pursuant to which such Person would acquire beneficial ownership of more than 50% of the outstanding voting Company Shares without any Transfer from a Covered Investor if such agreement has been approved by the Board of Directors prior to such Person's becoming a Prohibited Beneficial Owner; or (ii) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security by reason of such agreement, arrangement or understanding if the agreement, arrangement or understanding to vote such security (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (B) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report);

          (c)   which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate of such other Person) with which such first Person or any of such first Person's Affiliates or Associates or any other Person (or any Affiliate or Associate of such other Person) with whom such first Person (or any Affiliates or Associates of such first Person) is Acting in Concert, has any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting or disposing of any voting securities of the Company;

          (d)   which are the subject of, or the reference securities for, or that underlie, any Derivative Interest of such Person or any of such Person's Affiliates or Associates, with the number of Company Shares deemed Beneficially Owned being the notional or other number of Company Shares specified in the documentation evidencing the Derivative Interest as being subject to be acquired upon the exercise or settlement of the Derivative Interest or as the basis upon which the value or settlement amount of such Derivative Interest is to be calculated in whole or in part or, if no such number of Company Shares is specified in such documentation, as determined by the Company Board to be the number of Company Shares to which the Derivative Interest relates;

        Notwithstanding anything in this definition of "Beneficial Owner" to the contrary, the phrase "then outstanding," when used with reference to a Person's beneficial ownership of securities of the Company, means the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to beneficially own hereunder but the number of securities not outstanding that such Person is otherwise deemed to beneficially own for purposes of this Agreement shall not be included for the purpose of computing the percentage of the outstanding securities beneficially owned by any other Person (unless such other Person is also deemed to beneficially own for purposes of this Agreement such securities not outstanding).

        "Derivative Interest" means any derivative securities (as defined under Rule 16a-1 under the Exchange Act, as in effect on the date of this Agreement) that increase in value as the value of the underlying equity increases, including, but not limited to, a long convertible security, a long call option and a short put option position, in each case, regardless of whether (a) such interest conveys any voting rights in such security, (b) such interest is required to be, or is capable of being, settled through delivery of such security or (c) transactions hedge the economic effect of such interest.

        "Prohibited Beneficial Owner" means any Person that, together with all Affiliates and Associates of such Person, is or becomes the Beneficial Owner of 10% or more of the Company Common Stock then outstanding taking the Company Preferred Stock into account on an as-converted basis, but will not include: (a) Archie Bennett, Jr. or Monty J. Bennett, (b) any Person which is 100% Beneficially Owned by either Archie Bennett, Jr. or Monty J. Bennett, (c) any Person that otherwise is or would become a Prohibited Beneficial Owner as a result of an Intra-Group Transfer, (d) any Person that otherwise is or would become a Prohibited Beneficial Owner as a result of any voting agreement between Archie Bennett, Jr. and Monty J. Bennett, (e) the Company, (f) any Subsidiary of the Company, (g) any employee benefit plan of the Company or of any Subsidiary of the Company, (h) any entity or trustee holding (or acting in a fiduciary capacity in respect of) Company Shares for or pursuant to the terms of any such employee benefit plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company, or (i) any Person that, on the Closing Date, was a Beneficial Owner of 10% or more of the Company Shares then outstanding, other than a Person that is not an Affiliate or Associate of such Beneficial Owner on the Closing Date and that subsequently becomes an Affiliate or Associate of such Beneficial Owner (the Person referred to in clause (i) above, referred to herein as a "Grandfathered Stockholder"); provided, that if a Grandfathered Stockholder becomes, after the Closing Date, the Beneficial Owner of additional Company Shares (other than Company Shares acquired solely as a result of corporate action of the Company not caused, directly or indirectly, by such Person) at any time such that the Grandfathered Stockholder is or thereby becomes the Beneficial Owner of 10% or more of the Company Shares then outstanding (or such other percentage as would otherwise result in such Person becoming a Prohibited Beneficial Owner), then such Grandfathered Stockholder will be deemed a Prohibited Beneficial Owner; provided, further, that upon the first decrease of a Grandfathered Stockholder's the Beneficial Ownership below 10%, such Grandfathered Stockholder will no longer be considered a Grandfathered Stockholder and this proviso will have no further force or effect with respect to such Grandfathered Stockholder.

        Notwithstanding the foregoing, no Person will become a Prohibited Beneficial Owner as the result of an acquisition of Company Shares by the Company that, by reducing the number of shares outstanding, increases the proportionate number of Company Shares Beneficially Owned by such Person to 10% or more of the then outstanding Company Shares (or such other percentage as would otherwise result in such Person becoming a Prohibited Beneficial Owner); provided, that if a Person would, but for the provisions of this paragraph, become a Prohibited Beneficial Owner by reason of an acquisition of Company Shares by the Company and, after such share purchases by the Company, becomes the Beneficial Owner of any additional Company Shares at any time such that the Person is or thereby becomes the Beneficial Owner of 10% or more of the Company Shares then outstanding (or such other percentage as would otherwise result in such Person becoming a Prohibited Beneficial Owner) (other than Company Shares acquired solely as a result of corporate action of the Company not caused, directly or indirectly, by such Person), then such Person will be deemed to be a Prohibited Beneficial Owner.

        Notwithstanding the foregoing, if a Person that would otherwise be a Prohibited Beneficial Owner has become such inadvertently (including, without limitation, because (A) such Person was unaware that it Beneficially Owned that number of Company Shares that would otherwise cause such Person to be an "Prohibited Beneficial Owner" or (B) such Person was aware of the extent of its Beneficial Ownership of Company Shares but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of obtaining, changing or influencing control of the Company, and such Person divests as promptly as practicable a sufficient number of Company Shares so that such Person would no longer be a Prohibited Beneficial Owner, then such Person will not be deemed to have become a Prohibited Beneficial Owner for any purposes of this Agreement. Notwithstanding the foregoing, if a bona fide swaps or derivatives dealer who would otherwise be a "Prohibited Beneficial Owner" has become so as a result of its actions in the ordinary course of its business that were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of this Agreement, or otherwise seeking to control or influence the management or policies of the Company, then such Person shall not be deemed to be a "Prohibited Beneficial Owner" for any purposes of this Agreement.

ANNEX E
FORM OF MERGER AND REGISTRATION RIGHTS AGREEMENT

Annex E

MERGER AND REGISTRATION RIGHTS AGREEMENT

DATED AS OF [                ], 2018

BY AND AMONG

ASHFORD INC.,

ASHFORD HOLDING CORP.

AND

ASHFORD MERGER SUB INC.

AND, SOLELY FOR PURPOSES OF ARTICLE V HEREOF,

ARCHIE BENNETT, JR.,

MJB INVESTMENTS, LP

AND

MARK A. SHARKEY

Section 7.3	Successors and Assigns	E-15
Section 7.4	Severability	E-15
Section 7.5	Applicable Law	E-15
Section 7.6	Third Party Beneficiaries	E-15

        THIS MERGER AND REGISTRATION RIGHTS AGREEMENT IS dated as of                        , 2018 (this "Agreement"), by and among Ashford Inc., a Maryland corporation ("AINC"), Ashford Holding Corp., a Maryland corporation ("New Holdco"), and Ashford Merger Sub Inc., a Maryland corporation ("Merger Sub" and, together with AINC and New Holdco, the "Merger Parties"), and, solely for the purposes of Article V hereof, Archie Bennett, Jr., MJB Investments, LP and Mark A. Sharkey (collectively, the "Investors").

R E C I T A L S:

        WHEREAS, AINC is the sole stockholder of New Holdco and New Holdco is the sole stockholder of Merger Sub;

        WHEREAS, in conjunction with the consummation of the transactions contemplated by the Combination Agreement, dated as of April 6, 2018, among Archie Bennett, Jr., Monty J. Bennett, Remington Holdings, L.P., Remington Holdings GP, LLC, Project Management LLC, MJB Investments, LP, Mark A. Sharkey, AINC, New Holdco and Merger Sub (the "Combination Agreement"), among other things, Merger Sub will merge with and into AINC (the "Merger"), and as a result of such Merger, each share of the common stock, par value $0.01 per share, of AINC ("AINC Common Stock") outstanding immediately prior to the Effective Time (as defined herein) will be converted into one share of common stock, par value $0.01 per share, of New Holdco ("New Holdco Common Stock"), each share of common stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock") outstanding immediately prior to the Effective Time will be converted into one share of AINC Common Stock and the shares of New Holdco Common Stock outstanding immediately prior to the Effective Time will be cancelled;

        WHEREAS, the board of directors of AINC has approved the merger of Merger Sub with and into AINC in accordance with the terms of this Agreement and the Combination Agreement, with AINC to be the surviving entity in the Merger and to become a wholly-owned subsidiary of New Holdco and the outstanding shares of AINC Common Stock to be converted into shares of New Holdco Common Stock;

        WHEREAS, stockholder approval of the Merger is not required under Maryland law pursuant to Section 3-106.2 of the Corporations and Associations Articles of the Annotated Code of Maryland;

        WHEREAS, in accordance with the Combination Agreement, the issuance of shares of the voting preferred stock, par value $25.00 per share, of New Holdco (the "Series B Preferred Stock") immediately following the effectiveness of the Merger, the issuance of the shares of common stock, par value $0.01 per share, of New Holdco into which the shares of Series B Preferred Stock will be convertible, the potential changes in control of AINC resulting from the issuance of such shares of Series B Preferred Stock and the issuance of a portion of such shares of Series B Preferred Stock to affiliates of AINC and New Holdco must be approved by the affirmative vote of the holders of a majority of the shares of AINC Common Stock present, in person or by proxy, at a meeting of the stockholders of AINC held prior to the effective time of the Merger and voting on the actions described above (collectively, the "Preferred Stock Issuance Actions"); and

        WHEREAS, it is intended that, for U.S. federal income tax purposes (and, where applicable, state and local tax purposes): (i) the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement together with the Combination Agreement shall constitute a "plan of reorganization" within the meaning of the Code and the Treasury regulations promulgated thereunder; and (ii) the exchange of PM LLC Transferred Securities (as defined in the Combination Agreement) for Series B Preferred Stock pursuant to the PM Contribution Agreement (as defined in the Combination Agreement) and the Combination Agreement (the "PM Exchange"), together with the exchange of AINC Common Stock for New Holdco Common Stock pursuant to the Merger, qualify as an exchange under

Section 351 of the Code, and the Combination Agreement, the PM Contribution Agreement and this Agreement will together be taken as a single plan of exchange under Section 351 of the Code.

        NOW THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    Merger and New Holdco Common Stock.    In accordance with the provisions of (i) this Agreement, (ii) the Articles of Merger (as defined below) and (iii) the Maryland General Corporation Law (the "MGCL), at the Effective Time (as defined below), Merger Sub shall be merged with and into AINC, the separate existence of Merger Sub shall cease, and AINC shall continue as the surviving corporation under the laws of the State of Maryland.

        Section 1.2    Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at such time, date and place as the parties may agree, but in no event prior to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Section 3.1 hereof.

        Section 1.3    Effective Time.    Subject to the terms and conditions of this Agreement, at the Closing, the parties hereto shall cause the Articles of Merger with respect to the Merger (the "Articles of Merger") to be filed with the Maryland State Department of Assessments and Taxation in the manner provided under Section 3-109 of the MGCL. The Merger shall become effective at such time as the Articles of Merger are filed with and accepted for record by the Maryland State Department of Assessments and Taxation (the "Effective Time"). The Effective Time shall occur after the execution and delivery of the PM Contribution Agreement, but prior to the consummation of the PM Exchange. AINC, as it will exist from and after the Effective Time, is herein sometimes referred to as the "Surviving Corporation." The day on which the Effective Time occurs is hereinafter sometimes referred to as the "Effective Date."

        Section 1.4    Name of Surviving Corporation.    The name of the Surviving Corporation of the Merger shall be "Ashford Inc."

        Section 1.5    Effect of the Merger.

          (a)   The Merger shall, from and after the Effective Time, have the effects provided for in the MGCL.

          (b)   Without limitation of paragraph (a) above, at the Effective Time, (i) all of the rights, privileges, powers and franchises and all property (real, personal and mixed) of Merger Sub shall automatically vest in the Surviving Corporation, (ii) all debts, liabilities and duties of Merger Sub shall automatically attach to and become the responsibility of the Surviving Corporation, (iii) all corporate acts, plans, policies, contracts, approvals and authorizations of Merger Sub and the sole stockholder of Merger Sub, all committees elected or appointed by the sole stockholder of Merger Sub and all officers and agents of Merger Sub, that were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be effective and binding on the Surviving Corporation as the same were with respect to Merger Sub, (iv) any action or proceeding, whether civil, criminal or administrative, pending by or against Merger Sub may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted for Merger Sub in any such action or proceeding and (v) any employees of Merger Sub at the Effective Time shall become employees of the Surviving Corporation.

        Section 1.6    Governing Documents.    At and after the Effective Time, the articles of incorporation of AINC, as in effect immediately prior to the Effective Time (the "Charter"), shall be the charter of the Surviving Corporation unless and until amended in accordance with the MGCL and the Charter subsequently to the Effective Time. At and after the Effective Time, the bylaws of AINC, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (the "Surviving Corporation Bylaws") unless and until amended in accordance with the MGCL and the Charter subsequent to the Effective Time.

        Section 1.7    Officers and Directors.    The persons serving as officers and directors of AINC immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation until changed in accordance with the Surviving Corporation Bylaws and applicable law subsequently to the Effective Time.

        Section 1.8    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of AINC, New Holdco or Merger Sub:

          (a)   AINC Common Stock. Each share of AINC Common Stock issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one share of New Holdco Common Stock.

          (b)   Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one share of AINC Common Stock.

          (c)   New Holdco Common Stock. Each share of New Holdco Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of this Agreement, automatically be cancelled for no consideration and cease to be issued or outstanding.

        Section 1.9    Dissenter's Rights.    In accordance with the provisions of Section 3-602(c)(2)(ii) of the MGCL, no dissenter's rights will be available to the stockholders of AINC.

        Section 1.10    No Required Surrender of Stock Certificates.

          (a)   At and after the Effective Time: (i) where no physical certificate representing the shares of AINC Common Stock has been issued in the name of a holder of shares of AINC Common Stock issued and outstanding immediately prior to the Effective Time, a "book-entry" (i.e., a computerized or manual entry) shall be made in the stockholder records of New Holdco to evidence the issuance to such holder of the number of uncertificated shares of New Holdco Common Stock into which such shares of AINC Common Stock have been converted pursuant to Section 1.8 and New Holdco shall cause each stockholder holding New Holdco Common Stock in book entry form to be provided such information as shall be required by or necessary to comply with Maryland law; (ii) each certificate which, immediately prior to the Effective Time, represented outstanding shares of AINC Common Stock (an "AINC Certificate") shall be deemed for all purposes to evidence ownership of, and to represent, the number of shares of New Holdco Common Stock into which the shares of AINC Common Stock represented by such AINC Certificate immediately prior to the Effective Time have been converted pursuant to Section 1.8.

          (b)   The registered holder of any AINC Certificate outstanding immediately prior to the Effective Time, as such holder appears in the books and records of AINC, or of the transfer agent in respect of the shares of AINC Common Stock, immediately prior to the Effective Time, shall, until such AINC Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends or other distributions on, the shares of New Holdco Common Stock into which the shares of AINC Common Stock represented by any such AINC Certificate have been converted pursuant to Section 1.8, subject to the provisions of the MGCL.

          (c)   Within a reasonable period of time following the Effective Time, New Holdco shall mail, or shall cause to be mailed, to the persons who were registered holders of AINC Certificates immediately prior to the Effective Time, a letter of transmittal, in customary form, containing instructions for use in effecting the surrender of such AINC Certificates, if the holder so chooses, in exchange for a certificate (a "New Holdco Certificate"), or uncertificated shares in book-entry form, representing the number of shares of New Holdco Common Stock into which the shares of AINC Common Stock represented by such AINC Certificate have been converted pursuant to Section 1.8.

          (d)   If any AINC Certificate shall have been lost, stolen or destroyed, New Holdco may, in its discretion and as a condition to the issuance of any New Holdco Certificate or uncertificated shares of New Holdco Common Stock in book-entry form, require the owner of such lost, stolen or destroyed AINC Certificate to post a bond, in such reasonable and customary amount as New Holdco may direct, as indemnity against any claim that may be made against New Holdco or the Surviving Corporation with respect to such AINC Certificate.

          (e)   If any New Holdco Certificate is to be issued in a name other than that in which the AINC Certificate surrendered for exchange is registered, such exchange shall be conditioned upon: (i) the AINC Certificate so surrendered being properly endorsed or otherwise in proper form for transfer; and (ii) the person requesting such exchange either paying any transfer or other taxes required by reason of the issuance of the New Holdco Certificate in a name other than that of the registered holder of the AINC Certificate surrendered, or establishing to the satisfaction of New Holdco, or the transfer agent in respect of the New Holdco Common Stock, that such tax has been paid or is not applicable.

          (f)    Each New Holdco Certificate shall comply with all requirements set forth in New Holdco's charter or bylaws and applicable law with respect to notice of certain restrictions on ownership and transferability.

          (g)   AINC and New Holdco expect that the New Holdco Certificates delivered to former AINC stockholders will reflect the change of New Holdco's name to "Ashford Inc."

        Section 1.11    Dividends.    At the Effective Time and by operation of the Merger, AINC's obligations with respect to any dividends or other distributions to the stockholders of AINC that have been declared by AINC, but not paid prior to the Effective Time, will be assumed by New Holdco in accordance with the terms of the declaration.

        Section 1.12    Stock Transfer Books.    At the Effective Time, the stock transfer books of AINC shall be closed and thereafter there shall be no further registration of transfers of shares of AINC Common Stock theretofore outstanding on the records of AINC.

        Section 1.13    Plan of Reorganization and Plan of Exchange.    This Agreement, together with the Combination Agreement, is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g), and this Agreement, the Combination Agreement and the PM Contribution Agreement together are intended to constitute a single plan of exchange under Section 351 of the Code. Each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which would prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. Each party hereto shall use commercially reasonable efforts to cause the Merger and the PM Exchange collectively to qualify, and will not knowingly take any actions or cause any actions to be taken which would prevent the Merger and the PM Exchange collectively from qualifying, as an exchange under Section 351 of the Code.

        Section 1.14    Successor Issuer.    It is the intent of the parties hereto that New Holdco be deemed a "successor issuer" of AINC in accordance with Rule 12g-3 under the Securities Exchange Act of

1934, as amended (the "Exchange Act") solely for purposes of the Exchange Act, and in accordance with Rule 414 under the Securities Act of 1933, as amended (the "Securities Act") solely for purposes of the Securities Act. At or after the Effective Time, New Holdco shall file: (i) an appropriate report on Form 8-K describing the Merger; and (ii) appropriate amendments to any registration statements of AINC on Form S-8 in accordance with Section 2.2.

ARTICLE II

ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

        Section 2.1    Assumption of AINC Plan and Outstanding Stock Options and Obligations under the AINC Plan.    At the Effective Time, New Holdco shall assume the rights and obligations of AINC under the Ashford Inc. 2014 Incentive Plan (including all amendments or modifications thereto, the "AINC Plan") and the rights and obligations of AINC under: (i) all unexercised and unexpired options to purchase shares of AINC Common Stock ("AINC Options") that are then outstanding under the AINC Plan immediately prior to the Effective Time; (ii) all obligations to issue shares of AINC Common Stock under the deferred compensation obligations assumed by AINC in connection with its spin-off from Ashford Hospitality Trust, Inc. in 2014 (the "AINC Deferred Compensation Obligations"); and (iii) the remaining unallocated reserve of shares of AINC Common Stock issuable under the AINC Plan. At the Effective Time, the reserve of shares of AINC Common Stock under the AINC Plan, whether allocated to existing AINC Options or existing AINC Deferred Compensation Obligations or unallocated at that time, shall be converted on a one-share-for-one-share basis into a reserve of shares of New Holdco Common Stock, and each AINC Option and each AINC Deferred Compensation Obligation assumed by New Holdco shall continue to have, and be subject to, the same terms and conditions as set forth in the AINC Plan, the AINC Options and the AINC Deferred Compensation Obligations and the agreement(s) evidencing each of the AINC Options and the AINC Deferred Compensation Obligations as in effect immediately prior to the Effective Time (including, without limitation, the vesting schedule and applicable issuance dates (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby or by the Combination Agreement), the per share exercise price of the AINC Options, the expiration date of the AINC Options and other applicable termination provisions and the tax withholding procedures), except that from and after the Effective Time: (i) each AINC Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of New Holdco Common Stock equal to the number of shares of AINC Common Stock that were subject to each such AINC Option immediately prior to the Effective Time and any applicable exercise price shall be payable to New Holdco; and (ii) each AINC Deferred Compensation Obligation may be settled for that number of shares of New Holdco Common Stock equal to the number of shares of AINC Common Stock for which such AINC Deferred Compensation Obligation could be settled.

        Section 2.2    Assignment and Assumption of Agreements.    Effective as of the Effective Time, AINC hereby assigns and delegates to New Holdco, and New Holdco hereby assumes and agrees to perform, all rights and obligations of AINC pursuant to the AINC Plan, under each option agreement relating to AINC Stock Options outstanding under the AINC Plan immediately prior to the Effective Time and under each AINC Deferred Compensation Obligation outstanding immediately prior to the Effective Time. Effective as of the Effective Time, New Holdco shall become the successor issuer of securities under the AINC Plan in accordance with Rule 12g-3 under the Exchange Act solely for purposes of the Exchange Act and in accordance with Rule 414 under the Securities Act solely for purposes of the Securities Act and shall, as soon as practicable following the Effective Time, file a post-effective amendment to each existing registration statement on Form S-8 covering the AINC Plan, pursuant to which New Holdco as successor to AINC shall expressly adopt such registration statements on Form S-8 as its own in accordance with Rule 414 under the Securities Act.

        Section 2.3    Reservation of Shares.    On or prior to the Effective Time, New Holdco shall reserve sufficient shares of New Holdco Common Stock to provide for the issuance of New Holdco Common Stock upon the exercise or other settlement of all AINC Options and AINC Deferred Compensation Obligations and to cover any additional shares of New Holdco Common Stock that may become issuable under future awards made with respect to the remaining share reserve under the assumed AINC Plan that is, in accordance with the foregoing provisions of this Agreement, converted into a reserve of shares of New Holdco Common Stock.

        Section 2.4    Registration Statement; Prospectus/Proxy Statement.    In connection with the Stockholders' Meeting (as defined below), New Holdco has prepared and filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in connection with the registration under the Securities Act of the shares of New Holdco Common Stock to be issued to the stockholders of AINC pursuant to the Merger. The Registration Statement shall, at such time as it is declared effective by order of the SEC, include: (i) a prospectus for the issuance of shares of New Holdco Common Stock in the Merger; and (ii) a proxy statement relating to the Stockholders' Meeting (such prospectus and proxy statement collectively, together with any amendments or supplements thereto, the "Prospectus/Proxy Statement"). Each of New Holdco and AINC shall use its reasonable best efforts to cause the Registration Statement to become effective and the Prospectus/Proxy Statement to be cleared by the SEC as promptly as practicable, and, prior to the effective date of the Registration Statement, New Holdco shall take all actions reasonably required under any applicable federal securities laws or state blue sky laws in connection with the issuance of shares of New Holdco Common Stock pursuant to the Merger. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Prospectus/Proxy Statement shall have been cleared by the SEC, AINC shall mail or cause to be mailed or otherwise make available in accordance with the Securities Act and the Exchange Act, the Prospectus/Proxy Statement to its stockholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing or otherwise making available to AINC's stockholders the Prospectus/Proxy Statement in light of the date set for the Stockholders' Meeting.

        Section 2.5    Meeting of AINC Stockholders; Board Recommendation.    AINC shall take all action necessary in accordance with the MGCL and its governing documents to call, hold and convene a meeting of its stockholders to consider the approval of the Preferred Stock Issuance Actions (the "Stockholders' Meeting"). AINC shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Preferred Stock Issuance Actions. AINC may adjourn or postpone the Stockholders' Meeting: (i) to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its stockholders in advance of any vote on the Preferred Stock Issuance Actions or (ii) if as of the time for which the Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) insufficient shares of AINC Common Stock are voting in favor of the approval of the Preferred Stock Issuance Actions or represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders' Meeting.

        Section 2.6    Listing of New Holdco Common Stock.    AINC and New Holdco shall use their reasonable best efforts to obtain, at or before the Effective Time, confirmation of listing on the NYSE American LLC stock exchange (the "NYSE American") of the New Holdco Common Stock issuable pursuant to the Merger.

        Section 2.7    Section 16 Matters.    Prior to the Effective Time, the Boards of Directors of AINC and New Holdco or an appropriate committee of non-employee directors (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act) shall adopt resolutions consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of AINC or New Holdco who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of AINC Common Stock (or derivative securities) and the receipt of shares of New Holdco Common Stock (or derivative securities) in exchange therefor by virtue of this Agreement and the Merger will be an exempt transaction for purposes of Section 16(b) of the Exchange Act.

        Section 2.8    [Other Employee Benefit Plans and Arrangements.    Effective as of the Effective Time: (i) AINC transfers, assigns and delegates to New Holdco, and New Holdco hereby assumes, each of AINC's other employee benefit plans and arrangements and all rights and obligations of AINC thereunder designated in writing by AINC to New Holdco prior to the Effective Time; and (ii) New Holdco hereby assumes and agrees to perform the obligations of AINC thereunder upon the same terms and conditions as set forth in each such designated plan and arrangement as in effect at the Effective Time.]

ARTICLE III

CONDITIONS TO CLOSING

        Section 3.1    Conditions to Obligations of Merger Sub.    The obligations of Merger Sub to perform this Agreement are subject to the satisfaction or waiver, prior to the proposed Effective Time, of each of the following conditions:

          (a)   AINC shall have performed all agreements, covenants and obligations required to be performed, complied with or discharged by it under this Agreement and the Combination Agreement prior to or as of the Effective Time.

          (b)   All actions necessary to authorize the execution, delivery and performance of this Agreement and the Combination Agreement by AINC and the enforceability of this Agreement and the Combination Agreement against AINC shall have been duly and validly taken.

        Section 3.2    Conditions to Obligations of New Holdco.    The obligations of New Holdco to perform this Agreement are subject to the satisfaction or waiver, prior to the proposed Effective Time, of the following conditions:

          (a)   Each of AINC and Merger Sub shall have performed all agreements, covenants and obligations required to be performed, complied with or discharged by it under this Agreement and the Combination Agreement prior to or as of the Effective Time.

          (b)   All actions necessary to authorize the execution, delivery and performance of this Agreement and the Combination Agreement by each of AINC and Merger Sub and the enforceability of this Agreement and the Combination Agreement against each of AINC and Merger Sub shall have been duly and validly taken.

          (c)   The Preferred Stock Issuance Actions shall have been approved by the affirmative vote of the holders of a majority of the shares of AINC Common Stock present, in person or by proxy, at the Stockholders' Meeting and voting on the Preferred Stock Issuance Actions at the Stockholders' Meeting.

          (d)   Immediately prior to the Effective Time, the shares of New Holdco Common Stock to be issued in the Merger shall be approved to be listed for trading on the NYSE American upon issuance.

        Section 3.3    Conditions to Obligations of AINC.    The obligations of AINC to perform this Agreement are subject to the satisfaction or waiver, prior to the proposed Effective Time, of the following conditions:

          (a)   Each of New Holdco and Merger Sub shall have performed all agreements, covenants and obligations required to be performed, complied with or discharged by it under this Agreement and the Combination Agreement prior to or as of the Effective Time.

          (b)   All actions necessary to authorize the execution, delivery and performance of this Agreement and the Combination Agreement by Merger Sub and the enforceability of this

  Agreement and the Combination Agreement against Merger Sub shall have been duly and validly taken.

          (c)   The Preferred Stock Issuance Actions shall have been approved by the affirmative vote of the holders of a majority of the shares of AINC Common Stock present, in person or by proxy, at the Stockholders' Meeting and voting on the Preferred Stock Issuance Actions at the Stockholders' Meeting.

          (d)   Immediately prior to the Effective Time, the shares of New Holdco Common Stock to be issued in the Merger shall be approved to be listed for trading on the NYSE American upon issuance.

ARTICLE IV

ADDITIONAL COVENANTS

        Section 4.1    Expenses.    AINC and New Holdco shall pay all of their own expenses in connection with the transactions contemplated by this Agreement.

        Section 4.2    Activities of New Holdco and Merger Sub.    Prior to the Effective Time, New Holdco and Merger Sub shall not conduct any business activities and shall not conduct any other activities except in connection with the transactions contemplated by this Agreement, the Transaction Documents (as defined in the Combination Agreement) or the Combination Agreement.

ARTICLE V

REGISTRATION RIGHTS

        Section 5.1    Resale Registration.    No later than 120 days following the Effective Time, New Holdco shall prepare and file a registration statement under the Securities Act to permit the public resale of Registrable Securities (as defined below) then outstanding from time to time as permitted by Rule 415 of the Securities Act with respect to all of the Registrable Securities (the "Resale Registration Statement"). The Resale Registration Statement filed pursuant to this Agreement shall be on such appropriate registration form of the SEC as shall be selected by New Holdco so long as it permits the continuous offering of the Registrable Securities pursuant to Rule 415 of the Securities Act or such other rule as is then applicable. New Holdco shall use its commercially reasonable efforts to cause the Resale Registration Statement to become effective on or as soon as practicable after the filing thereof. Any Resale Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders (as defined below) of any and all Registrable Securities covered by such Resale Registration Statement. New Holdco shall use its commercially reasonable efforts to cause the Resale Registration Statement filed pursuant to this Agreement to be effective, supplemented and amended to the extent necessary to ensure that it is available for the resale of all Registrable Securities by the Holders until all Registrable Securities covered by such Resale Registration Statement have ceased to be Registrable Securities (the "Effectiveness Period"). The Resale Registration Statement when effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Resale Registration Statement, in the light of the circumstances /under which a statement is made).

        Section 5.2    Obligations of New Holdco.    Whenever required under this Article V to effect the registration of any Registrable Securities, New Holdco will, as expeditiously as possible:

          (a)   prepare and file with the SEC such amendments and supplements to the Resale Registration Statement and the prospectus used in connection with such Resale Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Resale Registration Statement;

          (b)   furnish to the Holders such numbers of copies of a prospectus including a preliminary prospectus, in conformity with the requirements of the Securities Act with respect to the disposition of all securities covered by the Resale Registration Statement;

          (c)   use its best efforts to register and qualify the Registrable Securities covered by the Resale Registration Statement under such other securities or Blue Sky laws of such jurisdictions as reasonably requested by the Holders of Registrable Securities; provided that New Holdco will not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless New Holdco is already subject to service in such jurisdiction and except as may be required by the Securities Act;

          (d)   cause the Registrable Securities registered for resale to be listed on a national securities exchange or trading system and each securities exchange and trading system on which similar securities issued by AINC are then listed;

          (e)   provide a transfer agent and a registrar for all such Registrable Securities, in each case not later than the effective date of such registration;

          (f)    if requested by the Holders of a majority of the Registrable Securities, retain one or more nationally-recognized investment banking firms to act as underwriter for the offering, and enter into such customary agreements (including underwriting and lock-up agreements in customary form) and take all such customary actions as the Holders of a majority of the Registrable Securities or the managing underwriter of such offering request in order to expedite or facilitate the disposition of the all such Registrable Securities (including, without limitation, making appropriate officers of New Holdco available to participate in "road show" and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Securities)); and

          (g)   use its best efforts to furnish, on the date on which such Registrable Securities are sold to any underwriter: (i) an opinion, dated such date, of the counsel representing New Holdco for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any; and (ii) a "comfort letter" dated such date, from the independent certified public accountants of New Holdco, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

        Section 5.3    Delay Rights.    Notwithstanding anything to the contrary contained herein, New Holdco may, upon written notice to all Holders whose Registrable Securities are included in the Resale Registration Statement, suspend such Holder's use of any prospectus which is a part of the Resale Registration Statement (a "Blackout Period") (in which event the Holder shall discontinue sales of the Registrable Securities pursuant to the Resale Registration Statement) if New Holdco is contemplating or has experienced a material non-public event, the disclosure of which at such time, in the good faith judgment of New Holdco, would materially adversely affect New Holdco or, as to each Holder that is subject to the securities trading policies of New Holdco applicable to insiders of New Holdco, during any period in which insiders of New Holdco are not permitted to trade in securities of New Holdco under the securities trading policies of New Holdco applicable to insiders of New Holdco. Upon disclosure of such information or the termination of the condition or expiration of such period described above, New Holdco shall provide prompt notice to the Holders whose Registrable Securities are included in the Resale Registration Statement, and shall promptly terminate any suspension of sales it has put into effect. Any such Blackout Period will be no longer than 60 days in the aggregate in any 365-day period and New Holdco will not utilize this right more than once in any twelve -month period.

        Section 5.4    Cooperation by Holders.    New Holdco shall have no obligation to include in the Resale Registration Statement Registrable Securities of a Holder who has failed to timely furnish upon written request timely delivered to such Holder such information that New Holdco determines, after consultation with counsel, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

        Section 5.5    Expenses.    New Holdco will pay all reasonable expenses incurred pursuant to this Article V with respect to the registration of the Registrable Securities as determined in good faith; provided that New Holdco shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders' rights under this this Article V.

        Section 5.6    Termination of Purchaser's Rights.    A Holder's rights under this Agreement shall terminate upon the termination of the Effectiveness Period.

        Section 5.7    Certain Definitions.    For purposes of this Article V, the following capitalized terms have the definitions set forth below:

          (a)   "Converted Common Stock" means shares of New Holdco Common Stock issuable upon conversion of the Series B Preferred Stock.

          (b)   "Holder" means any "Covered Investor" as such term is defined in that certain Investor Rights Agreement, dated as of [    •    ], 2018, by and among New Holdco, Archie Bennett, Jr,. MJB Investments, LP and Mark A. Sharkey.

          (c)   "Registrable Securities" means: (i) the Series B Preferred Stock; (ii) any Converted Common Stock; and (iii) any shares of capital stock issued in respect of the Series B Preferred Stock or any Converted Common Stock in the event of any recapitalization, reclassification, merger, consolidation or similar transaction or event; provided that any such Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security becomes or has been declared effective by the SEC and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 under the Securities Act ("Rule 144") (or any similar provision then in force) under the Securities Act; (c) such Registrable Security is held by New Holdco or one of its subsidiaries or Affiliates (other than the Investors); or (d) such Registrable Security becomes eligible for resale in accordance with Rule 144 without volume or holding period limitations and, in the event New Holdco is not in compliance with the requirements of Rule 144(c) promulgated under the Securities Act, without the need for current public information.

ARTICLE VI

AMENDMENT AND TERMINATION

        Section 6.1    Amendment.    This Agreement may be amended or supplemented in any manner and from time to time prior to the Effective Time by a written instrument duly executed and delivered by all of the parties hereto.

        Section 6.2    Termination.    This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action taken by the Board of Directors of AINC or the sole stockholder of Merger Sub for any reason whatsoever, such termination to be effected by giving written notice to the other parties hereto. In the event of the termination and abandonment of this Agreement, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, managers, officers, stockholders, members or partners.

ARTICLE VII

MISCELLANEOUS

        Section 7.1    Descriptive Headings.    Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

        Section 7.2    Counterparts.    For the convenience of the parties, any number of counterparts of this Agreement may be executed by one or more parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

        Section 7.3    Successors and Assigns.    This Agreement may not be assigned by a party without the written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

        Section 7.4    Severability.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 7.5    Applicable Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland.

        Section 7.6    Third Party Beneficiaries.    Any Holder, even if not a party to this Agreement, shall be deemed an express third party beneficiary of the provisions contained in Article V hereof with full rights to enforce and access such obligations directly in their own respective name and on their own respective behalf.

(Remainder of the page intentionally left blank)

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

ASHFORD INC., a Maryland corporation
By:
Name:
Title:
ASHFORD MERGER SUB INC. a Maryland corporation
By:
Name:
Title:
ASHFORD HOLDING CORP. a Maryland corporation
By:
Name:
Title:
Solely for the purposes of Article V hereof:
Archie Bennett, Jr.
MJB INVESTMENTS, LP
By:	MJB Investments GP, LLC, its general partner
By:
	Name:	Monty J. Bennett
	Title:	Sole Member
Mark A. Sharkey

ANNEX F
FORM OF AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF ASHFORD HOLDING CORP.

 Annex F

AMENDED AND RESTATED ARTICLES OF INCORPORATION

(Effective as of                                    ).

        Ashford Holding Corp., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: The Corporation desires to amend and restate its Articles of Incorporation as currently in effect and as hereinafter amended.

        SECOND: The following provisions are all the provisions of the Charter currently in effect and as hereinafter amended:

ARTICLE I

FORMATION

        The Corporation is a corporation under the Maryland General Corporation Law ("MGCL").

ARTICLE II

NAME AND LIFE

        Section 2.1    Name.    The name of the Corporation is Ashford Holding Corp.

        Section 2.2    Life.    The Corporation shall have a perpetual existence.

ARTICLE III

PRINCIPAL OFFICE AND REGISTERED AGENT

        The address of the principal office of the Corporation within the State of Maryland, is c/o CSC—Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202. The Corporation may have such other offices and places of business within or outside the State of Maryland as the Board of Directors of the Corporation (the "Board") may from time to time determine. The name of the resident agent of the Corporation within the State of Maryland is CSC-Lawyers Incorporating Service Company, and the address of such agent is 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.

ARTICLE IV

PURPOSE

        The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the MGCL.

ARTICLE V

CAPITAL STOCK

        Section 5.1    Authorized Capital Stock.    The aggregate number of shares of capital stock which the Corporation shall have authority to issue is two hundred million (200,000,000) shares of capital stock ("Capital Stock"), consisting of (i) one hundred million (100,000,000) shares of common stock, par value one cent ($0.01) per share ("Common Stock"), (ii) fifty million (50,000,000) shares of blank check common stock, par value one cent ($0.01) per share ("Blank Check Common Stock") and (iii) fifty million (50,000,000) shares of preferred stock, par value one cent ($0.01) per share ("Preferred Stock"), of which two million (2,000,000) shares of Preferred Stock have been designated as "Series A Preferred

Stock," the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of which are set forth in Section 5.5 hereto. Forty-eight million (48,000,000) shares of Preferred Stock remain undesignated.

        Section 5.2    Common Stock.    The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

          (a)    Voting.    Except as otherwise expressly provided herein or required by Law or the relevant Preferred Stock Designation (as defined in Section 5.4(a)) of any series of Preferred Stock or the relevant Blank Check Common Stock Designation (as defined in Section 5.3(a) ) of any series of Blank Check Common Stock, each holder of record of shares of Common Stock shall have the exclusive right to vote for the election of directors and shall be entitled to vote on all other matters requiring stockholder action, each share being entitled to one vote.

          (b)    Dividends.    Subject to applicable Law and the preferential rights, if any, as to dividends of the holders of any shares of Preferred Stock at the time outstanding and to the rights, if any, as to dividends of any shares of Blank Check Common Stock at the time outstanding, the holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board, out of assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

          (c)    Liquidation.    In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), the holders of shares of Common Stock shall be entitled to receive, subject to the preferential rights as to distributions upon such Liquidation Event of each of the creditors of the Corporation and the holders of any shares of Preferred Stock at the time outstanding and to the rights of any shares of Blank Check Common Stock at the time outstanding, their ratable and proportionate share of the remaining assets of the Corporation. A Liquidation Event shall not be deemed to be occasioned by or to include any voluntary consolidation or merger of the Corporation with or into any other corporation or entity or other corporations or entities or a sale, lease, or conveyance of all or substantially all of the Corporation's assets.

          (d)    No Cumulative Voting Rights.    No holder of shares of Common Stock shall have cumulative voting rights.

          (e)    Other Rights.    No holder of shares of Common Stock shall be entitled to preference, conversion, exchange, sinking fund, redemption or preemptive rights.

        Section 5.3    Blank Check Common Stock.

          (a)   The Board is hereby expressly authorized to provide for the issuance of all or any shares of the Blank Check Common Stock in one or more series, by filing articles supplementary pursuant to Section 2-208 of the MGCL (hereinafter referred to as a "Blank Check Common Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix for each such series, such voting powers, full or limited, or no voting powers, and, such designations, preferences and relative, participating, optional or other special rights and such restrictions, limitations and qualifications thereof, as shall be authorized by the Board and stated in the applicable Blank Check Common Stock Designation, providing for the issuance of such series, including, without limitation, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, including without limitation a condition that relates to the performance of specified assets or a specified line or lines of business, and at such times, and payable in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of all or specified assets of, or a specified line of business of the Corporation; or

  (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such Blank Check Common Stock Designation.

          (b)   The rights, powers and privileges of the Blank Check Common Stock shall be subject to the express terms of any series of Preferred Stock. Except as required by a Blank Check Common Stock Designation or applicable Law, holders of Blank Check Common Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

        Section 5.4    Preferred Stock.

          (a)   The Board is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more series, by filing articles supplementary pursuant to Section 2-208 of the MGCL (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such restrictions, limitations and qualifications thereof, as shall be authorized by the Board and stated in the applicable Preferred Stock Designation, providing for the issuance of such series, including, without limitation, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such Preferred Stock Designation.

          (b)   The rights, powers and privileges of the Common Stock shall be subject to the express terms of any series of Preferred Stock. Except as required by a Preferred Stock Designation or applicable Law, holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

          (c)   Except as otherwise provided by a Preferred Stock Designation, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors.

        Section 5.5    Series A Preferred Stock.

          (a)    Designation and Amount.    The shares of this series shall be designated as Series A Preferred Stock (the "Series A Preferred Stock"), and the number of shares constituting the Series A Preferred Stock shall be two million (2,000,000). Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

          (b)    Dividends and Distributions.

              (i)  Subject to the rights of the holders of any shares of any class or series of Preferred Stock (or any other stock of the Corporation) ranking prior and superior to the shares of

    Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series A Preferred Stock in respect thereof, shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount (if any) per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 1,000 multiplied by the aggregate per share amount of all cash dividends, and 1,000 multiplied by the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise) declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

             (ii)  The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 5.5(b)(i) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

            (iii)  Dividends due pursuant to Section 5.5(b)(i) shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

          (c)    Voting Rights.    The holders of shares of Series A Preferred Stock shall have the following voting rights:

              (i)  Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

             (ii)  Except as otherwise provided in the Charter, including any other Articles Supplementary creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other Capital Stock having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

            (iii)  Except as set forth herein, or as otherwise required by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          (d)    Certain Restrictions.

              (i)  Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 5.5(b) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

              (A)  declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series A Preferred Stock;

              (B)  declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

              (C)  redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding-up) to the Series A Preferred Stock.

             (ii)  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 5.5(d), purchase or otherwise acquire such shares at such time and in such manner.

          (e)    Reacquired Shares.    Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall automatically and without further Board action become authorized but unissued shares of Preferred Stock that may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in the Charter, including any Articles Supplementary creating a series of Preferred Stock or any similar stock, or as otherwise required by law.

          (f)    Liquidation, Dissolution or Winding-Up.

              (i)  Upon any liquidation, dissolution or winding-up of the Corporation, voluntary or otherwise, no distribution shall be made to the holders of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series A Preferred Stock unless, prior thereto, the holders of Series A Preferred Stock shall have received an amount per share (the "Series A Liquidation Preference") equal to an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 multiplied by the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

             (ii)  If there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series A Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

            (iii)  Neither the merger or consolidation of the Corporation into or with another entity nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of this Section 5.5(f).

          (g)    Consolidation, Merger, Etc.    If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (h)    Amendment.    At any time that any shares of Series A Preferred Stock are outstanding, the Charter shall not be amended in any manner, including in a merger, consolidation or otherwise, which would alter, change or repeal the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting separately a single class.

          (i)    Rank.    The Series A Preferred Stock shall rank, with respect to the payment of dividends and upon liquidation, dissolution and winding-up, junior to all other series of Preferred Stock, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

        Section 5.6    Preemptive Rights.    Except as my be provided by the Board in setting the terms of any stock Preferred Stock or Blank Check Common Stock designated in accordance with this Article V or as may otherwise be provided by a contract approved by the Board, no holders of shares of Capital Stock shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of Capital Stock or any other security of the Corporation which it may issue or sell.

        Section 5.7    Approval of Extraordinary Actions.    Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater proportion of votes, any such action shall be effective and valid if declared advisable by a majority of the Board and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all of the votes entitled to be cast on the matter.

ARTICLE VI

BOARD OF DIRECTORS

        Section 6.1    Number.    The Board shall consist of not less than one or more than fifteen members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board.

        Section 6.2    Classes.    The directors of the Board shall not be divided into classes. The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve for a term of one year and until his successor shall be elected and shall qualify or until his earlier resignation or removal.

        Section 6.3    Removal.    Except as otherwise required by applicable Law and subject to any Preferred Stock Designation or any Blank Check Common Stock Designation, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then issued and outstanding shares of Capital Stock entitled to vote in the election of directors. The vacancy or vacancies in the Board caused by any such removal may be filled by the Board as provided in Section 6.5.

        Section 6.4    Term of Office.    A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

        Section 6.5    Vacancies and Newly Created Directorships.    Unless otherwise required by Law, and subject to any Preferred Stock Designation or any Blank Check Common Stock Designation, any vacancy on the Board that results from an increase in the number of directors may be filled by a majority of the Board then in office, provided that a quorum is present, and any other vacancy occurring on the Board may be filled by a majority of the Board then in office, even if less than a quorum, or by a sole remaining director. Any director elected by the Board to fill any vacancy shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

        Section 6.6    Voting.    At all meetings of the Board or of any committee thereof at which a quorum is present, except as otherwise provided for by Law, these Articles or the Bylaws of the Corporation (the "Bylaws"), any action required or permitted to be taken by the Board shall be approved by the affirmative vote of a majority of the directors then present; provided, however, that a majority of the disinterested directors shall be required to approve any transaction or agreement involving the Corporation, its wholly-owned subsidiaries or Ashford Hospitality Advisors LLC and a director or officer of the Corporation or an Affiliate of any director or officer of the Corporation or an entity in which a director or officer is a director or an officer or has a financial interest. The proviso in the preceding sentence, however, shall not apply to the fixing by the Board of reasonable compensation for a director.

        Section 6.7    Powers.    In addition to the powers and authority expressly conferred upon the directors herein or by applicable Law, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation which are not reserved to the stockholders pursuant to applicable Law, these Articles or the Bylaws.

        Section 6.8    Special Meetings of Stockholders.    Special meetings of the stockholders, for any purpose or purposes (i) may be called by the Chairman of the Board, the CEO and (ii) shall be called by the CEO or Secretary at the request in writing of a majority of the members of the Board or upon the written request of the holders of at least a majority of the voting power of the then issued and outstanding shares of Capital Stock, and may not be called by any other Person or Persons. Such request of the Board or the stockholders shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting shall be limited to the purpose or purposes stated in the notice.

        Section 6.9    Agreements.    The Board may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization (including, without limitation, any one or more Affiliates of the Corporation and the Corporation's directors) whereby, subject to the supervision and control of the Board, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization (including, without limitation, any one or more Affiliates of the Corporation and/the Corporation's directors) shall render or make available to the Corporation managerial, operational, investment, either or both advisory and related services, office space and other services and facilities (including, if deemed advisable by the Board, the management or supervision of the operations of the Corporation and its subsidiaries) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board, the compensation payable thereunder by the Corporation).

        Section 6.10    Personal Liability of Directors.    To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Section 6.10, nor the adoption or amendment of any other provision of these Articles or the Bylaws inconsistent with this Section 6.10 shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

        Section 6.11    No Written Ballot Required for Director Elections.    Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

 ARTICLE VII

INDEMNIFICATION

        The Corporation shall indemnify and hold harmless to the fullest extent authorized or permitted by Maryland Law, as now or hereafter in effect, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Such rights to indemnification and advancement of expenses (as provided for in this Article VII) shall continue as to a Covered Person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of such Covered Person's heirs, executors, and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any Covered Person (or such Covered Person's heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such Covered Person unless such proceeding (or part thereof) was authorized or consented to by the Board. In addition, the Corporation shall, to the fullest extent not prohibited by applicable Law, provide for the advancement of expenses (including attorneys' fees) incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of a written affirmation by the Covered Person of such Covered Person's good faith belief that the standard of conduct necessary for indemnification under this Article VII has been met and a written undertaking by or on behalf of the Covered Person requesting advancement to repay the amount advanced if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Corporation under this Article VII.

        The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VII to the Covered Persons.

        The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation (as it may be amended and restated from time to time), the Bylaws (as they may be amended and restated from time to time), any statute, agreement, vote of stockholders or disinterested directors or otherwise.

        The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

        Any repeal or modification of this Article VII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

 ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING

        Any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, is signed by the holders of all of the outstanding Capital Stock entitled to vote on the matter.

ARTICLE IX

MEETINGS OF STOCKHOLDERS

        Meetings of stockholders may be held within or without the State of Maryland, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the MGCL) outside the State of Maryland at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE X

BYLAWS

        Section 10.1  The Bylaws may establish procedures regulating the submission by stockholders of nominations, proposals and other business for consideration at meetings of stockholders of the Corporation.

        Section 10.2  The Bylaws of the Corporation may be altered, amended or repealed, and new bylaws adopted in the manner provided for in the Bylaws.

ARTICLE XI

MISCELLANEOUS

        Section 11.1    Definitions.    The following definitions are used herein:

        "Affiliate" means, with respect to a given Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as applied to any Person, means the possession, directly or indirectly, of Beneficial Ownership of, or the power to vote, ten percent (10%) or more of the securities having voting power for the election of directors (or other Persons acting in similar capacities) of such Person or the power otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Beneficial Ownership" means ownership of shares of Common Stock by a Person, whether the interest in the shares of Common Stock is held directly or indirectly (including by a nominee), and shall include (in addition to direct ownership and indirect ownership through a nominee or similar arrangement) interests that would be treated as owned through the application of Rules 13d-3 and 13d-5 under the Exchange Act. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Governmental Entity" means any national, state, provincial, municipal, local or foreign government, any court, arbitral tribunal, administrative agency or commission, or other governmental or regulatory authority, commission, or agency, or any non-governmental, self-regulatory authority, commission, or agency.

        "Law" means any statute, law, code, ordinance, rule, or regulation of any Governmental Entity.

        "Person" means an individual, corporation, partnership, estate, trust, association, private foundation, joint stock company, limited liability company, or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

        Section 11.2    Potential Business Opportunity.    If a director or officer of the Corporation who is also a director or officer of Ashford Hospitality Trust, Inc., Ashford Hospitality Prime, Inc. or their respective Affiliates or successors (such person, an "Overlap Person" and such entity, an "Other Entity") is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its subsidiaries, in which the Corporation or any of its subsidiaries could have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a "Potential Business Opportunity"):

            (i)  such director or officer will, to the fullest extent permitted by Law, have no duty or obligation to refrain from referring such Potential Business Opportunity to any Other Entity and, if such Overlap Person refers such Potential Business Opportunity to any Other Entity, such Overlap Person, to the fullest extent permitted by Law, shall have no duty or obligation to refer such Potential Business Opportunity to the Corporation or to any of its subsidiaries or to give any notice to the Corporation or to any of its subsidiaries regarding such Potential Business Opportunity (or any matter related thereto);

           (ii)  if such Overlap Person refers such Potential Business Opportunity to any Other Entity, such Overlap Person, to the fullest extent permitted by Law, will not be liable to the Corporation or to any of its subsidiaries, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Corporation, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to the Corporation regarding such Potential Business Opportunity or any matter relating thereto;

          (iii)  any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to such entity by an Overlap Person; and

          (iv)  if a director or officer who is an Overlap Person refers a Potential Business Opportunity to any Other Entity, then, as between the Corporation and/or its subsidiaries, on the one hand, and such Other Entity, on the other hand, the Corporation and its subsidiaries, to the fullest extent permitted by Law, shall be deemed to have renounced any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such Overlap Person having been presented or offered, or otherwise acquiring knowledge of such Potential Business Opportunity; unless in each case referred to in clauses (i), (ii), (iii) or (iv) above, the opportunity was offered to such Overlap Person exclusively in his or her capacity as a director or officer of the Corporation (an opportunity meeting all of such conditions, a "Restricted Potential Business Opportunity"). To the fullest extent permitted by Law, the Corporation shall be deemed to have renounced any interest or expectancy in any Potential Business Opportunity that is not a Restricted Potential Business Opportunity. In the event that the Board declines to pursue a Potential Business Opportunity, the Overlap Persons are free to refer such Potential Business Opportunity to any Other Entity.

        Section 11.3    Ambiguity.    For the avoidance of doubt and in furtherance of the foregoing, nothing contained in this Article XI amends or modifies, or will amend or modify, in any respect, any written contractual arrangement between Ashford Inc. or any of its Affiliates and each of Ashford Hospitality Trust, Inc., Ashford Hospitality Prime, Inc. and any of their respective Affiliates.

        Section 11.4    Application of Provision.    This Article XI shall apply as set forth above except as otherwise provided by Law. It is the intention of this Article XI to take full advantage of statutory amendments, the effect of which may be to specifically authorize or approve provisions such as this

Article XI. No alteration, amendment, termination, expiration or repeal of this Article XI nor the adoption of any provision of these Articles inconsistent with this Article XI shall eliminate, reduce, apply to or have any effect on the protections afforded hereby to any director, officer, employee or stockholder of Ashford Hospitality Trust, Inc., Ashford Hospitality Prime, Inc. or any of their respective Affiliates for or with respect to any investments, activities or opportunities of which such director, officer, employee or stockholder becomes aware prior to such alteration, amendment, termination, expiration, repeal or adoption, or any matters occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

        Section 11.5    Deemed Notice.    Any Person purchasing or otherwise acquiring any interest in any shares of the Capital Stock shall be deemed to have notice of and to have consented to the provisions of this Article XI.

        Section 11.6    Severability.    If this Article XI or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, this Article XI shall be deemed to be modified to the minimum extent necessary to avoid a violation of Law and, as so modified, this Article XI and the remaining provisions hereof shall remain valid and enforceable in accordance with their terms to the fullest extent permitted by Law.

        Neither the alteration, amendment or repeal of this Article XI nor the adoption of any provision of these Articles inconsistent with this Article XI shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, repeal or adoption. Following the expiration of this Article XI, any contract, agreement, arrangement or transaction involving a Potential Business Opportunity shall not by reason thereof result in any breach of any duty or standard of conduct of any director or officer of the Corporation or derivation of any improper benefit or personal economic gain, but shall be governed by the other provisions of these Articles, the Bylaws, the MGCL and other applicable Law.

ARTICLE XII

AMENDMENTS AND REPEAL

        The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these Articles, including any amendment, alteration, change or repeal which alters the contract rights, as expressly set forth in the charter of the Corporation, and substantially and adversely affects the stockholders' rights, and other provisions authorized by the laws of the State of Maryland at the time in force may be added or inserted in the manner now or hereafter prescribed in these Articles, the Bylaws or the MGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other Person by and pursuant to these Articles in its present form or as hereafter amended are granted subject to such reservation.

ARTICLE XIII

FORUM

        Unless the Corporation consents in writing to the selection of an alternative forum and to the fullest extent permitted by law, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction because the action asserts a federal claim, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought in the right of the Corporation, (ii) any action asserting a claim of breach of a duty owed by any director, officer or employee of the Corporation to the Corporation or the

Corporation's stockholders or any breach of a standard of conduct of directors, (iii) any action asserting a claim against the Corporation, or any director, officer, employee or agent of the Corporation, arising pursuant to any provision of the MGCL, these Articles or the Bylaws or (iv) any other action asserting a claim against the Corporation, or any director, officer, employee or agent of the Corporation, governed by the internal affairs doctrine. Any Person or entity purchasing or otherwise acquiring or holding any interest in shares of Capital Stock shall be deemed to have notice of and consented to the provisions of this ARTICLE XIII. In the event that any action or proceeding described in the preceding sentence is pending in the Circuit Court for Baltimore City, Maryland, any stockholder that is party to such action, proceeding or claim shall cooperate in seeking to have the action or proceeding assigned to the Business & Technology Case Management Program of that court.

        THIRD: The foregoing amendment and restatement of the Articles was duly advised by the Board, and approved by the stockholders of the Corporation as required by law. The stockholders approved these Articles of Amendment and Restatement by the unanimous written consent of the stockholders.

        IN WITNESS WHEREOF, on this         day of                , 2018, the Corporation has caused these Articles of Amendment and Restatement to be executed and acknowledged in its name and on its behalf by its                                           and attested to by its                ; and the                                           acknowledges that these Articles of Amendment and Restatement are the act of the Corporation, and the                                           further acknowledges that, as to all matters or facts set forth herein that are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

By:
Name:
Title:

ATTEST:

By:
Name:
Title:

[Signature Page to Amended and Restated Articles of Incorporation]

ANNEX G
FORM OF AMENDED AND RESTATED BYLAWS OF ASHFORD HOLDING CORP.

 Annex G

ASHFORD HOLDING CORP.

AMENDED AND RESTATED BYLAWS

Effective as of                        , 2018

ARTICLE I

STOCKHOLDERS

        Section 1.    Place.    All meetings of stockholders shall be held at the principal executive office of Ashford Holding Corp. (the "Corporation") or at such other place as shall be set by the Corporation's Board of Directors (the "Board") in accordance with these Bylaws and stated in the notice of the meeting.

        Section 2.    Annual Meeting.    An annual meeting of stockholders for the election of directors and the transaction of any other proper business shall be held on the date and at the time set by the Board.

        Section 3.    Special Meetings.    Special meetings of the stockholders, for any purpose or purposes (i) may be called by the Chairman of the Board or the CEO and (ii) shall be called by the CEO or Secretary at the request in writing of a majority of the members of the Board or upon the written request of the holders of at least a majority of the voting power of the then issued and outstanding shares of capital stock of the Corporation, and may not be called by any other Person or Persons. Such request of the Board or the stockholders shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting shall be limited to the purpose or purposes stated in the notice.

        Section 4.    Notice.    Notice of all meetings of stockholders stating the hour, date and place of such annual meetings and, to the extent required by the General Corporation Law of the State of Maryland (the "MGCL"), the purpose for which the meeting has been called shall be given by the Secretary or an Assistant Secretary (or other person authorized by these Bylaws or by law) not less than 10 days nor more than 90 days before the meeting, unless any provisions of the MGCL prescribe a different period of notice, to each stockholder entitled to vote at such meeting and to each stockholder who, under the Corporation's Articles of Incorporation, as amended or restated from time to time (the "Charter") or under these Bylaws, is entitled to such notice, by delivering such notice, by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation's stock transfer books, by electronic transmission or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder's address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by a form of electronic transmission consented to by the stockholders and directed to the address or number of the stockholder at which the stockholder consented to receive such electronic transmission. The Corporation may give a single notice to all stockholders who share an address if consented to by the stockholders at that address to whom such notice is given.

        The Board may postpone, reschedule or cancel a meeting of stockholders previously scheduled.

        Section 5.    Organization and Conduct.    Every meeting of stockholders shall be conducted by the Chairman of the Board or, in the case of a vacancy in the office or absence of the Chairman of the Board, by one of the following officers present at the meeting in the following order: the Vice Chairman of the Board, if there is one, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Strategy Officer, the Executive Vice President of Asset Management, the Vice Presidents in their order of rank and seniority, the Secretary, or, in the absence of such officers, a chairman chosen by a majority of the members of the Board in attendance at the meeting or if none, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy at the meeting. The Secretary, or, in the Secretary's absence, an Assistant Secretary, or, in the absence of both the Secretary and Assistant Secretaries, an individual appointed by the Board or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary of the meeting. In the event that the Secretary presides at a meeting of stockholders, an Assistant Secretary, or, in the absence of all Assistant Secretaries, an individual appointed by the Board or the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) convening a meeting or (for any or no reason) recessing or adjourning the meeting to a later date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security. The chairman of the meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such chairman should so determine, such chairman shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

        Section 6.    Quorum.    Except as otherwise provided by law, the Charter or these Bylaws, at each meeting of stockholders, the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at such meeting shall constitute a quorum. If such quorum is not established at any meeting of the stockholders, the chairman of the meeting or the stockholders so present by a majority of voting power thereof may adjourn the meeting until a quorum shall attend. A meeting of stockholders convened on the date for which it was called may be adjourned from time to time without further notice to a date not more than 120 days after the original record date. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting.

        The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

        Section 7.    Voting.    A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Cumulative voting is not permitted. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by the

Charter, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities. Except as otherwise provided by law, abstentions and broker non-votes shall not be counted as votes cast for purposes of determining the outcome of any vote. Unless otherwise provided by statute or by the Charter, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power on the matter in question. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.

        Section 8.    Proxies.    A holder of record of shares of stock of the Corporation may cast votes in person or by proxy executed by the stockholder or by the stockholder's duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the Secretary before or at the meeting. No proxy shall be valid more than 11 months after its date unless a longer period is otherwise provided in the proxy.

        Section 9.    Voting of Stock by Certain Holders.    Stock of the Corporation registered in the name of a corporation, partnership, trust, limited liability company or other entity, if entitled to be voted, may be voted by the president or a vice president, general partner, trustee or managing member thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any director or fiduciary may vote stock registered in the name of such person in the capacity of such director or fiduciary, either in person or by proxy.

        Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted for purposes of determining the presence of a quorum, unless such shares are held by the Corporation in a fiduciary capacity, in which case they may be voted and shall be counted in determining the presence of a quorum.

        Section 10.    Inspectors.    The Corporation shall appoint, before any meeting of stockholders, one or more inspectors to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace an inspector who fails to act. In the event that no inspector so appointed or designated is able to act at the meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity of proxies and ballots, (iii) tabulate all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors' count of all votes and ballots. Such certificate and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

        Section 11.    Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals.

          (a)    Annual Meetings of Stockholders.

            (1)   Nominations of individuals for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation's notice of meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who: (a) has beneficially owned at least 1% of the outstanding shares of common stock of the Corporation (the "Required Shares") continuously for at least one year both at the time of giving of notice by the stockholder as provided for in this Section 11(a) and through and including the time of the annual meeting (including any adjournment or postponement thereof) (b) who is a stockholder of record of the Corporation both at the time of giving notice as provided for in this Section 11(a) and as of the time of the annual meeting (including any adjournment or postponement thereof), and (c) is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with this Section 11(a).

            (2)   For any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 11, the stockholder must have given timely notice thereof in writing to the Secretary and any such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder's notice shall set forth all information required under this Section 11 and shall be delivered to the Secretary at the principal executive office of the Corporation not earlier than the 120th day nor later than 5:00 p.m., Eastern Time, on the 90th day prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article I) for the preceding year's annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. The postponement or adjournment of an annual meeting, or the public announcement thereof, shall not commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

            (3)   Such stockholder's notice shall set forth:

                (i)  as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a "Proposed Nominee"), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

               (ii)  as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the text of the proposal or business, the stockholder's reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom;

              (iii)  as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person:

                (A)  the class, series and number of all shares of stock or other securities of the Corporation or any affiliate thereof (collectively, the "Company Securities"), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person and a representation that such stockholder intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting (including any adjournment or postponement thereof) to which the notice relates,

                (B)  the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person,

                (C)  whether and the extent to which such stockholder, Proposed Nominee or Stockholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (I) manage risk or benefit from changes in the price of Company Securities for such stockholder, Proposed Nominee or Stockholder Associated Person or (II) increase or decrease the voting power of such stockholder, Proposed Nominee or Stockholder Associated Person in the Corporation or any affiliate thereof disproportionately to such person's economic interest in the Company Securities, and

                (D)  any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

              (iv)  as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this paragraph (3) of this Section 11(a) and any Proposed Nominee:

                (A)  the name and address of such stockholder of record, as they appear on the Corporation's stock ledger, and the name and address of each such Stockholder Associated Person and any Proposed Nominee and

                (B)  the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person;

               (v)  the name and address of any person who contacted or was contacted by the stockholder giving the notice or any Stockholder Associated Person about the Proposed Nominee or other business proposal prior to the date of such stockholder's notice;

              (vi)  a representation whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination;

             (vii)  a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

            (viii)  any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; and

              (ix)  to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder's notice.

            (4)   Such stockholder's notice shall, with respect to any Proposed Nominee, be accompanied by a certificate executed by the Proposed Nominee (i) (a) certifying that such Proposed Nominee is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation and (b) consenting to be named in the proxy statement as a nominee and serving as a director of the Corporation if elected; and (ii) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request, to the stockholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder, or would be required pursuant to the rules of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded). The foregoing notice requirements of this Section 11 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder's proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

            (5)   Notwithstanding anything in this subsection (a) of this Section 11 to the contrary, in the event that the number of directors to be elected to the Board at the annual meeting is increased after the time period for which nominations would otherwise by due under paragraph (a)(2) of this Section 11, and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 130 days prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article I) for the preceding year's annual meeting, a stockholder's notice required by this Section 11(a) shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such public announcement is first made by the Corporation.

            (6)   For purposes of this Section 11, "Stockholder Associated Person" of any stockholder shall mean (i) any person acting in concert with such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

          (b)    Special Meetings of Stockholders.    Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of individuals for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting only (i) by or at the direction of the Board or any committee thereof or (ii) provided that the special meeting has been called in accordance with Section 3 of this Article I for the purpose of electing directors, by any stockholder of the Corporation who is a stockholder of record both at the time of giving of notice provided for in this Section 11 and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board, any such stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation's notice of meeting, if the stockholder's notice, containing the information required by paragraphs (a)(3) and (4) of this Section 11, is delivered to the Secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made by the Corporation of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

          (c)    General.

            (1)   If information submitted pursuant to this Section 11 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 11. Any stockholder proposing a nominee for election as a director or any proposal of other business at a meeting of stockholders shall notify the Corporation of any inaccuracy or change in such stockholder's notice (within two Business Days (as defined below) of becoming aware of such inaccuracy or change). Upon written request by the Secretary or the Board, any such stockholder shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 11, and (B) a written update of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 11 as of an earlier date. If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 11. For purposes of these Bylaws, "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

            (2)   Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such individuals who are nominated in accordance with this Section 11 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 11. Except as otherwise required by law, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11 (including whether the stockholder or any Stockholder Associated Person solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder's nominee or proposal in compliance with such stockholder's representation as required by clause (a)(3)(vi) of this Section 11) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 11, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 11, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 11, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

            (3)   For purposes of this Section 11, "the date of the proxy statement" shall have the same meaning as "the date of the company's proxy statement released to shareholders" as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission from time to time. "Public announcement" shall mean disclosure (A) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (B) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

            (4)   Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 11. Nothing in this Section 11 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, or the right of the Corporation to omit a proposal from, the Corporation's proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 11 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person under Section 14(a) of the Exchange Act.

ARTICLE II

DIRECTORS

        Section 1.    Powers.    All of the powers of the Corporation shall be exercised by or under the direction of the Board except as otherwise provided by the Charter or required by law.

        Section 2.    Terms.    The terms of the members of the Board shall be as set forth in Article VI of the Charter.

        Section 3.    Director Independence.

          (a)    Independence.    The Board shall nominate candidates for election or re-election to the Board (or recommend the election or re-election of such candidates as nominated by others) such that, and shall take such other corporate actions as may be reasonably required to provide that, to the best knowledge of the Board, if such candidates are elected by the stockholders, at least a majority of the members of the Board shall be Independent Directors (as defined below). The Board shall only elect any person to fill a vacancy on the Board if, to the best knowledge of the Board, after such person's election at least a majority of the members of the Board shall be Independent Directors. The foregoing provisions of this paragraph shall not cause a director who, upon commencing such director's service as a member of the Board was determined by the Board to be an Independent Director but did not in fact qualify as such, or who by reason of any change in circumstances ceases to qualify as an Independent Director, from serving the remainder of the term as a director for which such director was selected. Notwithstanding the foregoing provisions of this paragraph and unless otherwise provided by law, no action of the Board shall be invalid by reason of the failure at any time of a majority of the members of the Board to be Independent Directors.

          (b)    Independent Director.    The term "Independent Director" means a director who (i) qualifies as an "independent director" within the meaning of the corporate governance listing standards from time to time adopted by the NYSE American LLC (or, if at any time the Corporation's common stock is not listed on the NYSE American LLC and is listed on a securities exchange other than the NYSE American LLC, the applicable corporate governance listing standards of such other securities exchange) with respect to the composition of the board of directors of a listed company (without regard to any independence criteria applicable under such standards only to the members of a committee of the board of directors) and (ii) also satisfies the minimum requirements of director independence of Rule 10A-3(b)(1) under the Exchange Act (as from time to time in effect), whether or not such director is a member of the Audit Committee of the Board.

        Section 4.    Qualification.    No Director need be a stockholder of the Corporation. Unless waived by the Board, no individual may serve as a director of the Corporation if he or she has reached the age of 70 years at the time of election. Upon attaining the age of 70, a director shall tender a letter of resignation from the Board, effective upon the expiration of the calendar year in which such director attains the age of 70. Such director shall also tender a letter of resignation effective upon the expiration of each term served by the director after attaining the age of 70. Additionally, upon any change in employment of a director or a change in the duties of such director in connection with his or her employment, such director shall tender a letter of resignation effective upon the expiration of the calendar year in which such change occurs. Any such resignation shall be contingent upon acceptance by the Board, and the Board shall determine whether, in light of all the circumstances, it should accept such resignation.

        Section 5.    Vacancies.    Any vacancy occurring on the Board, including any vacancy created by reason of an increase in the number of directors, shall be filled in the manner provided in Article VI, Section 6.5 of the Charter.

        Section 6.    Resignation.    Any Director may resign at any time by giving notice to the Board. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

        Section 7.    Regular Meetings.    The regular annual meeting of the Board shall be held, without other notice than this Bylaw, on the same date and at the same place as the annual meeting of stockholders following the close of such meeting of stockholders. Other regular meetings of the Board may be held at such hour, date and place as the Board may by resolution from time to time determine without other notice than such resolution.

        Section 8.    Executive Sessions.    To ensure free and open discussion and communication among the non-management directors, the non-management directors shall meet in executive session at least twice a year with no members of management present.

        Section 9.    Special Meetings.    Special meetings of the Board may be called by a majority of the members of the Board, the Chairman of the Board, if one is elected, the Lead Director, if one is elected, or the Chief Executive Officer. The person calling any such special meeting of the Board may fix the hour, date and place thereof.

        Section 10.    Notice of Meetings.    Notice of the hour, date and place of all special meetings of the Board shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairman of the Board, if one is elected, or the Chief Executive Officer or such other officer designated by the Chairman of the Board, if one is elected, or the Chief Executive Officer. Notice of any special meeting of the Board shall be given to each director in person or by telephone, electronic mail, facsimile transmission or by telegram sent to his or her business or home address at least 24 hours in advance of the meeting, or by written notice mailed to his or her business or home address at least 48 hours in advance of the meeting. Such notice shall be deemed to be delivered when hand delivered to such address, when read to such Director by telephone, when deposited in the mail so addressed with postage thereon prepaid, upon transmission of the message by electronic mail, upon completion of transmission of a facsimile message and receipt of a completed answer back indicating receipt or when delivered to the telegraph company if sent by telegram.

        A waiver of notice executed before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to an effective notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting solely for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened and does not further participate in the meeting. Except as otherwise required by law, by the Charter or by these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the Board need be specified in the notice or waiver of notice of such meeting.

        Section 11.    Quorum.    At any meeting of the Board, a majority of the directors then in office shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present.

        Section 12.    Action at Meeting.    At any meeting of the Board at which a quorum is present and subject to Section 6.6 of Article VI of the Charter, a majority of the directors present may take any action on behalf of the Board, unless otherwise required by law, by the Charter or these Bylaws.

        Section 13.    Action by Consent.    Any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, is signed by the holders of all of the outstanding stock entitled to vote on the matter.

        Section 14.    Manner of Participation.    Members of the Board or of any committee designated by the Board pursuant to Section 15 of this Article II may participate in meetings thereof by means of telephone conference or similar communications equipment by means of which all directors participating in the meeting can hear each other at the same time, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these Bylaws.

        Section 15.    Committees.    The Board may designate one or more committees, including an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee, to consist of one or more of the members of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Except as the Board may otherwise determine or as required by law, by the Charter or by these Bylaws, any such committee may make rules for conduct of its business, but unless otherwise provided by the Board or in such rules, its business shall be conducted so far as possible in the same manner as is provided by the Charter and by these Bylaws for the Board. Any committee to which the Board delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board.

        Section 16.    Compensation of Directors.    Directors shall receive compensation for their service as a director as shall be determined by a majority of the members of the Board, provided that directors who are serving the Corporation as officers or employees and who receive compensation for their services as such ("Employee Directors") shall not receive any salary or other compensation for their services as directors of the Corporation; provided, however, that such Employee Directors may be paid their reasonable expenses incurred as a director.

ARTICLE III

OFFICERS

        Section 1.    Enumeration.    The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Secretary and a Treasurer and such other officers, including without limitation a Chairman of the Board, a Chief Operating Officer, a General Counsel, a Chief Financial Officer, a Chief Accounting Officer, one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board may determine.

        Section 2.    Election and Appointment.    At the regular annual meeting of the Board following the annual meeting of stockholders, the Board shall elect the Chief Executive Officer, the President, the Treasurer and the Secretary. Other officers may be appointed by the Board at such regular annual meeting of the Board or at any other regular or special meeting of the Board, or such other officers may be appointed by the Chief Executive Officer.

        Section 3.    Qualification.    No officer need be a stockholder or a director of the Corporation. Any person may occupy more than one office of the Corporation at any time except the offices of President and Vice President. Any officer may be required by the Board to give bond for the faithful performance of his or her duties in such amount and with such sureties as the Board may determine.

        Section 4.    Tenure.    Except as otherwise provided by the Charter or by these Bylaws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board following the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Election or appointment of an officer shall not of itself create contract rights. The Board may, however, authorize the Corporation to enter into an employment contract with any officer in accordance with law, but no such contract right shall prohibit the right of the Board to remove any officer at any time in accordance with Section 6 of this Article III.

        Section 5.    Resignation.    Any officer may resign at any time by delivering his or her written resignation to the Corporation addressed to the Chief Executive Officer or the Secretary, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

        Section 6.    Removal.    The Board may remove any officer with or without cause at any time.

        Section 7.    Absence or Disability.    In the event of the absence or disability of any officer, the Board may designate another officer to act temporarily in place of such absent or disabled officer.

        Section 8.    Vacancies.    Any vacancy in any office may be filled for the unexpired portion of the term by the Board.

        Section 9.    Chief Executive Officer.    The President may be the Chief Executive Officer or the Board may elect another person to be the Chief Executive Officer. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside, when present, at all meetings of the Board. The Chief Executive Officer shall, subject to the direction of the Board, have general supervision and control of the Corporation's business.

        Section 10.    Chairman of the Board.    The Chairman of the Board shall preside at all meetings of the Board and at all meetings of stockholders. The Chairman of the Board shall have such other powers and shall perform such other duties as the Board may from time to time designate.

        Section 11.    President.    If the President is not the Chief Executive Officer, he or she shall have such powers and perform such duties as the Board or the Chief Executive Officer may from time to time designate.

        Section 12.    Chief Operating Officer, General Counsel, Chief Financial Officer and Chief Accounting Officer.    Any Chief Operating Officer, General Counsel, Chief Financial Officer or Chief Accounting Officer shall have such powers and shall perform such duties as the Board or the Chief Executive Officer may from time to time designate.

        Section 13.    Vice Presidents and Assistant Vice Presidents.    Any Vice President (including any Executive Vice President or Senior Vice President) and Assistant Vice President shall have such powers and shall perform such duties as the Board or the Chief Executive Officer may from time to time designate.

        Section 14.    Treasurer and Assistant Treasurers.    The Chief Financial Officer shall be the Treasurer, unless the Board shall elect another officer to be the Treasurer. The Treasurer shall, subject to the direction of the Board and except as the Board or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. He or she shall have custody of all funds, securities and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board or the Chief Executive Officer. In the absence of a Chief Financial Officer, the Treasurer shall be the Chief Financial Officer of the Corporation and whenever the signature of the Chief Financial Officer is required on any document or instrument, by the laws of the United States or any state, or elsewhere in the Bylaws, to the extent permitted by law, the Treasurer shall have authority to affix his or her signature in such capacity.

        The Chief Accounting Officer shall be an Assistant Treasurer of the Corporation and whenever the signature of an Assistant Treasurer is required on any document or instrument, by the laws of the United States or any state, or elsewhere in these Bylaws, to the extent permitted by law, the Chief Accounting Officer shall have authority to affix his or her signature in such capacity. Any Treasurer or Assistant Treasurer shall have such powers and perform such duties as the Board or the Chief Executive Officer may from time to time designate.

        Section 15.    Secretary and Assistant Secretaries.    The Secretary shall record all the proceedings of the meetings of the stockholders and the Board (including committees of the Board) in books kept for that purpose. In the absence of the Secretary from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary, shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by the signature of the Secretary or an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform the duties and responsibilities of the Secretary.

        Any Assistant Secretary shall have such powers and perform such duties as the Board or the Chief Executive Officer may from time to time designate.

        Section 16.    Other Powers and Duties.    Subject to these Bylaws and to such limitations as the Board may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board or the Chief Executive Officer.

ARTICLE IV

STOCK

        Section 1.    Certificates of Stock.    The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by certificate until such certificate is surrendered to the Corporation. Each holder of stock represented by certificates shall be entitled to a certificate of the stock of the Corporation in such form as may from time to time be prescribed by the Board. Such certificate shall bear the seal of the Corporation, if one has been adopted, and shall be signed by or in the name of the Corporation by the Chairman of the Board or the Vice Chairman of the Board, or the President or a Vice President, and countersigned by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. Any and all signatures on the certificate may be a facsimile, including those of any transfer agent or registrar. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law.

        Section 2.    Transfers.    Subject to any restrictions on transfer and unless otherwise provided by the Board, shares of stock may be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require.

        Section 3.    Dividends.    Dividends upon the capital stock of the Corporation, subject to the requirements of the MGCL and the provisions of the Charter, if any, may be declared by the Board at any regular or special meeting of the Board (or any action by written consent in lieu thereof in accordance with Section 13 of Article II hereof), and may be paid in cash, in property, or in shares of the Corporation's capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board may modify or abolish any such reserve.

        Section 4.    Record Holders.    Except as may otherwise be required by law, by the Charter or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of applicable law and these Bylaws.

        It shall be the duty of each stockholder to notify the Corporation or its transfer agent of his or her post office address and any changes thereto.

        Section 5.    Record Date.    In order that the Corporation may determine the stockholders entitled to receive notice of or to vote at any meeting of stockholders or any adjournments thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which shall not be more than 90 days nor less than 10 days before the date of such meeting, nor more than 90 days prior to any other action. In such case, only stockholders of record on such record date shall be so entitled, notwithstanding any transfer of stock on the stock transfer books of the Corporation after the record date.

        If no record date is fixed:

          (a)   the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders is the later of (i) the close of business on the day on which notice of the meeting is mailed, or (ii) the thirtieth day before the meeting; and

          (b)   the record date for determining stockholders entitled to receive payment of a dividend or an allotment of any rights is the close of business on the day on which the resolution of the Board declaring the dividend or allotment of rights is adopted, but the payment or allotment may not be made more than 60 days after the date on which the resolution is adopted.

        Section 6.    Replacement of Certificates.    The Corporation may issue a new certificate of stock in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner's legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any certificate or the issuance of such new certificate.

        Section 7.    Transfer Agents and Registrars.    The Corporation may serve as the transfer agent and registrar of the shares of stock of the Corporation, or the Board may, in its discretion, appoint one or more responsible bank, trust company or other entity as the Board may deem advisable, from time to time, to act as transfer agent and registrar of shares of stock.

        Section 8.    Stockholders' Addresses.    Every stockholder or transferee shall furnish the Secretary or a transfer agent with the address to which notice of meetings and all other notices may be served upon or mailed to such stockholder or transferee.

        Section 9.    Repurchase of Shares of Stock.    Subject to the requirements of applicable law, the Corporation may purchase shares of its own stock and invest its assets in its own shares of stock, provided that in each case the consent of the Board shall have been obtained.

ARTICLE V

INDEMNIFICATION

        Section 1.    Right to Indemnification.    The Corporation shall, to the maximum extent permitted by the MGCL in effect from time to time, indemnify, and, without a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding (upon receipt by the Corporation of an affirmation by the person of the person's good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met and an undertaking by or on behalf of the person requesting advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation) to (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and, in each case, shall indemnify such person from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of the Corporation or director, officer, partner or trustee of such other entity (each, an "Indemnitee"). The Corporation shall, to the maximum extent permitted by the MGCL in effect from time to time, provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described above (any such person shall also be deemed to be an "Indemnitee").

        Section 2.    Indemnification of Employees and Agents of the Corporation.    With the approval of the Board, the Corporation shall, to the maximum extent permitted by the MGCL in effect from time to time, and to such further extent as it shall deem appropriate under the circumstances, provide such indemnification and advancement of expenses as described in Section 1 above, to any employee or agent of the Corporation or a predecessor of the Corporation (each such person shall also be deemed to be an "Indemnitee").

        Section 3.    Right of Indemnitee to Bring Suit.    If a claim under this Article V is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the Indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In any suit brought by an Indemnitee who is a present or former director to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses), it shall be a defense that such Indemnitee has not met the applicable standard of conduct set forth in the MGCL. In addition, in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Indemnitee who is a present or former director has not met the applicable standard of conduct set forth in the MGCL. Neither the failure of the Corporation (including its Board, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.

        Section 4.    Non-Exclusivity of Rights.    The rights to indemnification and to advancement of expenses conferred in this Article V shall not be exclusive of any other right that any person may have or hereafter acquire under these Bylaws, the Charter or any statute, agreement, vote of stockholders or disinterested directors or otherwise.

        Section 5.    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or any director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MGCL.

ARTICLE VI

MISCELLANEOUS PROVISIONS

        Section 1.    Fiscal Year.    The fiscal year of the Corporation shall end on December 31 of each year or on such other date as may be fixed by the Board.

        Section 2.    Seal.    The seal of the Corporation shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the year of its organization. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced.

        Section 3.    Execution of Instruments.    All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without action by the Board may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the Chief Executive Officer, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board may authorize.

        Section 4.    Voting of Securities.    Unless the Board otherwise provides by resolution, the Chairman of the Board, if one is elected, the Chief Executive Officer, the President or the Treasurer may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4 of Article VI which may be delegated to an attorney or agent may also be exercised directly by the Chairman of the Board, the Chief Executive Officer, the President or the Treasurer.

        Section 5.    Registered Agent.    The Corporation shall have and maintain a registered agent in the State of Maryland upon whom legal process may be served in any action or proceeding against the Corporation.

        Section 6.    Corporate Records.    The original or attested copies of the Charter, Bylaws and records of all meetings of the incorporators, stockholders and the Board and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Maryland and shall be kept at the principal office of the Corporation, at the office of its counsel or at an office of its transfer agent.

        Section 7.    Amendments.    These Bylaws may be altered, amended or repealed, and new bylaws adopted, by (a) the vote of a majority of the entire Board, or (b) the vote of a majority of the voting power of the outstanding capital stock of the Corporation.

        Section 8.    Offices.    The registered office of the Corporation within the State of Maryland shall be located at such place as the Board may designate. The Corporation may have additional offices, including a principal executive office, at such place or places both within and without the State of Maryland as the Board may from time to time determine or the business of the Corporation may require.

        Section 9.    Control Share Acquisitions.    Tile 3, Subtitle 7 of the MGCL shall not apply to any control share acquisitions, as defined in Subtitle 7, by (i) Archie Bennett, (ii) Monty J. Bennett, (iii) any present or future affiliate or associate of Archie Bennett or Monty J. Bennett, (iv) Ashford Hospitality Trust, Inc., (v) Ashford Hospitably Prime, Inc., or (vi) any other entity that is advised by the Corporation or its controlled affiliates through an advisory agreement.